As filed with the Securities and Exchange Commission on April 29, 2025.
Registration No. 333-276163

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASPEN INSURANCE HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Bermuda	6331	98-0501000
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
141 Front Street
Hamilton, HM19
Bermuda
Telephone: (441) 295-8201
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
Telephone: (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

Copies to:

Samir A. Gandhi Robert A. Ryan Adam M. Gross Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300	Sarah Demerling Natalie Neto Rachel Nightingale Walkers (Bermuda) Limited Park Place 55 Par La Ville Road, Third Floor Hamilton HM11 Bermuda (441) 242-1500	Marc D. Jaffe Erika L. Weinberg Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated April 29, 2025
Preliminary Prospectus
11,000,000 Class A Ordinary Shares
Aspen Insurance Holdings Limited
This is the initial public offering of the Class A ordinary shares, par value $0.001 per share, of Aspen Insurance Holdings Limited (the “ordinary shares”). The selling shareholders identified in this prospectus are offering 11,000,000 ordinary shares. We are not selling any ordinary shares under this prospectus and we will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.
Immediately prior to this offering, there has been no public market for our ordinary shares. It is currently estimated that the initial public offering price will be between $29.00 and $31.00 per ordinary share. Our ordinary shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the “NYSE”) under the symbol “AHL.”
Following the completion of this offering, we will continue to have one class of authorized and issued ordinary shares and one class of authorized and issued preference shares, consisting of three series, which are our 5.625% Perpetual Non-Cumulative Preference Shares (“AHL PRD Shares”), our 5.625% Perpetual Non-Cumulative Preference Shares (“AHL PRE Shares”) and our 7.00% Perpetual Non-Cumulative Preference Shares (“AHL PRF Shares” and, together with our AHL PRD Shares and our AHL PRE Shares, the “Preference Shares”). The AHL PRE Shares are represented by depositary shares, each representing a 1/1000th interest in an AHL PRE Share (“AHL PRE Depositary Shares”). The AHL PRF Shares are represented by depositary shares, each representing a 1/1000th interest in an AHL PRF Share (“AHL PRF Depositary Shares” and, together with our AHL PRE Depositary Shares, the “Depositary Shares”). For a more detailed description of our ordinary shares and Preference Shares, see “Description of Share Capital.”
We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, will be subject to reduced public company reporting and stock exchange governance requirements. See “Management and Corporate Governance—Foreign Private Issuer Exemption” for additional information.
AP Highlands Holdings, L.P., a Cayman exempted limited partnership (“AP Highlands Holdings”), and AP Highlands Co-Invest, L.P., a Cayman exempted limited partnership (“AP Highlands Co-Invest” and, together with AP Highlands Holdings, the “Apollo Shareholders”), each an affiliate of certain investment funds managed by affiliates of Apollo Global Management, Inc. (collectively with its subsidiaries, “Apollo”), are the selling shareholders in this offering (the “selling shareholders”). Following this offering, the Apollo Shareholders will collectively beneficially own approximately 86.7% of our ordinary shares (or 84.9% if the underwriters exercise in full their option to purchase additional ordinary shares from the selling shareholders). As a result, we will be a “controlled company” under the corporate governance rules of the NYSE applicable to listed companies, and therefore are permitted to elect not to comply with certain corporate governance requirements thereunder.
Investing in our ordinary shares involves a high degree of risk. Before investing in our ordinary shares, you should carefully read the “Risk Factors” beginning on page 32 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ordinary share	Total
Initial public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to the selling shareholders	$	$
__________________
(1)Please see “Underwriting (Conflicts of Interest)” for a description of all compensation payable to the underwriters.
The underwriters have an option to purchase up to an additional 1,650,000 ordinary shares from the selling shareholders at the initial public offering price less the underwriting discount for 30 days from the date of this prospectus.
The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about          , 2025.
Lead Book-Running Managers

Goldman Sachs & Co. LLC	Citigroup	Jefferies
Book-Running Managers

Apollo Global Securities	BMO Capital Markets	Deutsche Bank Securities	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Citizens Capital Markets	Dowling & Partners Securities, LLC	Natixis	Piper Sandler	Raymond James
Co-Managers

Academy Securities	Siebert Williams Shank
Prospectus dated          , 2025.

i

ABOUT THIS PROSPECTUS
About This Prospectus
We, the selling shareholders and the underwriters have not authorized anyone to provide any information different from that contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred prospective investors. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give prospective investors. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant made to prospective investors or for the benefit of prospective investors. Moreover, such representations, warranties or covenants were accurate only at the date they were made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Certain Defined Terms
References in this prospectus to the “Company,” “Aspen,” the “Aspen Group,” “Group,” “we,” “us” or “our” refer to Aspen Insurance Holdings Limited (“Aspen Holdings”) or Aspen Holdings and its consolidated subsidiaries, as the context requires. Our principal operating subsidiaries are: Aspen Bermuda Limited (“Aspen Bermuda”), Aspen Specialty Insurance Company (“Aspen Specialty”), Aspen American Insurance Company (“AAIC”), Aspen Insurance UK Limited (“Aspen UK”) and Aspen Underwriting Limited (“AUL”) (as corporate member of Lloyd’s Syndicate 4711 (“Syndicate 4711”), as managed by Aspen Managing Agency Limited (“AMAL”) (together, “Aspen Lloyd’s”)), each referred to herein as an “Operating Subsidiary” and collectively referred to as the “Operating Subsidiaries.” References to “Aspen Capital Markets” or “ACM” means business conducted by our subsidiaries that participate in alternative reinsurance markets, including through Peregrine Reinsurance Ltd (“Peregrine”) and related management entities, including Aspen Capital Management, Ltd. (“ACML”). ACM forms part of the Aspen Capital Partners platform, in recognition of the synergies between ACM and the Company’s outwards reinsurance teams.
We manage our underwriting operations as two distinct business segments, insurance and reinsurance. References in this prospectus to our “Insurance segment” or “Aspen Insurance” refer to our Insurance segment and references to our “Reinsurance segment” or “Aspen Re” refer to our Reinsurance segment.
Under Bermuda law there is no concept of “outstanding” share capital. However, for purposes of this prospectus, to align with U.S. share capital terminology and for the avoidance of doubt, references to “outstanding” with respect to our share capital refer to our “issued” share capital under Bermuda law.
References in this prospectus to our “ordinary shares” refer to, prior to the Pre-IPO Transaction (as defined below), the ordinary shares, par value $0.01 per share, of Aspen. References in this prospectus to our “ordinary shares” or “Class A ordinary shares” refer to, subsequent to the Pre-IPO Transaction, the Class A ordinary shares, par value $0.001 per share, of Aspen. Upon the completion of the Exchange (as defined below), our issued and authorized ordinary shares, par value $0.01 per share, will cease to exist and our sole issued and outstanding class of ordinary shares will be the Class A ordinary shares, par value $0.001 per share. See “Summary—Our Corporate Structure and the Pre-IPO Transaction” for more information.
Exchange Control
Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003, as amended, the Bermuda Companies Act 1981, as amended (the “Companies Act”), and the Exchange Control Act 1972, as amended (the “Exchange Control Act”), and related regulations of Bermuda that regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (the “BMA”), pursuant to the provisions of the Exchange Control Act and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities of a Bermuda company are listed on an appointed stock exchange (the NYSE is such an exchange), general permission is given for the issue and subsequent transfer of any securities of the company (which includes the ordinary shares described herein) from and/or to a non-resident of Bermuda, for as long as any equity securities of the company remain so listed.
Service of Process and Enforcement of Civil Liberties
We are a Bermuda exempted company. As a result, the rights of holders of our ordinary shares will be governed by Bermuda law and our memorandum of association (our “memorandum of association”) and our third amended and restated bye-laws to be effective upon completion of internal governance procedures and completion of this offering (our “bye-laws”). The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. In addition, certain of our directors and officers reside outside the United States (“U.S.”), and a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process upon us or those persons in the United States or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.
Investors Outside the United States
Neither we nor the selling shareholders have done anything that would permit the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.
Registered Trademarks and Trademark Applications
We own or have rights to use trademarks, service marks or trade names that we use in connection with the operation of our business. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, trade names and copyrights.
Market & Industry Data and Forecasts
Certain market and industry data and forecasts included in this prospectus were obtained from independent market research, industry publications and surveys, governmental agencies and publicly available information. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. Similarly, independent market research and industry forecasts, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we are not aware of any material misstatements regarding the market or industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

Basis of Presentation
The financial information included herein has been derived from the financial statements and accounting records of the Company and has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Amounts in this prospectus and the financial statements included in this prospectus are presented in U.S. dollars, unless otherwise noted. Certain amounts presented in tables are subject to rounding adjustments and, as a result, the totals in such tables may not sum.
Key Performance Measures and Non-GAAP Financial Measures
In presenting Aspen’s results, management has included key performance measures and discussed certain measurements that are considered “non-GAAP financial measures” under SEC rules and regulations. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, help explain and enhance the understanding of Aspen’s results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
Gross written premiums represents the total insurance premium for policies written or assumed during a specific period of time before the reduction for policy acquisition costs or other deductions. Gross written premiums is a volume measure commonly used in the insurance industry to compare sales performance by period.
Net written premiums are gross written premiums less ceded written premiums. Ceded written premiums are the amounts recognized for the purchases of reinsurance or retrocessional coverage, and are accounted for using the same methodology as gross written premiums.
Net earned premiums are the earned portion of an insurance contract. Net written premium is earned/recognized proportionately over the coverage period and associated risk patterns. Premiums written which are not yet recognized as earned are recorded on the balance sheet as unearned premiums.
Losses and loss adjustment expenses represents the amount paid or expected to be paid to claimants, including the cost of investigating, resolving and processing these claims, net of recoveries under the reinsurance and retrocession agreements. This can be broken out into the following categories:
•Current accident year losses, excluding catastrophe losses, represents the losses arising in the current financial period, excluding any prior year reserve development and catastrophe losses; and
•Catastrophe losses are losses that arise from various unpredictable events, including, but not limited to, weather-related natural catastrophes, pandemic or contagious disease and man-made events such as acts of war and terrorism.
Prior year adverse/(favorable) reserve development - post-LPT years:
Prior year adverse/(favorable) reserve development represents the strengthening/(releases) in net ultimate loss reserves and claim adjustment expense reserves at each reporting date for claims which occurred in previous calendar years/periods.
Aspen entered into a loss portfolio transfer (the “LPT”) with a subsidiary of Enstar Group Limited (“Enstar”). Under the terms of the LPT, Enstar’s subsidiary will reinsure net losses incurred on or prior to December 31, 2019 on all of Aspen’s net loss reserves of $3.12 billion as of September 30, 2021. The LPT provides a limit of $3.57 billion for 2019 and prior accident year loss development.
Prior year reserve development post-LPT years represents the performance of our business for accident years 2020 onwards, reflecting the underlying underwriting performance of the ongoing business.
Adjusted losses and loss adjustment expenses is a non-GAAP financial measure. It is the sum of current accident year losses, catastrophe losses and prior year reserve strengthening/(releases) post-LPT years. Adjusted losses and loss adjustment expenses excludes the change in the deferred gain on retroactive reinsurance contracts and represents the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing business.
Impact of the LPT represents the deferral of a portion of loss recoveries on 2019 and prior accident year loss development as per accounting requirements for retroactive reinsurance under GAAP. The LPT contract with Enstar is a retroactive reinsurance contract.
Underwriting result or income/ loss is a non-GAAP financial measure. Income or loss for each of the business segments is measured by underwriting income or loss. Underwriting income or loss is the excess of net earned premiums over the underwriting expenses. Underwriting expenses are the sum of losses and loss adjustment expenses, acquisition costs and general and administrative expenses. Underwriting income or loss provides a basis for management to evaluate the segment’s underwriting performance.
Adjusted underwriting income or loss is a non-GAAP financial measure. It is the underwriting profit or loss adjusted for the change in deferred gain on retroactive reinsurance contracts in order to economically match the loss recoveries under the adverse development cover (“ADC”)/LPT contracts with the underlying loss development of the assumed net loss reserves for the subject business of 2019 and prior accident years. Adjusted underwriting income or loss also excludes certain costs related to the LPT contract with Enstar that closed in the second quarter of 2022. Adjusted underwriting income represents the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing portfolio.
Loss ratio is the sum of current year net losses, catastrophe losses, prior year reserve strengthening/(releases), and the impact of the LPT as a percentage of net earned premiums.
Adjusted loss ratio is a non-GAAP financial measure. It is the sum of current year net losses, catastrophe losses and prior year reserve strengthening/(releases) post-LPT years, as a percentage of net earned premiums. Adjusted loss ratio excludes the change in the deferred gain on retroactive reinsurance contracts and represents the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing business.
Along with most property and casualty insurance companies, we use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net earned premiums, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates an underwriting profit and a combined ratio of over 100 indicates an underwriting loss.
Combined ratio is the sum of the loss ratio and expense ratio. The loss ratio is calculated by dividing losses and loss adjustment expenses by net earned premiums. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses, by net earned premiums.
Adjusted combined ratio is a non-GAAP financial measure. It is the sum of the adjusted loss ratio and the expense ratio. The adjusted loss ratio is calculated by dividing the adjusted losses and loss adjustment expenses by net earned premiums. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses, by net earned premium.
Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operating results. Operating income includes an adjustment for the change in deferred gain on retroactive reinsurance contracts in order to economically match the loss recoveries under the ADC/LPT contracts with the underlying loss development of the assumed net loss reserves for the subject business of 2019 and prior accident years. Operating income also excludes certain costs related to the LPT contract with a subsidiary of Enstar, net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, net realized and unrealized gains or losses on investments, non-operating expenses and income, net realized loss on debt extinguishment and preference share redemption costs.

Average equity is a non-GAAP financial measure and is used in calculating ordinary shareholders return on average equity. Average equity is calculated by taking the arithmetic average of total shareholders’ equity on a quarterly basis for the stated periods excluding the average value of Preference Shares (as defined below) less issue expenses. Operating return on average equity is calculated by dividing operating income by average equity.
Return on average equity is calculated by taking net income available to ordinary shareholders for the period and dividing it by average equity for the period.
Ratio of debt and hybrids to total capital is calculated by adding Preference Shares (aggregate liquidation preference net of issuance costs) and the aggregate principal amount of short-term and long-term debt and dividing by total capital. Total capital is defined as shareholders’ equity plus outstanding debt.
Total return on average cash and investments, pre-tax represents total pre-tax return/(loss) on investments as a percentage of average beginning and ending total cash and investments during the period.
Book value per ordinary share is calculated by adjusting shareholders’ equity by removing the impact of Preference Shares as at period end, and dividing it by the number of outstanding ordinary shares at the end of the period.
Book value per ordinary share excluding accumulated other comprehensive income/(loss) (“AOCI”) is book value per ordinary share adjusted to remove the impact of AOCI.

SUMMARY
Who We Are
We are a leading specialty (re)insurer focused on total value creation for all of our stakeholders. With $4,609 million of gross written premiums for the twelve months ended December 31, 2024 and $3,968 million of gross written premiums for the twelve months ended December 31, 2023, we are a scaled multinational business with a diverse product mix balanced across our primary specialty insurance and opportunistic reinsurance franchises, which are both supported by our fee generating capital markets capabilities. We go to market with a single view of risk through our ‘One Aspen’ approach, which is designed to cater to complex, bespoke solutions that bring together our expertise spanning different lines of business, segments and platforms, enabling us to develop enhanced and differentiated offerings for our distribution partners and customers. We are focused on underwriting excellence and profitable growth to consistently deliver top quartile results, targeting mid-teen operating return on equity across market cycles. This is demonstrated by our combined ratio of 87.9% (adjusted combined ratio of 86.8%), return on average equity 19.4% and operating return on average equity (“Op. ROE”) of 19.4% for the twelve months ended December 31, 2024. We also had a combined ratio of 87.5% (adjusted combined ratio of 86.4%), return on average equity of 26.7% and Op. ROE of 20.2% for the twelve months ended December 31, 2023.
Our primary specialty insurance product set is centered around niche specialty lines, such as credit and political risk, cyber, environmental and professional liability, where we can apply our extensive underwriting and industry expertise. Our opportunistic reinsurance business is centered around both specialty and traditional reinsurance lines where we apply risk selection criteria to create unique risk profiles rather than an index of the market as other larger peers may do. Our size presents a distinct advantage, providing us with enough scale to be relevant while still maintaining the ability to be nimble and decisive, which enables us to enter, exit or change the nature of our underwriting positions faster and with greater precision. Our gross written premiums for our Insurance and Reinsurance segments were $2,724 million and $1,886 million, respectively, for the twelve months ended December 31, 2024, and $2,447 million and $1,521 million, respectively, for the twelve months ended December 31, 2023.
Through our ‘One Aspen’ approach, we actively manage our insurance and reinsurance portfolios across market cycles and identify the most attractive risk versus return opportunities to allocate capital. We adopt a dynamic capital allocation approach, utilizing our strong balance sheet and our multiple platforms across the United States, the United Kingdom (“U.K.”), Lloyd’s of London (“Lloyd’s”) and Bermuda to match risk with the most appropriate source of capital, and to drive efficiencies and optimal outcomes for our customers. Our ability to offer our broker and client partners holistic and customized solutions across our entire platform of Insurance and Reinsurance, and third-party capital offerings through ACM, provides us the opportunity to execute larger, more complex deals which frequently result in more attractive terms and conditions.
For the twelve months ended December 31, 2024, we wrote $4,609 million in gross written premiums across our Insurance and Reinsurance segments, at a combined ratio of 87.9% (adjusted combined ratio of 86.8%). Our shareholders’ equity, excluding AOCI of $(390) million and Preference Shares, net of issuance costs, with a total value of $971 million, was $2,792 million as of December 31, 2024. For the twelve months ended December 31, 2024, we generated $431 million of net income available to ordinary shareholders, representing a 19.4% return on average equity and $433 million of operating income, representing a 19.4% Op. ROE.
For the twelve months ended December 31, 2023, we wrote $3,968 million in gross written premiums across our Insurance and Reinsurance segments, at a combined ratio of 87.5% (adjusted combined ratio 86.4%). Our shareholders’ equity, excluding AOCI of $(400) million and Preference Shares, net of issuance costs, with a total value of $754 million, was $2,555 million as of December 31, 2023. For the twelve months ended December 31, 2023, we generated $485 million of net income available to ordinary shareholders, representing a 26.7% return on average equity and $368 million of operating income, representing a 20.2% Op. ROE.

Our Transformation
We have progressed through a comprehensive transformation of the business since our acquisition by Apollo in February 2019, centered around a clear strategic vision that has four core tenets: (1) focused underwriting; (2) reduced volatility; (3) improved operational efficiency; and (4) culture.
•Focused Underwriting: We have significantly reduced the breadth of our Insurance and Reinsurance product offerings to focus on core lines of business where we have a distinct relevance and leading market positions and believe we can achieve superior underwriting results with successful long-term track records. Since our acquisition by Apollo in 2019, we have exited twelve Insurance and five Reinsurance lines of business as part of the strategic repositioning of our underwriting portfolio, which accounted for approximately $911 million of gross written premiums for the twelve months ended December 31, 2018. We have classified $820 million of this as “Legacy” (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Measures and Non-GAAP Financial Measures—Summary of Continuing and Legacy Business”) business for purposes of reporting on historical legacy underwriting results as these lines of business were exited during the main underwriting remediation period from 2018 to 2021. There were additional exits of two Reinsurance lines of business in 2022, which were part of further refinements to our underwriting strategy, but not classified as part of Legacy underwriting results. We have delivered significant growth in our continuing lines of business, with gross written premiums of $2,760 million in 2019 increasing to $4,609 million for the twelve months ended December 31, 2024. At the same time, we improved our underwriting performance, as illustrated by our adjusted loss ratio and combined ratio decreasing by 12.8 and 15.9 percentage points, respectively, from 2018 to 2024.
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(1)Adjusted loss ratio shown for all lines (continuing and legacy); excludes impact of deferred gain and cost of LPT.

•Reduced Volatility: We have taken extensive action to reduce volatility within both our existing in-force and go-forward businesses. We have dramatically decreased our property catastrophe exposure, with January 1, 2025 net 250-year probable maximum loss (“PML”) exposure of $330 million, which has declined by approximately 64.8% relative to the start of 2018. This allowed us to generate a 19.4% Op. ROE for the twelve months ended December 31, 2024, despite worldwide insured losses of $140 billion, according to Munich Re. We also entered into the LPT with Enstar in May 2022 to limit our exposure to adverse development on the carried reserves for the accident years prior to 2020. This provides substantial ongoing protection against both social and economic inflation, while freeing up capital for our underwriters to deploy into the current attractive pricing environment and allowing our management team to focus on delivering profitable growth from within our continuing lines of business. Our use of ACM is also highly strategic to our business as a tool to manage net line size and overall volatility, while generating more stable fee income. For the twelve months ended December 31, 2024, over 88% of our fee income was derived from continuous investor relationships of 4+ years or investment structures with multi-year commitments.
________________
(1)Represents Occurrence Exceedance Probability PML (1-in-250) for all perils worldwide as of January 1.
(2)Guy Carpenter U.S. Property CAT Rate-On-Line Index.

•Improved Operational Efficiency: We have significantly rationalized our operating footprint, reducing our office locations from 43 to 18, while growing our gross written premiums per employee by 36.4% from 2018 to 2024, and driving a reduction in our expense ratio from 32.9% in 2018 to 28.5% for the twelve months ended December 31, 2024. We continue to invest in operational efficiencies, which we believe will bring meaningful cost benefits in the medium term through traditional operational expense reductions, as well as improvements to our loss ratio achieved through enhanced underwriting systems and data analytics.
•Culture: We have undertaken a transformation so that we can execute our go-forward strategy in adherence with our values. Since Apollo’s acquisition in 2019, to align with our culture and mission, each member of Aspen’s executive team has been newly appointed, through either internal promotions or new external hires. Our culture is defined by our core values to be open minded, to do the right thing, to be in it together, to own it, and to innovate. We empower our decision makers, who bring to bear their expertise for clients, and build our reputation as thought leaders in our market spaces. Our employees are challenged to be not just risk allocators, but considered risk managers who demonstrate underwriting judgment, exercising restraint in soft markets and pursuing growth in favorable market conditions.
The result of this transformation has been a significant shift in our culture, and a strategic repositioning of the underwriting portfolio that is now being reflected in our financial results, providing a dynamic platform on which to execute our go-forward strategy of growing our core lines of business.
Our Business
We manage our underwriting operations as two distinct business segments: Insurance and Reinsurance. We have a diversified yet complementary portfolio across these segments, constructed through the lens of our ‘One Aspen’ approach, where we balance risk on an aggregate basis and tactically deploy capital to the lines of business and platforms that we believe will generate the best returns for the Aspen Group. Our Insurance and Reinsurance segments both leverage third-party capital through ACM, which utilizes our capabilities in the third-party capital space (namely, the Insurance Linked Securities markets) to provide our core Insurance and Reinsurance segments with enhanced capital flexibility and operating leverage.
Our size provides an advantage relative to our larger peers, allowing us to be nimble and decisive; entering, exiting or changing the nature of our underwriting positions faster and with greater precision. For instance, as part of our active portfolio management process for the 2024 planning year, we actively managed our portfolio to capitalize on market spaces that represented the best opportunity. As examples of this, in our Reinsurance segment we targeted meaningful growth in our casualty and specialty portfolio through expansion with existing cedants, and, supported by improved pricing on renewals, we grew our mortgage reinsurance book in response to a more favorable outlook for the U.S. economy. Our Insurance segment also grew in specialty lines, while continuing to manage down exposure to certain professional lines of business where market conditions remain challenging. For the 2023 planning year, we made the decision to step back from the aviation, space and bloodstock reinsurance markets as we did not see medium-term returns meeting our targets, while also reducing our risk appetite for mortgage reinsurance in response to uncertainty about the U.S. economy and housing market. In addition, in the Insurance segment we actively managed down from our original 2023 planned growth within selected U.S. management liability and professional liability lines of business, where we have observed a softening rate environment.
The strength of our business is evidenced by our numerous industry awards and nominations in 2024 and 2023, including winning Non-Life Insurance Investment Strategy of the Year for Insurance Investor European Awards 2024, winning Insurance ERM’s Climate and Sustainability Collaboration Award 2023, Syndicate 4711 rated a Lloyd’s Syndicate Gold Award winner in 2023, being shortlisted for Insurance Insider’s (Re)insurer of the Year in 2024 and 2023, being shortlisted for Insurance Insider’s Carrier of the Year 2024, being shortlisted for 2 awards by The Insurer’s Program Manager in 2024, being shortlisted for 2 Insider Honors Awards 2023, our SVP, Chief Financial Officer, Aspen Insurance and Aspen U.S., Yelena La Forgia being named one of Business Insurance’s Women to Watch in 2024, and our CEO and Executive Chair, Mark Cloutier, being awarded Inside P&C’s CEO of the Year for 2023.

Insurance: Our Insurance segment underwrites primarily specialty risks across a diversified set of property and casualty lines of business. We focus on market segments with high barriers to entry that require bespoke underwriting and industry expertise and customized solutions to address client needs. We have long-standing relationships with key distribution partners, primarily comprised of a diversified group of leading retail brokers and wholesale brokers, along with a select number of managing general agents (“MGAs”). We believe our experience in these niche markets has cemented our role as a partner of choice for many of our distributors, as we are able to leverage our capabilities to develop one-stop custom solutions across multiple lines of business, platforms and geographies.
We have niche underwriting capabilities across multiple platforms, including: U.S. admitted lines; U.S. excess and surplus (“E&S”) lines; Lloyd’s; the U.K. Company Market and Bermuda. The breadth of our capabilities across these platforms allows for solutions that can be tailored to our clients’ needs while also allowing us to optimize returns based upon prevailing market conditions.
Specialty is at the heart of our capabilities and product offerings. We define our specialty orientation to include the following:
•Product spaces which are non-commoditized where bespoke underwriting expertise and innate sector knowledge is required and serves as a true differentiator;
•Clients that have complex business challenges requiring customized insurance solutions to fit their specific risk transfer needs; and
•Risks that are underwritten on an individual basis, frequently requiring advanced analysis and modeling as well as specialized active claims management.
Our Insurance segment is organized into four primary portfolios of business: (1) financial and professional lines; (2) casualty and liability lines; (3) first party lines; and (4) specialty lines. Each portfolio has multiple product offerings which are overseen by experienced teams of underwriters who are experts in their given niche. The composition of our Insurance product offering is included below with percentages based on gross written premiums for the twelve months ended December 31, 2024.

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(1)Percentages represent gross written premium as a percent of total Insurance gross written premium for the twelve months ended December 31, 2024.
(2)Consists of Carbon Syndicate and our partnership with Ki to provide digital capacity through Ki’s Lloyd’s platform.
Specific examples of our expertise and differentiated approach across product lines include:
•Specialized Expert Underwriters. We employ underwriters who are experts in their respective fields, with the requisite sector knowledge to best assess, select and price risk. For example, the team that handles our ocean marine product line includes former members of the Merchant Marines; our credit and political risk business is supported by former bankers who understand the nuanced complexity associated with credit risk, while our cyber and tech liability teams are trained to field-recognized designations that would traditionally sit outside the insurance industry.
•Customized Product Offering. We have significantly narrowed our focus to concentrate on niche offerings, seeking to underwrite beyond the traditional lines of business that would result in a portfolio that stands and performs as just an index of the market. Examples of some of our specific product offerings include:
◦Credit and Political Risk: Bespoke contracts for complex credit and project finance deals underwritten by an experienced team of underwriters, supported by dedicated in-house credit analysts, offering one of the widest product suites in the market;
◦Cyber and Tech Liability: A team of global underwriters providing robust risk selection capabilities, who are all required to pass a credentialed network security exam (Certified Information Privacy Professional or Certified Information Privacy Technologist) to ensure consistent risk assessment expertise across the team;
◦Environmental: Specialist liability products to mitigate the financial impacts of environmental financial claims with a team of over 25 underwriters with experience across law, engineering, consulting and risk management, that provide global capabilities from eight cities around the world;
◦Inland Marine: Within this business line, we underwrite both fine arts and construction. Fine arts is underwritten by a dedicated underwriting team with members having over ten years of experience on average. Our construction team has industry relationships with Engineering News Record Top 25 General Contractors, supported by an on-staff engineer, who provides clients access to risk control review, industry recommendations and best practice health checks;
◦U.K. Property & Construction: Structured as three underwriting teams across property investors, business & public sector, and construction, our U.K. property & construction team excels at unusual and special circumstances. We work in collaboration with our U.K. & international casualty underwriters to provide cross-class solutions for our clients and broker partners; and
◦U.S. Management Liability: A portfolio tactically balanced between open market business (with greater exposure to fluctuations in market conditions) and delegated underwriting authority business in the small and midsize enterprise space (which is more stable and less price sensitive). As a subset of our management liability portfolio, transactional liability is a true specialty class where we have long-standing partnerships with two of the most respected underwriting facilities in the market.
•Tailored Portfolio Solutions. We have designed bespoke portfolio solutions across multiple lines of business for a number of our long-term trading partners. We continue to leverage our multiple operating platforms, bringing the ‘One Aspen’ approach to market, where our Reinsurance and ACM capabilities facilitate support of and alignment with our Insurance offerings. An example of this is a binder agreement we have with a leading wholesaler, whereby we provide underwriting capacity to multiple specialty programs across both the United States and Europe, utilizing our multiple operating platforms.

This approach has been the foundation for establishing a long-term track record of underwriting profitability across numerous lines of business. Aspen’s Insurance segment includes a number of highly specialized lines of business that have returned favorable combined ratios across the cycle, highlighting the strength and niche nature of this business. We strive to maintain this caliber of underwriting performance in these lines, while building our track record within our other primary insurance lines of business.
For the twelve months ended December 31, 2024, our Insurance segment had $2,724 million of gross written premium, generated $150 million of underwriting income and had a combined ratio of 90.5% (adjusted combined ratio 89.9%). For the twelve months ended December 31, 2023, our Insurance segment had $2,447 million of gross written premiums, generated $113 million of underwriting income and had a combined ratio of 92.3% (adjusted combined ratio 89.0%).
Reinsurance: Within this segment, we offer expertise in a variety of global reinsurance lines including casualty reinsurance, property catastrophe reinsurance, other property reinsurance, and specialty reinsurance. We take a simple, yet effective, distribution model targeting long-term relationships and product spaces that have demonstrated strong underwriting returns through market cycles. Our focus goes beyond traditional reinsurance, as we seek to provide our clients with innovative solutions, through both traditional retrocession, and the utilization of third-party capital through ACM alongside our own Aspen balance sheet capital. We are opportunistic yet disciplined in our approach, positioned to benefit from market dislocations and underwriting modest lines to reduce volatility from loss events with the aim of generating highly attractive risk-adjusted returns, as opposed to returns that just track the market index.
Our Reinsurance segment is organized into four portfolios: (1) casualty reinsurance; (2) property catastrophe reinsurance; (3) other property reinsurance; and (4) specialty reinsurance.
•Casualty Reinsurance: Our casualty treaty team has a global product and risk reach, and our analysis of market-wide trends in key territories, supported by close coordination with our claims, legal and actuarial teams, gives us insights that we believe will enable us to succeed in the changing liability landscape.
•Property Catastrophe Reinsurance: Our success in the property catastrophe market is based on strong risk controls and deep, embedded relationships with our clients, giving us differentiated insights to manage exposures. We utilize advanced models, analytical tools and our experienced global underwriting teams to set terms and deliver timely capacity. Our opportunistic strategy in this line has allowed us to take advantage of a hard market cycle, using price increases, improvement in terms and ACM to enhance our underwriting margins and reshape our exposures. Importantly, we have used the hard market conditions not just for premium growth, but to reduce volatility, as evidenced by a significant reduction in PMLs from 2018 to 2024.
•Other Property Reinsurance: We provide tailored solutions for a broad spectrum of property risks worldwide through our dual distribution approach, writing business both directly to ceding firms and through brokers.
•Specialty Reinsurance: We target niche or unusual risks and are focused on offering tailor-made risk transfer solutions for several specialty lines, including mortgage business. We believe our global expertise is well recognized and our team of underwriters across London, Singapore, Zurich and the United States give us valuable regional and global expertise to support our clients.

The composition of our Reinsurance business mix based on gross written premiums for the twelve months ended December 31, 2024 is included in the following chart:
For the twelve months ended December 31, 2024, our Reinsurance segment had $1,886 million of gross written premiums, generated $196 million of underwriting income and had a combined ratio of 85.1% (adjusted combined ratio 83.1%). For the twelve months ended December 31, 2023, our Reinsurance segment had $1,521 million of gross written premiums, generated $214 million of underwriting income and had a combined ratio of 81.4% (adjusted combined ratio 83.2%).
ACM: We participate in the alternative reinsurance market through ACM, which acts as a conduit between Aspen’s balance sheet and third-party investors and supports each of our Insurance and Reinsurance segments. ACM sources third-party capital and develops reinsurance structures that leverage the Company’s underwriting and analytical expertise and earns underwriting, management and performance fees from third-party investors primarily through the placement and management of collateralized quota share sidecar vehicles. Through such reinsurance sidecar investments, ACM provides investors direct access to our underwriting expertise and earns underwriting, management and performance fees for Aspen from other third-party investors primarily through the placement and management of sidecars, insurance linked securities (“ILS”) funds and other offerings. One recent example is the casualty-focused reinsurance vehicle, Pando Re Ltd. (“Pando Re”). Effective for the 2024 underwriting year, our Operating Subsidiaries entered into a quota share reinsurance agreement with Pando Re whereby Pando Re will participate in our Casualty Insurance, Global Professional Lines Insurance and Casualty Reinsurance business lines. The underwriting and performance fees earned under ACM transactions, such as those earned under the quota share reinsurance agreement with Pando Re, are part of the operations of ACM and contribute to the fee income earned by ACM, which is recorded through underwriting income or loss, as an adjustment to acquisition costs.
ACM is highly strategic to our business, providing a unique set of capabilities and tactical optionality to manage risk and improve our returns. Unlike other offerings in the market that are predominantly property catastrophe reinsurance focused, ACM offers investors a broader product suite that provides direct, fully aligned participation to risk underwritten by Aspen’s primary specialty insurance and reinsurance portfolios, including actively managed fund products and sidecars. Notably, ACM’s capabilities in longer-tail lines of business bring greater stability to our fee income, and thus our underwriting results, as this fee income is associated with “stickier” third-party capital structured over multiple years. As of December 31, 2024, approximately 62% of third-party capital within ACM supported longer-tail products.
ACM is a core differentiator for Aspen, bringing our expertise in capital markets alongside that of our traditional outwards reinsurance capabilities, providing us with increased optionality across cycles in terms of access to capital, complementing our dynamic capital allocation approach. The ACM portfolio generally mirrors our own through collateralized quota share arrangements that provide third-party investors with aligned participation to our Insurance and Reinsurance underwriting. ACM is recognized as an innovator across both catastrophe and non-catastrophe risks and was one of the leaders in developing ILS capabilities for cyber risk. Our strong relationships and reputation in the market have enabled ACM to achieve significant growth since 2018, including in recent years where many insurance capital markets players reduced capacity. The following charts reflect the fee income generated by ACM for each of the twelve months ended December 31, 2019 through the twelve months ended December 31, 2024 and the diversification of ACM’s fee income for the twelve months ended December 31, 2024 (dollars in millions unless otherwise noted).

ACM generated $169 million and $136 million in fee income for the twelve months ended December 31, 2024 and December 31, 2023, respectively. This fee income is primarily reflected as an offset to our acquisition costs and is therefore embedded in our underwriting results.
Investments: Our investment strategy is focused on delivering stable investment income and total return through all market cycles, while maintaining high credit quality and portfolio liquidity. We manage a conservative investment portfolio that is appropriately balanced between our liquidity needs and investment returns, with an average credit rating of AA- and duration of 2.9 years of fixed income securities within our portfolio, as of December 31, 2024. We have access to world-class investment managers and execute this strategy through thoughtful allocations of investment assets to our key investment management partners.
To enhance investment returns, we tactically calibrate asset allocation and the duration of our investment portfolio, taking into account the duration of our insurance and reinsurance liabilities, as well as our view of interest rates, the yield curve, credit spreads and other general market conditions. In recent years we have diversified the range of asset classes in which we invest to include collateralized loan obligations, broadly syndicated loans, private credit, real estate equity and debt, private equity related infrastructure investments, high yield bonds and leveraged loans. We hold these investments directly or through fund vehicles. As of December 31, 2024, we allocated $1.6 billion (20%) of our total cash and investments to these asset classes. As of December 31, 2024, Apollo Asset Management Europe PC LLP (“AAME”) managed $1.4 billion of these asset classes. Under our IMAs (as defined below) with AAME, approximately $1.6 billion, or 21%, of our total cash and investments are managed by AAME as of December 31, 2024.
As of December 31, 2024, we had $7.7 billion of total cash and investments, excluding catastrophe bonds, net receivables for securities sold and accrued interest receivable, on our balance sheet and for the twelve months ended

December 31, 2024, we generated $318 million of net investment income. The charts below provide further details regarding our investment portfolio as of December 31, 2024.
For more information on our aggregate portfolio reflected in the chart above (including the characterization of our investments as available for sale and trading), please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet—Total cash and investments.”
Our Competitive Strengths
We believe that our competitive strengths include:
‘One Aspen’ Approach, Supported by Dynamic Capital Allocation
Through our ‘One Aspen’ approach, we can actively manage our portfolio across counter-cyclical pricing environments in the insurance and reinsurance markets, shifting capital between our two segments and being opportunistic in markets where we perceive advantageous risk versus return opportunities. The markets we serve require capabilities that are not easily replicated and we come to market in a way that allows us to bring our product offerings together and execute on large new deals across different lines of business, platforms and segments. This provides us with greater control over capital allocation and underwriting outcomes, and is a key pillar of our go-forward offering and growth strategy.
Our operating and risk allocation strategy has been carefully designed to optimize the use of both our own assets, as well as third-party capital. Business sourced is carefully analyzed and directed to the appropriate underwriting platform, taking into account client characteristics, as well as operational and efficiency considerations. We have a scaled but nimble (re)insurance presence across the most important global underwriting hubs for our lines of business, including the U.S. admitted, U.S. E&S, Bermuda, Lloyd’s and the U.K. Company Market, all leveraging our third-party capital markets capabilities (through ACM).
Niche Primary Insurance Platform
Our insurance strategy is focused on underwriting complex, highly curated, niche lines of business with high barriers to entry. Our Insurance segment generated $2,724 million in gross written premiums for the twelve months ended December 31, 2024 and $2,447 million in gross written premiums for the twelve months ended December 31, 2023. We only participate in lines of business in which our underwriters have deep, technical expertise and where they can be well supported by our platforms and strong capabilities, allowing us to provide innovative and coordinated solutions to clients. From 2018 to 2024, we experienced aggregate rate increases of 72.8% in our portfolio, driven by pricing improvements from our core lines of business. We adopt an efficient tactical use of outwards reinsurance, enabling us to write higher exposure policies while appropriately managing our net retained exposure.
Since being acquired by Apollo, we have exited a number of lines of business (legacy business) while also achieving strong growth in our continuing lines of business generating attractive profitability. The combined ratio of our continuing lines of business in our Insurance segment has improved from 99.1% in 2018, to 90.5% (adjusted combined ratio 89.9%) in the twelve months ended December 31, 2024.
Opportunistic Specialist Reinsurance Franchise
We have built a nimble reinsurance strategy focused on core lines of business within property, casualty and specialty. Our Reinsurance segment generated $1,886 million in gross written premiums for the twelve months ended December 31, 2024 and $1,521 million in gross written premiums for the twelve months ended December 31, 2023 and is positioned to capitalize on dislocation within a broad set of markets. Our strategy is to underwrite modest line sizes to limit exposure from large loss events, and our property catastrophe portfolio has been optimized to generate higher risk-adjusted returns and manage overall volatility. The combined ratio of our continuing lines of business in our Reinsurance segment has improved from 104.6% in 2018, to 85.1% (adjusted combined ratio 83.1%) in the twelve months ended December 31, 2024.
Our opportunistic approach has allowed us to take upside from attractive reinsurance underwriting conditions, where we have experienced strong rate increases in a hard market cycle. We have experienced cumulative rate increases of 78.9% from 2018 to 2024. Our strength in reinsurance is bolstered through the deployment of third-party capital through ACM, which provides us with differentiated access to capital and allows us to “flex” into attractive market opportunities.
Growing and Highly Complementary Capital Markets Business
Since its inception in 2013, ACM uses our capabilities in the third-party capital markets, to increase the flexibility Aspen’s Insurance and Reinsurance underwriters have in allocating risk to the best source of capital. ACM leverages the full breadth of our expertise across distribution, underwriting, modeling, actuarial and claims, to create attractive opportunities for our investor partners. ACM has experienced significant growth, with third-party capital growing from $667 million in 2018 to $2,207 million as of December 31, 2024, and generating $169 million in fee income for Aspen for the twelve months ended December 31, 2024. We believe we have driven innovation in this market and have cultivated close relationships with third-party capital investors. ACM is a differentiated capability and highly strategic to our business, allowing us to support our Insurance and Reinsurance segments with third-party capital, and serving as a mechanism for tactical de-risking as we leverage fee income from our on-balance sheet underwriting risk. This capability provides us with the ability to “flex” into attractive opportunities in accordance with underwriting cycles and enhances our go-to-market strategy.
Deep Trading Partner Relationships
We have seasoned and diversified relationships with partners across our Insurance and Reinsurance segments. The distribution strategy within our Insurance segment is focused on specialized intermediaries with whom we have long-standing relationships. Our distributors are experts in their field and know our products and risk appetite well. We have flexibility across retail brokers, wholesale brokers and MGAs to drive value and maintain deep relationships without being overly reliant on any one large partner. Our Reinsurance segment is characterized by the longevity of our relationships with cedants, with 78.0% of premium for underwriting year 2024 having been written with cedants who have maintained their reinsurance relationship with us since 2014. We believe we are viewed as a strong, reliable counterparty.
Strong Balance Sheet
We have an efficient capital structure and strong capitalization with $3,672 million of total capital as of December 31, 2024. We implement a disciplined and proactive approach to manage excess capital and provide opportunistic shareholder returns. In the twelve months ended December 31, 2024, we paid ordinary share dividends of $195 million in addition to Preference Share dividends. Additionally, we have strong financial strength ratings from both A.M. Best Company, Inc. (“A.M. Best”) (“A”) and Standard & Poor’s Financial Services LLC (“S&P”) (“A-”) and maintain Group BMA Bermuda Solvency Capital Requirement (“BSCR”) above the applicable regulatory requirement as of December 31, 2024. We maintain our Group BMA BSCR significantly in excess of regulatory minimums.
The strength of our balance sheet and underwriting platform is supported by the LPT transaction with Enstar, which provides protection against deterioration on 2019 and prior accident year carried reserves, significantly limiting Aspen’s exposure to the risk of unfavorable development from these accident years while still retaining the scale, market relationships, and operational infrastructure to capitalize on current market conditions to continue to grow our business. The following chart shows our pre-2020 accident year carried reserves, as well as the LPT coverage above such carried reserves, as of September 30, 2021 and December 31, 2024.
Highly Experienced Management Team
Led by our CEO and Executive Chair, Mark Cloutier, we have an experienced executive leadership team from diverse backgrounds, each with a specific role and purpose to drive the transformation of our business. Since Apollo’s acquisition in 2019, to align with our corporate culture and mission, each member of Aspen’s executive team has been newly appointed, through either internal promotions or new external hires. Our team has an average of 30 years of experience across all facets of the global specialty property & casualty (re)insurance and financial services sectors, including underwriting, claims, technology, investment management, risk management, finance, brokering, actuarial, people and operations.

Our Strategy
As a Group, we aim to bring “Clarity from Complexity.” We seek to transform complex risks into opportunities through efficient and innovative solutions, leveraging our multi-platform capabilities across our Insurance and Reinsurance segments, both of which are supported by ACM. We believe we are a market leader in our industry that provides our clients with confidence and the best possible outcomes. Our culture, which prioritizes collaboration, accountability and service, allows us to provide intelligent, swift solutions in the face of challenges. Whatever the challenge is, we are ‘One Aspen’.
Our vision statement is ‘to be a top quartile specialty risk (re)insurer focused on total value creation through underwriting profit and investment performance.’ Our ability to achieve this goal is based on three key pillars, which we believe create a virtuous cycle for success:
1.Sustained Profitability: This encompasses several items, including profitable growth, delivering consistent results, managing Funds at Lloyd’s (as defined below) and efficiently allocating capital, retaining agility and embedding cross functional collaboration. These goals all highlight the importance of financial success and sound risk management for Aspen.
2.Brand Strength and Market Presence: This priority relates to being a partner of choice, easy to transact with, a provider of creative solutions and outstanding service and our use of data and analytics to improve performance and service and a healthy control environment.
3.Employer of Choice: Talent development, leadership, and building a strong, engaged workforce are emphasized throughout Aspen. Improving the effectiveness of the Group Executive Committee (the “Group Executive Committee”), managing people and communication implications, and developing a sustainable model all point to the importance of investing in human capital and fostering a positive work environment.
Our technology strategy is underpinned by our mission to underwrite excellent business and to automate and digitize operations from ingestion to downstream functions. As part of our strategy, we amplify underwriting and claims results through the use of data and technology insights. Underlying data is key to our decision making and we have extensively invested in enterprise-wide data and analytics capabilities. We are transitioning to a single, comprehensive enterprise-wide data repository, built on over 20 years of underwriting history, which will form the foundation for our reporting, business intelligence, analytics and other advanced data capabilities. We believe this agile platform will allow us to develop our real time access to analytics and provide us with an advantage in managing our risk and better claims / portfolio management. In addition, we have invested in a variety of application programming interface and cloud capabilities, which give us greater flexibility in integrating our multi-national underwriting operations and leveraging software as a service and third-party data sources to ensure a competitive advantage.
Underpinning all of this is our ability to maintain a strong balance sheet and manage our capital prudently. We have a highly efficient capital structure and our capitalization is strong, as evidenced by our strong financial strength ratings. We are constantly monitoring rating agency guidelines, changes in our regulatory environment and market opportunities to ensure that our capital structure is appropriate for our strategic ambitions. We maintain robust procedures for setting loss reserves and actively managing risk in our portfolio. Our reserve confidence was further strengthened by the previously mentioned LPT transaction executed in May 2022. In today’s attractive underwriting environment, we see ample opportunity to deploy excess capital into both our Insurance and Reinsurance segments, but through the cycle we may return capital to shareholders when opportunities are limited during soft insurance markets. See “Dividend Policy.”
We are guided by the phrase “One Aspen Team, Creating Value,” which is underpinned by our core set of values – to be open minded, to do the right thing, to be in it together, to own it, and to innovate. We have built

Aspen’s culture around these guiding principles to foster an environment that promotes innovation, collaboration, inclusiveness and accountability.
Our Markets and Opportunity
We operate within the global (re)insurance market, where we have significant opportunities to capture attractive risk-adjusted returns across the cycle through our multi-platform capabilities. The global macroeconomic and social environment continues to drive demand for increasingly complex (re)insurance solutions delivered as a joined-up offering, which is where we thrive. In recent years, rate increases have been driven by the increased frequency and severity of natural catastrophe events globally (impacted by changing weather patterns), inflation (both social and economic), increased geopolitical tensions and other risks that have grown and emerged, increasing the demand for specialty solutions. As a result, the global commercial insurance industry has seen 33 consecutive quarters of price increases according to Willis Towers Watson’s (“WTW”) Commercial Lines Insurance Pricing Survey Q3 2024.
We expect these hard market conditions will persist, as they are driven by uncorrelated and continuing macroeconomic and social dynamics. This will provide opportunities for us to deliver profitable growth as we target new business and clients at favorable risk-adjusted rates and with improved terms and conditions, while maintaining disciplined risk selection. Furthermore, our chosen lines of business within Insurance have high barriers to entry requiring the bespoke tailoring of products and the need for specialized and experienced underwriters with tenured distribution relationships.
The higher interest rate environment provides additional tailwinds for our business. Higher returns from our fixed income portfolio complement our underwriting income with attractive investment income and contribute to our ability to generate strong risk-adjusted returns for our shareholders. With a low-risk fixed income portfolio of relatively short duration of 2.9 years as of December 31, 2024, we are well placed to take advantage of attractive investment yields as we rotate and reinvest.
Global Insurance Market
Within Insurance, we operate within both the U.S. specialty and international insurance markets.
U.S. Specialty
Aspen operates within the broadly defined U.S. commercial lines market, which generated annual industry direct premiums of approximately $462 billion as for the twelve months ended December 31, 2023. The industry has experienced improved underwriting performance following the COVID-19 pandemic and wider economic uncertainty. Within commercial insurance, the excess and surplus (“E&S,” “non-admitted” or “surplus lines”) market has demonstrated strong growth, with highly attractive rate increases and improvement in terms and conditions. We wrote $821 million of gross premiums in the E&S market for the twelve months ended December 31, 2024 and $879 million for the twelve months ended December 31, 2023. A.M. Best estimates that this market segment generated $115 billion in annual premiums in 2023, nearly doubling since 2018. Driving this growth is the macroeconomic and social environment and challenges within the admitted space, which continues to drive demand for specialized insurance solutions due to both increasing and more complex risks from the commercial market.
E&S carriers are generally permitted to craft insurance terms to suit the particular risk they are assuming as the underlying risks tend to have unique qualities. Consequently, in this space we are able to provide tailored contracts and limit exposure to loss by either excluding coverage or providing a sub-limit on coverage. This customized approach provides the opportunity to achieve attractive long-term profitability.
We underwrite business in the United States through Aspen American Insurance Company and Aspen Specialty Insurance Company on an admitted and E&S basis, respectively. For the twelve months ended December 31, 2024, we generated $821 million and $1,072 million of gross written premiums in the U.S. E&S and admitted markets, respectively. For the twelve months ended December 31, 2023, we generated $879 million and $863 million of gross written premiums in the U.S. E&S and admitted markets, respectively.
International Insurance
Our international insurance products are underwritten in the London Market, through both our Lloyd’s and U.K. Company Market platforms.
Lloyd’s is a competitive insurance market where individual underwriters accept risks on behalf of groups, called syndicates, of individual and corporate members whose resources provide the security behind the Lloyd’s policies that they underwrite. Lloyd’s is the world’s largest specialty insurance marketplace, underwriting £56 billion of premiums during the twelve months ended December 31, 2024, up 7% from the same period in the prior year. The Lloyd’s global distribution network is where many of the world’s most complex risks are placed, across more than 60 specialty lines of business. Over 50 leading insurance companies participate in the market with more than 380 registered Lloyd’s brokers and a global network of over 4,000 local coverholders. We have a significant presence at Lloyd’s through our integrated Lloyd’s vehicle, comprising Syndicate 4711, managed by AMAL with fully aligned capital, which in addition to access to complex risks also provides us (re)insurance licensing access for 80 territories (and an additional 20 territories on a reinsurance only basis) across the Americas, the United Kingdom, Europe, and Asia Pacific. AUL, as the sole corporate member of Syndicate 4711, must deposit sufficient capital to support its underwriting at Lloyd’s. Aspen is well positioned within Lloyd’s, with Syndicate 4711 having a reported combined ratio of 82.3% for 2024 and a reported combined ratio of 86.7% for the twelve months ended December 31, 2023. We wrote $1,400 million of gross premiums in the Lloyd’s market for the twelve months ended December 31, 2024 and $1,054 million for the twelve months ended December 31, 2023.
The U.K. Company Market is an important market for global specialty insurance, with companies and individuals worldwide turning to this market to protect against niche and hard-to-place risks, ranging from liability and professional lines, to cyber and renewable energy exposures. Gross premium written in this market stood at £48 billion in 2023 up 47% from £33 billion in 2020. While there is no standard definition of this market, there is a general agreement that the core of its activity is internationally traded non-life, commercial and specialty insurance and reinsurance business written by insurers operating outside Lloyd’s. This is mostly P&C (re)insurance, with an increasing emphasis on high-exposure risks. The diversity and expertise of insurers and underwriting talent, as well as the ecosystem of service providers, make this a highly attractive market to write our U.K.-centric lines of business. We write business in this market through Aspen Insurance UK Limited. We wrote $367 million of gross written premiums in this market for the twelve months ended December 31, 2024 and $320 million for the twelve months ended December 31, 2023.
Global Reinsurance Market
Global reinsurer capital rose to a new high of $715 billion at September 30, 2024, an increase of $45 billion relative to the end of 2023, driven mainly by retained earnings according to Aon data. Reinsurers are actively deploying this additional capital across many lines of business in pursuit of growth. This additional supply is outstripping ceding company demand leading to modest price weakening primarily in property and specialty lines. Given concerns around social inflation and pockets of adverse loss development in the industry, casualty lines are experiencing increases in price, but generally stable trading conditions. Overall, the reinsurance market is attractive and continues to be adequately priced across most lines of business. Our global underwriting platforms in reinsurance and differentiated, diverse ACM capabilities provide us with an opportunity to react quickly to market conditions and benefit from the current market cycle.
Our Reinsurance business segment is underwritten through four core platforms, which include AAIC, Aspen UK, Syndicate 4711, and Aspen Bermuda. This also encompasses our branch offices, with our European hub in Zurich and our Asia Pacific hub in Singapore under Aspen Bermuda, and our Canadian branch under Aspen UK. We wrote $1,886 million of gross written premiums in the reinsurance market for the twelve months ended December 31, 2024 and $1,521 million for the twelve months ended December 31, 2023.
Our Sustainability Principles
For Aspen, sustainability is about helping our clients when they need us, delivering for our shareholders, supporting our communities and creating a nurturing and inclusive working environment for our colleagues. Our sustainability approach is committed, open minded, pragmatic and comes from the heart of our business. We believe we can make greater impact by taking thoughtful and responsible actions today, ultimately playing our part in a more sustainable future. We expect to play our part pragmatically in the transition towards a low carbon economy. Our vision to bring “Clarity from Complexity” is reflected in the approach we take and how we work to deliver our long-term sustainability objectives. Our approach is to be transparent and accountable, creating impact by taking thoughtful and responsible actions. Working together with clients, partners, and regulators across the industry, we are developing innovative solutions intended to address challenges, raise awareness, and actively manage risk. Our sustainability efforts are centered around three pillars:
1.Environmental: We have calculated our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions, and continue to expand the measurement of our Scope 3 GHG emissions utilizing estimates, methodologies and conversion factors aligned to the GHG Protocol for our industry. In 2024, we continued efforts to manage our environmental impact by compensating for a significant portion of our unavoidable GHG emissions by funding only what we consider to be rigorously-audited and highly-verified carbon offset programs, while seeking opportunities to improve our data integrity and reduce our carbon footprint. Our 2024 offsetting program supports nature-based climate solutions to largely cover Aspen’s Scope 1 and 2 emissions, as well as a portion of Scope 3 emissions measured. Projects are selected to align with our values, focusing on positive impact, social value beyond carbon, and investing in new technologies for long-term carbon sequestration. Our sustainability initiatives enable us to be more data-led when determining projects to fund, where we invest, and how we partner with clients and suppliers throughout our value chain.
2.Social: Our Corporate Social Responsibility (“CSR”) strategy is rooted in a commitment to global consciousness and local action, aligning our contributions with partners and organizations that advance our values and strategic objectives. Our Group initiatives ‘Give as You Earn’ and’ Volunteer Day’ allow for our people to dedicate both time and financial support to charities of their choice worldwide. Additionally, as part of our commitment to developing the leaders of the future, we engage with programs that foster an inclusive environment across all of our businesses, championed through the work of our Diversity, Equity and Inclusion Delivery Board which drives initiatives aligned to enhancing inclusion and belonging.
3.Governance: In an age of increased and changing risks, we prioritize the strengthening of our corporate governance by enhancing operational structures to integrate and guide our approach to sustainability, creating the right governing bodies and oversight to embed sustainability at the core of our business. We continue to progress our approach to administering strong governance over the strategic delivery, effective risk management, and assessment of key metrics.
Summary Risk Factors
Investing in our ordinary shares involves risks. Prospective investors should carefully consider the risks described in “Risk Factors” below, as well as other information contained in this prospectus before making a decision to invest in our ordinary shares. Any of the factors set forth under “Risk Factors” could materially adversely affect our business, financial condition, results of operations or cash flows and could impact any forward-looking statements. Prospective investors should note that such risks are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us in the future. Among these important risks are the following:
•we may be adversely affected by the occurrence of natural disasters, severe weather events and other catastrophe events, as well as outbreaks of pandemic or contagious diseases, and we could face unanticipated losses from war, terrorism and political unrest, cyber attacks, government action that is hostile to commercial interests and from sovereign, sub-sovereign and corporate defaults; these or other unanticipated losses could have a material adverse effect on our financial condition or operating results;
•global climate change, as well as increasing laws, regulation and litigation in the area of climate change, may have an adverse effect on our results of operations, financial condition or liquidity;
•our results may fluctuate as a result of many factors, including cyclical changes in the reinsurance and insurance industries;
•our reinsurers may not reimburse us for claims on a timely basis, or at all, which may materially and adversely affect our business, results of operations and financial condition;
•a material proportion of our business relies on the assessment and pricing of individual risks by third parties;
•the failure of any risk management and loss limitation methods we employ could have a material adverse effect on our financial condition and operating results;
•our financial condition and operating results may be adversely affected if actual claims exceed our loss reserves;
•we may be adversely impacted by economic or social inflation;
•our investments are subject to interest rate, credit, and real estate related risks, which may adversely affect our net income and may adversely affect the adequacy of our capital
•our operating results may be adversely affected by the failure of policyholders, brokers or other intermediaries or reinsurers to honor their payment obligations;
•competition and consolidation in the (re)insurance industry could reduce our growth and profitability;
•our Operating Subsidiaries are rated and our Lloyd’s business benefits from a rating by one or more of A.M. Best and S&P and a decline in any of these ratings could adversely affect our standing among brokers and customers and cause our premiums and earnings to decrease, or may otherwise result in an adverse effect on our business, financial condition and operating results;
•we depend on a few brokers for a large portion of our insurance and reinsurance revenues and the loss of business provided by any one of those brokers could adversely affect us;
•political, regulatory, governmental and industry initiatives and the inability of third parties with whom we do business to appropriately manage their risks, may have a material adverse effect on our business, financial condition, results of operations, liquidity, cash flows and prospects;
•our internal controls over financial reporting have gaps or other deficiencies;
•management turnover or our inability to attract and retain senior staff, including our executive officers, senior underwriters or other members of our senior management team, creates uncertainties and could harm our business;
•as a foreign private issuer and “controlled company” within the meaning of the NYSE corporate governance rules, we are permitted to, and do, rely on exemptions from certain of the NYSE corporate governance standards; our reliance on such exemptions may afford less protection to holders of our ordinary shares;

•a failure in our data security and/or technology systems or infrastructure or those of third parties, including those caused by security breaches or cyber-attacks or through the incorporation of artificial intelligence (“AI”), could disrupt our business, damage our reputation and cause losses;
•following this offering, we will continue to be controlled by Apollo, and Apollo’s interests may conflict with our interests and the interests of our other shareholders;
•our holding company structure and certain Companies Act, regulatory and other constraints may limit our ability to pay dividends on our securities;
•we cannot pay a dividend on our ordinary shares unless the full dividends for the most recently ended dividend period on all outstanding Preference Shares have been declared and paid; and
•the other factors identified under “Risk Factors” in this prospectus.
Our Corporate Structure and the Pre-IPO Transaction
We were incorporated on May 23, 2002 in Bermuda as a holding company operating under the laws of Bermuda. Our principal office is located at 141 Front Street, Hamilton, HM19, Bermuda. Our telephone number is +1 441-295-8201 and our website address is www.aspen.co. Information contained on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
Prior to this offering, Highlands Bermuda Holdco, Ltd., a holding company affiliate of certain investment funds managed by affiliates of Apollo, owned all of our issued and outstanding ordinary shares, which constituted its sole assets. On March 30, 2025, Highlands Bermuda Holdco, Ltd. transferred all 60,395,839 of our issued and outstanding ordinary shares, par value $0.01 per share, to us and for consideration of such transfer we issued to Highlands Bermuda Holdco, Ltd. 90,833,333 Class A ordinary shares, par value $0.001 per share (the “Exchange”), which have the same voting and economic rights as our existing ordinary shares other than par value. Following the Exchange, Highlands Bermuda Holdco, Ltd. will, pursuant to its plan of liquidation, distribute all 90,833,333 Class A ordinary shares that it received in the Exchange to AP Highlands Holdings, AP Highlands Co-Invest and certain members of our management team (together with the Exchange, the “Pre-IPO Transaction”). As a result of the Pre-IPO Transaction, all of our issued and outstanding Class A ordinary shares previously held by Highlands Bermuda Holdco, Ltd. will, after the Pre-IPO Transaction, be held by the existing holders of equity interests in Highlands Bermuda Holdco, Ltd., including AP Highlands Holdings and AP Highlands Co-Invest, both of which are affiliated with and managed by affiliates of Apollo, and certain members of our management team, and our sole issued and outstanding class of ordinary shares will be our Class A ordinary shares. Upon completion of the Pre-IPO Transaction, but prior to the consummation of this offering and the sale of our Class A ordinary shares by the selling shareholders, we will have 90,833,333 Class A ordinary shares issued and outstanding, 56,264,677 Class A ordinary shares of which will be held by AP Highlands Holdings, 34,391,043 Class A ordinary shares of which will be held by AP Highlands Co-Invest and 177,613 Class A ordinary shares of which will be held by certain members of our management team.
Following the completion of this offering, we will continue to have one class of authorized and issued ordinary shares and one class of authorized and issued Preference Shares, consisting of three series, which are the AHL PRD Shares, the AHL PRE Shares, which are represented by the AHL PRE Depositary Shares, and the AHL PRF Shares, which are represented by the AHL PRF Depositary Shares. For a more detailed description of our ordinary shares and Preference Shares, see “Description of Share Capital.”
The following diagram sets forth a simplified view of our corporate structure after giving effect to this offering and the Pre-IPO Transaction. The chart assumes no exercise of the option granted to the underwriters to purchase up to 1,650,000 additional ordinary shares in connection with the offering and an initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus. This chart is for illustrative purposes only and does not represent all legal entities affiliated with the entities depicted. Unless otherwise noted, each entity is wholly-owned by its immediate parent.

Investors in this offering
Apollo Shareholders(1)
Management Team(2)
12.0%
86.7%
1.3%
Aspen Insurance Holdings Limited
(Bermuda Company)
Aspen European Holdings Limited (U.K. Company)
Aspen Underwriting Limited
(Lloyd's Corporate Member)
Aspen Managing Agency Limited
(Managing Agent to Lloyd's Syndicate 4711)
Aspen Bermuda Limited
(Bermuda Operating Subsidiary)
Aspen Capital Management, Ltd
(Bermuda Company)
Aspen Insurance UK Limited
(U.K. Operating Subsidiary)
Aspen (UK) Holdings Limited
(U.K. Company)
Peregrine Reinsurance Ltd
(Bermuda Company)
Aspen UK Syndicate Services Limited (U.K. Company)
Aspen U.S. Holdings, Inc.
(Delaware Corporation)
Aspen Insurance UK Services Limited
(Employment Services to U.K.)
Aspen Insurance U.S. Services Inc.
(Delaware Corporation and U.S. Service Company)
Aspen American Insurance Company
(Texas Corporation and Operating Subsidiary)
Other Wholly-Owned Brokers and Reinsurance Intermediaries
Aspen Specialty Insurance Company
(North Dakota Corporation and Operating Subsidiary)

________________
(1)Represents 49,437,624 ordinary shares held by AP Highlands Holdings and 30,218,096 ordinary shares held by AP Highlands Co-Invest. See “Principal and Selling Shareholders” for detail of the percentage ownership following this offering.
(2)Represents 1,185,762 ordinary shares held by certain members of our management team (including the net issuance of 1,008,149 ordinary shares issued upon the completion of this offering as replacement awards with respect to legacy share option awards granted to certain employees of the Company as described in “Executive Compensation—2025 Equity and Incentive Plan” (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the withholding of 302,038 ordinary shares to satisfy the estimated tax withholding and remittance obligations)).

Implications of Being a Foreign Private Issuer
We are considered a “foreign private issuer” and report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a non-U.S. company with foreign private issuer status. This means that, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
•the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.
In addition, as a foreign private issuer, the Company is also entitled to rely on exceptions from certain corporate governance requirements of the NYSE. As a result, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.
In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.
Apollo and Controlled Company Status
On February 15, 2019, the Company completed its merger with Highlands Merger Sub, Ltd. (“Merger Sub”), a wholly owned subsidiary of Highlands Bermuda Holdco, Ltd. Merger Sub merged with and into the Company, with the Company continuing as the surviving company and as a wholly owned subsidiary of Highlands Bermuda Holdco, Ltd. Highlands Bermuda Holdco, Ltd. is a holding company affiliate of certain investment funds managed by affiliates of Apollo. Apollo is a leading global investment manager and had total assets under management of $751 billion as of December 31, 2024.
On March 30, 2025, Highlands Bermuda Holdco, Ltd. transferred all 60,395,839 of our issued and outstanding ordinary shares, par value $0.01 per share, to us and for consideration of such transfer we issued to Highlands Bermuda Holdco, Ltd. 90,833,333 Class A ordinary shares, par value $0.001 per share, which have the same voting and economic rights as our existing ordinary shares other than par value. Following the Exchange, Highlands Bermuda Holdco, Ltd. will, pursuant to its plan of liquidation, distribute all 90,833,333 Class A ordinary shares that it received in the Exchange to AP Highlands Holdings, AP Highlands Co-Invest and certain members of our management team. As a result of the Pre-IPO Transaction, all of our issued and outstanding Class A ordinary shares previously held by Highlands Bermuda Holdco, Ltd. will, after the Pre-IPO Transaction, be held by the existing holders of equity interests in Highlands Bermuda Holdco, Ltd., including AP Highlands Holdings and AP Highlands Co-Invest, both of which are affiliated with and managed by affiliates of Apollo, and certain members of our management team, and our sole issued and outstanding class of ordinary shares will be our Class A ordinary shares. Upon completion of the Pre-IPO Transaction, but prior to the consummation of this offering and the sale of our Class A ordinary shares by the selling shareholders, we will have 90,833,333 Class A ordinary shares issued and outstanding, 56,264,677 Class A ordinary shares of which will be held by AP Highlands Holdings, 34,391,043 Class A ordinary shares of which will be held by AP Highlands Co-Invest and 177,613 Class A ordinary shares of which will be held by certain members of our management team.

Apollo’s indirect subsidiary, AAME, is currently the investment manager for the Company and certain of the Company’s subsidiaries pursuant to investment management agreements (“IMAs”) that have been entered into with AAME. With effect from January 1, 2025, the rights and obligations of AAME under the IMAs were novated to an affiliate of AAME, Apollo Asset Management Europe LLP (“AAME LLP”). References to “AAME” in this prospectus shall refer to, at any time post January 1, 2025, AAME LLP, unless the context otherwise requires. In addition, Apollo’s indirect subsidiary, Apollo Management Holdings, L.P. (“Apollo Management”), provides the Company with management consulting services and advisory services under a management consulting agreement (the “Management Consulting Agreement”). Further, certain of our directors are employees of Apollo and its affiliates and will continue to serve on our Board of Directors (the “Board”) following this offering. A description of relationships and transactions that have existed or that the Company and certain of the Company’s subsidiaries has entered into with Apollo and its affiliates are described in the section titled “Material Contracts and Related Party Transactions—Relationships and Related Party Transactions with Apollo or its Affiliates.” For a discussion of the risks relating to our relationship with Apollo, see “Risk Factors—Risks Related to Our Ordinary Shares and this Offering—Following this offering, we will continue to be controlled by Apollo, and Apollo’s interests may conflict with our interests and the interests of our other shareholders.”
Following this offering, the Apollo Shareholders will control a majority of the combined voting power of our outstanding shares, resulting in us remaining a “controlled company” within the meaning of the NYSE corporate governance rules. A “controlled company” under the NYSE corporate governance rules is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. In the event we no longer qualify as a foreign private issuer, if then applicable, we may rely on the “controlled company” exemption under the NYSE corporate governance rules. As a controlled company, we are eligible to, and, in the event we no longer qualify as a foreign private issuer, we may, elect not to comply with certain requirements of the NYSE corporate governance standards, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that our director nominations be made, or recommended to the Board, by a nominating committee that consists entirely of independent directors and that we adopt a written charter addressing the nominations process. We may take advantage of certain of these exemptions, and, as a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our ordinary shares. You should carefully read this entire prospectus before investing in our ordinary shares including “Risk Factors” and our consolidated financial statements.

Ordinary shares offered by the selling shareholders	11,000,000 ordinary shares.

Underwriters’ option to purchase additional ordinary shares.
The underwriters have an option to purchase up to an additional 1,650,000 ordinary shares from the selling shareholders at the initial public offering price less the underwriting discount for 30 days from the date of this prospectus.

Ordinary shares to be outstanding after this offering	91,841,482 ordinary shares(1).

Use of proceeds
The selling shareholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders (including any proceeds from any sale of ordinary shares pursuant to the underwriters’ option to purchase additional ordinary shares from the selling shareholders). See “Use of Proceeds.”

Voting rights
In general, subject to the adjustments regarding voting set forth in “Description of Share Capital—Voting Power Adjustments,” holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders.

Listing	Our ordinary shares have been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “AHL.”

Dividend policy	The declaration, amount and payment of any dividends on our ordinary shares will be at the sole discretion of the Board, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, including restrictions under any of our then outstanding indebtedness, the terms of our Preference Shares and such other factors as the Board may deem relevant. If we elect to pay dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. See “Dividend Policy.”

Controlled company
Following this offering, the Apollo Shareholders will collectively beneficially own approximately 86.7% of our ordinary shares (or 84.9% if the underwriters exercise in full their option to purchase additional ordinary shares from the selling shareholders). As a result, we will be a “controlled company” under the corporate governance rules of the NYSE applicable to listed companies, and therefore are permitted to elect not to comply with certain corporate governance requirements thereunder. See “Management and Corporate Governance—Controlled Company Status.”

______________
(1)Includes the net issuance of 1,008,149 ordinary shares issued upon the completion of this offering as replacement awards with respect to legacy share option awards granted to certain employees of the Company as described in “Executive Compensation—2025 Equity and Incentive Plan” (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the withholding of 302,038 ordinary shares to satisfy the estimated tax withholding and remittance obligations).

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.

Conflicts of interest
Apollo Global Securities, LLC, an affiliate of Apollo, is an underwriter in this offering. Affiliates of Apollo beneficially own in excess of 10% of our issued and outstanding ordinary shares. In addition, the Apollo Shareholders are affiliates of Apollo and will receive in excess of 5% of the net proceeds of this offering. As a result, Apollo Global Securities, LLC is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. See “Underwriting (Conflicts of Interest).”

Except as otherwise noted, all information contained in this prospectus assumes:
•the completion of the Pre-IPO Transaction;
•no exercise of the option granted to the underwriters to purchase up to 1,650,000 additional ordinary shares from the selling shareholders in connection with the offering;
•the net issuance of 1,008,149 ordinary shares issued upon the completion of this offering as replacement awards with respect to legacy share option awards granted to certain employees of the Company as described in “Executive Compensation—2025 Equity and Incentive Plan” (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the withholding of 302,038 ordinary shares to satisfy the estimated tax withholding and remittance obligations) (a $1.00 increase in the assumed initial public offering price of $30.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, would increase the number of ordinary shares issued as replacement awards to an aggregate net issuance of 1,011,414 ordinary shares after giving effect to the withholding of 303,013 ordinary shares to satisfy the estimated tax withholding and remittance obligations; and a $1.00 decrease in the assumed initial public offering price of $30.00 per ordinary share, the midpoint of the price range set forth on the cover page of this prospectus, would decrease the number of ordinary shares issued as replacement awards to an aggregate net issuance of 1,004,663 ordinary shares after giving effect to the withholding of 300,992 ordinary shares to satisfy the estimated tax withholding and remittance obligations); and
•an initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus.
The number of ordinary shares that will be outstanding after this offering is based on 91,841,482 ordinary shares outstanding after giving effect to the Pre-IPO Transaction and the net issuance of 1,008,149 ordinary shares issued upon the completion of this offering as replacement awards with respect to legacy share option awards granted to certain employees of the Company as described in “Executive Compensation—2025 Equity and Incentive Plan” (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the withholding of 302,038 ordinary shares to satisfy the estimated tax withholding and remittance obligations). The number of ordinary shares that will be outstanding after this offering excludes:
•3,633,333 ordinary shares reserved for future issuance under the Aspen Insurance Holdings Limited 2025 Equity and Incentive Plan (the “2025 Incentive Plan”) as described in “Executive Compensation—2025 Equity and Incentive Plan” of which: (i) 792,695 ordinary shares will be issuable upon the vesting of restricted share units granted in connection with this offering under the 2025 Incentive Plan (as described in the third bullet of this paragraph); and (ii) 577,768 ordinary shares may be issued upon the exercise of share options granted in connection with this offering under the 2025 Incentive Plan (as described in the fourth bullet of this paragraph);
•227,083 ordinary shares reserved for future issuance under a tax-advantaged Share Incentive Plan (the “U.K. SIP”) as described in “Executive Compensation—Share Incentive Plan”;
•792,695 ordinary shares issuable upon the vesting of restricted share units granted in connection with this offering under the 2025 Incentive Plan (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus); and
•577,768 ordinary shares that may be issued upon exercise of share options granted in connection with this offering under the 2025 Incentive Plan (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus).

SUMMARY FINANCIAL AND OPERATING DATA
The following table sets forth our summary financial and operating data for the periods ended and as of the dates indicated.
The summary income statement data for the twelve months ended December 31, 2024, 2023 and 2022, and the summary consolidated balance sheet data as of December 31, 2024, 2023 and 2022 are derived from our audited consolidated financial statements. Our historical results are not necessarily indicative of the results that should be expected in any future period.
You should read the following summary financial and operating data in conjunction with our audited consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions)
Summary Income Statement Data
Gross written premiums	$4,609.3	$3,967.6	$4,338.7
Net written premiums	2,942.6	2,581.9	2,896.0
Net earned premiums	2,889.7	2,614.5	2,688.7
Net investment income	318.0	275.7	188.1
Net investment (losses)/gains	(49.5)	14.5	(177.6)
Loss and loss adjustment expenses	(1,717.8)	(1,553.0)	(1,680.0)
Acquisition costs	(420.2)	(380.2)	(431.8)
General, administrative and corporate expenses	(405.9)	(354.5)	(494.2)
Net income after income tax	$486.1	$534.7	$51.1

	As at December 31,
	2024	2023	2022
	($ in millions)
Summary Balance Sheet Data
Total cash and investments	$7,655.7	$7,440.5	$7,045.0
Underwriting premiums receivable	1,617.0	1,435.3	1,482.4
Unpaid losses recoverable from reinsurers	4,172.0	4,577.8	4,897.7
Ceded unearned premiums	901.7	733.5	737.3
Other assets	1,402.1	1,037.7	994.9
Total Assets	$15,748.5	$15,224.8	$15,157.3

Loss and loss adjustment expense reserves	$8,122.6	$7,810.6	$7,710.9
Reserves for unearned premiums	2,645.8	2,426.3	2,457.5
Reinsurance premiums	901.1	1,416.6	1,980.1
Long-term/short-term debt	300.0	300.0	299.9
Other liabilities	407.1	362.8	350.9
Total Liabilities	$12,376.6	$12,316.3	$12,799.3
Total Shareholders’ Equity	$3,371.9	$2,908.5	$2,358.0

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions, except percentages)
Selected Key Performance Measures
Loss ratio	59.4%	59.4%	62.5%
Expense ratio	28.5%	28.1%	30.5%
Combined ratio	87.9%	87.5%	93.0%
Adjusted combined ratio (1)	86.8%	86.4%	92.4%
Underwriting income (1)	$345.8	$326.8	$190.4
Adjusted underwriting income (1)	$380.8	$355.3	$205.5
Operating income (1)	$432.5	$367.6	$202.3
Operating return on average equity (1)	19.4%	20.2%	11.9%
Total return on average cash and investments, pre-tax	4.0%	5.7%	(5.1)%
_______________
(1)Adjusted combined ratio, underwriting income/(loss), adjusted underwriting income, operating income and operating return on average equity are non-GAAP financial measures as defined in Regulation G. The reconciliations to the most comparable GAAP financial measures and a discussion of the rationale for the presentation of these items are provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Measures and Non-GAAP Financial Measures.”

	As at December 31,
	($ in millions, except percentages and per share amounts)
	2024	2023	2022
Book value per ordinary share (1)	$26.44	$23.72	$17.66
Book value per ordinary share excluding AOCI (1)(2)	$30.73	$28.13	$23.24
Growth in book value per ordinary share excluding AOCI adjusted for ordinary share dividends (1)(3)	15.1%	20.7%	0.3%
Basic weighted average ordinary shares outstanding (millions) (1)	90.83	90.83	90.83
_______________
(1)The results of the Exchange have been applied retroactively for all periods.
(2)Book value per ordinary share excluding AOCI is a non-GAAP financial measure as defined in Regulation G. The reconciliation to the most comparable GAAP financial measure and a discussion of the rationale for the presentation of this item is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Measures and Non-GAAP Financial Measures.” Book value per ordinary share excluding AOCI has been adjusted to remove the impact of AOCI of $(390.1) million, $(400.3) million and $(506.3) million as at December 31, 2024, 2023 and 2022, respectively.
(3)Growth in book value per ordinary share excluding AOCI is adjusted to add back ordinary dividends of $195.0 million and $40.3 million for the twelve months ended December 31, 2024 and 2023, respectively, and also deducts the capital contributions of $40.0 million for the twelve months ended December 31, 2022.

RISK FACTORS
Investing in our ordinary shares involves risks. Prospective investors should carefully consider the risks described below, as well as other information contained in this prospectus before making a decision to invest in our ordinary shares. The risks described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us in the future. Any of the following risks could materially adversely affect our business, financial condition, results of operations or cash flows and could impact any forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” In such case, the trading price of our ordinary shares may decline and investors may lose all or part of their original investments.
Risks Related to Our Business
(Re)insurance Risks
We may be adversely affected by the occurrence of natural disasters, severe weather events and other catastrophe events, as well as outbreaks of pandemic or contagious diseases, and we could face unanticipated losses from war, terrorism and political unrest, cyber attacks, government action that is hostile to commercial interests and from sovereign, sub-sovereign and corporate defaults. These or other unanticipated losses could have a material adverse effect on our financial condition or operating results.
As part of our insurance and reinsurance operations, we assume substantial exposure to losses resulting from weather-related natural catastrophes, other natural disasters, severe weather events and other catastrophe events. Catastrophes can be caused by various unpredictable events, including, but not limited to, tropical storms, cyclones, hurricanes, winter storms, tornadoes, hailstorms, floods, wildfires, drought, pandemic or contagious disease, volcanic eruptions, earthquakes and tsunamis. For example, we have experienced exposure to Hurricane Helene, Hurricane Milton and the Dubai and German floods in 2024, the California wildfires in early 2025 and other weather-related events.
In particular, on October 10, 2024, a large storm system (Hurricane Milton) made landfall in Florida and caused substantial wind damage over a wide area. Based solely on our modeled loss projections, industry loss estimates and exposure analysis as of the date of this prospectus, our preliminary assessment of pre-tax losses associated with Hurricane Milton is expected to be between $40 million and $60 million, net of outwards reinsurance and reinstatement premiums. Our actual losses from Hurricane Milton may differ materially from this preliminary estimate due to limitations in one or more of the models and because, as a recent large storm event, this preliminary estimate is not based on actual terms and conditions of individual treaties and policies expected to be impacted, future loss information expected to follow from clients and brokers, further market intelligence, or any loss reports. The final settlement of claims associated with Hurricane Milton is likely to take place over a considerable period of time and there can be no assurance that our actual losses will not exceed our estimates.
Additionally, the California wildfires that commenced in January 2025 have led to a range of publicly available industry insured loss estimates in the range of $35 billion to $45 billion. Based solely on our modeled loss projections, industry loss estimates and exposure analysis as of the date of this prospectus, our preliminary assessment of pre-tax losses associated with the California wildfires is expected to be between $50 million and $75 million, net of outwards reinsurance and reinstatement premiums. Our actual losses from the California wildfires may differ materially from this preliminary estimate due to limitations in one or more of the models and because, as a recent large catastrophe event, this preliminary estimate is not based on actual terms and conditions of individual treaties and policies expected to be impacted, future loss information expected to follow from clients and brokers, further market intelligence, or any loss reports. The final settlement of claims associated with the California wildfires is likely to take place over a considerable period of time and there can be no assurance that our actual losses will not exceed our estimates.
Catastrophes can also be man-made such as acts of war, acts of terrorism and other intentionally destructive acts, including those involving nuclear, biological, chemical or radiological events, cyber-attacks, explosions, infrastructure failures and losses resulting from political instability, government action that is hostile to commercial interests and sovereign, sub-sovereign and corporate defaults. For example, we have experienced exposure to the

Russia/Ukraine war and the collapse of the Francis Scott Key Bridge. In addition, though the current and ongoing conflict in Israel and Gaza has not materially impacted our business to date, it, or a similar conflict in the future, has the potential to escalate into an event which could impact our cash flows and results of operations, as well as the insurance and reinsurance industry generally.
Terrorist events could generate greater awareness of the risks multinational corporations face in conflict-prone regions. We closely monitor the amount and types of coverage we provide for terrorism risk under insurance policies and reinsurance treaties. Even in cases where we have deliberately sought to exclude such coverage, there can be no assurance that a court or arbitration panel will interpret policy language or issue a ruling favorable to us. Accordingly, we may not be able to eliminate our exposure to terrorist events and there remains a risk that our reserves will not be adequate to cover such losses should they materialize. Notably, the Terrorism Risk Insurance Program Reauthorization Act of 2019 (the “TRIA Reauthorization”) does not provide coverage for reinsurance losses. In addition, we have limited terrorism coverage for exposure to catastrophe losses related to acts of terrorism in the reinsurance that we purchase. Although the TRIA Reauthorization provides benefits in the event of certain acts of terrorism occurring in the United States, those benefits are subject to a deductible and other limitations.
Our credit and political risk insurance line of business protects insureds with interests in foreign jurisdictions in the event governmental action prevents them from exercising their contractual rights and may also protect their assets against physical damage perils. The insurance provided may include cover for loss arising from expropriation, forced abandonment, license cancellation, trade embargo, contract frustration, non-payment, war on land or political violence (including terrorism, revolution, insurrection and civil unrest).
Our credit and political risk line of business also provides non-payment coverage on specific loan obligations. We insure sovereign non-payment and corporate non-payment as a result of commercial as well as political risk events. The vast majority of the corporate non-payment credit insurance provided is for single-named illiquid risks, primarily in the form of senior bank loans that can be individually analyzed and underwritten. We also aim to avoid terms in our credit insurance contracts which introduce liquidity risk, most notably, in the form of a collateralization requirement upon a ratings downgrade. We also attempt to manage our exposure, by among other things, setting credit limits by country, region, industry and individual counterparty and regularly reviewing our aggregate exposures. However, due to globalization, political instability in one region can spread to other regions. Geopolitical uncertainty regarding a variety of domestic and international matters, such as the U.S. political and regulatory environment, could lead to the potential default by one or more European sovereign debt issuers.
The incidence, severity and magnitude of catastrophes are inherently unpredictable and our losses from such catastrophes have been and can be substantial, and it may be difficult to estimate the amount of loss such an occurrence may generate, including as against preliminary loss estimates. Actual losses from catastrophes may differ materially from preliminary estimates due to limitations in one or more of the applicable models, or because preliminary estimates may not be based on actual terms and conditions of individual treaties and policies expected to be impacted, future loss information expected to follow from clients and brokers, further market intelligence, or any loss reports. In addition, claim payments for catastrophes may take place over a considerable period of time and there can be no assurance that actual losses will not exceed our estimates.
In addition, we expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future and that global climate change may increase the frequency and severity of severe weather events, wildfires and flooding. Similarly, changes in global political and economic conditions may increase both the frequency and severity of man-made catastrophe events in the future.
Although we attempt to manage our exposure, including the accumulation of risk exposures, to such events through a multitude of approaches (including geographic diversification, geographic limits, individual policy limits, exclusions or limitations from coverage, purchase of reinsurance, modelling techniques, expansion of supportive collateralized capacity and adherence to Group-level risk tolerance criteria and key risk limits), the availability of these management tools may be dependent on market factors and, to the extent available, may not respond in the way that we expect. In addition, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed our estimates. As a result, the occurrence of one or more catastrophic events or an unusual frequency of smaller events has resulted in, and may in the future result in, substantial volatility in, and may materially adversely affect, our business, financial condition or operating results.
As of January 1, 2025, Aspen’s worldwide all perils estimated net Probable Maximum Losses (“PML”) exposures (net of retrocession and reinstatement premiums) with modelled 1 in 100 year and 1 in 250 year occurrence were $242.2 million and $329.9 million, respectively.
Global climate change, as well as increasing laws, regulation and litigation in the area of climate change, may have an adverse effect on our results of operations, financial condition or liquidity.
There is widespread consensus in the scientific community that there is a long-term upward trend in global air and sea temperatures that, along with shifting demographic trends in catastrophe exposed regions, has increased the severity and frequency of severe weather events and other natural catastrophes, and is likely to further increase the average economic value of expected losses in the future. Rising sea levels are also expected to increase the risk of coastal flooding in many geographical areas. Extreme weather events can disrupt business continuity by negatively impacting our infrastructure, systems and processes including, but not limited to, outsourcing arrangements in geographical locations exposed to severe weather events.
A substantial portion of our property coverages may be adversely impacted by climate change. Large-scale climate change could also increase both the frequency and severity of natural catastrophes and our loss costs associated with property damage and business interruption due to storms, floods, wildfires and other weather-related events. In addition, global climate change could impair our ability to predict the costs associated with future weather events. We cannot predict with certainty the frequency or severity of hurricanes, tropical cyclones, wildfires or other natural catastrophes, and our risk assessments may not accurately reflect shifting environmental and climate related risks. Unanticipated factors could lead to additional insured losses that exceed our current estimates, resulting in disruptions to or adverse impacts on our business, the market or our clients. Further, some of our investments, or other managed investment portfolios, could also be adversely impacted by climate change and may ultimately impact our asset-liability management practices.
While we have invested heavily and introduced procedures to understand the influence of climate change, such as scenario analysis and the ongoing review of assumptions in pricing models and risk selection, given the scientific uncertainty of predicting the effect of climate cycles and global climate change on the frequency and severity of natural catastrophes and the lack of adequate predictive tools, we may not be able to adequately model the associated exposures and potential losses in connection with such catastrophes, or the accumulation, aggregation or causation of such events, which could have a material adverse effect on our business, financial condition or operating results.
We may also be exposed to liability risks. Liability risks relate to losses or damages suffered by our insureds from physical or transition risks, such as losses stemming from climate-related litigation in liability lines. These risks could arise from management and boards of directors not fully considering or responding to the impacts of climate change, or not appropriately disclosing current and future risks.
In addition, global climate change could give rise to new environmental liability claims in the energy, manufacturing and other industries we serve. For example, a single catastrophic event could affect multiple geographic zones in unprecedented ways or the frequency or severity of such events could exceed our estimates, driving loss costs higher than we could have predicted.
In addition to exposure to the physical risks of climate change, there are transition risks associated with climate change that could impact our business and investment portfolio. Transition risks arise from the process of adjustment towards a low-carbon economy, including from the proliferation of governmental and regulatory scrutiny related to climate change and greenhouse gases and other factors, including international, federal, state, and local regulations, scrutiny, and enforcement and societal changes. A range of factors influence this adjustment, including climate-related developments in policy and regulation, the emergence of disruptive technology or business models, shifting sentiment and societal preferences, or evolving evidence, frameworks and legal interpretations. Climate change could also give rise to new environmental liability claims in the energy, manufacturing and other industries we insure, as those that have suffered losses seek compensation.

Additionally, demand and supply of insurance and reinsurance coverage could be negatively impacted to the extent that carbon-intensive businesses are impacted by this transition, and certain claims and losses related to those industries could increase, either of which could have a material negative effect on our business and results of operations.
More broadly, Environmental, Social and Governance (“ESG”) and sustainability matters have become major topics that encompass a wide range of issues, including climate change and other environmental risks, and the potential negative impacts of climate change have led and will continue to lead to new regulatory responses. We are subject to complex and changing laws, regulations and increasingly divided or polarizing public policy debates relating to climate change, including differences, and increasingly, potential conflicts in policy perspective across the jurisdictions within which we operate, which are difficult to predict and quantify and may have an adverse impact on our business. Changes in regulations relating to climate change (including the slowing, stopping, changing or reversal of such regulations) or our own leadership decisions implemented as a result of assessing the impact of climate change (or associated regulatory obligations) on our business may result in an increase in the cost of doing business or a decrease in premiums. For further information, see “—Strategic Risks—Increasing scrutiny and evolving expectations from investors, customers, regulators, policymakers and other stakeholders regarding environmental, social and governance matters may adversely affect our reputation or otherwise adversely impact our business and results of operations.”
The effects of emerging claim and coverage issues in our business and social inflation are uncertain.
As industry practices and legislative, regulatory, judicial, socio-economic, financial, technological and other environmental conditions change, unexpected and unintended issues related to claims liabilities and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the frequency and severity of claims. Moreover, legislative, regulatory, judicial or social influences may impose new obligations on insurers or reinsurers in connection with climate change that extend coverage beyond the intended contractual obligations, or result in an increase in the frequency or severity of claims beyond expected levels, as described in “—Global climate change, as well as increasing laws, regulation and litigation in the area of climate change, may have an adverse effect on our results of operations, financial condition or liquidity.”
In addition, increasing fraud and abuses at the primary claims level, as well as social inflation, including increased litigation, expanded theories of liability and rising settlement amounts and jury awards, have affected our reserving practices and loss exposures, and these trends may continue. In some instances, these changes may not become apparent until after we have issued insurance or reinsurance contracts that are affected by the changes. We regularly review the impact of these trends on loss reserves for notified claims to ensure our reserved position aligns to the latest information. In addition, actual losses may vary materially from the current estimate of losses based on a number of factors, as described elsewhere in these risk factors. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after issuance.
Our results may fluctuate as a result of many factors, including cyclical changes in the reinsurance and insurance industries.
Historically, the performance of the property and casualty reinsurance and insurance industries has tended to fluctuate in cyclical periods of price competition and excess underwriting capacity, followed by periods of high premium rates and shortages of underwriting capacity. Although an individual reinsurance and insurance company’s performance is dependent on its own specific business characteristics, the profitability of most property and casualty reinsurance and insurance companies tends to follow this market cycle. Further, this cyclical market pattern can be more pronounced in the reinsurance market in which Aspen Re competes and in the excess and surplus market in which Aspen Insurance primarily competes than in the standard insurance market. In addition, compared with historical cyclical periods, a cycle of increased price competition and excess underwriting capacity may continue for a prolonged period of time as new and existing reinsurance and insurance market participants and products continue to enter the reinsurance and insurance markets. Unfavorable market conditions may affect the ability of our reinsurance and insurance subsidiaries to write business at rates they consider appropriate relative to the risk assumed. If we cannot write business at appropriate rates, our business would be significantly and adversely affected. We are currently in a hard market cycle that has impacted a number of lines of business that we write, and we cannot predict whether or for how long such market cycle will continue in the future. This hard market cycle has been supported by the increased frequency and severity of natural catastrophe events, inflation and geopolitical tensions. Our business may be significantly and adversely affected if these conditions do not persist.
When premium rates are high and there is a shortage of capacity in the standard insurance market, growth in the excess and surplus market can be significantly more rapid than growth in the standard insurance market. Similarly, when there is price competition and excess underwriting capacity in the standard insurance market, many customers that were previously driven into the excess and surplus market may return to the standard insurance market, exacerbating the effects of price competition.
Demand for reinsurance is influenced significantly by underwriting and investment results in both the standard insurance and the excess and surplus markets and market conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of reinsurance industry surplus, among other factors. These in turn may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. In addition, the supply of reinsurance is affected by a reinsurer’s confidence in its ability to accurately assess the probability of expected underwriting outcomes, particularly with respect to catastrophe losses.
Since cyclicality is due in large part to the collective actions of insurers and reinsurers, general economic conditions and the occurrence of unpredictable events, we cannot predict the timing or duration of changes in the market cycle. These cyclical patterns cause our revenues and net earnings to fluctuate, which could have a material adverse effect on our financial condition or operating results.
Our reinsurers may not reimburse us for claims on a timely basis, or at all, which may materially and adversely affect our business, results of operations and financial condition.
The reinsurance contracts that we enter into to help manage our risks require us to pay premiums to the reinsurance carriers who will in turn reimburse us for a portion of covered policy claims. In many cases, a reinsurer will be called upon to reimburse us for policy claims many years after we have paid reinsurance premiums to the reinsurer. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us (the ceding insurer) of our primary liability to our policyholders. Our current reinsurance program is designed to limit our financial risk. However, our reinsurers may not pay claims we incur on a timely basis, or they may not pay some or any of these claims at all. For example, reinsurers may default in their financial obligations to us in the event of insolvency, insufficient liquidity, operational failure, political and/or regulatory prohibitions, fraud (including in relation to any collateral fraudulently provided), asserted defenses based on agreement wordings or the principle of utmost good faith, asserted deficiencies in the documentation of agreements or other reasons. Any disputes with reinsurers regarding coverage under reinsurance contracts could be time-consuming, costly and may not be resolved successfully. These risks could cause us to incur increased net losses, and, therefore, adversely affect our business, results of operations and financial condition.
A material proportion of our business relies on the assessment and pricing of individual risks by third parties.
We authorize managing general agents, general agents and other producers to write business or deal with claims on our behalf within underwriting authorities we prescribe. We rely on the underwriting controls of these agents and producers to write business within the underwriting authorities we provide. While we perform due diligence prior to entering into these arrangements, if we do not perform the appropriate level of due diligence or if we fail to confirm that the agents have adequate knowledge of the underwriting process and relevant regulations, we could face significant losses, which could have an adverse effect on our business, financial condition and operating results. In addition, although we monitor our underwriting on an ongoing basis, our monitoring efforts may not be adequate and our agents and producers may exceed their underwriting authorities or otherwise breach obligations owed to us. There is also the risk that we may be held responsible for obligations that arise from the acts or omissions of third parties if they are deemed to have acted on our behalf. In addition, our agents, producers, insureds or other third parties may commit fraud or otherwise breach their obligation to us. To the extent that our agents, producers, insureds or other third parties exceed their authorities, commit fraud, breach obligations owed to us or otherwise fail to comply with applicable laws and regulations (including but not limited to economic and trade sanctions, anti-

bribery and anti-corruption laws and anti-money laundering laws), our regulatory standing, our operating results and financial condition may be materially adversely affected.
Our reliance on third-party assessment and pricing of individual risk extends to our reinsurance treaty and subscription-based business. Similar to other reinsurers, we do not separately evaluate each of the individual risks assumed under most reinsurance treaties. We are therefore largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded to us may not adequately compensate us for the risks we assume and the losses we may incur. As a result of this reliance on ceding companies and “lead” markets for subscription business (where pricing and terms may be set by other insurance or reinsurance participants where Aspen adopts a “follow” position), our operating results and financial condition may be materially adversely affected.
The failure of any risk management and loss limitation methods we employ could have a material adverse effect on our financial condition and operating results.
We employ various risk management and loss limitation methods. We seek to manage our loss exposure by maintaining disciplined underwriting processes designed to guide the pricing, terms and acceptance of risk. These processes, which may include the use of pricing models, are intended to ensure that premiums received are sufficient to cover the expected levels of attritional losses and a contribution to the cost of catastrophes and large losses, where necessary. We also seek to mitigate our loss exposure by writing a number of our insurance and reinsurance contracts on an excess of loss basis, such that we only pay losses that exceed a specified retention. We also seek to limit certain risks, such as catastrophes and political risks, by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of zone boundaries and the allocation of policy limits to zones. In the case of proportional (also known as pro rata) property reinsurance treaties, we often seek per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses from any one event, although we may not be able to obtain such limits in certain markets. Various provisions in our policies intended to limit our risks, such as limitations or exclusions from certain coverage and choice of forum, may not always be enforceable. Purchasing reinsurance is another loss limitation method we employ which may not always respond in the way intended due to disputes relating to coverage terms, exclusions or counterparty credit risk.
There are inherent limitations in all of these actions and it is possible that an event or series of events could result in loss levels that could have an adverse effect on our financial condition and results of operations. It is also possible that our controls and monitoring efforts may be ineffective, permitting one or more underwriters to exceed their underwriting authority and cause us to (re)insure risks outside the agreed upon guidelines or that losses could manifest themselves in ways that we do not anticipate and that our risk mitigation strategies are not designed to address. Additionally, various provisions in our policies, such as limitations or exclusions from coverage or choice of forum negotiated to limit our risk may not be enforceable in the manner we intend. As a result, one or more natural catastrophes and/or terrorism or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or operating results.
In January 2022, Aspen Holdings and certain of its subsidiaries entered into the LPT with a subsidiary of Enstar. See “Material Contracts and Related Party Transactions—Loss Portfolio Transfer Agreement” for additional information. The LPT represents a repositioning of the adverse development cover previously entered into between the Company and Enstar in March 2020. The LPT transaction successfully closed in May 2022. The nature and structure of the LPT present certain risks to us, including risks related to claims, marketing, credit and reserving, as well as general management risks and the risk of differences in interpretation between the parties of the availability, scope and terms of coverage, all or any of which may have an uncertain impact across multiple operational functions and on our business generally.
The reinsurance that we purchase may not always be available on favorable terms or we may choose to retain a higher proportion of particular risks compared to previous years.
From time to time, market conditions have limited, and in some cases prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amount of reinsurance or retrocession protection on terms that are acceptable to us from entities with a satisfactory credit rating or which is collateralized. Even if such capacity is available, we may also choose to retain a higher proportion of particular risks than in previous years due to pricing, terms and conditions or strategic emphasis. We may also seek alternative means of transferring risk, including expanded participation via our ACM platform in alternative reinsurance structures. These solutions may not provide commensurate levels of protection compared to traditional retrocession. Our inability to obtain adequate reinsurance or other protection for our own account at favorable prices and on acceptable terms could have a material adverse effect on our business, operating results and financial condition.
Our financial condition and operating results may be adversely affected if actual claims exceed our loss reserves.
Our operating results and financial condition depend on our ability to accurately assess the potential losses associated with the risks that we (re)insure. While we believe that our loss reserves as of December 31, 2024 are adequate, establishing an appropriate level of loss reserves is an inherently uncertain process and requires a considerable amount of judgment. There are many factors that would cause our reserves to increase or decrease, which include, but are not limited to, changes in claim severity, changes in the expected level of reported claims, judicial action changing the scope and/or liability of coverage, changes in the legislative, regulatory, social and economic environment and unexpected changes in loss inflation. To the extent actual claims exceed our expectations, we will be required to recognize the less favorable experience immediately which could cause a material increase in our provisions for liabilities and a reduction in our profitability, including operating losses and reduction of capital.
We cannot estimate losses from widespread catastrophic events, such as hurricanes, earthquakes or pandemic events like COVID-19, using traditional actuarial methods. The magnitude and complexity of losses associated with certain of these events inherently increase the level of uncertainty and, therefore, there is a significant level of management judgment involved in arriving at loss reserve estimates. Similarly, our estimate of ultimate losses related to the COVID-19 pandemic continues to be subject to significant uncertainty, as such claims may emerge over time as the full impact of the pandemic and its effects on the global economy are realized. As a result, actual losses for these events may ultimately differ materially from current estimates.
While we believe that our historical experience is capable of providing us with meaningful actuarial indications, estimates and judgments for new (re)insurance lines of business are more difficult to make than those made for more mature lines of business because we have more limited historical information through December 31, 2024. A significant portion of our current loss reserves is in respect of incurred but not reported (“IBNR”) reserves. This IBNR reserve is based almost entirely on estimates involving actuarial and statistical projections of our expectations of the ultimate loss and claims handling expenses. In addition to limited historical information for certain lines of business, we utilize actuarial models as well as historical insurance industry loss development patterns to establish loss reserves. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from our reserve estimates, which could materially adversely affect our financial results.
Only reserves applicable to losses and loss adjustment expenses incurred up to the reporting date may be set aside in our financial statements, with no allowance for future losses. Our estimates of reserves for losses and loss expenses also include assumptions about future payments for settlement of claims and claims-handling expenses, such as medical treatment, awards for pain and suffering and litigation costs. We write casualty business in certain jurisdictions and other territories where claims inflation has for many years run at higher rates than general inflation. To the extent economic or social inflation, such as through outsized court awards, particularly in the United States, causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified, which could materially adversely affect our financial results.
We may be adversely impacted by economic or social inflation.
Our underwriting results, loss reserves and investment income, like those of other (re)insurers, are susceptible to the effects of economic inflation because premiums are established before the ultimate amounts of losses and loss expenses are known. Although we consider the potential effects of economic inflation when setting premium rates, premiums may not properly contemplate the effects of inflation and thereby essentially result in underpricing the risks we insure and reinsure. Loss reserves include assumptions about future payments for settlement of claims and claims-handling expenses, such as the cost of replacing property, associated labor costs and litigation costs for the property business we write. To the extent inflation causes costs to increase above loss reserves established for claims, we will be required to increase loss reserves with a corresponding reduction in net income in the period in which the deficiency is identified, which may have a material adverse effect on our underwriting results or financial condition. Unanticipated higher inflation could also lead to higher interest rates, which would negatively impact the value of our fixed income securities and potentially other investments.
Since 2022, economic inflation reached and has remained unusually high in many parts of the world, and central banks in the United States and other countries aggressively raised interest rates to counter inflation by slowing economic activity; however, the U.S. Federal Open Market Committee lowered its benchmark overnight borrowing rate over the course of 2024 and there have been signs of easing economic inflation. The long-term impact of ongoing monetary policy actions on financial markets and the real economy is still uncertain. Uncertainty and market turmoil has affected and may in the future affect, among other aspects of our business, the demand for and claims made under our products, the ability of customers, counterparties and others to establish or maintain their relationships with us, our ability to access and efficiently use internal and external capital resources and our investment performance and portfolio.
In addition, steps taken by central banks to control inflation and/or governments to stabilize financial markets and improve economic conditions may be ineffective, and actual or anticipated efforts to continue to unwind some of such steps could disrupt financial markets and/or could adversely impact the value of our investment portfolio. Any further increases in interest rates could decrease unrealized gains or increase unrealized losses on our debt securities portfolio. Higher inflation could lead to even higher interest rates, which would negatively impact the value of our existing fixed income or other investments.
We monitor the risk that the principal markets in which we operate could continue to experience increased inflationary conditions, which would, among other things, cause policyholder loss costs to increase, and negatively impact the performance of our investment portfolio. Inflation related to medical costs, wage costs, construction costs and tort issues in particular have impacted and continue to impact the property and casualty industry, and broader market inflation has increased and may continue to increase overall loss costs. The impact of inflation on loss costs could be more pronounced for those lines of business that are considered to be long-tail in nature, as they require a relatively long period of time to finalize and settle claims. We also provide coverage to the mortgage industry through insurance and reinsurance of mortgage insurance companies and U.S. government sponsored entity credit risk sharing transactions, and deteriorating economic conditions could cause mortgage insurance losses to increase and adversely affect our results of operations or financial condition.
In response to these inflationary impacts, we continue to assess and, where appropriate, initiate new or enhanced modeling and monitoring approaches to forecast and manage our results; however, there can be no assurance these approaches will shield us from the negative effects of rising inflation, which could materially and adversely impact our results of operations or financial condition.
Increases in the frequency and severity of cyber-attacks on our policyholders could adversely affect our financial condition and operating results.
The cybersecurity threat landscape is evolving, and there is a risk that increases in the frequency and severity of cyber-attacks on our policyholders could adversely affect our financial condition and operating results. This risk is also dependent on our policyholders’ cybersecurity defenses, and our issuance of policy terms which respond to the evolving threat landscape. In addition, our exposure to cyber-attacks includes exposure to silent cyber risks, meaning risks and potential losses associated with policies where cyber risk is not specifically included nor excluded in the policies. Even in cases where we attempt to exclude losses from cyber-related risks, there can be no assurance that a court or arbitration panel will interpret policy language, or otherwise issue a ruling, favorable to us.

Market and Liquidity Risks
Our investments are subject to interest rate, credit, and real estate related risks, which may adversely affect our net income and may adversely affect the adequacy of our capital.
We invest the net premiums we receive until such time as we pay out losses and/or until they are made available for distribution to ordinary and preferred shareholders, pay interest on or redeem debt and preferred shares or otherwise use such net premiums for general corporate purposes. Investment income comprises a substantial portion of our Group income. We therefore are exposed to significant financial and capital market risks, including changes in interest rates, credit spreads, credit defaults, foreign exchange rates, market volatility impacting the valuation of our investments, the performance of the economy in general and other factors outside our control. The impact of geopolitical tension, such as a deterioration in the bilateral relationship between the United States and China or an escalated or prolonged conflict between Russia and Ukraine or within the Middle East, including any resulting sanctions, export controls or other restrictive actions that may be imposed by the United States and/or other countries against governmental or other entities in, for example, Russia, also could lead to disruption, instability and volatility in the global markets, which may have an impact on our investments across negatively impacted sectors or geographies.
A significant portion of our investments could be influenced by changes in interest rates across a number of geographies. Interest rates are highly sensitive to many factors, including fiscal and monetary policies of major economies, inflation, economic and political conditions and other factors outside our control. Changes in interest rates can negatively affect net investment income in that, in a declining interest rate environment, investments in fixed maturities and short-term investments (fixed maturity portfolio) would earn interest income at lower rates. In a declining interest rate environment, the market value of our fixed income portfolio would increase. However, in a rising interest rate environment, the market value of our fixed income portfolio will decline, which we experienced in 2022 and 2023. Furthermore, depending on our liquidity needs and investment strategy, we may liquidate investments prior to maturity at a loss in order to cover liabilities as they become due or to invest in other investment opportunities that have better expected longer term profitability.
Our fixed maturity portfolio is primarily invested in high quality, investment grade securities, including collateralized loan obligations (“CLOs”). However, we invest a portion of the portfolio in securities that are below investment grade. We also invest a portion of our portfolio in other investments such as unrated private fixed and floating rate investments, and other specialty asset classes. These securities generally pay a higher rate of interest or return and may have a higher degree of credit or default risk. These securities may also be less liquid in times of economic weakness or market disruptions. Within these investments, we invest directly and indirectly in private loans and real estate assets, which, as described more fully below, are subject to additional risks.
Our business may be negatively impacted by adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions and the potential contagion impact to, and resulting stress on, the financial services sector generally.
Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Such events could include the failure of financial institutions or adverse developments affecting the Lloyd’s market.
Although we assess our banking relationships as we believe necessary or appropriate, we cannot guarantee that the banks or other financial institutions that hold our funds will not experience liquidity issues or failures in the future. We cannot predict whether such events may occur in the future, or what impact such events would have on the financial services sector and any heightened macroeconomic or political instability that may follow, including any regulatory changes. This could include impacts on the availability of our existing cash and cash equivalents or market value of our investments, or those of our trading partners such as regional program managers. In addition, we could be exposed to losses through our underwriting segments, including, but not limited to, within our financial and professional insurance portfolio.

In addition, widespread investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.
Our business may be adversely impacted by these developments in ways that we cannot predict at this time and we cannot guarantee that we will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions. Any of the foregoing could have a material adverse effect on our business, financial condition, liquidity and results of operations. In addition, the foregoing may have the effect of triggering or intensifying many of the risks described elsewhere in this “Risk Factors” section.
Our investments in private, secured commercial mortgage loans (“CML”) and private, secured middle market loans (“MML”) are subject to credit risk, market risk, servicing risk, loss from catastrophic events and other risks, which could diminish the value that we obtain from such investments.
As of December 31, 2024, $140.7 million of our total invested assets were invested in private, secured CMLs and in private, secured MMLs and other private debt. Defaults by borrowers in the payment or performance of their obligations underlying these assets could reduce our investment income and realized investment gains or result in the recognition of investment losses. For example, the value of our real estate-related loans depends in part on the financial condition of the borrowers, the value of the real properties underlying the mortgages and, for commercial properties, the financial condition of the tenants of the properties underlying those mortgages, as well as general and specific economic trends affecting the overall default rate. Certain of these borrowers have in the past, and may in the future, experience financial difficulties or such investments could require workouts or restructurings, which, in either case, could: (1) impact the value of our investments in such CMLs or MMLs, which impact could be significant; or (2) adversely affect our business, operating results or financial condition. An unexpectedly high rate of default on CMLs and/or MMLs may limit substantially the ability of the borrower or issuer of such securities to make payments to the loan holders, reducing the value of those loans or securities. As with all investments, such CMLs or MMLs may be subject also to third-party litigation risk, to which a member of the Aspen Group may be named as a party from time to time.
The CML and MML portfolios that we hold face both default and delinquency risk. An increase in the delinquency or default rate of our CML/MML portfolios or geographic or sector concentration within our CML/MML portfolios could materially and adversely impact our financial condition and results of operations. Any failure to manage these risks effectively could materially and adversely affect our financial condition and results of operations. In general, any significant weakness in the broader macro economy or significant problems in a particular real estate market or corporate market may cause a decline in the value of the real estate market and corporate assets securing the loans in that market, thereby increasing the risk of delinquency, default and foreclosure. This could, in turn, have a material adverse effect on our credit loss experience.
For more information on our CML and MML investments, which we also refer to as “privately-held investments,” refer to “Note 4—Investments” to our audited consolidated financial statements.
A portion of our invested assets are relatively illiquid and we may fail to realize profits from these assets for a considerable period of time, or lose some or all of the principal amount we invest in these assets if we are required to sell our invested assets at a loss to meet our insurance, reinsurance or other obligations.
We seek to configure our investment portfolio to provide and maintain sufficient liquidity to support our insurance, reinsurance and other obligations. However, in order to provide necessary long-term returns and to achieve our strategic goals, at times a portion of our assets may be relatively illiquid. A portion of our investments are in securities that are not publicly traded or that otherwise lack liquidity, such as our privately-held fixed maturity and floating rate securities, below investment grade securities and alternative investments.
We record our relatively illiquid types of investments at fair value. If we were forced to sell some or all of these assets, there can be no assurance that we would be able to sell them for the values at which such assets are recorded and we might consequently sell these assets at significantly lower values to the recorded value. When we hold a security or position, it is vulnerable to price and value fluctuations and may experience losses if we are unable to sell or hedge the position. Thus, it may be impossible or costly for us to liquidate positions rapidly in order to meet unexpected obligations. This potential mismatch between the liquidity of our assets and liabilities could have a material and adverse effect on our business, financial condition, results of operations and cash flows.
We also invest in CLOs and control over the CLOs in which we invest is exercised through collateral managers, who may take actions that could adversely affect our interests, and we may not have the right to direct collateral management. There may also be less information available to us regarding the underlying debt instruments held by CLOs than if we had invested directly in the debt of the underlying companies. Our investments in CLOs are also subject to liquidity risk as there is a less liquid market for CLOs (when compared, by way of illustration, to U.S. Government Treasuries). Accordingly, we may suffer unrealized depreciation and could incur realized losses in connection with the sale of our CLO investments.
Volatility and uncertainty in general economic conditions and in financial and mortgage markets could adversely impact our business prospects, operating results, financial position and liquidity.
Since 2022, due to significant inflation, the rapid and strong rise in interest rates and ongoing uncertainty with respect thereto, the possibility of a recession, ongoing uncertainty as to the emergence of potential new COVID-19 variants and other global macroeconomic and geopolitical tensions, global financial markets have been characterized by volatility and uncertainty. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or make credit harder to obtain. Uncertainties in the financial and mortgage markets may also affect our counterparties which could adversely affect their ability to meet their obligations to us.
Deterioration or volatility in the financial markets or general economic and political conditions could result in a prolonged economic downturn or trigger another recession and our operating results, financial position and liquidity could be materially and adversely affected. Further, unfavorable economic conditions could have a material adverse effect on certain or any of the lines of business we write, including, but not limited to, credit and political risks and professional liability risks.
We provide credit reinsurance to mortgage guaranty insurers and commercial credit insurers. We are exposed to the risk that losses from mortgage insurance materially exceed the net premiums that are received to cover such risks, which may, subject to liability caps, result in operating and economic losses to us. Mortgage insurance underwriting losses that have the potential to exceed our risk appetite are associated with the systemic impacts of severe mortgage defaults, driven by large scale economic downturns and high unemployment.
Such matters may have the effect of triggering or intensifying many of the risks described elsewhere in this “Risk Factors” section.
The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our operating results or financial position.
We perform a detailed analysis each reporting period end to assess movements in the fair values of available for sale debt securities in accordance with applicable accounting guidance regarding the recognition and presentation of current expected losses. The process of determining an allowance for available for sale securities requires judgment and involves analyzing many factors. For additional information regarding this process, and the changes to the applicable accounting policies, refer to “Note 2(c)—Basis of Presentation and Significant Accounting Policies—Accounting for Investments, Cash and Cash Equivalents” and “Note 2(m)—Basis of Presentation and Significant Accounting Policies—Accounting Pronouncements” to our audited consolidated financial statements. Assessing the accuracy of the allowances reflected in our financial statements is inherently uncertain given the subjective nature of the process. Furthermore, additional impairments may need to be taken or allowances provided in the future with respect to events that may impact specific investments. While our current allowance is not material, the current allowance may not be indicative of future impairments or allowances. Thus, future material impairments themselves or any error in accurately accounting for them may have a material adverse effect on our financial condition or results of operations.
Our financial condition or operating results may be adversely affected by currency fluctuations that we may not be effective at mitigating.
Our reporting currency is the U.S. dollar. However, a significant portion of our operations is conducted outside the United States in a variety of foreign (non-U.S.) currencies. Accordingly, we are subject to legal, economic and market risks associated with devaluations and fluctuations in currency exchange rates. Our assets and liabilities denominated in foreign currencies are therefore exposed to changes in currency exchange rates, which may be material. The principal currencies creating foreign exchange risk are the British Pound, the Euro, the Swiss Franc, the Australian Dollar, the Canadian Dollar and the Singapore Dollar. At December 31, 2024, 25.2% of gross written premiums were denominated in non-U.S. currencies. We employ various strategies, including the use of foreign exchange forward contracts and other derivative financial instruments, to manage our exposure to foreign currency exchange risk. To the extent that these exposures are not fully offset or hedged, or the hedges are ineffective at mitigating adverse effects, our financial results and condition may be negatively impacted by fluctuations in foreign currency exchange rates.
Credit Risks
Our operating results may be adversely affected by the failure of policyholders, brokers or other intermediaries or reinsurers to honor their payment obligations.
In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, coverholders, agents or other third parties and these parties, in turn, pay these amounts to the policyholders that purchased insurance and reinsurance from us. In some jurisdictions where we write a significant amount of business, if such a third party fails to make such a payment it is highly likely that we will be liable to the policyholder for the deficiency because of local laws or contractual obligations. Likewise, when the policyholder pays premiums for policies to such third parties for payment to us, these premiums are generally considered to have been paid and, in most cases, the policyholder will no longer be liable to us for those amounts whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers and other agents or representatives with respect to most of our (re)insurance business.
In addition, bankruptcy, liquidity problems, distressed financial conditions, sanctions or the general effects of economic recession may increase the risk that policyholders may not pay a part of, or the full amount of, premiums owed to us despite an obligation to do so. The terms of our contracts or local law may not permit us to cancel our insurance even if we have not received payment. If non-payment becomes widespread, whether as a result of bankruptcy, lack of liquidity, adverse economic conditions, operational failure, delay due to litigation, bad faith and fraud or other events, it could have a material adverse impact on our business and operating results.
We purchase reinsurance for our own account in order to mitigate the effect of certain large and multiple losses upon our financial condition. Our reinsurers or capital market counterparts are dependent on their ratings in order to continue to write business and some have suffered downgrades in ratings in the past as a result of their exposures. Our reinsurers or capital market counterparties may also be affected by adverse developments in the financial markets, which could adversely affect their ability to meet their obligations to us. Insolvency of these counterparties, their inability to continue to write business or reluctance to make timely payments under the terms of their agreements with us could have a material adverse effect on us because we remain liable to our insureds or cedants in respect of the reinsured risks.
During periods of economic uncertainty, such as the current environment, our consolidated credit risk to these parties may materially increase.

Strategic Risks
Competition and consolidation in the (re)insurance industry could reduce our growth and profitability.
Insurance and reinsurance markets are highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European and other international (re)insurers and underwriting consortia and syndicates, including syndicates at Lloyd’s, some of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the (re)insurance markets. In addition, capital market participants have created alternative products that are intended to compete with reinsurance products. Until recently, new and alternative capital inflows in the (re)insurance market and the retention by cedants of more business had caused an excess supply of (re)insurance capital and may again in the future. We have sought to address this risk by developing our own capital markets capability through ACM. See further information on associated risks described elsewhere in this “Risk Factors” section, including “—We are exposed to risks in connection with our management of alternative reinsurance platforms on behalf of investors in any entities ACM manages or could manage in the future.”
There has also been a large volume of merger and acquisition activity in the (re)insurance sector in recent years which may continue and we may experience increased competition as a result of that consolidation with consolidated entities having enhanced market power. As the (re)insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater.
Increased competition could result in fewer submissions, lower premium rates, less favorable policy terms and conditions and greater expenses relating to customer acquisition and retention, which could have a material adverse impact on our operating results or financial condition.
Our Operating Subsidiaries are rated and our Lloyd’s business benefits from a rating by one or more of A.M. Best and S&P and a decline in any of these ratings could adversely affect our standing among brokers and customers and cause our premiums and earnings to decrease, or may otherwise result in an adverse effect on our business, financial condition and operating results.
Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies and will also impact the cost and availability of capital to an insurance company. Rating agencies represent independent opinions of the financial strength of insurers and reinsurers and their ability to meet policyholder obligations. Our existing ratings by A.M. Best and S&P represent an important consideration in maintaining customer confidence in us and in our ability to market insurance products. Rating organizations regularly analyze the financial performance and condition of insurers and some policyholders are required to obtain insurance coverage from insurance companies that have an “A-” (Strong) rating or higher.
The S&P financial strength and issuer credit ratings of Aspen Bermuda, AAIC and Aspen UK are “A-” (Strong), while the long-term issuer credit rating of Aspen Holdings is “BBB.” On March 4, 2025, S&P affirmed the issuer credit ratings of Aspen Holdings, Aspen Bermuda, AAIC and Aspen UK. The outlook assigned to all these ratings is stable. Aspen Specialty is not currently rated by S&P and has a financial strength rating of “A” (Excellent) by A.M. Best with a stable outlook. On April 30, 2021, A.M. Best affirmed the financial strength rating of “A” (Excellent) for Aspen Bermuda, Aspen UK, Aspen Specialty and AAIC and upgraded its outlook to stable from negative, and both the rating and outlook were affirmed on July 12, 2024. Aspen Lloyd’s benefits from the Lloyd’s market financial strength rating of “A+” (Superior) with a stable outlook by A.M. Best and “AA-” (Very Strong) with a stable outlook by S&P.
The ratings of our Operating Subsidiaries are subject to periodic review by, and may be placed on credit watch, revised downward or revoked at the sole discretion of, A.M. Best or S&P. For more information, see “Business—Ratings.” These ratings are intended to measure a company’s ability to repay its obligations and are based upon criteria established by the rating agencies. Ratings may be solicited or unsolicited.
Previously, S&P issued a rating to Highlands Holdings Bond Issuer, Ltd. and Highlands Holdings Bond Co-Issuer, Inc. (the “Issuers”), each of which was an affiliate of Highlands Bermuda Holdco, Ltd., in relation to the

$500 million aggregate principal amount of 7.625% / 8.375% Senior Secured PIK Toggle Notes due 2025 (the “Notes”). In October 2024, the Apollo Shareholders entered into two private loan facilities incurring an aggregate of $540 million in indebtedness and used the proceeds from such facilities to finance the redemption of the Notes ahead of the maturity date (the “Private Facility”). S&P confirmed that it takes into consideration the Private Facility in its leverage and coverage calculations of the Company, which aligns with S&P’s prior treatment of the Notes. In addition, S&P expects us to maintain capital adequacy above the extreme stress scenario (99.99% confidence level) under the S&P capital model to maintain the “A-” rating of Aspen Bermuda, AAIC and Aspen UK. Should we experience weaker-than-expected underwriting performance, should our capital adequacy position decline and remain below the extreme stress scenario (99.99% confidence level) for a prolonged period, should our financial leverage materially increase or liquidity materially decrease, among other factors, we may be required to maintain a greater amount of capital in order to maintain our existing ratings or become subject to a ratings downgrade.
The rating agencies with whom we maintain an interactive rating relationship for the purposes of the solicited ratings, currently A.M. Best and S&P, continuously evaluate us to confirm that we continue to meet the criteria of the rating assigned to us. Our ratings may be revised downward or revoked at the sole discretion of the rating agencies at any time. The financial strength ratings assigned by rating agencies to insurance or reinsurance companies are based upon factors relevant to cedants, which include factors not entirely within our control, including factors impacting the financial services, insurance and reinsurance industries generally. Financial strength ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security, including our ordinary shares.
If our Operating Subsidiaries’ or if Lloyd’s ratings are reduced from their current levels by either A.M. Best or S&P, our competitive position in the (re)insurance industry might suffer and it may be more difficult for us to market our products, expand our (re)insurance portfolio and renew our existing (re)insurance policies and agreements. A rating downgrade may also require us to establish trusts or post letters of credit for ceding company clients and could trigger provisions allowing some clients to terminate their (re)insurance contracts with us. Some contracts also provide for the return of premium to the ceding client in the event of a rating downgrade. It is increasingly common for our reinsurance contracts to contain such terms. Whether a cedant would exercise any of these rights could depend on various factors, such as the reason for and the extent of such downgrade, the prevailing market conditions and the pricing and availability of replacement reinsurance coverage. A downgrade could result in a substantial loss of business as ceding companies and brokers that place such business move to other reinsurers with higher ratings and therefore such downgrade may materially and adversely impact our business, operating results, liquidity and financial flexibility.
In addition, a downgrade of the financial strength rating of Aspen UK, Aspen Bermuda, AAIC or Aspen Specialty by A.M. Best below “B++” would constitute an event of default under one or more of our financing facilities. Additionally, the cost and availability of unsecured financing are generally dependent on the borrower’s long-term and short-term debt ratings. A lower rating may lead to higher borrowing costs, thereby adversely impacting our liquidity and financial flexibility and by extension our business, financial condition and results of operations.
Increasing scrutiny and evolving expectations from investors, customers, regulators, policymakers and other stakeholders regarding environmental, social and governance matters may adversely affect our reputation or otherwise adversely impact our business and results of operations.
ESG encompasses a wide range of issues, including climate change and other environmental and social risks, and failure to communicate a clear strategy to manage these risks and/or lacking progress on the implementation of a comprehensive climate risk management framework may pose reputational or litigation risks. Internal and external stakeholders, including regulators and investors, have placed increased and rapidly evolving importance on how we are addressing ESG issues. Reputational risks develop through the insurance coverage provided, or not provided, to policyholders that conduct business activities with negative impacts on the climate or from investments held in certain industries, or via Aspen’s operations and internal programs, directly or via third parties that provide services for us. Regulators and lawmakers have adopted and may continue to adopt ESG-related laws, rules and guidance, which may conflict with one another and impose additional costs and operational burdens on us. A lack of harmonization globally and within jurisdictions in relation to ESG legal and regulatory reform leads to a risk of fragmentation in group level priorities as a result of the different pace and type of sustainability transition across global jurisdictions. This may create conflicts across our global business which could risk inhibiting our future implementation of, and compliance with, rapidly developing ESG standards and requirements, and potentially pose litigation, investigation and/or reputational risks. While we have procedures to monitor regulatory change, it is not possible to predict the impact of such regulatory or legislative changes, and such changes may affect the way we conduct our business and manage our capital and risk profile, which in turn could affect our results of operations, financial condition and liquidity. If we are unable to meet targets, standards, or expectations, whether established by us or third parties, it could result in adverse publicity, reputational harm, or loss of customer and/or investor confidence, which could adversely affect our business and results of operations. For further information, see “—Risks Related to Our Business—Global climate change, as well as increasing laws, regulation and litigation in the area of climate change, may have an adverse effect on our results of operations, financial condition or liquidity.”
Any future acquisitions, growth of our operations through the addition of new lines of (re)insurance business, expansion into new geographic regions and/or joint ventures or partnerships may expose us to risks.
As part of our long-term strategy, we have pursued, and may continue to pursue, growth through acquisitions and/or strategic investments in new businesses or entering into strategic ventures with third parties. The negotiation of these transactions as well as the integration of an acquired business or new personnel could result in a substantial diversion of management resources. Successful integration depends, among other things, on our ability to effectively integrate acquired businesses or new personnel into our existing risk management and financial and operational reporting systems, establish satisfactory budgetary and other financial controls, manage any regulatory issues created by our entry into new markets and geographic locations, retain key personnel and obtain personnel required for expanded operations. The failure to integrate successfully or to manage the challenges presented by the integration process may have an adverse effect on our business, financial condition or results of operations.
There can be no assurance that the integration of acquired businesses or new personnel will be successful, that we will realize anticipated synergies, cost savings and operational efficiencies, or that the business acquired will prove to be profitable or sustainable. The failure to integrate acquired businesses successfully or to manage the challenges presented by the integration process may adversely impact our financial results. Acquisitions could involve numerous additional risks such as potential losses from unanticipated litigation or levels of claims and inability to generate sufficient revenue to offset acquisition costs. In addition, the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates or the liabilities assumed may be greater than expected. Our ability to grow through acquisitions will depend, in part, on our success in addressing these risks. Our failure to manage successfully any of the foregoing challenges and risks may adversely impact our results of operations.
We depend on a few brokers for a large portion of our insurance and reinsurance revenues and the loss of business provided by any one of those brokers could adversely affect us.
We market our (re)insurance worldwide primarily through (re)insurance brokers and derive a significant portion of our business from a limited number of brokers. For the twelve months ended December 31, 2024, three brokers, Marsh & McLennan Companies, Inc., Aon Corporation and Arthur J. Gallagher, accounted for 32.4%, 25.1% and 16.3%, respectively, of our reinsurance gross written premiums.
In our insurance business, ten brokers collectively accounted for 61.3% of our gross written premiums for the twelve months ended December 31, 2024. The top three brokers out of these ten were Arthur J. Gallagher, Marsh & McLennan Companies, Inc. and Aon Corporation accounting for 11.0%, 10.5% and 9.9% of such gross written premiums, respectively, for the twelve months ended December 31, 2024. Refer to “Business—Business Distribution” below for our principal brokers by segment. Our relationships with our brokers and agents are based on the quality of our underwriting and claim services, as well as our financial strength ratings. Any deterioration in these factors could result in the brokers advising our clients to place their business with other (re)insurers. In addition, these brokers and agents also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that may compete with us and these brokers may favor their own (re)insurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse impact on our business and results of operations.

In addition, there has been a trend of increased consolidation of agents and brokers and of agents and brokers strategically reducing the numbers of insurers with which they do business to gain efficiency for their placement efforts. As we distribute most of our products through agents and brokers, consolidation could impact our ability to access business and our relationships with, and fees paid to, agents and brokers. In the Lloyd’s market, independent London wholesalers continue to be acquired by larger global brokers, which may result in enhanced market power for these larger brokers in placing (re)insurance. In the U.S. market, larger regional retailers are also being acquired by the larger global brokers. Consolidation of distributors may also increase the likelihood that distributors will try to renegotiate the terms of existing selling agreements to terms less favorable to us. As brokers merge with or acquire each other, any resulting failure or inability of brokers to market our products successfully, or the loss of a substantial portion of the business sourced by one or more of our key brokers, could have a material adverse effect on our business and results of operations.
We are exposed to risks in connection with our management of alternative reinsurance platforms on behalf of investors in any entities ACM manages or could manage in the future.
Those of our subsidiaries that are engaged in the management of alternative reinsurance platforms as part of our ACM division may owe certain legal duties and obligations to third-party investors (including reporting obligations) and are subject to a variety of often complex laws and regulations relating to the management of those structures. Although we continually monitor our policies and procedures to ensure compliance, faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established policies and procedures could result in our failure to comply with applicable laws or regulations which could result in significant liabilities, penalties or other losses and significantly harm our business and results of operations. Additionally, ACM also raises capital from third-party investors that may be invested in a vehicle that is a reinsurer of an Aspen entity but may be managed by a third-party administrator.
Our third-party investors may decide to redeem their interests, which could materially impact the financial condition of the entities supporting our underwriting. Certain of our third-party capital investors provide significant capital investment. The loss or alteration of this capital support could be detrimental to our financial condition and results of operations. Moreover, we can provide no assurance that we may be able to attract and raise additional third-party capital for our existing entities or for potential new entities and therefore we may forego existing and/or potential attractive fee income and other income-generating opportunities.
Furthermore, notwithstanding any capital holdback, we may decide to return to our investors all or a portion of their capital held as collateral prior to the maturity specified in the terms of the particular underlying transactional documents. A return of capital to our investors is final. As a result, if we release collateral early and capital is returned to our investors, we may not have sufficient collateral to pay the claims associated with such losses in the event losses are significantly larger than we anticipated. In addition, the value of any collateral held may be impacted by macroeconomic, geopolitical or other factors that could lead to investment volatility.
We may require additional capital in the future, which may not be available or may only be available on unfavorable terms. We may have to raise capital following significant insured losses, potentially resulting in capital being raised at valuations significantly below the original ordinary share price.
Our future capital requirements depend on many factors, including our ability to write new business successfully, deploy capital into more profitable business lines, identify acquisition opportunities, manage investments and preserve capital in volatile markets, and establish premium rates and reserves at levels sufficient to cover losses.
We require liquidity to:
•pay claims;
•fund our operating expenses;
•to the extent declared, pay dividends (including the payment of dividends to the holders of our Preference Shares);

•fund liquidity needs caused by investment losses;
•replace or improve capital in the event of a depletion of our capital as a result of significant reinsurance losses;
•meet rating agency or regulatory capital requirements;
•respond to competitive pressures;
•service our debt; and
•meet capital requirements.
To the extent our funds are insufficient or unavailable to fund future operating requirements or cover claims losses, whether due to regulatory or contractual restrictions (such as to pay additional or callable contributions to the Lloyd’s central fund), underwriting or investment losses or otherwise, we may need to raise additional funds through corporate finance transactions or curtail our growth and reduce our liabilities. Any such financing, if available at all, may be on terms that are not favorable to us. Additionally, in a rising interest rate environment, such financing may result in a higher cost of capital. Our ability to raise such capital successfully would depend upon the facts and circumstances at the time, including our financial position and operating results, market conditions and applicable regulatory filings and legal issues. If we cannot obtain adequate capital on favorable terms, or obtain it at all, our business, financial condition and operating results could be adversely affected. Furthermore, financial markets have experienced extreme volatility and disruption due in part to financial stresses affecting the liquidity of the banking system and the financial markets generally. These circumstances have reduced access to the public and private equity and debt markets at such times.
In addition, we may not achieve the desired regulatory capital treatment for any potential issuance of debt or equity securities due to changing solvency capital eligibility requirements under the Bermuda Insurance (Group Supervision) Rules 2011, as amended from time to time (the “Group Supervision Rules”) to which we are subject. For these instruments to continue to receive the intended regulatory capital treatment, their terms must reflect the criteria contained in the Group Supervision Rules and any amendments thereto. If the BMA applies any changes to the Group Supervision Rules governing eligible capital such that our outstanding Preference Shares or other securities we may issue in the future no longer receive their intended capital treatment under the Group Supervision Rules, we may be unable to maintain adequate regulatory capital. If we cannot obtain adequate capital or credit, our business, results of operations and financial condition could be adversely affected by, among other things, our inability to finance future acquisitions.
Our debt, credit and International Swaps and Derivatives Association (“ISDA”) agreements may limit our financial and operational flexibility, which may affect our financial condition, liquidity and ability to conduct our business.
We have incurred indebtedness and may incur additional indebtedness in the future. Additionally, we have incurred indebtedness under the Term Loan Credit Agreement (as defined below) and have entered into credit facilities with various institutions which provide revolving lines of credit to us and our Operating Subsidiaries and issue letters of credit to our clients in the ordinary course of business. We have also entered into ISDA agreements relating to derivative transactions.
The agreements relating to our debt, including the Term Loan Credit Agreement, credit facilities and our ISDA agreements contain covenants that may limit our ability, among other things, to borrow money, make particular types of investments or other restricted payments, sell assets, merge or consolidate. Such agreements also typically contain reporting and disclosure affirmative covenants. Some of these agreements also require us to maintain specified ratings and financial ratios, including a minimum net worth covenant. If we fail to comply with these covenants or meet required financial ratios, the lenders or counterparties under these agreements could declare a default and demand immediate repayment of all amounts owed to them and require collateralization of any current or future obligations of the Company. Additionally, a default under our debt, credit facilities or ISDA agreements could limit our ability to obtain credit or enter into such transactions on favorable terms, or at all. As a result, our business, financial condition and operating results could be adversely affected.
If we are in default under the terms of these agreements, we may also be restricted in our ability to declare or pay any dividends, redeem, purchase or acquire any shares or make a liquidation payment and are at risk of cross-default on other arrangements. In addition, the cost and availability of these arrangements vary and any adverse change in the cost or availability of such arrangements could adversely impact our business, financial condition and operating results.
Regulatory Risks
Political, regulatory, governmental and industry initiatives and the inability of third parties with whom we do business to appropriately manage their risks, may have a material adverse effect on our business, financial condition, results of operations, liquidity, cash flows and prospects.
Certain of the laws and regulations to which our Operating Subsidiaries are subject are summarized under “Certain Regulatory Considerations.” Changes in the laws and regulations relevant to our business may have a material adverse effect on our business, financial condition, results of operations, liquidity, cash flows and prospects. The laws and regulations of the jurisdictions in which our insurance and reinsurance subsidiaries are domiciled require, among other things, maintenance of minimum levels of statutory capital, surplus, and liquidity; various solvency standards; and periodic examinations of subsidiaries’ financial condition. In some jurisdictions, laws and regulations also restrict payments of dividends and reductions of capital and require prior approval in connection with a potential acquisition or change of control. Applicable statutes, regulations, and policies may also restrict the ability of these subsidiaries to write insurance and reinsurance policies, to make certain investments, and to distribute funds. In addition, as industry practices and legislative, regulatory, judicial, social, financial, technological and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the frequency and severity of claims. In some instances, these changes may not become apparent until after we have issued insurance or reinsurance contracts that are affected by the changes.
Some of these authorities regularly consider enhanced or new regulatory requirements intended to prevent future crises or otherwise assure the stability of institutions under their supervision. These authorities may also seek to exercise their supervisory authority in new and more robust ways, and new regulators could become authorized to oversee parts of our business. The purpose of insurance laws and regulations generally is to protect policyholders and ceding insurance companies, not our shareholders or other security holders. Failure to comply with or obtain appropriate authorizations and/or exemptions under any applicable laws and regulations could result in restrictions on our ability to do business or undertake activities that are regulated in one or more of the jurisdictions in which we conduct business and could subject us to fines, other sanctions and reputational injury.
It is not possible to predict all future impacts of political, regulatory, governmental or industry changes but they could affect the way we conduct our business and manage our capital, and may require us to satisfy increased capital requirements or to incur additional expenses, any of which, in turn, could affect our results of operations, financial condition and liquidity. Additionally, changes in regulations may result in discrepancies or conflicts among the jurisdictions in which we operate, which may increase our compliance burdens and costs, and new or changing laws, tariffs on services or goods or other protectionist measures may adversely impact our operational and compliance costs. With respect to tariffs, it is unclear how recently-announced tariffs and tariff disputes may impact our business, but there may be a ripple effect on how these impact certain industries which we support through the provision of our insurance and reinsurance products. Sustained escalation of tariff setting and tariff disputes has the potential to result in a global economic slowdown. We cannot predict the impact of these actions on our business and results of operations.
The foreign and U.S. federal and state laws and regulations that are applicable to our operations, including those at Lloyd’s, are complex and may increase the costs of regulatory compliance or subject our business to the possibility of regulatory actions or proceedings. In addition to insurance and financial industry regulations, our activities are also subject to relevant economic and trade sanctions administered by the U.S. Department of the

Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, and other relevant sanctions authorities, as well as money laundering regulations and anti-corruption laws including, but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, which may increase the costs of regulatory compliance, limit or restrict our ability to do business or engage in certain regulated activities, or subject us to the possibility of regulatory actions, proceedings and fines.
Our global operations expose us to the risk of violating, or being accused of violating, economic and trade sanctions laws and regulations. As part of our business, we may, from time to time, engage in limited sales and transactions involving certain countries, entities and individuals that are targets of economic sanctions, provided that such sales and transactions are authorized pursuant to applicable economic sanctions laws and regulations. However, we cannot predict the nature, scope or effect of future regulatory requirements, including changes that may affect existing regulatory authorizations, and we cannot predict the manner in which existing laws and regulations might be administered or interpreted. Further, while we maintain policies and procedures designed to maintain compliance with applicable economic and trade sanctions, there can be no guarantee that our policies and procedures will be effective in preventing violations, which could adversely affect our reputation, business, financial condition or results of operations. If in the future we are found to be in violation of U.S. or other applicable economic sanctions or export control laws, it could result in substantial fines and penalties for us, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and other remedial measures. Investigations of alleged violations can be expensive and disruptive. The insurance industry is also affected by political, judicial, and legal developments that may create new and expanded regulations and theories of liability. The current economic and financial climates present additional uncertainties and risks relating to increased regulation and the potential for increased involvement of the United States and other governments in the financial services industry.
In response to changes to U.S. credit for reinsurance rules arising from the 2017 Covered Agreement between the United States and European Union (“E.U.”) and the 2018 Covered Agreement between the United States and the United Kingdom, Aspen Bermuda has obtained reciprocal jurisdiction reinsurer status with Texas as its lead state. Reinsurers licensed in reciprocal jurisdictions (which include the United Kingdom, E.U. member states, Bermuda, Japan and Switzerland) are not required to post reinsurance collateral to U.S. cedants if approved as reciprocal jurisdiction reinsurers in the cedant’s U.S. state of domicile. With its approval from Texas, Aspen Bermuda was able to facilitate passporting applications in additional U.S. states throughout 2022, with renewal of the same for all U.S. states now operationalized and embedded. “Passporting” refers to the process under which a U.S. state has the discretion to defer to the determination by another U.S. state that a reinsurer is a reciprocal jurisdiction reinsurer, thereby excusing the approved reinsurer from collateral requirements in such state. Aspen Bermuda also retains its status as a certified reinsurer in a number of U.S. states, enabling it to provide reduced collateral for historical risks written. There is no guarantee that Aspen Bermuda will maintain its reciprocal jurisdiction reinsurer or certified reinsurer status, and changes in laws and regulations applicable to the provision of collateral by offshore or unauthorized reinsurers such as Aspen Bermuda may have a material adverse impact on our capital management approach, financial condition, results of operations, liquidity, cash flows and prospects. Refer to “Certain Regulatory Considerations—U.S. Insurance Regulation—Credit for Reinsurance” for more information.
In the event or absence of changes in applicable laws and regulations in particular jurisdictions, we may from time to time face challenges, or changes in approach to oversight of our business from insurance or other regulators, including challenges resulting from implementing new or additional processes or procedures that cannot be quickly adapted to address new regulatory requirements. Moreover, we could be, or our employees acting on our behalf, could be found to have violated existing laws, rules or regulations. Our regulators, as well as Lloyd’s, have the ability to make regulatory interventions using their powers, including through investigations, requests for data and analysis, interviews or reviews (including, but not limited to, skilled persons reports under section 166 of the U.K. Financial Services and Markets Act 2000 (“FSMA”)), which regulatory intervention may require, or may in the past have imposed, specific remediation, including via guidance on a confidential basis, in respect of historical practices, changes to our existing practices, public censure, financial or other penalties, the loss or restriction of regulatory permissions necessary to carry out our business in the same manner as before, and/or additional regulatory capital to be held. Such matters could have a material adverse effect on our business, results of operations and financial condition.

We are involved in periodic meetings with, and reviews by, regulators, pursuant to which they review our business and provide challenges in order to test and validate the supervisory and work plan adopted by their supervisory teams. Through such processes, our regulators may validate and/or challenge, among other things, our strategy, business plans, internal governance, risk and capital management and compliance frameworks. Our regulators have required us, and we are under continuing obligations, to remediate failures, weaknesses and other issues that they have identified, including, but not limited to, with respect to our underwriting performance, reserving risk and capital management and governance, which, if we are unsuccessful in remediating, could result in greater regulatory intrusion, enforcement action and/or the exercise of our regulators’ own initiative powers (including imposing restrictions on our underwriting and/or a requirement to maintain additional capital, which would reduce our underwriting capacity). We continuously introduce and implement initiatives to improve our business, including our underwriting performance, risk and capital management and governance, which, if we are unable to successfully embed within our operations, could result in greater regulatory intrusion and/or enforcement action or the exercise of our regulators’ own initiative powers, which could have a material adverse effect on our business, results of operations and financial condition.
We believe it is likely there will continue to be increased regulation of, and other forms of government participation in, our industry in the future, which could materially adversely affect our business by, among other things: providing reinsurance capacity in markets and to policyholders that we target or requiring our participation in industry pools and guaranty associations; further restricting our operational or capital flexibility; expanding the scope of coverage under existing policies; regulating the terms of our (re)insurance policies; adopting further or changing compliance requirements which may result in additional costs which may adversely impact our results of operation; or disproportionately benefiting the companies domiciled in one country over those domiciled in another.
We maintain policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, we cannot provide assurance that our internal controls and compliance systems will always protect us from liability for acts committed by employees, agents, third parties or business partners of ours (or of businesses we acquire or partner with) that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, bribery, fraud, kickbacks and other related laws. Any such improper actions or allegations of such acts could subject us to significant sanctions, including civil or criminal fines and penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as related shareholder lawsuits and other remedial measures, all of which could adversely affect our reputation, business, financial condition and results of operations. Investigations of alleged violations can also be disruptive and cause us to incur significant legal and investigatory fees.
In addition, for certain lines of business, we authorize managing general agents, coverholders, producers or other agents to write business on our behalf within underwriting authorities determined by us. We rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we have contractual protections in some instances and we monitor such business on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. While we conduct underwriting, financial, claims and information technology due diligence reviews and apply rigorous standards in the selection of these counterparties, there is no assurance they have provided us accurate or complete information to assess their risk or that they can manage effectively their own risks. The counterparties are also subject to the same global increase in cyber incidents, including ransomware, and we cannot offer assurances that these counterparties have sufficient technical and organizational controls to mitigate these risks. Consequently, we assume a degree of credit and operational risk of those parties, and a material failure to manage their risks may result in material losses or damage to us. Our financial condition and results of operations could be materially adversely affected by any one of these issues.
Changes in regulations that adversely affect the U.S. mortgage insurance and reinsurance market could affect our operations significantly and could reduce the demand for mortgage insurance.
In addition to the general regulatory risks to which we are subject, the reinsurance we write could also be indirectly affected by various additional regulations relating particularly to our U.S. mortgage reinsurance operations. U.S. federal and state regulations affect the scope of operations of mortgage guaranty insurers, commercial credit insurers and the government-sponsored enterprises (“GSEs”) to whom we provide credit reinsurance. Legislative and regulatory changes could cause demand for private mortgage insurance to decrease, which could have an adverse impact on our U.S. mortgage reinsurance operations. Increases in the maximum loan amount that the U.S. Federal Housing Administration can insure, and reductions in the mortgage insurance premiums it charges, can reduce the demand for private mortgage insurance. Decreases in the maximum loan amounts GSEs, such as the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac), will purchase or guarantee, increases in GSE fees, or decreases in the maximum loan-to-value ratio for loans the GSEs will purchase, can also reduce demand for private mortgage insurance. Changes to the GSEs capital requirements via the Enterprise Regulatory Capital Framework could decrease their use of credit-risk transfer transactions, a key element of our mortgage reinsurance business. Changes in these laws or regulations could have an indirect adverse impact on the profitability of our U.S. mortgage reinsurance business.
The United Kingdom’s withdrawal from the European Union has had, and may continue to have, an adverse impact on our business, results of operations and financial condition.
The Company continues to face regulatory costs and challenges as a result of Brexit. Mutual equivalence between the United Kingdom and European Union in relation to financial services has not been recognized as of December 31, 2024.
As a result of Brexit, Aspen UK has lost its financial services passports which provided it the license to operate across borders within the European Economic Area (the “EEA”) without obtaining local regulatory approval where insurers and cedants are located. The Company’s Lloyd’s operations are able to continue in the EEA through Lloyd’s Insurance Company, S.A. (“Lloyd’s Insurance Company”).
However, operational and capital requirements relating thereto might result in increased costs or Funds at Lloyd’s and might not provide the same access to markets that the Company formerly enjoyed to conduct business in the EEA. In addition, the ability to access the EEA market through Syndicate 4711 depends on Lloyd’s being able to comply with E.U. regulations through its Belgium subsidiary. Lloyd’s continues to engage in discussions with the Belgium Financial Services Markets Authority (the “Belgium FSMA”) and the National Bank of Belgium (“NBB”) regarding the Lloyd’s Insurance Company operating model and the activities performed for it by managing agents (through an outsourcing agreement between AMAL and Lloyd’s) and the question of whether it is possible that they could be construed as constituting insurance distribution under Directive (EU) 2016/97 (the “Insurance Distribution Directive”), which would therefore require them to be authorized within the EEA.
We face risks related to changes in Bermuda law and regulations, and the political environment in Bermuda.
We are incorporated and headquartered in Bermuda and one of our principal Operating Subsidiaries, Aspen Bermuda, is domiciled in Bermuda, as well as our ACM entities. Therefore, changes in Bermuda law and regulation may have an adverse impact on our operations, such as the imposition of tax liability, increased regulatory supervision or changes in regulation.
In addition, we are subject to changes in the political environment in Bermuda, which could make it difficult to operate in, or attract talent to, Bermuda. In addition, Bermuda, which is currently an overseas territory of the United Kingdom, may consider changes to its relationship with the United Kingdom in the future. These changes could adversely affect Bermuda or the international reinsurance market focused there, either of which could adversely impact us commercially.
Changes in current accounting practices and future pronouncements may materially impact our reported financial results.
Unanticipated developments in accounting practices may require us to incur considerable additional expenses to comply with such developments, particularly if we are required to prepare information relating to prior periods for comparative purposes or to apply the new requirements retroactively. Such developments may also significantly impact the presentation of such financial statements and may require restatements. The impact of changes in current accounting practices and future pronouncements cannot be predicted but they may affect the calculation of net income, net equity and other relevant financial statement line items.

Other Operational Risks
Our internal controls over financial reporting have gaps or other deficiencies.
Operational risk and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures and failure to appropriately transition new hires or external events. We continue to enhance our operating procedures and internal controls (including information technology initiatives and controls over financial reporting) to effectively support our business and our regulatory and reporting requirements. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected.
We are required, pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), to furnish a report from management on, among other things, the effectiveness of our internal control over financial reporting in connection with the filing of our annual report on Form 20-F that is filed with the SEC. We also expect, assuming that we will become an accelerated filer, that our auditors will be required to express an opinion on the effectiveness of our internal control over financial reporting beginning with our first annual report on Form 20-F for the first fiscal year following this offering. We are currently required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
Our internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
In our annual reports on Form 20-F for the 2022 and 2023 fiscal years, we identified and disclosed a material weakness in our internal control over financial reporting. The material weakness resulted from insufficient resources with appropriate level of knowledge within our outwards reinsurance operations and accounting team to effectively design and execute our process level procedures and controls around reinsurance premiums payable and reinsurance receivables, and related disclosures.
Continued significant progress has been made over the course of 2023 and 2024 to remediate the identified material weakness in our internal control over financial reporting described above. To remediate the material weakness, we implemented remedial measures that included, but were not limited to:
•strengthened the outwards reinsurance teams, through a combination of hiring additional accounting and operational resources, both permanent and temporary, together with engaging external consulting and other business process third-party organizations, to ensure that we have a sufficient number of personnel with the skills and experience commensurate with the size and complexity of the organization who can effectively design and execute our process level procedures and controls around reinsurance premiums payable and reinsurance receivables, and associated disclosure controls;

•strengthened our documentation of reinsurance premiums payable and reinsurance receivables processes and procedures relating to cash matching controls, enhancing the scope of existing outward reinsurance credit controls while also implementing new outwards reinsurance credit control processes and procedures: and
•designed and implemented various additional new procedures and internal controls over reinsurance premiums payable and reinsurance receivables, improved segregation of duties, and enhanced certain existing internal controls, including timeliness and accuracy of reporting.
The above remedial measures were implemented in 2023; however, these controls needed to be in operation for a sufficient period of time before management concluded, through testing, that these new controls were operating effectively. The testing of these controls has been completed during 2024, and the outcome supports management’s view that the enhancements to the outwards reinsurance control environment sufficiently mitigate the risk of material misstatement. Any residual control deficiencies, either in isolation or in aggregate, do not represent a risk of material weakness.
If we identify any additional material weaknesses in our internal control over financial reporting, fail to properly remediate the existing material weaknesses identified, or are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act or assert that our internal control over financial reporting is effective in the future, if we are required to make restatements of our financial statements, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy, completeness or reliability of our financial reports and the trading price of our ordinary shares may be adversely affected, and we could become subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate and we could face restricted access to the capital markets.
Management turnover or our inability to attract and retain senior staff, including our executive officers, senior underwriters or other members of our senior management team, creates uncertainties and could harm our business.
We rely heavily on our executive officers to manage our operations for the success of our business. Management must have a thorough understanding of our various business lines, as well as the skills and experience necessary to manage our organization. Often, the appointment of new executives leads to changes in strategic or operating goals, which can create uncertainty and negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, executive leadership transition periods are often difficult as the new executives gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution. If we do not integrate new executives successfully, we may be unable to manage and grow our business, and our financial condition and profitability may suffer as a result. In addition, to the extent we experience additional management turnover, competition for top management is high and it may take time to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer. We are unable to predict with certainty the impact that any leadership changes may have on our business operations, prospects, financial results, retention of key professionals and other employees or morale.
Additionally, our success has depended and will continue to depend, in substantial part, on our ability to attract and retain our teams of underwriters in various business lines and other key employees. The loss of one or more of our senior underwriters could adversely impact our business by, for example, making it more difficult to retain clients or other business contacts whose relationship depends in part on the service of the departing personnel. In general, the loss of key services of any members of our current underwriting teams may adversely affect our business and operating results.
We also rely substantially upon the services of our senior management team. Although we have employment agreements with all members of our senior management team, if we were to unexpectedly lose the services of one or more of our senior management team or other key personnel, our business or ratings could be adversely affected. For example, an unplanned change in our senior management team could cause a risk of disruption to our business including, but not limited to, our underwriting, claims handling, reserving and financial reporting functions. We do not currently maintain key-man life insurance policies with respect to any of our employees.
Our business may be adversely affected if third-party outsourced service providers fail to satisfactorily perform certain technology and business process functions.
We outsource certain technology and business process functions to third parties including offshore and cloud service providers and may increasingly do so in the future. If we do not effectively develop, implement and monitor our outsourcing strategy, third-party providers do not perform as anticipated or we experience technological or other problems with a transition, we may not realize productivity improvements or cost efficiencies and may experience operational difficulties, increased costs and loss of business. Our outsourcing of certain technology and business processes and functions to third parties may expose us to enhanced risks related to data security, which could result in monetary and reputational damages. In addition, our ability to receive services from third-party providers may be impacted by cultural differences, political instability, unanticipated regulatory requirements or policies. Lloyd’s outsources certain market-wide technology and business process functions, on which participants in the Lloyd’s market, such as Aspen Lloyd’s, depend. Efforts to replace such systems have been delayed. As a result, our ability to conduct our business may be adversely affected.
We may be exposed to general employee and third-party litigation risks, which could harm our business, financial condition, and results of operations.
In the ordinary course of business, we may be involved in various litigation matters, including, but not limited to, commercial disputes, employee claims, shareholder claims and class actions (including, by way of example, employee allegations of improper termination and discrimination and claims related to violations of applicable government laws regarding religious freedom, advertising and intellectual property) and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Any claims asserted against us, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our relationship with our customers, partners and other third parties and could lead to additional related claims. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation and cause us to expend resources in our defense. Furthermore, there is no guarantee that we will be successful in defending ourselves in future litigation or similar matters under various laws. If judgments or settlements in any future litigation or investigation significantly exceed our insurance coverage, our business, financial condition, and results of operations could be adversely affected.
As a foreign private issuer and “controlled company” within the meaning of the NYSE corporate governance rules, we are permitted to, and do, rely on exemptions from certain of the NYSE corporate governance standards. Our reliance on such exemptions may afford less protection to holders of our ordinary shares.
The corporate governance rules of the NYSE require listed companies to have, among other things, a majority of independent directors and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, we rely on the foreign private issuer exemption to certain NYSE rules and, where applicable, follow home country practice in lieu of the above requirements. As long as we rely on the foreign private issuer exemption to certain of the NYSE corporate governance standards, a majority of the directors on the Board are not required to be independent directors (and currently our independent directors do not constitute a majority of the Board), we are not required to have a compensation committee composed entirely of independent directors and director nominations are not required to be made, or recommended to the Board, by a nominating committee that consists entirely of independent directors. Therefore, the Board’s approach to governance may be different from other companies, and, as a result, management oversight of the Company may be more limited than if we were subject to all of the NYSE corporate governance standards. We are also subject to certain reduced disclosure obligations as a result of being a foreign private issuer. As such, investors will not have access to the same information as for similar companies that are not foreign private issuers.

In the event we no longer qualify as a foreign private issuer, if then applicable, we may rely on the “controlled company” exemption under the NYSE corporate governance rules. A “controlled company” under the NYSE corporate governance rules is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. Following this offering, the Apollo Shareholders will control a majority of the combined voting power of our outstanding shares, resulting in us remaining a “controlled company” within the meaning of the NYSE corporate governance rules. As a controlled company, we are eligible to, and, in the event we no longer qualify as a foreign private issuer, we may, elect not to comply with certain requirements of the NYSE corporate governance standards, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that our director nominations be made, or recommended to the Board, by a nominating committee that consists entirely of independent directors and that we adopt a written charter addressing the nominations process.
Accordingly, our shareholders will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE corporate governance standards, and the ability of our independent directors to influence our business policies and affairs may be reduced.
We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
For so long as we qualify as a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. We may no longer be a foreign private issuer as early as June 30, 2025 (the last business day of the second fiscal quarter of 2025), which would require us to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers as of January 1, 2026. In order to maintain our current status as a foreign private issuer, either (a) a majority of our voting, ordinary securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors cannot be U.S. citizens or residents, (ii) more than 50% of our assets must be located outside the United States and (iii) our business must be administered principally outside the United States. If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NYSE rules. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers. Should we lose our foreign private issuer status, we will incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer, which could have a material adverse effect on our business, nature of operations and financial results.
As a foreign private issuer, there is less required publicly available information concerning us than there would be if we were a U.S. public company.
We are a “foreign private issuer,” as defined in the SEC’s rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our senior management and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of ordinary shares or our other securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies.

We rely on the execution of internal processes to maintain our operations and the operational risks that are inherent to our business, including those resulting from fraud or employee errors or omissions, may result in financial losses.
We rely on the effective execution of internal processes to maintain our operations. We seek to monitor and control our exposure to risks arising from these processes through a risk control framework encompassing a variety of reporting systems, internal controls, management review processes and other mechanisms. We cannot provide absolute assurance that these processes and procedures will effectively control all known risks or effectively identify unforeseen risks, or that our employees and third-party agents will effectively implement them. Loss may result from, among other things, fraud, errors, failure to document transactions properly, failure to obtain proper internal authorization, failure to comply with underwriting or other internal guidelines or failure to comply with regulatory requirements. Loss from these risks could adversely affect our business, results of operations and financial condition. In addition, insurance policies that we have in place with third parties may not protect us in the event that we experience a significant loss from these risks.
A failure in our data security and/or technology systems or infrastructure or those of third parties, including those caused by security breaches or cyber-attacks or through the incorporation of artificial intelligence (“AI”), could disrupt our business, damage our reputation and cause losses.
Our operations rely on the secure processing, storage, and transmission of confidential and other information and assets, including in our computer systems and networks. Our business, including our ability to adequately price products and services, establish reserves, provide an effective and secure service to our customers, value our investments and report our financial results in a timely and accurate manner, depends significantly on the integrity, availability and timeliness of the data we maintain, as well as the data and assets held through third-party outsourcers, service providers and systems. Cybersecurity and technology threats can include phishing scams, account takeovers, introductions of malware (including ransomware), attempts at electronic break-ins, and the computerized submission of fraudulent and/or duplicative payment requests. Any such breaches or interference (including attempted breaches or interference) by third parties or by insiders that may occur in the future could have a material adverse impact on our business, reputation, financial condition or results of operations.
In an effort to ensure the integrity of such data, we implement new security measures and systems and improve or upgrade our existing security measures and systems on a continuing basis. Although we have implemented administrative and technical controls and take protective actions to reduce the risk of cyber incidents and to protect our information technology and assets, and we endeavor to modify such procedures as circumstances warrant and negotiate agreements with third-party providers to protect our assets, such measures may be insufficient to prevent, among other things, unauthorized access, computer viruses, malware or other malicious code or cyber-attack, catastrophic events, system failures and disruptions (including in relation to new security measures and systems), employee errors or malfeasance, third-party (including outsourced service providers) errors or malfeasance, loss of assets and other security events (each, a “Security Event”). Like other global companies, we have from time to time experienced, and are likely to continue to be subject to, Security Events, none of which to date have had a material adverse impact on our business, results of operations or financial condition. If additional Security Events occur, these events may jeopardize our or our policyholders’ or counterparties’ confidential and other information processed and stored with us, and transmitted through our computer systems and networks potentially resulting in a violation of applicable privacy, data protection or other laws, or otherwise cause interruptions, delays, or malfunctions in our, our policyholders’, counterparties’ or third parties’ operations, or result in data loss or loss of assets which could result in significant losses and/or fines, reputational damage or a material adverse effect on our business, financial condition or operating results. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures and to pursue recovery of lost data or assets and we may be subject to litigation and financial losses. We currently maintain cyber liability insurance that provides third-party or first party liability coverages to protect us, subject to policy limits and coverages, against certain events that could be a Security Event. However, a Security Event could nonetheless have a material adverse effect on our operating results or financial condition.
Despite the contingency plans and facilities we have in place and our efforts to observe the regulatory requirements surrounding information security, our ability to conduct business may be adversely affected by a disruption of the infrastructure that supports our business in the communities in which we are located, or of outsourced services or functions, including a disruption involving electrical, communications, transportation, or other services we use. If a disruption occurs in one location and our employees in that location are unable to conduct business or communicate with other locations, our ability to service and interact with policyholders may suffer and we may not be able to successfully implement contingency plans that depend on communication. If sustained or repeated, such business interruption, system failure, service denial or data loss and/or damage could result in a deterioration of our ability to write and process business, provide customer service, pay claims in a timely fashion or perform other necessary business functions.
Damage to our computer infrastructure and software systems and issues relating to the incorporation of artificial intelligence solutions into our systems, or those of our competitors and suppliers, could harm our business.
We may incorporate traditional and generative AI solutions into our information systems, governance processes (such as through the recording of meetings), products, offerings, services and features, and these solutions may become important in our operations over time. The ever-increasing use and evolution of technology, including cloud-based computing and AI, both within our own systems and within those of our suppliers, heightens the risk of cybersecurity incidents in the future and creates opportunities for the potential loss or misuse of personal data that forms part of any data set and was collected, used, stored, or transferred to run our business, and unintentional dissemination or intentional destruction of confidential information stored in our or our third-party providers’ systems, portable media or storage devices may result in significantly increased business and security costs, a damaged reputation, administrative penalties, or costs related to defending legal claims. If the content, analyses, or recommendations that AI programs assist in producing are or are alleged to be deficient, inaccurate, or biased, our business, financial condition, and results of operations and our reputation may be adversely affected. AI programs may be costly and require significant expertise to develop, may be difficult to set up and manage, and require periodic upgrades. There is also a risk that we may not have access to the technology and qualified AI personnel resources to adequately incorporate ongoing advancements into our AI initiatives, including access to the licensing of key intellectual property from third parties. Our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our results of operations. Our competition may have access to greater financial and technological resources, giving them a competitive advantage in recruiting, motivating, and retaining sought-after AI professionals. AI also presents emerging ethical issues and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including potential government regulation of AI, will require significant resources to develop, test and maintain our platform, offerings, services, and features to help us implement AI ethically in order to minimize unintended, harmful impact.
Such matters could have a negative impact to our business and result in business interruptions, remediation costs and/or legal claims, which could have a material adverse effect on our financial position, results of operations, cash flows and liquidity.
Compliance with ever evolving national, federal, state, and international laws relating to the handling of information collected from or about individuals involves significant expenditure and resources, and any failure by us or our vendors to comply may result in significant liability, negative publicity and/or an erosion of trust, which could materially adversely affect our business, results of operations and financial condition.
We receive, store, handle, transmit, use and otherwise process business information and information related to individuals, including from and about actual and prospective customers, policyholders, as well as our employees and service providers. We also depend on a number of third party vendors in relation to the operation of our business, a number of which process data on our behalf.
We are subject to a range of data privacy and cyber security laws globally including those that apply generally to the handling of information about individuals, and those that are specific to certain industries, sectors, contexts or locations. These requirements, and their application, interpretation and amendment are constantly evolving and developing as set out in “Certain Regulatory Considerations—Bermuda Insurance Regulation—Privacy and Cyber Security Laws,” “—U.K. and E.U. Insurance Regulation—E.U. / U.K. Cybersecurity and Privacy Laws and Regulations” and “—U.S. Insurance Regulation—Cybersecurity and Privacy Laws and Regulations.”

Our business is also subject to the Bermuda Personal Information Protection 2016 Act (“PIPA”). For more information, refer to “Certain Regulatory Considerations—Bermuda Insurance Regulation—Privacy and Cyber Security Laws.” In addition to U.K./E.U. and Bermuda privacy laws, our business is subject to various U.S. state and federal privacy legislation, including both state financial privacy and insurance laws which apply specifically to our business lines, and potentially more generally applicable state privacy laws, with the most comprehensive having been enacted in California. U.S. state legislatures, attorneys general, and insurance and other regulatory bodies continue to develop and implement further standards and governance requirements. Such evolving privacy and data security regulations could expose our business to reputational harm and cause losses.
We depend on a number of third parties in relation to the operation of our business, a number of which process personal data on our behalf. There can be no assurances that the privacy and security-related measures and safeguards we have put in place in relation to these third parties will be effective to protect us and/or the relevant personal data from the risks associated with the third-party processing, storage and transmission of such data. Any violation of data or security laws, or of our relevant measures and safeguards, by our third party processors could have a material adverse effect on our business, result in applicable fines and penalties, damage our reputation and/or result in civil claims.
We are also subject to evolving U.S., E.U. and U.K. privacy laws on cookies, tracking technologies and e-marketing. Recent court and regulator decisions are driving increased attention to cookies and tracking technologies. If the trend of increasing litigation as well as enforcement by regulators, sometimes embracing a strict approach to consent for all but essential use cases as seen in recent guidance and decisions continues, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins and subject us to additional liabilities. In light of the complex and evolving nature of U.S., E.U., E.U. Member State and U.K. privacy laws and litigation trends on cookies and tracking technologies, there can be no assurances that we will be successful in our efforts to comply with such laws or mitigate legal risks; violations of such laws could result in regulatory investigations, fines, orders to cease/change our use of such technologies, as well as civil claims including class actions and reputational damage.
We use analytical models to assist our decision making in key areas such as underwriting, claims, reserving and catastrophe risks but actual results could differ materially from the model outputs and related analyses.
We have made substantial investments to develop proprietary analytic and modeling capabilities to facilitate our underwriting, risk management, capital modeling and allocation and risk assessments relating to the risks we assume. We also use vendor models where available and, where appropriate, we use our proprietary model in combination with vendor models. These models and other tools help us to manage our risks, understand our capital utilization and risk aggregation, inform management and other stakeholders of capital requirements and seek to improve the risk/return profile or optimize the efficiency of the amount of capital we apply to cover the risks in the individual contracts we sell and in our portfolio as a whole. However, given the inherent uncertainty of modeling techniques and the application of such techniques, the possibility of human or systems error, the challenges inherent in consistent application of complex methodologies in a fluid business environment and other factors, our models, tools and databases may not accurately address the risks we currently cover or the emergence of new matters which might be deemed to impact certain of our coverages.
Furthermore, there are risks associated with catastrophic events, which are either poorly represented or not represented at all by analytical models. Each modeling assumption or un-modeled risk introduces uncertainty into the estimates that management must consider. These uncertainties can include, but are not limited to, the following:
•The models do not address all the possible hazard characteristics of a catastrophe peril (e.g., the precise path and wind speed of a hurricane);
•The models may not accurately reflect the true frequency of events;
•The models may not accurately reflect a risk’s vulnerability or susceptibility to damage for a given event characteristic;

•The models may not accurately represent loss potential to reinsurance contract coverage limits, terms and conditions; and
•The models may not accurately reflect the impact on the economy of the area affected or the financial, judicial, political, or regulatory impact on insurance claim payments during or following a catastrophe event.
Accordingly, our models may understate the exposures we are assuming. Conversely, our models may prove too conservative and contribute to factors which may impede our ability to grow in respect of new markets or perils or in connection with our current portfolio of coverages or the loss environment otherwise may prove more benign than our capital loading for catastrophes or other modeled losses. In such case of excess capital, we would make a judgment about redeploying the capital in lines of businesses or pursuing other capital management activities, such as dividends or share repurchases, which judgment will also depend on modeling techniques and results. If capital models prove inadequate, our result of operations and financial condition may be materially adversely impacted.
Risks Related to Our Ordinary Shares and this Offering
Following this offering, we will continue to be controlled by Apollo, and Apollo’s interests may conflict with our interests and the interests of our other shareholders.
Apollo currently controls and is expected, following the completion of this offering, to continue to control a majority of the aggregate voting power of our outstanding ordinary shares. Following this offering, the Apollo Shareholders will collectively beneficially own approximately 86.7% of our ordinary shares (or 84.9% if the underwriters exercise in full their option to purchase additional ordinary shares from the selling shareholders). As a result, the Apollo Shareholders could exercise significant influence over all matters requiring shareholder approval for the foreseeable future, including approval of significant corporate transactions, appointment of members of our management, election of directors and determination of our corporate policies, which may impair the market price of our ordinary shares.
The interests of the Apollo Shareholders may conflict with the interests of our other shareholders. Actions that the Apollo Shareholders may take as shareholders may not be favorable to our other shareholders. For example, the concentration of voting power held by the Apollo Shareholders and the significant representation on the Board by individuals affiliated with Apollo could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another shareholder may otherwise view favorably. The concentration of voting power held by the Apollo Shareholders could deprive you of an opportunity to receive a premium for your ordinary shares as part of a sale of the Company and ultimately might affect the market price of our ordinary shares. Additionally, the Apollo Shareholders may, in their role as shareholders, vote in favor of a merger, takeover or other business combination transaction which our other shareholders may not consider in their best interests. Our Conflicts Committee reviews certain material transactions between Aspen Holdings and/or its subsidiaries and Apollo or Apollo’s non-Aspen affiliates that may present a conflict of interest. See “Material Contracts and Related Party Transactions—Policies and Procedures for Approval of Related Person Transactions.” However, these conflicts guidelines will not, by themselves, prohibit transactions with Apollo or its affiliates.
Apollo’s indirect subsidiary, AAME, is currently the investment manager for the Company and certain of the Company’s subsidiaries, and Apollo’s indirect subsidiary, Apollo Management, provides the Company with management consulting and advisory services. Investment management responsibilities under our IMAs with AAME have been novated to AAME LLP with effect from January 1, 2025. We expect to supersede and replace our IMAs with AAME LLP by entering into a new investment management agreement with Apollo Management International LLP (the “Amended and Restated Investment Management Agreement”). A form of our existing IMA, the form of deed of novation by and among us and AAME and AAME LLP and our Amended and Restated Investment Management Agreement that we expect to be in effect upon the receipt of regulatory approval and completion of internal governance procedures have been filed as exhibits to the registration statement of which this prospectus is a part. Under our IMAs with AAME, approximately $1.6 billion, or 21%, of our total cash and investments are managed by AAME as of December 31, 2024. Our policies permit AAME to invest in securities of issuers affiliated with Apollo, including funds managed by Apollo, and to retain on our behalf and at our cost sub-

advisors, including affiliates of Apollo. AAME may make such investments or retain such sub-advisors at its discretion, subject only to the approval of our Conflicts Committee in certain cases and/or certain regulatory approvals. Accordingly, AAME may have a conflict of interest in managing our investments, including by retaining an affiliate of Apollo to act as its sub-advisor, which would increase amounts payable by us for investment management services or could cause us to receive less return on our investments than if our investment portfolio was managed by another party. Under the Management Consulting Agreement with Apollo Management, Aspen will pay to Apollo Management in consideration for its services under the Management Consulting Agreement an annual management consulting fee equal to the greater of (1) 1% of the consolidated net income of the Aspen Group for the applicable fiscal year and (2) $5 million.
Affiliates of Apollo manage and expect to continue to manage other client accounts, some of which have objectives similar to ours, including collective investment vehicles managed by Apollo and in which Apollo may have an equity interest. We will compete with other Apollo clients not only in terms of time spent on management of our portfolio, but also for allocation of investments in assets that may be limited in supply. As a result, we may compete with other Apollo clients for the same investment opportunities, potentially disadvantaging us. Apollo may also manage accounts whose advisory fee schedules, investment objectives and policies differ from ours, which may cause Apollo to allocate securities in a manner that may have an adverse effect on our ability to source appropriate assets and meet our strategic objectives. In addition, where AAME has retained an Apollo affiliate as our sub-advisor, it is possible that due to the fees charged by such sub-advisor in addition to the AAME fees that we pay, we may either experience a reduced return on an investment or may forego purchasing an investment that we would have purchased if such investment opportunity were sourced directly by AAME. Furthermore, service providers affiliated with Apollo may be engaged by us or AAME to provide services to us that may include, without limitation, the arranging, brokering, sourcing or originating of investments or providing other advisory services, and there can be no assurance that such services will be provided on terms comparable to those of an unaffiliated third party. We also may from time to time be part of a syndicate that provides insurance to Apollo-affiliated entities and conflicts may arise to the extent such affiliated entities make claims under their policies.
From time to time, AAME or Apollo may acquire investments on our behalf which are senior or junior to other instruments of the same issuer that are held by, or acquired for, another AAME or Apollo client (for example, we may acquire junior debt while another AAME or Apollo client may acquire senior debt). In the event such an issuer enters bankruptcy or becomes otherwise insolvent, the client holding securities which are senior in preference may have the right to aggressively pursue the issuer’s assets to fully satisfy the issuer’s indebtedness to the client, and the client holding the investment which is junior in the capital structure may not have access to sufficient assets of the issuer to completely satisfy its claim against the issuer and may suffer a loss. AAME and Apollo have adopted procedures that are designed to enable AAME and Apollo to address such conflicts and to ensure that clients are treated fairly and equitably in these situations. However, given AAME’s or Apollo’s fiduciary obligations to the other client, AAME and Apollo may be unable to manage our investment in the same manner as would have been possible without the conflict of interest. In such event, we may receive less return on such investment than if we and another AAME or Apollo client had not invested in the capital structure of the same issuer.
Apollo and its affiliates have diverse and expansive private equity, credit and real estate investment platforms, investing in numerous companies across many industries. If Apollo acquires or forms a company with a business strategy competing with ours, additional conflicts may arise between us and Apollo or between us and such company in executing our plans, including with respect to the allocation of investments or the ability to execute on corporate opportunities.
Further, Apollo and its affiliates regularly obtain material non-public information regarding various potential acquisition or trading targets. When Apollo and its affiliates obtain material non-public information regarding a potential acquisition or trading target, AAME and Apollo become restricted from trading in the securities of such potential acquisition or trading target. Some of such securities may be potential investment opportunities for us, or may be owned by us and be potential disposition opportunities. The inability of AAME or Apollo to purchase or sell such investments on our behalf as a result of these restrictions may result in us acquiring investments that may otherwise underperform the restricted investments that AAME or Apollo would have otherwise acquired, or incurring losses on investments that AAME or Apollo would have otherwise sold, on our behalf, had such restrictions not been in place.

A description of relationships and transactions that have existed or that the Company and certain of the Company’s subsidiaries have entered into with Apollo and its affiliates are described in the section titled “Material Contracts and Related Party Transactions—Relationships and Related Party Transactions with Apollo or its Affiliates.”
Our holding company structure and certain Companies Act, regulatory and other constraints may limit our ability to pay dividends on our securities.
Aspen Holdings is a holding company and, as such, it does not have any significant operations. Aspen Holdings’ assets primarily consist of ownership of the shares of its subsidiaries, including our Operating Subsidiaries, a portfolio of fixed income securities and cash and cash equivalents. Dividends and other permitted distributions and loans from our Operating Subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including our debt service payments and other expenses, and dividend payments to our ordinary shareholders or preference shareholders, as appropriate. Our Operating Subsidiaries are subject to capital, regulatory and other requirements that inform their ability to declare and pay dividends and make loans to other Aspen Group companies. See “Certain Regulatory Considerations—Bermuda Insurance Regulation—Restrictions on Dividends, Distributions and Reduction of Capital,” “Certain Regulatory Considerations—U.K. and E.U. Insurance Regulation—Restrictions on Dividend Payments,” and “Certain Regulatory Considerations—U.S. Insurance Regulation—State Dividend Limitations,” “Dividend Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information on our ability to pay dividends. These and other requirements may mean that our Operating Subsidiaries are unable to pay sufficient dividends to enable us to meet our ongoing cash requirements, which could materially adversely affect our liquidity or financial condition. As we are a holding company, our right, and hence the right of our creditors and shareholders, to participate in any distribution of assets by any of our subsidiaries, upon our liquidation or reorganization or otherwise, is subject to the prior claims of policyholders and creditors of these subsidiaries.
Additionally, we are subject to Bermuda regulatory constraints that affect our ability to pay dividends and make other distributions on our ordinary shares, Preference Shares or other securities. Under the Companies Act, we may declare or pay a dividend only if we have reasonable grounds to believe that we are, and would after the payment be, able to meet our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities. See “Certain Regulatory Considerations—Bermuda Insurance Regulation—Restrictions on Dividends, Distributions and Reduction of Capital,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Note 14—Statutory Requirements and Dividends Restrictions” to our audited consolidated financial statements for more information on our ability to pay dividends. Additionally, agreements relating to our debt, including our revolving credit facility and 2026 Term Loan (as defined below), contain covenants that may limit our ability to pay cash dividends on our ordinary shares if a default or event of default has occurred and is continuing or would result therefrom. If we are unable to pay a cash dividend, or the Board determines not to pay a cash dividend on our ordinary shares, your ability to achieve a return on your investment will depend on the appreciation in the price of our ordinary shares, which may never occur.
We cannot pay a dividend on our ordinary shares unless the full dividends for the most recently ended dividend period on all outstanding Preference Shares have been declared and paid.
Our Preference Shares rank senior to our ordinary shares with respect to the payment of dividends. As a result, unless the full dividends for the most recently ended dividend period on all outstanding Preference Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), we cannot declare or pay a dividend on our ordinary shares. Accordingly, the ability of holders of our ordinary shares to receive dividends may be restricted by the terms of our Preference Shares. See “Description of Share Capital—Outstanding Series of Preference Shares” for more information.

No market currently exists for our ordinary shares, and an active, liquid trading market for our ordinary shares may not develop, which may cause our ordinary shares to trade at a discount from the initial offering price and make it difficult to sell our ordinary shares.
Prior to this offering, there has not been a public trading market for our ordinary shares. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, investors may have difficulty selling their ordinary shares at an attractive price or at all. The initial public offering price per ordinary share will be determined by negotiations between us, the selling shareholders and the underwriters, and may not be indicative of the price at which our ordinary shares will trade in the public market following the consummation of this offering. The market price of our ordinary shares may decline below the initial offering price and investors may not be able to sell their ordinary shares at or above the price they paid in this offering, or at all.
The price per ordinary share may change significantly following this offering, and investors may not be able to resell their ordinary shares at or above the price they paid or at all, and investors could lose all or part of their investment as a result.
We, the selling shareholders and the underwriters will negotiate to determine the initial public offering price. Investors may not be able to resell their ordinary shares at or above the initial public offering price due to a number of factors such as those listed in this “Risk Factors” section and the following:
•occurrence of a large catastrophic loss;
•results of operations that vary from the expectations of securities analysts and investors;
•results of operations that vary from those of our competitors compared to market expectations;
•changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•changes in market valuations of, or earnings and other announcements by, companies in the (re)insurance industry;
•declines in the market prices of stocks generally, particularly those in the (re)insurance industry;
•announcements by us or our competitors of significant contracts, new products or technologies, acquisitions, joint ventures, other strategic relationships or capital commitments;
•changes in general economic or market conditions or trends in the (re)insurance industry or the economy as a whole and, in particular, in the softening of rates;
•changes in business or regulatory conditions which adversely affect the (re)insurance industry or our business;
•future issuances, exchanges or sales, or expected issuances, exchanges or sales of our ordinary shares or our other securities;
•investor perceptions of, or the investment opportunity associated with, our ordinary shares relative to other investment alternatives;
•the market’s reaction to our reduced disclosure and other requirements as a result of being treated as a “foreign private issuer”;
•the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•the development and sustainability of an active trading market for our ordinary shares; and
•other events or factors, including those resulting from informational technology system failures and disruptions, natural disasters, war, acts of terrorism or responses to these events.
Furthermore, the stock market has experienced and is likely to continue to experience extreme volatility and significant price and volume fluctuations that, in some cases, have been and may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our ordinary shares is low.
In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
If securities or industry analysts do not publish research or reports about our business or if they downgrade our ordinary shares or the (re)insurance industry generally, or if there is any fluctuation in our ratings, the price of our ordinary shares and trading volume could decline.
The trading market for our ordinary shares will rely in part on the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our ordinary shares or the (re)insurance industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our ordinary shares could decline. If one or more of these analysts stop covering us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price or trading volume of our ordinary shares to decline.
Additionally, any fluctuation in our ratings may impact our ability to access debt markets in the future or increase the cost of future debt, which could have a material adverse effect on our operations and financial condition, which in return may adversely affect the trading price of our ordinary shares.
If the Apollo Shareholders (or the lenders or collateral agent under the Private Facility) sell additional ordinary shares after this offering or are perceived by the public markets as intending to sell additional ordinary shares, the market price of our ordinary shares could decline.
The sale of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell ordinary shares in the future at a time and at a price that we deem appropriate.
AP Highlands Holdings and AP Highlands Co-Invest are each borrowers under the Private Facility. In connection with the Private Facility, each of AP Highlands Holdings and AP Highlands Co-Invest has pledged all of our ordinary shares that it owns as collateral for borrowings under the Private Facility, excluding those shares being sold in this offering by each of AP Highlands Holdings and AP Highlands Co-Invest, pursuant to term loan agreements (the “Term Loan Agreements”) with customary default provisions. Lenders and the collateral agent under the Private Facility will not be subject to a lock-up agreement in the event of a foreclosure on our ordinary shares. In the event of a default under the Private Facility, the lenders and the collateral agent may foreclose upon any and all ordinary shares pledged to them and also may seek recourse against AP Highlands Holdings and/or AP Highlands Co-Invest. Any foreclosure upon those ordinary shares by the lenders and/or the collateral agent could result in sales of a substantial number of our ordinary shares, which could substantially decrease the market price of our ordinary shares.
Upon completion of this offering, we will have a total of 91,841,482 ordinary shares outstanding (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus). All of our ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, by persons other than our “affiliates,” as that term is defined under Rule 144 of the Securities Act. The remaining ordinary shares that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act.
Upon the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register our ordinary shares to be issued under the 2025 Incentive Plan and the U.K. SIP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in public markets, subject to vesting restrictions, the lock-up agreements described below (if applicable) and Rule 144 limitations applicable to affiliates. If our ordinary shares granted under the 2025 Incentive Plan are sold or it is perceived that they will be sold in the public market, the trading price of our ordinary shares could decline substantially. These sales also could impede our ability to raise future capital.
We and our executive officers, directors and the Apollo Shareholders will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our ordinary shares or securities convertible into or exchangeable for our ordinary shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of any two of the representatives of the underwriters. These lock-up agreements contain important exceptions that govern their applicability, including, with respect to the Apollo Shareholders, (1) the pledge or related transfer of our ordinary shares as collateral or security pursuant to the Private Facility, including in connection with any foreclosure and transfer in connection therewith, (2) pledging, hypothecating, granting or making any related transfer of our ordinary shares to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the lock-up party and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the lock-up party and/or its affiliates (provided that any such third-party pledgee shall sign and deliver a lock‑up agreement to the representatives of the underwriters), and (3) pledging, hypothecating, granting or making any related transfer of our ordinary shares pursuant to a bona fide loan or pledge and/or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance of any of our ordinary shares or derivative securities owned by the lock-up party to a nationally or internationally recognized financial institution in connection with a loan to the lock-up party, (provided, however, that (i) any such financial institution shall sign and deliver a lock up agreement to the representatives of the underwriters and (ii) the lock-up party or Aspen, as the case may be, shall provide the representatives of the underwriters prior written notice informing them of any public filing, report or announcement made by or on behalf of the lock-up party or Aspen with respect thereto). Upon the expiration of these lock-up agreements, all of such ordinary shares will be eligible for resale in the public market, subject, in the case of ordinary shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144 and Rule 701. The market price of our ordinary shares may decline when the restrictions on resale lapse. A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities. For more information, see “Description of Share Capital” and “Shares Eligible for Future Sale.”
The Apollo Shareholders have engaged, and may continue to engage, in financing transactions whereby our ordinary shares are pledged as security.
In connection with the Private Facility, each of AP Highlands Holdings and AP Highlands Co-Invest has pledged all of our ordinary shares that it owns as collateral for borrowings under the Private Facility, excluding those shares being sold in this offering by each of AP Highlands Holdings and AP Highlands Co-Invest, pursuant to the Term Loan Agreements with customary default provisions. Additionally, the Apollo Shareholders may from time to time engage in additional financing transactions involving our ordinary shares whereby our ordinary shares are pledged as security. We are unable to influence the timing or terms of financing transactions (including the ability to pledge as collateral any of our ordinary shares they hold) by the Apollo Shareholders involving our ordinary shares.
In the event of a default under the Private Facility, the lenders and the collateral agent may foreclose upon any and all ordinary shares pledged to them and also may seek recourse against AP Highlands Holdings and/or AP Highlands Co-Invest. The foreclosure on our ordinary shares that are initially pledged as collateral under the Private Facility (or any similar future financing arrangement that may be entered into by the Apollo Shareholders) could, subject to obtaining required regulatory approvals (if applicable), cause a change of control of us that could trigger a default under, or acceleration of, the obligations under one or more of our financing arrangements, including, but not limited to, our 2026 Term Loan and our revolving credit facility. If such ordinary shares are sold, such sales could cause the trading price of our ordinary shares to decline. Sales of our ordinary shares in connection with the Private Facility and any other such financing arrangement, whether by the Apollo Shareholders or upon enforcement against collateral, could have a material and adverse effect on our business, results of operations, access to equity capital and the trading price of our ordinary shares. In addition, the lenders might carry out hedging transactions in order to cover financial risk relating to the pledged ordinary shares.
There are provisions in our bye-laws which may reduce or increase the voting rights of our ordinary shares.
In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the ordinary shares of a shareholder in the Company are treated as “controlled shares” (as defined in our bye-laws by reference to Sections 957 and 958 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) of any U.S. person (as that term is defined in the Code) and such “controlled shares” constitute 9.5% or more of the voting power of all the ordinary shares of the Company and such person would be generally required to recognize income with respect to the Company under Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5% (“9.5% U.S. Shareholder”), the voting rights with respect to the controlled shares owned by such U.S. person shall be limited, in the aggregate, to a voting power of less than 9.5% under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%.
In addition, the Board may limit a shareholder’s voting rights when it deems it appropriate to do so to (1) avoid the existence of any 9.5% U.S. Shareholder; and (2) avoid adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries, any shareholder or its affiliates or any direct or indirect investor in, or any other person holding a direct or indirect beneficial or economic ownership interest in, a shareholder of ours. “Controlled shares” includes all ordinary shares of the Company that such U.S. person is deemed to own directly, indirectly or constructively (within the meaning of Sections 957 and 958 of the Code). Pursuant to our bye-laws the amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of the Company whose shares were not “controlled shares” of any 9.5% U.S. Shareholder so long as such reallocation does not cause any person to become a 9.5% U.S. Shareholder.
Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. See “Description of Share Capital—Voting Power Adjustments” for more information. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership.
We have the authority to request from any shareholder, and such shareholder is required to provide, such information that we may reasonably request for the purposes of determining whether any shareholder’s voting rights are to be adjusted pursuant to the voting adjustment provisions in our bye-laws described above. If any shareholder fails to respond to this request or submits incomplete or inaccurate information, we may, in our reasonable discretion, eliminate or reduce the shareholder’s voting rights. All information provided by the shareholder shall be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).
Our multiple class share structure could impact our ability to engage in certain transactions, change the composition of the Board and prohibit us from paying dividends to our ordinary shareholders.
Following the completion of this offering, we will continue to have one class of authorized and issued ordinary shares and one class of authorized and issued Preference Shares. Our authorized and issued Preference Shares currently consist of three series, which are the AHL PRD Shares, the AHL PRE Shares, which are represented by the AHL PRE Depositary Shares, and the AHL PRF Shares, which are represented by the AHL PRF Depositary Shares. As further discussed above under “—There are provisions in our bye-laws which may reduce or increase the voting rights of our ordinary shares,” in general, and except as provided therein, each ordinary share is entitled to one vote at any meeting of shareholders.
Holders of our Preference Shares and, in turn, the Depositary Shares have no voting rights with respect to matters that generally require the approval of voting ordinary shareholders. However, the limited voting rights of holders of our Preference Shares include the right to vote as a class on certain matters that affect the preference or special rights of our Preference Shares, such as (1) the authorization or issuance of any class or series of shares ranking senior to our Preference Shares as to dividend rights or rights upon liquidation and (2) for amendments to our memorandum of association or our bye-laws that would materially adversely affect the rights of holders of our Preference Shares, in each case as further described under “Description of Share Capital—Outstanding Series of Preference Shares—Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares,” “—5.625% Perpetual Non-Cumulative Preference Shares,” “—5.625% Perpetual Non-Cumulative Preference Shares Represented by AHL PRE Depositary Shares” and “—7.00% Perpetual Non-Cumulative Preference Shares Represented by AHL PRF Depositary Shares.” Accordingly, our ability to engage in certain transactions may be constrained by the voting rights of holders of our Preference Shares, which may deprive you of an opportunity to receive a premium for your ordinary shares as part of a sale of the Company and ultimately might affect the market price of our ordinary shares.
In addition, if dividends on our Preference Shares have not been declared or paid for the equivalent of six dividend periods, whether or not for consecutive dividend periods, holders of our issued Preference Shares, and in turn, the Depositary Shares, voting together as a single class, will be entitled to appoint two additional directors to the Board subject to the terms and to the limited extent described under “Description of Share Capital—Outstanding Series of Preference Shares—Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares,” “—5.625% Perpetual Non-Cumulative Preference Shares,” “—5.625% Perpetual Non-Cumulative Preference Shares Represented by AHL PRE Depositary Shares” and “—7.00% Perpetual Non-Cumulative Preference Shares Represented by AHL PRF Depositary Shares.” Any changes to the composition of the Board may affect our strategy and operations and the appointment of additional directors to the Board by holders of our Preference Shares could prevent a change of control of the Company or other actions the result of which could impair the prevailing market price of our ordinary shares.
Additionally, our Preference Shares rank senior to our ordinary shares with respect to the payment of dividends. As a result, unless the full dividends for the most recently ended dividend period on all outstanding Preference Shares have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), we cannot declare or pay a dividend on our ordinary shares. If we are unable to pay a cash dividend to holders of our ordinary shares, or the Board determines not to pay a cash dividend on our ordinary shares, your ability to achieve a return on your investment will depend on the appreciation in the price of our ordinary shares, which may never occur.
There are provisions in our bye-laws which may restrict the ability to transfer ordinary shares and which may require shareholders to sell their ordinary shares.
The Board may decline to register a transfer of any ordinary shares if it appears to the Board, in its sole discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries, any of our shareholders or their affiliates or any direct or indirect investor in, or beneficial owner of an interest in, a shareholder of ours would result from such transfer.
Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us or a third party at fair market value, as determined in the good faith discretion of the Board, the minimum number of ordinary shares which is necessary to eliminate any material adverse tax consequences to us, our subsidiaries, our shareholders or their affiliates or any direct or indirect investor in, or any other person holding a direct or indirect beneficial or economic ownership interest in, a shareholder of ours if the Board unanimously determines that failure to exercise such option would result in such material adverse tax consequences.

Some of the provisions in our bye-laws and in the laws and regulations of the jurisdictions where we conduct business could delay or deter a takeover attempt that shareholders might consider desirable and may make it more difficult to replace members of the Board.
Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if shareholders consider it beneficial to do so. These provisions could delay or prevent a change of control that shareholders might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.
For example, our bye-laws contain the following provisions that could have such an effect:
•directors may decline to approve or register a transfer of any ordinary shares if it appears to the Board, in its sole discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries, any of our shareholders or their affiliates or any direct or indirect investor in, or beneficial owner of an interest in, a shareholder of ours would result from such transfer;
•the Board has the option, but not the obligation, to require a shareholder to sell to us or a third party at fair market value, as determined in the good faith discretion of the Board, the minimum number of ordinary shares which is necessary to eliminate any material adverse tax consequences to us, our subsidiaries, our shareholders or their affiliates or any direct or indirect investor in, or any other person holding a direct or indirect beneficial or economic ownership interest in, a shareholder of ours if the Board unanimously determines that failure to exercise such option would result in such material adverse tax consequences; and
•if our ordinary shares of any U.S. person constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares of such U.S. person shall be limited, in the aggregate, to a voting power of less than 9.5%.
Further, as described under “Certain Regulatory Considerations—Bermuda Insurance Regulation—Fit and Proper Controllers,” prospective shareholders are required to notify our regulators on becoming “controllers” of any of our Operating Subsidiaries through ownership of ordinary shares above certain thresholds, typically 10% of outstanding ordinary shares. Some regulators may require their approval prior to such shareholder becoming a “controller.” Other regulators may serve a notice of objection or are entitled to injunctive relief. There can be no assurance that the applicable regulatory body would agree that a shareholder who owned greater than 10% of our ordinary shares did not, because of the limitation on the voting power of such shares, control the applicable Operating Subsidiary.
These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of the Company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable. If these restrictions delay, deter or prevent a change of control, such restrictions may make it more difficult to replace members of the Board and may have the effect of entrenching management regardless of their performance.
Our ordinary shares rank junior to all our debts and liabilities and our Preference Shares in the event of our liquidation, dissolution or winding-up.
In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preference shares, including our Preference Shares. In such an event, there may not be sufficient assets remaining after payments to holders of our debts and liabilities and Preference Shares to ensure payments to holders of our ordinary shares. See “Description of Share Capital—Ordinary Shares” and “Description of Share Capital—Outstanding Series of Preference Shares” for more information.

Future offerings of debt or equity securities which would rank senior to our ordinary shares may adversely affect the market price of our ordinary shares.
If, in the future, we decide to issue debt or equity securities that rank senior to our ordinary shares, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we may issue in the future may have rights, preferences and privileges more favorable than those of our ordinary shares and may result in dilution to owners of our ordinary shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities.
Because the decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of such future offerings. Thus, holders of ordinary shares will bear the risk of future offerings reducing the market price of our ordinary shares and diluting the value of their holdings in us.
U.S. persons who own our ordinary shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.
The Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. These differences include, but are not limited to, the manner in which directors must disclose transactions in which they have an interest, the rights of shareholders to bring class action and derivative lawsuits, the scope of indemnification available to directors and officers and provisions relating to the amalgamations, mergers and acquisitions and takeovers. Holders of our ordinary shares may therefore have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.
Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Class actions and derivative actions are typically not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of holders of our securities and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in U.S. jurisdictions, particularly the State of Delaware.
See “Comparison of Shareholder Rights” for a summary of certain significant provisions of the Companies Act and our bye-laws that differ in certain respects from provisions of Delaware corporate law.
Members of the Board are permitted to participate in decisions in which they have interests that are different from those of the other shareholders.
Under Bermuda law, directors are not required to recuse themselves from voting on matters in which they have an interest. The directors may have interests that are different from, or in addition to, the interests of the shareholders. Provided the directors disclose their interests in a matter under consideration by the Board in accordance with Bermuda law and our bye-laws, they are entitled to participate in the deliberation on and vote in respect of that matter.

We are a Bermuda company and it may be difficult to effect service of process on us or enforce judgments against us or our directors and executive officers in the United States.
We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process upon us or those persons in the United States or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.
We have been advised by Bermuda counsel that currently there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.
In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy in Bermuda. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.
Our bye-laws contain an exclusive jurisdiction provision that may discourage lawsuits against us and our directors and officers.
Unless we consent in writing to the selection of an alternative forum, in the event that any dispute arises concerning the Companies Act or out of or in connection with our bye-laws, including any question regarding the existence and scope of any bye-law and/or whether there has been any breach of the Companies Act or our bye-laws by one of our officers or directors (whether or not such a claim is brought in the name of a shareholder or in the name of the Company), any such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda. Our bye-laws provide that this exclusive jurisdiction provision does not apply to actions predicated upon civil liability protections of U.S. federal securities laws or disputes arising under the Securities Act or the Exchange Act.
This exclusive jurisdiction provision may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect our business, results of operations and financial condition.
Risks Related to Taxation
Our structure involves complex provisions of tax law for which no clear precedent or authority may be available, and is subject to ongoing future potential legislative, judicial or administrative and differing interpretations.
The tax treatment of our structure and transactions undertaken by us depends in some instances on determinations of fact and interpretations of complex provisions of tax law for which no clear precedent or authority may be available. In addition, tax rules are constantly under review, which frequently results in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations.
Governments of jurisdictions in which we operate may enact legislation that could result in changes to tax laws and regulations, which may have a material impact on our financial position and results of operations. In particular, both the level and basis of taxation may change. We cannot predict whether any particular proposed legislation will be enacted or, if enacted, what the specific provisions or the effective date of any such legislation would be, or whether it would have any effect on us. As such, we cannot assure you that future legislative, administrative or judicial developments will not result in an increase in the amount of tax payable by us, our subsidiaries or investors, in our shares. If any such developments occur, our business, results of operations and cash flows could be adversely affected and such developments could have an adverse effect on your investment in our shares.
Our effective tax rate and tax liability is based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner in which they apply to us and our subsidiaries is sometimes open to interpretation. Significant management judgment is required in determining our provision for income taxes and our deferred tax assets and liabilities. Although management believes its application of current laws, regulations and treaties to be correct and sustainable upon examination by the tax authorities, the tax authorities could challenge our interpretation and the final determination of tax upon resolution of any such challenge could be materially different from our historical tax provisions and accruals. Should additional material taxes be assessed, there could be an adverse effect on our results of operations and cash flows in the period or periods for which that determination is made.
Our non-U.S. companies may be subject to U.S. taxes, which may have a material adverse effect on our operating results and your investment.
Aspen Holdings and its non-U.S. subsidiaries (other than AUL and Aspen UK) intend to manage their business so that they are not treated as engaged in a trade or business within the United States and thus not subject to U.S. federal income tax on their net income. However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service (“IRS”) will not contend successfully that one or more of these companies is engaged in a trade or business in the United States. If any of these companies is considered to be engaged in a trade or business in the United States during a taxable year, it generally will be subject to U.S. federal income tax (including an additional branch profits tax) on its net income that is treated as effectively connected with the conduct of a U.S. trade or business for such year (except to the extent an applicable income tax treaty provides otherwise), in which case its operating results could be materially adversely affected.
Non-U.S. corporations not engaged in a trade or business within the United States are nonetheless subject to United States income tax imposed by withholding on certain “fixed or determinable annual or periodical gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties.
The United States also imposes an excise tax on insurance and reinsurance premiums (“FET”) paid to non-U.S. insurers or reinsurers that are not eligible for the benefits of a U.S. income tax treaty that provides for an exemption from the FET with respect to risks (i) of a U.S. entity or individual, located wholly or partially within the United States and (ii) of a non-U.S. entity or individual engaged in a trade or business in the U.S., located within the United States. The rates of tax are 4% for property casualty insurance premiums and 1% for reinsurance premiums.
Our non-U.K. companies may be subject to U.K. tax, which may have a material adverse effect on our operating results and your investment.
None of our non-U.K. entities should be treated as being resident in the U.K. for corporation tax purposes except for our subsidiaries that are incorporated in the United Kingdom (the “U.K. Subsidiaries”). A company which is not incorporated in the United Kingdom should not be treated as being tax resident in the United Kingdom unless its central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, and determining where this is exercised is wholly a question of fact. Our non-U.K. entities currently intend to manage their affairs so that none of them, other than the U.K. Subsidiaries, are resident in the United Kingdom for tax purposes, including through compliance with established tax operating guidelines, where applicable.
A company that is not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom but, in that case, the charge to U.K. corporation tax is limited to profits (both revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.
None of our non-U.K. entities currently intend to operate in such a manner that any (other than the U.K. Subsidiaries) carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute completely defines the activities that constitute trading in the United Kingdom through a permanent establishment in the United Kingdom, His Majesty’s Revenue and Customs (“HMRC”) might contend successfully that any of us (other than the U.K. Subsidiaries) are trading in the United Kingdom through a permanent establishment in the United Kingdom.
The United Kingdom has no comprehensive tax treaty with Bermuda. There are circumstances in which companies that are neither tax resident in the United Kingdom nor carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom (and are therefore not subject to U.K. corporation tax) but are not entitled to the protection afforded by a tax treaty between the United Kingdom and the jurisdiction in which they are a resident may nonetheless be exposed to income tax in the United Kingdom on the profits of a trade carried on there, even if that trade is not carried on through a permanent establishment. However, our non-U.K. entities intend to operate in such a manner that none fall within this charge to income tax in the United Kingdom.
If our non-U.K. entities, other than the U.K. Subsidiaries, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or as carrying on a trade in the United Kingdom, whether or not through a permanent establishment, our operating results could be materially adversely affected.
Our U.K. operations may be affected by recent changes in U.K. tax law.
The U.K. Subsidiaries should be treated as resident in the United Kingdom and accordingly be subject to U.K. tax in respect of their worldwide income and gains. Any change in the basis or rate of U.K. corporation tax or HMRC’s practice and interpretation of U.K. tax law could materially adversely affect the business, prospects, financial condition or results of operations of the U.K. resident companies or their ability to provide returns to shareholders. The U.K. corporation tax rate is currently 25%. As part of the measures in the 2024 Autumn Budget (October 30, 2024), the rate of employer national insurance contributions that employers are required to pay in respect of their employees’ earnings is increasing from 13.8% to 15% of the value of taxable benefits provided to employees, with effect from April 6, 2025.
The Organization for Economic Co-operation and Development (“OECD”) published its final reports on Base Erosion and Profit Shifting (“BEPS Reports”) in October 2015, containing recommendations on measures to coordinate multilateral action on international tax rules.
The implementation of recommendations arising from the action points comprising BEPS has resulted in significant changes to local tax legislation and international tax treaties over recent years. For example, BEPS has resulted in jurisdictions implementing laws which (among other things): limit deductibility of interest payments; expand the scope of permanent establishments (thereby extending the scope of jurisdictions’ taxing rights); counteract hybrid mismatch arrangements; and strengthen “Controlled Foreign Company” rules. U.K. domestic legislation introduced in relation to hybrid mismatches came into effect on January 1, 2017, and legislation to restrict tax deductions for interest expenses of large groups was brought into effect from April 1, 2017.
In addition, domestic law implementation of BEPS has resulted in taxpayers and/or their advisers and intermediaries being required to engage in discussions and disclose information to tax authorities regarding their tax affairs and transactions. Accordingly, Aspen Group may be required to enter into discussions with and provide information to tax authorities which may require the disclosure of transactions and operations of the Aspen Group, in addition to its obligations under the related information reporting measures (including E.U. and other mandatory disclosure regimes, such as Council Directive 2014/107/EU of 9 December 2014 and Council Directive 2018/822 EU of 25 May 2018) (commonly known as “DAC 6”) and the U.K. domestic mandatory disclosure regime.
Further reforms have been, and are expected to be made in response to the proposed extensions of BEPS (i.e., BEPS: Pillar One and Two, commonly known as “BEPS 2.0”). For more information, see “—The OECD’s initiative to limit harmful tax competition may result in higher taxation and increased complexity, burden and cost of compliance.” BEPS and BEPS 2.0 may (depending on their final implementation) have a material adverse effect on our intra-group arrangements, our operations, and our results. Relevant to our U.K. Subsidiaries, the U.K. enacted legislation in July 2023 which implements one aspect of Pillar Two (the income inclusion rule imposing top-up tax on a parent entity in respect of the low-taxed income of a constituent entity) via a “multinational top-up tax” (“MTT”) together with a “domestic top-up tax” (“DTT”). Broadly, the MTT and DTT will apply to multinational groups with revenues of at least €750 million for accounting periods beginning on or after December 31, 2023. On February 22, 2024, the U.K. enacted amendments to the MTT including new provisions relating to the U.K.’s implementation of an under-taxed payments rule (“UTPR”) and a new DTT. On October 30, 2024, the United Kingdom, as part of its autumn budget, announced further updates to the MTT and DTT to implement updates to the OECD’s Pillar 2 rules, commentary and administrative guidance in addition to the introduction of the UTPR and DTT, both of which are intended to apply for accounting periods beginning on or after December 31, 2024. The U.K. legislation implementing the BEPS 2.0 reforms is complex, subject to continued consideration, the release of further guidance by the OECD and, in certain cases, update by the U.K. Parliament and in particular may be affected by the implementation (or lack thereof) of similar rules in other jurisdictions in which we operate (for example, see “—The OECD’s initiative to limit harmful tax competition may result in higher taxation and increased complexity, burden and cost of compliance”).
The U.K. diverted profits tax (“DPT”) is separate from U.K. corporation tax and is set at a charge 6% higher than the standard rate of corporation tax. The DPT is an anti-avoidance measure aimed at protecting the U.K. tax base against the artificial diversion of profits that are being earned by activities carried out in the United Kingdom but which are not otherwise being taxed in the United Kingdom, in particular as a result of arrangements amongst companies in the same multinational group. The United Kingdom’s network of tax treaties does not offer protection from a DPT charge. In the event that the rules apply to certain arrangements, then upfront payment of HMRC’s estimate of the deemed tax liability may be required. If any of our U.K. or non-U.K. companies is liable for DPT as a result of intra-group arrangements, this could have a material adverse effect on our results.
On June 19, 2023, HMRC announced a consultation regarding potential reforms to three areas of the United Kingdom’s international tax legislation (transfer pricing, permanent establishment and DPT) with a view to achieving closer alignment with international tax rules and simplification and clarification of certain aspects of these rules. Although it is not yet possible to predict whether and to what extent HMRC’s response to this consultation could impact us, any extension of the scope of the U.K.’s transfer pricing rules or broadening of the U.K.’s definition of permanent establishment could have adverse effects on our results of operations.
Our U.K. and U.S. operations may be adversely affected by a transfer pricing adjustment in computing U.K. or U.S. taxable profits.
Any arrangements between U.K.-resident entities of the Aspen Group and other members of the Aspen Group are subject to the U.K. transfer pricing regime. Consequently, if any agreement (including any reinsurance agreements) between a U.K.-resident entity of the Aspen Group and any other Aspen Group entity (whether that entity is resident in or outside the United Kingdom) is found not to be on arm’s length terms and as a result a U.K. tax advantage is being or has been obtained, an adjustment will be required to compute U.K. taxable profits as if such an agreement were or had been on arm’s length terms. Similar rules apply in the United States and would have a similar impact on our U.S. resident entities if transfer pricing adjustments were required. Any transfer pricing adjustment could adversely impact the tax charge suffered by the relevant U.K. or U.S. resident entities of the Aspen Group.
The BEPS Reports included a recommendation that groups should be required to report details of their operations and intra-group transactions in each jurisdiction, known as country by country reporting. The U.K. has implemented these recommendations with effect from January 1, 2016. It is possible that our approach to transfer pricing may become subject to greater scrutiny from the tax authorities in the jurisdictions in which we operate, which may lead to transfer pricing audits in the future. Any transfer pricing adjustment could adversely impact the tax charge suffered by the relevant entities of the Aspen Group.
Recent and future changes in U.S. federal income tax law or the manner in which it is interpreted could materially adversely affect our results of operations.
On August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the “IRA”). The IRA contains a number of tax-related provisions, including a 15% minimum corporate income tax on certain large corporations as well as an excise tax on certain stock repurchases.
The impact of the IRA on our financial condition will depend on the facts and circumstances of each year. It is possible that other legislation could be introduced and enacted by the current Congress or future Congresses of the United States, or that regulations or other interpretations could be issued, possibly with retroactive effect, that could have an adverse impact on us or our shareholders. These recent and potential future changes in law or interpretation could materially adversely affect our business, access to capital, financial condition and results of operations.
U.S. persons who hold 10% or more of the total voting power or value of our shares may be subject to U.S. federal income taxation on our undistributed earnings.
In general, a “10% U.S. Shareholder” (as defined below) of a non-U.S. corporation that is a controlled foreign corporation (“CFC”) at any time during a taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income” and “tested income” (with various adjustments) with respect to any shares that such 10% U.S. Shareholder owns in such non-U.S. corporation (directly or indirectly through certain entities) on the last day in the non-U.S. corporation’s taxable year on which it is a CFC, even if the subpart F income or tested income is not distributed. A “10% U.S. Shareholder” generally is a U.S. person that owns (directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of Section 958(b) of the Code (i.e., “constructively”)) at least 10% of the total combined voting power or value of all classes of stock of a non-U.S. corporation. “Subpart F income” of a CFC generally includes “foreign personal holding company income” (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income), and tested income is generally any income of the CFC other than subpart F income and certain other categories of income. An entity treated as a non-U.S. corporation for U.S. federal income tax purposes generally is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through non-U.S. entities or constructively), in the aggregate, more than 50% of the total combined voting power of all classes of voting stock of that non-U.S. corporation or more than 50% of the total value of all stock of that non-U.S. corporation. However, for the purposes of taking into account insurance income, these 50% thresholds are generally reduced to 25%. Further, special rules apply for purposes of taking into account any related person insurance income (“RPII”) of a non-U.S. corporation, as described below.
Whether Aspen Holdings is a CFC for a taxable year will depend upon facts regarding our direct and indirect shareholders, about which we have limited information. Accordingly, no assurance can be provided that Aspen Holdings will not be a CFC. Further, regardless of whether Aspen Holdings is a CFC, most or all of our non-U.S. subsidiaries are generally treated as CFCs because our U.S. subsidiaries generally are treated as constructively owning the stock of our non-U.S. subsidiaries. Accordingly, any 10% U.S. Shareholders of Aspen Holdings may be required to include in gross income for U.S. federal income tax purposes for each taxable year their pro rata shares of all or a portion of the subpart F income and tested income generated by our non-U.S. companies (with various adjustments), regardless of whether any distributions are made to them. Any such 10% U.S. Shareholders should consult their own tax advisors regarding the application of these rules to them.
U.S. persons who hold our shares may be subject to U.S. federal income taxation at ordinary income rates on their proportionate share of our related person insurance income.
In general, if a non-U.S. corporation is a “RPII CFC” (as defined below) at any time during a taxable year, a U.S. person who owns (directly or indirectly through certain entities) any shares of the non-U.S. corporation (a “U.S. RPII Shareholder”) must include in its gross income for U.S. federal income tax purposes its pro rata share of the non-U.S. corporation’s RPII with respect to any shares that such U.S. RPII Shareholder owns (directly or indirectly through certain entities) on the last day in the non-U.S. corporation’s taxable year, even if the RPII is not distributed. Further, a U.S. RPII Shareholder’s pro rata share of any RPII is determined as if all RPII for the taxable year were distributed proportionately only to U.S. RPII Shareholders on that date but generally may not exceed the U.S. RPII Shareholder’s pro rata share of the non-U.S. corporation’s earnings and profits for the taxable year. In addition, a U.S. RPII Shareholder is required to comply with certain reporting requirements, regardless of the number of shares owned by the U.S. RPII Shareholder.
For these purposes, a “RPII CFC” is any non-U.S. corporation if, on any day of its taxable year, U.S. RPII Shareholders collectively own (directly, indirectly through non-U.S. entities or constructively) 25% or more of the total combined voting power of all classes of stock of such corporation entitled to vote or 25% or more of the total value of the stock of such corporation. However, the RPII rules generally do not apply with respect to a non-U.S. corporation if either (i) at all times during its taxable year less than 20% of the total combined voting power of all classes of stock of the corporation entitled to vote and less than 20% of the total value of the corporation is owned (directly or indirectly) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by the corporation or who are related persons to any such person (the “ownership exception”), or (ii) the RPII (determined on a gross basis) of the corporation for the taxable year is less than 20% of its gross insurance income for the taxable year (the “de minimis exception”).
We believe that each of our non-U.S. Operating Subsidiaries and Peregrine is a RPII CFC. Nonetheless, we expect that each such company will qualify for one or both of the ownership exception and the de minimis exception in the current taxable year and for the foreseeable future. However, the RPII provisions have never been interpreted by the courts, and regulations interpreting the RPII provisions exist only in proposed form. Certain recently issued proposed regulations would expand the scope of RPII. It is not certain whether any of these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain. Further, the applicability of the ownership and de minimis exceptions and the RPII rules more generally depends upon facts regarding our direct and indirect shareholders and insureds, about which we have limited information. Accordingly, no assurances can be provided that any of our companies will satisfy either exception. Moreover, to the extent the exceptions do not apply, we may be unable to correctly determine the amount of RPII that any U.S. RPII Shareholder is required to take into account.
U.S. persons who dispose of our shares may be subject to U.S. federal income taxation at the rates applicable to dividends on a portion of such disposition.
Section 1248 of the Code may apply to a disposition of our shares. Section 1248 provides that if a U.S. person sells or exchanges stock in a non-U.S. corporation and such person owned, directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). As described above, our bye-laws may reduce the voting power of our shares in certain circumstances, although it is unclear if such reduction would be respected for purposes of Section 1248 of the Code.
Additionally, Section 1248, in conjunction with the RPII rules, generally provides that if a U.S. person disposes of shares in a RPII CFC (determined without regard to the ownership or de minimis exceptions) that would be taxable as an insurance company under the Code if it were a U.S. corporation, any gain from the disposition will generally be treated as a dividend to the extent of the holder’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the number of shares owned by the holder. These RPII rules should not apply to dispositions of our shares because Aspen Holdings will not itself be directly engaged in the insurance business. However, as discussed above, there is uncertainty in the interpretation of the RPII provisions and thus no assurances can be provided.

U.S. persons who hold our shares may be subject to adverse tax consequences if we are considered to be a passive foreign investment company.
If Aspen Holdings is characterized as a passive foreign investment company (“PFIC”), a U.S. person holding shares of Aspen Holdings generally would be subject to an increased tax liability at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares. In addition, if Aspen Holdings is considered a PFIC, upon the death of any U.S. individual owning shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of the shares that might otherwise be available under U.S. federal income tax laws. Further, a distribution paid by Aspen Holdings to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution will not be eligible for reduced rates of tax as qualified dividend income if Aspen Holdings is considered a PFIC in the taxable year in which such dividend is paid or was a PFIC in the preceding taxable year. A U.S. shareholder may also be subject to additional information reporting requirements, including the filing of an IRS Form 8621, if Aspen Holdings is a PFIC. These rules generally will apply to a U.S. person if Aspen Holdings was a PFIC at any time during the U.S. person’s holding period with respect to our shares. Different consequences may apply if the U.S. person has elected to treat Aspen Holdings as a “qualified electing fund” or if the U.S. person is a 10% U.S. Shareholder of Aspen Holdings and Aspen Holdings is a CFC.
Further, if Aspen Holdings is considered a PFIC for any taxable year and our shares are treated as “marketable stock” in such year, then a U.S. shareholder may make a mark-to-market election with respect to its shares. The shares will be marketable if they are regularly traded on certain qualifying stock exchanges, including the NYSE. However, there can be no assurance that such election will be available. Additionally, because a mark-to-market election usually cannot be made for any lower-tier PFICs, a U.S. holder will generally continue to be subject to the special tax rules discussed above with respect its indirect interest in any non-U.S. subsidiary of Aspen Holdings classified as a PFIC. As a result, it is possible that any mark-to-market election with respect to our shares will be of limited benefit. In general, if a U.S. holder of our shares were to make a timely and effective mark-to-market election, such holder would include in its taxable income each year the excess, if any, of the fair market value of its shares at the end of the taxable year over its adjusted basis in such shares. Amounts included in taxable income are treated as gains on the sale of the shares and are taxed as ordinary income. Any gain recognized by such holder on the sale or other disposition of our shares would be ordinary income, and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. U.S. investors are urged to consult with their tax advisors regarding the availability and consequences of making a mark-to-market election with respect to our shares.
In general, a non-U.S. corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” (the “75% test”) or (ii) 50% or more of its assets produce (or are held for the production of) passive income (the “50% test”). For these purposes, passive income generally includes interest, dividends, annuities and other investment income. However, the PFIC provisions contain a look-through rule under which a non-U.S. corporation that directly or indirectly owns at least 25% of the value of the stock of another corporation generally is treated, for purposes of determining whether it is a PFIC, as if it received directly its proportionate share of the income, and held its proportionate share of the assets, of the other corporation (the “look-through rule”). As a result, it is expected that the PFIC status of Aspen Holdings should generally depend on the application of the look-through rule to its subsidiaries and whether the income and assets of its subsidiaries will be characterized as passive or active for this purpose. In addition, pursuant to an insurance exception, (a) passive income does not include income that a qualifying insurance corporation (“QIC”) derives in the active conduct of an insurance business or income of a qualifying domestic insurance corporation (“QDIC”) (generally, a U.S. corporation with respect to which the look-through rule applies that is taxable as an insurance company and is subject to U.S. federal income tax on its net income), and (b) passive assets do not include assets of a QIC available to satisfy liabilities of the QIC related to its insurance business, if the QIC is engaged in the active conduct of an insurance business, or assets of a QDIC.
Generally, a non-U.S. corporation will be a QIC for a taxable year if it would be taxable as an insurance company if it were a U.S. corporation and its applicable insurance liabilities constitute more than 25% of its total assets for a taxable year. Further, under recently proposed regulations (the “2021 Proposed Regulations”), a QIC is engaged in the “active conduct” of an insurance business only if it satisfies either a “factual requirements test” or an “active conduct percentage test.” The factual requirements test requires that the officers and employees of the QIC carry out substantial managerial and operational activities on a regular and continuous basis with respect to its core functions (generally its underwriting activities, investment activities, contract and claims management activities and sales activities) and that they perform virtually all of the active decision-making functions relevant to underwriting functions. The active conduct percentage test generally requires that (i) the total costs incurred by the QIC with respect to its officers and employees for services rendered with respect to its core functions (other than investment activities) equal or exceed 50% of the total costs incurred by the QIC with respect to its officers and employees and any other person or entities for services rendered with respect to its core functions (other than investment activities) and (ii) to the extent the QIC outsources any part of its core functions to unrelated entities, officers and employees of the QIC with experience and relevant expertise must select and supervise the person that performs the outsourced functions, establish objectives for performance of the outsourced functions and prescribe rigorous guidelines relating to the outsourced functions which are routinely evaluated and updated. Under certain exceptions, however, a QIC that has no or only a nominal number of employees or that is a vehicle that has the effect of securitizing or collateralizing insurance risks underwritten by other insurance or reinsurance companies or is an insurance linked securities fund that invests in securitization vehicles generally is deemed not engaged in the active conduct of an insurance business. The officers and employees of certain related entities generally may be taken into account for these purposes, provided that the QIC exercises regular oversight and supervision over the services performed by the related entity’s officers and employees. The 2021 Proposed Regulations will not be effective unless and until adopted in final form, but taxpayers may rely on them for taxable years beginning after December 31, 2017 if they are consistently followed.
We believe that, based on the implementation of our current business plan and the application of the insurance exception, our non-U.S. insurance subsidiaries should be considered QICs engaged in the active conduct of an insurance business under one or both of the “factual requirements test” or the “active conduct percentage test,” our U.S. insurance subsidiaries should be considered QDICs and none of the income or assets of such insurance subsidiaries should be treated as passive. In addition, the income and assets attributable to our non-U.S. subsidiaries that are not insurance subsidiaries are minimal, relative to the income and assets attributable to our other subsidiaries. As a result, based on the application of the look-through rule, we believe that Aspen Holdings should not be characterized as a PFIC for the current year or the foreseeable future. However, because of legal uncertainties with respect to the interpretation of the PFIC rules and whether the 2021 Proposed Regulations will be adopted as final regulations in their current form, and factual uncertainties with respect to our planned operations, there is a risk that Aspen Holdings will be characterized as a PFIC in one or more years. If Aspen Holdings is considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation. Prospective investors should consult their tax advisors as to the effects of the PFIC rules on an investment in our shares.
U.S. tax-exempt organizations who own our shares may recognize unrelated business taxable income.
A U.S. tax-exempt organization generally will recognize unrelated business taxable income if the organization is required to include in gross income any of our insurance income under the CFC rules described above (including the RPII provisions). U.S. tax-exempt organizations are advised to consult their own tax advisors regarding the applicability of these rules to their ownership of our shares.
The OECD’s initiative to limit harmful tax competition may result in higher taxation and increased complexity, burden and cost of compliance.
On December 22, 2021, the European Union published the draft Anti-Tax Avoidance Directive III (“ATAD III”) designed to impose new minimum substance rules to prevent the misuse of shell entities for improper tax purposes. ATAD III proposes to introduce reporting requirements for certain E.U. tax resident companies with mobile and/or passive income (such as interest, dividends and royalty income) that have inadequate economic substance (as prescribed under ATAD III). If an entity fails to meet these substance requirements, it will be denied benefits under tax treaties and various E.U. directives. The European Parliament has proposed a number of amendments to ATAD III which, if adopted by the European Council (which it is not obliged to do), would apply the Directive from January 1, 2027. Certain Member States may also seek to implement their own transitional rules. The details of these rules are therefore subject to substantial uncertainty and further change.

In addition, the OECD is continuing to work on a two-pillar initiative, “BEPS 2.0,” which is aimed at (1) shifting taxing rights to the jurisdiction of the consumer (“Pillar One”) and (2) ensuring all companies pay a global minimum tax (“Pillar Two”). Pillar One will, broadly, re-allocate taxing rights over 25% of the residual profits of multinational enterprises (“MNEs”) with global turnover in excess of 20 billion euros (excluding extractives and regulated financial services) to the jurisdictions where the customers and users of those MNEs are located. Pillar Two will, broadly, consist of two interlocking domestic rules (together the Global anti-Base Erosion Rules (the “GloBE Rules”)): (i) an Income Inclusion Rule (“IIR”), which imposes top-up tax on a parent entity in respect of the low-taxed income of a constituent entity; and (ii) a UTPR, which denies deductions or requires an equivalent adjustment to the extent the low-taxed income of a constituent entity is not subject to tax under an IIR.
Key aspects of Pillar Two (including IIR regimes) have already become effective in jurisdictions relevant to our business as of January 1, 2024, with other aspects (including UTPR regimes) to become effective in 2025. The OECD continues to release guidance on the implementation and interpretation of its model GloBE Rules for Pillar Two on a rolling basis (some of which have retrospective effect) which may result in further amendments to the Pillar Two rules as they apply in relevant jurisdictions.
Relevant to our U.K. Subsidiaries, as U.K. tax resident entities, the U.K. enacted legislation in July 2023 which implemented the IIR via a “multinational top-up tax” (alongside a U.K. domestic top-up tax) that applies to multinational enterprises for accounting periods beginning on or after December 31, 2023 and is proposing the introduction of a UTPR to be effective for accounting periods beginning on or after December 31, 2024.
Additionally, relevant to our subsidiaries that operate in Singapore and Switzerland, both Singapore and Switzerland enacted legislation which implement the IIR alongside domestic top-up taxes. In Singapore, the “Multinational Enterprise Top-up Tax” (and domestic top-up tax) applies to multinational enterprises for accounting periods beginning on or after January 1, 2025. In Switzerland, the “top-up tax” applies to multinational enterprises for accounting periods beginning on or after January 1, 2025, while the minimum taxation ordinance has applied for accounting periods beginning January 1, 2024. Neither jurisdiction currently proposes the introduction of a UTPR.
Separately, in the European Union the Council Directive (EU) 2022/2523, adopted on December 15, 2022, requires that E.U. Member States implement the Pillar Two rules into domestic law by December 31, 2023, with ultimate application dependent upon implementation by each member state. The Bermuda Government has responded to the Pillar Two initiative by passing the Corporate Income Tax Act 2023 (the “CIT Act”), on December 27, 2023, to introduce a corporate income tax on certain Bermuda entities with effect from January 1, 2025. For more information, see “—Changes to Bermuda tax policies may impact our financial position.” The implications of this proposal for our business remain uncertain in terms of how any such Bermuda corporate income tax regime (once it comes into effect) might interact with the U.K.’s multinational top-up tax and undertaxed payments rule or other Pillar Two implementing legislation in relevant jurisdictions in which we operate, including Singapore and Switzerland. The Bermuda corporate income tax regime will be effective for tax years beginning on or after January 1, 2025, which means that there is (on current proposed timings) a period of at least one year in which the U.K. multinational top-up tax is expected to apply to our group before any changes are effected in Bermuda.
On January 15, 2025, the OECD issued administrative guidance on Article 9.1 of the GloBE Rules. This guidance, if incorporated into the laws of the jurisdictions in which we operate, could cause additional top-up taxes pursuant to the GloBE Rules to the extent our deferred tax asset in respect of the CIT Act’s Economic Transition Adjustments (“ETA”) reverses after 2026. It is uncertain whether the jurisdictions in which we operate will incorporate this guidance. Further, the amount of such deferred tax asset that reverses in any given year, if any, is uncertain. To the extent the jurisdictions in which we operate incorporate this guidance into their own laws, our overall cash tax savings from the reversal of the deferred tax asset could be limited to the lesser of 20% of the gross deferred tax asset or the portion of the deferred tax asset that reverses in 2025 and 2026.
Changes to Bermuda tax policies may impact our financial position.
We obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended) (the “EUTP Act”) an assurance that, in the event Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda until March 31, 2035. As a result of changes made to the EUTP Act by the CIT Act, this assurance has been made subject to the application of any taxes pursuant to the CIT Act, as described further below.
In the 2023 Budget, the Bermuda Government announced the formation of an International Tax Working Group consisting of specialists in international tax matters and representatives of various bodies whose members may be directly impacted by such to examine how Bermuda can appropriately implement the Global Minimum Tax initiative. The Working Group reported its findings and provided recommendations to the Bermuda Government in July 2023. The Bermuda Government subsequently issued three public consultation papers as part of its considerations on the introduction of a corporate income tax in Bermuda, on August 8, 2023, October 5, 2023 and November 10, 2023. On December 27, 2023, Bermuda passed the CIT Act, which became fully operative with respect to the imposition of corporate income tax on January 1, 2025. The Corporate Income Tax Act 2023 Amendment Regulations 2024 (the “Regulations”) amending the CIT Act were made on December 20, 2024 by the Minister of Finance in Bermuda. (For the purposes of this summary, references to CIT Act are to the CIT Act, as amended by the Regulations).
Under the CIT Act, Bermuda corporate income tax will be chargeable in respect of fiscal years beginning on or after January 1, 2025 and will apply only to Bermuda Constituent Entities (as defined below) of an In Scope MNE group (as defined below).
In Scope Entities
An In Scope MNE Group for these purposes is a group which meets the relevant revenue threshold (EUR 750 million or more in annual revenues in at least two of the four fiscal years immediately preceding the fiscal year in question and is an MNE Group (being a group (as further defined below) comprising an ultimate parent entity and one or more entities (which includes permanent establishments) located in another jurisdiction). For MNE Groups that meet the revenue threshold, corporate income tax will generally apply to each Bermuda resident entity and Bermuda permanent establishment that is a constituent entity of such MNE Group (a Bermuda Constituent Entity). Consistent with the GloBE Rules, the terms “group”, “ultimate parent entity” and “controlling interest” and critical to determining whether a Bermuda entity is considered a constituent entity of an MNE Group.
A “group” is defined for the purposes of the CIT Act as (a) a collection of entities that are related through ownership or control such that the assets, liabilities, income, expenses and cash flows of those entities are included in the consolidated financial statements of the ultimate parent entity, or are excluded from the consolidated financial statements of the ultimate parent entity solely on size or materiality grounds, or on the grounds that the entity is held for sale; or (b) an entity that is located in one jurisdiction and has one or more permanent establishments located in other jurisdictions provided that the entity is not part of another group as described in (a) above.
An “ultimate parent entity” is (a) an entity that owns, directly or indirectly, a controlling interest in any entity, and is not owned, with a controlling interest, directly or indirectly by another entity; or (b) with respect to permanent establishments, the main entity in a group, being the entity that includes the financial accounting net income or loss of a permanent establishment in its financial statements. A “controlling interest” is an ownership interest in any entity such that the interest holder (a) is required to consolidate the assets, liabilities, income, expenses and cash flows of the entity on a line-by-line basis in accordance with an acceptable accounting standard, or (b) would have been required to consolidate the assets, liabilities, income, expenses and cash flows of the entity on a line-by-line basis if the interest holder has prepared consolidated financial statements, provided with respect to permanent establishments, that a main entity is deemed to have the controlling interests of its permanent establishments.
In practical terms, therefore, Bermuda resident entities will only be within the scope of Bermuda corporate income tax as Bermuda Constituent Entities if either they are consolidated on a line by line basis in the consolidated financial statements (prepared in accordance with an acceptable financial accounting standard) (or would be if consolidated financial statements had been prepared under an acceptable financial accounting standard) of an ultimate parent entity located in another jurisdiction; or the Bermuda resident entity or entities themselves consolidate on a line by line basis the results of one or more entities located in another jurisdiction in consolidated financial statements, and in either case the group meets the relevant revenue threshold. Where consolidated financial statements are prepared on a basis that does not consolidate line by line, there is no “controlling interest”and therefore no “ultimate parent entity”, meaning that there is no MNE Group for the purposes of the CIT Act. Accordingly, Bermuda resident entities that are not consolidated on a line-by-line basis or do not consolidate on a line-by-line basis (nor would be required if consolidated financial statements had been prepared under an acceptable financial accounting standard) will not be considered in scope for the purposes of the Act.
Bermuda Constituent Entity Groups
Where a Bermuda entity or Bermuda permanent establishment is a Bermuda Constituent Entity, corporate income tax will be chargeable in respect of fiscal years beginning on or after January 1, 2025 to the Bermuda Constituent Entity Group. A Bermuda Constituent Entity Group is a group comprised of one or more Bermuda Constituent Entities that are members of an In Scope MNE Group. It is possible for an In Scope MNE Group to include more than one Bermuda Constituent Entity Group and specific rules apply. For example, companies incorporated under the Companies Act 1981 which are registered under the Segregated Accounts Companies Act 2000 are regarded as a single entity which is not fiscally transparent. However, a Bermuda Constituent Entity may elect to treat any segregated accounts within such entity as separate Bermuda Constituent Entities, and if such an election is made, may further elect to treat any given segregated account as fiscally transparent or not. Such elections are annual elections which apply for the fiscal year in which the election is made and all subsequent fiscal years, unless and until the election is modified or revoked.
Charge to Corporate Income Tax
Where corporate income tax is chargeable to a Bermuda Constituent Entity Group, the amount of corporate income tax chargeable for a fiscal year shall be (a) 15% of the net taxable income of the Bermuda Constituent Entity Group; less (b) tax credits applicable to the Bermuda Constituent Entity Group under Part 4 of the CIT Act, or as prescribed.
Detailed rules apply with respect to the calculation of net taxable income of each Bermuda Constituent Entity in a Bermuda Constituent Entity Group. Adjustments include deductions for brought forward losses incurred in prior years, certain excluded dividends, modifications for stock-based compensation, intra-group transactions etc.
As at December 31, 2024, we have adjusted our deferred tax calculated in the prior year, 2023, to account for provisions within the CIT Act that allow for an equitable transition to the new regime including the ETA and opening tax loss carryforward (“OTLC”). Our deferred tax asset in Bermuda consists of $158.9 million in respect of the ETA and $40.0 million in respect of an OTLC. We expect this deferred tax asset to be utilized predominantly over a 10-year period. We expect to incur and pay increased taxes in Bermuda beginning in 2025.
More broadly, Bermuda remains committed to tax transparency, which is evidenced by adopting economic substance legislation, which has been deemed compliant by the European Union and was designed to implement the work of the Forum on Harmful Tax Practices under Action 5 of the OECD’s BEPS Reports. Any changes in the tax law of an OECD member state or in response to a change in E.U. policies could subject us to additional taxes, and we are unable to predict at this time whether it would have a material adverse impact on our operations and results.

USE OF PROCEEDS
We will not receive any proceeds from the sale of ordinary shares by the selling shareholders (including any proceeds from any sale of ordinary shares pursuant to the underwriters’ option to purchase additional ordinary shares from the selling shareholders). The selling shareholders will receive all of the net proceeds from the sale of ordinary shares in this offering.

DIVIDEND POLICY
The declaration, amount and payment of any dividends on our ordinary shares will be at the sole discretion of the Board, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, including restrictions under any of our then outstanding indebtedness, the terms of our Preference Shares and such other factors as the Board may deem relevant. If we elect to pay dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.
At the Board’s discretion, we declare and pay quarterly dividends on our AHL PRD Shares, our AHL PRE Shares, which are represented by AHL PRE Depositary Shares, each representing a 1/1000th interest in an AHL PRE Share, and our AHL PRF Shares, which are represented by AHL PRF Depositary Shares, each representing a 1/1000th interest in an AHL PRF Share. Such Preference Shares rank senior to our ordinary shares with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding-up. We have also historically paid dividends on our 5.950% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares (“AHL PRC Shares”); such AHL PRC Shares were redeemed on January 1, 2025 for an aggregate redemption price of $275.0 million.
On February 28, 2025, the Board declared quarterly dividends in an aggregate amount of $3.5 million, $3.5 million and $5.5 million on our AHL PRD Shares, AHL PRE shares and AHL PRF Shares, respectively, and such dividends are payable on April 1, 2025.
During the twelve months ended December 31, 2024, we paid aggregate dividends of $26.8 million, $14.1 million and $14.0 million on our AHL PRC Shares, AHL PRD Shares and AHL PRE Shares, respectively. Our AHL PRF Shares, which are represented by AHL PRF Depositary Shares, were issued on November 26, 2024 and dividends on such shares will be payable on a non-cumulative basis only when, as and if declared by the Board quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2025; no dividends have been paid on such shares through December 31, 2024. During the twelve months ended December 31, 2023, we paid aggregate dividends of $21.7 million, $14.1 million and $14.1 million on our AHL PRC Shares, AHL PRD Shares and AHL PRE Shares, respectively. The terms of our Preference Shares contain restrictions on our ability to pay dividends to holders of our ordinary shares. For a more detailed description of our Preference Shares, see “Description of Share Capital—Outstanding Series of Preference Shares.”
Additionally, in the twelve months ended December 31, 2024, the Company paid ordinary share dividends of $195.0 million to Highlands Bermuda Holdco, Ltd., the holder of all the Company’s ordinary shares prior to the Pre-IPO Transaction. During the twelve months ended December 31, 2023, the Company paid ordinary share dividends of $40.3 million to Highlands Bermuda Holdco, Ltd.
Aspen Holdings is a holding company and, as such, it does not have any significant operations. Aspen Holdings’ assets primarily consist of ownership of the shares of its subsidiaries, including our Operating Subsidiaries, a portfolio of fixed income securities and cash and cash equivalents. As a result, we may not be able to pay any dividends to the holders of our ordinary shares unless our Operating Subsidiaries make distributions in an amount sufficient to cover the dividend that may be declared by us. Our Operating Subsidiaries are subject to capital, regulatory and other requirements that inform their ability to declare and pay dividends and make loans to other Aspen Group companies, which may limit their ability to declare and pay dividends to Aspen Holdings. Refer to “Certain Regulatory Considerations—Bermuda Insurance Regulation—Restrictions on Dividends, Distributions and Reduction of Capital,” “Certain Regulatory Considerations—U.K. and E.U. Insurance Regulation—Restrictions on Dividend Payments,” and “Certain Regulatory Considerations—U.S. Insurance Regulation—State Dividend Limitations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information on our ability to pay dividends.
Furthermore, we are subject to Bermuda regulatory constraints that affect our ability to pay dividends and make other distributions on our ordinary shares or other securities. Under the Companies Act, we may declare or pay a dividend only if we have reasonable grounds to believe that we are, and would after the payment be, able to meet our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities. Additionally, as the BMA is the group supervisor for the Aspen Group for insurance group solvency and reporting requirements, we may not be able to declare or pay a dividend if we are or, after giving effect to such payment, would be in breach of applicable group solvency and liquidity requirements or our target level of capital above the applicable group enhanced capital requirements (“ECR”) or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or other then applicable regulatory authority) pursuant to the terms of the Bermuda Insurance Act 1978, as amended (the “Insurance Act”) or any successor legislation or other then applicable law or regulation. For more information regarding risk factors that could materially and adversely affect us and our ability to pay dividends on our ordinary shares, please see “Risk Factors.”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2024 on an actual basis after applying the effects of the Exchange retroactively and on an as-adjusted basis giving effect to the redemption of our AHL PRC Shares on January 1, 2025.
You should read the following table in conjunction with the sections entitled “Summary Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	As at December 31, 2024
	Actual	As Adjusted
	(in millions, except for share data)
Cash and Cash Equivalents (1)	$914.2	$914.2
Long-term Debt Obligations (2):
Revolving credit facility (3)	$—	$—
2026 Term Loan	300.0	300.0
Total Long-term Debt Obligations	$300.0	$300.0
Shareholders’ Equity:
Ordinary Shares (4):
90,833,333 Class A ordinary shares of par value $0.001 issued and outstanding, and 750,000,000 Class A ordinary shares authorized, actual and as adjusted	$0.1	$0.1
Preference Shares:
11,000,000 Fixed-to-Floating Rate Preference Shares of par value $0.0015144558 per share (liquidation preference of $25 per preference share) (5)(6)	270.6	—
10,000,000 5.625% Preference Shares of par value $0.0015144558 per share (liquidation preference of $25 per preference share) (6)	241.3	241.3
10,000 5.625% Preference Shares of par value $0.0015144558 per share (liquidation preference of $25,000 per preference share)(represented by depositary shares, each with a liquidation preference of $25 per share) (6)	241.6	241.6
9,000 7.00% Preference Shares of par value $0.0015144558 per share (liquidation preference of $25,000 per preference share)(represented by depositary shares, each with a liquidation preference of $25 per share) (6)	217.0	217.0
Additional Paid-in Capital	761.7	761.7
Retained Earnings	2,029.7	2,029.7
Accumulated Other Comprehensive Income (Loss)	(390.1)	(390.1)
Total Shareholders’ Equity	$3,371.9	$3,101.3
Total Capitalization (7)	$3,671.9	$3,401.3
________________
(1)To facilitate the redemption of our AHL PRC Shares, funds of $275.0 million were transferred to a third party transfer agent on December 30, 2024. Accordingly, no adjustments have been made to our cash and cash equivalents as of December 31, 2024 for the redemption of our AHL PRC Shares.
(2)Does not reflect letters of credit outstanding under our letter of credit facilities and revolving credit facility. For a discussion of the letter of credit facilities and revolving credit facility we have entered into, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources” and “Note 24—Credit Facilities and Long-term Debt” to our audited consolidated financial statements included elsewhere in this prospectus.
(3)As of December 31, 2024, we had undrawn commitments available for borrowings under our revolving credit facility of up to $300.0 million (there were no outstanding letters of credit under such facility as of such date). We have the option to increase the aggregate amount of our revolving credit facility by up to $100.0 million, subject to certain conditions. Aspen Holdings and certain of its direct or indirect subsidiaries are the borrowers under such revolving credit facility and Aspen Holdings has guaranteed the borrowings of any such subsidiary borrowers under our revolving credit facility.

(4)The results of the Exchange have been applied retroactively. The number of ordinary shares issued and outstanding, actual and as adjusted, excludes the net issuance of 1,008,149 ordinary shares issued upon the completion of this offering as replacement awards with respect to legacy share option awards granted to certain employees of the Company as described in “Executive Compensation—2025 Equity and Incentive Plan” (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the withholding of 302,038 ordinary shares to satisfy the estimated tax withholding and remittance obligations).
(5)On January 1, 2025, we redeemed our AHL PRC Shares for an aggregate redemption price of $275.0 million.
(6)The liquidation preference is reflected net of issuance costs.
(7)Total capitalization equals total long-term debt obligations plus total shareholders’ equity.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that are intended to enhance the reader’s ability to assess our future financial and business performance. These statements are based on the beliefs and assumptions of our management, and are subject to known and unknown risks and uncertainties. Generally, statements that are not about historical facts, including statements concerning our possible or assumed future actions or results of operations, are forward-looking statements. In particular, statements that use the words such as “believe,” “anticipate,” “expect,” “assume,” “objective,” “target,” “plan,” “estimate,” “project,” “seek,” “will,” “may,” “aim,” “likely,” “continue,” “intend,” “guidance,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “predict,” “potential,” “on track” or their negatives or variations and similar terminology and words of similar import generally involve forward-looking statements. These statements reflect our current views with respect to future events and because our business is subject to numerous risks, uncertainties and other factors, our actual results could differ materially from those anticipated in the forward-looking statements. We believe that these factors include, but are not limited to, the following:
•the occurrence of natural disasters, severe weather events and other catastrophic events;
•global climate change and government responses thereto;
•war, terrorism and political unrest, government action that is hostile to commercial interests and from sovereign, sub-sovereign and corporate defaults;
•emerging claim and coverage issues in our business and social inflation;
•cyclical changes in the insurance and reinsurance industries;
•our reinsurers may not reimburse us for claims on a timely basis, or at all;
•the reliance on third parties for the assessment and pricing of individual risks;
•the failure of any risk management and loss limitation methods we employ;
•the reinsurance that we purchase may not always be available on favorable terms or we may choose to retain a higher proportion of particular risks compared to previous years;
•actual claims exceeding our loss reserves;
•economic inflation;
•increases in the frequency and severity of cyber-attacks on our policyholders;
•interest rate risk, credit risk, real estate related risks, market risk, servicing risk, loss from catastrophic events and other risks;
•adverse developments affecting the financial services industry and the potential contagion impact to, and resulting stress on, the financial services sector generally;
•failing to realize profits from or losing some or all of the principal amount of our invested assets if we are required to sell our invested assets at a loss to meet our insurance, reinsurance or other obligations;
•volatility and uncertainty in general economic conditions and in financial and mortgage markets;
•the determination of the amount of allowances and impairments taken on our investments;
•currency fluctuations that we may not be effective at mitigating;
•the failure of policyholders, brokers or other intermediaries or reinsurers to honor their payment obligations;

•competition and consolidation in the (re)insurance industry;
•a decline in any of the ratings of our Operating Subsidiaries could adversely affect our standing among brokers and customers and cause our premiums and earnings to decrease;
•increasing scrutiny and evolving expectations from investors, customers, regulators, policymakers and other stakeholders regarding environmental, social and governance matters;
•future acquisitions, growth of our operations through the addition of new lines of (re)insurance business, expansion into new geographic regions and/or joint ventures or partnerships;
•the loss of business provided by brokers that account for a large portion of our insurance and reinsurance revenues;
•our management of alternative reinsurance platforms on behalf of investors in any entities ACM manages or could manage in the future;
•the inability to obtain additional capital or to only obtain capital on unfavorable terms;
•our debt, credit and ISDA agreements may limit our financial and operational flexibility;
•political, regulatory, governmental and industry initiatives;
•changes in regulations that adversely affect the U.S. mortgage insurance and reinsurance market;
•the United Kingdom’s withdrawal from the European Union;
•changes in Bermuda law and regulations, and the political environment in Bermuda;
•changes in current accounting practices and future pronouncements;
•our internal controls over financial reporting have gaps or other deficiencies;
•the loss of one or more of our senior underwriters or other members of our senior management team or an inability to attract and retain senior staff;
•third-party outsourced service providers failing to satisfactorily perform certain technology and business process functions;
•general employee and third-party litigation risks;
•management turnover;
•the loss of our foreign private issuer or “controlled company” status;
•the execution of internal processes to maintain our operations and the operational risks that are inherent to our business, including those resulting from fraud or employee errors or omissions;
•the failure in our data security and/or technology systems or infrastructure or those of third parties, including those caused by security breaches or cyber-attacks;
•compliance with ever evolving national, federal, state, and international laws relating to the handling of information;
•actual results differing materially from model outputs and related analyses;
•the influence that the Apollo Shareholders will continue to have over us;
•our holding company structure and certain regulatory and other constraints may limit our ability to pay dividends;

•U.S. persons who own our securities may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation;
•changes in government regulations or tax laws in jurisdictions where we conduct business; and
•other risk factors discussed in this prospectus under “Risk Factors.”
All forward-looking statements included in this prospectus are expressly qualified in their entirety by these cautionary statements. The foregoing list should not be construed as exhaustive and should be read in conjunction with other information included in this prospectus. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of this prospectus. You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of risks and uncertainties before making a decision to invest in our ordinary shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with the section entitled “Summary Financial and Operating Data” and the consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical financial information, this prospectus contains “forward-looking statements.” You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for factors and uncertainties that may cause our actual future results to be materially different from those in our forward-looking statements. Forward-looking statements in this prospectus are based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statements.
Overview
We are a leading specialty (re)insurer focused on total value creation for all of our stakeholders. With $4,609 million of gross written premiums for the twelve months ended December 31, 2024 and $3,968 million of gross written premiums for the twelve months ended December 31, 2023, we are a scaled multinational business with a diverse product mix balanced across our primary specialty insurance and opportunistic reinsurance franchises, which are both supported by our fee generating capital markets capabilities. We go to market with a single view of risk through our ‘One Aspen’ approach, which is designed to cater to complex, bespoke solutions that bring together our expertise spanning different lines of business, segments and platforms, enabling us to develop enhanced and differentiated offerings for our distribution partners and customers. We are focused on underwriting excellence and profitable growth to consistently deliver top quartile results, targeting mid-teen operating return on equity across market cycles. This is demonstrated by our combined ratio of 87.9% (adjusted combined ratio of 86.8%), return on average equity 19.4% and Op. ROE of 19.4% for the twelve months ended December 31, 2024. We also had a combined ratio of 87.5% (adjusted combined ratio of 86.4%), return on average equity of 26.7% and Op. ROE of 20.2% for the twelve months ended December 31, 2023.
Our primary specialty insurance product set is centered around niche specialty lines, such as credit and political risk, cyber, environmental and professional liability, where we can apply our extensive underwriting and industry expertise. Our opportunistic reinsurance business is centered around both specialty and traditional reinsurance lines where we apply risk selection criteria to create unique risk profiles rather than an index of the market as other larger peers may do. Our size presents a distinct advantage, providing us with enough scale to be relevant while still maintaining the ability to be nimble and decisive, which enables us to enter, exit or change the nature of our underwriting positions faster and with greater precision. Our gross written premiums for our Insurance and Reinsurance segments were $2,724 million and $1,886 million, respectively, for the twelve months ended December 31, 2024, and $2,447 million and $1,521 million, respectively, for the twelve months ended December 31, 2023.
Through our ‘One Aspen’ approach, we actively manage our insurance and reinsurance portfolios across market cycles and identify the most attractive risk versus return opportunities to allocate capital. We adopt a dynamic capital allocation approach, utilizing our strong balance sheet and our multiple platforms across the United States, the United Kingdom, Lloyd’s and Bermuda to match risk with the most appropriate source of capital, and to drive efficiencies and optimal outcomes for our customers. Our ability to offer our broker and client partners holistic and customized solutions across our entire platform of Insurance and Reinsurance, and third-party capital offerings through ACM, provides us the opportunity to execute larger, more complex deals which frequently result in more attractive terms and conditions.
Strategic Business Initiatives and Performance
Since 2022, we have continued to observe certain ongoing trends and have implemented a number of strategic initiatives including: strengthening our consolidated balance sheet through a significant loss portfolio transfer transaction; expanding our scale of business written via our Lloyd’s syndicate; and other simplifications of our business model. The result of these strategic initiatives is a reflection of our business transformation efforts over the past few years and the Company remains focused on delivering consistent performance, which is reflected in our 2023 and 2024 results.
2023 and 2024 Performance
Our 2024 results reflect the work we have done over a number of years to reshape our business to drive robust and sustainable value creation. We continue to build a diversified business with meaningful contributions from each of our core earning engines, underwriting, investments and capital market fees, while significantly reducing exposure.
Underwriting Performance. The Company reported an underwriting income of $345.8 million (adjusted underwriting income of $380.8 million) in the twelve months ended December 31, 2024, up from $326.8 million ($355.3 million adjusted underwriting income) in the twelve months ended December 31, 2023. This has resulted in a combined ratio of 87.9% (adjusted combined ratio of 86.8%) compared to 87.5% (adjusted combined ratio of 86.4%) in 2023.
Active management of the portfolio and management’s initiatives to mitigate exposure are part of continued portfolio optimization aimed at focusing on classes where Aspen has a distinct market relevance and ability to achieve superior underwriting results. We have exited programs that did not meet our pricing expectations and reduced exposure in certain lines due to concerns around market conditions. By restructuring our approach to buying reinsurance, leveraging our ACM platform and reducing PMLs, we are reducing our catastrophe volatility while maintaining a presence in catastrophe reinsurance.
The business continues to benefit from the LPT agreement with Enstar, which closed in 2022. It has positively impacted our overall capital position and enabled the deployment of capital into the continued attractive market environment, while significantly improving the protection of our balance sheet and future earnings from the potential impact of the reserve volatility on 2019 and prior accident years. As at December 31, 2024, we estimate that we have approximately $379 million of remaining limit available under the terms of the LPT (As at December 31, 2023 — $420 million).
Aspen Capital Markets. ACM reported total fee income of $169.0 million for the twelve months ended December 31, 2024 compared to $135.5 million in 2023, an increase of $33.5 million. This fee income is reflected as an offset to our acquisition costs and therefore benefits underwriting income. Our capital markets franchise has continued to grow with sourced third-party capital increasing to $2,207.4 million at the end of 2024, up from $1,662.6 million at the end of 2023. Our ability to grow and diversify the capital we source, notwithstanding a challenging environment, supports our core proposition that capital markets investors are key partners in Aspen’s future growth and innovation efforts.
Investment Performance. In 2024, we generated net investment income of $318.0 million (2023 — $275.7 million), an increase of 15.3% from the prior year. The increase in net investment income was due to the active repositioning of our investments during attractive market conditions to take advantage of higher interest rates. The book yield on the fixed income securities portfolio as at December 31, 2024, was 4.2% compared with 3.8% as at December 31, 2023.
For the year ended December 31, 2024, the Company recognized net realized and unrealized investment losses of $49.5 million (2023 — gains of $14.5 million). This is largely due to realized losses resulting from the active rotations of the investment portfolio and our privately-held investments, partially offset by unrealized gains attributable to market movements.
Shareholders Equity. Our continued strong performance further enhanced our balance sheet strength which allowed Aspen to pay ordinary share dividends of $195.0 million to Highlands Bermuda Holdco, Ltd. in the twelve months ended December 31, 2024. This is compared to $40.3 million of ordinary share dividends the Company paid during the twelve months ended December 31, 2023.

LPT Agreement
On January 10, 2022, the Company entered into the LPT agreement with Enstar. The LPT resulted in Enstar assuming net loss reserves of $3,120.0 million, for losses with dates of loss on or prior to December 31, 2019, subject to a limit of $3,570.0 million. The existing ADC between the parties that closed in June 2020 was absorbed into the LPT. The LPT transaction closed on May 20, 2022, following receipt of regulatory approvals and satisfaction of various other closing conditions.
The LPT transaction has positively impacted the Aspen Group’s overall capital position and enabled the deployment of capital into the continued attractive market environment, while significantly improving the protection of its balance sheet and future earnings from the potential impact of the reserve volatility on 2019 and prior accident years.
As at December 31, 2024, we estimate that we have approximately $379.0 million of remaining limit available under the terms of the LPT (As at December 31, 2023 — $420.0 million).
Increased Lloyd’s Capacity
Following a successful business planning process with Lloyd’s, we have significantly grown our Lloyd’s capacity to £1,300.0 million for the 2025 year of account from £566.0 million in 2018. In 2022, the Company expanded the scale of business written via our Lloyd’s syndicate, including a significant book of reinsurance that was previously written by Aspen UK, which was in line with our strategy to simplify our operations and more strategically align our platforms. This increased the relevance and scale in the important Lloyd’s market. Growing our presence in Lloyd’s is a critical part of our overall balance sheet simplification strategy. It also allows us to better utilize the advantages of the Lloyd’s platform, both for capital efficiencies and ease of access.
Price Inflation and Social Inflation
The elevated level of inflation relative to pre-pandemic levels, as well as the elevated level of uncertainty regarding the outlook for inflation in future periods, could affect our results. Specifically, with respect to premium pricing and loss reserving, those trends contribute to the risk of understating loss costs, which may be higher than anticipated due to increased inflation. Even though inflation has been decreasing compared to 2023, its outlook is currently uncertain, according to policymakers and business owners. The U.S. Federal Reserve and other monetary authorities see the level of uncertainty around their forecasts for core Personal Consumption Expenditures inflation as high, compared to the average over the past 20 years. The path of inflation has been historically and objectively difficult to predict since the pandemic started.
In addition, social inflation, or the increase in loss compensation cost over and above basic economic trends, is putting pressure on and contributing to the uncertainty in our pricing and reserving of loss costs. Unlike inflation, where economic price indices over a time period can be measured and monitored, social inflation is difficult to explicitly measure over time and to project. It is caused by a broad set of underlying drivers, such as increasing litigation costs, outsized jury awards and litigation funding. U.S. litigation is fueled by a growing influx of third-party capital, enabling plaintiffs to pursue more cases, staff them with more experts and lawyers, and extend their lifespan. The increasingly litigious environment is further fueled by a rise in anti-corporate sentiment. There is an observed tendency to attribute fault to corporate actors for accidents, even if they did not directly cause the accident. COVID-19 further distorted the current exposure landscape. While the pandemic period offered some reprieve in terms of frequency loss reduction and fewer excessive judicial verdicts, this was only temporary. In 2020, cases slowed amid court closures and public health measures associated with the COVID-19 pandemic. At present, court data suggests that a large proportion of injury cases remain unresolved in the court system and will work their way through over time. Uncertainty about the impact of social inflation on loss costs is something we are monitoring closely and that could have an effect on our results and financial condition.
Leadership, Talent and Culture
We continue to strive to establish a culture at Aspen that attracts and retains the very best talent. Of critical importance is that we continue to build an inclusive environment that encourages and empowers our people, while also taking steps to consider how we can best manage our impact on the environment and positively affect the communities we serve. In 2024, we continued to implement programs to better understand our workforce and ensure an inclusive working environment. We have established employee-led gender and ethnicity communities, which are open to all employees, across the United Kingdom, the United States and Bermuda. Also, in 2024, we published our third Sustainability Report, building on the work started in 2021. We believe the report shows steady progress across all three pillars of ESG considerations, and the continued focus on embedding ESG and sustainability into Aspen’s strategy and values.
Recent Trends and Outlook
Trend Information
We actively manage our insurance and reinsurance portfolios across market cycles and identify the most attractive risk versus return opportunities to allocate capital. We adopt a dynamic capital allocation approach, utilizing our strong balance sheet and our multiple platforms across the United States, the U.K., Lloyd’s and Bermuda to match risk with the most appropriate source of capital, and to drive efficiencies and optimal outcomes for our customers. Our ability to offer our broker and client partners holistic and customized solutions across our entire platform of Insurance and Reinsurance, and third-party capital offerings through ACM, provides us the opportunity to execute larger, more complex deals which frequently result in more attractive terms and conditions.
During 2024, the (re)insurance market experienced rate increases across a number of classes of business. Underlying underwriting conditions, including increased natural catastrophe activity and sustained higher inflation, alongside tighter (re)insurance capacity, means we expect pricing to remain generally favorable. We believe Aspen is well placed to take advantage of the current market environment. We have proactively managed our business to reduce volatility and our underwriting portfolio is well diversified by class and geography, supported by a strong capital position and a clear focus on cost management and operational efficiency. We remain focused on profitable growth, optimizing our underwriting returns and prudentially managing catastrophe risk.
Our Markets, General Economic Conditions and Opportunities
We operate within the global (re)insurance market, where we have significant opportunities to capture attractive risk-adjusted returns across the cycle through our multi-platform capabilities. The global macroeconomic and social environment continues to drive demand for increasingly complex (re)insurance solutions delivered as a joined-up offering, which is where we thrive. In recent years, rate increases have been driven by the increased frequency and severity of natural catastrophe events globally (impacted by changing weather patterns), inflation (both social and economic), increased geopolitical tensions and other risks that have grown and emerged, increasing the demand for specialty solutions. As a result, the global commercial insurance industry has seen 33 consecutive quarters of price increases according to WTW’s Commercial Lines Insurance Pricing Survey Q3 2024.
We expect these hard market conditions will persist, as they are driven by uncorrelated and continuing macroeconomic and social dynamics. This will provide opportunities for us to deliver profitable growth as we target new business and clients at favorable risk-adjusted rates and with improved terms and conditions, while maintaining disciplined risk selection. Furthermore, our chosen lines of business within Insurance have high barriers to entry requiring the bespoke tailoring of products and the need for specialized and experienced underwriters with tenured distribution relationships.
The higher interest rate environment provides additional tailwinds for our business. Higher returns from our fixed income portfolio complement our underwriting income with attractive investment income and contribute to our ability to generate strong risk-adjusted returns for our shareholders. With a low-risk fixed income portfolio of relatively short duration of 2.9 years as of December 31, 2024, we are well placed to take advantage of attractive investment yields as we rotate and reinvest.

Insurance and Reinsurance Market Trends and Developments
Insurance Segment: While market conditions remain competitive, despite increased competition, our market relevance and positioning remain strong across all portfolios (casualty and liability lines, financial and professional lines, specialty lines, and first party lines). Inflation (both social and economic) continue to be material considerations in risk selection and pricing. While casualty and liability lines has seen continued rate increases with six consecutive years of positive movement and a meaningful compound effect, we continue to closely monitor the impact of social inflation, litigation funding and large mass tort verdicts, and accordingly our growth in casualty and liability lines of business is limited. Within our financial and professional lines portfolio, market conditions are beginning to reflect some stabilization after a period of softening within cyber insurance products. This is likely attributable in part to recent industry claim activity. Rates in professional lines remain strong, but market conditions appear to be softening more rapidly in some classes of business.
Reinsurance Segment: Overall, the reinsurance market is moving through the pricing cycle from the peak profit margins realized in 2023 and 2024 to more modest but acceptable profitability for 2025. The property catastrophe market is noticeably more competitive with rates adjusting down by single digits. The reinsurance market has maintained its discipline with respect to the amounts of catastrophe risk covered and reinsurers have not compromised their risk appetite and associated attachment points. We actively monitor our property catastrophe portfolio, have conviction in the pricing of this business and consider the long-term return adequate. The other property reinsurance and specialty reinsurance lines such as Marine, Energy, Medical Expense and Terrorism exhibited similar dynamics with pressure on rates and increased commissions. Similar to property catastrophe, these classes of business remain well-priced and attractive. The casualty reinsurance lines renewal remained competitive in January 2025. These renewals reflected higher pricing, responding to the market wide concerns about adverse development from accident years 2015 through 2019 as a result of elevated loss inflation.
Tax Updates
On December 27, 2023, the Government of Bermuda enacted the CIT Act, which applies a 15% corporate income tax to certain Bermuda businesses in fiscal years beginning on or after January 1, 2025. The CIT Act includes a provision referred to as the economic transition adjustment, which is intended to provide a fair and equitable transition into the tax regime, and results in a deferred tax benefit for the Company. Pursuant to this legislation, the Company recorded a net deferred tax asset in the fourth quarter of 2023. On January 15, 2025, the OECD issued administrative guidance on Article 9.1 of the GloBE Rules. This guidance, if incorporated into the laws of the jurisdictions in which we operate, could cause additional top-up taxes pursuant to the GloBE Rules to the extent the net deferred tax asset we established upon enactment of the CIT in 2023 pursuant to the economic transition adjustment reverses after 2026. It is uncertain whether the jurisdictions in which we operate will incorporate this guidance. Further, the amount of such deferred tax asset that reverses in any given year, if any, is uncertain. To the extent the jurisdictions in which we operate incorporate this guidance into their own laws, our overall cash tax savings from the reversal of the deferred tax asset could be limited to the lesser of 20% of the gross deferred tax asset or the portion of the deferred tax asset that reverses in 2025 and 2026.

Consolidated Group Result for the twelve months ended December 31, 2024, 2023 and 2022

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions, except for percentages)
Underwriting Revenues
Gross written premiums	$4,609.3	$3,967.6	$4,338.7
Net written premiums	2,942.6	2,581.9	2,896.0
Net earned premiums	2,889.7	2,614.5	2,688.7
Underwriting Expenses
Losses and loss adjustment expenses	(1,717.8)	(1,553.0)	(1,680.0)
Acquisition costs	(420.2)	(380.2)	(431.8)
General and administrative expenses	(405.9)	(354.5)	(386.5)
Underwriting income	$345.8	$326.8	$190.4

Other Income and Expense
Corporate and other net expenses (1)	$(97.3)	$(114.0)	$(83.6)
Non-operating expenses	(29.9)	(35.1)	(36.0)
Net investment income	318.0	275.7	188.1
Realized and unrealized investment (losses)/gains	(49.5)	14.5	(177.6)
Change in fair value of derivatives	(21.1)	26.1	(80.5)
Interest expense	(62.1)	(55.2)	(43.7)
Net realized and unrealized foreign exchange gains/(losses)	60.2	(36.2)	15.9
Income/(loss) before income tax	464.1	402.6	(27.0)
Income tax benefit	22.0	132.1	78.1
Net income	486.1	534.7	51.1
Preference share dividends	(54.9)	(49.9)	(44.6)
Net income available to ordinary shareholders	$431.2	$484.8	$6.5

Other Metrics
Loss ratio	59.4%	59.4%	62.5%
Expense ratio	28.5	28.1	30.5
Combined ratio	87.9%	87.5%	93.0%

Adjusted combined ratio (2) (3)	86.8%	86.4%	92.4%
Adjusted underwriting income (2) (3)	$380.8	$355.3	$205.5
Operating income (3)	$432.5	$367.6	$202.3
Operating return on average equity (3)	19.4%	20.2%	11.9%
Total return on average cash and investments, pre-tax	4.0%	5.7%	(5.1)%
________________
(1)Corporate and other net expenses includes corporate expenses, other income and other expenses.
(2)The adjusted underwriting income and adjusted combined ratio remove the impact of the change in deferred gain on retroactive reinsurance contracts in order to economically match the loss recoveries under the LPT/ADC contracts with the underlying loss development of the assumed net loss reserves for the subject business of 2019 and prior accident years. The adjusted underwriting income and adjusted combined ratio represent the performance of our business for accident years 2020 onwards, which management believe reflects the underlying underwriting performance of the ongoing portfolio.
(3)These metrics are non-GAAP financial measures as defined under SEC rules and regulations. Refer to “—Key Performance Measures and Non-GAAP Financial Measures” for further details.

Operating highlights for the twelve months ended December 31, 2024
•Gross written premiums of $4,609.3 million in 2024 increased by 16.2% from 2023, primarily due to a combination of increased rates, new business growth, and growth in new and existing partnership arrangements.
•Overall underwriting income of $345.8 million (combined ratio of 87.9%) for 2024, including $187.3 million, or 6.5 combined ratio points, of pre-tax catastrophe losses related to significant industry events, including Hurricane Milton, floods in Dubai, Hurricane Helene, the Francis Scott Key Bridge event and other weather-related events. Underwriting income of $326.8 million (combined ratio of 87.5%) for 2023, which included $120.1 million, or 4.6 combined ratio points, of pre-tax catastrophe losses, related to significant industry events, including Hurricane Idalia, wildfires in Hawaii, the earthquake in Morocco, Cyclone Gabrielle and other weather-related events.
•Net adverse prior year loss reserve development, on accident years 2020 onwards, of $0.6 million, or 0.0 combined ratio points for 2024, compared with net adverse development for 2023 of $32.3 million, or 1.2 combined ratio points.
•Adjusted underwriting income of $380.8 million (adjusted combined ratio of 86.8%) for 2024 includes an adjustment to remove a loss of $35.0 million for the net impact of the LPT. Adjusted underwriting income represents the performance of our business for accident years 2020 onwards. Adjusted underwriting income of $355.3 million (adjusted combined ratio of 86.4%) for 2023 included an adjustment to remove a loss of $28.5 million for the net impact of the LPT.
•Our capital markets business contributed total fee income of $169.0 million in the twelve months ended December 31, 2024, an increase of $33.5 million compared to $135.5 million in 2023. Income from ACM’s activities represents ceding commissions and is accounted for as a reduction to acquisition expenses. Third-party capital grew to $2,207.4 million as at December 31, 2024, compared with $1,662.6 million at December 31, 2023.
•Operating return on average equity was 19.4% for 2024 compared with 20.2% in 2023.
Shareholders’ equity. Total shareholders’ equity increased by $463.4 million, or 15.9%, from $2,908.5 million as at December 31, 2023 to $3,371.9 million as at December 31, 2024, the most significant movements of which were as follows:
•an increase of $236.2 million in retained earnings due to net income of $486.1 million, partially off-set by $195.0 million in dividends on our Ordinary Shares and $54.9 million in dividends on our Preference Shares;
•other comprehensive income of $10.2 million, which included $29.4 million of net unrealized gains on available for sale investments, a $14.1 million net loss in foreign currency translation on investments classified as available for sale and a $5.1 million net loss in the value of hedged foreign exchange contracts;
•an increase in shareholders’ equity of $217.0 million, comprising of $225.0 million of total liquidation preference less issuance expenses of $8.0 million, relating to the issuance of 9,000,000 depository shares. Each depository share represents 1/1000th interest in a share of the newly designated 7.000% Perpetual Non-Cumulative Preference Shares; and
•on January 1, 2025, the Company redeemed all 11,000,000 shares of its issued and outstanding 5.950% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares. The redemption price was paid on January 2, 2025. To facilitate this redemption, the funds of $275.0 million were transferred to a third party transfer agent on December 30, 2024 and are included in other assets in the consolidated balance sheet. For further details, refer to Note 26, “Subsequent Events” of our audited consolidated financial statements.
As at December 31, 2024, our total shareholders’ equity included Preference Shares of $1,000.0 million less issue costs of $29.5 million (2023 — $775.0 million less issue costs of $21.5 million).

Key Performance Measures and Non-GAAP Financial Measures
In presenting Aspen’s results, management has included key performance measures and discussed certain measurements that are considered “non-GAAP financial measures” under SEC rules and regulations. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, help explain and enhance the understanding of Aspen’s results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
Gross written premiums represents the total insurance premium for policies written or assumed during a specific period of time before the reduction for policy acquisition costs or other deductions. Gross written premiums is a volume measure commonly used in the insurance industry to compare sales performance by period.
Net written premiums are gross written premiums less ceded written premiums. Ceded written premiums are the amounts recognized for the purchases of reinsurance or retrocessional coverage, and are accounted for using the same methodology as gross written premiums.
Net earned premiums are the earned portion of an insurance contract. Net written premium is earned/recognized proportionately over the coverage period and associated risk patterns. Premiums written which are not yet recognized as earned are recorded on the balance sheet as unearned premiums.
Losses and loss adjustment expenses represents the amount paid or expected to be paid to claimants, including the cost of investigating, resolving and processing these claims, net of recoveries under the reinsurance and retrocession agreements. This can be broken out into the following categories:
•Current accident year losses, excluding catastrophe losses, represents the losses arising in the current financial period, excluding any prior year reserve development and catastrophe losses; and
•Catastrophe losses are losses that arise from various unpredictable events, including, but not limited to, weather-related natural catastrophes, pandemic or contagious disease and man-made events such as acts of war and terrorism.
Prior year adverse/(favorable) reserve development - post-LPT years:
Prior year adverse/(favorable) reserve development represents the strengthening/(releases) in net ultimate loss reserves and claim adjustment expense reserves at each reporting date for claims which occurred in previous calendar years/periods.
Aspen entered into the LPT with a subsidiary of Enstar. Under the terms of the LPT, Enstar’s subsidiary will reinsure net losses incurred on or prior to December 31, 2019 on all of Aspen’s net loss reserves of $3.12 billion as of September 30, 2021. The LPT provides a limit of $3.57 billion for 2019 and prior accident year loss development.
Prior year reserve development post-LPT years represents the performance of our business for accident years 2020 onwards, reflecting the underlying underwriting performance of the ongoing business.
Adjusted losses and loss adjustment expenses is a non-GAAP financial measure. It is the sum of current accident year losses, catastrophe losses and prior year reserve strengthening/(releases) post-LPT years. Adjusted losses and loss adjustment expenses excludes the change in the deferred gain on retroactive reinsurance contracts and represents the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing business.
Impact of the LPT represents the deferral of a portion of loss recoveries on 2019 and prior accident year loss development as per accounting requirements for retroactive reinsurance under GAAP. The LPT contract with Enstar is a retroactive reinsurance contract.
Underwriting result or income/ loss is a non-GAAP financial measure. Income or loss for each of the business segments is measured by underwriting income or loss. Underwriting income or loss is the excess of net earned premiums over the underwriting expenses. Underwriting expenses are the sum of losses and loss adjustment expenses, acquisition costs and general and administrative expenses. Underwriting income or loss provides a basis for management to evaluate the segment’s underwriting performance.
Adjusted underwriting income or loss is a non-GAAP financial measure. It is the underwriting profit or loss adjusted for the change in deferred gain on retroactive reinsurance contracts in order to economically match the loss recoveries under the ADC/LPT contracts with the underlying loss development of the assumed net loss reserves for the subject business of 2019 and prior accident years. Adjusted underwriting income or loss also excludes certain costs related to the LPT contract with Enstar that closed in the second quarter of 2022. Adjusted underwriting income represents the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing portfolio.
Loss ratio is the sum of current year net losses, catastrophe losses, prior year reserve strengthening/(releases), and the impact of the LPT as a percentage of net earned premiums.
Adjusted loss ratio is a non-GAAP financial measure. It is the sum of current year net losses, catastrophe losses and prior year reserve strengthening/(releases) post-LPT years, as a percentage of net earned premiums. Adjusted loss ratio excludes the change in the deferred gain on retroactive reinsurance contracts and represents the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing business.
Along with most property and casualty insurance companies, we use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net earned premiums, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates an underwriting profit and a combined ratio of over 100 indicates an underwriting loss.
Combined ratio is the sum of the loss ratio and expense ratio. The loss ratio is calculated by dividing losses and loss adjustment expenses by net earned premiums. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses, by net earned premiums.
Adjusted combined ratio is a non-GAAP financial measure. It is the sum of the adjusted loss ratio and the expense ratio. The adjusted loss ratio is calculated by dividing the adjusted losses and loss adjustment expenses by net earned premiums. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses, by net earned premium.

Combined ratios differ from U.S. statutory combined ratios primarily due to the deferral of certain third-party acquisition expenses for GAAP reporting purposes and the use of net earned premiums rather than net written premiums in the denominator when calculating the acquisition cost and the general and administrative expense ratios.

Adjusted Combined Ratio	Twelve Months Ended December 31,
($ in millions, except for percentages)	2024	2023	2022
Net earned premium	$2,889.7	$2,614.5	$2,688.7
Current accident year net losses and loss expenses	1,494.9	1,372.1	1,345.1
Catastrophe losses	187.3	120.1	306.8
Prior year reserve development, post-LPT years	0.6	32.3	13.0
Adjusted losses and loss adjustment expenses	1,682.8	1,524.5	1,664.9
Impact of the LPT	35.0	28.5	15.1
Losses and loss adjustment expenses	1,717.8	1,553.0	1,680.0
Acquisition costs	420.2	380.2	431.8
General and administrative expenses	405.9	354.5	386.5
Underwriting expenses	$2,543.9	$2,287.7	$2,498.3
Underwriting income	$345.8	$326.8	$190.4
Combined ratio	87.9%	87.5%	93.0%
Adjusted underwriting income (1)	$380.8	$355.3	$205.5
Adjusted combined ratio (1)	86.8%	86.4%	92.4%
Adjusted loss ratio (1)	58.3%	58.3%	61.9%
________________
(1)The adjusted underwriting income, adjusted combined ratio and adjusted loss ratio remove the impact of the change in the deferred gain on retroactive reinsurance contracts in order to economically match the loss recoveries under the LPT/ADC contracts with the underlying loss development of the assumed net loss reserves for the subject business of 2019 and prior accident years. The adjusted underwriting income, adjusted combined ratio and adjusted loss ratio represent the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing portfolio.
Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operating results. Operating income includes an adjustment for the change in deferred gain on retroactive reinsurance contracts in order to economically match the loss recoveries under the ADC/LPT contracts with the underlying loss development of the assumed net loss reserves for the subject business of 2019 and prior accident years. Operating income also excludes certain costs related to the LPT contract with a subsidiary of Enstar, net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts, net realized and unrealized gains or losses on investments, non-operating expenses and income, net realized loss on debt extinguishment and preference share redemption costs.
Aspen excludes the items above from its calculation of operating income because management believes they are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates according to, prevailing investment market and interest rate movements. Aspen believes these amounts are either largely independent of its business and underwriting process, not aligned with the economics of transactions undertaken, or including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables users of its financial information to analyze Aspen’s results of operations in a manner consistent with how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

	Twelve Months Ended December 31,
Operating Income Reconciliation	2024	2023	2022	2021	2020	2019	2018
($ in millions)
Net income/(loss)	$486.1	$534.7	$51.1	$29.8	$(56.4)	$(239.5)	$(145.8)
Amount attributable to non-controlling interest	—	—	—	—	—	1.2	(1.0)
Preference share dividends	(54.9)	(49.9)	(44.6)	(44.5)	(44.5)	(35.9)	(30.5)
Net income/(loss) available to Aspen Insurance Holdings Limited’s ordinary shareholders	431.2	484.8	6.5	(14.7)	(100.9)	(274.2)	(177.3)
Add/(deduct) items before tax:
Net foreign exchange (gains)/losses	(39.1)	10.1	64.6	(4.1)	(2.2)	23.6	35.3
Net realized and unrealized investment losses/(gains)	49.5	(14.5)	177.6	(8.8)	10.0	44.0	64.7
Non-operating expenses	29.9	35.1	36.0	20.6	32.7	125.6	77.2
Non-operating income	—	—	—	—	(43.1)	—	—
Net realized loss on debt extinguishment	—	—	—	—	—	5.5	8.6
Impact of the LPT, net of certain costs related to the LPT contract with Enstar	62.6	50.5	22.8	58.3	—	—	—
Non-operating income tax (benefit)/expense	(101.6)	(198.4)	(105.2)	(0.7)	6.8	(7.6)	(8.2)
Operating income/(loss)	$432.5	$367.6	$202.3	$50.6	$(96.7)	$(83.1)	$0.3
Average equity is a non-GAAP financial measure and is used in calculating ordinary shareholders return on average equity. Average equity is calculated by taking the arithmetic average of total shareholders’ equity on a quarterly basis for the stated periods excluding the average value of Preference Shares less issue expenses. Operating return on average equity is calculated by dividing operating income by average equity.
Return on average equity is calculated by taking net income available to ordinary shareholders for the period and dividing it by average equity for the period.

	Twelve Months Ended December 31,
($ in millions, except percentages)	2024	2023	2022	2021	2020	2019	2018
Total shareholders’ equity	$3,371.9	$2,908.5	$2,358.0	$2,774.8	$2,887.2	$2,628.0	$2,640.4
Non-controlling interest	—	—	—	—	—	—	(3.7)
Preference shares less issue expenses	(970.5)	(753.5)	(753.5)	(753.5)	(753.5)	(753.5)	(511.9)
Closing equity	2,401.4	2,155.0	1,604.5	2,021.3	2,133.7	1,874.5	2,124.8
Average adjustment	(174.0)	(336.2)	101.5	55.2	(260.2)	246.6	156.8
Average equity	2,227.4	1,818.8	1,706.0	2,076.5	1,873.5	2,121.1	2,281.6

Net income/(loss)	$486.1	$534.7	$51.1	$29.8	$(56.4)	$(239.5)	$(145.8)
Net change attributable to non-controlling interest	—	—	—	—	—	1.2	(1.0)
Preference share dividends	(54.9)	(49.9)	(44.6)	(44.5)	(44.5)	(35.9)	(30.5)
Net income/(loss) available to Aspen Insurance Holdings Limited’s ordinary shareholders	431.2	484.8	6.5	(14.7)	(100.9)	(274.2)	(177.3)

Operating income/(loss)	$432.5	$367.6	$202.3	$50.6	$(96.7)	$(83.1)	$0.3

Operating return on average equity	19.4%	20.2%	11.9%	2.4%	(5.2)%	(3.9)%	0.0%

Return on average equity	19.4%	26.7%	0.4%	(0.7)%	(5.4)%	(12.9)%	(7.8)%
Ratio of debt and hybrids to total capital is calculated by adding Preference Shares (aggregate liquidation preference net of issuance costs) and the aggregate principal amount of short-term and long-term debt and dividing by total capital. Total capital is defined as shareholders’ equity plus outstanding debt.
Total return on average cash and investments, pre-tax represents total pre-tax return/(loss) on investments as a percentage of average beginning and ending total cash and investments during the period.
Book value per ordinary share is calculated by adjusting shareholders’ equity by removing the impact of Preference Shares as at period end, and dividing it by the number of outstanding ordinary shares at the end of the period.
Book value per ordinary share excluding AOCI is book value per ordinary share adjusted to remove the impact of AOCI.

	Twelve Months Ended December 31,
($ in millions, except percentages and per share amounts)	2024	2023	2022
Total shareholders’ equity	$3,371.9	$2,908.5	$2,358.0
Preference shares less issue expenses	(970.5)	(753.5)	(753.5)
Closing equity	2,401.4	2,155.0	1,604.5
AOCI adjustment	(390.1)	(400.3)	(506.3)
Shareholders’ equity ex AOCI	$2,791.5	$2,555.3	$2,110.8

Ordinary shares outstanding	90.83	90.83	90.83

Book value per ordinary share	$26.44	$23.72	$17.66
Book value per ordinary share excluding AOCI	$30.73	$28.13	$23.24

Summary of Continuing and Legacy Business
The following tables present supplementary financial information regarding our two reporting segments, Reinsurance and Insurance, for the twelve months ended December 31, 2023, 2022, 2021, 2020, 2019 and 2018 to show the impact on our financial performance from the business which we have ceased underwriting and has been classified as “Legacy.” We have not presented these tables for the twelve months ended December 31, 2024 as we have ceased writing legacy business and they have not had any impact to our financial information in 2024.
“Legacy” business has been represented on a like for like basis, meaning all the same lines of business have been included as Legacy in all the tables. We believe this presentation provides for a more complete understanding of the impact that these lines of business have had on our underlying performance. The following tables show U.S. dollars in millions, except for percentages.

	Twelve Months Ended December 31, 2023
	Reinsurance			Insurance
	Continuing Reinsurance	Legacy (1)	Reinsurance Total	Continuing Insurance	Legacy (2)	Insurance Total	Group Total
Gross written premium	$1,521.0	$—	$1,521.0	$2,446.6	$—	$2,446.6	$3,967.6
Net earned premiums	1,154.5	—	1,154.5	1,460.0	—	1,460.0	2,614.5
Losses and loss adjustment expenses	611.1	—	611.1	941.9	—	941.9	1,553.0
Acquisition costs	208.6	—	208.6	171.6	—	171.6	380.2
General and administrative expenses	120.6	—	120.6	233.9	—	233.9	354.5
Underwriting income	$214.2	$—	$214.2	$112.6	$—	$112.6	$326.8

Corporate and other net expenses (3)							(114.0)
Non-operating expenses (4)							(35.1)
Net investment income							275.7
Realized and unrealized investment gains							75.9
Realized and unrealized investment losses							(61.4)
Change in fair value of derivatives							26.1
Interest expense							(55.2)
Net realized and unrealized foreign exchange (losses)							(36.2)
Income before tax							402.6
Income tax benefit							132.1
Net income							$534.7
Ratios
Current accident year loss ratio, excluding catastrophe losses	46.7%	—%	46.7%	57.1%	—%	57.1%	52.5%
Current accident year catastrophe loss ratio	7.5	—	7.5	2.3	—	2.3	4.6
Prior accident year loss ratio	(1.3)%	—%	(1.3)%	5.1%	—%	5.1%	2.3%
Loss ratio	52.9%	—%	52.9%	64.5%	—%	64.5%	59.4%
Policy acquisition expense ratio	18.1	—	18.1	11.8	—	11.8	14.5
General and administrative expense ratio (5)	10.4	—	10.4	16.0	—	16.0	13.6
Expense ratio	28.5%	—%	28.5%	27.8%	—%	27.8%	28.1%
Combined ratio	81.4%	—%	81.4%	92.3%	—%	92.3%	87.5%
Current accident year combined ratio	82.7%	—%	82.7%	87.2%	—%	87.2%	85.2%

	Twelve Months Ended December 31, 2022
	Reinsurance			Insurance
	Continuing Reinsurance	Legacy (1)	Reinsurance Total	Continuing Insurance	Legacy (2)	Insurance Total	Group Total
Gross written premium	$1,796.3	$10.7	$1,807.0	$2,503.0	$28.7	$2,531.7	$4,338.7
Net earned premiums	1,224.2	27.6	1,251.8	1,427.6	9.2	1,436.9	2,688.7
Losses and loss adjustment expenses	774.6	(4.3)	770.3	889.8	19.8	909.7	1,680.0
Acquisition costs	236.6	15.8	252.4	171.1	8.3	179.4	431.8
General and administrative expenses	141.5	1.0	142.5	244.0	—	244.0	386.5
Underwriting income/(loss)	$71.5	$15.1	$86.6	$122.7	$(18.9)	$103.8	$190.4

Corporate expenses							(71.7)
Non-operating expenses (4)							(36.0)
Net investment income							188.1
Realized and unrealized investment gains							5.0
Realized and unrealized investment losses							(182.6)
Change in fair value of derivatives							(80.5)
Interest expense							(43.7)
Net realized and unrealized foreign exchange gains							15.9
Other income							8.2
Other expenses							(20.1)
(Loss) before tax							(27.0)
Income tax benefit							78.1
Net income							$51.1
Ratios
Current accident year loss ratio, excluding catastrophe losses	47.0%	31.0%	46.7%	52.8%	78.4%	53.0%	50.0%
Current accident year catastrophe loss ratio	20.0	—	19.6	4.3	—	4.3	11.4
Prior accident year loss ratio	(3.8)	(46.6)	(4.7)	5.2	136.9	6.0	1.0
Loss ratio	63.3%	(15.6)%	61.5%	62.3%	215.3%	63.3%	62.5%
Policy acquisition expense ratio	19.3	57.2	20.2	12.0	89.8	12.5	16.1
General and administrative expense ratio (5)	11.6	3.6	11.4	17.1	0.1	17.0	14.4
Expense ratio	30.9%	60.8%	31.6%	29.1%	89.9%	29.5%	30.5%
Combined ratio	94.2%	45.2%	93.1%	91.4%	305.2%	92.8%	93.0%
Current accident year combined ratio	98.0%	91.8%	97.8%	86.2%	168.3%	86.8%	92.0%

	Twelve Months Ended December 31, 2021
	Reinsurance			Insurance
	Continuing Reinsurance	Legacy (1)	Reinsurance Total	Continuing Insurance	Legacy (2)	Insurance Total	Group Total
Gross written premium	$1,588.9	$8.1	$1,597.0	$2,254.8	$86.6	$2,341.4	$3,938.4
Net earned premiums	1,080.2	38.6	1,118.8	1,256.9	34.8	1,291.7	2,410.5
Losses and loss adjustment expenses	700.4	4.8	705.2	868.1	120.0	988.1	1,693.3
Acquisition costs	202.5	19.1	221.6	168.9	23.6	192.5	414.1
General and administrative expenses	118.6	2.7	121.3	210.2	1.6	211.8	333.1
Underwriting income/(loss)	$58.7	$12.0	$70.7	$9.7	$(110.4)	$(100.7)	$(30.0)

Corporate expenses							(64.3)
Non-operating expenses (4)							(20.6)
Net investment income							147.5
Realized and unrealized investment gains							56.2
Realized and unrealized investment losses							(47.4)
Change in fair value of derivatives							(35.9)
Interest expense							(14.3)
Net realized and unrealized foreign exchange gains							40.0
Other income							14.7
Other expenses							(10.8)
Income before tax							35.1
Income tax (expense)							(5.3)
Net income							$29.8
Ratios
Current accident year loss ratio, excluding catastrophe losses	52.3%	50.1%	52.3%	57.1%	55.9%	57.1%	54.7%
Current accident year catastrophe loss ratio	23.6	—	22.8	5.7	—	5.5	13.6
Prior accident year loss ratio	(11.1)	(37.7)	(12.0)	6.3	289.0	13.9	1.9
Loss ratio	64.8%	12.4%	63.0%	69.1%	344.8%	76.5%	70.2%
Policy acquisition expense ratio	18.7	49.5	19.8	13.4	67.8	14.9	17.2
General and administrative expense ratio (5)	11.0	7.0	10.8	16.7	4.6	16.4	13.8
Expense ratio	29.7%	56.5%	30.6%	30.1%	72.4%	31.3%	31.0%
Combined ratio	94.5%	68.9%	93.6%	99.2%	417.2%	107.8%	101.2%
Current accident year combined ratio	105.6%	106.6%	105.6%	92.9%	128.2%	93.9%	99.3%

	Twelve Months Ended December 31, 2020
	Reinsurance			Insurance
	Continuing Reinsurance	Legacy (1)	Reinsurance Total	Continuing Insurance	Legacy (2)	Insurance Total	Group Total
Gross written premium	$1,299.6	$356.8	$1,656.4	$1,837.9	$204.2	$2,042.1	$3,698.5
Net earned premiums	1,004.1	283.6	1,287.7	1,077.0	162.8	1,239.8	2,527.5
Losses and loss adjustment expenses	711.9	246.7	958.6	728.2	154.0	882.2	1,840.8
Acquisition costs	216.0	30.0	246.0	171.6	48.1	219.7	465.7
General and administrative expenses	107.3	3.5	110.8	178.1	19.1	197.2	308.0
Underwriting (loss)/income	$(31.1)	$3.4	$(27.7)	$(0.9)	$(58.4)	$(59.3)	$(87.0)

Corporate expenses							(70.2)
Non-operating expenses (4)							(32.7)
Net investment income							154.6
Realized and unrealized investment gains							98.5
Realized and unrealized investment losses							(27.4)
Change in fair value of derivatives							(65.1)
Interest expense on long term debt							(33.9)
Net realized and unrealized foreign exchange (losses)							(13.8)
Other income							49.8
Other expenses							(10.8)
(Loss) before tax							(38.0)
Income tax (expense)							(18.4)
Net (loss)							$(56.4)
Ratios
Current accident year loss ratio, excluding catastrophe losses	50.3%	86.6%	58.3%	58.3%	62.7%	58.9%	58.6%
Current accident year catastrophe loss ratio	24.0	1.2	18.9	8.8	13.6	9.4	14.2
Prior accident year loss ratio	(3.4)	(0.8)	(2.8)	0.5	18.3	2.8	—
Loss ratio	70.9%	87.0%	74.4%	67.6%	94.6%	71.1%	72.8%
Policy acquisition expense ratio	21.5	10.6	19.1	15.9	29.5	17.7	18.4
General and administrative expense ratio (5)	10.7	1.2	8.6	16.5	11.7	15.9	12.2
Expense ratio	32.2%	11.8%	27.7%	32.4%	41.2%	33.6%	30.6%
Combined ratio	103.1%	98.8%	102.1%	100.0%	135.8%	104.7%	103.4%
Current accident year combined ratio	106.5%	99.6%	104.9%	99.5%	117.5%	101.9%	103.4%

	Twelve Months Ended December 31, 2019
	Reinsurance			Insurance
	Continuing Reinsurance	Legacy (1)	Reinsurance Total	Continuing Insurance	Legacy (2)	Insurance Total	Group Total
Gross written premiums	$1,084.0	$401.5	$1,485.5	$1,675.9	$281.0	$1,956.9	$3,442.4
Net earned premiums	862.3	392.9	1,255.2	803.9	234.2	1,038.1	2,293.3
Losses and loss adjustment expenses	572.7	345.1	917.9	506.4	255.4	761.8	1,679.7
Acquisition costs	199.5	65.5	264.9	99.1	48.7	147.8	412.7
General and administrative expenses	103.5	8.2	111.7	175.1	54.7	229.8	341.5
Underwriting (loss)/income	$(13.4)	$(25.9)	$(39.3)	$23.3	$(124.6)	$(101.3)	$(140.6)

Corporate expenses							(54.5)
Non-operating expenses (4)							(125.6)
Net investment income							197.3
Realized and unrealized investment gains							97.1
Realized and unrealized investment losses							(10.9)
Realized loss on debt extinguishment							(5.5)
Change in fair value of loan notes issued by variable interest entities							(3.1)
Change in fair value of derivatives							(144.2)
Interest expense on long term debt							(20.2)
Net realized and unrealized foreign exchange (losses)							(9.6)
Other income							4.9
Other expenses							(1.7)
(Loss) before tax							(216.6)
Income tax (expense)							(22.9)
Net (loss)							$(239.5)
Ratios
Current accident year loss ratio, excluding catastrophe losses	56.8%	89.6%	67.4%	59.9%	63.8%	60.7%	64.3%
Current accident year catastrophe loss ratio	15.2	—	10.1	1.9	0.5	1.7	6.3
Prior accident year loss ratio	(5.6)	(1.8)	(4.4)	1.2	44.7	11.0	2.6
Loss ratio	66.4%	87.8%	73.1%	63.0%	109.0%	73.4%	73.2%
Policy acquisition expense ratio	23.1	16.8	21.1	12.3	20.8	14.2	18.0
General and administrative expense ratio (5)	12.0	2.1	8.9	21.8	23.3	22.1	14.9
Expense ratio	35.1%	18.9%	30.0%	34.1%	44.1%	36.3%	32.9%
Combined ratio	101.5%	106.7%	103.1%	97.1%	153.1%	109.7%	106.1%
Current accident year combined ratio	107.1%	108.5%	107.5%	95.9%	108.4%	98.7%	103.5%

	Twelve Months Ended December 31, 2018
	Reinsurance			Insurance
	Continuing Reinsurance	Legacy (1)	Reinsurance Total	Continuing Insurance	Legacy (2)	Insurance Total	Group Total
Gross written premiums	$1,074.6	$421.1	$1,495.7	$1,552.3	$398.9	$1,951.2	$3,446.9
Net earned premiums	874.3	382.1	1,256.4	657.9	300.4	958.3	2,214.7
Losses and loss adjustment expenses	621.7	305.3	927.0	418.9	227.1	646.0	1,573.0
Acquisition costs	185.2	75.7	260.9	54.3	56.4	110.7	371.6
General and administrative expenses	108.6	9.9	118.5	178.9	60.3	239.2	357.7
Underwriting (loss)/income	$(41.2)	$(8.8)	$(50.0)	$5.8	$(43.4)	$(37.6)	$(87.6)

Corporate expenses							(56.8)
Non-operating expenses (4)							(77.2)
Net investment income							198.2
Realized and unrealized investment gains							110.0
Realized and unrealized investment losses							(174.7)
Realized loss on debt extinguishment							(8.6)
Change in fair value of loan notes issued by variable interest entities							(4.4)
Change in fair value of derivatives							(31.8)
Interest expense on long term debt							(25.9)
Net realized and unrealized foreign exchange (losses)							(3.5)
Other income							9.0
Other expenses							(2.7)
(Loss) before tax							(156.0)
Income tax benefit							10.2
Net (loss)							$(145.8)
Ratios
Current accident year loss ratio, excluding catastrophe losses	56.2%	73.6%	61.5%	69.2%	60.3%	66.4%	63.6%
Current accident year catastrophe loss ratio	24.6	1.8	17.7	7.2	1.5	5.4	12.4
Prior accident year loss ratio	(9.8)	4.5	(5.4)	(12.8)	13.8	(4.4)	(5.0)
Loss ratio	71.0%	79.9%	73.8%	63.6%	75.6%	67.4%	71.0%
Policy acquisition expense ratio	21.2	19.8	20.8	8.3	18.8	11.6	16.8
General and administrative expense ratio (5)	12.4	2.6	9.4	27.2	20.0	25.0	16.1
Expense ratio	33.6%	22.4%	30.2%	35.5%	38.8%	36.6%	32.9%
Combined ratio	104.6%	102.3%	104.0%	99.1%	114.4%	104.0%	103.9%
Current accident year combined ratio	114.4%	97.8%	109.4%	111.9%	100.6%	108.4%	108.9%
________________
Note: “Legacy” reflects business we have elected to cease underwriting following a series of strategic underwriting reviews. These are consistent across all five years shown in these tables.
(1)Legacy (reinsurance) represents:
(i)U.S. crop insurance business which was previously written on a reinsurance basis through a strategic partnership until disposed of in the fourth quarter of 2020;
(ii)our global credit and surety reinsurance business that we ceased underwriting during the third quarter of 2019; and
(iii)our U.S. Agricultural business written via AgriLogic which was sold in December 2017.
(2)Legacy (insurance) represents:
(i)U.S. food and beverage product recall business, the renewal rights to which was sold to a third party in December 2020;

(ii)U.S. surety business, which in July 2020 was subject to a renewal rights transaction;
(iii)includes international marine and energy liability products, and our global accident and health line of business, which, following a strategic review of our underwriting portfolio that began in December 2019, we determined to cease underwriting and started to wind down in February 2020 and March 2020, respectively;
(iv)professional liability and property and casualty coverages for small to medium sized U.K.-based businesses that were bound through our managing general agent, Aspen Risk Management Limited that we placed into runoff during the third quarter of 2019;
(v)international cargo insurance that we ceased underwriting during the fourth quarter of 2018;
(vi)our aviation line of business, which ceased underwriting during the third quarter of 2018;
(vii)marine hull insurance written through the Lloyd’s platform that we ceased underwriting during the third quarter of 2018;
(viii)international property insurance previously written via a joint underwriting initiative that we ceased underwriting during the first quarter of 2017; and
(ix)employers and public liability lines previously written that we ceased underwriting during the fourth quarter of 2015.
(3)Corporate and other net expenses for 2023 includes corporate expenses, other income and other expenses.
(4)Non-operating expenses includes costs related to severance, retention awards, amortization of intangible assets and other non-operating expenses.
(5)The general and administrative expense ratio in the total column excludes corporate and non-operating expenses.
Recent Developments and Activity
Our financial information as at and/or for the three months ended March 31, 2025 and March 31, 2024 presented herein (i) is based on a number of assumptions that are subject to inherent uncertainties and subject to change, and such variations could be material, (ii) is based on internal management accounts and (iii) has not been audited, reviewed or verified by our independent registered public accounting firm and such financial information is therefore subject to adjustment. Such financial information may also be revised as a result of management’s further review of such information and any adjustments that may result from the completion of the audit of our consolidated financial statements for the 2025 fiscal year. As such, you should not place undue reliance on the financial information as at and/or for the three months ended March 31, 2025 and March 31, 2024 presented herein. Additionally, the financial information presented below may not be indicative of any future period.

Consolidated Highlights for the Three Months Ended March 31, 2025 and March 31, 2024

	Three Months Ended March 31,
	2025	2024
	Unaudited Results
	($ in millions, except for percentages)
Gross written premiums	$1,287.2	$1,231.4
Net written premiums	$751.7	$740.9
Net earned premiums	$702.7	$665.7
Net income (after income tax)	$36.8	$111.8
Net income available to ordinary shareholders	$19.9	$98.2
Operating income (1)	$50.4	$103.4

Net investment income	$75.9	$76.8
Underwriting income (1)	$27.2	$89.5
Adjusted underwriting income (1)	$36.2	$90.9
Aspen Capital Markets fee income	$45.6	$33.6

Current accident year loss ratio, excluding catastrophe losses	51.8%	52.6%
Catastrophe loss ratio	13.0%	4.9%
Prior year reserve development ratio, post-LPT years	(1.3)%	—%
Impact of LPT	1.3%	0.3%
Loss ratio	64.8%	57.8%
Expense ratio	31.3%	28.8%
Combined ratio	96.1%	86.6%
Adjusted combined ratio (1)	94.8%	86.3%
________________
(1)Operating income, underwriting income, adjusted underwriting income and adjusted combined ratio are non-GAAP financial measures as defined under the rules and regulations of the SEC. Refer to “—Non-GAAP Financial Measures for the Three Months Ended March 31, 2025 and March 31, 2024” below for further details.

	As at March 31, 2025	As at December 31, 2024
	Unaudited Results ($ in millions)	Audited Results ($ in millions)
Total shareholders’ equity (1)	$3,190.5	$3,371.9
Total shareholders’ equity available to ordinary shareholders, excluding AOCI	$2,811.4	$2,791.5
Remaining limit available under the LPT	$339.5	$378.7
______________
(1)On January 1, 2025, the Company redeemed all 11,000,000 of its issued and outstanding AHL PRC Shares, the redemption price of $275.0 million of which was paid on January 2, 2025. This impact is reflected in total shareholders’ equity as at March 31, 2025.
As of March 31, 2025, we had approximately $340 million (December 31, 2024: $379 million) of remaining limit available on our LPT contract, representing 28% of our 2019 and prior accident year outstanding reserves. This contract provides protection against deterioration on these accident years, significantly limiting Aspen’s exposure to the risk of unfavorable development from these accident years, and strengthens our balance sheet.

Non-GAAP Financial Measures for the Three Months Ended March 31, 2025 and March 31, 2024
Operating income

	Three Months Ended
($ in millions)	March 31, 2025	March 31, 2024
Net income available to Aspen Insurance Holdings Limited’s ordinary shareholders	$19.9	$98.2
Add/(deduct) items before tax
Net foreign exchange losses/(gains)	12.9	(9.1)
Net realized and unrealized investment losses	0.3	1.0
Non-operating expenses	8.3	6.2
Impact of the LPT, net of certain costs related to the LPT contract with Enstar	11.9	7.8
Non-operating income tax (benefit)	(7.3)	(0.7)
Preference share redemption costs	4.4	—
Operating income	$50.4	$103.4
Underwriting income, adjusted underwriting income and adjusted combined ratio

	Three Months Ended March 31,
($ in millions except where stated)	2025	2024
Net earned premiums	$702.7	$665.7
Current accident year net losses and loss expenses	363.9	350.7
Catastrophe losses	91.4	32.4
Prior year reserve development, post-LPT years	(9.0)	—
Adjusted losses and loss adjustment expenses(1)	446.3	383.1
Impact of the LPT (2)	9.0	1.4
Losses and loss adjustment expenses	455.3	384.5
Acquisition costs	95.7	92.9
General and administrative expenses	124.5	98.8
Underwriting expenses	$675.5	$576.2
Underwriting income	$27.2	$89.5
Combined ratio	96.1%	86.6%
Adjusted underwriting income	$36.2	$90.9
Adjusted combined ratio	94.8%	86.3%
_________________
(1)Adjusted losses and loss adjustment expenses is a non-GAAP financial measure as defined under the rules and regulations of the SEC. It is the sum of current accident year losses, catastrophe losses and prior year reserve strengthening/(releases) post-LPT years. Adjusted losses and loss adjustment expenses excludes the change in the deferred gain on retroactive reinsurance contracts and represents the performance of our business for accident years 2020 onwards, which management believes reflects the underlying underwriting performance of the ongoing business.
(2)Impact of the LPT represents the deferral of a portion of loss recoveries on 2019 and prior accident year loss development as per accounting requirements for retroactive reinsurance under GAAP.
Results of Operations for the twelve months ended December 31, 2024, 2023 and 2022.
Our consolidated financial statements are prepared in accordance with GAAP. The discussions that follow include tables and commentary relating to our consolidated income statement and our segmental operating results for the twelve months ended December 31, 2024, 2023 and 2022 and should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus.

Gross written premiums
The following table sets forth the gross written premiums for our two business segments in the twelve months ended December 31, 2024, 2023 and 2022 and the percentage change in gross written premiums:

	Gross Written Premiums for the Twelve Months Ended December 31,
Business Segment	2024		2023		2022
	($ in millions)	% change	($ in millions)	% change	($ in millions)
Reinsurance	$1,885.8	24.0%	$1,521.0	(15.8)%	$1,807.0
Insurance	2,723.5	11.3%	2,446.6	(3.4)%	2,531.7
Total	$4,609.3	16.2%	$3,967.6	(8.6)%	$4,338.7
2024 compared to 2023
Overall gross written premiums increased by 16.2% in 2024 compared to 2023. Gross written premiums in our Reinsurance segment increased by 24.0% in 2024 compared to 2023, with growth across all lines of business. We saw significant growth in the casualty reinsurance line of business with increased premiums from both existing clients and new business, as a result of a strong rate environment, exposure growth and strategic line size growth resulting from the execution of global client strategies. The remaining lines of business grew modestly predominantly due to a combination of new business growth, a stronger rate environment within the property catastrophe line of business, and positive premium adjustments within our other property reinsurance business.
Gross written premiums in our Insurance segment increased by 11.3%, with growth achieved across most lines of business. We saw significant growth in our other insurance line of business as a result of our new partnership with Ki, offering digital follow capacity through Ki’s Lloyd’s platform, as well as continued growth in Carbon Syndicate 4747. We also recognized increases in gross written premiums in both our casualty and liability insurance, and specialty insurance lines of business, largely driven by favorable market conditions. We were able to achieve modest growth in our financial and professional lines insurance line of business, despite a depressed IPO and M&A environment globally. This growth was partially offset by a reduction in gross written premiums in our first party insurance business, driven by strategic exits from specific business lines and increased competition in our property business.
2023 compared to 2022
Overall gross written premiums decreased by 8.6% in 2023 compared to 2022. Gross written premiums in our Reinsurance segment decreased by 15.8% in 2023 compared to 2022 mainly due to exited lines and management’s decision to proactively manage exposure in certain lines in response to market conditions. We recognized a reduction in gross written premiums of approximately $65 million in relation to aviation, and space and bloodstock which we exited during 2022. In addition, planned exposure management initiatives resulted in a reduction of premiums which primarily impacted mortgage of $137.6 million, proportional property of $51.5 million and U.S. casualty of $27.9 million. These reductions were partially offset by strong rate increases on our renewing business across all lines and in particular, property exposed lines, driven by market reactions to increasing insured losses from major events, inflation and high interest rates.
Gross written premiums in our Insurance segment decreased by 3.4% primarily due to management’s decision to reduce writing certain property programs, which did not meet our profitability expectations. We recognized a reduction in gross written premiums of approximately $115 million across our casualty and liability insurance, first party insurance, and financial and professional insurance business lines as a result. We recognized further reductions of $140.2 million in our financial and professional lines business due to declining rates in the D&O open market environment and a depressed M&A environment globally. This was partially offset by strong new business activity and a strong rate environment, driven by hard market conditions caused by increasing insured losses from major events, inflation and high interest rates, which resulted in an increase to gross written premiums of approximately $167 million.

Ceded written premiums
The following table sets forth the ceded written premiums for our two business segments in the twelve months ended December 31, 2024, 2023 and 2022 and the percentage change in ceded written premiums:

	Ceded Written Premiums for the Twelve Months Ended December 31,
Business Segment	2024		2023		2022
	($ in millions)	% change	($ in millions)	% change	($ in millions)
Reinsurance	$610.1	44.2%	$423.0	11.1%	$380.6
Insurance	1,056.6	9.8%	962.7	(9.4)%	1,062.1
Total	$1,666.7	20.3%	$1,385.7	(4.0)%	$1,442.7
2024 compared to 2023
Total ceded written premiums in 2024 increased by $281.0 million, or 20.3%, compared to 2023. Changes in our reinsurance program decreased our retention ratio, which is defined as net written premiums as a percentage of gross written premiums, from 65.1% in 2023 to 63.8% in 2024. Ceded written premiums increased for our Reinsurance segment, primarily due to an increase in the level of reinsurance purchased to protect our property catastrophe reinsurance and casualty reinsurance business lines, including higher cessions to our capital markets partners. Ceded written premiums increased for our Insurance segment in line with the growth in gross written premiums, with the retention ratio remaining consistent year on year.
2023 compared to 2022
Total ceded written premiums in 2023 decreased by $57.0 million, or 4.0%, compared to 2022. Changes in our reinsurance program decreased our retention ratio, which is defined as net written premiums as a percentage of gross written premiums, from 66.7% in 2022 to 65.1% in 2023. Ceded reinsurance premiums increased for our Reinsurance segment, primarily due to an increase in the level of reinsurance purchased to protect our property catastrophe reinsurance business line, including increased cessions to our capital markets partners. Ceded reinsurance premiums decreased for our Insurance segment primarily driven by a change in business mix and the decision to restructure a portion of our outwards reinsurance.
Net earned premiums
The following table sets forth the net earned premiums for our two business segments in the twelve months ended December 31, 2024, 2023 and 2022 and the percentage change in net earned premiums:

	Net Earned Premiums for the Twelve Months Ended December 31,
Business Segment	2024		2023		2022
	($ in millions)	% change	($ in millions)	% change	($ in millions)
Reinsurance	$1,305.7	13.1%	$1,154.5	(7.8)%	$1,251.8
Insurance	1,584.0	8.5%	1,460.0	1.6%	1,436.9
Total	$2,889.7	10.5%	$2,614.5	(2.8)%	$2,688.7
2024 compared to 2023
Net earned premiums increased by $275.2 million, or 10.5%, in 2024 compared to 2023 due to an increase of $381.0 million in gross earned premiums, partially offset by an increase of $105.8 million in ceded earned premiums in the twelve months ended December 31, 2024.
2023 compared to 2022
Net earned premiums decreased by $74.2 million, or 2.8%, in 2023 compared to 2022 due to an $18.8 million increase in gross earned premiums offset by a $93.0 million increase in ceded earned premiums in the twelve months ended December 31, 2023.

Losses and loss adjustment expenses
We have presented the different components of the loss ratios, including adjusting for the impact of the LPT, which includes changes in retroactive reinsurance contracts as we believe that the presentation of adjusted loss ratios reflects the underlying performance of the ongoing portfolio. Additionally, we have also presented current year loss ratios (excluding the impact of catastrophe losses), the impact of catastrophe losses and prior year development for accident years that are not covered by the LPT.

	Twelve Months Ended December 31,
	2024		2023		2022
	Net Loss Expense	Loss Ratio	Net Loss Expense	Loss Ratio	Net Loss Expense	Loss Ratio
	($ in millions)	%	($ in millions)	%	($ in millions)	%
Current accident year losses, excluding catastrophe losses	$1,494.9	51.8%	$1,372.1	52.5%	$1,345.1	50.0%
Catastrophe losses	187.3	6.5	120.1	4.6	306.8	11.4
Current accident year	1,682.2	58.3	1,492.2	57.1	1,651.9	61.4
Prior year adverse reserve development — Post-LPT years	0.6	—	32.3	1.2	13.0	0.5
Adjusted losses and loss adjustment expenses (1)	1,682.8	58.3	1,524.5	58.3	1,664.9	61.9
Impact of the LPT	35.0	1.1	28.5	1.1	15.1	0.6
Total losses and loss adjustment expenses	$1,717.8	59.4%	$1,553.0	59.4%	$1,680.0	62.5%
_______________
(1)Adjusted losses and loss adjustment expenses and the adjusted loss ratio are non-GAAP financial measures as defined under SEC rules and regulations. The calculation of the adjusted loss ratio is presented above. Refer to “—Key Performance Measures and Non-GAAP Financial Measures” for further details.
2024 compared to 2023
The overall loss ratio has remained consistent at 59.4% for both 2023 and 2024, with losses and loss adjustment expenses increasing from $1,553.0 million in 2023 to $1,717.8 million in 2024. This was mainly due to the following:
Current accident year losses, excluding the impact of catastrophe losses. Current accident year losses, excluding the impact of catastrophe losses, contributed $1,494.9 million or 51.8 percentage points for 2024 compared to $1,372.1 million or 52.5 percentage points for 2023. The decrease is mainly due to a change in business mix, with increased net earned premium in specialty reinsurance, which attracts a lower loss ratio specifically within its mortgage portfolio, partially offset by an increase in the frequency and severity of losses in financial and professional lines.
Catastrophe losses. Catastrophe losses contributed $187.3 million or 6.5 percentage points for the twelve months ended December 31, 2024 compared to $120.1 million or 4.6 percentage points for the twelve months ended December 31, 2023. Catastrophe losses in 2024 include losses associated with Hurricane Milton, floods in Dubai, Hurricane Helene, the Francis Scott Key Bridge event and other weather-related events. Catastrophe losses in 2023 were defined as losses associated with Hurricane Idalia, wildfires in Hawaii, the earthquake in Morocco, Cyclone Gabrielle and other weather-related events. Refer to “Business—Risk Management—Risk Management Strategy—Natural Catastrophe Risk” for details on our PMLs.

Prior year development on post-LPT years. Reserve development for accident years 2020 onwards, for the twelve months ended December 31, 2024, contributed development of 0.0 percentage points towards the overall loss ratio, while for the twelve months ended December 31, 2023, contributed adverse development of 1.2 percentage points towards the overall loss ratio.
Adjusted losses and loss adjustment expenses. The adjusted losses and loss adjustment expenses relate to the post-LPT accident years and exclude the change in deferred gain associated with retroactive reinsurance contracts. Adjusted losses and loss adjustment expenses represents the performance of our business for accident years 2020 onwards, which we believe reflects the underlying underwriting performance of the ongoing portfolio. Refer to Note 2 of our audited consolidated financial statements, “Basis of Presentation and Significant Accounting Policies” for additional details of the retroactive reinsurance contracts. The adjusted losses and loss adjustment expenses is the basis on which we report adjusted underwriting income and adjusted combined ratio, as well as the basis in which underwriting income contributes to operating income. Refer to “—Key Performance Measures and Non-GAAP Financial Measures” for further details.
Impact of the LPT. The impact of the LPT includes the impact of prior year reserve development on 2019 and prior accident years, net of the change in the deferred gain recognized in relation to retroactive reinsurance contracts which is primarily driven by the LPT, totaling $35.0 million.
2023 compared to 2022
The overall loss ratio for 2023 of 59.4% improved by 3.1 percentage points compared to 2022, and losses and loss adjustment expenses decreased from $1,680.0 million in 2022 to $1,553.0 million in 2023. This was mainly due to the following:
Current accident year losses, excluding the impact of catastrophe losses. Current accident year losses, excluding the impact of catastrophe losses, contributed $1,372.1 million, or 52.5 percentage points, for 2023 compared to $1,345.1 million, or 50.0 percentage points, for 2022. The increase in the current accident year loss ratio, excluding the impact of catastrophe losses, was primarily due to an increase in the claims handling provision and higher initial loss estimates to account for uncertainty in relation to the potential impact of social and economic inflation. While social inflation is not a new influence, general economic inflation has been elevated in recent years, and there is uncertainty as to whether this will continue. Various factors such as behavioral and political elements, arising from changing views of the general public, as well as institutional and legislative developments from court rulings, regulators and legislators, have contributed to a greater presence of social inflation risk within our portfolios. Rising costs to adjust and settle claims and the impact of a more pervasive litigation financing trend has also contributed to this. All of these factors have the potential to have a material adverse effect on the adequacy of our reserves for losses and loss adjustment expenses, especially in longer-tailed lines of business, as well as on the market value of our investment portfolio through rising interest rates. The anticipated effects of inflation and social inflation are considered in our pricing models, reserving processes, and exposure management, across all lines of business and types of loss including natural catastrophe events. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled and will vary by the specific type of inflation affecting each line of business.
Catastrophe losses. Catastrophe losses contributed $120.1 million, or 4.6 percentage points, for the twelve months ended December 31, 2023 compared to $306.8 million, or 11.4 percentage points, for the twelve months ended December 31, 2022. Catastrophe losses in 2023 include losses associated with Hurricane Idalia, wildfires in Hawaii, the earthquake in Morocco, Cyclone Gabrielle and other weather-related events. Catastrophe losses in 2022 were defined as losses associated with Hurricane Ian, floods in Australia and South Africa, the Russia/Ukraine war and other weather-related events. Refer to “Business—Risk Management—Risk Management Strategy—Natural Catastrophe Risk” for details on our PMLs.
Prior year development on post-LPT years. Reserve development for accident years 2020 onwards, for the twelve months ended December 31, 2023, contributed adverse development of 1.2% towards the overall loss ratio, while for the twelve months ended December 31, 2022, contributed adverse development of 0.5% towards the overall loss ratio. Adverse development on the casualty and liability insurance line, and the property reinsurance lines totaled $64.4 million for 2023, resulting from reserve strengthening. This was partially offset by favorable development on the casualty and specialty reinsurance line of $33.4 million, resulting from better than expected loss emergence.
Adjusted losses and loss adjustment expenses and related losses. The adjusted losses and loss adjustment expenses relate to the post-LPT accident years and exclude the change in deferred gain associated with retroactive reinsurance contracts. Adjusted losses and loss adjustment expenses and related losses represents the performance of our business for accident years 2020 onwards, which we believe reflects the underlying underwriting performance of the ongoing portfolio. Refer to Note 2 of our audited consolidated financial statements, “Basis of Presentation and Significant Accounting Policies” for additional details of the retroactive reinsurance contracts. The adjusted losses and loss adjustment expenses is the basis on which we report adjusted underwriting income and adjusted combined ratio, as well as the basis in which underwriting income contributes to operating income.
Impact of the LPT includes the impact of prior year development on 2019 and prior accident years, net of the change in the deferred gain recognized in relation to retroactive reinsurance contracts which is primarily driven by the LPT, totaling $28.5 million.
Acquisition costs and general and administrative expenses
We monitor the ratio of expenses to net earned premium as a measure of the cost effectiveness of our acquisition costs, and general and administrative expenses. The table below presents the contribution of the acquisition costs, and general and administrative expenses to the net expense ratios for the twelve months ended December 31, 2024, 2023 and 2022.

	Twelve Months Ended December 31,
Ratios Based on Net Earned Premiums	2024	2023	2022
Acquisition cost ratio	14.5%	14.5%	16.1%
General and administrative expense ratio	14.0%	13.6%	14.4%
Total expense ratio	28.5%	28.1%	30.5%
2024 compared to 2023
The acquisition cost ratio remained consistent at 14.5% in both 2023 and 2024, with the movements within the two segments offsetting one another. The Reinsurance segment saw a reduction in the acquisition cost ratio due to increases in ceding commissions resulting from additional reinsurance purchased, including higher cessions to our capital market partners. Whereas the Insurance segment saw an increase in the acquisition cost ratio, largely due to a change in business mix.
The general and administrative expense ratio increased from 13.6% in 2023 to 14.0% in 2024. This increase in general and administrative expenses of $51.4 million, from $354.5 million in 2023 to $405.9 million in 2024, is largely due to an increase in the number of employees, investment in operational excellence enhancements and expense alignment in our functions which support corporate activities.
2023 compared to 2022
The acquisition cost ratio improved from 16.1% in 2022 to 14.5% in 2023. This improvement was primarily driven by an increase in fee income derived from Aspen Capital Markets, which increased by $31.6 million in comparison to the prior period. Fee income from Aspen Capital Markets’ activities represents ceding commissions and reduces our net acquisition expenses. The Company also benefited from a change in business mix, driven by the exit of certain U.S. programs which have higher acquisition expenses.
General and administrative expense ratio improved from 14.4% in 2022 to 13.6% in 2023. This decrease of $32.0 million from $386.5 million in 2022 to $354.5 million in 2023 is primarily driven by the favorable year over year foreign exchange rates given a large proportion of our expense base is in British Pounds Sterling and the U.S. dollar strengthened, coupled with various cost saving initiatives.

Aspen Capital Markets
ACM sources third-party capital and develops reinsurance structures that leverage the Company’s underwriting and analytical expertise and earns underwriting, management and performance fees from third-party investors primarily through the placement and management of collateralized quota share sidecar vehicles.
The following table sets forth a summary of fee income and third-party capital with respect to our ACM activity, for the twelve months ended December 31, 2024, 2023 and 2022. The increase in fee income was due to the growth achieved in the third-party capital and greater ceded earned premium, including the expansion of our capital markets business into long-tail casualty lines.

	Twelve Months Ended December 31,
ACM (in $ millions)	2024	2023	2022
Fee income (1)	$169.0	$135.5	$103.9

	As at December 31,
	2024	2023	2022
Third-party capital	$2,207.4	$1,662.6	$1,252.7
________________
(1)Fee income earned through cessions to third-party capital vehicles is recorded through underwriting income/(loss) as a decrease to acquisition costs.
Corporate and other expenses
2024, 2023 and 2022
In 2024, we incurred corporate and other expenses of $97.3 million (2023 — $114.0 million). The decrease in corporate and other expenses in 2024 compared to 2023 was due to expense alignment in our functions which support corporate activities.
In 2023, we incurred corporate and other net expenses of $114.0 million (2022 — $83.6 million). In 2023, corporate and other net expenses includes other income and other expenses which were previously disclosed separately. The comparative has been re-presented to the current year presentation. The increase in corporate and other net expenses in 2023 compared to 2022 was due to increases in professional fees, IT related costs and higher letter of credit fees.
Non-operating expenses
2024, 2023 and 2022
In 2024, we incurred non-operating expenses of $29.9 million, which included expenses in relation to consulting fees paid to Apollo of $5.0 million, and non-recurring transformation and change activities of $24.9 million.
In 2023, we incurred non-operating expenses of $35.1 million, which included expenses in relation to consulting fees paid to Apollo of $5.0 million, non-recurring transformation and change activities of $25.2 million, a fixed asset write-off of $3.6 million and other non-recurring costs of $1.3 million.
In 2022, we incurred non-operating expenses of $36.0 million which included $32.7 million in relation to fixed assets, including capitalized project costs written off, $10.0 million of severance, consulting and professional services in relation to non-recurring projects and other costs, offset by $6.7 million of write backs related to leased office space.

Investment performance
The following table sets forth a summary of total investment returns, average cash and investments and total return on average cash and investments, pre-tax for the twelve months ended December 31, 2024, 2023 and 2022.

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions, except for percentages)
Net investment income	$318.0	$275.7	$188.1
Net realized and unrealized investment (losses)/gains	(49.5)	14.5	(177.6)
Change in unrealized gains/(losses) on available for sale securities (before tax) (1)	34.1	126.2	(391.7)
Total investment returns	$302.6	$416.4	$(381.2)

Average cash and investments (2)	$7,548.1	$7,242.8	$7,438.0

Total return on average cash and investments, pre-tax	4.0%	5.7%	(5.1)%
____________
(1)For a discussion on the change in unrealized gains/(losses) on available for sale securities, please refer to “Other comprehensive income,” below.
(2)Average cash and investments are calculated by taking the average of the opening period and closing period balances for total investments plus cash and cash equivalents.
2024 compared to 2023
In the twelve months ended December 31, 2024, net investment income was $318.0 million, an increase of 15.3% from the prior year (2023 — $275.7 million), largely as a result of the active repositioning of our investments during attractive market conditions to take advantage of higher interest rates. The investment portfolio as at December 31, 2024 largely comprises interest income generating fixed income securities. Book yield on the fixed income securities portfolio as at December 31, 2024 was 4.2% compared with 3.8% as at December 31, 2023. Book yield is the yield of the security after adjusting for accretion/amortization of the difference between par value and purchase price.
Total net realized and unrealized investment losses for the twelve months ended December 31, 2024 were $49.5 million (2023 —gains of $14.5 million), which included net unrealized gains of $45.3 million (2023 — gains of $51.8 million). This is due to a combination of net realized losses from disposals of some of our privately-held investments, realized foreign exchange movements and active rotations of the investment portfolio to benefit future net investment income, partially offset by unrealized gains due to market movements.
2023 compared to 2022
In the twelve months ended December 31, 2023, net investment income was $275.7 million, an increase of 46.6% from the prior year (2022 — $188.1 million), largely as a result of the higher interest rate environment but also from the benefit of active repositioning of our investments, including a higher allocation to floating rate securities. The investment portfolio as at December 31, 2023 is comprised largely of interest income generating fixed income securities. Book yield on the fixed income securities portfolio as at December 31, 2023 was 3.8% compared with 3.2% as at December 31, 2022. Book yield is the yield of the security after adjusting for accretion/amortization of the difference between par value and purchase price.
Total net realized and unrealized investment gains for the twelve months ended December 31, 2023 were $14.5 million (2022 — losses of $177.6 million), which included $51.8 million of unrealized gains (2022 — losses of $116.8 million). The change in net realized and unrealized investment gains and losses is a result of mark to market valuations, predominantly driven by credit spread tightening in our corporate bond and structured credit portfolios.

Change in fair value of derivatives
We use derivative instruments to economically hedge foreign currency exposure, in the form of foreign currency forward contracts. We also hold an embedded derivative relating to the variable interest expense on the funds withheld arrangement included as part of the Company’s LPT contract.
2024 compared to 2023
For the twelve months ended December 31, 2024, the impact of these derivative contracts on net income was a loss of $21.1 million (2023 — gain of $26.1 million), attributable to foreign exchange contracts that had a loss of $34.0 million (2023 — gain of $10.9 million), partially offset by a gain within the LPT embedded derivative of $12.9 million (2023 — gain of $15.2 million).
2023 compared to 2022
For the twelve months ended December 31, 2023, the impact of these derivative contracts on net income was a gain of $26.1 million (2022 — loss of $80.5 million), attributable to foreign exchange contracts that had a gain of $10.9 million (2022 — loss of $66.0 million), and an additional gain within the LPT embedded derivative of $15.2 million (2022 — loss of $14.5 million). The gain on the foreign exchange contracts was largely attributable to the impact from the continued strengthening of the U.S. dollar against the British Pound and the Euro.
Interest expense
The following table sets forth a summary of the interest expense for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions)
Interest on LPT Funds Withheld	$41.0	$39.6	$29.4
Interest on 2023 Senior Notes	—	12.6	14.3
Interest and fees on 2026 Term Loan	21.1	3.0	—
Interest expense	$62.1	$55.2	$43.7
2024 compared to 2023
The increase in the interest expense for 2024 was primarily driven by an increase in the interest incurred on the Company’s debt. During the fourth quarter of 2023, the Company drew down on its term loan facility to repay the then outstanding 4.65% Senior Notes due 2023 (the “2023 Senior Notes”). This change in financing facility resulted in a change in the underlying interest rate, from a fixed rate to a variable rate, leading to the increased expense recognized in the twelve months ended December 31, 2024.
2023 compared to 2022
The increase in interest expense for 2023 was primarily driven by the increase in the interest expense on the funds withheld account related to the LPT contract with Enstar. This increase was due to a higher variable crediting rate due to higher total investment returns in 2023 compared to 2022, partially offset by a lower average funds withheld account balance as the underlying losses were paid down.

Income tax benefit
The following table sets forth the income tax benefit/(expense) by jurisdiction for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions)
Bermuda tax	$(1.3)	$201.1	$—
U.S. tax	(58.3)	(55.4)	88.1
U.K. tax	81.4	(5.4)	(7.0)
Other	0.2	(8.2)	(3.0)
Income tax benefit	$22.0	$132.1	$78.1
2024, 2023 and 2022
The effective tax rate (defined as the tax expense or benefit, divided by the profit or loss before tax), for the twelve months ended December 31, 2024, on profit before tax was (4.7)% (2023 — (32.8)%), driven by a change in judgment about the recoverability of deferred tax assets in the U.K. operating subsidiaries. As a result, the Company has recognized a $106.6 million tax benefit from the reversal of brought forward valuation allowances, relating mostly to Net Operating Losses, Deferred Syndicate Losses and Fixed Assets. We believe that the deferred tax assets of our U.K. operating subsidiaries relating to these items will more likely than not be fully utilized over time, and therefore the previously recognized valuation allowance in relation to these items has been reversed. A valuation allowance of $48.8 million remains against the deferred tax assets of these subsidiaries that we do not expect to be utilized. Refer to Note 11 of our audited consolidated financial statements, “Income Taxes”, for further details.
On December 27, 2023, the Government of Bermuda enacted the CIT Act, which applies a 15% corporate income tax to certain Bermuda businesses in fiscal years beginning on or after January 1, 2025. The CIT Act includes a provision referred to as the economic transition adjustment, which is intended to provide a fair and equitable transition into the new tax regime and resulted in the recognition of a deferred tax benefit of $201.1 million in the fourth quarter of 2023.
The 2022 effective tax rate benefited from the reversal of a $94.1 million valuation allowance in our U.S. subsidiaries.
The effective tax rate is impacted by the relative profitability of the business underwritten in Bermuda, the United Kingdom and the United States, all of which have different income tax rates.
Other comprehensive income
2024 compared to 2023
Other comprehensive income, net of taxes, was $10.2 million for the twelve months ended December 31, 2024 (2023 — $106.0 million). Other comprehensive income includes a net unrealized gain on the available for sale investment portfolio of $29.4 million (2023 — net unrealized gain of $105.6 million), which consists of a net unrealized loss of $18.5 million (2023 — $72.0 million net unrealized gain) and a reclassification adjustment of $47.9 million (2023— $33.6 million loss) related to the realized loss on the sale of available for sale securities. The net unrealized loss was attributable to the impact of rising interest rates on our bond portfolios. The remaining movement is due to an unrealized loss in foreign currency translation on available for sale investments of $14.1 million (2023 — $14.4 million unrealized gain), and a $5.1 million unrealized loss (2023 — $14.0 million unrealized loss) on the hedged derivative contracts.

2023 compared to 2022
Other comprehensive income, net of taxes, was $106.0 million, for the twelve months ended December 31, 2023 (2022 — $383.3 million loss). Other comprehensive income includes a net unrealized gain on the available for sale investment portfolio of $105.6 million (2022 — net unrealized loss of $367.8 million), which consists of a net unrealized gain of $72.0 million (2022 — $423.3 million net unrealized loss) and a reclassification adjustment of $33.6 million (2022— $55.5 million) related to the realized loss on the sale of available for sale securities. The net unrealized loss in 2022 was attributable to the impact of rising interest rates on our bond portfolios. The remaining movement is due to an unrealized gain in foreign currency translation on available for sale investments of $14.4 million (2022 — $30.9 million unrealized loss) largely attributable to the impact from the strengthening of the British Pound against the U.S. dollar, and a $14.0 million unrealized loss (2022 — $15.4 million unrealized gain) on the hedged derivative contracts.
Underwriting Results by Business Segment
We are organized into two reportable business segments, Reinsurance and Insurance. We have determined our reportable segments by taking into account the manner in which management and ultimately the chief operating decision maker determines operating decisions and assesses operating performance. Profit or loss for each of the business segments is measured by underwriting income or loss. Underwriting profit is the excess of net earned premiums over the sum of losses and loss adjustment expenses, acquisition costs, and general and administrative expenses. Underwriting income or loss provides a basis for management to evaluate the segment’s underwriting performance.
Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss adjustment expenses, acquisition costs, and general and administrative expenses by net earned premiums.
Non-underwriting disclosures. We provide additional disclosures for corporate and other (non-operating) income and expenses. Corporate and other income and expenses include: corporate and other expenses, non-operating expenses, net investment income, net realized and unrealized investment gains or losses, changes in fair value of derivatives, interest expenses, net realized and unrealized foreign exchange gains or losses, and income taxes. These income and expense items are not allocated to our business segments as they are not directly related to our business segment operations and is consistent with how management measures the performance of its segments. We do not allocate our assets by business segments as we evaluate underwriting results of each segment separately from the results of our investment portfolio.
Segment profit or loss for each of our business segments is measured by underwriting income or loss. Refer to “Note 3—Segment Reporting” of our audited consolidated financial statements for information on gross and net premiums written and earned, underwriting income or loss, and combined ratios and reserves for each of our business segments.

Reinsurance
Our Reinsurance segment consists of property catastrophe reinsurance, other property reinsurance, casualty reinsurance and specialty reinsurance. Results for the Reinsurance segment for the twelve months ended December 31, 2024, 2023 and 2022, were as follows:

	Twelve Months Ended December 31,
	2024	% Change	2023	% Change	2022
	($ in millions, except for percentages)
Underwriting Revenues
Gross written premiums	$1,885.8	24.0%	$1,521.0	(15.8)%	$1,807.0
Net written premiums	1,275.7	16.2%	1,098.0	(23.0)%	1,426.4
Net earned premiums	1,305.7	13.1%	1,154.5	(7.8)%	1,251.8
Underwriting Expenses
Current accident year net losses and loss expenses, excluding catastrophe losses	570.1	5.8%	538.6	(7.8)%	584.0
Catastrophe losses	146.8	68.7%	87.0	(64.5)%	245.1
Prior year reserve development, post LPT years	(0.2)	(103.5)%	5.7	(123.2)%	(24.6)
Adjusted losses and loss adjustment expenses (1)	716.7	13.5%	631.3	(21.5)%	804.5
Impact of the LPT	24.6	(221.8)%	(20.2)	(40.9)%	(34.2)
Losses and loss adjustment expenses	741.3	21.3%	611.1	(20.7)%	770.3
Acquisition costs	227.0	8.8%	208.6	(17.4)%	252.4
General and administrative expenses	141.7	17.5%	120.6	(15.4)%	142.5
Underwriting income	$195.7	(8.6)%	$214.2	147.3%	$86.6
Adjusted underwriting income (2)	$220.3	13.6%	$194.0	270.2%	$52.4

Ratios		% Point Change		% Point Change
Current accident year loss ratio, excluding catastrophe losses	43.7%	(3.0)	46.7%	0.1	46.6%
Catastrophe losses	11.2%	3.7	7.5%	(12.1)	19.6%
Current accident year loss ratio	54.9%	0.7	54.2%	(12.0)	66.2%
Prior year reserve development ratio, post LPT years	—%	(0.5)	0.5%	2.5	(2.0)%
Adjusted loss ratio (1)	54.9%	0.2	54.7%	(9.5)	64.2%
Impact of the LPT	1.9%	3.7	(1.8)%	0.9	(2.7)%
Loss ratio	56.8%	3.9	52.9%	(8.6)	61.5%
Acquisition cost ratio	17.4%	(0.7)	18.1%	(2.1)	20.2%
General and administrative expense ratio	10.9%	0.5	10.4%	(1.0)	11.4%
Combined ratio	85.1%	3.7	81.4%	(11.7)	93.1%
Adjusted combined ratio (2)	83.1%	(0.1)	83.2%	(12.6)	95.8%
________________
(1)Adjusted losses and loss adjustment expenses and the adjusted loss ratio are calculated by adjusting the losses and loss adjustment expenses and loss ratio to remove the impact of the LPT. Adjusted losses and loss adjustment expenses and the adjusted loss ratio are non-GAAP financial measures as defined under SEC rules and regulations. The calculations are presented above. Refer to “—Key Performance Measures and Non-GAAP Financial Measures” for further details.
(2)Adjusted underwriting income and the adjusted combined ratio are calculated by adjusting the underwriting income and the combined ratio to remove the impact of the LPT. Adjusted underwriting income and the adjusted combined ratio are non-GAAP financial measures as defined under SEC rules and regulations. The calculations are presented above. Refer to “—Key Performance Measures and Non-GAAP Financial Measures” for further details.

Gross written premiums
The table below shows our gross written premiums for each line of business in our Reinsurance segment for the twelve months ended December 31, 2024, 2023 and 2022 and the percentage change in gross written premiums for each line of business:

	Twelve Months Ended December 31,
Lines of Business	2024		2023		2022
	($ in millions)	% change	($ in millions)	% change	($ in millions)
Casualty reinsurance	$763.3	36.6%	$558.9	(6.3)%	$596.4
Property catastrophe reinsurance	430.2	17.3%	366.6	3.3%	354.9
Other property reinsurance	408.8	6.4%	384.2	(10.4)%	428.8
Specialty reinsurance	283.5	34.2%	211.3	(50.5)%	426.9
Total	$1,885.8	24.0%	$1,521.0	(15.8)%	$1,807.0
2024 compared to 2023
Gross written premiums increased by 24.0% in 2024 compared to 2023. The increase in casualty reinsurance is driven by increases across all casualty reinsurance business lines, due to a combination of new business growth, growth with existing clients and favorable renewals pricing. The increase in property catastrophe reinsurance was primarily due to a stronger rate environment coupled with new business growth. The increase in other property reinsurance was primarily due to new business growth coupled with positive premium adjustments, partially offset by a reduction in reinstatement premiums. The increase in specialty reinsurance was primarily due to new business growth in the mortgage reinsurance, technical lines, and marine portfolios.
2023 compared to 2022
Gross written premiums decreased by 15.8% in 2023 compared to 2022. The increase in property catastrophe reinsurance was primarily due to a stronger rate environment, largely offset by a reduction in exposure. The decreases in other property reinsurance, casualty reinsurance and specialty reinsurance were mainly due to planned exposure management initiatives and portfolio optimization in response to market conditions. These actions resulted in reducing premiums in mortgage by $137.6 million, proportional property by $51.5 million and U.S. casualty by $27.9 million. Further reductions in gross written premiums were due to management’s decision to discontinue writing certain lines of business, primarily in aviation of $48.4 million, and space and bloodstock of $16.4 million.
Ceded written premiums
2024 compared to 2023
Total ceded written premiums in 2024 were $610.1 million, an increase of $187.1 million compared to 2023. The retention ratio decreased from 72.2% in 2023, to 67.6% in 2024, due to an increase in the level of reinsurance purchased protecting our property catastrophe reinsurance and casualty reinsurance business lines, which included higher cessions to our capital markets partners.
2023 compared to 2022
Total ceded written premiums in 2023 were $423.0 million, an increase of $42.4 million compared to 2022. This was due to an increase in the level of reinsurance purchased protecting our property catastrophe reinsurance business lines, including higher cessions to our capital markets partners.

Net earned premiums
The table below shows our net earned premiums for each line of business in our Reinsurance segment for the twelve months ended December 31, 2024, 2023 and 2022 and the percentage change in net earned premiums for each line of business:

	Twelve Months Ended December 31,
Lines of Business	2024		2023		2022
	($ in millions)	% change	($ in millions)	% change	($ in millions)
Casualty reinsurance	$456.7	6.6%	$428.5	13.9%	$376.2
Property catastrophe reinsurance	144.0	14.4%	125.9	(19.9)%	157.2
Other property reinsurance	384.3	8.3%	354.7	(15.4)%	419.2
Specialty reinsurance	320.7	30.7%	245.4	(18.0)%	299.2
Total	$1,305.7	13.1%	$1,154.5	(7.8)%	$1,251.8
2024 compared to 2023
Net earned premiums increased by $151.2 million, or 13.1%, in 2024 compared to 2023. The increase was due to a $260.1 million increase in gross earned premiums, partially offset by a $108.9 million increase in ceded earned premiums.
2023 compared to 2022
Net earned premiums decreased by $97.3 million, or 7.8%, in 2023 compared to 2022. The reduction in property catastrophe reinsurance is due to the increase in the level of reinsurance purchased protecting our property catastrophe reinsurance business lines. The reduction in other property reinsurance largely reflects the decrease in gross written premiums for that line of business. Net earned premiums on casualty reinsurance and specialty reinsurance changed in contrast to the reductions noted in net written premiums on these lines of business. This is a result of the significant increases in gross premiums written in 2022 on these lines, as those policies continued to earn into 2023.
Losses and loss adjustment expenses
2024 compared to 2023
The loss ratio was 56.8% in 2024, an increase of 3.9 percentage points compared to 52.9% in 2023. The main drivers of the change in loss ratio were the following:
Current accident year loss ratio. Current accident year loss ratio, excluding catastrophe losses, decreased by 3.1 percentage points from 46.7% in 2023 to 43.6% in 2024, mainly due to a change in business mix, with increased net earned premium in specialty reinsurance, which attracts a lower loss ratio specifically within its mortgage portfolio.
Catastrophe losses. Catastrophe losses increased from $87.0 million in 2023 to $146.8 million in 2024, increasing the loss ratio by 3.7 percentage points. In 2024, the catastrophe losses included $26.2 million from Hurricane Milton, $22.5 million from floods in Dubai, $14.7 million from the Francis Scott Key Bridge event, $11.1 million from Hurricane Helene, and $72.3 million of other weather-related events. In 2023, the catastrophe losses included $8.1 million from the earthquake in Morocco, $7.6 million from Hurricane Idalia, $7.3 million from wildfires in Hawaii, $5.9 million from floods in New Zealand, $5.9 million from Cyclone Gabrielle and $52.2 million of other weather-related events.

Prior year development. Prior year reserve development on post-LPT years totaled favorable development of $0.2 million in 2024 compared with adverse development of $5.7 million for the twelve months ended December 31, 2023. This improvement in prior year reserve development resulted in a decrease in the loss ratio of 0.5 percentage points compared to prior year. The prior year reserve development in 2024 consisted of net reserve releases on the specialty reinsurance, property catastrophe reinsurance and other property reinsurance business. This was largely offset by reserve strengthening in the casualty reinsurance line of business. The prior year reserve development in 2023 was primarily due to reserve strengthening on the property catastrophe reinsurance business and other property reinsurance business. This was partially offset by favorable development on casualty and specialty reinsurance business, resulting from better-than-expected loss emergence.
Impact of the LPT amounts to an unfavorable movement of $24.6 million, or 2.0 percentage points, in the current period compared with a favorable movement of $20.2 million in the twelve months ended December 31, 2023. This reflects reserve development in the 2019 and prior accident years covered by the LPT, net of the movement in the deferred gain on retroactive contracts allocated to the Reinsurance segment.
2023 compared to 2022
The loss ratio was 52.9% in 2023, a decrease of 8.6 percentage points compared to 61.5% in 2022. The main drivers of the change in loss ratio were the following:
Current accident year loss ratio. Current accident year loss ratio, excluding catastrophe losses, for 2023 changed slightly from 46.6% in 2022 to 46.7% in 2023. The favorable impact of loss experience and rate changes outpacing loss cost trend were offset by an increase in higher initial loss estimates to account for uncertainty in relation to the potential impact of social and economic inflation. While social inflation is not a new influence, general economic inflation has been elevated in recent years, and there is uncertainty as to whether this will continue. Various factors such as behavioral and political elements, arising from changing views of the general public, as well as institutional and legislative developments from court rulings, regulators and legislators, have contributed to a greater presence of social inflation risk within our portfolios. Rising costs to adjust and settle claims and the impact of a more pervasive litigation financing trend has also contributed to this. All of these factors have the potential to have a material adverse effect on the adequacy of our reserves for losses and loss adjustment expenses, especially in longer-tailed lines of business, as well as on the market value of our investment portfolio through rising interest rates. The anticipated effects of inflation and social inflation are considered in our pricing models, reserving processes, and exposure management, across all lines of business and types of loss including natural catastrophe events. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled and will vary by the specific type of inflation affecting each line of business.
Catastrophe losses. Catastrophe losses decreased from $245.1 million in 2022 to $87.0 million in 2023, improving the loss ratio by 12.1 percentage points. In 2023, the net catastrophe losses of $87.0 million included $8.1 million from the earthquake in Morocco, $7.6 million from Hurricane Idalia, $7.3 million from wildfires in Hawaii, $5.9 million from floods in New Zealand, $5.9 million from Cyclone Gabrielle and $52.2 million of other weather-related events. In 2022, the net catastrophe losses of $245.1 million included $95.0 million from Hurricane Ian, $31.9 million from Australian floods, $55.0 million from the Russia/Ukraine war, $10.8 million from floods in South Africa and $52.4 million of other weather-related events.
Prior year development. Prior year reserve development on post-LPT years totaled adverse development of $5.7 million in 2023 compared with favorable development of $24.6 million in 2022. This change in prior year reserve development resulted in an increase in the loss ratio of 2.5 percentage points. The prior year reserve development in 2023 consisted of adverse development of $39.1 million primarily due to reserve strengthening on the property catastrophe reinsurance business and other property reinsurance business. This was partially offset by favorable development on casualty and specialty reinsurance business of $33.4 million, resulting from better-than-expected loss emergence. The prior year reserve development in 2022 consisted of favorable development of $47.2 million resulting from better-than-expected loss emergence primarily in the casualty reinsurance business, partially offset by adverse development of $22.6 million due to reserve strengthening in property catastrophe reinsurance.

Impact of the LPT includes a favorable movement of $20.2 million in the current period compared with favorable movement of $34.2 million in the twelve months ended December 31, 2022. This reflects development in the 2019 and prior accident years net of the movement in the deferred gain on retroactive contracts allocated to the Reinsurance segment.
Acquisition costs
2024 compared to 2023
Net acquisition costs were $227.0 million for the twelve months ended December 31, 2024, equivalent to 17.4% of net earned premiums (2023 — $208.6 million or 18.1% of net earned premiums). The decrease in the acquisition cost ratio was mainly attributable to increases in ceding commissions resulting from additional reinsurance purchased, which included higher cessions to our capital market partners.
2023 compared to 2022
Net acquisition costs were $208.6 million for the twelve months ended December 31, 2023, equivalent to 18.1% of net earned premiums (2022 — $252.4 million or 20.2% of net earned premiums). The decrease in the acquisition cost ratio was mainly attributable to higher ceding commissions resulting from additional reinsurance purchased on property catastrophe reinsurance business lines.
General and administrative expenses
2024 compared to 2023
General and administrative expenses increased by $21.1 million, from $120.6 million in 2023 to $141.7 million in 2024. The general and administrative expense ratio was 10.9% in 2024, an increase of 0.5 percentage points from 2023, largely driven by an increase in the number of employees, investment in operational excellence enhancements and expense alignment in our functions which support corporate activities.
2023 compared to 2022
Our general and administrative expenses decreased by $21.9 million from $142.5 million in 2022 to $120.6 million in 2023. Our general and administrative expense ratio was 10.4% in 2023 compared to 11.4% in 2022 largely driven by the favorable year over year foreign exchange rates, coupled with various cost saving initiatives.

Insurance
Our Insurance segment consists of casualty and liability insurance, first party insurance, specialty insurance, financial and professional lines insurance, and other insurance. Results for the Insurance segment for the twelve months ended December 31, 2024, 2023 and 2022, were as follows:

	Twelve Months Ended December 31,
	2024	% Change	2023	% Change	2022
	($ in millions, except for percentages)
Underwriting Revenues
Gross written premiums	$2,723.5	11.3%	$2,446.6	(3.4)%	$2,531.7
Net written premiums	1,666.9	12.3%	1,483.9	1.0%	1,469.6
Net earned premiums	1,584.0	8.5%	1,460.0	1.6%	1,436.9
Underwriting Expenses
Current accident year net losses and loss expenses, excluding catastrophe losses	924.8	11.0%	833.5	9.5%	761.1
Catastrophe losses	40.5	22.4%	33.1	(46.4)%	61.7
Prior year reserve development, post LPT years	0.8	(97.0)%	26.6	(29.3)%	37.6
Adjusted losses and loss adjustment expenses (1)	966.1	8.2%	893.2	3.8%	860.4
Impact of the LPT	10.4	(78.6)%	48.7	(1.2)%	49.3
Losses and loss adjustment expenses	976.5	3.7%	941.9	3.5%	909.7
Acquisition costs	193.2	12.6%	171.6	(4.3)%	179.4
General and administrative expenses	264.2	13.0%	233.9	(4.1)%	244.0
Underwriting income	$150.1	33.3%	$112.6	8.5%	$103.8
Adjusted underwriting income (2)	$160.5	(0.5)%	$161.3	5.4%	$153.1

Ratios		% Point Change		% Point Change
Current accident year loss ratio, excluding catastrophe losses	58.3%	1.2	57.1%	4.1	53.0%
Catastrophe losses	2.6%	0.3	2.3%	(2.0)	4.3%
Current accident year loss ratio	60.9%	1.5	59.4%	2.1	57.3%
Prior year reserve development ratio, post LPT years	0.1%	(1.7)	1.8%	(0.8)	2.6%
Adjusted loss ratio (1)	61.0%	(0.2)	61.2%	1.3	59.9%
Impact of the LPT	0.6%	(2.7)	3.3%	(0.1)	3.4%
Loss ratio	61.6%	(2.9)	64.5%	1.2	63.3%
Acquisition cost ratio	12.2%	0.4	11.8%	(0.7)	12.5%
General and administrative expense ratio	16.7%	0.7	16.0%	(1.0)	17.0%
Combined ratio	90.5%	(1.8)	92.3%	(0.5)	92.8%
Adjusted combined ratio (2)	89.9%	0.9	89.0%	(0.3)	89.3%
________________
(1)Adjusted losses and loss adjustment expenses and the adjusted loss ratio are calculated by adjusting the losses and loss adjustment expenses and loss ratio to remove the impact of the LPT. Adjusted losses and loss adjustment expenses and the adjusted loss ratio are non-GAAP financial measures as defined under SEC rules and regulations. The calculations are presented above. Refer to “—Key Performance Measures and Non-GAAP Financial Measures” for further details.
(2)Adjusted underwriting income and the adjusted combined ratio are calculated by adjusting the underwriting income and the combined ratio to remove the impact of the LPT. Adjusted underwriting income and the adjusted combined ratio are non-GAAP financial measures as defined under SEC rules and regulations. The calculations are presented above. Refer to “—Key Performance Measures and Non-GAAP Financial Measures” for further details.

Gross written premiums
The table below shows our gross written premiums for each line of business in our Insurance segment for the twelve months ended December 31, 2024, 2023 and 2022 and the percentage change in gross written premiums for each line of business.

	Twelve Months Ended December 31,
Lines of Business	2024		2023		2022
	($ in millions)	% change	($ in millions)	% change	($ in millions)
Financial and professional lines insurance	$1,053.5	5.1%	$1,002.1	(7.3)%	$1,081.2
Casualty and liability insurance	738.2	10.0%	670.9	(1.1)%	678.6
Specialty insurance (1)	481.7	18.2%	407.6	10.3%	369.4
First party insurance (1)	289.9	(8.9)%	318.2	(14.6)%	372.5
Other insurance	160.2	235.1%	47.8	59.3%	30.0
Total	$2,723.5	11.3%	$2,446.6	(3.4)%	$2,531.7
____________
(1)Effective January 1, 2023, the Insurance segment restructured its first party and specialty insurance lines of business into two separate lines: first party insurance and specialty insurance, due to changes in management structures. The 2022 period has been re-presented to ensure consistency of information.
2024 compared to 2023
Gross written premiums increased by 11.3% in 2024 compared to 2023. The increase in financial and professional lines insurance was largely due to new business growth within our cyber liability business, as well as continued growth with existing clients participating in our cross class binders products. These increases were partially offset by reductions within our management and transactional liability business, resulting from increased competition and deterioration in market conditions globally.
The increase in gross premiums written within casualty and liability insurance was largely attributable to continued rate increases and strong market conditions within our excess casualty business, and increases within our environment liability business, which were largely due to timing of renewal premiums. These increases were partially offset by reductions in our U.S. primary casualty business, driven by an increase in rates which resulted in reductions in both the retention of existing business and new business growth.
The increase in gross written premiums in specialty insurance from 2023 to 2024 was achieved through new business growth in almost all of our specialty insurance portfolios.
The decrease in first party insurance was primarily driven by strategic exits from specific business lines, coupled with increased competition in our property business. This was partially offset by an increase in our inland marine business, due to a combination of new business growth and favorable rate increases.
The significant increase in other insurance is due to the business written via the Company’s new partnership with the Lloyd’s syndicate, Ki, as well as continued growth in the Carbon Syndicate.
2023 compared to 2022
Gross written premiums decreased by 3.4% in 2023 compared to 2022. The decrease in first party insurance premiums from 2022 to 2023 was primarily attributable to our decision to withdraw from several programs that did not meet our profitability expectations, reducing our gross written premiums by approximately $89 million. This was partially offset by favorable market conditions in U.S. property, yielding positive rate on renewals of 29.8%.
The increase in gross written premiums in specialty insurance from 2022 to 2023 was primarily due to new business growth in international credit and political risk, contributing approximately $13 million, favorable market conditions in international crisis management, resulting in an increase of approximately $13 million, and an increase in new business within international natural resources & construction.

The decrease in gross premiums written within casualty and liability insurance was largely attributable to management’s planned initiatives to reduce exposure in certain lines in response to market conditions, including a reduction in new business due to increased competition impacting rates and terms and conditions. These factors impacted gross written premiums by approximately $17 million in 2023. This was partially offset by favorable premium adjustments in U.S. primary casualty DUA and higher renewals in U.K. liability, totaling $8.2 million.
The overall decrease in financial and professional insurance was largely due to reductions of $140.2 million noted in management liability business. This reduction was due to declining rates in the D&O open market business and a depressed M&A environment globally, impacting insurance written associated with M&A activity. This line of business was further impacted by our decision to exit most of our surety business coupled with increased competition in the U.S. professional liability business, the combination of which decreased our gross written premiums by approximately $46 million. This was partially offset by new partnerships via cross class binders which contributed approximately $107 million of gross written premium.
Ceded written premiums
2024 compared to 2023
Total ceded written premiums for 2024 was $1,056.6 million, an increase of $93.9 million from 2023. The retention ratio increased from 60.7% in 2023, to 61.2% in 2024 largely due to the significant growth in gross written premiums noted in the other insurance line of business.
2023 compared to 2022
Total ceded written premiums for 2023 was $962.7 million, a decrease of $99.4 million from 2022. Retention ratio increased from 58.0% in 2022 to 60.7% in 2023 as a result of a change in business mix and the decision to restructure a portion of our outwards reinsurance renewals.
Net earned premiums
The table below shows our net earned premiums for each line of business in our Insurance segment for the twelve months ended December 31, 2024, 2023 and 2022 and the percentage change in net earned premiums for each line of business:

	Twelve Months Ended December 31,
Lines of Business	2024		2023		2022
	($ in millions)	% change	($ in millions)	% change	($ in millions)
Financial and professional lines insurance	$567.4	7.4%	$528.5	0.3%	$526.9
Casualty and liability insurance	374.9	6.5%	352.0	3.0%	341.6
Specialty insurance (1)	333.3	17.4%	284.0	11.0%	255.9
First party insurance (1)	236.8	(13.5)%	273.8	(9.0)%	301.0
Other insurance	71.6	230.0%	21.7	88.7%	11.5
Total	$1,584.0	8.5%	$1,460.0	1.6%	$1,436.9
____________
(1)Effective January 1, 2023, the Insurance segment restructured its first party and specialty insurance lines of business into two separate lines: first party insurance and specialty insurance due to changes in management structures. The 2022 period has been re-presented to ensure consistency of information.
2024 compared to 2023
Net earned premiums increased by $124.0 million, or 8.5%, in 2024 as compared to 2023. The increase was due to a $120.9 million increase in gross earned premiums, partially offset by a $3.1 million decrease in ceded earned premiums.

2023 compared to 2022
Net earned premiums increased by $23.1 million, or 1.6%, in 2023 as compared to 2022 largely due to a decrease in ceded written premium within the period, offset by a reduction in gross written premium.
Losses and loss adjustment expenses
2024 compared to 2023
The loss ratio in 2024 was 61.6%, a decrease of 2.9 percentage points compared to 64.5% in 2023. The main drivers of the change in loss ratio were the following:
Current accident year loss ratio. Current accident year loss ratio, excluding catastrophe losses, for 2024 increased by 1.2 percentage points as compared to 2023, primarily due to an increase in the frequency and severity of losses in financial and professional lines.
Catastrophe losses. Catastrophe losses increased from $33.1 million in 2023 to $40.5 million in 2024, increasing the loss ratio by 0.3 percentage points. In 2024, the catastrophe losses included $10.6 million from Hurricane Milton, $7.9 million from Hurricane Helene and $22.0 million of other weather-related events, while 2023 included $9.3 million from wildfires in Hawaii and $23.8 million of other weather-related events.
Prior year development. Prior year reserve development on post-LPT years was $0.8 million for the twelve months ended December 31, 2024, compared to development of $26.6 million for the twelve months ended December 31, 2023. This improvement in reserve development resulted in a decrease in the loss ratio of 1.7 percentage points. The adverse prior year reserve development in 2024 was largely due to strengthening on the casualty and liability insurance, financial and professional lines insurance, and other insurance lines of business. This was partially offset by favorable development on our first party insurance line of business, due to better-than-expected loss emergence, and COVID recoveries within our specialty insurance line of business. The prior year reserve development in 2023 was largely due to reserve strengthening on the casualty and liability insurance line of business of $25.3 million.
Impact of the LPT. Impact of the LPT included an unfavorable movement of $10.4 million or 0.6 percentage points in the current period compared with an unfavorable movement of $48.7 million in the twelve months ended December 31, 2023. This reflects reserve development in the 2019 and prior accident years covered by the LPT, net of the movement in the deferred gain on retroactive contracts allocated to the Insurance segment.
2023 compared to 2022
The loss ratio in 2023 was 64.5%, an increase of 1.2 percentage points as compared to 63.3% in 2022. The main drivers of the change in loss ratio were the following:
Current accident year loss ratio. Current accident year loss ratio, excluding catastrophe losses, for 2023 increased by 4.1 percentage points as compared to 2022, primarily due to an increase in the claims handling provision and higher initial loss estimates to account for uncertainty in relation to the potential impact of social and economic inflation. While social inflation is not a new influence, general economic inflation has been elevated in recent years, and there is uncertainty as to whether this will continue. Various factors such as behavioral and political elements, arising from changing views of the general public, as well as institutional and legislative developments from court rulings, regulators and legislators, have contributed to a greater presence of social inflation risk within our portfolios. Rising costs to adjust and settle claims and the impact of a more pervasive litigation financing trend has also contributed to this. All of these factors have the potential to have a material adverse effect on the adequacy of our reserves for losses and loss adjustment expenses, especially in longer-tailed lines of business, as well as on the market value of our investment portfolio through rising interest rates. The anticipated effects of inflation and social inflation are considered in our pricing models, reserving processes, and exposure management, across all lines of business and types of loss including natural catastrophe events. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled and will vary by the specific type of inflation affecting each line of business.

Catastrophe losses. Catastrophe losses decreased from $61.7 million in 2022 to $33.1 million in 2023, improving the loss ratio by 2.0 percentage points. In 2023, the net catastrophe losses included $9.3 million from wildfires in Hawaii and $23.8 million of other weather-related events, while 2022 included $29.8 million from Hurricane Ian, $7.5 million from the Russia/Ukraine war and $24.4 million from other weather-related events.
Prior year development. Prior year development on post-LPT years was $26.6 million in the twelve months ended December 31, 2023 as compared to $37.6 million in the twelve months ended December 31, 2022. This reduction in adverse development resulted in a decrease in the loss ratio of 0.8 percentage points. The prior year reserve development in 2023 was largely due to reserve strengthening on the casualty and liability insurance line of $25.3 million. The prior year reserve development in 2022 was largely due to reserve strengthening on the casualty and liability insurance line of $24.1 million. There was also notable reserve strengthening on both the financial and professional lines insurance line, and specialty insurance line, totaling $16.0 million.
Impact of the LPT included an unfavorable movement of $48.7 million or 3.3 percentage points in the current period compared with unfavorable development of $49.3 million in the twelve months ended December 31, 2022. This reflects reserve development in the 2019 and prior accident years covered by the LPT, net of the movement in the deferred gain on retroactive contracts allocated to the Insurance segment.
Acquisition costs
2024 compared to 2023
Net acquisition costs were $193.2 million in 2024, equivalent to 12.2% of net earned premiums, versus $171.6 million or 11.8% of net earned premiums in 2023. The increase in the acquisition cost ratio in 2024 was primarily driven by a change in business mix, with a larger volume of delegated business written which attract higher acquisition costs.
2023 compared to 2022
Net acquisition costs were $171.6 million in 2023, equivalent to 11.8% of net earned premiums, versus $179.4 million or 12.5% of net earned premiums in 2022. The decrease in the acquisition cost ratio in 2023 was primarily driven by an increase in fee income derived from Aspen Capital Markets and favorable brokerage expenses across U.S. programs due to exited lines.
General and administrative expenses
2024 compared to 2023
General and administrative expenses increased by $30.3 million, from $233.9 million in 2023 to $264.2 million in 2024. The general and administrative expense ratio was 16.7% in 2024, an increase of 0.7 percentage points from 2023, largely driven by an increase in the number of employees, investment in operational excellence enhancements and expense alignment in our functions which support corporate activities.
2023 compared to 2022
General and administrative expenses decreased by $10.1 million from $244.0 million in 2022 to $233.9 million in 2023. The general and administrative expense ratio was 16.0% in 2023, an improvement of 1.0 percentage point from 2022, primarily attributable to favorable year over year foreign exchange rates.

Balance Sheet
Total cash and investments
As at December 31, 2024 and 2023, total cash and investments, including accrued interest receivable, were $7.7 billion and $7.5 billion, respectively. Total cash and investments increased mainly due to cash generated from operating activities of $554.9 million and net proceeds of $217.0 million from the issuance of preference shares. This was partially offset by payments of ordinary and preference share dividends of $249.9 million, and the advance payment of $275.0 million relating to the redemption of preference shares in January 2025.
Our investment strategy is focused on delivering stable investment income and total investment returns through all market cycles while maintaining appropriate portfolio liquidity and credit quality to meet the requirements of our customers, rating agencies and regulators. We also consider how our investments should match the liability characteristics in terms of duration and foreign currencies.
As of December 31, 2024, a significant majority of funds available for investment were deployed in a diversified portfolio of high quality, investment grade securities, including U.S. government, corporate and U.S. agency mortgage-backed securities. As part of our strategic asset allocation, we also invest a portion of our portfolio in investments such as unrated private fixed and floating rate investments, and other investments not categorized as fixed income. These securities generally pay a higher rate of interest or return and may have a higher degree of credit or default risk, or less liquidity.
The duration of total fixed income securities (the aggregate of available for sale and trading) as at December 31, 2024 was 2.9 years compared to 2.6 years as at December 31, 2023. In addition, as at December 31, 2024, the average credit rating of these fixed income securities was “AA-,” with 85.7% being rated “A-” or higher. As at December 31, 2023, the average credit rating of our fixed income securities portfolio was “AA-,” with 86.6% being rated “A-” or higher. The average credit rating is calculated using the Bloomberg Barclays Index credit quality methodology.
As at December 31, 2024, the Company had a 3.5% allocation to investment funds and a 1.8% allocation to middle market loans and other private debt (“MMLs”) and commercial mortgage loans (“CMLs”), representing in total 5.3% of our portfolio. As at December 31, 2023, the Company had a 2.8% allocation to investment funds and a 4.8% allocation to MMLs and CMLs representing in total 7.6% of our portfolio.
Cumulative unrealized losses in the available for sale investment portfolio, net of taxes, were $198.2 million as at December 31, 2024, a decrease of $29.4 million from the net $227.6 million unrealized losses as at December 31, 2023. During 2024, the unrealized loss position was reduced largely as a result of the active rotations of the investment portfolios. As a result, previously unrealized net losses of $47.9 million were realized in the year. This reduction has been partially offset by increases in unrealized losses resulting from increases in U.S. Treasury yields.
As at December 31, 2024, the aggregate fair value of the investment funds was $267.2 million (December 31, 2023 — $209.3 million). For further information regarding these investments, refer to “Note 4—Investments” of our audited consolidated financial statements.

The composition of our cash and investments as at December 31, 2024 and December 31, 2023 is summarized below:

	As at December 31, 2024		As at December 31, 2023
	Estimated Fair Value	Percentage of Total Cash and Investments	Estimated Fair Value	Percentage of Total Cash and Investments
	($ in millions except for percentages)
Fixed income securities — available for sale
U.S. government	$1,480.6	19.3%	$1,202.6	16.2%
U.S. agency	7.2	0.1	7.2	0.1
Municipal	82.3	1.1	128.1	1.7
Corporate	1,986.4	25.9	1,959.3	26.3
Non-U.S. government-backed corporate	131.3	1.7	100.7	1.4
Non-U.S. government	246.8	3.2	273.8	3.7
Asset-backed	234.5	3.1	—	—
Agency commercial mortgage-backed	4.4	0.1	5.8	0.1
Agency residential mortgage-backed	518.7	6.8	445.1	6.0
Total fixed income securities — available for sale	4,692.2	61.3	4,122.6	55.5
Fixed income securities — trading
U.S. government	261.3	3.4	245.5	3.3
Municipal	1.6	0.1	3.1	0.1
Corporate	151.1	2.0	171.5	2.3
High yield loans	102.4	1.3	92.1	1.2
Non-U.S. government-backed corporate	2.8	0.1	8.3	0.1
Non-U.S. government	24.4	0.3	34.8	0.5
Asset-backed	625.2	8.2	908.2	12.2
Agency mortgage-backed securities	31.1	0.4	22.2	0.3
Total fixed income securities — trading	1,199.9	15.8	1,485.7	20.0
Investments, equity method	7.3	0.1	7.6	0.1
Other investments	267.2	3.5	209.3	2.8
Catastrophe bonds — trading	1.0	—	1.6	—
Privately-held investments — trading
Commercial mortgage loans	79.7	1.0	274.9	3.7
Middle market loans and other private debt	61.0	0.8	84.8	1.1
Asset-backed securities	127.6	1.7	82.9	1.1
Global corporate securities	18.5	0.2	14.4	0.2
Short-term investments	—	—	18.0	0.2
Total privately-held investments — trading	286.8	3.7	475.0	6.3
Privately-held investments — available for sale	24.2	0.3	14.9	0.2
Short-term investments — available for sale	261.9	3.4	93.6	1.3
Short-term investments — trading	1.0	—	2.1	—
Cash and cash equivalents	914.2	11.9	1,028.1	13.8
Total cash and investments	$7,655.7	100.0%	$7,440.5	100.0%
Net payable for securities purchased (1)	$(30.1)		$(13.3)
Accrued interest receivable (2)	54.6		51.9
Total investable assets	$7,680.2		$7,479.1
__________________
(1)Net payable for securities purchased consists of a payable for securities purchased of $36.9 million (December 31, 2023 — $22.3 million) and a receivable for securities sold of $6.8 million (December 31, 2023 — 9.0 million). The receivable for securities sold is included within other assets on the consolidated balance sheet.
(2)Accrued interest receivable is included within other assets on the consolidated balance sheet.

As at December 31, 2024 and 2023, the Company had no investments in equity securities as part of the Company’s strategic asset allocation.
Reserves for Losses and Loss Adjustment Expenses
Provision is made at the end of each year for the estimated ultimate cost of claims incurred but not settled at the balance sheet date, including the cost of IBNR claims and development of existing reported claims. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and loss adjustment expenses are calculated to arrive at a net claims reserve.
Reserves by segment.  As at December 31, 2024, we had total net loss and loss adjustment expense reserves of $3,950.6 million (December 31, 2023 — $3,232.8 million). This amount represented our best estimate of the ultimate liability for payment of losses and loss adjustment expenses. Of the total gross reserves for unpaid losses of $8,122.6 million at December 31, 2024, a total of $5,247.7 million, or 64.6%, represented IBNR claims (December 31, 2023 — $4,695.1 million and 60.1%, respectively). The following tables analyze gross and net loss and loss adjustment expense reserves by business segment as at December 31, 2024 and 2023, respectively:

	As at December 31, 2024
Business Segment	Gross	Reinsurance Recoverable	Net
	($ in millions)
Reinsurance	$3,165.5	$(1,474.0)	$1,691.5
Insurance	4,957.1	(2,698.0)	2,259.1
Total losses and loss adjustment expense reserves	$8,122.6	$(4,172.0)	$3,950.6

	As at December 31, 2023
Business Segment	Gross	Reinsurance Recoverable	Net
	($ in millions)
Reinsurance	$3,129.3	$(1,756.2)	$1,373.1
Insurance	4,681.3	(2,821.6)	1,859.7
Total losses and loss adjustment expense reserves	$7,810.6	$(4,577.8)	$3,232.8
Within reinsurance recoverables we have recognized $1,190.9 million of recoverables on the LPT as at December 31, 2024 (December 31, 2023 — $1,627.4 million).
The gross reserves may be further analyzed between outstanding claims and IBNR as at December 31, 2024 and 2023 as follows:

	As at December 31, 2024
Business Segment	Gross Case Reserves	Gross IBNR	Gross Reserve	% IBNR
	($ in millions, except for percentages)
Reinsurance	$1,343.8	$1,821.7	$3,165.5	57.5%
Insurance	1,531.1	3,426.0	4,957.1	69.1%
Total losses and loss adjustment expense reserves	$2,874.9	$5,247.7	$8,122.6	64.6%

	As at December 31, 2023
Business Segment	Gross Case Reserves	Gross IBNR	Gross Reserve	% IBNR
	($ in millions, except for percentages)
Reinsurance	$1,487.3	$1,642.0	$3,129.3	52.5%
Insurance	1,628.2	3,053.1	4,681.3	65.2%
Total losses and loss adjustment expense reserves	$3,115.5	$4,695.1	$7,810.6	60.1%
Prior year loss reserves.  For the twelve months ended December 31, 2024, there was an overall increase in our estimate of ultimate net claims to be paid in respect of prior accident years. An analysis of this overall net increase/(decrease) by business segment is as follows for each of the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31,
Business Segment	2024	2023	2022
	($ in millions)
Reinsurance	$24.4	$(14.5)	$(58.8)
Insurance	11.2	75.3	86.9
Total losses and loss adjustment expense reserves changes	$35.6	$60.8	$28.1
For the twelve months ended December 31, 2024. The analysis of the development by each segment is as follows:
Reinsurance. Net adverse reserve development of $24.4 million in 2024, due to the unfavorable impact of the LPT of $24.6 million, partially offset by favorable development on post-LPT accident years of $0.2 million.
Insurance. Net adverse reserve development of $11.2 million in 2024, due to adverse prior year development on post-LPT accident years of $0.8 million and the unfavorable movement of $10.4 million due to the impact of the LPT.
For the twelve months ended December 31, 2023. The analysis of the development by each segment is as follows:
Reinsurance. Net reserve releases of $14.5 million in 2023, due to the favorable impact of the LPT of $20.2 million, partially offset by adverse reserve development on post-LPT accident years of $5.7 million.
Insurance. Net adverse reserve development of $75.3 million in 2023, due to adverse prior year development on post-LPT accident years of $26.6 million and the unfavorable movement of $48.7 million due to the impact of the LPT and retroactive accounting by deferring the gains on the contract over the settlement period.
We did not make any significant changes to the methodologies used in our reserving process between 2023 and 2024.
Reinsurance Premiums Payable
Reinsurance Premiums Payable.  As at December 31, 2024, we had reinsurance premiums payables totaling $901.1 million compared to $1,416.6 million at December 31, 2023, a decrease of $515.5 million, primarily driven by the reduction in the fund withheld balance in regards to the LPT contract with Enstar.

Critical Accounting Policies
We believe that the following are critical accounting policies used in the preparation of our consolidated financial statements. A statement of all the significant accounting policies we use to prepare our financial statements is included in the Notes to the consolidated financial statements. If factors such as those described in “Risk Factors” cause actual events to differ from the assumptions used in applying the accounting policies and calculating financial results, there could be a material adverse effect on our operating results, financial condition and liquidity.
Written Premiums
Written premiums comprise the estimated premiums on contracts of insurance and reinsurance entered into in the reporting period, except in the case of proportional reinsurance contracts, where written premiums relate only to our estimated proportional share of premiums due on contracts entered into by the ceding company prior to the end of the reporting period.
All premium estimates are reviewed regularly, comparing actual reported premiums to expected ultimate premiums along with a review of the collectability of premiums receivable. Based on management’s review, the appropriateness of the premium estimates is evaluated, and any adjustments to these estimates are recorded in the periods in which they become known. Adjustments to original premium estimates could be material and these adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.
We refer to premiums receivable which are not fixed at the inception of the contract as adjustment premiums. The proportion of adjustment premiums included in the premium estimates varies between business lines with the largest adjustment premiums associated with property and casualty reinsurance business and the smallest with property and liability insurance lines.
Adjustment premiums are most significant in relation to reinsurance contracts. Different considerations apply to non-proportional and proportional treaties as follows:
Non-proportional treaties.  A large number of the reinsurance contracts we write are written on a non-proportional or excess of loss treaty basis. As the ultimate level of business written by each cedant can only be estimated at the time the reinsurance is placed, the reinsurance contracts generally stipulate a minimum and deposit premium payable under the contract with an adjustable premium determined by variables such as the number of contracts covered by the reinsurance, the total premium received by the cedant and the nature of the exposures assumed. Minimum and deposit premiums generally cover the majority of premiums due under such treaty reinsurance contracts and the adjustable portion of the premium is usually a small portion of the total premium receivable. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract’s written premium at inception. Accordingly, this is the amount we generally record as written premium in the period the underlying risks incept.
During the life of a contract, notifications from cedants and brokers may affect the estimate of ultimate premium and result in either increases or reductions in reported revenue. Changes in estimated adjustable premiums do not generally have a significant impact on short-term liquidity as the payment of adjustment premiums generally occurs after the expiration of a contract.
Many non-proportional treaties also include a provision for the payment to us by the cedant of reinstatement premiums based on loss experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of an excess of loss contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term and are included in revenue in the same period as the corresponding losses.

Proportional treaties (“treaty pro rata”). Estimates of premiums assumed under treaty pro rata reinsurance contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. We estimate premiums receivable initially and update our premium estimates regularly throughout the contract term based on treaty statements received from the ceding company.
The reported gross written premiums for treaty pro rata business include estimates of premiums due to us but not yet reported by the cedant because of time delays between contracts being written by our cedants and their submission of treaty statements to us. This additional premium is normally described as pipeline premium. Treaty statements disclose information on the underlying contracts of insurance written by our cedants and are generally submitted on a monthly or quarterly basis, from 30 to 90 days in arrears. In order to report all risks incepting prior to a period end, we estimate the premiums written between the last submitted treaty statement and the period end. Treaty pro rata premiums are written predominantly in our other property, specialty and casualty reinsurance lines of business.
Property treaty pro rata contributed significantly to our Reinsurance segment where we wrote $270.6 million in gross written premium in 2024 (2023 — $243.4 million), or 14.3% (2023 — 16.0%) of the gross written premiums in our Reinsurance segment, of which $21.5 million was estimated (2023 — $42.6 million) and $249.1 million was reported by the cedants (2023 — $200.8 million). Excluding the impact of costs, such as reinsurance premiums and operating expenses, we estimate that the impact of a $1.0 million increase/decrease in our estimated gross written premiums in our property treaty pro rata business would increase/decrease net income before tax by approximately $0.2 million for the year ended December 31, 2024 (2023 — $0.3 million increase/decrease).
The most likely drivers of change in our premium estimates in decreasing order of magnitude are:
•changes in renewal rate or rate of new business acceptances by cedant insurance companies leading to lower or greater volumes of ceded premiums than our estimate, which could result from changes in the relevant primary market that could affect more than one of our cedants or could be a consequence of changes in marketing strategy or risk appetite by a particular cedant;
•changes in the rates being charged by cedants; and
•differences between the pattern of inception dates assumed in our estimate and the actual pattern of inception dates.
Earned premiums. Premiums are recognized as earned over the policy exposure periods. The premium related to the unexpired portion of each policy at the end of the reporting period is included in the balance sheet as unearned premiums.
Accounting for retroactive reinsurance agreements. Retroactive reinsurance agreements are reinsurance agreements under which a reinsurer agrees to reimburse the Company as a result of past insurable events. For these agreements, the excess of the amounts ultimately collectible under the agreement over the consideration paid is recognized as a deferred gain liability which is amortized into income over the settlement period of the ceded reserves once the paid losses have exceeded the minimum retention. The amount of the deferral is recalculated each period based on actual loss payments and updated estimates of ultimate losses. If the consideration paid exceeds the ultimate losses collectible under the agreement, the net loss on the retroactive reinsurance agreement is recognized within income immediately.
Premiums payable for retroactive reinsurance coverage and meeting the conditions of reinsurance accounting are reported as reinsurance recoverables to the extent that those amounts do not exceed recorded liabilities relating to underlying reinsurance contracts. To the extent that recorded liabilities on an underlying reinsurance contract exceed premiums payable for retroactive coverage, a deferred gain is recognized.

Critical Accounting Estimates
Our consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. We believe that the following critical accounting estimates are the most significant estimates used in the preparation of our consolidated financial statements.
Reserving Approach
We are required by GAAP to establish loss reserves for the estimated unpaid portion of the ultimate liability for losses and loss adjustment expenses (“ultimate losses”) under the terms of our policies and agreements with our insured and reinsured customers. Our loss reserves comprise the following components:
•the cost of claims reported to us but not yet paid, known as case reserves (“case reserves”);
•reserves to cover the anticipated cost of IBNR claims. Within this, we also include the potential development of reported claims; and
•the expenses associated with settling claims, including legal and other fees and the general expenses of administering the claims adjustment process, known as the loss adjustment expenses (“LAE”).
Case Reserves
For reported claims, reserves are established on a case-by-case basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. The method of establishing case reserves for reported claims differs among our operations. With respect to our insurance operations, we are advised of potential insured losses and our claims handlers’ record reserves for the estimated amount of the expected indemnity settlement, loss adjustment expenses and cost of defense where appropriate. The reserve estimate reflects the judgment of the claims personnel and is based on claim information obtained to date, general reserving practices, the experience and knowledge of the claims personnel regarding the nature of the specific claim and where appropriate and available, advice from legal counsel, loss adjusters and other claims experts.
With respect to our reinsurance claims operations, claims handlers set case reserves for reported claims generally based on the claims reports received from our ceding companies and take into consideration our cedants’ own reserve recommendations and our prior loss experience with the cedant. Additional case reserves (“ACR”), in addition to the cedants’ own recommended reserves, may be established by us to reflect our estimated ultimate cost of a loss. ACRs are generally the result of either a claims handler’s own experience and knowledge of handling similar claims, general reserving practices or the result of reserve recommendations following an audit of cedants’ reserves.
Case reserves are based on a subjective judgment of facts and circumstances and are established for the purposes of internal reserving only. Accordingly, they do not represent a commitment to any course of conduct or admission of liability on our behalf in relation to any specific claim.

IBNR Reserves
The need for IBNR reserves arises from time lags between when a loss occurs and when it is actually reported and settled. By definition, we do not have specific information on IBNR claims so they need to be estimated by actuarial methodologies. IBNR reserves are therefore generally calculated at a class of business level and cannot generally be identified as reserves for a particular loss or contract. We calculate IBNR reserves by class of business within each line of business. Where appropriate, analyses may be conducted on sub-sets of a class of business. IBNR reserves are calculated by projecting our ultimate losses on each class of business and subtracting paid losses and case reserves. IBNR reserves also cover the anticipated cost of claims incurred but not reported, within this we also include any potential development of reported claims. Over recent years, we have begun to place greater reliance on our actual actuarial experience for our long-tail lines of business that we have written since our inception in 2002. We believe that our earliest accident years are now capable of providing us with meaningful actuarial indications. Estimates and judgments for new insurance and reinsurance lines of business are more difficult to make than those made for more mature lines of business because we have more limited historical information through December 31, 2024.
Sources of Information
Claims information received typically includes the loss date, details of the claim, the recommended reserve and reports from the loss adjusters dealing with the claim. In respect of pro rata treaties and any business written through managing general agents, we receive regular statements (bordereaux) which provide paid and outstanding claims information, often with large losses separately identified. Following widely reported loss events, such as catastrophes, we adopt a proactive approach to establish our likely exposure to claims by reviewing policy listings and contacting brokers and policyholders as appropriate.
Actuarial Methodologies
 The main projection methodologies that are used by our actuaries are as follows:
•Initial expected loss ratio (“IELR”) method:  This method calculates an estimate of ultimate losses by applying an estimated loss ratio to an estimate of ultimate earned premium for each accident year. The estimated loss ratio may be based on pricing information and/or industry data and/or historical claims experience revalued to the year under review.
•Bornhuetter-Ferguson (“BF”) method:  The BF method uses as a starting point an assumed IELR and blends in the loss ratio, which is implied by the claims experience to date using benchmark loss development patterns on paid claims data (“Paid BF”) or reported claims data (“Reported BF”). Although the method tends to provide less volatile indications at early stages of development and reflects changes in the external environment, it can be slow to react to emerging loss development and can, if the IELR proves to be inaccurate, produce loss estimates which take longer to converge with the final settlement value of loss.
•Loss development (“Chain Ladder”) method:  This method uses actual loss data and the historical development profiles on older accident years to project more recent, less developed years to their ultimate position.
•Exposure-based method:  This method is typically used for specific large catastrophic events such as a major hurricane. All exposure is identified and we work with known market information and information from our cedants to determine a percentage of the exposure to be taken as the ultimate loss.
In addition to these methodologies, our actuaries may use other approaches depending upon the characteristics of the class of business and available data. In addition, as required pursuant to Bermuda law, we have appointed a third party as loss reserve specialist for Aspen Bermuda Limited and as group actuary in relation to Aspen Holdings, in each case to provide an external view on the Company’s reserves.

In general terms, the IELR method is most appropriate for classes of business and/or accident years where the actual paid or reported loss experience is not yet mature enough to modify our initial expectations of the ultimate loss ratios. Typical examples would be recent accident years for classes of business in casualty reinsurance. The BF method is generally appropriate where there are few reported claims and a relatively less stable pattern of reported losses. Typical examples would be our treaty risk excess class of business in our Reinsurance segment and marine hull class of business in our Insurance segment. The Chain Ladder method is appropriate when there are relatively stable patterns of loss emergence and a relatively large number of reported claims. Typical examples are the U.K. commercial property and U.K. commercial liability classes of business in our international insurance business.
Reserving Procedures and Process
Our actuaries calculate the IELR, BF and Chain Ladder and, if appropriate, other methods for each class of business and each accident year. They then calculate a single point actuarial central estimate (“ultimate”) for each class of business. The actuarial methodologies involve significant subjective judgments reflecting many factors, including but not limited to, changes in legislative conditions, changes in judicial interpretation of legal liability policy coverages and heightened inflation. Our actuaries collaborate with our underwriting, claims, legal and finance teams in identifying factors which are incorporated in their range of ultimates in which management’s best estimate is most likely to fall.
There are no differences between our year-end and our quarterly internal reserving procedures and processes because our actuaries perform the basic projections and analyses described above for each class of business quarterly.
Selection of Reported Gross Reserves
The Reserve Committee signs off on the group-level reserves, which reflects, amongst other matters, key areas of reserving uncertainty within the group actuarial central estimate. Levels of uncertainty are factored into the management best estimate, which provides the basis for management’s recommendation to the Audit Committee and the Board regarding the reserve amounts to be recorded in the financial statements.
As at December 31, 2024, the Reserve Committee was chaired by the Group Chief Actuarial Officer and its membership includes members of senior management from various functions of the business.
Each significant class of business is reviewed in detail by management through its Reserve Committee at least once a year. The timing of such reviews varies throughout the year. Additionally, we review the emergence of actual losses relative to expectations every fiscal quarter for all classes of business. If warranted from this analysis, we may accelerate the timing of our detailed actuarial reviews.
Uncertainties
While the management selected reserves make a reasonable provision for unpaid loss and loss adjustment expense obligations, we note that the process of estimating required reserves, by its very nature, involves uncertainty and therefore the ultimate claims may fall outside the actuarial range. The level of uncertainty can be influenced by such factors as the existence of coverage with long duration reporting patterns and changes in claims handling practices, as well as the other factors described above.
Given many of the coverages underwritten involve claims that may not be ultimately settled for many years after they are incurred, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. We review our reserves regularly, using a variety of statistical and actuarial techniques to analyze current claims costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior periods are adjusted as claims experience develops and new information becomes available.

Estimates of IBNR are generally subject to a greater degree of uncertainty than estimates of the cost of settling claims already notified to us, where more information about the claim event is generally available. IBNR claims often may not be apparent to the insured until many years after the event giving rise to the claims has happened. Classes of business where the IBNR proportion of the total reserve is high, such as casualty insurance, will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves.
Classes of business where claims are typically reported relatively quickly after the claim event tend to display lower levels of volatility between initial estimates and final outcomes. Reinsurance claims are subject to a longer time lag both in their reporting and in their time to final settlement. The time lag is a factor which is included in the projections to ultimate claims within the actuarial analyses and helps to explain why in general a higher proportion of the initial reinsurance reserves are represented by IBNR than for insurance reserves for business in the same class. Delays in receiving information from cedants are an expected part of normal business operations and are included within the statistical estimate of IBNR to the extent that current levels of backlog are consistent with historical data. Currently, there are no processing backlogs which would materially affect our financial statements.
Allowance is made, however, for changes or uncertainties which may create distortions in the underlying statistics or which might cause the cost of unsettled claims to increase or reduce when compared with the cost of previously settled claims, including:
•changes in our processes which might accelerate or slow down the development and/or recording of paid or incurred claims;
•changes in the legal environment (including challenges to tort reform);
•the effects of inflation, which rose rapidly over 2022 and 2023;
•changes in the mix of business;
•the impact of large losses; and
•changes in our cedants’ reserving methodologies.
These factors are incorporated in the management’s best estimate of reserves. We take all reasonable steps to ensure that we utilize all appropriate information and actuarial techniques in establishing our IBNR reserves. However, given the uncertainty in establishing claims liabilities, it is likely that the final outcome will prove to be different from the original provision established at the balance sheet date. Changes to our previous estimates of prior period loss reserves impact the reported calendar year underwriting results by worsening our reported results if the prior year reserves prove to be deficient or improving our reported results if the prior year reserves prove to be redundant. As at December 31, 2024, a 5% change in the gross reserve for IBNR losses would have equated to a change of approximately $262.4 million (2023 — $234.8 million) in loss reserves.
A 5% change in our net loss reserves equates to $197.5 million and represents 5.9% of shareholders’ equity as at December 31, 2024.
There are specific areas of our selected reserves which have additional uncertainty associated with them. Refer to “Risk Factors—Risks Related to Our Business—(Re)insurance Risks—Our financial condition and operating results may be adversely affected if actual claims exceed our loss reserves” for a discussion of the specific areas of our selected reserves which have additional uncertainty. In each case, management believes they have selected an appropriate best estimate based on current information and current analyses.

Loss Reserving Sensitivity Analysis
The most significant key assumptions identified in the reserving process are that (i) the historic loss development and trend experience is assumed to be indicative of future loss development and trends, (ii) the information developed from internal and independent external sources can be used to develop meaningful estimates of the initial expected ultimate loss ratios, and (iii) no significant losses or types of losses will emerge that are not represented in either the initial expected loss ratios or the historical development patterns.
We believe that there is potentially significant risk in estimating loss reserves for long-tail lines of business and for immature accident years that may not be adequately captured through traditional actuarial projection methodologies. As discussed above, these methodologies usually rely heavily on projections of prior year trends into the future. In selecting our best estimate of future liabilities, we consider both the results of actuarial point estimates of loss reserves in addition to the stochastic distribution of reserves. In determining the appropriate best estimate, we review (i) the result of bottom up analysis by accident year reflecting the impact of parameter uncertainty in actuarial calculations, and (ii) specific qualitative information on events that may have an effect on future claims development but which may not have been adequately reflected in actuarial best estimates, such as the potential for outstanding litigation or claims practices of cedants to have an adverse impact.
Effect if Actual Results Differ From Assumptions
Given the risks and uncertainties associated with the process for estimating reserves for losses and loss expenses, management has performed an evaluation of the potential variability in loss reserves and the impact this variability may have on reported results, financial condition and liquidity. Because of the inherent uncertainties discussed above, we have developed a reserving philosophy which attempts to incorporate prudent assumptions and estimates.
Management’s best estimate of the net reserve for losses and loss expenses as at December 31, 2024 was $3,950.6 million. The following tables show the effect on estimated net reserves for losses and loss expenses as at December 31, 2024 of a change in two of the most critical assumptions in establishing reserves: (i) loss emergence patterns, accelerated or decelerated by three and six months; and (ii) expected loss ratios varied by plus or minus five and ten percent. Accelerated loss emergence patterns indicates a higher development percentage of losses, therefore requiring lower IBNR than previously expected and hence resulting in a lower ultimate.
Management believes that these scenarios present a reasonable range of variability around the booked reserves using standard actuarial techniques. Loss reserves may vary beyond these scenarios in periods of heightened or reduced claim activity. The reserves resulting from the changes in the assumptions are not additive and should be considered separately. The following tables vary the assumptions employed therein independently. In addition, the tables below do not adjust any parameters other than the ones described above.
Net reserve for losses and loss adjustment expenses as at December 31, 2024 — Sensitivity to loss emergence patterns

Change in assumption	Reserve for losses and loss expenses
($ in millions)
Six month acceleration	$3,712.6
Three month acceleration	$3,822.6
No change (selected)	$3,950.6
Three month deceleration	$4,110.5
Six month deceleration	$4,304.6

Net reserve for losses and loss adjustment expenses as at December 31, 2024 — Sensitivity to expected loss ratios

Change in assumption	Reserve for losses and loss expenses
($ in millions)
10% favorable	$3,575.2
5% favorable	$3,762.9
No change (selected)	$3,950.6
5% unfavorable	$4,138.3
10% unfavorable	$4,326.0
 The most significant variance in the above scenarios (i.e., a 10% unfavorable movement in expected loss ratios) would have the effect of increasing losses and loss expenses by $375.4 million.
Management believes that the reserve for losses and loss adjustment expenses is sufficient to cover expected claims incurred before the reporting date on the basis of the methodologies and judgments used to support its estimates. However, there can be no assurance that actual payments will not vary significantly from total reserves. The reserve for losses and loss adjustment expenses and the methodology of estimating such reserve are regularly reviewed and updated as new information becomes known. Any resulting adjustments are reflected in income in the period in which they become known.
Recoverability of Deferred Tax Asset
In assessing the recoverability of deferred tax assets, and the recognition/de-recognition of associated valuation allowances, the Company considered a number of factors that required significant judgment, such as successive years of achieving three-year cumulative net taxable income, recent operating trends, growth and profitability forecasts, premium and investment return assumptions, etc. when making its determination. For the year ended December 31, 2024, the valuation allowance for Aspen UK was reduced by $106.6 million since it was the third consecutive year meeting the aforementioned benchmarks. At December 31, 2024, the valuation allowance reflects management’s assessment that it is more likely than not that the deferred tax assets in the branches of the U.K. and Bermuda operating subsidiaries, on foreign tax credit carryforwards and on trapped net operating losses will not be realized. Management believe that all other deferred tax assets will more likely than not be fully utilized over time.
Valuation of Investments Measured Using Significant Unobservable Inputs
The Company’s estimates of fair value for financial assets and liabilities are based on the framework established in the fair value accounting guidance included in ASC Topic 820, “Fair Value Measurements and Disclosures.” The framework prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or liability.
The Company considers prices for actively traded securities to be derived based on quoted prices in an active market for identical assets.
The Company considers prices for other securities that may not be as actively traded which are priced via pricing services, vendors and broker-dealers, or with reference to interest rates and yield curves, to be derived based on inputs that are observable for the asset, either directly or indirectly.
The Company considers securities, other financial instruments, privately-held investments and derivative insurance contracts subject to fair value measurement whose valuation is derived by internal valuation models to be based largely on unobservable inputs. Unobservable inputs are assumptions used by the Company using the best available information at the time of making these valuation assumptions. Level 3 financial instruments have the least use of observable market inputs used to determine fair value. As at December 31, 2024, the Company classified privately-held investments of $311.0 million as Level 3 as a result of significant unobservable inputs used to determine fair value (2023 — $489.9 million).

Privately-held investments are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using discounted cash flow models. These models include inputs that are specific to each investment. The inputs used in the fair value measurements include dividend or interest rates and appropriate discount rates. The selection of an appropriate discount rate is judgmental and is the most significant unobservable input used in the valuation of these securities. A significant increase (decrease) in this input in isolation could result in significantly lower (higher) fair value measurement for privately-held investments. In order to assess the reasonableness of the inputs the Company uses in the discounted cash flow models, the Company maintains an understanding of current market conditions, issuer specific information that may impact future cash flows as well as collaboration with independent vendors for most securities to assess the reasonableness of the discount rate being used.
The Company’s other investments represent our investments in investment funds. Adjustments to the fair values are made based on the net asset value of the investments. The net valuation criteria established by the manager of such investments are established in accordance with the governing documents and the asset manager’s valuation guidelines, which include: the discounted cash flows method and the performance multiple approach, which uses a multiple derived from market data of comparable companies or assets to produce operating performance metrics. Alternative valuation methodologies may be employed for investments with unusual characteristics.
See also “—Quantitative and Qualitative Disclosures about Market Risk” in this prospectus for further details on interest rate and credit spread risk and a sensitivity analysis of interest rate on the valuation of the Company’s investments.
Liquidity and Capital Resources
Liquidity
Liquidity is a measure of a company’s ability to generate cash flows sufficient to meet short-term and long-term cash requirements of its business operations. Management monitors the liquidity of Aspen Holdings and of each of its Operating Subsidiaries and arranges credit facilities to enhance short-term liquidity and capital resources on a stand-by basis. As a holding company, Aspen Holdings relies on dividends and other distributions from its Operating Subsidiaries to provide cash flow to meet ongoing cash requirements, including claims settlements, any future debt service payments and other expenses, and to pay dividends, if any, to our preference and ordinary shareholders.
Aspen Holdings’ principal sources of liquidity include (i) cash, cash equivalents and investments, (ii) dividends, capital distributions and interest payments from our Operating Subsidiaries and (iii) our availability under our revolving credit facility and letter of credit facilities. As at December 31, 2024, Aspen Holdings held $87.8 million (December 31, 2023 — $87.1 million) of cash, cash equivalents and investments. Our Operating Subsidiaries collectively paid dividends to Aspen Holdings of $511.4 million and $364.4 million for the twelve months ended December 31, 2024 and 2023, respectively. As at December 31, 2024, we had $774 million of availability for borrowings under our revolving credit facility and letter of credit facilities (December 31, 2023 — $724 million). Management considers the current cash and cash equivalents, together with dividends declared or expected to be declared by subsidiary companies and our credit facilities, sufficient to appropriately satisfy planned and expected liquidity requirements of Aspen Holdings during 2025 and in light of liquidity projections for the period thereafter. Aspen Holdings’ liquidity depends on dividends, capital distributions and interest payments from our Operating Subsidiaries. Aspen Holdings also has recourse to the credit facility described under “Letter of Credit Facilities” below.

The ability of our Operating Subsidiaries to pay dividends or other distributions is subject to the laws and regulations applicable to each jurisdiction, as well as the Operating Subsidiaries’ need to maintain capital requirements adequate to maintain their insurance and reinsurance operations and their financial strength ratings issued by independent rating agencies. For a further discussion of the various restrictions on our ability and our Operating Subsidiaries’ ability to pay dividends, refer to “Certain Regulatory Considerations—Bermuda Insurance Regulation—Restrictions on Dividends, Distributions and Reduction of Capital,” “Certain Regulatory Considerations—U.K. and E.U. Insurance Regulation—Restrictions on Dividend Payments,” “Certain Regulatory Considerations—U.S. Insurance Regulation—State Dividend Limitations” and “Note 14—Statutory Requirements and Dividends Restrictions” to our audited consolidated financial statements. For a discussion of the volatility and liquidity of our other investments, refer to “Risk Factors—Market and Liquidity Risks,” and for a discussion of the impact of insurance losses on our liquidity, refer to “Risk Factors—Risks Related to Our Business—(Re)insurance Risks.”
Operating Subsidiaries
As at December 31, 2024, the Operating Subsidiaries held $1,110.2 million (December 31, 2023 — $1,073.8 million) in cash and short-term investments that are readily realizable securities. Management monitors the value, currency and duration of cash and investments held by the Operating Subsidiaries to ensure they are able to meet their insurance and other liabilities as they become due and was satisfied that there was a comfortable margin of liquidity as at December 31, 2024 and for the foreseeable future.
On an ongoing basis, our Operating Subsidiaries’ sources of funds primarily consist of premiums written, investment income and proceeds from sales and redemptions of investments. Cash is used primarily to pay reinsurance premiums, losses and loss adjustment expenses, brokerage commissions, general and administrative expenses, taxes, interest, dividends and to purchase new investments. The potential for individual large claims and for accumulations of claims from single events means that substantial and unpredictable payments may need to be made within relatively short periods of time.
We ensure that sufficient cash and short-term investments are held to enable us to meet potential claims without liquidating long term investments and adversely affecting our investment return.
We manage these risks by making regular forecasts of the timing and amount of expected cash outflows and ensuring that we maintain sufficient balances in cash and short-term investments to meet these estimates. Notwithstanding this policy, if these cash flow forecasts are incorrect, we could be forced to liquidate investments prior to maturity, potentially at a significant loss.
Where we incur losses in currencies which are not normally held, we will convert funds into the appropriate currencies to mitigate our currency risk and also make funds available to settle claims in local currencies as and when they become due. For local regulatory reasons, we hold assets in trusts which limits our liquidity to some degree. The process of matching assets with liabilities in currency means, however, that at any one time we will hold cash and short-term assets in all major currencies which are available to settle claims.
The liquidity of our Operating Subsidiaries is also affected by the terms of our contractual obligations to policyholders and by undertakings to certain regulatory authorities to facilitate the issue of letters of credit or maintain certain balances in trust funds for the benefit of policyholders, or restricted for other reasons. The following table shows the forms of collateral or other security provided in respect of these obligations and undertakings as at December 31, 2024 and December 31, 2023:

	As at December 31, 2024	At December 31, 2023
	($ in millions, except percentages)
Regulatory trusts and deposits:
Affiliated transactions	$433.4	$660.8
Third party	2,713.5	2,714.4
Letters of credit / guarantees	153.2	172.0
Total restricted assets (excluding illiquid assets)	3,300.1	3,547.2
Other investments — illiquid assets	267.2	209.3
Total restricted assets and illiquid assets	$3,567.3	$3,756.5
Total as percent of cash and invested assets	46.4%	50.2%
Refer to Note 21(a), “Commitments and Contingent Liabilities—Restricted Assets” of our audited consolidated financial statements for further detail on our trust fund balances which we are required to maintain in accordance with contractual obligations to policyholders and in compliance with regulatory requirements.
Consolidated cash flows for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31,
	2024	2023	2022
	(in millions)
Cash flows from operating activities	$554.9	$324.7	$(55.0)
Cash flows from investing activities	(352.8)	(172.2)	(196.5)
Cash flows from financing activities	(307.9)	(90.2)	(84.6)
Effect of exchange rate movements on cash and cash equivalents	(8.1)	6.6	(18.8)
(Decrease)/increase in cash and cash equivalents	(113.9)	68.9	(354.9)
Cash and cash equivalents at beginning of period	1,028.1	959.2	1,314.1
Cash and cash equivalents at end of period	$914.2	$1,028.1	$959.2
Consolidated cash flows for the twelve months ended December 31, 2024
Total net cash flow provided by operations for the twelve months ended December 31, 2024 was $554.9 million, a $230.2 million increase in cash flow from the equivalent period in 2023. The increase in cash generated through operating activities was mainly due to an improved underwriting performance, an improvement on the returns generated by our investment portfolio, and a reduction in claim payments.
We utilized net cash of $352.8 million for investing during the period.
Cash flows from financing activities were an outflow of $307.9 million, largely due to the advanced payment of $275.0 million for the redemption of preference shares, and the payment of ordinary and preference share dividends of $249.9 million. This was partially offset by net proceeds of $217.0 million from the issuance of the AHL PRF Shares. At December 31, 2024, we had a balance of cash and cash equivalents of $914.2 million.
Consolidated cash flows for the twelve months ended December 31, 2023
Total net cash flow provided by operations for the twelve months ended December 31, 2023 was $324.7 million, a $379.7 million increase in cash flow from the equivalent period in 2022. The increase in cash generated through operating activities was mainly due to an improved underwriting performance, an improvement on the returns generated by our investment portfolio, and a decrease in reinsurance recoverables for payments made on gross claims and not yet collected from the reinsurer. We paid net claims of $1,173.0 million in 2023, and utilized cash of $172.2 million for investing during the period.

Cash flows from financing activities were an outflow of $90.2 million, due to the payment of ordinary and Preference Share dividends. At December 31, 2023, we had a balance of cash and cash equivalents of $1,028.1 million.
Consolidated cash flows for the twelve months ended December 31, 2022
Total net cash flow used in operations for the twelve months ended December 31, 2022 was $55.0 million, a $579.7 million decrease in cash used from the equivalent period in 2021. The decrease in cash used in operations for the twelve months ended December 31, 2022 was mainly due to an increase in reinsurance recoverables, for payments made on gross claims and not yet collected from the reinsurer, and the repayment of our credit facility. We paid net claims of $1,291.1 million in 2022 and utilized cash of $196.5 million for investing during the period.
Cash flows from financing activities were an outflow of $84.6 million, due to the payment of ordinary and Preference Share dividends. At December 31, 2022, we had a balance of cash and cash equivalents of $959.2 million.
Capital Resources
We maintain our capital at an appropriate level as determined by our internal risk appetite and the financial strength required by our customers, regulators and rating agencies, sufficient to address such capital requirements during 2025 and in light of projected capital requirements for the period thereafter. We monitor and review the Aspen Group and the Operating Subsidiaries’ capital and liquidity positions on an ongoing basis. The following table shows our capital structures as at December 31, 2024 compared to December 31, 2023:

	As at December 31, 2024	As at December 31, 2023
	($ in millions)
Share capital, additional paid-in capital, retained income and accumulated other comprehensive loss	$2,401.4	$2,155.0
Preference shares (net of issue costs)	970.5	753.5
Long-term debt	300.0	300.0
Total capital	$3,671.9	$3,208.5
As at December 31, 2024, total shareholders’ equity was $3,371.9 million compared to $2,908.5 million as at December 31, 2023. Our total shareholders’ equity as at December 31, 2024 includes four classes of preference shares with a total value of $970.5 million net of share issuance costs (December 31, 2023 — $753.5 million, three classes of preference shares).
On November 26, 2024, the Company issued 9,000 AHL PRF Shares, which are represented by 9,000,000 AHL PRF Depositary Shares, each of which represents a 1/1000th interest in an AHL PRF Share. Each AHL PRF Share has a liquidation preference of $25,000 per share, equivalent to $25 per AHL PRF Depositary Share. Net proceeds were $217.0 million, comprising $225.0 million of total liquidation preference less $8.0 million of issuance expenses. The depositary shares are listed on the NYSE under the symbol “AHL PRF”.
Our preference shares are classified in our balance sheet as equity but may receive a different treatment in some cases under the capital adequacy assessments made by certain rating agencies. Such securities are often referred to as “hybrids” as they have certain attributes of both debt and equity. Management monitors the ratio of the total of debt and hybrids to total capital which was 34.6% as of December 31, 2024 (December 31, 2023 — 32.8%). Total capital is defined as being shareholders’ equity plus outstanding debt.

On July 26, 2023, the Company entered into a $300.0 million term loan facility at a borrowing rate of Term SOFR plus an applicable margin (ranging from 1.13% to 1.75% based on the Company’s credit ratings and 1.38% as of December 31, 2024 (December 31, 2023 —1.38%)) and a SOFR adjustment of 0.10% pursuant to the Term Loan Credit Agreement (where “SOFR” refers to the secured overnight financing rate). On November 9, 2023, the Company drew down $300.0 million on the 2026 Term Loan due November 9, 2026 (the “2026 Term Loan”) and the proceeds were used to redeem the 2023 Senior Notes. Subject to applicable law, the 2026 Term Loan will be the senior unsecured obligations of Aspen Holdings and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.
Management monitors the ratio of debt to total capital which was 8.2% as at December 31, 2024 (December 31, 2023 — 9.4%).
On January 1, 2025, the Company redeemed all 11,000,000 shares of its issued and outstanding 5.950% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares. Taking this redemption into account the ratio of the total debt and hybrids to total capital would be 8.8% and the ratio of debt to total capital would be 29.3% as at December 31, 2024. The redemption price was paid on January 2, 2025. To facilitate this redemption, the funds of $275.0 million were transferred in advance to a third party transfer agent on December 30, 2024 and are included in other assets in the consolidated balance sheet. The cash flow has been included under financing activities above. For further details, refer to Note 26, “Subsequent Events”of our audited consolidated financial statements.
Other than those listed above, there were no principal capital management transactions during 2024 or 2023. Additionally, during the twelve months ended December 31, 2024, we paid aggregate dividends of $195.0 million on our ordinary shares to Highlands Bermuda Holdco, Ltd.
Access to capital
Our business operations are in part dependent on our financial strength, the opinions of the independent rating agencies thereof, as discussed elsewhere in this prospectus, and the market’s perception thereof, as measured by total shareholders’ equity, which was $3,371.9 million as at December 31, 2024 (December 31, 2023 — $2,908.5 million). Our ability to access the capital markets is dependent on, among other things, our operating results, market conditions and our perceived financial strength. We regularly monitor our capital and financial position, as well as investment and securities market conditions, both in general and with respect to Aspen Holdings’ securities. Our preference shares and depositary shares are listed on the NYSE.
Letter of Credit Facilities
Refer to Note 24 of our audited consolidated financial statements, “Credit Facilities and Long-term Debt” for discussion of our credit agreements and letter of credit facilities.
Quantitative and Qualitative Disclosures About Market Risk
We believe we are principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

Interest rate risk
Our investment portfolio consists primarily of fixed income securities. Fluctuations in interest rates have a direct impact on the market valuation of these securities. Accordingly, our primary market risk exposure is to changes in interest rates. As interest rates rise, the market value of our fixed-income portfolio falls and the converse is also true. We manage interest rate risk by maintaining a short to medium duration to reduce the effect of interest rate changes on book value.
The table below depicts interest rate change scenarios and the effect on our interest rate sensitive invested assets as at December 31, 2024:

Effect of Changes in Interest Rates on Portfolio Given a Parallel Shift in the Yield Curve
Movement in Rates in Basis Points	-200	-100	0	100	200
	($ in millions, except percentages)
Market Value (1)	6,821.7	6,643.8	6,466.0	6,288.3	6,110.8
Gain/Loss	355.7	177.8	—	(177.8)	(355.7)
Percentage of Portfolio	5.5%	2.7%	—	(2.7)%	(5.5)%
Corresponding percentage at December 31, 2023	4.8%	2.4%	—	(2.4)%	(4.8)%
________________
(1)Market value includes our fixed income portfolio, short-term investments and privately-held investments.
Foreign currency risk
Our reporting and the functional currency of our operations is the U.S. Dollar. As at December 31, 2024, approximately 89.2% of our cash and investments was held in U.S. Dollars (2023 — 89.5%), and approximately 10.8% was in currencies other than the U.S. Dollar (2023 — 10.5%).
For the twelve months ended December 31, 2024, 25.2% of our gross premiums were written in currencies other than the U.S. Dollar (2023 — 26.1%) and we expect that a similar proportion will be written in currencies other than the U.S. Dollar in 2025.
Other foreign currency amounts are remeasured to U.S. Dollars and the resulting foreign exchange gains or losses are reflected in the statement of operations. The remeasurement is calculated using current exchange rates for the balance sheets and average exchange rates for the statement of operations. We may experience exchange losses to the extent that our foreign currency exposure is not properly managed or otherwise hedged which would in turn adversely affect our results of operations and financial condition. Management estimates that a 10% change in the exchange rate between British Pounds and U.S. Dollars, as an example, as at December 31, 2024 would have impacted reported net comprehensive income by approximately $11.9 million (2023 — $46.6 million).
We use foreign currency forward exchange contracts to assist in matching our liabilities under insurance and reinsurance policies that are payable in foreign currencies with investments that are denominated in those currencies. A foreign exchange contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign exchange contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies but rather allow us to establish a rate of exchange for a future point in time.
As at December 31, 2024, we held foreign exchange contracts that were not designated as hedges under ASC 815, “Derivatives and Hedging” with an aggregate notional value of $1,586.9 million (2023 — $1,802.9 million). The foreign exchange contracts are recorded as derivative assets or derivative liabilities in the balance sheet with changes recorded as a change in fair value of derivatives in the statement of operations. For the twelve months ended December 31, 2024, the impact of foreign exchange contracts on net income was a loss of $34.0 million (December 31, 2023 — gain of $10.9 million).
As at December 31, 2024, we held foreign exchange contracts that were designated as cash flow hedges under ASC 815 with an aggregate notional value of $158.0 million (2023 — $76.9 million). The foreign exchange contracts are recorded as derivative assets or derivative liabilities in the consolidated balance sheet with the changes in fair value recorded in other comprehensive income. For the twelve months ended December 31, 2024, we recognized a loss of $6.5 million (December 31, 2023 — loss of $14.0 million) in other comprehensive income.
As the foreign exchange contracts settle, the realized gain or loss is reclassified from other comprehensive income into general, administration and corporate expenses in the statement of operations and other comprehensive income. For the twelve months ended December 31, 2024, the amount recognized within general, administration and corporate expenses for settled foreign exchange contracts was a realized loss of $0.9 million (December 31, 2023 — loss of $8.1 million).
Embedded Derivative on Loss Portfolio Contract.
The loss portfolio transfer contract includes a funds withheld arrangement that provides returns to the reinsurer based on Aspen’s investment performance, guaranteeing a minimum of 1.75% return. Such funds withheld arrangements are examples of embedded derivatives and therefore this instrument is accounted for as an option-based derivative. For the twelve months ended December 31, 2024, the amount recognized as a change in fair value of derivatives in the consolidated statement of operations was a gain of $12.9 million (December 31, 2023 —gain of $15.2 million).
Credit risk
We have exposure to credit risk primarily as a holder of fixed income securities and private securities. Our risk management strategy and investment policy is to invest mainly in debt instruments of high credit quality issuers. We also invest a portion of the portfolio in securities that are below investment grade or in unrated private securities and other specialty asset classes. We reduce the amount of credit exposure by setting limits with respect to particular ratings categories, business sectors and any one issuer. As at December 31, 2024, the average rating of fixed income securities in our investment portfolio was “AA-” (December 31, 2023 — “AA-”).
In addition, we are exposed to the credit risk of our insurance and reinsurance brokers to whom we make claims payments for our policyholders, as well as to the credit risk of our reinsurers and retrocessionaires who assume business from us. Other than fully collateralized reinsurance, the substantial majority of our reinsurers have a rating of “A” (Excellent), the third highest of fifteen rating levels, or better by A.M. Best and the minimum rating of any of our material reinsurers is “A-” (Excellent), the fourth highest of fifteen rating levels, by A.M. Best. At December 31, 2024, the total amount recoverable by the Company from reinsurers was $4,172.0 million (December 31, 2023 — $4,577.8 million). Of the Company’s reinsurance recoverable balance at December 31, 2024, 55.9% is collateralized by our reinsurers, 44.0% is recoverable from reinsurers rated A- or higher by major rating agencies and 0.1% is recoverable from reinsurers rated lower than A- by major rating agencies (December 31, 2023 — 56.8%, 42.9% and 0.3%, respectively). As at December 31, 2024, the Company’s largest uncollateralized exposures to individual reinsurers represent 15.4% (December 31, 2023 — 15.9%), 11.5% (December 31, 2023 — 11.1%), and 8.8% (December 31, 2023 — 9.2%). As at December 31, 2024, the Company recognized an allowance for expected credit losses of $27.5 million (December 31, 2023 — $3.7 million) for reinsurance recoverables from reinsurers.
Accounting Pronouncements
Accounting Pronouncements Adopted
In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures”. This update improves the disclosures about a public entity’s reportable segments and addresses requests from investors for additional, more detailed information about a reportable segment’s expenses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 for the annual reporting period beginning January 1, 2024. The adoption of ASU 2023-07 did not have a material impact on the Company’s reportable segment disclosures.

Accounting Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU No. 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”. This ASU requires disclosure, in the notes to the financial statements, of specified information about certain costs and expenses. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. As this guidance relates solely to financial statement disclosures, the adoption of ASU 2024-03 will have no impact upon the Company’s results of operations, financial condition, or liquidity.
Other accounting pronouncements were issued during the year ended December 31, 2024 which were either not applicable to the Company or did not impact the Company’s consolidated financial statements.

BUSINESS
Who We Are
We are a leading specialty (re)insurer focused on total value creation for all of our stakeholders. With $4,609 million of gross written premiums for the twelve months ended December 31, 2024 and $3,968 million of gross written premiums for the twelve months ended December 31, 2023, we are a scaled multinational business with a diverse product mix balanced across our primary specialty insurance and opportunistic reinsurance franchises, which are both supported by our fee generating capital markets capabilities. We go to market with a single view of risk through our ‘One Aspen’ approach, which is designed to cater to complex, bespoke solutions that bring together our expertise spanning different lines of business, segments and platforms, enabling us to develop enhanced and differentiated offerings for our distribution partners and customers. We are focused on underwriting excellence and profitable growth to consistently deliver top quartile results, targeting mid-teen operating return on equity across market cycles. This is demonstrated by our combined ratio of 87.9% (adjusted combined ratio of 86.8%), return on average equity 19.4% and Op. ROE of 19.4% for the twelve months ended December 31, 2024. We also had a combined ratio of 87.5% (adjusted combined ratio of 86.4%), return on average equity of 26.7% and Op. ROE of 20.2% for the twelve months ended December 31, 2023.
Our primary specialty insurance product set is centered around niche specialty lines, such as credit and political risk, cyber, environmental and professional liability, where we can apply our extensive underwriting and industry expertise. Our opportunistic reinsurance business is centered around both specialty and traditional reinsurance lines where we apply risk selection criteria to create unique risk profiles rather than an index of the market as other larger peers may do. Our size presents a distinct advantage, providing us with enough scale to be relevant while still maintaining the ability to be nimble and decisive, which enables us to enter, exit or change the nature of our underwriting positions faster and with greater precision. Our gross written premiums for our Insurance and Reinsurance segments were $2,724 million and $1,886 million, respectively, for the twelve months ended December 31, 2024, and $2,447 million and $1,521 million, respectively, for the twelve months ended December 31, 2023.
Through our ‘One Aspen’ approach, we actively manage our insurance and reinsurance portfolios across market cycles and identify the most attractive risk versus return opportunities to allocate capital. We adopt a dynamic capital allocation approach, utilizing our strong balance sheet and our multiple platforms across the United States, the United Kingdom, Lloyd’s and Bermuda to match risk with the most appropriate source of capital, and to drive efficiencies and optimal outcomes for our customers. Our ability to offer our broker and client partners holistic and customized solutions across our entire platform of Insurance and Reinsurance, and third-party capital offerings through ACM, provides us the opportunity to execute larger, more complex deals which frequently result in more attractive terms and conditions.
For the twelve months ended December 31, 2024, we wrote $4,609 million in gross written premiums across our Insurance and Reinsurance segments, at a combined ratio of 87.9% (adjusted combined ratio of 86.8%). Our shareholders’ equity, excluding AOCI of $(390) million and Preference Shares, net of issuance costs, with a total value of $971 million, was $2,792 million as of December 31, 2024. For the twelve months ended December 31, 2024, we generated $431 million of net income available to ordinary shareholders, representing a 19.4% return on average equity and $433 million of operating income, representing a 19.4% Op. ROE.
For the twelve months ended December 31, 2023, we wrote $3,968 million in gross written premiums across our Insurance and Reinsurance segments, at a combined ratio of 87.5% (adjusted combined ratio 86.4%). Our shareholders’ equity, excluding AOCI of $(400) million and Preference Shares, net of issuance costs, with a total value of $754 million, was $2,555 million as of December 31, 2023. For the twelve months ended December 31, 2023, we generated $485 million of net income available to ordinary shareholders, representing a 26.7% return on average equity and $368 million of operating income, representing a 20.2% Op. ROE.

Our Transformation
We have progressed through a comprehensive transformation of the business since our acquisition by Apollo in February 2019, centered around a clear strategic vision that has four core tenets: (1) focused underwriting; (2) reduced volatility; (3) improved operational efficiency; and (4) culture.
•Focused Underwriting: We have significantly reduced the breadth of our Insurance and Reinsurance product offerings to focus on core lines of business where we have a distinct relevance and leading market positions and believe we can achieve superior underwriting results with successful long-term track records. Since our acquisition by Apollo in 2019, we have exited twelve Insurance and five Reinsurance lines of business as part of the strategic repositioning of our underwriting portfolio, which accounted for approximately $911 million of gross written premiums for the twelve months ended December 31, 2018. We have classified $820 million of this as “Legacy” (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Measures and Non-GAAP Financial Measures—Summary of Continuing and Legacy Business”) business for purposes of reporting on historical legacy underwriting results as these lines of business were exited during the main underwriting remediation period from 2018 to 2021. There were additional exits of two Reinsurance lines of business in 2022, which were part of further refinements to our underwriting strategy, but not classified as part of Legacy underwriting results. We have delivered significant growth in our continuing lines of business, with gross written premiums of $2,760 million in 2019 increasing to $4,609 million for the twelve months ended December 31, 2024. At the same time, we improved our underwriting performance, as illustrated by our adjusted loss ratio and combined ratio decreasing by 12.8 and 15.9 percentage points, respectively, from 2018 to 2024.
_______________
(1)Adjusted loss ratio shown for all lines (continuing and legacy); excludes impact of deferred gain and cost of LPT.
•Reduced Volatility: We have taken extensive action to reduce volatility within both our existing in-force and go-forward businesses. We have dramatically decreased our property catastrophe exposure, with January 1, 2025 net 250-year probable maximum loss (“PML”) exposure of $330 million, which has declined by approximately 64.8% relative to the start of 2018. This allowed us to generate a 19.4% Op. ROE for the twelve months ended December 31, 2024, despite worldwide insured losses of $140 billion, according to Munich Re. We also entered into the LPT with Enstar in May 2022 to limit our exposure to adverse development on the carried reserves for the accident years prior to 2020. This provides substantial ongoing protection against both social and economic inflation, while freeing up capital for our underwriters to deploy into the current attractive pricing environment and allowing our management team to focus on delivering profitable growth from within our continuing lines of business. Our use of ACM is also highly strategic to our business as a tool to manage net line size and overall volatility, while generating more stable fee income. For the twelve months ended December 31, 2024, over 88% of our fee income was derived from continuous investor relationships of 4+ years or investment structures with multi-year commitments.

______________
(1)Represents Occurrence Exceedance Probability PML (1-in-250) for all perils worldwide as of January 1.
(2)Guy Carpenter U.S. Property CAT Rate-On-Line Index.
•Improved Operational Efficiency: We have significantly rationalized our operating footprint, reducing our office locations from 43 to 18, while growing our gross written premiums per employee by 36.4% from 2018 to 2024, and driving a reduction in our expense ratio from 32.9% in 2018 to 28.5% for the twelve months ended December 31, 2024. We continue to invest in operational efficiencies, which we believe will bring meaningful cost benefits in the medium term through traditional operational expense reductions, as well as improvements to our loss ratio achieved through enhanced underwriting systems and data analytics.
•Culture: We have undertaken a transformation so that we can execute our go-forward strategy in adherence with our values. Since Apollo’s acquisition in 2019, to align with our culture and mission, each member of Aspen’s executive team has been newly appointed, through either internal promotions or new external hires. Our culture is defined by our core values to be open minded, to do the right thing, to be in it together, to own it, and to innovate. We empower our decision makers, who bring to bear their expertise for clients, and build our reputation as thought leaders in our market spaces. Our employees are challenged to be not just risk allocators, but considered risk managers who demonstrate underwriting judgment, exercising restraint in soft markets and pursuing growth in favorable market conditions.
The result of this transformation has been a significant shift in our culture, and a strategic repositioning of the underwriting portfolio that is now being reflected in our financial results, providing a dynamic platform on which to execute our go-forward strategy of growing our core lines of business.

Other Key Performance Highlights
Since Apollo’s acquisition in 2019, we have undergone a complete transformation of our business. Selected financial highlights include:
•Gross written premiums increased from $3,447 million for the twelve months ended December 31, 2018 to $4,609 million for the twelve months ended December 31, 2024;
•Loss ratio decreased from 71.0% for the twelve months ended December 31, 2018 (12.1% attributable to catastrophe losses) to 59.4% (adjusted loss ratio to 58.3%) for the twelve months ended December 31, 2024 (6.5% attributable to catastrophe losses);
•Expense ratio decreased from 32.9% for the twelve months ended December 31, 2018 to 28.5% for the twelve months ended December 31, 2024;
•ACM fee income increased from $24 million for the twelve months ended December 31, 2018 to $169 million for the twelve months ended December 31, 2024;
•Net (loss)/income available to ordinary shareholders increased from $(177) million for the twelve months ended December 31, 2018 to $431 million for the twelve months ended December 31, 2024;
•Operating income increased from $0.3 million for the twelve months ended December 31, 2018 to $433 million for the twelve months ended December 31, 2024;
•Return on average equity increased from (7.7)% for the twelve months ended December 31, 2018 to 19.4% for the twelve months ended December 31, 2024; and
•Operating return on average equity was flat for the twelve months ended December 31, 2018 and increased to 19.4% for the twelve months ended December 31, 2024.
Our Business
We manage our underwriting operations as two distinct business segments: Insurance and Reinsurance. We have a diversified yet complementary portfolio across these segments, constructed through the lens of our ‘One Aspen’ approach, where we balance risk on an aggregate basis and tactically deploy capital to the lines of business and platforms that we believe will generate the best returns for the Aspen Group. Our Insurance and Reinsurance segments both leverage third-party capital through ACM, which utilizes our capabilities in the third-party capital space (namely, the Insurance Linked Securities markets) to provide our core Insurance and Reinsurance segments with enhanced capital flexibility and operating leverage. We operate our business across multiple jurisdictions. Our platforms include U.S. E&S, U.S. Admitted, Lloyd’s, Bermuda and U.K. Company Market, which accounted for $821 million, $1,072 million, $1,400 million, $936 million and $380 million of gross written premiums, respectively, for the twelve months ended December 31, 2024.
Our size provides an advantage relative to our larger peers, allowing us to be nimble and decisive; entering, exiting or changing the nature of our underwriting positions faster and with greater precision. For instance, as part of our active portfolio management process for the 2024 planning year, we actively managed our portfolio to capitalize on market spaces that represented the best opportunity. As examples of this, in our Reinsurance segment we targeted meaningful growth in our casualty and specialty portfolio through expansion with existing cedants, and, supported by improved pricing on renewals, we grew our mortgage reinsurance book in response to a more favorable outlook for the U.S. economy. Our Insurance segment also grew in specialty lines, while continuing to manage down exposure to certain professional lines of business where market conditions remain challenging. For the 2023 planning year, we made the decision to step back from the aviation, space and bloodstock reinsurance markets as we did not see medium-term returns meeting our targets, while also reducing our risk appetite for mortgage reinsurance in response to uncertainty about the U.S. economy and housing market. In addition, in the Insurance segment we actively managed down from our original 2023 planned growth within selected U.S. management liability and professional liability lines of business, where we have observed a softening rate environment.

The strength of our business is evidenced by our numerous industry awards and nominations in 2024 and 2023, including winning Non-Life Insurance Investment Strategy of the Year for Insurance Investor European Awards 2024, winning Insurance ERM’s Climate and Sustainability Collaboration Award 2023, Syndicate 4711 rated a Lloyd’s Syndicate Gold Award winner in 2023, being shortlisted for Insurance Insider’s (Re)insurer of the Year in 2024 and 2023, being shortlisted for Insurance Insider’s Carrier of the Year 2024, being shortlisted for 2 awards by The Insurer’s Program Manager in 2024, being shortlisted for 2 Insider Honors Awards 2023, our SVP, Chief Financial Officer, Aspen Insurance and Aspen U.S., Yelena La Forgia being named one of Business Insurance’s Women to Watch in 2024, and our CEO and Executive Chair, Mark Cloutier, being awarded Inside P&C’s CEO of the Year for 2023.
Insurance: Our Insurance segment underwrites primarily specialty risks across a diversified set of property and casualty lines of business. We focus on market segments with high barriers to entry that require bespoke underwriting and industry expertise and customized solutions to address client needs. We have long-standing relationships with key distribution partners, primarily comprised of a diversified group of leading retail brokers and wholesale brokers, along with a select number of managing general agents (“MGAs”). We believe our experience in these niche markets has cemented our role as a partner of choice for many of our distributors, as we are able to leverage our capabilities to develop one-stop custom solutions across multiple lines of business, platforms and geographies.
We have niche underwriting capabilities across multiple platforms, including: U.S. admitted lines; U.S. excess and surplus (“E&S”) lines; Lloyd’s; the U.K. Company Market and Bermuda. The breadth of our capabilities across these platforms allows for solutions that can be tailored to our clients’ needs while also allowing us to optimize returns based upon prevailing market conditions.
Specialty is at the heart of our capabilities and product offerings. We define our specialty orientation to include the following:
•Product spaces which are non-commoditized where bespoke underwriting expertise and innate sector knowledge is required and serves as a true differentiator;
•Clients that have complex business challenges requiring customized insurance solutions to fit their specific risk transfer needs; and
•Risks that are underwritten on an individual basis, frequently requiring advanced analysis and modeling as well as specialized active claims management.
Our Insurance segment is organized into four primary portfolios of business: (1) financial and professional lines; (2) casualty and liability lines; (3) first party lines; and (4) specialty lines. Each portfolio has multiple product offerings which are overseen by experienced teams of underwriters who are experts in their given niche. The composition of our Insurance product offering is included below with percentages based on gross written premiums for the twelve months ended December 31, 2024.
_________________
(1)Percentages represent gross written premium as a percent of total Insurance gross written premium for the twelve months ended December 31, 2024.
(2)Consists of Carbon Syndicate and our partnership with Ki to provide digital capacity through Ki’s Lloyd’s platform.
Specific examples of our expertise and differentiated approach across product lines include:
•Specialized Expert Underwriters. We employ underwriters who are experts in their respective fields, with the requisite sector knowledge to best assess, select and price risk. For example, the team that handles our ocean marine product line includes former members of the Merchant Marines; our credit and political risk business is supported by former bankers who understand the nuanced complexity associated with credit risk, while our cyber and tech liability teams are trained to field-recognized designations that would traditionally sit outside the insurance industry.
•Customized Product Offering. We have significantly narrowed our focus to concentrate on niche offerings, seeking to underwrite beyond the traditional lines of business that would result in a portfolio that stands and performs as just an index of the market. Examples of some of our specific product offerings include:
◦Credit and Political Risk: Bespoke contracts for complex credit and project finance deals underwritten by an experienced team of underwriters, supported by dedicated in-house credit analysts, offering one of the widest product suites in the market;
◦Cyber and Tech Liability: A team of global underwriters providing robust risk selection capabilities, who are all required to pass a credentialed network security exam (Certified Information Privacy Professional or Certified Information Privacy Technologist) to ensure consistent risk assessment expertise across the team;
◦Environmental: Specialist liability products to mitigate the financial impacts of environmental financial claims with a team of over 25 underwriters with experience across law, engineering, consulting and risk management, that provide global capabilities from eight cities around the world;

◦Inland Marine: Within this business line, we underwrite both fine arts and construction. Fine arts is underwritten by a dedicated underwriting team with members having over ten years of experience on average. Our construction team has industry relationships with Engineering News Record Top 25 General Contractors, supported by an on-staff engineer, who provides clients access to risk control review, industry recommendations and best practice health checks;
◦U.K. Property & Construction: Structured as three underwriting teams across property investors, business & public sector, and construction, our U.K. property & construction team excels at unusual and special circumstances. We work in collaboration with our U.K. & international casualty underwriters to provide cross-class solutions for our clients and broker partners; and
◦U.S. Management Liability: A portfolio tactically balanced between open market business (with greater exposure to fluctuations in market conditions) and delegated underwriting authority business in the small and midsize enterprise space (which is more stable and less price sensitive). As a subset of our management liability portfolio, transactional liability is a true specialty class where we have long-standing partnerships with two of the most respected underwriting facilities in the market.
•Tailored Portfolio Solutions. We have designed bespoke portfolio solutions across multiple lines of business for a number of our long-term trading partners. We continue to leverage our multiple operating platforms, bringing the ‘One Aspen’ approach to market, where our Reinsurance and ACM capabilities facilitate support of and alignment with our Insurance offerings. An example of this is a binder agreement we have with a leading wholesaler, whereby we provide underwriting capacity to multiple specialty programs across both the United States and Europe, utilizing our multiple operating platforms.
This approach has been the foundation for establishing a long-term track record of underwriting profitability across numerous lines of business. Aspen’s Insurance segment includes a number of highly specialized lines of business that have returned favorable combined ratios across the cycle, highlighting the strength and niche nature of this business. We strive to maintain this caliber of underwriting performance in these lines, while building our track record within our other primary insurance lines of business.
Insurance
The insurance business we write can be analyzed by geographic region, reflecting the location of the insured risk, as set forth in the table below for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31, 2024		Twelve Months Ended December 31, 2023		Twelve Months Ended December 31, 2022
Geographic Region	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
	($ in millions, except for percentages)
Australia/Asia	$64.6	2.3%	$57.1	2.3%	$82.5	3.3%
Europe	117.3	4.3	117.5	4.8	85.5	3.4
United Kingdom & Ireland	562.0	20.6	493.3	20.2	471.9	18.6
United States & Canada (1)	1,869.8	68.7	1,666.6	68.1	1,755.4	69.3
Worldwide excluding the United States (2)	0.2	—	—	—	—	—
Worldwide including the United States (3)	15.3	0.6	32.4	1.3	77.2	3.1
Other (4)	94.3	3.5	79.7	3.3	59.2	2.3
Total	$2,723.5	100.0%	$2,446.6	100.0%	$2,531.7	100.0%
________________
(1)“United States and Canada” consists of individual policies that insure risks specifically in the United States and/or Canada, but not elsewhere.

(2)“Worldwide excluding the United States” consists of individual policies that insure global risks with the specific exclusion of the United States.
(3)“Worldwide including the United States” consists of individual policies that insure global risks with the specific inclusion of the United States.
(4)“Other” comprises individual policies that insure risks in other countries including, but not limited to, countries in the Caribbean, South America and the Middle East.
For the twelve months ended December 31, 2024, our Insurance segment had $2,724 million of gross written premium, generated $150 million of underwriting income and had a combined ratio of 90.5% (adjusted combined ratio 89.9%). For the twelve months ended December 31, 2023, our Insurance segment had $2,447 million of gross written premiums, generated $113 million of underwriting income and had a combined ratio of 92.3% (adjusted combined ratio 89.0%).
Reinsurance: Within this segment, we offer expertise in a variety of global reinsurance lines including casualty reinsurance, property catastrophe reinsurance, other property reinsurance, and specialty reinsurance. We take a simple, yet effective, distribution model targeting long-term relationships and product spaces that have demonstrated strong underwriting returns through market cycles. Our focus goes beyond traditional reinsurance, as we seek to provide our clients with innovative solutions, through both traditional retrocession, and the utilization of third-party capital through ACM alongside our own Aspen balance sheet capital. We are opportunistic yet disciplined in our approach, positioned to benefit from market dislocations and underwriting modest lines to reduce volatility from loss events with the aim of generating highly attractive risk-adjusted returns, as opposed to returns that just track the market index.
Our Reinsurance segment is organized into four portfolios: (1) casualty reinsurance; (2) property catastrophe reinsurance; (3) other property reinsurance; and (4) specialty reinsurance.
•Casualty Reinsurance: Our casualty treaty team has a global product and risk reach, and our analysis of market-wide trends in key territories, supported by close coordination with our claims, legal and actuarial teams, gives us insights that we believe will enable us to succeed in the changing liability landscape.
•Property Catastrophe Reinsurance: Our success in the property catastrophe market is based on strong risk controls and deep, embedded relationships with our clients, giving us differentiated insights to manage exposures. We utilize advanced models, analytical tools and our experienced global underwriting teams to set terms and deliver timely capacity. Our opportunistic strategy in this line has allowed us to take advantage of a hard market cycle, using price increases, improvement in terms and ACM to enhance our underwriting margins and reshape our exposures. Importantly, we have used the hard market conditions not just for premium growth, but to reduce volatility, as evidenced by a significant reduction in PMLs from 2018 to 2024.
•Other Property Reinsurance: We provide tailored solutions for a broad spectrum of property risks worldwide through our dual distribution approach, writing business both directly to ceding firms and through brokers.
•Specialty Reinsurance: We target niche or unusual risks and are focused on offering tailor-made risk transfer solutions for several specialty lines, including mortgage business. We believe our global expertise is well recognized and our team of underwriters across London, Singapore, Zurich and the United States give us valuable regional and global expertise to support our clients.

The composition of our Reinsurance business mix based on gross written premiums for the twelve months ended December 31, 2024 is included in the following chart:
Reinsurance
The reinsurance business we write can be analyzed by geographic region, reflecting the location of the reinsured risks, as set forth in the table below for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31, 2024		Twelve Months Ended December 31, 2023		Twelve Months Ended December 31, 2022
Geographic Region	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
	($ in millions, except for percentages)
Australia/Asia	$113.2	6.0%	$120.7	7.9%	$175.0	9.7%
Europe	90.8	4.8	61.9	4.1	109.0	6.0
United Kingdom & Ireland	52.8	2.8	39.2	2.6	13.9	0.8
United States & Canada (1)	1,077.2	57.1	805.4	53.0	960.3	53.1
Worldwide excluding the United States (2)	33.2	1.8	28.8	1.9	24.2	1.3
Worldwide including the United States (3)	419.7	22.3	384.8	25.3	464.5	25.7
Other (4)	98.9	5.2	80.2	5.2	60.1	3.4
Total	$1,885.8	100.0%	$1,521.0	100.0%	$1,807.0	100.0%
_______________
(1)“United States and Canada” consists of individual policies that insure risks specifically in the United States and/or Canada, but not elsewhere.
(2)“Worldwide excluding the United States” consists of individual policies that insure global risks with the specific exclusion of the United States.
(3)“Worldwide including the United States” consists of individual policies that insure global risks with the specific inclusion of the United States.

(4)“Other” comprises individual policies that insure risks in other countries including, but not limited to, countries in the Caribbean, South America and the Middle East.
For the twelve months ended December 31, 2024, our Reinsurance segment had $1,886 million of gross written premiums, generated $196 million of underwriting income and had a combined ratio of 85.1% (adjusted combined ratio 83.1%). For the twelve months ended December 31, 2023, our Reinsurance segment had $1,521 million of gross written premiums, generated $214 million of underwriting income and had a combined ratio of 81.4% (adjusted combined ratio 83.2%).
ACM: We participate in the alternative reinsurance market through ACM, which acts as a conduit between Aspen’s balance sheet and third-party investors and supports each of our Insurance and Reinsurance segments. ACM sources third-party capital and develops reinsurance structures that leverage the Company’s underwriting and analytical expertise and earns underwriting, management and performance fees from third-party investors primarily through the placement and management of collateralized quota share sidecar vehicles. Through such reinsurance sidecar investments, ACM provides investors direct access to our underwriting expertise and earns underwriting, management and performance fees for Aspen from other third-party investors primarily through the placement and management of sidecars, ILS funds and other offerings. One recent example is the casualty-focused reinsurance vehicle, Pando Re. Effective for the 2024 underwriting year, our Operating Subsidiaries entered into a quota share reinsurance agreement with Pando Re whereby Pando Re will participate in our Casualty Insurance, Global Professional Lines Insurance and Casualty Reinsurance business lines. The underwriting and performance fees earned under ACM transactions, such as those earned under the quota share reinsurance agreement with Pando Re, are part of the operations of ACM and contribute to the fee income earned by ACM, which is recorded through underwriting income or loss, as an adjustment to acquisition costs.
ACM is highly strategic to our business, providing a unique set of capabilities and tactical optionality to manage risk and improve our returns. Unlike other offerings in the market that are predominantly property catastrophe reinsurance focused, ACM offers investors a broader product suite that provides direct, fully aligned participation to risk underwritten by Aspen’s primary specialty insurance and reinsurance portfolios, including actively managed fund products and sidecars. Notably, ACM’s capabilities in longer-tail lines of business bring greater stability to our fee income, and thus our underwriting results, as this fee income is associated with “stickier” third-party capital structured over multiple years. As of December 31, 2024, approximately 62% of third-party capital within ACM supported longer-tail products.
ACM is a core differentiator for Aspen, bringing our expertise in capital markets alongside that of our traditional outwards reinsurance capabilities, providing us with increased optionality across cycles in terms of access to capital, complementing our dynamic capital allocation approach. The ACM portfolio generally mirrors our own through collateralized quota share arrangements that provide third-party investors with aligned participation to our Insurance and Reinsurance underwriting. ACM is recognized as an innovator across both catastrophe and non-catastrophe risks and was one of the leaders in developing ILS capabilities for cyber risk. Our strong relationships and reputation in the market have enabled ACM to achieve significant growth since 2018, including in recent years where many insurance capital markets players reduced capacity. The following charts reflect the fee income generated by ACM for each of the twelve months ended December 31, 2019 through the twelve months ended

December 31, 2024 and the diversification of ACM’s fee income for the twelve months ended December 31, 2024 (dollars in millions unless otherwise noted).

ACM generated $169 million and $136 million in fee income for the twelve months ended December 31, 2024 and December 31, 2023, respectively. This fee income is primarily reflected as an offset to our acquisition costs and is therefore embedded in our underwriting results.
ACM has a diversified investor base across alternative asset managers, asset managers, credit hedge funds, dedicated ILS funds and family offices. The following chart reflects the estimated breakdown by investor count for the twelve months ended December 31, 2024.
Investments: Our investment strategy is focused on delivering stable investment income and total return through all market cycles, while maintaining high credit quality and portfolio liquidity. We manage a conservative investment portfolio that is appropriately balanced between our liquidity needs and investment returns, with an average credit rating of AA- and duration of 2.9 years of fixed income securities within our portfolio, as of December 31, 2024. We have access to world-class investment managers and execute this strategy through thoughtful allocations of investment assets to our key investment management partners.
To enhance investment returns, we tactically calibrate asset allocation and the duration of our investment portfolio, taking into account the duration of our insurance and reinsurance liabilities, as well as our view of interest rates, the yield curve, credit spreads and other general market conditions. In recent years we have diversified the range of asset classes in which we invest to include collateralized loan obligations, broadly syndicated loans, private credit, real estate equity and debt, private equity related infrastructure investments, high yield bonds and leveraged loans. We hold these investments directly or through fund vehicles. As of December 31, 2024, we allocated $1.6 billion (20%) of our total cash and investments to these asset classes. As of December 31, 2024, Apollo Asset

Management Europe PC LLP (“AAME”) managed $1.4 billion of these asset classes. Under our IMAs with AAME, approximately $1.6 billion, or 21%, of our total cash and investments are managed by AAME as of December 31, 2024.
As of December 31, 2024, we had $7.7 billion of total cash and investments, excluding catastrophe bonds, net receivables for securities sold and accrued interest receivable, on our balance sheet and for the twelve months ended December 31, 2024, we generated $318 million of net investment income. The charts below provide further details regarding our investment portfolio as of December 31, 2024.
For more information on our aggregate portfolio reflected in the chart above (including the characterization of our investments as available for sale and trading), please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet—Total cash and investments.”
Our Competitive Strengths
We believe that our competitive strengths include:
‘One Aspen’ Approach, Supported by Dynamic Capital Allocation
Through our ‘One Aspen’ approach, we can actively manage our portfolio across counter-cyclical pricing environments in the insurance and reinsurance markets, shifting capital between our two segments and being opportunistic in markets where we perceive advantageous risk versus return opportunities. The markets we serve require capabilities that are not easily replicated and we come to market in a way that allows us to bring our product offerings together and execute on large new deals across different lines of business, platforms and segments. This provides us with greater control over capital allocation and underwriting outcomes, and is a key pillar of our go-forward offering and growth strategy.
Our operating and risk allocation strategy has been carefully designed to optimize the use of both our own assets, as well as third-party capital. Business sourced is carefully analyzed and directed to the appropriate underwriting platform, taking into account client characteristics, as well as operational and efficiency considerations. We have a scaled but nimble (re)insurance presence across the most important global underwriting hubs for our lines of business, including the U.S. admitted, U.S. E&S, Bermuda, Lloyd’s and the U.K. Company Market, all leveraging our third-party capital markets capabilities (through ACM).

Niche Primary Insurance Platform
Our insurance strategy is focused on underwriting complex, highly curated, niche lines of business with high barriers to entry. Our Insurance segment generated $2,724 million in gross written premiums for the twelve months ended December 31, 2024 and $2,447 million in gross written premiums for the twelve months ended December 31, 2023. We only participate in lines of business in which our underwriters have deep, technical expertise and where they can be well supported by our platforms and strong capabilities, allowing us to provide innovative and coordinated solutions to clients. From 2018 to 2024, we experienced aggregate rate increases of 72.8% in our portfolio, driven by pricing improvements from our core lines of business. We adopt an efficient tactical use of outwards reinsurance, enabling us to write higher exposure policies while appropriately managing our net retained exposure.
Since being acquired by Apollo, we have exited a number of lines of business (legacy business) while also achieving strong growth in our continuing lines of business generating attractive profitability. The combined ratio of our continuing lines of business in our Insurance segment has improved from 99.1% in 2018, to 90.5% (adjusted combined ratio 89.9%) in the twelve months ended December 31, 2024.
Opportunistic Specialist Reinsurance Franchise
We have built a nimble reinsurance strategy focused on core lines of business within property, casualty and specialty. Our Reinsurance segment generated $1,886 million in gross written premiums for the twelve months ended December 31, 2024 and $1,521 million in gross written premiums for the twelve months ended December 31, 2023 and is positioned to capitalize on dislocation within a broad set of markets. Our strategy is to underwrite modest line sizes to limit exposure from large loss events, and our property catastrophe portfolio has been optimized to generate higher risk-adjusted returns and manage overall volatility. The combined ratio of our continuing lines of business in our Reinsurance segment has improved from 104.6% in 2018, to 85.1% (adjusted combined ratio 83.1%) in the twelve months ended December 31, 2024.
Our opportunistic approach has allowed us to take upside from attractive reinsurance underwriting conditions, where we have experienced strong rate increases in a hard market cycle. We have experienced cumulative rate increases of 78.9% from 2018 to 2024. Our strength in reinsurance is bolstered through the deployment of third-party capital through ACM, which provides us with differentiated access to capital and allows us to “flex” into attractive market opportunities.
Growing and Highly Complementary Capital Markets Business
Since its inception in 2013, ACM uses our capabilities in the third-party capital markets, to increase the flexibility Aspen’s Insurance and Reinsurance underwriters have in allocating risk to the best source of capital. ACM leverages the full breadth of our expertise across distribution, underwriting, modeling, actuarial and claims, to create attractive opportunities for our investor partners. ACM has experienced significant growth, with third-party capital growing from $667 million in 2018 to $2,207 million as of December 31, 2024, and generating $169 million in fee income for Aspen for the twelve months ended December 31, 2024. We believe we have driven innovation in this market and have cultivated close relationships with third-party capital investors. ACM is a differentiated capability and highly strategic to our business, allowing us to support our Insurance and Reinsurance segments with third-party capital, and serving as a mechanism for tactical de-risking as we leverage fee income from our on-balance sheet underwriting risk. This capability provides us with the ability to “flex” into attractive opportunities in accordance with underwriting cycles and enhances our go-to-market strategy.
Deep Trading Partner Relationships
We have seasoned and diversified relationships with partners across our Insurance and Reinsurance segments. The distribution strategy within our Insurance segment is focused on specialized intermediaries with whom we have long-standing relationships. Our distributors are experts in their field and know our products and risk appetite well. We have flexibility across retail brokers, wholesale brokers and MGAs to drive value and maintain deep relationships without being overly reliant on any one large partner. Our Reinsurance segment is characterized by the longevity of our relationships with cedants, with 78.0% of premium for underwriting year 2024 having been written with cedants who have maintained their reinsurance relationship with us since 2014. We believe we are viewed as a strong, reliable counterparty.
Strong Balance Sheet
We have an efficient capital structure and strong capitalization with $3,672 million of total capital as of December 31, 2024. We implement a disciplined and proactive approach to manage excess capital and provide opportunistic shareholder returns. In the twelve months ended December 31, 2024, we paid ordinary share dividends of $195 million in addition to Preference Share dividends. Additionally, we have strong financial strength ratings from both A.M. Best Company, Inc. (“A.M. Best”) (“A”) and Standard & Poor’s Financial Services LLC (“S&P”) (“A-”) and maintain Group BMA Bermuda Solvency Capital Requirement (“BSCR”) above the applicable regulatory requirement as of December 31, 2024. We maintain our Group BMA BSCR significantly in excess of regulatory minimums.
The strength of our balance sheet and underwriting platform is supported by the LPT transaction with Enstar, which provides protection against deterioration on 2019 and prior accident year carried reserves, significantly limiting Aspen’s exposure to the risk of unfavorable development from these accident years while still retaining the scale, market relationships, and operational infrastructure to capitalize on current market conditions to continue to grow our business. The following chart shows our pre-2020 accident year carried reserves, as well as the LPT coverage above such carried reserves, as of September 30, 2021 and December 31, 2024.

Highly Experienced Management Team
Led by our CEO and Executive Chair, Mark Cloutier, we have an experienced executive leadership team from diverse backgrounds, each with a specific role and purpose to drive the transformation of our business. Since Apollo’s acquisition in 2019, to align with our corporate culture and mission, each member of Aspen’s executive team has been newly appointed, through either internal promotions or new external hires. Our team has an average of 30 years of experience across all facets of the global specialty property & casualty (re)insurance and financial services sectors, including underwriting, claims, technology, investment management, risk management, finance, brokering, actuarial, people and operations.
Our Strategy
As a Group, we aim to bring “Clarity from Complexity.” We seek to transform complex risks into opportunities through efficient and innovative solutions, leveraging our multi-platform capabilities across our Insurance and Reinsurance segments, both of which are supported by ACM. We believe we are a market leader in our industry that provides our clients with confidence and the best possible outcomes. Our culture, which prioritizes collaboration, accountability and service, allows us to provide intelligent, swift solutions in the face of challenges. Whatever the challenge is, we are ‘One Aspen’.
Our vision statement is ‘to be a top quartile specialty risk (re)insurer focused on total value creation through underwriting profit and investment performance.’ Our ability to achieve this goal is based on three key pillars, which we believe create a virtuous cycle for success:
1.Sustained Profitability: This encompasses several items, including profitable growth, delivering consistent results, managing Funds at Lloyd’s (as defined below) and efficiently allocating capital, retaining agility and embedding cross functional collaboration. These goals all highlight the importance of financial success and sound risk management for Aspen.
2.Brand Strength and Market Presence: This priority relates to being a partner of choice, easy to transact with, a provider of creative solutions and outstanding service and our use of data and analytics to improve performance and service and a healthy control environment.
3.Employer of Choice: Talent development, leadership, and building a strong, engaged workforce are emphasized throughout Aspen. Improving the effectiveness of the Group Executive Committee (the “Group Executive Committee”), managing people and communication implications, and developing a sustainable model all point to the importance of investing in human capital and fostering a positive work environment.
Our technology strategy is underpinned by our mission to underwrite excellent business and to automate and digitize operations from ingestion to downstream functions. As part of our strategy, we amplify underwriting and claims results through the use of data and technology insights. Underlying data is key to our decision making and we have extensively invested in enterprise-wide data and analytics capabilities. We are transitioning to a single, comprehensive enterprise-wide data repository, built on over 20 years of underwriting history, which will form the foundation for our reporting, business intelligence, analytics and other advanced data capabilities. We believe this agile platform will allow us to develop our real time access to analytics and provide us with an advantage in managing our risk and better claims / portfolio management. In addition, we have invested in a variety of application programming interface and cloud capabilities, which give us greater flexibility in integrating our multi-national underwriting operations and leveraging software as a service and third-party data sources to ensure a competitive advantage.
Underpinning all of this is our ability to maintain a strong balance sheet and manage our capital prudently. We have a highly efficient capital structure and our capitalization is strong, as evidenced by our strong financial strength ratings. We are constantly monitoring rating agency guidelines, changes in our regulatory environment and market opportunities to ensure that our capital structure is appropriate for our strategic ambitions. We maintain robust procedures for setting loss reserves and actively managing risk in our portfolio. Our reserve confidence was further strengthened by the previously mentioned LPT transaction executed in May 2022. In today’s attractive underwriting environment, we see ample opportunity to deploy excess capital into both our Insurance and Reinsurance segments, but through the cycle we may return capital to shareholders when opportunities are limited during soft insurance markets. See “Dividend Policy.”
We are guided by the phrase “One Aspen Team, Creating Value,” which is underpinned by our core set of values – to be open minded, to do the right thing, to be in it together, to own it, and to innovate. We have built Aspen’s culture around these guiding principles to foster an environment that promotes innovation, collaboration, inclusiveness and accountability.
Our Markets and Opportunity
We operate within the global (re)insurance market, where we have significant opportunities to capture attractive risk-adjusted returns across the cycle through our multi-platform capabilities. The global macroeconomic and social environment continues to drive demand for increasingly complex (re)insurance solutions delivered as a joined-up offering, which is where we thrive. In recent years, rate increases have been driven by the increased frequency and severity of natural catastrophe events globally (impacted by changing weather patterns), inflation (both social and economic), increased geopolitical tensions and other risks that have grown and emerged, increasing the demand for specialty solutions. As a result, the global commercial insurance industry has seen 33 consecutive quarters of price increases according to Willis Towers Watson’s (“WTW”) Commercial Lines Insurance Pricing Survey Q3 2024.
We expect these hard market conditions will persist, as they are driven by uncorrelated and continuing macroeconomic and social dynamics. This will provide opportunities for us to deliver profitable growth as we target new business and clients at favorable risk-adjusted rates and with improved terms and conditions, while maintaining disciplined risk selection. Furthermore, our chosen lines of business within Insurance have high barriers to entry requiring the bespoke tailoring of products and the need for specialized and experienced underwriters with tenured distribution relationships.
The higher interest rate environment provides additional tailwinds for our business. Higher returns from our fixed income portfolio complement our underwriting income with attractive investment income and contribute to our ability to generate strong risk-adjusted returns for our shareholders. With a low-risk fixed income portfolio of relatively short duration of 2.9 years as of December 31, 2024, we are well placed to take advantage of attractive investment yields as we rotate and reinvest.
Global Insurance Market
Within Insurance, we operate within both the U.S. specialty and international insurance markets.
U.S. Specialty
Aspen operates within the broadly defined U.S. commercial lines market, which generated annual industry direct premiums of approximately $462 billion as for the twelve months ended December 31, 2023. The industry has experienced improved underwriting performance following the COVID-19 pandemic and wider economic uncertainty. Within commercial insurance, the excess and surplus (“E&S,” “non-admitted” or “surplus lines”) market has demonstrated strong growth, with highly attractive rate increases and improvement in terms and conditions. We wrote $821 million of gross premiums in the E&S market for the twelve months ended December 31, 2024 and $879 million for the twelve months ended December 31, 2023. A.M. Best estimates that this market segment generated $115 billion in annual premiums in 2023, nearly doubling since 2018. Driving this growth is the macroeconomic and social environment and challenges within the admitted space, which continues to drive demand for specialized insurance solutions due to both increasing and more complex risks from the commercial market.
E&S carriers are generally permitted to craft insurance terms to suit the particular risk they are assuming as the underlying risks tend to have unique qualities. Consequently, in this space we are able to provide tailored contracts and limit exposure to loss by either excluding coverage or providing a sub-limit on coverage. This customized approach provides the opportunity to achieve attractive long-term profitability.
We underwrite business in the United States through Aspen American Insurance Company and Aspen Specialty Insurance Company on an admitted and E&S basis, respectively. For the twelve months ended December 31, 2024, we generated $821 million and $1,072 million of gross written premiums in the U.S. E&S and admitted markets, respectively. For the twelve months ended December 31, 2023, we generated $879 million and $863 million of gross written premiums in the U.S. E&S and admitted markets, respectively.
International Insurance
Our international insurance products are underwritten in the London Market, through both our Lloyd’s and U.K. Company Market platforms.
Lloyd’s is a competitive insurance market where individual underwriters accept risks on behalf of groups, called syndicates, of individual and corporate members whose resources provide the security behind the Lloyd’s policies that they underwrite. Lloyd’s is the world’s largest specialty insurance marketplace, underwriting £56 billion of premiums during the twelve months ended December 31, 2024, up 7% from the same period in the prior year. The Lloyd’s global distribution network is where many of the world’s most complex risks are placed, across more than 60 specialty lines of business. Over 50 leading insurance companies participate in the market with more than 380 registered Lloyd’s brokers and a global network of over 4,000 local coverholders. We have a significant presence at Lloyd’s through our integrated Lloyd’s vehicle, comprising Syndicate 4711, managed by AMAL with fully aligned capital, which in addition to access to complex risks also provides us (re)insurance licensing access for 80 territories (and an additional 20 territories on a reinsurance only basis) across the Americas, the United Kingdom, Europe, and Asia Pacific. AUL, as the sole corporate member of Syndicate 4711, must deposit sufficient capital to support its underwriting at Lloyd’s. Aspen is well positioned within Lloyd’s, with Syndicate 4711 having a reported combined ratio of 82.3% for 2024 and a reported combined ratio of 86.7% for the twelve months ended December 31, 2023. We wrote $1,400 million of gross premiums in the Lloyd’s market for the twelve months ended December 31, 2024 and $1,054 million for the twelve months ended December 31, 2023.
The U.K. Company Market is an important market for global specialty insurance, with companies and individuals worldwide turning to this market to protect against niche and hard-to-place risks, ranging from liability and professional lines, to cyber and renewable energy exposures. Gross premium written in this market stood at £48 billion in 2023 up 47% from £33 billion in 2020. While there is no standard definition of this market, there is a general agreement that the core of its activity is internationally traded non-life, commercial and specialty insurance and reinsurance business written by insurers operating outside Lloyd’s. This is mostly P&C (re)insurance, with an increasing emphasis on high-exposure risks. The diversity and expertise of insurers and underwriting talent, as well as the ecosystem of service providers, make this a highly attractive market to write our U.K.-centric lines of business. We write business in this market through Aspen Insurance UK Limited. We wrote $367 million of gross written premiums in this market for the twelve months ended December 31, 2024 and $320 million for the twelve months ended December 31, 2023.

Global Reinsurance Market
Global reinsurer capital rose to a new high of $715 billion at September 30, 2024, an increase of $45 billion relative to the end of 2023, driven mainly by retained earnings according to Aon data. Reinsurers are actively deploying this additional capital across many lines of business in pursuit of growth. This additional supply is outstripping ceding company demand leading to modest price weakening primarily in property and specialty lines. Given concerns around social inflation and pockets of adverse loss development in the industry, casualty lines are experiencing increases in price, but generally stable trading conditions. Overall, the reinsurance market is attractive and continues to be adequately priced across most lines of business. Our global underwriting platforms in reinsurance and differentiated, diverse ACM capabilities provide us with an opportunity to react quickly to market conditions and benefit from the current market cycle.
Our Reinsurance business segment is underwritten through four core platforms, which include AAIC, Aspen UK, Syndicate 4711, and Aspen Bermuda. This also encompasses our branch offices, with our European hub in Zurich and our Asia Pacific hub in Singapore under Aspen Bermuda, and our Canadian branch under Aspen UK. We wrote $1,886 million of gross written premiums in the reinsurance market for the twelve months ended December 31, 2024 and $1,521 million for the twelve months ended December 31, 2023.
Our Sustainability Principles
For Aspen, sustainability is about helping our clients when they need us, delivering for our shareholders, supporting our communities and creating a nurturing and inclusive working environment for our colleagues. Our sustainability approach is committed, open minded, pragmatic and comes from the heart of our business. We believe we can make greater impact by taking thoughtful and responsible actions today, ultimately playing our part in a more sustainable future. We expect to play our part pragmatically in the transition towards a low carbon economy. Our vision to bring “Clarity from Complexity” is reflected in the approach we take and how we work to deliver our long-term sustainability objectives. Our approach is to be transparent and accountable, creating impact by taking thoughtful and responsible actions. Working together with clients, partners, and regulators across the industry, we are developing innovative solutions intended to address challenges, raise awareness, and actively manage risk. Our sustainability efforts are centered around three pillars:
1.Environmental: We have calculated our Scope 1 and Scope 2 GHG emissions, and continue to expand the measurement of our Scope 3 GHG emissions utilizing estimates, methodologies and conversion factors aligned to the GHG Protocol for our industry. In 2024, we continued efforts to manage our environmental impact by compensating for a significant portion of our unavoidable GHG emissions by funding only what we consider to be rigorously-audited and highly-verified carbon offset programs, while seeking opportunities to improve our data integrity and reduce our carbon footprint. Our 2024 offsetting program supports nature-based climate solutions to largely cover Aspen’s Scope 1 and 2 emissions, as well as a portion of Scope 3 emissions measured. Projects are selected to align with our values, focusing on positive impact, social value beyond carbon, and investing in new technologies for long-term carbon sequestration. Our sustainability initiatives enable us to be more data-led when determining projects to fund, where we invest, and how we partner with clients and suppliers throughout our value chain.
2.Social: Our CSR strategy is rooted in a commitment to global consciousness and local action, aligning our contributions with partners and organizations that advance our values and strategic objectives. Our Group initiatives ‘Give as You Earn’ and’ Volunteer Day’ allow for our people to dedicate both time and financial support to charities of their choice worldwide. Additionally, as part of our commitment to developing the leaders of the future, we engage with programs that foster an inclusive environment across all of our businesses, championed through the work of our Diversity, Equity and Inclusion Delivery Board which drives initiatives aligned to enhancing inclusion and belonging.
3.Governance: In an age of increased and changing risks, we prioritize the strengthening of our corporate governance by enhancing operational structures to integrate and guide our approach to sustainability, creating the right governing bodies and oversight to embed sustainability at the core of our business. We continue to progress our approach to administering strong governance over the strategic delivery, effective risk management, and assessment of key metrics.
Underwriting and Reinsurance Purchasing
Our objective is to create a diversified portfolio of insurance and reinsurance risks, spread across lines of business, products, geographic areas of coverage, cedants and sources. The acceptance of appropriately priced risk is the core of our business. Underwriting requires judgment, based on important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. We view underwriting quality and risk management as critical to our success.
Underwriting
We underwrite according to the following principles:
•strive to build a diverse portfolio of risk that generates attractive returns by deploying capital in a targeted and efficient manner to deliver enhanced underwriting profitability;
•operate within agreed boundaries as defined by the business plan for the relevant class of business;
•operate within prescribed maximum underwriting authority limits, which we delegate to individual underwriters in accordance with an understanding of each individual underwriter’s capabilities, tailored to the classes of business written by the particular underwriter;
•evaluate the underlying data provided by clients and adjust such data where we believe it does not adequately reflect the underlying exposure;
•price each submission based on our experience in the class of business, and where appropriate, by deploying one or more actuarial models either developed internally or licensed from third-party providers;
•maintain a peer review process to sustain high standards of underwriting discipline and consistency and a sampling methodology for simpler insurance risks;
•engage in peer reviews for more complex risk by several underwriters and input from catastrophe risk management specialists, our team of actuaries and senior management; and
•refer risks outside of agreed underwriting authority limits to the Group Underwriting Committee or relevant entity executive or board of directors as exceptions for approval before we accept the risks.
Reinsurance Purchasing
We purchase reinsurance and retrocession to mitigate and diversify our risk exposure to a level consistent with our risk appetite and to increase our insurance and reinsurance underwriting capacity. These agreements provide for recovery of a portion of our losses and loss adjustment expenses from our reinsurers. The amount and type of reinsurance that we purchase varies from year to year and is dependent on a variety of factors, including, but not limited to, the cost and terms of a particular reinsurance contract and the nature of our gross exposures assumed, with the aim of securing cost-effective protection. We have a centralized ceded reinsurance department which coordinates the placement of all of our treaty reinsurance placements.
We have reinsurance covers in place for the majority of our insurance classes of business on an excess-of-loss basis and/or proportional treaty basis. The excess of loss covers provide protection in various layers and excess of varying attachment points according to the scope of cover provided. The proportional cover provides protection on the basis of a percentage sharing of both premiums and claims with the reinsurer (known as quota share reinsurance).
With respect to natural perils coverage, we buy protections that cover both our insurance and reinsurance lines of business through a variety of products, including, but not limited to, excess of loss reinsurance, facultative reinsurance, aggregate covers, whole account covers and collateralized products which can be on either an indemnity or an index linked basis. For example, we may purchase industry loss warranty reinsurance which provides retrocessional coverage when insurance industry losses for a defined event exceed a certain level. We expect the type and level of coverage that we purchase will vary over time, reflecting our view of the changing dynamics of the underlying exposure and the reinsurance markets. We manage our risk by seeking to limit the amount of exposure assumed from any one reinsured and the amount of the aggregate exposure to catastrophe losses from a single event in any one geographical zone. Additionally, Aspen Re continues to purchase quota share and retrocessional reinsurance protection for a range of international perils and worldwide catastrophe losses through ACM and other collateralized reinsurance arrangements.
Although reinsurance agreements contractually obligate our reinsurers to reimburse us for an agreed-upon portion of our gross paid losses, we remain liable to our insureds to the extent that our reinsurers do not meet their obligations under these agreements. As a result, and in line with our risk management objectives, we evaluate the financial condition of our reinsurers and monitor concentrations of credit risk on an on-going basis. In general, we seek to place our reinsurance with highly rated companies with which we have a strong trading relationship or have fully collateralized arrangements in place. We maintain a list of authorized reinsurers graded for short, medium and long-tail business which is regularly reviewed and updated.
On January 10, 2022, the Aspen Group entered into the LPT through an Amended and Restated Reinsurance Agreement with a subsidiary of Enstar, which amended and restated an adverse development cover reinsurance agreement, dated as of March 2, 2020, previously entered into between Enstar and the Aspen Group (the “Original Agreement”). Under the terms of the LPT, Enstar reinsured net losses with a date of loss incurred on or prior to December 31, 2019 on Aspen’s diverse mix of property, liability and specialty lines across the United States, the United Kingdom and other jurisdictions (the “Subject Business”) having net loss reserves of $3,120 million as of September 30, 2021. The LPT provides for a limit of $3,570 million in consideration for a premium of $3,160 million. The amount of net loss reserves ceded, as well as the premium and limit amounts provided under the LPT, have been adjusted for claims paid between October 1, 2021 and the closing date of the transaction on May 20, 2022. The premium includes $770 million of premium previously paid with respect to reserves ceded under the Original Agreement, which will continue to be held in trust accounts to secure Enstar’s obligations under the LPT. The incremental new premium will initially be held in funds withheld accounts in their original currencies maintained by Aspen but will be released to the trust accounts maintained by Enstar no later than September 30, 2025. The funds withheld by Aspen will be credited with interest at an annual rate of 1.75% plus, for periods after October 1, 2022, an additional amount equal to 50% of the amount by which the total return on the investments and cash and cash equivalents of the Company and its subsidiaries exceeds 1.75%. Under the LPT, Enstar has assumed claims control of the Subject Business, pursuant to the provisions of an administrative services agreement subsequently entered into between the parties on June 30, 2022.
Competition
The insurance and reinsurance industries are mature and highly competitive. Competition varies significantly on the basis of product and geography. Insurance and reinsurance companies compete on the basis of many factors, including premium charges, general reputation and perceived financial strength, the terms and conditions of the products offered, ratings assigned by independent rating agencies, speed of claims payments, reputation and experience in the particular risk to be underwritten, quality of service, the jurisdiction where the reinsurer or insurer is licensed or otherwise authorized, capacity and coverages offered and various other factors.
We compete with major U.S., U.K., Bermuda based, European and other international insurers and reinsurers and underwriting syndicates from Lloyd’s, some of which have longer operating histories, more capital and/or more favorable financial strength ratings than we do, as well as greater marketing, management and business resources. This also includes new companies that enter the insurance and reinsurance industries. In addition, we compete with capital market participants that create alternative products, such as catastrophe bonds, that are intended to compete with traditional reinsurance products.
Increased competition could result in fewer submissions for our products and services, lower rates charged, slower premium growth and less favorable policy terms and conditions, any of which could adversely impact our growth and profitability. For a further discussion on the risks related to competition in our industry, please refer to

“Risk Factors—Risks Related to Our Business—Strategic Risks—Competition and consolidation in the (re)insurance industry could reduce our growth and profitability.”
Risk Management
Aspen has a comprehensive risk management framework that defines the corporate risk appetite, risk strategy and the policies in place to monitor, manage and mitigate the risk inherent in our business. Our risk management framework covers all risks in our risk universe, on a current and forward-looking basis, and is implemented in a consistent manner across the Aspen Group. It is the basis through which we protect our franchise value and seek to enable sustained profitable growth. Below is a summary of our current corporate governance bodies and risk management strategy:
Risk Governance
Board of Directors
The Board considers effective identification, measurement, monitoring, management and reporting of the risks facing our business to be key elements of its responsibilities and those of the Group Chief Executive Officer and management. Matters relating to risk management that are reserved for the Board include approval of the internal controls and risk management framework and any changes to the Aspen Group’s risk appetite statement and key risk limits. The Risk Committee of the Board also receives regular reports at each scheduled meeting, or more frequently as needed, covering risk management processes, which include, among others, the design, operation, use and limitations of the internal model. The internal model is an economic capital model which has been developed internally for use in certain business decision-making processes, the assessment of risk-based capital requirements and for various regulatory purposes. As a result of these arrangements and processes, the Board, assisted by management and the various standing committees of the Board (the “Board Committees”), is able to exercise effective oversight of the operation of the risk management strategy described in “—Risk Management Strategy” below.
Board Committees
The Board delegates oversight of the management of certain key risks to its Risk, Audit, Conflicts and Investment Committees, as well as to the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee and Conflicts Committee are comprised entirely of independent directors and all Board Committees are structured to ensure appropriate and objective challenge of, and discussion with, management. The chairs of the Board Committees report regularly to the Board on the committees’ discussions, and in any event at each of the regular meetings of the Board. In addition, the Board Committees may facilitate informational calls with management from time to time where required and in accordance with the Company’s operating guidelines.
Risk Committee
The Risk Committee assists the Board in its oversight of the framework that governs risk management and solvency assessment practices group-wide as articulated in the Board approved Group Risk Policy. This specifically includes oversight of processes undertaken by management to identify, evaluate and mitigate the material risks to the Group’s strategic objectives, as well as monitoring adherence to the Board approved risk appetite framework, solvency indicators, risk tolerance criteria, and key risk limits. The matters considered by the Risk Committee include cyber security trends and events as well as general compliance and data privacy matters.
Audit Committee
The Audit Committee is primarily responsible for assisting the Board in its oversight of the integrity of the financial statements. The Audit Committee is also responsible for reviewing the adequacy and effectiveness of the Company’s internal controls, relating to the accounting and financial reporting process of the Company and audits of the Company’s financial statements, and oversight of both internal and external auditors. In addition, the Audit Committee oversees the Company’s compliance with applicable laws and regulations, as well as related party and conflict of interest matters (to the extent not within the remit of the Conflicts Committee). The members of the Audit Committee regularly meet with management, the Group Head of Internal Audit and the Company’s independent, registered public accounting firm to review matters relating to the quality of financial reporting and internal accounting controls, including the nature, extent and results of their audit.
Conflicts Committee
The Conflicts Committee reviews certain material transactions between Aspen Holdings and/or its subsidiaries and Apollo or Apollo’s non-Aspen affiliates that may present a conflict of interest. See “Material Contracts and Related Party Transactions—Policies and Procedures for Approval of Related Person Transactions” and “Risk Factors—Risks Related to Our Ordinary Shares and this Offering—Following this offering, we will continue to be controlled by Apollo, and Apollo’s interests may conflict with our interests and the interests of our other shareholders.”
Investment Committee
The Investment Committee supports the Board in its oversight responsibilities by reviewing and monitoring the management and performance of the investment function of the Aspen Group, including the review of the investment strategy and annual investment plan and the ongoing monitoring of the Aspen Group’s investment managers, including the governance and control framework in place in connection therewith.
Compensation Committee
The Compensation Committee assists the Board in its oversight duties in respect of the compensation philosophy and strategy of the Company and its subsidiaries, including, but not limited to, approval of the Group’s policies relating to the compensation of its employees, the approval of any issuance of equity or equity-based securities and oversight of the compensation of the Company’s Group Chief Executive Officer, key senior employees, executive officers and non-employee directors.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Board in its oversight of the evaluation of management and the Board, including the Board Committees, corporate governance matters and practices and makes recommendations to the Board in relation thereto, and identifies, evaluates and nominates individuals qualified to become Board members and recommends to the Board director nominees for approval by shareholders at the annual general meetings of shareholders.
Management Committees
The Group Chief Executive Officer maintains the Group Executive Committee, which is the primary executive committee of the Company. It is comprised of global heads of key functions and other key business leads and is responsible for advising the Group Chief Executive Officer and assisting in the execution of his responsibilities to the Board, including with respect to matters relating to the overall strategy and conduct of the Aspen Group’s business.
There are various standing committees (the “Executive Management Committees”) of the Group Executive Committee, which have oversight of certain business, operational and risk management processes and support the Group Executive Committee in the achievement of its objectives. Membership of the Executive Management Committees includes members of the Group Executive Committee, and the structure of the meetings of the Group Executive Committee contemplates appropriate reporting and feedback from the Executive Management Committees. As of the date of this prospectus, these included:
Underwriting Committee — The primary purpose of the Underwriting Committee is to assist the Group Executive Committee through oversight of the design, implementation and operation of the strategic direction of the underwriting function of the Aspen Group, including the review and management of overall underwriting risk and appetite across the Insurance and Reinsurance underwriting segments and all underwriting platforms and legal entities, as well as the coordination of outwards reinsurance placements and approvals.

Risk and Capital Committee — The primary purpose of the Risk and Capital Committee is to assist the Group Executive Committee through oversight of the internal control and risk management framework of the Aspen Group. In particular, the Risk and Capital Committee has specific responsibilities in relation to the review of the internal model, monitoring of solvency, capital and liquidity considerations and risk limits for accumulating underwriting and investment exposures, as well as certain compliance matters.
Claims Committee — The primary purpose of the Claims Committee is to support the Group Executive Committee in its oversight of the strategy, transformation and management of the global claims function of the Aspen Group, across both Insurance and Reinsurance, including the monitoring of adherence to claims management policies, reporting procedures and standards and the development of an annual strategic plan for the claims function.
Operating Committee — The primary purpose of the Operating Committee is to assist the Group Executive Committee through oversight of the operational activities of the Aspen Group, including both in-house and outsourced activities, and the interaction of the operations function with other business function of the Company, including the oversight of the operational risks associated with such functions, to ensure that they are strategically aligned with each other in order to provide coordinated, efficient and cost-effective operational support to the execution of the Aspen Group’s strategic objectives.
Change Board — The primary purpose of the Change Board is to assist the Group Executive Committee through oversight of the definition, prioritization and initiation of change projects in connection with the change program of Aspen Group and as part of the overall corporate strategy.
Marketing and Communications Committee — The primary purpose of the Marketing and Communications Committee is to oversee the design, implementation and operation of the Aspen Group’s marketing and communications strategies. This includes the development and maintenance of the Company’s strategic innovation and cultural framework, in collaboration with other function leads of the Group Executive Committee, including monitoring the interaction of the marketing and communications function with other functions of the Aspen Group.
Asset and Liability Management Committee — The primary purpose of the Asset and Liability Management Committee is to oversee the management of the Company’s asset and liability management framework, including in relation to interest rate, liquidity, foreign exchange, credit and inflation risks across its assets and liabilities. In addition, the Asset and Liability Management Committee oversees the development of, and monitoring the adherence to, associated policies and procedures, and review of key assumptions relating to the Company’s investment strategy, funding, capital management and treasury plans underpinning the development of the Company’s annual business plan as might impact asset and liability outcomes, in collaboration with other business functions.
Valuation Committee — The primary purpose of the Valuation Committee is to assist the Group Executive Committee, and in particular, the Group Chief Financial Officer, in its oversight of the valuation framework of the investment portfolio of the Aspen Group, including, but not limited to, hard-to-value and illiquid investments.
Sustainability Committee — The primary purpose of the Sustainability Committee is to support the Group Executive Committee and its standing sub-committees and oversee the design, strategy, coordination and management of the sustainability practices of Aspen, including, but not limited to, ESG matters, and the integration thereof within the Group’s business functions.
Reserve Committee — The primary purpose of the Reserve Committee is to support the Group Executive Committee in its oversight of the Aspen Group-level reserves, including consideration of key areas of reserving uncertainty within the Aspen Group-level actuarial central estimate and the management best estimate, which provides the basis for management’s recommendation to the Audit Committee and the Board regarding the reserve amounts to be recorded in the financial statements.
In addition to the Group Executive Committee, the Group Chief Executive Officer maintains a Group Disclosure Committee, which assists the Group Chief Executive Officer and the Group Chief Financial Officer, as the Company’s certifying officers, in fulfilling their duties for oversight of the accuracy and timeliness of any disclosures made by the Company to ensure that the Company meets its legal and regulatory obligations. This includes the review and approval of disclosures and reports, in accordance with its governance framework, and the maintenance and oversight of a management committee responsible for overseeing compliance with the Sarbanes-Oxley Act to the extent applicable.
Risk Management Strategy
We operate an integrated enterprise-wide risk management strategy designed to protect shareholder value while providing a high level of policyholder protection and regulatory compliance. The execution of our integrated risk management strategy is based on:
•the establishment and maintenance of an internal control and risk management system based on a three lines of defense approach to the allocation of responsibilities between risk accepting units (first line), risk management activity and oversight from the risk and compliance functions (second line) and independent assurance (provided by internal audit) (third line);
•identifying material risks to the achievement of the Aspen Group’s objectives including emerging risks;
•the articulation at Group level of our risk appetite and a consistent set of key risk limits which translate the risk appetite into measurable criteria and provide the primary control for accumulated risk exposures;
•the cascading of risk appetite and key risk limits for material risks to each risk-assuming operating subsidiary;
•measuring, monitoring, managing and reporting risk positions and trends;
•the use, subject to an understanding of its limitations, of the internal model to test strategic and tactical business decisions and to assess compliance with the risk appetite statement; and
•stress and scenario testing, including reverse stress testing, designed to help us better understand and develop contingency plans for the potential effects of extreme events or combinations of events on capital adequacy and liquidity.
Risk Appetite Statement
The risk appetite statement is a central component of the Aspen Group’s overall risk management framework and is approved by the Board. It sets out, at a high level, how we think about risk in the context of our business model, Aspen Group objectives and strategy, and provides the foundation for decision making during the implementation of our strategy and business plans. It sets out boundary conditions and limits for the level of risk we assume, together with a statement of the reward we aim to receive for this level of risk. Our risk appetite statement comprises the following components:
•Risk preferences: a high level description of the types of risks we prefer to assume and those we prefer to minimize or avoid;
•Return objective: a description of the return on capital we seek to achieve, subject to our risk constraints;
•Volatility objective: a description of earnings volatility tolerance;
•Capital objective: a description of the target level of risk adjusted capital; and
•Liquidity objective: a description of the target level of liquidity.

Risk Components
The main types of risks that we face are summarized as follows:
Insurance risk — The risk that underwriting results vary from their expected amounts, including the risk that reserves established in respect of prior periods differ significantly from the level of reserves included in the Aspen Group’s financial statements.
Investment/Market risk — The risk of variations in the valuation of investments due to changes in macroeconomic factors and the general uncertainty related to any investment decision.
Credit risk — The risk of diminution in the value of insurance receivables as a result of counter-party default. This principally comprises default and concentration risks relating to amounts receivable from intermediaries, policyholders and reinsurers.
Liquidity risk — The risks of failing to maintain sufficient liquid financial resources to meet liabilities as they fall due or to provide collateral as required for commercial or regulatory purposes.
Operational risk — The risk of loss resulting from inadequate or failed internal processes, personnel or systems, or from external events. This includes the risk of material misstatement in financial reporting and non-compliance with regulatory requirements.
Strategic risk — The risk of adverse impact on shareholder value or income and capital of adverse business decisions, poor execution or failure to respond to market changes.
We distinguish between “core” and “non-core” risks. Core risks comprise those risks which are inherent in the operation and value creation strategy of our business, including insurance risks in respect of our underwriting operations and market risks in respect of our investment activity. We actively seek core risks with a view to generating shareholder value but seek to manage the resulting volatility in our earnings and financial condition within the limits defined by our risk appetite. All other risks are classified as non-core. We seek, to the extent we regard as reasonably practicable and economically viable, to avoid or minimize our exposure to non-core risks.
Risk Limits Framework
Aspen’s Risk Limit Framework translates the risk appetite and risk tolerance objectives into measurable criteria. Limits provide primary control for Group-wide accumulated risk exposures and provide a mechanism to manage diversification of the Group’s risk profile. Additionally, the limit framework establishes the connection to business planning by placing constraints on risk taking decisions.
Limits are established for the most important drivers of risk at the Group level and express the maximum level of allowable exposure per risk driver. At the highest level, risk limits are approved by the Board. Monitoring of the Group position against these limits is included in regular reporting to the Board or one or more of the Board Committees.
Natural Catastrophe Risk
The following discussion of the Company’s natural catastrophe PMLs information contains forward-looking statements based upon assumptions and expectations concerning the potential effect of future events that are subject to uncertainties. See “Risk Factors” for further information. Any of these risk factors could result in actual losses that are materially different from the Company’s PML estimates below.
Natural catastrophe risk is a source of significant aggregate exposure for the Company and is managed by setting risk tolerance and limits, as discussed above. Natural catastrophe perils can impact geographic regions of varying size and can have economic repercussions beyond the geographic region directly impacted.

The Company’s worldwide estimated net PML exposures (net of retrocession and reinstatement premiums) as at January 1, 2025 and January 1, 2024 were as follows:

	As at January 1, 2025
($ in millions, except for percentages)	1-in-100 year PML (1)	1-in-100 year PML as % of Shareholders’ Equity (1)	1-in-250 year PML (1)	1-in-250 year PML as % of Shareholders’ Equity (1)
Worldwide All Perils (2)	$242.2	7.2%	$329.9	9.8%

	As at January 1, 2024
($ in millions, except for percentages)	1-in-100 year PML (1)	1-in-100 year PML as % of Shareholders’ Equity (1)	1-in-250 year PML (1)	1-in-250 year PML as % of Shareholders’ Equity (1)
Worldwide All Perils (2)	$229.9	7.9%	$335.7	11.5%
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(1)Based on total shareholders’ equity of $3,372 million and $2,909 million as at December 31, 2024 and 2023, respectively. The estimates reflect Aspen’s view of the modelled maximum losses at the return periods shown which include input from various third party vendor models and Aspen’s proprietary adjustments to these models and planned reinsurance purchases. Catastrophe loss experience may materially differ from the modelled PMLs due to limitations in one or more of the models or uncertainties in the application of policy terms and limits.
(2)Includes all natural catastrophe perils where Aspen has identified an appropriate stochastic model, such as hurricanes, typhoons, wildfire, earthquakes, etc., and includes a loading for non-modelled classes for our most material peril regions.
From January 1, 2024 to January 1, 2025, there were two main drivers of PML movement. The first was increased gross exposure on the Property Reinsurance lines to take advantage of increased ACM capacity during 2024. This was slightly offset by a retraction at January 1, 2025 with underwriting decisions to non-renew a number of risks. This would have resulted in a general reduction in net PMLs over the whole period. However, an updated view of risk was introduced for North Atlantic Hurricane which had impacts that varied significantly by region. The Worldwide All Perils 1-in-100 PML increased primarily due to the large model increases seen in the Florida and South East region of US Windstorm which also largely offset the Worldwide All Perils 1-in-250 PML decreases.
PMLs for key geographic and peril zones are reviewed as part of our annual planning process and are monitored regularly across all portfolios with daily monitoring during key treaty renewal periods. Our underwriting strategy for property catastrophe exposed lines considers a number of underwriting factors and exposure measures including zonal PML limits, standalone and marginal required capital metrics, relative scoring and ranking across and between geographies and perils, terms and conditions and opportunities to deploy capital in other lines of business. Our property strategy is to build and maintain a balanced portfolio of adequately priced catastrophe risks to ensure we optimize our risk adjusted return profile.
Business Distribution
Our business is produced principally through brokers and reinsurance intermediaries. The brokerage distribution channel provides us with access to an efficient, global distribution system without the significant time and expense which would be otherwise incurred in creating wholly-owned distribution networks. The brokers and reinsurance intermediaries typically act in the interest of insureds, ceding clients or insurers and are instrumental to our continued relationship with our clients.

The following tables show our gross written premiums by broker and agent for each of our business segments for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31, 2024		Twelve Months Ended December 31, 2023		Twelve Months Ended December 31, 2022
Insurance	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total (1)	Gross Written Premiums	% of Total (1)
	($ in millions, except for percentages)
Arthur J Gallagher (UK) Limited	$299.4	11.0%	$137.6	5.6%	$82.6	3.3%
Marsh & McLennan Companies, Inc.	287.3	10.5	245.7	10.0	361.2	14.3
Aon Corporation	269.8	9.9	251.0	10.3	421.2	16.6
Ryan Specialty	201.6	7.4	271.9	11.1	235.4	9.3
AmWINS Group Inc	132.7	4.9	137.6	5.6	113.7	4.5
Brown & Brown Inc	118.4	4.3	147.4	6.0	135.9	5.4
Willis Group Holdings, Ltd.	116.3	4.3	75.9	3.1	154.2	6.1
CRC Swett	87.0	3.2	82.7	3.4	93.0	3.7
Lockton Inc	78.9	2.9	60.6	2.5	109.8	4.3
Euclid	78.8	2.9	97.2	4.0	152.3	6.0
Others	1,053.3	38.7	939.0	38.4	672.4	26.5
Total	$2,723.5	100.0%	$2,446.6	100.0%	$2,531.7	100.0%
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(1)The prior periods are re-presented to ensure consistency and replicate the current year breakdown for the addition of new material brokers and/or agents.

	Twelve Months Ended December 31, 2024		Twelve Months Ended December 31, 2023		Twelve Months Ended December 31, 2022
Reinsurance	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total (1)	Gross Written Premiums	% of Total (1)
	($ in millions, except for percentages)
Marsh & McLennan Companies, Inc.	$610.7	32.4%	$461.3	30.3%	$585.8	32.4%
Aon Corporation	472.7	25.1	395.3	26.0	548.2	30.3
Arthur J. Gallagher	307.6	16.3	213.0	14.0	111.8	6.2
Others	494.8	26.2	451.4	29.7	561.2	31.1
Total	$1,885.8	100.0%	$1,521.0	100.0%	$1,807.0	100.0%
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(1)The prior periods are re-presented to ensure consistency and replicate the current year breakdown for the addition of new material brokers and/or agents.
Investment Operations
Our investment strategy is focused on delivering stable investment income and total return through all market cycles while maintaining appropriate portfolio liquidity and credit quality to meet the requirements of our customers, rating agencies and regulators. To enhance investment returns where possible, we tactically adjust the duration of the investment portfolio and asset allocation taking into account the average liability duration of our reinsurance and insurance risks and our views of interest rates, the yield curve, credit spreads and markets for different assets.
As at December 31, 2024, we maintained an Asset and Liability Management Committee, which reports into the Group Executive Committee. The Group Chief Investment Officer is a voting member of the Asset and Liability Management Committee and provides updates as appropriate to the Group Investment Committee of the Board at its regular meetings, which in turn reports up to the Board. The primary purpose of the Asset and Liability Management Committee is to oversee the management of the Company’s asset and liability management framework, including in relation to interest rate, liquidity, foreign exchange, credit and inflation risks across its assets and liabilities, as well as the development of, and monitoring the adherence to, associated policies and procedures, and review of key assumptions relating to the Company’s investment strategy underpinning the development of the Company’s annual business plan as might impact asset and liability outcomes, in collaboration with other business functions.
The investment guidelines set by each entity’s board specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio, and include limitations on the size of certain holdings and restrictions on purchasing certain types of securities.
For additional information concerning our investments, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Note 4—Investments” of our audited consolidated financial statements, “Note 6—Fair Value Measurements” of our audited consolidated financial statements. For additional information concerning Current Expected Credit Losses (“CECL”) on investments, refer to “Note 2(c)—Basis of Presentation and Significant Accounting Policies—Accounting for Investments, Cash and Cash Equivalents” of our audited consolidated financial statements. For additional information concerning investment management arrangements, refer to “Material Contracts and Related Party Transactions—Relationships and Related Party Transactions with Apollo or its Affiliates—Investment Management Relationships.”
Claims Management
The Group’s Claims Team are a separate function within Aspen. We have a staff of experienced claims professionals who are structured into three core teams, being Insurance, Reinsurance and Claims Operations. The Insurance and Reinsurance teams are organized by portfolio with the Claims Operations team working across both teams. The Group Claims team operates under a global structure designed to achieve consistency and efficiencies across all lines of business. We have developed processes and internal business controls for identifying, tracking and settling claims, and authority levels have been established for all individuals involved in the reserving and settlement of claims.
The key responsibilities of our claims management departments include:
•processing, managing and resolving reported insurance or reinsurance claims efficiently and accurately to ensure the proper application of intended coverage, reserving in a timely fashion for the probable ultimate cost of both indemnity and expense and making timely payments in the appropriate amount on those claims for which we are legally obligated to pay;
•selecting appropriate counsel and experts for claims, manage claims-related litigation and regulatory compliance;
•contributing to the underwriting process by collaborating with underwriting teams and senior management in terms of the evolution of policy language and endorsements and providing claim-specific feedback and education regarding claims activity; and
•contributing to the analysis and reporting of financial data and forecasts by collaborating with the finance and actuarial functions relating to the drivers of actual claim reserve developments and potential for financial exposures on known claims.
On those facilities and accounts where it is applicable and permitted, external auditing firms in conjunction with a team of in-house claims professionals oversee and regularly audit claims handled under claims delegated authority and outsourcing agreements. The audits may involve a team of in-house claims professionals and that generally applies in relation to the audits of cedants on reinsurance. In addition, any referrals on claims in excess of the authority provided under a claims delegated authority arrangement, whether financial or coverage related, will be managed by the relevant claims handler as required under the terms of those agreements.
Senior management receives a regular report on the status of our reserves and settlement of claims. We recognize that fair interpretation of our reinsurance agreements and insurance policies with our customers, and timely payment of valid claims, are a valuable service to our clients and enhance our reputation. Under the terms of the LPT with Enstar, Enstar has assumed claims control of the Subject Business since closing of the transaction and entrance on June 30, 2022 into an administrative services agreement, which sets forth the operational framework for the handling of the Subject Business. Claims Handling Guidelines were entered into setting out the management and oversight of the Subject Business. These guidelines ensure Enstar’s claims handling aligns to Aspen’s claims processes, procedures and philosophy with Enstar operating within Aspen’s claims handling systems. Aspen continues to handle certain claims on the Subject Business under “shared services.” The transaction presents certain operational and reputational risks for the Company, including in respect of claims management. For a description of the risks, refer to “Risk Factors—Risks Related to Our Business—Other Operational Risks—We rely on the execution of internal processes to maintain our operations and the operational risks that are inherent to our business, including those resulting from fraud or employee errors or omissions, may result in financial losses.”
Reserves
Under GAAP and applicable insurance laws and regulations in the countries where we operate, we are required to establish loss reserves for the estimated unpaid portion of the ultimate liability for losses and loss expenses under the terms of our policies and agreements with our insured and reinsured customers. The process of estimating these reserves involves a considerable degree of judgment and, as of any given date, is inherently uncertain. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Reserving Approach” and “Risk Factors—Risks Related to Our Business—(Re)insurance Risks—Our financial condition and operating results may be adversely affected if actual claims exceed our loss reserves” for more information. The Reserve Committee oversees the development of the Aspen Group-level reserves.
Our Corporate Structure and the Pre-IPO Transaction
We were incorporated on May 23, 2002 in Bermuda as a holding company operating under the laws of Bermuda. Our principal office is located at 141 Front Street, Hamilton, HM19, Bermuda. Our telephone number is +1 441-295-8201 and our website address is www.aspen.co. Information contained on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
Prior to this offering, Highlands Bermuda Holdco, Ltd., a holding company affiliate of certain investment funds managed by affiliates of Apollo, owned all of our issued and outstanding ordinary shares, which constituted its sole assets. On March 30, 2025, Highlands Bermuda Holdco, Ltd. transferred all 60,395,839 of our issued and outstanding ordinary shares, par value $0.01 per share, to us and for consideration of such transfer we issued to Highlands Bermuda Holdco, Ltd. 90,833,333 Class A ordinary shares, par value $0.001 per share, which have the same voting and economic rights as our existing ordinary shares other than par value. Following the Exchange, Highlands Bermuda Holdco, Ltd. will, pursuant to its plan of liquidation, distribute all 90,833,333 Class A ordinary shares that it received in the Exchange to AP Highlands Holdings, AP Highlands Co-Invest and certain members of our management team. As a result of the Pre-IPO Transaction, all of our issued and outstanding Class A ordinary shares previously held by Highlands Bermuda Holdco, Ltd. will, after the Pre-IPO Transaction, be held by the existing holders of equity interests in Highlands Bermuda Holdco, Ltd., including AP Highlands Holdings and AP Highlands Co-Invest, both of which are affiliated with and managed by affiliates of Apollo, and certain members of our management team, and our sole issued and outstanding class of ordinary shares will be our Class A ordinary shares. Upon completion of the Pre-IPO Transaction, but prior to the consummation of this offering and the sale of our Class A ordinary shares by the selling shareholders, we will have 90,833,333 Class A ordinary shares issued and outstanding, 56,264,677 Class A ordinary shares of which will be held by AP Highlands Holdings, 34,391,043 Class A ordinary shares of which will be held by AP Highlands Co-Invest and 177,613 Class A ordinary shares of which will be held by certain members of our management team.
Following the completion of this offering, we will continue to have one class of authorized and issued ordinary shares and one class of authorized and issued Preference Shares, consisting of three series, which are the AHL PRD Shares, the AHL PRE Shares, which are represented by the AHL PRE Depositary Shares, and the AHL PRF Shares, which are represented by the AHL PRF Depositary Shares. For a more detailed description of our ordinary shares and Preference Shares, see “Description of Share Capital.”
The following diagram sets forth a simplified view of our corporate structure after giving effect to this offering and the Pre-IPO Transaction. The chart assumes no exercise of the option granted to the underwriters to purchase up to 1,650,000 additional ordinary shares in connection with the offering and an initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus. This chart is for illustrative purposes only and does not represent all legal entities affiliated with the entities depicted. Unless otherwise noted, each entity is wholly-owned by its immediate parent.

________________
(1)Represents 49,437,624 ordinary shares held by AP Highlands Holdings and 30,218,096 ordinary shares held by AP Highlands Co-Invest. See “Principal and Selling Shareholders” for detail of the percentage ownership following this offering.
(2)Represents 1,185,762 ordinary shares held by certain members of our management team (including the net issuance of 1,008,149 ordinary shares issued upon the completion of this offering as replacement awards with respect to legacy share option awards granted to certain employees of the Company as described in “Executive Compensation—2025 Equity and Incentive Plan” (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the withholding of 302,038 ordinary shares to satisfy the estimated tax withholding and remittance obligations)).

The Company’s principal Operating Subsidiaries at December 31, 2024 were as follows which are also reflected in the chart above:

Name of Subsidiary	Jurisdiction of Incorporation	Ultimate Ownership Interest Held by Aspen Holdings
Aspen Insurance UK Limited	United Kingdom	100.0%
Aspen Bermuda Limited	Bermuda	100.0%
Aspen Specialty Insurance Company	North Dakota	100.0%
Aspen American Insurance Company	Texas	100.0%
Aspen Underwriting Limited	United Kingdom	100.0%
Ratings
Ratings by independent agencies are an important factor in establishing the competitive position of (re)insurance companies and are important to our ability to market and sell our products and services. Rating organizations continually review the financial positions of insurers, including us. As of the date of this prospectus, the financial strength ratings of our Operating Subsidiaries were as follows:

Rating Agency	Rating	Rated Operating Subsidiary	Agency’s Rating Definition	Ranking of Rating
Standard & Poor’s Financial Services LLC (“S&P”)	A- (Strong - Stable outlook)	Aspen UK, Aspen Bermuda, and AAIC*	Strong capacity to meet financial commitments but somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than those in higher-rated categories	The ‘A’ grouping is the third highest of ten major rating categories.
A.M. Best Company, Inc. (“A.M. Best”)	A (Excellent) (Stable)	Aspen UK, Aspen Bermuda, Aspen Specialty and AAIC	An excellent ability to meet ongoing insurance obligations	The ‘A’ grouping is the second highest of seven major rating categories.
________________
*Note that Aspen Specialty does not maintain its own rating from S&P.
These ratings reflect the respective opinions of S&P and A.M. Best regarding the ability of the relevant Operating Subsidiary to pay claims and are not evaluations directed to our investors or recommendations to buy, sell or hold our securities. These ratings are subject to periodic review by, and may be revised downward or revoked, at the sole discretion of, S&P and A.M. Best, respectively. Additionally, rating organizations may change their rating methodology, which could have a material impact on our financial strength ratings.
For a discussion of some potential risks relating to the ratings of our Operating Subsidiaries, refer to “Risk Factors—Risks Related to Our Business—Strategic Risks—Our Operating Subsidiaries are rated and our Lloyd’s business benefits from a rating by one or more of A.M. Best and S&P and a decline in any of these ratings could adversely affect our standing among brokers and customers and cause our premiums and earnings to decrease, or may otherwise result in an adverse effect on our business, financial condition and operating results.”

Employees
As at December 31, 2024, we employed 1,128 persons in the following countries:

Country	As at December 31, 2024	As at December 31, 2023	December 31, 2022
United Kingdom	569	524	459
United States	452	426	391
Bermuda	71	70	57
Switzerland	21	20	21
Singapore	15	13	14
Australia	—	—	4
Total	1,128	1,053	946
The increase in the number of employees as of December 31, 2024 compared to as of December 31, 2023 was primarily in the United Kingdom and the United States. We believe that relations with our employees, none of which are subject to collective bargaining agreements, are good.
Facilities
We lease office space in Hamilton, Bermuda, where we are headquartered. In addition, we and our subsidiaries lease office space in the United States, the United Kingdom, Puerto Rico, Singapore and Switzerland. We renew and enter into leases in the ordinary course of business as required. For more information on our leasing arrangements, refer to “Note 19—Operating Leases” of our audited consolidated financial statements.
Legal Proceedings
Similar to the rest of the insurance and reinsurance industry, we are subject to litigation and arbitration in the ordinary course of our business, which could include matters relating to notable natural catastrophe and man-made loss events, such as in relation to the Russian invasion of Ukraine, the Israel-Hamas conflict and COVID-19. Our subsidiaries are regularly engaged in the investigation, conduct and defense of disputes, or potential disputes, resulting from questions of insurance and reinsurance coverage or claims activities. Pursuant to our insurance and reinsurance arrangements, many of these disputes are resolved by arbitration or other forms of alternative dispute resolution. In some jurisdictions, notably the United States, a failure to deal with such disputes or potential disputes in an appropriate manner could result in an award of “bad faith” punitive damages against our Operating Subsidiaries. In addition, we may be subject to lawsuits and regulatory actions in the normal course of business that do not arise from, or directly relate to, insurance and reinsurance coverage or claims. This category of litigation typically involves, among other things, allegations of underwriting errors or omissions, employment claims or regulatory activity.
While any legal or arbitration proceedings contain an element of uncertainty, we do not believe that the eventual outcome of any specific litigation, arbitration or alternative dispute resolution proceedings to which we are currently a party will have a material adverse effect on the financial condition of our business as a whole.

MANAGEMENT AND CORPORATE GOVERNANCE
Directors and Executive Officers
The following table sets forth, as of the date of this prospectus, the names, ages and positions of the individuals who are expected to serve as our directors and executive officers at the time of this offering of our ordinary shares as set forth in this prospectus. The current business address for our directors and executive officers is 141 Front Street, Hamilton, HM19, Bermuda.

Name	Age	Position
Directors
Mark Cloutier	69	Director, Executive Chair and Group Chief Executive Officer
David Altmaier *	44	Director, Chair of the Compensation Committee, Member of the Risk, Audit and Conflicts Committees
Albert J. Beer *	74	Director, Chair of the Conflicts Committee, Member of the Audit, Investment and Risk Committees
Christian Dunleavy	51	Director and Group President
Theresa Froehlich *	59	Director, Chair of the Risk Committee, Member of the Compensation and Nominating and Corporate Governance Committees
Alexander Humphreys ^	43	Director, Member of the Risk Committee
Michael Lagler ^	30	Director
Richard Lightowler *	56	Director, Chair of the Audit Committee, Member of the Conflicts Committee
Gernot Lohr ^	56	Director
Tammy L. Richardson-Augustus *	53	Director, Chair of the Investment Committee, Chair of the Nominating and Corporate Governance Committee
Michael Saffer ^	33	Director, Member of the Risk, Investment, Compensation and Nominating and Corporate Governance Committees

Executive Officers
Mark Cloutier	69	Director, Executive Chair and Group Chief Executive Officer
David Amaro	37	Group General Counsel & Company Secretary
Christian Dunleavy	51	Director and Group President
Bruce Eisler	63	Chief Underwriting Officer - Insurance
Rob Houghton	58	Group Chief Operating Officer
Aileen Mathieson	56	Group Chief Investment Officer
Mark Pickering	48	Group Chief Financial Officer & Treasurer
Brian Tobben	52	Chief Executive Officer of Aspen Capital Partners
John Welch	59	Chief Underwriting Officer - Reinsurance
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*Independent, Non-Executive Director
^Non-Executive Director
Biographical Information
Biographical information on our directors and executive officers is set forth below.
Mark Cloutier. Mr. Cloutier was appointed Executive Chair and Group Chief Executive Officer of Aspen in February 2019. He had previously been Executive Chairman of the Brit Group, a Lloyd’s of London insurer, since January 2017 and prior to this, he was Chief Executive Officer of the Brit Group from October 2011 following its acquisition by Apollo and certain other private equity firms. As Chief Executive Officer of the Brit Group, Mr. Cloutier led a major restructuring of Brit’s global business, the successful listing on the London Stock Exchange through an initial public offering in 2014 as well as the subsequent acquisition of the business by Fairfax Financial Holdings in 2015.
With over 35 years’ experience working in the international insurance and reinsurance sector in multiple jurisdictions including Canada, the United States, the United Kingdom, Bermuda, continental Europe, Asia, China and South Africa, Mr. Cloutier has held a number of Chief Executive Officer and senior executive positions, including Chief Executive Officer of the Alea Group, Chief Executive Officer of Overseas Partners Re and President of E.W. Blanch Insurance Services Inc. He served as a member of the Franchise Board and Audit Committee of the Society of Lloyd’s between February 2015 and June 2020 and was appointed to the Nomination and Governance Committee in February 2017.
He currently serves on the Board of Overseers of the Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science in New York and was appointed Deputy Chair of the Association of Bermuda Insurers and Reinsurers (“ABIR”) in December 2023.
Mr. Cloutier has worked with a variety of private equity investors including Apollo, CVC Capital Partners, Kohlberg Kravis Roberts & Co. L.P. and Fortress Investment Group LLC. He started his career in British Columbia, Canada with Brouwer and company independent loss adjusters before moving on to found his own firm, Maxwell Cloutier Adjusters Ltd. We believe Mr. Cloutier is qualified to serve as Executive Chair of the Board due to his extensive leadership experience in the insurance and reinsurance industries.
David Altmaier. Mr. Altmaier was appointed to the Board in March 2023. Since March 2023, Mr. Altmaier has worked as a consultant at The Southern Group, a full-service lobbying firm. Prior to joining The Southern Group, Mr. Altmaier was the Commissioner of Insurance for the State of Florida from 2016 to 2022. In this role, Mr. Altmaier led the Office of Insurance Regulation (the “OIR”) and worked to cultivate a market in Florida in which insurance products are reliable, available and affordable. He started at the OIR in 2008, serving in a number of increasingly senior roles, including as Director of Property & Casualty Financial Oversight and, prior to assuming the role of Commissioner, as Deputy Commissioner of Property and Casualty Insurance.
Among other market leadership roles, Mr. Altmaier is a member of Florida’s Blockchain Task Force and, during the COVID-19 pandemic, was selected as a member of Florida’s Re-Open Florida Task Force Industry Working Group on Agriculture, Finance, Government, Healthcare, Management and Professional Services. Mr. Altmaier has also held multiple leadership positions within The National Association of Insurance Commissioners, most recently as President. We believe Mr. Altmaier is qualified to serve as a member of the Board due to his experience as an insurance regulator and his broad knowledge of the insurance industry.
Albert J. Beer. Mr. Beer was appointed to the Board in July 2019 after having previously served on the Board from February 2011 to February 2019. Since July 2014, he has also served as a director of Aspen Bermuda Limited. Mr. Beer previously held various executive roles at American Re-Insurance Corporation/Munich Re America, which included the active supervision of principal financial and accounting officers. Mr. Beer has over 40 years of actuarial and management experience in the insurance industry.
Mr. Beer is the Michael J. Kevany/XL Professor of Risk Management, Insurance and Actuarial Science at The Peter J. Tobin College of Business School of Risk Management, Insurance and Actuarial Science at St. John’s University. Mr. Beer graduated Phi Beta Kappa from Manhattan College with a B.S. in Mathematics and holds an M.A. in Mathematics from the University of Colorado. We believe Mr. Beer is qualified to serve as a member of the Board due to his significant experience in the insurance industry.
Christian Dunleavy. Mr. Dunleavy was appointed to the Board in March 2025 and was appointed Group President and Chief Executive Officer of Aspen Bermuda Limited in August 2024 after holding several leadership positions at Aspen since joining in 2015, most recently Group Chief Underwriting Officer. During his tenure, he has served as Head of Global Property Catastrophe, Chief Underwriting Officer of Aspen Re and Chief Executive Officer and Chief Underwriting Officer of Aspen Bermuda.
Prior to joining Aspen, Mr. Dunleavy spent several years at Axis Capital, where he was a Senior Vice President and responsible for U.S. Property Treaty, Caribbean Property and Workers Compensation Catastrophe business.

Before joining Axis Capital in 2002, he was a Senior Analyst at Renaissance Re, where he focused on multi-peril modeling, pricing and portfolio analysis.
In addition to his responsibilities at Aspen, Mr. Dunleavy is also Chair of the Association of Bermuda International Companies, as well as an Independent Director of CG Coralisle Group. We believe Mr. Dunleavy is qualified to serve as a member of the Board due to his significant experience in the insurance industry and familiarity with our operations.
Theresa Froehlich. Ms. Froehlich was appointed to the Board in June 2020. She has over 25 years of management experience in the financial services industry. From 2010 to 2016, Ms. Froehlich held senior roles at Lloyd’s of London, including interim director of performance management, where she was responsible for all commercial aspects of oversight of the marketplace and setting underwriting standards and also head of underwriting performance. Prior to working at Lloyd’s of London, she worked in Zurich as a Managing Director for Swiss Reinsurance Company Ltd., holding various senior management roles which included portfolio management of structured reinsurance products, driving transformation and strategic initiatives and serving as the Head of Transactions UK at Admin Re.
She currently serves as Chair of Brown & Brown Europe Limited, as a Non-executive Director of Aegon U.K. PLC and other companies in that group and has served as a Non-executive Director and Chair of the Audit Committee of Managing Agency Partners Ltd since 2017. From 2017 to 2020, Ms. Froehlich served as a Non-executive Director of Starr International Europe Limited and Starr Managing Agents Limited, where she chaired the Remuneration Committee and was a member of the Audit and Risk and Capital Committees. In addition, Ms. Froehlich has served as the Chair of Aspen Insurance U.K. Limited since November 2019 and as a Non-executive Director of Aspen Managing Agency Limited, where she chaired the Risk Management Committee from November 2019 to June 2022 and the Board since November 2021. Ms. Froehlich started her career as a commercial solicitor in Scotland before moving into mergers and acquisitions and structured finance. We believe Ms. Froehlich is qualified to serve on the Board due to her experience serving on the boards of directors of insurance companies and her overall knowledge operating in the insurance industry.
Alexander Humphreys. Mr. Humphreys was appointed to the Board in February 2019. Mr. Humphreys is a Partner at Apollo, which he joined in 2008. Prior to this, Mr. Humphreys worked at Goldman Sachs & Co. LLC on its financial institutions mergers and acquisitions team. Mr. Humphreys also currently serves on the boards of various Apollo portfolio companies, including Athora Holding, Ltd, Catalina Holdings (Bermuda) Ltd., Athene Life Re Ltd. and Athene Co-Invest Reinsurance Holding Ltd. He previously served on the board of directors of Miller Homes, HD Finance Holdings Limited (parent of Haydock Finance Holdings Limited), Latecoere S.A., Seguradoras Unidas S.A. (parent of Tranquilidade), Luminescence Cooperatief U.A., and Amissima Holdings, S.r.l. We believe Mr. Humphreys is qualified to serve on the Board due to his experience serving on the boards of directors of insurance companies and his experience in the private equity and financial services industries.
Michael Lagler. Mr. Lagler was appointed to the Board in March 2025. Mr. Lagler joined Apollo in 2021, where he is currently an Associate on the London Private Equity team. Prior to joining Apollo, he was a member of the investment banking team in the financial institutions group and subsequently the mergers and acquisitions group at Perella Weinberg Partners in London from July 2018 to April 2021. Mr. Lagler has been involved in various private equity transactions, including in relation to Aspen Insurance Holdings Limited and the acquisition of Banks and Acquirers International Holding S.A.S. (known as Ingenico) by investment funds affiliated with Apollo. Mr. Lagler graduated from the WHU - Otto Beisheim School of Management with a BSc degree in International Business Administration. We believe Mr. Lagler is qualified to serve on the Board due to his experience operating and investing in a variety of market sectors, including the insurance and financial services industries.
Richard Lightowler. Mr. Lightowler was appointed to the Board in December 2020. Mr. Lightowler has over 25 years’ experience in financial services public accounting focused on reinsurance and insurance clients, including non-life and life, primary and reinsurance, run-off as well as specialized risk vehicles. He was a Partner at KPMG from 1998 to 2016, where he spent over 16 years serving as global lead audit partner for reinsurance groups listed on the New York and London Stock Exchanges. Mr. Lightowler also served as Head of the KPMG Bermuda Insurance Practice.

Mr. Lightowler has significant private and public equity and debt offering experience and has worked on many cross-border mergers and acquisitions. Mr. Lightowler is currently a non-executive director of Phoenix Re Limited, Hansa Investment Company Limited, Geneva Re Limited and Oakley Capital Investments Limited. We believe Mr. Lightowler is qualified to serve on the Board due to his experience in the financial services and insurance industries, as well as his status as an audit committee financial expert pursuant to the rules and regulations of the SEC.
Gernot Lohr. Mr. Lohr was appointed to the Board in February 2019. Mr. Lohr joined Apollo in May 2007, where he is a Partner and Co-Chair of the Global Financial Institutions Group. Prior to joining Apollo, Mr. Lohr was a founding partner at Infinity Point LLC, Apollo’s joint venture partner for the financial services industry, since 2005. Before that time, Mr. Lohr spent eight years in financial services investment banking at Goldman Sachs & Co. LLC in New York and also worked at McKinsey & Company and B. Metzler Corporate Finance in Frankfurt.
Currently, Mr. Lohr serves on the board of directors of Athora Holding, Ltd. and Catalina Holdings. Mr. Lohr has previously served on the board of directors of Athene Holding Ltd., Oldenburgische Landesbank, Seguradoras Unidas, S.A. (f/k/a Companhia de Seguros Tranquilidade, S.A.).
Mr. Lohr has a joint Master’s Degree in Economics and Engineering from the University of Karlsruhe, Germany, and he received a Master of Business Administration from the MIT Sloan School of Management. We believe Mr. Lohr is qualified to serve on the Board due to his experience serving on the boards of directors of insurance companies and his experience in the private equity and financial services industries.
Tammy L. Richardson-Augustus. Ms. Richardson-Augustus was appointed to the Board in March 2021. Ms. Richardson-Augustus has 25 years of legal experience and since 2007 has been a partner and a member of the Bermuda corporate department of Appleby, a leading global provider of offshore legal and fiduciary services. Ms. Richardson-Augustus provides transactional and corporate governance advice to corporate clients (including, but not limited to, developing a framework of prudent and effective policies for board committees). Ms. Richardson-Augustus maintains a diversified business transactions practice, with emphasis on domestic and international mergers and acquisitions, joint ventures, capital markets and securities, secured and unsecured lending transactions and general corporate governance matters. She has extensive experience working with clients in a wide range of industries, including in energy, oil and gas exploration, and maritime shipping. Ms. Richardson-Augustus currently serves on numerous boards, including on the regulatory board (Bermuda Monetary Authority), statutory board (Bermuda Deposit Insurance Corporation) and on the board of Polaris (a company listed on the Bermuda Stock Exchange) and is a member of the Bermuda Bar Association and is a justice of the peace. We believe Ms. Richardson-Augustus is qualified to serve on the Board due to her legal and transactional experience.
Michael Saffer. Mr. Saffer was appointed to the Board in February 2019. Mr. Saffer joined Apollo in 2015, where he is a Managing Director in the London Private Equity team. Prior to joining Apollo, he was a member of the mergers and acquisitions group at Credit Suisse in London. Mr. Saffer has been involved in various private equity transactions including the acquisition of Oldenburgische Landesbank (formerly known as Bremer Kreditbank AG), Catalina Holdings (Bermuda) Ltd., Aspen Insurance Holdings Limited, Lottomatica S.p.A. (f/k/a Gamenet Group S.p.A.), Covis Group S.a r.l. and Evri by investment funds affiliated with Apollo. He also serves on the board of directors of Lottomatica S.p.A. and Evri. Mr. Saffer graduated from the University of Nottingham with a BSc in Economics. We believe Mr. Saffer is qualified to serve on the Board due to his experience operating and investing in a variety of market sectors, including the insurance industry.
David Amaro. Mr. Amaro was appointed as Group General Counsel & Company Secretary in January 2023. He joined Aspen in July 2021 as General Counsel of Aspen Bermuda and assumed the role of Group Head of Legal & Company Secretary as of January 2022. Before joining Aspen, Mr. Amaro spent seven years with Hamilton Insurance Group and Hamilton Re, most recently, until June 2021 as Vice President and Associate General Counsel for Hamilton Re. Prior to that, he was an in-house solicitor with Ark Syndicate Management in London, having previously completed his training contract at Clyde & Co LLP’s London office. Mr. Amaro is a member of the Group Executive Committee and the Executive Committee of Aspen Bermuda.
Mr. Amaro is a member in good standing of the Bermuda Bar Association and the Law Society of England & Wales.

Bruce Eisler. Mr. Eisler was appointed Chief Executive Officer U.S. and Chief Underwriting Officer, Insurance in June 2020. Mr. Eisler has held various senior level roles with Reliance National, ACE USA and Liberty International Underwriters, part of Liberty Mutual Group, where he was the Senior Vice President of Professional Liability Underwriting before joining Aspen in January 2010.
Rob Houghton. Mr. Houghton joined Aspen as Group Chief Operating Officer in January 2022. In his role, he oversees Aspen’s group operations, AI / data analytics and IT strategy. Mr. Houghton joined from MS Amlin, where he was Group Chief Operating Officer and, more recently, MS Amlin Business Services’ Chief Executive Officer. He has more than 20 years of operations, data science, IT and transformation experience across a range of sectors, including strong insurance experience. Mr. Houghton has lived and operated on a global basis with recent experience across North America and Europe.
Aileen Mathieson. Ms. Mathieson joined Aspen in November 2021, as Group Chief Investment Officer. She brings more than 30 years of experience as a finance leader in a number of industry sectors, including more than 17 years in financial services and investments.
Prior to Aspen, Ms. Mathieson served at Aberdeen Standard Investments, where she was Global Head of Insurance and at Zurich UK between 2014 and 2019 where she was Chief Investment Officer and Head of Wealth Management. During her career, she also held senior finance roles at Nucleus Financial Group plc, Standard Life Group, Diageo plc and EMI Music. Ms. Mathieson started her career at KPMG and is a qualified Chartered Accountant (Scotland) and Chartered Member of the Chartered Institute for Securities and Investment.
Mark Pickering. Mr. Pickering was appointed as Group Chief Financial Officer and Treasurer in August 2024. He has over 20 years of experience in the reinsurance industry and has held a number of senior roles at Aspen since joining in September 2015. His previous responsibilities included Group Chief Capital Management Officer, Chief Executive Officer of Aspen Bermuda, Chief Financial Officer of Aspen Bermuda and Director of Aspen Bermuda.
Prior to joining Aspen, he served as Senior Vice President, Treasurer with Platinum Underwriters Holdings, Ltd. from 2006 to 2015. He is a Chartered Financial Analyst, Chartered Professional Accountant and also an Associate in Reinsurance.
Brian Tobben. Mr. Tobben was appointed Chief Executive Officer of Aspen Capital Partners in June 2021. Prior to this, he served as the Chief Executive Officer for Aspen Capital Markets. Before joining Aspen, Mr. Tobben was at Partner Reinsurance for almost 10 years, most recently as Head of Insurance Linked Securities, where he managed a portfolio of catastrophe ILS, life ILS, weather and commodity investments. Prior to his time at Partner Reinsurance, Mr. Tobben was at Aquila Energy where he held a number of roles, including Vice President, Business Development, Weather.
John Welch. Mr. Welch was appointed Chief Underwriting Officer, Reinsurance in June 2023. Mr. Welch has over 30 years of global experience in reinsurance and insurance, including executive roles across global companies. Most recently, from January 2020 to August 2022, Mr. Welch was Chief Executive, Domestic Markets at AXA XL Re, where he led local reinsurance underwriting teams around the world. Mr. Welch previously held a number of senior roles at AXA XL, XL Catlin Group and XL Group.
Director Independence
As a foreign private issuer, under the listing requirements and rules of the NYSE we are not required to have independent directors on the Board, except to the extent that our Audit Committee is required to consist fully of independent directors. The listing standards of the NYSE applicable to U.S. domestic issuers require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, following a phase-in period. In addition, the listing standards of the NYSE require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in the NYSE Listed Company Manual. Nevertheless, the listing standards further provide that a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board has affirmatively determined that each of David Altmaier, Albert Beer, Theresa Froehlich, Richard Lightowler and Tammy L. Richardson-Augustus meet the definition of “independent director” under the applicable rules of the NYSE Listed Company Manual. In making this determination, the Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant in determining such director’s independence, including beneficial ownership of ordinary shares. Accordingly, our independent directors do not constitute a majority of the Board.
Family Relationships
There is no family relationship between any director or executive officer and any other director or executive officer.
Board Composition
Our business and affairs are managed under the direction of the Board.
Our bye-laws provide that the Board shall consist of not less than six and not more than 15 directors. Subject to our bye-laws, Bermuda law and to the director appointing rights contained in the Certificates of Designation relating to the Preference Shares, the directors shall be elected by holders of ordinary shares. Each director serving on the Board is elected annually at each annual general meeting of shareholders and serves for a term ending at the next annual general meeting of shareholders, subject to any rights to waive the annual general meeting pursuant to the Companies Act. In addition, notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected or until such director is removed from office or such office is otherwise vacated. In no event will a decrease in the number of directors shorten the term of any incumbent director.
See “Description of Share Capital—Bye-Laws—The Board and Corporate Action.”
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth in “—Biographical Information” above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Role of the Board in Risk Oversight
The Board considers effective identification, measurement, monitoring, management and reporting of the risks facing our business to be key elements of its responsibilities and those of the Group Chief Executive Officer and management. Matters relating to risk management that are reserved for the Board include approval of the internal control and risk management framework and the Aspen Group’s risk appetite statement and key risk limits. The Risk Committee of the Board also receives reports covering risk management processes including the design, operation, use and limitations of the internal model. The internal model is an economic capital model which has been developed internally for use in certain business decision-making processes, the assessment of risk-based capital requirements and for various regulatory purposes. As a result of these arrangements and processes, the Board, assisted by management and the Board Committees, is able to exercise oversight of the operation of our risk management strategy.
Foreign Private Issuer Exemption
As a “foreign private issuer,” as defined by the SEC, we are permitted to follow, and do follow, home country corporate governance practices instead of certain corporate governance practices required for U.S. domestic issuers, provided that we disclose which requirements we are not following and the equivalent requirement in Bermuda (i.e., its home country). Following the completion of this offering, we intend to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC, and the NYSE corporate governance rules and listing standards.
We rely on the foreign private issuer exemption to certain of the NYSE corporate governance standards with respect to matters related to our independent director oversight of executive compensation, proxy solicitation, quorum and shareholder approval. We may decide to rely upon the foreign private issuer exemption for purposes of opting out of some or all of the corporate governance rules applicable from time to time to U.S. domestic companies. Currently, the following identifies the significant differences between our corporate governance practices and the NYSE corporate governance standards applicable to U.S. issuers listed on the NYSE:
•The NYSE requires U.S. issuer listed companies to have a nominating and corporate governance committee composed entirely of independent directors and a committee charter detailing the committee’s purpose and responsibilities and an annual performance evaluation of the committee. Foreign private issuers and controlled companies, however, are exempt from this requirement. Under Bermuda law and our bye-laws, we are not required to have an entirely independent nominating and corporate governance committee. The Board has established a Nominating and Corporate Governance Committee and adopted its charter; however, the Nominating and Corporate Governance Committee is not composed entirely of independent directors.
•The NYSE requires U.S. issuer listed companies to have a compensation committee composed entirely of independent directors and a committee charter detailing the committee’s purpose and responsibilities, an annual performance evaluation of the committee and the rights and responsibilities of the committee with respect to retaining or obtaining advice from an independent adviser. Foreign private issuers and controlled companies, however, are exempt from this requirement. Under Bermuda law and our bye-laws, we are not required to have an entirely independent compensation committee. The Board has established a Compensation Committee and adopted its charter; however, the Compensation Committee is not composed entirely of independent directors.
•The NYSE requires U.S. issuer listed companies to have a board of directors composed of a majority of independent directors. Foreign private issuers and controlled companies, however, are exempt from this requirement. Under Bermuda law and our bye-laws, we are not required to have a majority of independent directors, and we currently do not have a majority of independent directors on our Board.
Additionally, because we are a foreign private issuer, our directors and senior management will not be subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. All shareholders, however, will be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies.
Controlled Company Status
Following this offering, the Apollo Shareholders will collectively beneficially own approximately 86.7% of our ordinary shares (or 84.9% if the underwriters exercise in full their option to purchase additional ordinary shares from the selling shareholders). As a result, we will be a “controlled company” under the corporate governance rules of the NYSE applicable to listed companies, and therefore are permitted to elect not to comply with certain corporate governance requirements thereunder. Under the NYSE corporate governance rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain requirements of the NYSE corporate governance standards, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) the requirement that our director nominations be made, or recommended to the Board, by a nominating committee that consists entirely of independent directors and that we adopt a written charter addressing the nominations process. We may take advantage of certain of these exemptions, and, as a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE corporate governance rules.
Committees of the Board
The Board has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Conflicts Committee, Investment Committee and Risk Committee. The Board may establish such other ad hoc or standing committees as it shall determine in its discretion from time to time. Each of the committees of the Board has, or will have, the composition and responsibilities described below.
Audit Committee
The Audit Committee is comprised of Messrs. Lightowler (Chair), Beer and Altmaier, each of whom is independent for purposes of the NYSE rules and Rule 10A-3 under the Exchange Act. Pursuant to its charter, the Audit Committee has general responsibility to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements, including the accounting and financial reporting process of the Company and audits of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements, as well as conflict of interest matters (to the extent not within the remit of the Conflicts Committee); (iii) the independent auditors’ qualifications, performance and independence; and (iv) the performance of the Company’s internal audit function. Among other things, the Audit Committee annually reviews and makes recommendations to the Board as to their selection and reviews the plan, fees (as otherwise determined by management) and results of the audit of the independent auditors, as well as the fees (as otherwise determined by management) and proposed scope of any non-audit services to be provided by the independent auditor. Such matters may be considered pursuant to the terms of the pre-approval policy adopted by the Board. The Audit Committee also is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditor regarding financial reporting), and the Company’s independent auditors must report directly to the Audit Committee.
The Board determined that each of the members of the Audit Committee are financially literate as such term is defined by applicable NYSE and SEC requirements. In addition, the Board has determined that Mr. Lightowler qualifies as having accounting or related financial management expertise pursuant to NYSE requirements and is an “audit committee financial expert” pursuant to the rules and regulations of the SEC.
Compensation Committee
The Compensation Committee is comprised of Mr. Altmaier (Chair), Ms. Froehlich and Mr. Saffer. Pursuant to its written charter, the Compensation Committee, among other things, assists the Board in its oversight duties in respect of the compensation philosophy and strategy of the Company and its subsidiaries, including, but not limited to, approval of the Group’s policies relating to the compensation of its employees, the approval of any issuance of equity or equity-based securities and oversight of the compensation of the Company’s Group Chief Executive Officer, key senior employees, executive officers and non-employee directors.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Ms. Richardson-Augustus (Chair), Ms. Froehlich and Mr. Saffer. Pursuant to its written charter, the Nominating and Corporate Governance Committee, among other things, assists the Board in its oversight of the evaluation of management and the Board, including the Board Committees, corporate governance matters and practices and makes recommendations to the Board in relation thereto, and identifies, evaluates and nominates individuals qualified to become Board members and recommends to the Board director nominees for approval by shareholders at the annual general meetings of shareholders.
Conflicts Committee
The Conflicts Committee is comprised of Messrs. Beer (Chair), Altmaier and Lightowler, each of whom is an independent director under NYSE rules. The Conflicts Committee reviews certain material transactions between Aspen Holdings and/or its subsidiaries and Apollo or Apollo’s non-Aspen affiliates that may present a conflict of interest. See “Material Contracts and Related Party Transactions—Policies and Procedures for Approval of Related Person Transactions” and “Risk Factors—Risks Related to Our Ordinary Shares and this Offering—Following this offering, we will continue to be controlled by Apollo, and Apollo’s interests may conflict with our interests and the interests of our other shareholders.”
Investment Committee
The Investment Committee is comprised of Ms. Richardson-Augustus (Chair), Mr. Beer and Mr. Saffer. The Investment Committee supports the Board in its oversight responsibilities by reviewing and monitoring the management and performance of the investment function of the Aspen Group, including the review of the investment strategy and annual investment plan and the ongoing monitoring of the Aspen Group’s investment managers, including the governance and control framework in place in connection therewith.
Risk Committee
The Risk Committee is comprised of Ms. Froehlich (Chair) and Messrs. Beer, Altmaier, Saffer and Humphreys. The Risk Committee assists the Board in its oversight of the framework that governs risk management and solvency assessment practices group-wide as articulated in the Board approved Group Risk Policy. This specifically includes oversight of processes undertaken by management to identify, evaluate and mitigate the material risks to the Group’s strategic objectives, as well as monitoring adherence to the Board approved risk appetite framework, solvency indicators, risk tolerance criteria, and key risk limits. The matters considered by the Risk Committee include oversight of cybersecurity threats and the process for prevention, detection, mitigation and remediation of cybersecurity incidents, as well as data privacy matters.
Code of Ethics
The Board has adopted a code of ethics entitled “Code of Conduct” which applies to all of our employees, officers and directors. Copies of our Code of Conduct can be found on our website at www.aspen.co. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE COMPENSATION
Summary of Compensation
Director Compensation
The Company paid approximately $1.5 million as aggregate compensation to non-executive directors for their services to the Company during 2024. In the case of Albert Beer and Theresa Froehlich, this also includes fees paid for their services as directors of certain of the Company’s subsidiaries.
Mr. Cloutier, our Group Chief Executive Officer and Executive Chairman of the Board, did not receive any compensation for his services as a director in 2024. Likewise, Messrs. Humphreys, Lohr, and Saffer did not receive any compensation for their services as a director in 2024. All directors are reimbursed for travel and other related expenses incurred while attending Board meetings.
Senior Management Compensation
In relation to 2024, the members of senior management identified as executive officers in “Management and Corporate Governance—Directors and Executive Officers” (including Mr. Cloutier) have been awarded approximately $21.3 million in aggregate compensation. This is comprised of: (i) base salary of approximately $5.9 million; (ii) discretionary bonuses, which include annual bonuses paid in 2025 for service during 2024 of approximately $13.1 million; and (iii) pension, retirement, and other benefits of approximately $2.2 million.
As of December 31, 2024, there were no equity compensation plans under which equity securities of the Company were authorized for issuance.
2025 Equity and Incentive Plan
In connection with this offering, the Board expects to adopt, and our current shareholder expects to approve, the 2025 Incentive Plan prior to the effective date of this offering.
The purposes of the 2025 Incentive Plan are to (i) align the interests of our shareholders and those eligible for awards under the 2025 Incentive Plan by increasing the proprietary interest of such recipients in our growth and success, (ii) advance the interests of the Company by attracting and retaining officers, other employees, non-employee directors and other service providers and (iii) motivate such persons to act in our long-term best interests and those of our shareholders.
The 2025 Incentive Plan provides for the grant of incentive share options (within the meaning of the Code), nonqualified share options, share appreciation rights, restricted shares awards, restricted share units, other share awards, and performance awards. Officers, non-employee directors, employees and other service providers, and those expected to become officers, non-employee directors, employees and other service providers, are eligible to receive such awards, as the Board, or a sub-committee thereof, may determine from time to time. Participants will also include recipients of replacement awards that will be granted in substitution for legacy share options previously granted by Highlands Manco 2 Ltd. The material terms of the 2025 Incentive Plan are as follows:
Shares Subject to the Plan. The number of shares reserved for issuance under the 2025 Incentive Plan is 3,633,333, plus an annual increase added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2026 and continuing until, and including, the fiscal year ending December 31, 2035. The annual increase will be equal to the lesser of (i) 4% of the number of shares issued on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board. The number of shares available for issuance under the 2025 Incentive Plan will not be reduced by shares issued in settlement of the replacement awards that will be granted in substitution for legacy share options previously granted by Highlands Manco 2 Ltd.
To the extent an equity award granted under the 2025 Incentive Plan (other than any substitute award, including any replacement awards granted in substitution for legacy share options previously granted by Highlands Manco 2 Ltd.) expires or otherwise terminates without having been exercised or paid in full, or is settled in cash, the shares subject to such award will become available for future grant under the 2025 Incentive Plan. In addition, to the extent shares subject to an award are withheld to satisfy a participant’s tax withholding obligation upon the exercise or settlement of such award (other than any substitute award, including any replacement awards granted in substitution for “share options” previously granted by Highlands Manco 2 Ltd.) or to pay the exercise price of a share option or share appreciation right, such shares will become available for future grant under the 2025 Incentive Plan. The aggregate value of cash compensation and the grant date fair value of ordinary shares that may be awarded or granted during any fiscal year of the Company to any non-employee director, for his or her services as a non-employee director, may not exceed $600,000; provided, however, that this limit will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.
Plan Administration. The Compensation Committee of the Board (the “Compensation Committee”) will administer the 2025 Incentive Plan. The Board has the authority to amend and modify the plan, subject to any shareholder approval required by law or stock exchange rules. Subject to the terms of the 2025 Incentive Plan, the Compensation Committee will have the authority to determine the eligibility for awards and the terms, conditions, and restrictions, including vesting terms, the number of shares subject to an award, and any performance goals applicable to grants made under the 2025 Incentive Plan. The Compensation Committee also will have the authority, subject to the terms of the 2025 Incentive Plan, to construe and interpret the 2025 Incentive Plan and awards, and amend outstanding awards at any time.
Share Options and Share Appreciation Rights. The Compensation Committee may grant incentive share options, nonqualified share options, and share appreciation rights under the 2025 Incentive Plan. The number of shares subject to an option or share appreciation right and the purchase price per share purchasable upon exercise of the option and the base price per share of share appreciation rights will be determined by the Compensation Committee, but must equal at least 100% of the fair market value of an ordinary share on the date of grant unless the participant is not subject to Section 409A of the Code or the option is otherwise designed to be compliant with Section 409A of the Code. The term of an option or share appreciation right may not exceed ten years; provided, however, that an incentive share option held by an employee who owns more than 10% of all of our classes of shares, or of certain of our affiliates, may not have a term in excess of five years, and the exercise price will not be less than the price required by the Code in order to constitute an incentive share option (at the date of the offering, 110% of fair market value). Subject to the provisions of the 2025 Incentive Plan, the Compensation Committee will determine the remaining terms of the options and share appreciation rights (e.g., vesting). Upon a participant’s termination of service, the participant may exercise his or her option or share appreciation right, to the extent vested (unless the Compensation Committee permits otherwise), as specified in the award agreement.
The 2025 Incentive Plan permits the Compensation Committee to, without the approval of shareholders, (i) reduce the exercise price of any previously granted share option or share appreciation right, (ii) cancel any previously granted share option or share appreciation right in exchange for another share option or share appreciation right with a lower exercise price, or (iii) cancel any previously granted share option or share appreciation right in exchange for cash or another award if the exercise price of such share option or share appreciation right exceeds the fair market value of an ordinary share on the date of such cancellation.
Share Awards. The Compensation Committee will decide at the time of grant whether an award will be in the form of a restricted share award, restricted share units, or other share award, as well as the form of the agreement evidencing the award. The Compensation Committee will determine the number of shares subject to the award, vesting, and the nature of any performance measures. Unless otherwise specified in the award agreement, the recipient of restricted shares will have voting rights and be entitled to receive dividends with respect to his or her restricted shares. The recipient of restricted share units will not have voting rights, but his or her award agreement may provide for the receipt of dividend equivalents. Any dividends or dividend equivalents paid with respect to restricted shares, other than a regular cash dividend, and regular cash dividends with respect to ordinary shares that are subject to performance-based vesting conditions, in each case, will be subject to the same vesting conditions as the underlying awards. Any dividend equivalents with respect to restricted share units and other share awards that are subject to performance-based vesting conditions will be subject to the same restrictions as the underlying awards. The Compensation Committee may grant other share awards that are based on or related to ordinary shares, such as awards of ordinary shares granted as bonus and not subject to any vesting conditions, deferred share units, share purchase rights, and ordinary shares issued in lieu of our obligations to pay cash under any compensatory plan or arrangement.
Performance Awards. The Compensation Committee will determine the value of any performance award, the vesting and nature of the performance measures, and whether the award is denominated or settled in cash or in ordinary shares. The performance goals applicable to a particular award, and any associated rules or conditions, will be determined by the Compensation Committee at the time of grant.
Transferability of Awards. The 2025 Incentive Plan does not allow awards to be transferred other than by will or the laws of inheritance following the participant’s death, and share options may be exercised during the contractual term, only by the participant during the lifetime of the participant. However, an award agreement may permit a participant to assign an award to a family member by gift or pursuant to a domestic relations order, or to a trust, family limited partnership or similar entity established for one of the participant’s family members. A participant may also designate a beneficiary who will receive outstanding awards upon the participant’s death. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder will immediately become null and void.
Certain Adjustments. If any change is made in our ordinary shares subject to the 2025 Incentive Plan, or subject to any award agreement under the 2025 Incentive Plan, without the receipt of consideration by us, such as through a share split, share dividend, extraordinary distribution, recapitalization, combination of shares, exchange of shares or other similar transaction, appropriate adjustments will be made in the number, class, and price of shares subject to each outstanding award and the numerical share limits contained in the plan.
Change in Control. Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in the 2025 Incentive Plan), the Board (as constituted prior to such change in control) may, in its discretion, determine whether some or all outstanding options and share appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted share awards and restricted share unit awards will lapse in full or in part and whether the performance measures applicable to some or all outstanding awards will be deemed to be satisfied. The Board may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our ordinary shares subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder and be immediately cancelled by us in exchange for a cash payment or other property, shares of capital stock of the corporation resulting from or succeeding us or a combination of cash or other property and such shares of stock.
Clawback. Awards granted under the 2025 Incentive Plan and any cash payment or ordinary shares delivered pursuant to an award are subject to forfeiture, recovery, or other action pursuant to the applicable award agreement or any clawback or recoupment policy that we may adopt, including any policy that we may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or Solvency II (as defined in the Aspen Group Remuneration Policy) and any implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.
Plan Termination and Amendment. The 2025 Incentive Plan will be effective as of the date the Plan is approved by the Board. The Board has the authority to amend, suspend, or terminate the 2025 Incentive Plan, subject to any requirement of shareholder approval required by law or stock exchange rules. The 2025 Incentive Plan will terminate on the ten-year anniversary of its approval by the Board, unless terminated earlier by the Board.
Share Incentive Plan
Employees will be eligible to receive share-based awards pursuant to the U.K. SIP, pursuant to which 227,083 shares will be available for issuance. We expect participation to be limited to employees who reside in the U.K.
Participants in the U.K. SIP may be awarded up to £3,600 of unrestricted shares each tax year (“free shares”). In addition, participants may purchase from their salary, on a pre-tax basis, shares having a value of up to £1,800 per annum (or 10% of gross taxable income, if lower) (“partnership shares”). For each partnership share purchased, the participant can receive an additional two free “matching shares” (in addition to the allowance for free shares described above). Any dividends paid on free shares, partnership shares or matching shares may be reinvested for additional shares.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table presents information relating to the beneficial ownership of our ordinary shares as of March 30, 2025, after giving effect to the Pre-IPO Transaction, by:
•each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding ordinary shares;
•each of our directors and executive officers;
•all of our directors and executive officers as a group; and
•the selling shareholders.
As of March 30, 2025, we had 90,833,333 ordinary shares outstanding.
The number of ordinary shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any ordinary shares over which the individual has sole or shared voting power or investment power as well as any such ordinary shares that the individual has the right to acquire within 60 days of March 30, 2025 through the exercise of any option or other right. Except as otherwise indicated, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person based on information provided to us by such person.
The percentage of outstanding ordinary shares beneficially owned before this offering is computed on the basis of the number of such ordinary shares outstanding as of March 30, 2025. Ordinary shares that a person has the right to acquire within 60 days of March 30, 2025 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the business address for each beneficial owner is 141 Front Street, Hamilton, HM19, Bermuda.
The percentage of ordinary shares beneficially owned after this offering is based on 91,841,482 ordinary shares to be outstanding after the completion of this offering after giving effect to the Pre-IPO Transaction and the net issuance of 1,008,149 ordinary shares issued upon the completion of this offering as replacement awards with respect to legacy share option awards granted to certain employees of the Company as described in “Executive Compensation—2025 Equity and Incentive Plan” (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the withholding of 302,038 ordinary shares to satisfy the estimated tax withholding and remittance obligations), and assumes no exercise of the underwriters’ option to purchase additional ordinary shares from the selling shareholders.
A description of any material relationship that the Apollo Shareholders have had with us or any of our affiliates within the past three years is included under “Material Contracts and Related Party Transactions—Relationships and Related Party Transactions with Apollo or its Affiliates.” The Apollo Shareholders listed below do not have voting rights with respect to their ordinary shares that are different from the voting rights of other holders of our ordinary shares.

As of March 30, 2025, to our knowledge, before giving effect to the Pre-IPO Transaction, there were no direct U.S. record holders of our outstanding ordinary shares.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Offered Hereby	Ordinary Shares Beneficially Owned after this Offering
Shareholder	Ordinary Shares	% of Ordinary Shares		Ordinary Shares	% of Ordinary Shares
5% or Greater Shareholders and the Selling Shareholders:
Apollo Shareholders (1)	90,655,720	99.8%	11,000,000	79,655,720	86.7%
Directors and Executive Officers:
Mark Cloutier	—	—	—	183,426(2)	*%
David Altmaier	—	—	—	—	—
Albert J. Beer	—	—	—	—	—
Christian Dunleavy	20,641	*%	—	190,965(2)	*%
Theresa Froehlich	—	—	—	—	—
Alexander Humphreys (1)	—	—	—	—	—
Michael Lagler	—	—	—	—	—
Richard Lightowler	—	—	—	—	—
Gernot Lohr	—	—	—	—	—
Tammy L. Richardson-Augustus	—	—	—	—	—
Michael Saffer (1)	—	—	—	—	—
David Amaro	—	—	—	—	—
Bruce Eisler	9,192	*%	—	74,938(2)	*%
Rob Houghton	4,281	*%	—	59,833(2)	*%
Aileen Mathieson	6,800	*%	—	55,408(2)	*%
Mark Pickering	5,160	*%	—	162,382(2)	*%
Brian Tobben	17,201	*%	—	103,556(2)	*%
John Welch	—	—	—	52,772(2)	*%
Directors and executive officers as a group (18 individuals)	63,275	*%	—	883,280(2)	1.0%
________________
*Represents beneficial ownership of less than 1% of the outstanding ordinary shares.
(1)Prior to this offering, Highlands Bermuda Holdco, Ltd., a holding company affiliate of certain investment funds managed by affiliates of Apollo, owned all of our issued and outstanding ordinary shares, which constituted its sole assets. On March 30, 2025, Highlands Bermuda Holdco, Ltd. transferred all 60,395,839 of our issued and outstanding ordinary shares, par value $0.01 per share, to us and for consideration of such transfer we issued to Highlands Bermuda Holdco, Ltd. 90,833,333 Class A ordinary shares, par value $0.001 per share, which have the same voting and economic rights as our existing ordinary shares other than par value. Following the Exchange, Highlands Bermuda Holdco, Ltd. will, pursuant to its plan of liquidation, distribute all 90,833,333 Class A ordinary shares that it received in the Exchange to AP Highlands Holdings, AP Highlands Co-Invest and certain members of our management team. As a result of the Pre-IPO Transaction, all of our issued and outstanding Class A ordinary shares previously held by Highlands Bermuda Holdco, Ltd. will, after the Pre-IPO Transaction, be held by the existing holders of equity interests in Highlands Bermuda Holdco, Ltd., including AP Highlands Holdings and AP Highlands Co-Invest, both of which are affiliated with and managed by affiliates of Apollo. Alexander Humphreys (a member of the Company’s Board) and Michael Saffer (a member of the Company’s Board) are the directors of Highlands Bermuda Holdco, Ltd. Each of Messrs. Humphreys and Saffer disclaims beneficial ownership of our ordinary shares, in each case except to the extent of any pecuniary interest therein. The address of the registered office of Highlands Bermuda Holdco, Ltd. is Park Place, 3rd Floor, 55 Par-la-Ville Road, Hamilton HM11, Bermuda. The address of the principal office of each of Messrs. Humphreys and Saffer is c/o Aspen Insurance Holdings Limited, 141 Front Street, Hamilton HM19, Bermuda.

Upon completion of the Pre-IPO Transaction, but prior to the consummation of this offering and the sale of our ordinary shares by the selling shareholders, the aggregate amount of ordinary shares listed in the table above consists of 56,264,677 ordinary shares held by AP Highlands Holdings and 34,391,043 ordinary shares held by AP Highlands Co-Invest.
Upon completion of the Pre-IPO Transaction and the consummation of this offering and the sale of our ordinary shares by the selling shareholders, the aggregate amount of ordinary shares listed in the table above consists of 49,437,624 ordinary shares held by AP Highlands Holdings and 30,218,096 ordinary shares held by AP Highlands Co-Invest.
The general partner of AP Highlands Holdings is AP Highlands Holdings (GP), LLC (“AP Highlands GP”). The managing member of AP Highlands GP is AIF IX International Holdings L.P. (“AIF IX International”). The general partner of AIF IX International is Apollo Advisors IX (EH), L.P. (“Apollo Advisors IX”). The general partner of Apollo Advisors IX is Apollo Advisors IX (EH-GP), LLC (“Apollo IX GP”). APH Holdings, L.P. (“APH Holdings”) is the sole member of Apollo IX GP. The general partner of APH Holdings is Apollo Principal Holdings A GP, Ltd. (“Principal Holdings A GP”). Scott Kleinman, Marc Rowan and James Zelter are the directors, as well as executive officers, of Principal Holdings A GP. Each of the entities listed herein, other than AP Highlands Holdings, and each of Messrs. Kleinman, Rowan and Zelter, disclaims beneficial ownership of our ordinary shares owned of record by AP Highlands Holdings, except to the extent of any pecuniary interest therein. The address of AP Highlands Holdings is 9 West 57th Street, 42nd Floor, New York, New York 10019, United States. The address of the principal office of each of AP Highlands GP, AIF IX International, Apollo Advisors IX, Apollo IX GP and APH Holdings is 9 W. 57th Street, 42nd Floor, New York, New York 10019. The address of the principal business office of Principal Holdings A GP is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The address of the principal office of each of Messrs. Kleinman, Rowan and Zelter is 9 West 57th Street, New York, NY 10019.
The general partner of AP Highlands Co-Invest is Apollo Advisors IX. The general partner of Apollo Advisors IX is Apollo IX GP. APH Holdings is the sole member of Apollo IX GP. The general partner of APH Holdings is Principal Holdings A GP. Scott Kleinman, Marc Rowan and James Zelter are the directors, as well as executive officers, of Principal Holdings A GP. Each of the entities listed herein, other than AP Highlands Co-Invest, and each of Messrs. Kleinman, Rowan and Zelter, disclaims beneficial ownership of our ordinary shares owned of record by AP Highlands Co-Invest, except to the extent of any pecuniary interest therein. The address of AP Highlands Co-Invest is 9 West 57th Street, 42nd Floor, New York, New York 10019, United States. The address of the principal office of each of Apollo Advisors IX, Apollo IX GP and APH Holdings is 9 West 57th Street, 42nd Floor, New York, New York 10019, United States. The address of the principal business office of Principal Holdings A GP is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The address of the principal office of each of Messrs. Kleinman, Rowan and Zelter is 9 West 57th Street, New York, NY 10019.
In connection with the Private Facility, AP Highlands Holdings has pledged all 56,264,677 of our ordinary shares that it owns and AP Highlands Co-Invest has pledged all 34,391,043 of our ordinary shares that it owns as collateral for borrowings under the Private Facility, excluding those shares being sold in this offering by each of AP Highlands Holdings and AP Highlands Co-Invest, pursuant to the Term Loan Agreements with customary default provisions. In the event of a default under the Private Facility, the lenders and the collateral agent may foreclose upon any and all ordinary shares pledged to them and also may seek recourse against AP Highlands Holdings and/or AP Highlands Co-Invest.
(2)Based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus.

MATERIAL CONTRACTS AND RELATED PARTY TRANSACTIONS
Relationships and Related Party Transactions with Apollo or its Affiliates
Prior to this offering and the Pre-IPO Transaction, Highlands Bermuda Holdco, Ltd., a holding company affiliate of certain investment funds managed by affiliates of Apollo, owned all of our issued ordinary shares.
Additionally, certain of our directors are employees of Apollo and its affiliates. Namely, Messrs. Humphreys, Lagler, Lohr, and Saffer are employees of Apollo.
Apollo’s indirect subsidiary, AAME, currently serves as the investment manager for the Company and certain of the Company’s subsidiaries, and Apollo’s indirect subsidiary, Apollo Management, provides the Company with management consulting and advisory services.
A description of relationships and transactions that have existed or that the Company and certain of the Company’s subsidiaries has entered into with Apollo and its affiliates are described below.
Investment Management Relationships
AAME provides centralized asset management and risk services for the portfolio of the Company’s investments and investments of such subsidiaries pursuant to the IMAs that have been entered into with AAME.
In addition, pursuant to the IMAs, AAME may engage sub-advisors or delegates to provide certain of the investment management services to the Company’s subsidiaries. Such sub-advisors may include affiliates of AAME.
Under each of the IMAs, AAME will be paid an annual investment management fee (the “Management Fee”) which will be based on a cost-plus structure. The “cost” is comprised of the direct and indirect fees, costs, expenses and other liabilities arising in or otherwise connected with the services provided under the IMAs. The “plus” component will be a mark-up in an amount of up to 25% determined based on an applicable transfer pricing study. The Management Fee will be subject to certain maximum threshold levels, including an annual fee cap of 15 basis points of the total amount of investable assets. Affiliated sub-advisors, including Apollo Management International LLP, will also earn additional fees for sub-advisory services rendered.
During the twelve months ended December 31, 2024, the Company recognized IMA fees of $9.2 million (2023 — $9.4 million; 2022 — $4.9 million), of which $4.0 million (2023 — $2.1 million) remains payable to AAME as of December 31, 2024.
Investment management responsibilities under our IMAs with AAME have been novated to AAME LLP with effect from January 1, 2025. We expect to supersede and replace our IMAs with AAME LLP by entering into a new investment management agreement with Apollo Management International LLP. A form of our existing IMA, the form of deed of novation by and among us and AAME and AAME LLP and our Amended and Restated Investment Management Agreement that we expect to be in effect upon the receipt of regulatory approval and completion of internal governance procedures have been filed as exhibits to the registration statement of which this prospectus is a part.
Management Consulting Agreement with Apollo Management
In March 2019, the Company entered into a Management Consulting Agreement, by and between the Company and Apollo Management. Pursuant to the Management Consulting Agreement, Apollo Management will provide the Aspen Group with management consulting and advisory services related to the business and affairs of the Aspen Group and Aspen will pay to Apollo Management in consideration for its services under the Management Consulting Agreement, an annual management consulting fee equal to the greater of (1) 1% of the consolidated net income of the Aspen Group for the applicable fiscal year and (2) $5 million. Upon the completion of this offering, we expect to terminate the Management Consulting Agreement by mutual agreement of the Company and Apollo Management.

During the twelve months ended December 31, 2024, the Company recognized management consulting fees of $5.0 million (2023 — $5.0 million; 2022 — $5.0 million), of which $1.3 million remains payable to Apollo Management as of December 31, 2024 (2023 — $1.2 million).
Related Party Investments
During the twelve months ended December 31, 2024, the Company bought or held the following securities or investments in Apollo:
As at December 31, 2024, the Company’s investment in funds managed by Apollo had a fair value of $78.6 million (December 31, 2023 — $39.8 million). During the twelve months ended December 31, 2024, the Company incurred income of $0.4 million (2023 — losses of $0.4 million; 2022 — income of $3.1 million) which is included in net investment income on the consolidated statement of operations and other comprehensive income. These investments are included in other investments on the consolidated balance sheet.
As at December 31, 2024, the Company’s investment in notes issued by special purpose vehicles established and managed by subsidiaries of Apollo had a fair value of $66.6 million (December 31, 2023 — $82.2 million). During the twelve months ended December 31, 2024, the Company recognized income of $5.5 million (2023 — income of $5.5 million; 2022 — losses of $0.4 million) which is included in the consolidated statement of operations and other comprehensive income. These investments are included in privately-held investments on the consolidated balance sheet.
As at December 31, 2024, the Company’s investments in CLOs issued by special purpose vehicles established and managed by subsidiaries of Apollo had a fair value of $88.9 million (December 31, 2023 — $129.8 million). During the twelve months ended December 31, 2024, the Company recognized income on these investments of $11.3 million (2023 — income of $17.4 million; 2022 —$Nil) which is included in the consolidated statement of operations and other comprehensive income. Of these investments, $74.9 million are included in fixed income securities, trading, and $14.0 million are included in fixed income securities, available for sale on the consolidated balance sheet.
As at December 31, 2024, the Company’s investments in MMLs originated and managed by a subsidiary of Apollo had a fair value of $7.0 million (December 31, 2023 — $45.1 million). During the twelve months ended December 31, 2024, the Company recognized income of $0.5 million (2023 — income of $5.8 million; 2022 — $Nil ) which is included in the consolidated statement of operations and other comprehensive income. The MMLs are included in privately-held investments on the consolidated balance sheet.
Other Payables to Related Parties
As at December 31, 2024, the Company had an intercompany payable balance of $1.2 million (December 31, 2023 — $1.2 million), due to its parent, Highlands Bermuda Holdco, Ltd.
Pre-IPO Transaction
On March 30, 2025, Highlands Bermuda Holdco, Ltd. transferred all 60,395,839 of our issued and outstanding ordinary shares, par value $0.01 per share, to us and for consideration of such transfer we issued to Highlands Bermuda Holdco, Ltd. 90,833,333 Class A ordinary shares, par value $0.001 per share, which have the same voting and economic rights as our existing ordinary shares other than par value. Following the Exchange, Highlands Bermuda Holdco, Ltd. will, pursuant to its plan of liquidation, distribute all 90,833,333 Class A ordinary shares that it received in the Exchange to AP Highlands Holdings, AP Highlands Co-Invest and certain members of our management team. As a result of the Pre-IPO Transaction, all of our issued and outstanding Class A ordinary shares previously held by Highlands Bermuda Holdco, Ltd. will, after the Pre-IPO Transaction, be held by the existing holders of equity interests in Highlands Bermuda Holdco, Ltd., including AP Highlands Holdings and AP Highlands Co-Invest, both of which are affiliated with and managed by affiliates of Apollo, and certain members of our management team, and our sole issued and outstanding class of ordinary shares will be our Class A ordinary shares. Upon completion of the Pre-IPO Transaction, but prior to the consummation of this offering and the sale of our Class A ordinary shares by the selling shareholders, we will have 90,833,333 Class A ordinary shares issued and outstanding, 56,264,677 Class A ordinary shares of which will be held by AP Highlands Holdings, 34,391,043 Class A ordinary shares of which will be held by AP Highlands Co-Invest and 177,613 Class A ordinary shares of which will be held by certain members of our management team.
Information Technology Outsourcing Agreement
In August 2018, Aspen Insurance UK Services Limited, Aspen Insurance U.S. Services Inc. and Aspen Bermuda entered into an Outsourcing Agreement (the “Original IT Outsourcing Agreement”) with Cognizant Worldwide Limited, a company registered in England (“Cognizant”). Pursuant to the Original IT Outsourcing Agreement, Cognizant provided the Company with information technology services to enable us to deliver greater operating effectiveness and efficiencies. The Original IT Outsourcing Agreement became effective in August 2018 and had an initial term period of five years beginning in October 2018. The Company had the right to extend the Original IT Outsourcing Agreement for an additional two-year term.
In December 2020, Aspen Insurance UK Services Limited, Aspen Insurance U.S. Services Inc. and Aspen Bermuda entered into a new Outsourcing Agreement (the “IT Outsourcing Agreement”) with Cognizant, which replaced and superseded the Original IT Outsourcing Agreement and significantly reduced the information technology services provided thereunder. The IT Outsourcing Agreement became effective in December 2020 and has an initial term of four years. The Company has the right to extend the IT Outsourcing Agreement for an additional two-year term.
In November 2024, the Company signed a new contract with Cognizant for a further three-year term (with an option for an additional two years) (the “Amended IT Outsourcing Agreement”). The total contract value for the Amended IT Outsourcing Agreement for application development and management services with Cognizant is $16.5 million over three years.
During the twelve months ended December 31, 2024, the Company paid Cognizant approximately $11.6 million (2023 — $11.5 million, 2022 — $10.5 million) for services rendered under the Original IT Outsourcing Agreement.
The IT Outsourcing Agreement contains customary representations and warranties and indemnity, termination and default provisions. We may terminate the IT Outsourcing Agreement for any reason by providing ninety days’ prior written notice. In addition, we may terminate the IT Outsourcing Agreement on shorter notice as a result of, among other things, a material breach if not cured within a specified time, insolvency, persistent breaches, failure to meet key milestones, a material adverse change (as defined in the IT Outsourcing Agreement) occurs in relation to Cognizant or particular circumstances constituting a change in control.
Business Process Outsourcing Agreement
In March 2023, Aspen Insurance UK Services Limited, Aspen Insurance U.S. Services, Inc. and Aspen Bermuda entered into an Amended and Restated Outsourcing Agreement (as amended, the “BPO Outsourcing Agreement”) with Genpact (UK) Limited, a company incorporated in England, United Kingdom (“Genpact”). Pursuant to the agreement, Genpact will provide us with a range of operational business processes, primarily from their offshore service center in Gurugram, India, to enable us to deliver greater operating effectiveness and efficiencies. Under the BPO Outsourcing Agreement, Genpact provides a range of operational services across core and support functions, including, but not limited to, Insurance and Reinsurance, Finance, Actuarial and Compliance. The BPO Outsourcing Agreement has minimum service levels that Genpact must meet or exceed.
The BPO Outsourcing Agreement became effective in March 2023 and was amended in January 2024. The BPO Outsourcing Agreement has an initial term period of three years. We have the right to extend the BPO Outsourcing Agreement for three additional one-year terms. This agreement extended the relationship with Genpact that was contracted in the 2018 agreement for a five year period.
Under the terms of the BPO Outsourcing Agreement, Genpact will provide support function services to the Company. The compensation structure under the BPO Outsourcing Agreement includes a combination of fixed and variable fees which may fluctuate, as set forth in the BPO Outsourcing Agreement, based on our actual use of Genpact’s services. During the twelve months ended December 31, 2024, the Company paid Genpact approximately

$12.3 million (2023 — $10.8 million, 2022 — $8.5 million) for services rendered under the BPO Outsourcing Agreement.
The BPO Outsourcing Agreement contains customary representations and warranties and indemnity, termination and default provisions. We may terminate the BPO Outsourcing Agreement for any reason by providing 90 days’ prior written notice. In addition, we may terminate the BPO Outsourcing Agreement as a result of, among other things, a material breach if not cured within a specified time, persistent breaches, insolvency, change of control, failure to meet key milestones or a material adverse change as defined in the BPO Outsourcing Agreement.
IT Infrastructure Outsourcing Agreement
In June 2022, Aspen Insurance UK Services Limited entered into a Master Services Agreement: ITO Services (the “IT Infrastructure Outsourcing Agreement”) with Mindtree Limited, a company incorporated in India (“LTIMindtree”). Pursuant to the IT Infrastructure Outsourcing Agreement, LTIMindtree will provide us with a range of IT infrastructure and cybersecurity-related services, including, but not limited to, in relation to network services, database service, cybersecurity management and protection and cloud-related services. Such services will be provided primarily from their offshore service center in Bangalore, India, to enable us to deliver greater operating effectiveness and efficiencies.
The IT Infrastructure Outsourcing Agreement became effective in June 2022 and has an initial term period of three years. We have the right to extend the initial term on the IT Infrastructure Outsourcing Agreement by up to two further periods of one year from the expiry of the initial term, by giving written notice to the service provider at least 90 days prior to the expiry of the initial term or an extension period, as applicable.
The IT Infrastructure Outsourcing Agreement has minimum service levels that LTIMindtree must meet or exceed. The compensation structure under the IT Infrastructure Outsourcing Agreement includes a combination of fixed and variable fees which are both applicable and may fluctuate based on our actual use of LTIMindtree’s services, as set forth in the IT Infrastructure Outsourcing Agreement. During the twelve months ended December 31, 2024, the Company paid LTIMindtree $8.3 million, (2023 — $5.7 million, 2022 — $1.0 million approximately) for services rendered under the IT Infrastructure Outsourcing Agreement.
The IT Infrastructure Outsourcing Agreement contains customary representations and warranties and indemnity, termination and default provisions. We may terminate the IT Infrastructure Outsourcing Agreement for any reason by providing three months’ prior written notice and by paying for (i) the services satisfactorily performed and accepted by Aspen up to the effective date of such termination and (ii) any other pre-agreed termination charges ranging from $0 to $750,000, depending on the circumstances. In addition, we may terminate the IT Infrastructure Outsourcing Agreement as a result of, among other things, a material breach if not cured within a specified time, persistent breaches, insolvency, change of control, failure to meet key milestones or material adverse change as defined in the IT Infrastructure Outsourcing Agreement.
Loss Portfolio Transfer Agreement
In January 2022, Aspen Holdings and certain of its subsidiaries entered into an Amended and Restated Reinsurance Agreement with a subsidiary of Enstar, which we refer to as the LPT, which amended and restated the Adverse Development Cover Agreement, dated as of March 2, 2020, previously entered into between Enstar and the Aspen Group (the “Original Agreement”). The transaction successfully closed in May 2022.
Under the terms of the LPT, Enstar’s subsidiary will reinsure net losses incurred on or prior to December 31, 2019 on all of the Company’s net loss reserves of $3.12 billion as of September 30, 2021. The LPT provides for a limit of $3.57 billion in consideration for a premium of $3.16 billion. The amount of net loss reserves ceded, as well as the premium and limit amounts provided under the LPT, have been adjusted for claims paid between October 1, 2021 and the closing date of the transaction. The premium includes $770.0 million of premium previously paid with respect to reserves ceded under the Original Agreement, which will continue to be held in trust accounts to secure the Enstar subsidiary’s obligations under the LPT. The incremental new premium will initially be held in funds withheld accounts in their original currencies maintained by the Company but will be released to the trust accounts maintained by the Enstar subsidiary no later than September 30, 2025. The funds withheld by the Company will be credited with interest at an annual rate of 1.75% plus, for periods after October 1, 2022, an additional amount equal to 50% of the amount by which the total return on the Company’s investments and cash and cash equivalents exceeds 1.75%. Under the LPT, the Enstar subsidiary has assumed claims control of the Subject Business, pursuant to the provisions of an administrative services agreement subsequently entered into between the parties in June 2022.
2026 Term Loan
On July 26, 2023, the Company entered into a $300.0 million term loan facility at a borrowing rate of term SOFR plus an applicable margin (ranging from 1.13% to 1.75% based on the Company’s credit ratings and 1.38% as of December 31, 2023) and a SOFR adjustment of 0.10% pursuant to a term loan credit agreement among the Company, the several lenders from time to time party thereto, HSBC Bank Bermuda Limited, as structuring agent, Lloyds Bank Plc, as syndication agent, and Citibank, N.A., as administrative agent (the “Term Loan Credit Agreement”). On November 9, 2023, the Company drew down $300.0 million on the 2026 Term Loan due November 9, 2026 and the proceeds were used to redeem the 2023 Senior Notes. Subject to applicable law, the 2026 Term Loan will be the senior unsecured obligations of Aspen Holdings and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. Under the Term Loan Credit Agreement, the Company must not permit (a) consolidated tangible net worth as at the last day of each fiscal quarter of the Company to be less than the sum of (i) $2,019,600,000, (ii) 25% of consolidated net income during the period from January 1, 2021 to and including such last day of such fiscal quarter (if positive) and (iii) 25% of the aggregate net cash proceeds of all issuances by the Company of shares of its capital stock during the period from January 1, 2021 to and including such last day of such fiscal quarter, but excluding (x) any amount included in the Company’s accumulated other comprehensive income or loss related to unrealized gains or losses on available for sale securities and (y) during the period from January 1, 2022, any amount included in net unrealized investment gains or losses, related to unrealized gains or losses on trading securities, (b) the ratio of its total consolidated debt to the sum of such debt plus our consolidated tangible net worth to exceed 35% as at the last day of any fiscal quarter of the Company or (c) any material insurance subsidiary to have a financial strength rating of less than “B++” from A.M. Best. The Credit Agreement contains other customary affirmative and negative covenants, including (subject to various exceptions) restrictions on the ability of the Company and its subsidiaries to incur indebtedness, create or permit liens on their assets, engage in mergers or consolidations, dispose of assets, pay dividends or other distributions, purchase or redeem the Company’s equity securities, make investments and enter into transactions with affiliates. In addition, the Term Loan Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.
Policies and Procedures for Approval of Related Person Transactions
We have adopted a related party transactions policy pursuant to which certain related parties, including our affiliates, any unconsolidated enterprise in which we or one of our subsidiaries has a significant influence or which has significant influence over us or one of our subsidiaries, any individual owning, directly or indirectly, 10% or more of the total voting power of the Company or otherwise exercising significant influence over the Company, and immediate family members of such individual, and our directors and officers (each a “Related Party”), will not be permitted to enter into a related party transaction (as defined below) with us without the consent of our Audit Committee or, in the case of certain transactions and agreements with Apollo or certain of its affiliates, our Conflicts Committee, both of which are independent committees of the Board. Any request for us to enter into any transaction or loan with any Related Party that is (1) material to us or the Related Party, or unusual in its nature or conditions, involving goods, services, or tangible or intangible assets, and (2) where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year (a “related party transaction”) will require the approval of our Audit Committee or Conflicts Committee, as the case may be and except for transactions which have been pre-approved by such committees. All of our directors, officers and other Related Parties will be required to report to the Group General Counsel of the Company any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee and Conflicts Committee will take into account, among other factors it deems appropriate, whether the transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances or is otherwise fair and reasonable to the Company, the results of an appraisal, if any, whether there was a bidding process and the results thereof, review of the valuation methodology used and alternative approaches to valuation of the transaction and the extent of the Related Party’s interest in the transaction. Under the related party transactions policy, if we should discover related party transactions that have not been approved, our Audit Committee or Conflicts Committee, as applicable, will evaluate all options available to the Company, including ratification, revision or termination of the transaction.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and our bye-laws, copies of which will be filed as exhibits to the registration statement of which this prospectus forms apart, and applicable Bermuda law. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and our bye-laws.
General
We are an exempted company limited by shares incorporated under the laws of Bermuda. We are incorporated under the name “Aspen Insurance Holdings Limited.” Our registered office is at 141 Front Street, Hamilton, Bermuda HM19. Our agent for service of process in the United States in connection with this offering is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, New York 10168.
The objects for which we are formed and incorporated are unrestricted and we have the capacity, rights, powers and privileges of a natural person. We therefore are able to undertake activities without restriction on our capacity.
Share Capital
Upon the completion of this offering, our authorized share capital will consist of 750,000,000 Class A ordinary shares, par value $0.001 per share, and 150,000,000 preference shares, par value 0.15144558¢ per share, and there will be 91,841,482 ordinary shares outstanding (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus), 10,000,000 of our AHL PRD Shares outstanding, 10,000 of our AHL PRE Shares outstanding and 9,000 of our AHL PRF Shares outstanding. Our sole issued and outstanding class of ordinary shares will be the Class A ordinary shares.
Ordinary Shares
In general, subject to the adjustments regarding voting set forth in “—Voting Power Adjustments” below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by the Board. Our ordinary shares have no pre-emptive rights or other rights to subscribe for additional shares. Holders of our ordinary shares have no redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preference shares, including the Preference Shares.
All of our outstanding ordinary shares, including the outstanding ordinary shares covered by this prospectus, are fully paid and non-assessable. For additional information regarding certain provisions relating to our ordinary shares under the Companies Act, our memorandum of association and our bye-laws, compared to a Delaware corporation, see “Comparison of Shareholder Rights.”
The Board may decline to register a transfer of any ordinary shares if it appears to the Board, in its sole discretion, after taking into account, among other things, the limitations on voting rights contained in our bye-laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries, any of our shareholders or their affiliates or any direct or indirect investor in, or beneficial owner of an interest in, a shareholder of ours would result from such transfer.
No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our ordinary shares prevailing from time to time. The sale of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares.

Voting Power Adjustments
In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the shares of a shareholder in the Company are treated as “controlled shares” (as defined in our bye-laws by reference to Sections 957 and 958 of the Code) of any U.S. person (as that term is defined in the Code) and such “controlled shares” constitute 9.5% or more of the voting power of all shares of the Company and such person would be generally required to recognize income with respect to the Company under Section 951(a)(1) of the Code, if the Company were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5% (“9.5% U.S. Shareholder”), the voting rights with respect to the controlled shares owned by such U.S. person shall be limited, in the aggregate, to a voting power of less than 9.5% under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, the Board may limit a shareholder’s voting rights when it deems it appropriate to do so to (1) avoid the existence of any 9.5% U.S. Shareholder; and (2) avoid adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries, any shareholder or its affiliates or any direct or indirect investor in, or any other person holding a direct or indirect beneficial or economic ownership interest in, a shareholder of ours. “Controlled shares” includes all shares of the Company that such U.S. person is deemed to own directly, indirectly or constructively (within the meaning of Sections 957 and 958 of the Code). Pursuant to our bye-laws the amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of the Company whose shares were not “controlled shares” of any 9.5% U.S. Shareholder so long as such reallocation does not cause any person to become a 9.5% U.S. Shareholder.
Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.
Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders may be notified of their voting interests prior to any vote to be taken by them.
We have the authority to request from any shareholder, and such shareholder is required to provide, such information that we may reasonably request for the purposes of determining whether any shareholder’s voting rights are to be adjusted pursuant to the voting adjustment provisions in our bye-laws described above. If any shareholder fails to respond to this request or submits incomplete or inaccurate information, we may, in our reasonable discretion, eliminate or reduce the shareholder’s voting rights. All information provided by the shareholder shall be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).
In addition, any ordinary shares will not carry any right to vote to the extent that the Board unanimously determines, in its sole discretion, that it is necessary in order to avoid material adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any other shareholder or its affiliates, or any direct or indirect investor in, or any other person holding a direct or indirect beneficial or economic ownership interest in, a shareholder of ours, provided that (1) no adjustment in these circumstances shall be made if it would cause any person to become a 9.5% U.S. Shareholder or the Company to become a United Kingdom controlled foreign corporation and (2) prior to making such determination, the Board shall first have (x) consulted with the relevant shareholder and explored alternatives to avoid such consequences and (y) in the case of such determination with respect to Apollo or certain of its affiliates, obtained the prior written consent of Apollo or such affiliates.
Acquisition of Ordinary Shares by the Company
Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us or a third party at fair market value, as determined in the good faith discretion of the Board, the minimum number of ordinary shares which is necessary to eliminate any material adverse tax consequences to us, our subsidiaries, our shareholders or their affiliates or any direct or indirect investor in, or any other person holding a direct or indirect beneficial or economic ownership interest in, a shareholder of ours if the Board unanimously determines that failure to exercise such option would result in such material adverse tax consequences.

For purposes of determining the fair market value of such ordinary shares, (1) if the shares are not traded on a securities exchange in or outside the United States, the fair market value per share shall be determined by the Board without a minority discount but with an appropriate liquidity discount, such value and liquidity discount, if any, as determined by the Board, or (2) if the shares are traded on a securities exchange in or outside the United States, the fair market value per share shall be determined by the Board based on the average of the last sales price per share or if there is none, the average of the bid and asked price per share, without a minority discount or a liquidity discount, in each case for the eight business days prior to the repurchase date.
Issuance of Shares
In accordance with our bye-laws, the Board has the power to issue any unissued shares of the Company, including preference shares, on such terms and conditions as it may determine. The Board is authorized, subject to any limitations prescribed by applicable law, to issue preference shares in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by shareholders of the Company.
Bye-laws
The following provides a summary of some of the other important provisions of our bye-laws.
The Board and Corporate Action
Our bye-laws provide that the Board shall consist of not less than six and not more than 15 directors, as determined by the Board. Subject to our bye-laws, Bermuda law and to the director appointing rights contained in the Certificates of Designation relating to the Preference Shares, the directors shall be elected by holders of ordinary shares. Each director serving on the Board is elected annually at each annual general meeting of shareholders and serves for a term ending at the next annual general meeting of shareholders, subject to any rights to waive the annual general meeting pursuant to the Companies Act. In addition, notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected or until such director is removed from office or such office is otherwise vacated. In no event will a decrease in the number of directors shorten the term of any incumbent director.
Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the Board without a meeting and with no need to give notice. The quorum necessary for the transaction of business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of directors in office from time to time and in no event less than two directors.
Removal of Directors and Vacancies
Holders of our ordinary shares may, at any general meeting convened and held in accordance with our bye-laws, remove a director by the affirmative vote of shareholders holding at least a majority of the total combined voting power of all of our issued and authorized shares (taking into account any adjustment of voting power under our bye-laws); provided that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention to remove a director and be served upon such director not less than 14 days before the meeting and at such meeting such director shall be entitled to be heard on the motion for such director’s removal. Any vacancy on the Board created by the removal of a director under the provisions of our bye-laws described above may be filled by our shareholders at the meeting at which such director is removed or, in the absence of such election or appointment, the Board may fill the vacancy in accordance with the provisions described below. A director so elected or appointed by our shareholders or, in absence thereof, the Board shall hold office until the next annual general meeting or until such director’s office is otherwise vacated and shall serve within the same class of directors as the predecessor. At such next annual general meeting, our shareholders shall elect a director to fill such vacancy to serve the remaining term, if any, of such predecessor.

The Board shall have the power from time to time and at any time, by the affirmative vote of at least a majority of the directors then in office, to appoint any person as a director to fill a vacancy on the Board. A director so appointed shall hold office until the next annual general meeting or until such director’s office is otherwise vacated and shall serve within the same class of Directors as the predecessor. At such next annual general meeting, following a vacancy filled by the Board, the shareholders shall elect a Director to fill such vacancy to serve the remaining term, if any, of such predecessor.
The office of a director shall be vacated upon the happening of any of the following events: (1) if the director resigns such director’s office by notice in writing; (2) if the director becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that such director’s office is vacated; (3) if the director becomes bankrupt under the laws of any country or compounds with such directors’ creditors; (4) if the director is prohibited by law from being a director; or (5) if the director ceases to be a director by virtue of the Companies Act or is removed from office pursuant to our bye-laws.
Meetings of Shareholders
Annual General Meetings
An annual general meeting will be held in each year at such time and place or in such form as the Board determines, unless waived in accordance with the Companies Act.
Special General Meetings
The Board may convene a special general meeting whenever in its judgment such a meeting is necessary and in accordance with the procedures set out in our bye-laws.
Requisitioned General Meetings
Shareholders holding not less than 10% of the paid-up voting share capital of the Company carrying the right to vote at general meetings may requisition the Board to convene a special general meeting in accordance with the provisions of the Companies Act and in accordance with the procedures set out in our bye-laws.
Shareholder Action
Except as otherwise required by the Companies Act and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under our bye-laws).
Notice of an annual general meeting and special general meeting must be given to shareholders at least five days before the date of such meeting, stating the date, place and time at which the meeting is to be held and the nature of the business to be considered.
A general meeting may be called on shorter notice provided that (1) in the case of an annual general meeting, all of the shareholders entitled to attend and vote at such meeting so agree and (2) in the case of a special general meeting, a majority in number of the shareholders entitled to attend and vote at such meeting, being a majority together holding not less than 95% in nominal value of the shares entitled to be voted at such meeting, so agree.
Subject to the Companies Act, all or any of the special rights attached to any class or series of shares issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy-five percent (75%) of the voting power of the issued shares of that class or series (taking into account any adjustment of voting power under our bye-laws) or with the sanction of a resolution passed by the holders of not less than seventy-five percent (75%) of the voting power of the shares in issue at a separate general meeting (taking into account any adjustment of voting power under our bye-laws).

Amendment
Our bye-laws may be revoked or amended by a majority of the Board then in office and eligible to vote on such resolution, but no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by an affirmative vote of a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under our bye-laws) or such greater majority as required by our bye-laws.
Voting of Non-U.S. Subsidiary Shares
If the voting rights of any shares of the Company are adjusted and we are required or entitled to vote at a general meeting of any of our non-U.S. subsidiaries (together, the “Non-U.S. Subsidiaries,” but excluding for these purposes any subsidiary that has elected to be treated as a “U.S. person” for federal income tax purposes pursuant to Section 953(d) of the Code), and the subject matter of the vote is (a) the appointment, removal or remuneration of directors of a non-U.S. Subsidiary of the Company or (b) any other subject matter with respect to a Non-U.S. Subsidiary that legally requires the approval of the shareholders of such Non-U.S. Subsidiary, our directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders in a general meeting of the Company as to how they should vote on the resolution proposed by the Non-U.S. Subsidiary. Substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of the Non-U.S. Subsidiaries. If the Board, in its discretion, determines that the application of this paragraph with respect to a particular vote is not necessary to achieve the purposes of this paragraph, it may waive the application of this paragraph with respect to such vote.
Capital Reduction
In the event of a reduction of capital, our bye-laws permit such reduction to apply to part of a class of shares.
Corporate Purpose
Our memorandum of association and our bye-laws do not restrict our corporate purpose and objects.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
Bye-Law 145 of our bye-laws provides, among other things, that, subject to certain provisos, our directors, officers, resident representative, member of a committee duly constituted under our bye-laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and such persons heirs, executors and administrators (each, an “Indemnified Person”) shall be indemnified and held harmless out of the assets of the Company against all actions, costs, charges, liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such person by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his/her duties. The indemnity contained in Bye-Law 145 extends to any Indemnified Person of the Company acting in any office or trust in the reasonable belief that such person has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided that the indemnity contained in Bye-Law 145 shall not extend to any matter which would render it void under the Companies Act.

Bye-Law 149 of our bye-laws provides that each shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of such person’s duties with or for the Company. Such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
The Companies Act provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer (including a director) exempt such officer or person from, or indemnify him or her in respect of, any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the company or any subsidiary thereof. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the Company and the officer, indemnifying such officer against any liability which would attach to him in respect of his fraud or dishonesty in relation to the company will be void.
We have entered into indemnification agreements with each director and executive officer of the Company, pursuant to which the Company has agreed to provide such indemnitee with full indemnification against litigation risks and expenses, subject to certain contractual exceptions, such as in circumstances where such indemnitee has acted fraudulently and/or dishonestly, or failed to act in good faith or otherwise in the best interests of the Company. The form of the indemnification agreements has been filed as an exhibit to the registration statement of which this prospectus forms a part, and this description of the indemnification agreements is qualified in its entirety by reference thereto.
Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.
Business Opportunities
To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, other than its subsidiaries that are insurance companies which are regulated by a governmental entity (“Insurance Subsidiaries”), waives and renounces any right, interest or expectancy of the Company and/or its subsidiaries, other than its Insurance Subsidiaries, in, or in being offered an opportunity to participate in, business opportunities of any kind, nature or description that are from time to time presented to (x) any member of the Apollo Group (as defined below) or an affiliate of any member of the Apollo Group (other than the Company and its subsidiaries), (y) any of the Company’s directors or any of their respective affiliates (other than the Company and its subsidiaries), or (z) any officer, employee or agent of the Company, or any director, officer, employee or agent of any of the Company’s subsidiaries, who is also, and is presented such business opportunity in his or her capacity as, an officer, director, employee, managing director, general or limited partner, manager, member, shareholder, agent or other affiliate of any member of the Apollo Group or of any affiliate of any member of the Apollo Group (other than the Company and its subsidiaries) (the persons described in clauses (x), (y) and (z), “Specified Parties” and each, a “Specified Party”), or of which any Specified Parties have or gain knowledge, whether or not the opportunity is competitive with the business of the Company or its subsidiaries or in the same or similar lines of business as the Company or its subsidiaries or one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Specified Party shall have no duty (statutory, fiduciary, contractual or otherwise) to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries, other than its Insurance Subsidiaries, for breach of any statutory, fiduciary, contractual or other duty, as a director, officer, employee or agent of the Company, or a director, officer, employee or agent of any of the Company’s subsidiaries, as the case may be, or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present or communicate such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries.

Notwithstanding the foregoing, the Company and its subsidiaries do not renounce any right, interest or expectancy in any business opportunity offered to a Specified Party who is a director or officer of the Company if such business opportunity is expressly offered for the Company or its subsidiaries to such person solely in his or her capacity as a director or officer of the Company (a “Company Opportunity”); provided, however, that all of the protections in our bye-laws shall otherwise apply to the Specified Parties with respect to such Company Opportunity, including the ability of the Specified Parties to pursue or acquire such Company Opportunity, directly or indirectly, or to direct such Company Opportunity to another person, if and to the extent that the Company or the applicable subsidiary of the Company, as applicable, determines not to pursue such Company Opportunity or if it is subsequently determined by the Board or any committee thereof (or board of directors or other governing body of such subsidiary or any committee thereof), or by any court of competent jurisdiction, that the business opportunity was not in the line of business of the Company or such subsidiary, as applicable, was not of material or practical advantage to the Company or such subsidiary, as applicable, or was one that the Company or such subsidiary, as applicable, was not financially capable of undertaking. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein or otherwise, to the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, other than its Insurance Subsidiaries, hereby waives and renounces any right, interest or expectancy of the Company or its subsidiaries to participate in or be offered an opportunity to participate in any business or business opportunity of any member of the Apollo Group or its affiliates (other than the Company and its subsidiaries), except to the extent such right, interest or expectancy is expressly granted to the Company or any of its subsidiaries under a binding agreement between or among the Company and/or its subsidiaries, on the one hand, and any member of the Apollo Group or its affiliates (other than the Company and its subsidiaries), on the other hand.
Any person purchasing or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and to have consented to these provisions of our bye-laws.
Notwithstanding the foregoing, under no circumstances will the provisions of our bye-laws described above apply to (or result in or be deemed to result in a limitation or elimination of) any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by any Specified Party who is also an officer, employee or agent of the Company, or any director, officer, employee or agent of any of the Company’s subsidiaries (other than any such Specified Party who is also an officer, director, employee, managing director, general or limited partner, manager, member, shareholder, agent or other affiliate of any member of the Apollo Group or of any affiliate of any member of the Apollo Group (other than the Company and its subsidiaries)), and any business opportunity waived or renounced by any person will be expressly reserved and maintained (and will not be waived or renounced) by such person as to any such Specified Party.
The foregoing provisions of our bye-laws may not be rescinded, altered or amended (1) unless in accordance with the Companies Act and (2) until the same has been approved by the Board and at least a majority of the voting power of shares entitled to vote at a meeting of the Company’s shareholders.
For purposes of this section, “Apollo Group” means Apollo Global Management, LLC and its subsidiaries and certain other specified entities and affiliates.
Exclusive Jurisdiction
Unless we consent in writing to the selection of an alternative forum, in the event that any dispute arises concerning the Companies Act or out of or in connection with our bye-laws, including any question regarding the existence and scope of any bye-law and/or whether there has been any breach of the Companies Act or our bye-laws by one of our officers or directors (whether or not such a claim is brought in the name of a shareholder or in the name of the Company), any such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda. Our bye-laws provide that this exclusive jurisdiction provision does not apply to actions predicated upon civil liability protections of U.S. federal securities laws or disputes arising under the Securities Act or the Exchange Act.

Outstanding Series of Preference Shares
5.625% Perpetual Non-Cumulative Preference Shares
In September 2016, the Board authorized the issuance and sale of our AHL PRD Shares, with a liquidation preference of $25 per share. In September 2016, we issued 10,000,000 AHL PRD Shares for an aggregate amount of $250.0 million.
Dividends on our AHL PRD Shares are payable on a non-cumulative basis only when, as and if declared by the Board at the annual rate of 5.625% of the $25 liquidation preference of each AHL PRD Share, payable quarterly in cash on January 1, April 1, July 1 and October 1 of each year. In the event of our liquidation, winding up or dissolution, our ordinary shares will rank junior to our AHL PRD Shares. Generally, unless the full dividends for the most recently ended dividend period on all outstanding AHL PRD Shares have been declared and paid, we cannot declare or pay a dividend on our ordinary shares.
Whenever dividends on any AHL PRD Shares have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive, subject to certain conditions, the holders of our AHL PRD Shares, acting together as a single class with holders of any and all other series of preference shares having similar appointing rights then outstanding (including the AHL PRE Shares and the AHL PRF Shares), will be entitled to the appointment of a total of two directors and the number of directors that comprise the Board will be increased by the number of directors so appointed. These appointing rights and the terms of the directors so appointed will continue until dividends on our AHL PRD Shares and any such series of voting preference shares following the nonpayment shall have been fully paid for at least four consecutive dividend periods.
In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of outstanding AHL PRD Shares and any series of appointing preference shares (including the AHL PRE Shares and the AHL PRF Shares), voting together as a single class, will be required for the authorization or issuance of any class or series of senior shares (or any security convertible into or exchangeable for senior shares) ranking senior to our AHL PRD Shares as to dividend rights or rights upon our liquidation and for amendments to our memorandum of association or our bye-laws that would materially adversely affect the rights of holders of our AHL PRD Shares.
We may redeem our AHL PRD Shares at our option, in whole or in part, at a redemption price equal to $25 per AHL PRD Share, plus any declared and unpaid dividends, if any, (i) on January 1, 2027 and any dividend payment date thereafter and (ii) on any dividend payment date following the occurrence of a tax event (as defined in the certificate of designations for the AHL PRD Shares) or on the dividend payment date following the occurrence of a capital disqualification redemption event (as defined in the certificate of designations for the AHL PRD Shares).
At any time prior to January 1, 2027, we may redeem our AHL PRD Shares at our option, upon not less than 30 nor more than 60 days’ written notice, at a redemption price equal to $26 per AHL PRD Share, plus any declared and unpaid dividends, if any, if we submit a proposal to our ordinary shareholders concerning an amalgamation or submit any proposal for any other matter that requires, as a result of a change in Bermuda law after September 13, 2016, the approval of the holders of our AHL PRD Shares, whether voting as a separate series or together with any other series of preference shares as a single class.
Our AHL PRD Shares are listed on the NYSE under the symbol “AHLPRD.”
5.625% Perpetual Non-Cumulative Preference Shares Represented by AHL PRE Depositary Shares
In May 2019, the Board authorized the issuance and sale of our AHL PRE Shares, with a liquidation preference of $25,000 per share, and AHL PRE Depositary Shares each representing a 1/1000th interest in a share of an AHL PRE Share. In August 2019, we issued 10,000 AHL PRE Shares represented by 10,000,000 AHL PRE Depositary Shares for an aggregate amount of $250.0 million. Each AHL PRE Depositary Share is evidenced by a depositary receipt. The underlying AHL PRE Shares are deposited with Computershare Inc. and Computershare Trust Company, N.A., acting as depositary (together in such capacity, the “Depositary”), pursuant to a deposit agreement among us, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as Depositary, and the holders from time to time of the depositary receipts (the “2019 Deposit Agreement”). Subject to the terms of the 2019 Deposit Agreement, each owner of a depositary receipt is entitled, in proportion to the fractional interest of an AHL PRE Share evidenced by that depositary receipt, to all the rights and preferences of AHL PRE Shares represented by those AHL PRE Depositary Shares (including any dividend, liquidation, redemption and voting rights). If the AHL PRE Shares are exchanged for new securities, each AHL PRE Depositary Share will represent the same percentage interest in such new security, and will be evidenced by a depositary receipt.
Dividends on our AHL PRE Shares are payable on a non-cumulative basis only when, as and if declared by the Board at the annual rate of 5.625% of the $25,000 liquidation preference of each AHL PRE Share, payable quarterly in cash on January 1, April 1, July 1 and October 1 of each year. In the event of our liquidation, winding up or dissolution, our ordinary shares will rank junior to our AHL PRE Shares and AHL PRE Depositary Shares. Generally, unless the full dividends for the most recently ended dividend period on all outstanding AHL PRE Shares have been declared and paid, we cannot declare or pay a dividend on our ordinary shares. Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of an AHL PRE Depositary Share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of our AHL PRE Shares. The Depositary will distribute all cash dividends and other cash distributions received on our AHL PRE Shares to the holders of record of the AHL PRE Depositary Shares in proportion to the number of AHL PRE Depositary Shares held by each holder on the relevant record date. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the holders of record of the AHL PRE Depositary Shares in proportion to the number of AHL PRE Depositary Shares held by each holder, unless the Depositary determines that this distribution is not feasible, in which case the Depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the AHL PRE Depositary Shares.
Record dates for the payment of dividends and other matters relating to the AHL PRE Depositary Shares will be the same as the corresponding record dates for our AHL PRE Shares.
Whenever dividends on any AHL PRE Shares have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive, subject to certain conditions, the holders of our AHL PRE Shares, acting together as a single class with holders of any and all other series of preference shares having similar appointing rights then outstanding (including the AHL PRD Shares and the AHL PRF Shares), will be entitled to the appointment of a total of two directors and the number of directors that comprise the Board will be increased by the number of directors so appointed. These appointing rights and the terms of the directors so appointed will continue until dividends on our AHL PRE Shares and any such series of voting preference shares following the nonpayment shall have been fully paid for at least four consecutive dividend periods.
In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of outstanding AHL PRE Shares and any series of appointing preference shares (including the AHL PRD Shares and the AHL PRF Shares), voting together as a single class, will be required for the authorization or issuance of any class or series of senior shares (or any security convertible into or exchangeable for senior shares) ranking senior to our AHL PRE Shares as to dividend rights or rights upon our liquidation and for amendments to our memorandum of association or our bye-laws that would materially adversely affect the rights of holders of our AHL PRE Shares. Because each AHL PRE Depositary Share represents a 1/1,000th interest in an AHL PRE Share, holders of depositary receipts are entitled to 1/1,000th of a vote per share of our AHL PRE Shares under those limited circumstances in which holders of our AHL PRE Shares are entitled to vote. Holders of the AHL PRE Depositary Shares must act through the Depositary to exercise any voting rights in respect of our AHL PRE Shares. Although each AHL PRE Depositary Share is entitled to 1/1,000th of a vote, the Depositary can vote only whole shares of our AHL PRE Shares. While the Depositary will vote the maximum number of whole AHL PRE Shares in accordance with the instructions it receives, any remaining votes of holders of AHL PRE Depositary Shares will not be voted. Holders of the AHL PRE Depositary Shares will not have any voting rights, except for the limited voting rights described above.
On October 1, 2024 and at any time thereafter, we may redeem our AHL PRE Shares, in whole or in part, at a redemption price of $25,000 per AHL PRE Share (equivalent to $25 per AHL PRE Depositary Share or 1/1,000th of the redemption price per AHL PRE Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
Subject to certain conditions, at any time prior to October 1, 2024, we may redeem our AHL PRE Shares, in whole or in part, at a redemption price of $25,000 per AHL PRE Share (equivalent to $25 per AHL PRE Depositary Share or 1/1,000th of the redemption price per AHL PRE Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time within 90 days of the date on which we have reasonably determined that a capital disqualification redemption event (as defined in the certificate of designations for the AHL PRE Shares) has occurred.
Subject to certain conditions, at any time prior to October 1, 2024, we may redeem our AHL PRE Shares, in whole or in part, at a redemption price of $25,000 per AHL PRE Share (equivalent to $25 per AHL PRE Depositary Share or 1/1,000th of the redemption price per AHL PRE Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time following the occurrence of a tax event (as defined in the certificate of designations for the AHL PRE Shares).
Subject to certain conditions, at any time prior to October 1, 2024, if we submit to the holders of our ordinary shares a proposal for an amalgamation or merger or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after August 6, 2019, for its validation or effectuation an affirmative vote of the holders of our AHL PRE Shares at the time in issue, we will have the option to redeem all of our issued AHL PRE Shares at a redemption price of $26,000 per AHL PRE Share (equivalent to $26 per AHL PRE Depositary Share or 1/1,000th of the redemption price per AHL PRE Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
Subject to certain conditions, at any time prior to October 1, 2024, our AHL PRE Shares are redeemable at our option, in whole, at a redemption price of $25,500 per AHL PRE Share (equivalent to $25.50 per AHL PRE Depositary Share or 1/1,000th of the redemption price per AHL PRE Share), plus an amount equal to the portion of the quarterly dividend attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, within 90 days after the occurrence of certain adverse rating agency events, including the lowering of the equity credit assigned by a rating agency to our AHL PRE Shares.
If our AHL PRE Shares are redeemed, in whole or in part, a corresponding number of AHL PRE Depositary Shares will be redeemed as of the same redemption date.
Our AHL PRE Depositary Shares are listed on the NYSE under the symbol “AHLPRE.”
7.00% Perpetual Non-Cumulative Preference Shares Represented by AHL PRF Depositary Shares
In September 2024, the Board authorized the issuance and sale of our AHL PRF Shares, with a liquidation preference of $25,000 per share, and AHL PRF Depositary Shares each representing a 1/1000th interest in a share of an AHL PRF Share. In November 2024, we issued 9,000 AHL PRF Shares represented by 9,000,000 AHL PRF Depositary Shares for an aggregate amount of $225.0 million. Each AHL PRF Depositary Share is evidenced by a depositary receipt. The underlying AHL PRF Shares are deposited with the Depositary, pursuant to a deposit agreement among us, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as Depositary, and the holders from time to time of the depositary receipts (the “2024 Deposit Agreement”). Subject to the terms of the 2024 Deposit Agreement, each owner of a depositary receipt is entitled, in proportion to the fractional interest of an AHL PRF Share evidenced by that depositary receipt, to all the rights and preferences of AHL PRF Shares represented by those AHL PRF Depositary Shares (including any dividend, liquidation, redemption and voting rights). If the AHL PRF Shares are exchanged for new securities, each AHL PRF Depositary Share will represent the same percentage interest in such new security, and will be evidenced by a depositary receipt.

Dividends on our AHL PRF Shares are payable on a non-cumulative basis only when, as and if declared by the Board at the annual rate of 7.00% of the $25,000 liquidation preference of each AHL PRF Share, payable quarterly in cash on January 1, April 1, July 1 and October 1 of each year, commencing on April 1, 2025. In the event of our liquidation, winding up or dissolution, our ordinary shares will rank junior to our AHL PRF Shares and AHL PRF Depositary Shares. Generally, unless the full dividends for the most recently ended dividend period on all outstanding AHL PRF Shares have been declared and paid, we cannot declare or pay a dividend on our ordinary shares. Any dividend or other distribution (including upon our voluntary or involuntary liquidation, dissolution or winding-up) paid in respect of an AHL PRF Depositary Share will be in an amount equal to 1/1,000th of the dividend declared or distribution payable, as the case may be, on the underlying share of our AHL PRF Shares. The Depositary will distribute all cash dividends and other cash distributions received on our AHL PRF Shares to the holders of record of the AHL PRF Depositary Shares in proportion to the number of AHL PRF Depositary Shares held by each holder on the relevant record date. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the holders of record of the AHL PRF Depositary Shares in proportion to the number of AHL PRF Depositary Shares held by each holder, unless the Depositary determines that this distribution is not feasible, in which case the Depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the AHL PRF Depositary Shares.
Record dates for the payment of dividends and other matters relating to the AHL PRF Depositary Shares will be the same as the corresponding record dates for our AHL PRF Shares.
Whenever dividends on any AHL PRF Shares have not been declared and paid for the equivalent of any six dividend periods, whether or not consecutive, subject to certain conditions, the holders of our AHL PRF Shares, acting together as a single class with holders of any and all other series of preference shares having similar appointing rights then outstanding (including the AHL PRD Shares and the AHL PRE Shares), will be entitled to the appointment of a total of two directors and the number of directors that comprise the Board will be increased by the number of directors so appointed. These appointing rights and the terms of the directors so appointed will continue until dividends on our AHL PRF Shares and any such series of voting preference shares following the nonpayment shall have been fully paid for at least four consecutive dividend periods.
In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate liquidation preference of outstanding AHL PRF Shares and any series of appointing preference shares (including the AHL PRD Shares and the AHL PRE Shares), voting together as a single class, will be required for the authorization or issuance of any class or series of senior shares (or any security convertible into or exchangeable for senior shares) ranking senior to our AHL PRF Shares as to dividend rights or rights upon our liquidation and for amendments to our memorandum of association or our bye-laws that would materially adversely affect the rights of holders of our AHL PRF Shares. Because each AHL PRF Depositary Share represents a 1/1,000th interest in an AHL PRF Share, holders of depositary receipts are entitled to 1/1,000th of a vote per share of our AHL PRF Shares under those limited circumstances in which holders of our AHL PRF Shares are entitled to vote. Holders of the AHL PRF Depositary Shares must act through the Depositary to exercise any voting rights in respect of our AHL PRF Shares. Although each AHL PRF Depositary Share is entitled to 1/1,000th of a vote, the Depositary can vote only whole shares of our AHL PRF Shares. While the Depositary will vote the maximum number of whole AHL PRF Shares in accordance with the instructions it receives, any remaining votes of holders of AHL PRF Depositary Shares will not be voted. Holders of the AHL PRF Depositary Shares will not have any voting rights, except for the limited voting rights described above.
Subject to certain conditions, on November 30, 2029 and at any time thereafter, we may redeem our AHL PRF Shares, in whole or in part, at a redemption price of $25,000 per AHL PRF Share (equivalent to $25 per AHL PRF Depositary Share or 1/1,000th of the redemption price per AHL PRF Share), plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
Subject to certain conditions, at any time prior to November 30, 2029, we may redeem our AHL PRF Shares, in whole or in part, at a redemption price of $25,000 per AHL PRF Share (equivalent to $25 per AHL PRF Depositary Share or 1/1,000th of the redemption price per AHL PRF Share), plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time within 90 days of the date on which we have reasonably determined that a capital disqualification redemption event (as defined in the certificate of designations for the AHL PRF Shares) has occurred.
Subject to certain conditions, at any time prior to November 30, 2029, we may redeem our AHL PRF Shares, in whole or in part, at a redemption price of $25,000 per AHL PRF Share (equivalent to $25 per AHL PRF Depositary Share or 1/1,000th of the redemption price per AHL PRF Share), plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time following the occurrence of a tax event (as defined in the certificate of designations for the AHL PRF Shares).
Subject to certain conditions, at any time prior to November 30, 2029, if we submit to the holders of our ordinary shares a proposal for an amalgamation or merger or if we submit any proposal for any other matter that requires, as a result of a change in Bermuda law after November 21, 2024, for its validation or effectuation an affirmative vote of the holders of our AHL PRF Shares at the time in issue, we will have the option to redeem all of our issued AHL PRF Shares at a redemption price of $26,000 per AHL PRF Share (equivalent to $26 per AHL PRF Depositary Share or 1/1,000th of the redemption price per AHL PRF Share), plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.
Subject to certain conditions, at any time prior to November 30, 2029, our AHL PRF Shares are redeemable at our option, in whole, at a redemption price of $25,500 per AHL PRF Share (equivalent to $25.50 per AHL PRF Depositary Share or 1/1,000th of the redemption price per AHL PRF Share), plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, within 90 days after the occurrence of certain adverse rating agency events, including the lowering of the equity credit assigned by a rating agency to our AHL PRF Shares.
If our AHL PRF Shares are redeemed, in whole or in part, a corresponding number of AHL PRF Depositary Shares will be redeemed as of the same redemption date.
Our AHL PRF Depositary Shares are listed on the NYSE under the symbol “AHLPRF.”
Market Listing
Our ordinary shares have been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “AHL.”
Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares will be Computershare Trust Company, N.A.

COMPARISON OF SHAREHOLDER RIGHTS
Prospective investors should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the Delaware General Corporation Law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.
Duties of Directors
Under Bermuda law and at common law, members of a board of directors owe statutory and fiduciary duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Under common law a director’s fiduciary duty has the following essential elements:
•a duty to act in good faith in the best interests of the company;
•a duty not to make a personal profit from opportunities that arise from the office of director;
•a duty to avoid conflicts of interest; and
•a duty to exercise powers for the purpose for which such powers were intended.
•The Companies Act imposes a duty on directors and officers of a Bermuda company:
•to act honestly and in good faith with a view to the best interests of the company; and
•to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.
The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that the shareholders agree to waive any claim or right of action that they might have, individually or in the right of the Company, against any director or officer of the Company for any act or failure to act in the performance of such director’s or officer’s duties, except this waiver does not extend to any claims or rights of action that arise out of fraud on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.
Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care and a fiduciary duty of loyalty.
The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” The business judgment rule is a presumption that in making a business decision, the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the corporation. Unless a plaintiff is able to provide evidence rebutting the presumptions of the business judgment rule, the challenged business decision will be upheld by the courts so long as it can be attributed to any rational business purpose. Where, however, the presumptions are rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate policy and effectiveness and approval of a transaction resulting in a sale of control of the corporation. This means the directors bear the initial burden to demonstrate the reasonableness of their actions before they will be entitled to the protections of the business judgment rule.
Interested Directors
Under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determine otherwise. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.
Committees of the Board of Directors
Our bye-laws provide, as permitted by Bermuda law, that the board of directors may delegate any of its powers, authorities and discretions to committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Delaware law allows the board of directors of a corporation to delegate many of its powers to committees, but those committees may consist only of directors and no such committee may have the power or authority to (i) approve or adopt, or recommend to the shareholders, any action or matter (other than the election or removal of directors) expressly required by the Delaware General Corporation Law to be submitted to shareholders for approval or (ii) adopt, amend or repeal any bylaw of the corporation.
Voting Rights and Quorum Requirements
Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, one or more shareholders holding at least 50% of our issued shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, except for the removal of the Company’s auditors or directors, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by the shareholders (or the holders of such class of shares) who at the date of the notice of the resolution in writing represents the majority of the votes that would be required if the resolution had been voted on at a meeting of the shareholders. Except as otherwise required by the Companies Act and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with our bye-laws. Any individual shareholder who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to the Board.

Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders unless the certificate of incorporation or bylaws specify otherwise, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors, in each case unless another vote is specified by the certificate of incorporation or, if the action to be voted on is not one for which the Delaware General Corporation Law specifies the required vote, the bylaws.
Dividends
Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company is, or after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our and Aspen Bermuda Limited’s ability to pay dividends or make distributions of contributed surplus is subject to Bermuda insurance laws and regulatory constraints, including insurance group regulatory constraints.
Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” means the excess, if any, at any given time of the net assets of the corporation over the amount determined to be capital, which in general may not be less than the aggregate par value of the issued shares. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Amalgamations, Mergers and Similar Arrangements
We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining our objectives contained within our memorandum of association. In the event we were to merge or amalgamate with another company, the holders of all of our shares are entitled to vote on such merger or amalgamation together pursuant to the Companies Act provided that the holders of any class of shares would be entitled to vote as a separate class, if the merger or amalgamation agreement contains a provision that would constitute a variation of the rights of such class of shares. In the case of an amalgamation or merger, any shareholder who is not satisfied that it has been offered fair value for its shares and who has not voted in favor of the approval and adoption of the merger or amalgamation agreement and the merger or amalgamation, may exercise its appraisal rights under the Companies Act to have the fair value of its shares appraised by the Supreme Court of Bermuda. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.
Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder may, under certain circumstances, be entitled to appraisal rights in connection with a merger, consolidation or conversion to another entity form pursuant to which such stockholder may receive payment in cash of the “fair value” of such stockholder’s shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid on the amount determined to be the fair value, in each case as determined by the Delaware Court of Chancery, in lieu of the consideration such stockholder would otherwise receive in the transaction.

Takeovers
Bermuda law provides that where a scheme or contract involving the transfer of shares or any class of shares in a company has, within four months after the making of the offer, been approved by the holders of not less than nine tenths in value of the shares whose transfer is involved (other than shares already held at the date of the offer by the offeror, its nominee or subsidiary), the offeror may, at any time within two months beginning with the date on which such approval is obtained, by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Bermuda law also provides that where the holders of not less than 95% of the shares or any class of shares in a company give notice to the remaining shareholders or class of shareholders of their intention to acquire the outstanding shares not held by them, and, within one month of the notice, the offerors may acquire all the shares or cancel the notice given. Dissenting shareholders may apply to the court within the one month period of the notice seeking that the court appraise the value of the shares to be acquired. Any difference between the share price paid to the dissenting shareholders and the price determined by the court shall be paid or the offerors may cancel the notice and return any shares acquired and the dissenting shareholders shall repay any share purchase price received.
Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, stockholders of the subsidiary would have appraisal rights.
Certain Transactions with Significant Shareholders
As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from the board of directors but without obtaining prior approval from our shareholders. Amalgamations and mergers require the approval of the board of directors and, except for certain mergers or amalgamations, a resolution of shareholders approved by at least a majority of the votes cast (after taking account of any voting power adjustments under our bye-laws).
Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time that the person became an interested stockholder, unless the business combination is approved in a prescribed manner, which, among other possibilities, may include the affirmative vote, at a meeting and not by consent, of stockholders holding at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A “business combination” is defined by the statute for this purpose as including, among other things, certain mergers, asset sales or the receipt by the interested stockholder of any financial benefit, and an “interested stockholder” is defined as a person who is the owner, or any person who is an affiliate or associate of the corporation and at any time within the prior three years has owned, 15% or more of the corporation’s outstanding voting stock, together with the affiliates and associates of such person. However, a corporation may opt out of these restrictions on business combinations by a provision in its certificate of incorporation or by a bylaw adopted by the stockholders expressly electing not to be governed by Section 203 of the Delaware General Corporation Law.
Shareholders’ Suits
The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or our bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders agree to waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any action or failure to act in the performance of such director’s or officer’s duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.
Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such action, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
Indemnification of Directors and Officers
Under Bermuda law and our bye-laws, we may indemnify and hold harmless Indemnified Persons against all actions, costs, charges, liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such person by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void under the Companies Act.
Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments or settlements in an action by or in the right of the corporation to procure a judgment in its favor) actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his/her conduct was unlawful.
Limitation of Liability of Directors and Officers
Our bye-laws provide that our shareholders and the Company agree to waive any claim or right of action that they might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company. However, such waiver does not apply to any claims or rights of action that arise out of fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled. This waiver may have the effect of barring claims arising under U.S. federal securities laws.
Under Delaware law, a corporation may include in its certificate of incorporation provisions eliminating or limiting the personal liability of its directors or officers to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for the authorization of unlawful stock dividends or share repurchases; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.
Inspection of Corporate Records
Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our register of shareholders in Bermuda but may establish a branch register outside of Bermuda, the location of which shall be notified to the Bermuda Registrar of Companies. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Delaware law permits any stockholder to inspect or obtain copies of a corporation’s stockholder list and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.
Shareholder Proposals
Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders.
Under Delaware law, a corporation’s bylaws may provide that if the corporation solicits proxies with respect to an election of directors, it may be required, to the extent and subject to such procedures or conditions as may be provided in the bylaws, to include in its proxy solicitation materials, in addition to individuals nominated by the board of directors, one or more individuals nominated by a stockholder. Furthermore, the corporation’s bylaws may provide for the reimbursement by the corporation of expenses incurred by a stockholder in soliciting proxies in connection with an election of directors, subject to certain procedures and conditions. The Delaware General Corporation Law does not include a provision restricting the manner in which nominations for directors may be made by stockholders or the manner in which other business may be brought before a meeting, but provisions in a corporation’s certificate of incorporation or bylaws requiring compliance with reasonable procedures for giving advance notice of director nominations or other proposals are permitted as a matter of Delaware common law.
Calling of Special Shareholders Meetings
Under our bye-laws, a special general meeting may be called by the Board. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of the Company as provided by the Companies Act.
Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders.
Notice of Shareholder Meetings
Bermuda law and our bye-laws require that shareholders be given at least five days’ advance notice of any general meeting.
Under Delaware law, a company is generally required to give written notice of any meeting not less than ten days or more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting.
Approval of Corporate Matters by Written Consent
Under Bermuda law and our bye-laws, the Companies Act provides that shareholders may take action by resolution in writing (except in the case of the removal of auditors or directors) signed by the shareholders of the company who at the date of the notice of the resolutions in writing represent such majority of votes as would be required if the resolution had been voted on at a meeting of the shareholders.
Unless otherwise provided in a corporation’s certificate of incorporation, Delaware law permits stockholders to take action by consent in lieu of a meeting by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.
Amendment of Memorandum of Association
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.
Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a corporation must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the stockholders. Delaware law requires that, unless a higher percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a corporation’s stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the corporation’s certificate of incorporation. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then the shares of the series so affected by the amendment are entitled to vote as a class regardless of whether such holders are entitled to vote by the certificate of incorporation.
Amendment of Bye-laws
Our bye-laws may be revoked or amended by the Board, which may from time to time revoke or amend them in any way by a resolution of the Board passed by a majority of the directors then in office and eligible to vote on the resolution. However, no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under our bye-laws) or such greater majority as required by bye-laws.
Under Delaware law, holders of a majority of the voting power of the outstanding shares entitled to vote (unless another percentage is specified in the certificate of incorporation or bylaws) and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.
Dissolution
Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors are each required to make a statutory declaration, which states that the directors have made a full inquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding-up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting is required to be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding-up of the company is deemed to commence at the time of the passing of the resolution.
Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all shareholders entitled to vote thereon consent in writing to such dissolution.

SHARES ELIGIBLE FOR FUTURE SALE
General
Prior to the listing of our ordinary shares on the NYSE, there has been no public market for our ordinary shares and we cannot assure prospective investors that a significant public market for our ordinary shares will develop or be sustained after the initial listing of our ordinary shares on the NYSE. No prediction can be made as to the effect, if any, that future sales of ordinary shares or the availability of ordinary shares for future sale will have on the market price of our ordinary shares prevailing from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our ordinary shares. Furthermore, because only a limited number of ordinary shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our ordinary shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Sales of Restricted Securities
Prior to this offering, 90,833,333 of our ordinary shares were issued and outstanding. The selling shareholders are offering 11,000,000 ordinary shares (or 12,650,000 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares from the selling shareholders in full). After giving effect to the offering, there will be 91,841,482 ordinary shares outstanding (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus), 11,000,000 (or 12,650,000 if the underwriters exercise their option to purchase additional ordinary shares from the selling shareholders in full) of which will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining ordinary shares that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption under Rule 144 or Rule 701, which are summarized below.
Of the 91,841,482 of our ordinary shares outstanding immediately following this offering (based on an assumed initial public offering price of $30.00 per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus), 80,841,482 ordinary shares (or 79,191,482 ordinary shares if the underwriters exercise their option to purchase additional ordinary shares from the selling shareholders in full) are restricted securities, as that term is defined in Rule 144 under the Securities Act, or are subject to lock-up agreements as described herein.
As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.
Form S-8 Registration Statements
Upon the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register our ordinary shares to be issued under the 2025 Incentive Plan and the U.K. SIP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in public markets, subject to vesting restrictions, the lock-up agreements described below (if applicable) and Rule 144 limitations applicable to affiliates.
Lock-up Agreement
We and our executive officers, directors and the Apollo Shareholders will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our ordinary shares or securities convertible into or exchangeable for our ordinary shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of any two of the representatives of the underwriters. These lock-up agreements contain important exceptions that govern their applicability, including, with respect to the Apollo Shareholders, (1) the pledge or related transfer of our ordinary shares as collateral or security pursuant to the Private Facility, including in connection with any foreclosure and transfer in connection therewith, (2) pledging, hypothecating, granting or making any related transfer of our ordinary shares to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the lock-up party and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the lock-up party and/or its affiliates (provided that any such third-party pledgee shall sign and deliver a lock‑up agreement to the representatives of the underwriters), and (3) pledging, hypothecating, granting or making any related transfer of our ordinary shares pursuant to a bona fide loan or pledge and/or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance of any of our ordinary shares or derivative securities owned by the lock-up party to a nationally or internationally recognized financial institution in connection with a loan to the lock-up party, (provided, however, that (i) any such financial institution shall sign and deliver a lock up agreement to the representatives of the underwriters and (ii) the lock-up party or Aspen, as the case may be, shall provide the representatives of the underwriters prior written notice informing them of any public filing, report or announcement made by or on behalf of the lock-up party or Aspen with respect thereto). These agreements are described below under the section captioned “Underwriting (Conflicts of Interest).”
Rule 144
In general, a person who has beneficially owned our ordinary shares that are restricted securities for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has beneficially owned such ordinary shares for at least one year, then the requirement in clause (ii) will not apply to the sale.
Persons who have beneficially owned our ordinary shares that are restricted securities for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•1% of the number of our ordinary shares then outstanding, which will equal approximately 918,415 ordinary shares immediately after this offering; or
•the average weekly trading volume of our ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales must also comply with the manner of sale and notice provisions of Rule 144.
Rule 701
Any of our employees, officers or directors who acquired our ordinary shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 ordinary shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these ordinary shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 ordinary shares are required to wait until 90 days after the date of this prospectus before selling such ordinary shares. However, our ordinary shares issued under Rule 701 that are subject to lock-up agreements will become eligible for sale only when the 180-day lock-up agreements expire.
Regulation S
Regulation S under the Securities Act (“Regulation S”) provides that our ordinary shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold outside the United States without registration in the United States being required.

CERTAIN REGULATORY CONSIDERATIONS
General
The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Compliance obligations are increasing in most jurisdictions as the focus on insurance regulatory controls has escalated in recent years, with particular emphasis on regulation of solvency, risk management and internal controls. The discussion below summarizes the material laws and regulations applicable to our Operating Subsidiaries and, where relevant, Peregrine. Our companies have met or exceeded the solvency margins and ratios applicable to them under relevant laws and regulations as at December 31, 2024.
Group Supervision
The BMA acts as the group supervisor of the Aspen Group and has named Aspen Bermuda as the designated insurer. The Insurance Act and related group supervision regulations (collectively, the “Group Supervision Regime”) set out provisions regarding group supervision and the responsibilities of the designated insurer. The Group Supervision Regime is in addition to the regulation of the Operating Subsidiaries in their local jurisdictions.
As the group supervisor, the BMA performs a number of functions including: (i) coordinating the gathering and dissemination of relevant or essential information for going concern or emergency situations, including the dissemination of information which is of importance for the supervisory task of other competent authorities; (ii) carrying out supervisory reviews and assessments of the insurance group; (iii) carrying out assessments of the Aspen Group’s compliance with the rules on solvency, risk concentration, intra-group transactions and good governance procedures; (iv) planning and coordinating through regular meetings held at least annually (or by other appropriate means) with other competent authorities, supervisory activities in respect of the insurance group, both as a going concern and in emergency situations; (v) coordinating enforcement actions that may need to be taken against the insurance group or any of its members; and (vi) planning and coordinating meetings of colleges of supervisors in order to facilitate the carrying out of the functions described above. As the designated insurer, Aspen Bermuda is required to facilitate and maintain compliance by the Aspen Group with the Insurance Act and the Group Supervision Regime.
The BMA released a consultation paper, 'Proposed Enhancements to the Insurance Group Supervision Framework', on December 4, 2024 (the “Group Supervision Consultation Paper”) introducing mandatory group supervision by the BMA where an insurance group's ultimate parent company is incorporated in Bermuda. The proposals include the introduction of a 'designated insurance holding company' to replace the current roles and responsibilities attributed to the 'designated insurer' and introduce a minimum set of direct powers to facilitate a more effective and robust supervisory and enforcement mechanism for Bermuda's insurance groups. Some of the key proposals involve (i) ensuring the group supervision is mandatorily triggered by the presence of both a registered insurance entity and its ultimate parent company in Bermuda, where the ultimate parent company also owns insurance entities outside of Bermuda; (ii) removing the indirect supervisory approach elements currently exercised via the designated insurer; (iii) enhancing supervisory powers and (iv) introducing provisions to allow for the designation and registration of insurance holding companies. Feedback on the Group Supervision Consultation Paper received by the BMA will be considered before finalizing any recommendations for amendments to the Group Supervision Regime. Should the proposals come into force (i) it is anticipated that Aspen Bermuda will no longer be directly supervised by the BMA and the Company will become directly supervised by the BMA as the 'designated insurance holding company' of the Aspen Group and (ii) there will be no grandfathering of the existing structures, and a one-year transition will be afforded to allow affected groups and the BMA to prepare implementing the enhancements.
Annual and Quarterly Filings
On an annual basis, the Aspen Group is required to submit to the BMA: (i) a group statutory financial return; (ii) audited group financial statements including notes to the financial statements, in accordance with GAAP standards (“Group Financial Statements”); and (iii) a group capital and solvency return, which includes the Group BSCR, a risk-based capital adequacy model, and associated schedules, including, amongst others, a Group Solvency

Self-Assessment (“GSSA”), a Financial Condition Report (the “FCR”) and an opinion of a BMA approved Group Actuary on the economic balance sheet technical provisions. The GSSA is a self-assessment of our risk and solvency requirements that allows the BMA to obtain our view of the capital resources required to achieve our business objectives and to assess our governance, risk management and controls surrounding this process. The Group Financial Statements are published by the BMA on its website and the FCR is published on our public website. In addition, the Aspen Group files quarterly group financial returns with the BMA.
Group Minimum Solvency Margin and Group Enhanced Capital Requirements
Aspen Holdings must ensure that the Aspen Group’s statutory assets exceed the amount of its statutory liabilities by the aggregate minimum margin of solvency of each qualifying member of the insurance group. A member is a qualifying member if it is subject to solvency requirements in the jurisdiction in which it is registered.
In addition, every insurance group must maintain available statutory capital and surplus in an amount equal to or exceeding its ECR. The ECR is determined either by reference to the BSCR model or an approved internal capital model. The Aspen Group currently relies on the BSCR model to establish its ECR. The BMA also expects insurance groups to operate at or above a group Target Capital Level (“TCL”), which the BMA has set at 120% of the group ECR. The Aspen Group holds capital in excess of its TCL as at December 31, 2024. While an insurance group is not currently required to maintain its statutory capital and surplus at this level, the TCL serves as an early warning tool for the BMA and failure to maintain statutory capital at least equal to the TCL will result in additional reporting requirements and enhanced regulatory monitoring, as well as the submission of a remediation plan to restore capital above the TCL.
Bermuda Insurance Regulation
Aspen Bermuda is licensed as a Class 4 insurer and is subject to the Insurance Act, which imposes solvency and liquidity standards as well as auditing and reporting requirements on Bermuda insurers and reinsurers, and it empowers the BMA to supervise, investigate, require information and intervene in the affairs of Bermuda registered insurance companies. There are a number of remedial actions the BMA can take to protect the public interest if it determines that a Bermuda insurer or reinsurer may become insolvent or that a breach of the Insurance Act or of a registration condition has occurred or is about to occur.
In addition to requiring the appointment of a principal representative in Bermuda, the appointment of an independent auditor, the appointment of a loss reserve specialist and the filing of various financial statements and returns, significant provisions of the Insurance Act applicable to Aspen Bermuda include the following.
Enhanced Capital Requirements
Similar to the Group requirements, in order to minimize the risk of a shortfall in capital arising from an unexpected adverse deviation, the BMA expects Class 4 insurers such as Aspen Bermuda to maintain a TCL equal to 120% of its ECR. As at December 31, 2024, Aspen Bermuda holds capital in excess of its TCL.
Minimum Solvency Margin and Minimum Liquidity Ratio
Aspen Bermuda is also required to comply with a minimum solvency margin (“MSM”) and minimum liquidity ratio in respect of its business. The MSM is the greater of: (i) $100,000,000; or (ii) 50% of net written premiums (being gross written premiums less any premiums ceded (not exceeding 25% of gross premiums)) in its current financial year; or (iii) 15% of net losses and loss expense provisions and other insurance reserves; or (iv) 25% of the ECR reported at the end of its relevant year. The minimum liquidity ratio requires that the value of relevant assets not be less than 75% of the amount of relevant liabilities.
Any applicable insurer which at any time fails to meet the MSM requirements must, upon becoming aware of such failure, immediately notify the BMA and, within 14 days thereafter, file a written report with the BMA describing the circumstances that gave rise to the failure and setting out its plan detailing specific actions to be taken and the expected time frame in which the company intends to rectify the failure.

Any applicable insurer which at any time fails to meet the ECR applicable to it must, upon becoming aware of that failure, or of having reason to believe that such a failure has occurred, immediately notify the BMA in writing. In addition, within 14 days of such notification, the insurer must file with the BMA a written report describing the circumstances leading to the failure and a remediation plan, including specific actions to be taken to rectify the failure. Further, within 45 days of becoming aware of that failure, or of having reason to believe that such a failure has occurred, the impacted insurer must furnish the BMA with: (1) unaudited statutory economic balance sheets and unaudited interim financial statements prepared in accordance with GAAP covering such period as the BMA may require, (2) the opinion of a loss reserve specialist, where applicable, (3) a declaration of compliance in respect of those statements, where applicable, (4) a capital and solvency return reflecting an ECR prepared using post-failure data, where applicable and (5) the opinion of an approved actuary, where applicable. An insurer to whom this applies shall not declare or pay any dividends until the failure is rectified.
To enable the BMA to better assess the quality of a regulated insurer’s capital resources, applicable insurers are required to disclose the makeup of their capital in accordance with the “3-tiered capital system”. Under this system, all of the insurer’s capital instruments will be classified as either basic or ancillary capital, which in turn will be classified into one of three tiers based on their “loss absorbency” characteristics. Highest quality capital will be classified as Tier 1 Capital and lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. Under this regime, up to certain specified percentages of Tier 1, Tier 2, and Tier 3 Capital may be used to support the insurer’s MSM and ECR.
The characteristics of the capital instruments that must be satisfied to qualify as Tier 1 Capital, Tier 2 Capital, and Tier 3 Capital are set out in the Insurance (Eligible Capital) Rules 2012, as amended. Under these rules, Tier 1 Capital, Tier 2 Capital, and Tier 3 Capital may include capital instruments that do not satisfy the requirement that the instrument be non-redeemable or settled only with the issuance of an instrument of equal or higher quality upon a breach, or if it would cause a breach, in the ECR until January 1, 2026.
While the BMA has previously approved the use of certain instruments for capital purposes, the BMA’s consent will need to be obtained if such instruments are to remain eligible for use in satisfying the MSM and the ECR.
The BMA implemented an economic balance sheet (“EBS”) framework, which is used as the basis to determine the ECR for all commercial insurers, including Aspen Bermuda. The EBS framework applies prudential filters and other EBS valuation adjustments to an insurer’s GAAP balance sheet to produce an economic valuation of the assets and liabilities of the insurer. The Insurance (Prudential Standards) (Class 4 and Class 3B Solvency Requirement) Amendment Rules 2018 provide updates to certain aspects of the EBS framework and increase the ECR over a three-year transition period for general business and a 10-year transition period for long-term business. The Insurance (Prudential Standards) (Class 4 and Class 3B Solvency Requirement) Rules 2018 have been further amended effective March 31, 2024 by the Insurance (Prudential Standards) (Class 4 and Class 3B Solvency requirement) Amendment Rules 2024.
Restrictions on Dividends, Distributions and Reduction of Capital
Aspen Bermuda may not declare or pay any dividends during any financial year if it would cause the insurer to fail to meet its relevant solvency margins, enhanced capital requirements or liquidity ratio, and an insurer which fails to meet its relevant margins on the last day of any financial year may not, without the approval of the BMA, declare or pay any dividends during the next financial year. In addition, as a Class 4 insurer, Aspen Bermuda may not in any financial year pay dividends which would exceed 25% of its total statutory capital and surplus, as shown on its statutory balance sheet in relation to the previous financial year, unless it files with the BMA a solvency affidavit at least seven days in advance of payment. Further, Aspen Bermuda must obtain the prior approval of the BMA before reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements by filing with the BMA a solvency affidavit.
The Insurance Amendment (No. 2) Act 2018 amended the Insurance Act to provide for the prior payment of unsecured policyholders’ liabilities ahead of general unsecured creditors in the event of the liquidation or winding up of an insurer. The amendments provide among other matters that, subject to certain statutorily preferred debts, the insurance debts of an insurer must be paid in priority to all other unsecured debts of the insurer. Insurance debt is defined as a debt to which an insurer is or may become liable pursuant to an insurance contract excluding debts owed to an insurer under an insurance contract where the insurer is the person insured.
In addition, our Bermuda companies, including Aspen Holdings and Aspen Bermuda, must comply with the provisions of the Companies Act, which, amongst other matters, regulates the payment of dividends and distributions. A Bermuda company may not declare or pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the company’s assets would thereby be less than its liabilities.
Fit and Proper Controllers
The BMA maintains supervision over controllers (as defined herein) of all Bermuda registered insurers. For these purposes, a controller includes (1) the managing director of the registered insurer or its parent company, (2) the chief executive officer of the registered insurer or of its parent company, (3) a shareholder controller (as defined below) and (4) any person in accordance with those directions or instructions the directors of the registered insurers or its parent company are accustomed to act.
The definition of shareholder controller is set out in the Insurance Act but generally refers to (1) a person who holds 10% or more of the shares carrying rights to vote at a shareholders’ meeting of the registered insurer or its parent company, (2) a person who is entitled to exercise 10% or more of the voting power at any shareholders’ meeting of such registered insurer or its parent company or (3) a person who is able to exercise significant influence over the management of the registered insurer or its parent company by virtue of its shareholding or its entitlement to exercise, or control the exercise of, the voting power at any shareholders’ meeting.
Where the shares of a registered insurer or special purpose insurer, or the shares of its parent company, are traded on a recognized stock exchange (as is the case for Aspen Bermuda and Peregrine), and a person becomes, or ceases to be, a 10%, 20%, 33%, or 50% shareholder controller of the insurer, that shareholder shall, within 45 days, notify the BMA in writing that such shareholder has become, or as a result of a disposition ceased to be, a shareholder controller of any such category. Accordingly, Aspen Bermuda and Peregrine must notify the BMA in writing if any person becomes, or ceases to be, a 10%, 20%, 33%, or 50% shareholder controller within 45 days of the acquisition or disposition.
Material Change
All registered insurers, including Aspen Bermuda and Peregrine, are required to give the BMA 30 days’ notice of their intention to effect a material change within the meaning of the Insurance Act (including, but not limited to, the amalgamation with or acquisition of another firm or the expansion into a material new line of business), and shall not take any steps to give effect to a material change unless, before the end of the notice period the registered insurer has been notified by the BMA in writing that it has no objection to such change or the period has lapsed without the BMA issuing a notice of objection.
Similarly, each designated insurer is required to give notice to the BMA of any material change in respect of the insurance group of which it is a member. This obligation will apply to Aspen Bermuda, as the designated insurer of the Aspen Group, for which the BMA acts as group supervisor. See “Certain Regulatory Considerations—Group Supervision” for more details on the potential changes to the Group Supervision Regime arising out of the Group Supervision Consultation Paper.
Peregrine
Special Purpose Insurers and Segregated Account Companies
Peregrine is registered as a special purpose insurer (“SPI”) under the Insurance Act and licensed to carry on special purpose business. Special purpose business is defined under the Insurance Act as insurance business under which an insurer fully collateralizes its liabilities to the persons insured, in the forms contemplated by the Insurance Act.

SPIs are required to file electronic statutory financial returns and the BMA has the discretion to modify such insurer’s statutory filings requirements under the Insurance Act. Like other (re)insurers, the principal representative of an SPI has a duty to inform the BMA in relation to solvency matters, where applicable.
Segregated Account Companies
Peregrine is also registered as a segregated accounts company under the Segregated Accounts Companies Act 2000, as amended. As a segregated accounts company, Peregrine is required to segregate the assets and liabilities linked to their respective segregated accounts from the assets and liabilities linked to their other respective segregated accounts and from their general account assets and liabilities. The segregated account representative of a segregated accounts company has the duty to inform the Registrar of Companies in relation to solvency matters and non-compliance, where applicable.
Economic Substance
Highlands Bermuda Holdco, Ltd., the Company and certain of our Bermuda-domiciled subsidiaries are also subject to the Economic Substance Act 2018, as amended, and the Economic Substance Regulations 2018, as amended (together the “ESA”). The ESA was enacted to demonstrate Bermuda’s commitment to comply with international standards with respect to cooperation for tax purposes and to ensure that Bermuda does not facilitate the use of structures which attract profits, but which do not reflect real economic activity within Bermuda. The ESA provides that a registered entity other than an entity which is resident for tax purposes in certain jurisdictions outside Bermuda (“non-resident entity”) that carries on as a business any one or more of the “relevant activities” referred to in the ESA must comply with economic substance requirements. The list of “relevant activities” includes carrying on any one or more of the following activities: banking, insurance, fund management, financing, leasing, headquarters, shipping, distribution and service center, intellectual property and holding entities. Under the ESA, if an entity is engaged in one or more “relevant activities,” it is required to maintain a substantial economic presence in Bermuda and to comply with the economic substance requirements set forth in the ESA. An entity will comply with those economic substance requirements if it: (a) is managed and directed in Bermuda; (b) undertakes “core income generating activities” (as may be prescribed under the ESA) in Bermuda in respect of the relevant activity; (c) maintains adequate physical presence in Bermuda; (d) has adequate senior executives, employees or other persons in Bermuda with suitable qualifications; and (e) incurs adequate operating expenditure in Bermuda in relation to the relevant activity undertaken by it.
The ESA requires entities subject to it to make annual filings with the Bermuda Registrar of Companies to demonstrate the economic substance of the entity’s activities and business in Bermuda. Companies that are licensed to and carry on insurance as a relevant activity are generally considered to operate in Bermuda with adequate substance, with respect to their insurance business, if they comply with the existing provisions of (a) the Companies Act relating to corporate governance; and (b) the Insurance Act, that are applicable to the economic substance requirements, and the Registrar of Companies will have regard to such companies’ compliance with the Insurance Act (in addition to compliance with the Companies Act) in its assessment of compliance with the economic substance requirements. For those Aspen entities subject to the ESA, we expect that the filings will continue to meet the ESA requirements.
Amendments to Insurance Code of Conduct
In August 2022, the BMA published various revisions to the Insurance Code of Conduct (the “Insurance Code”), which became effective on September 1, 2022. Aspen Group and Aspen Bermuda have been required to be compliant with the bulk of the amended Insurance Code since September 1, 2023. These revisions are intended to ensure that the Insurance Code remains aligned with international standards and able to address emerging issues. Overall, the amendments aim to improve and enhance the Insurance Code and its application, while at the same time, incorporating various housekeeping changes intended to simplify the document.
The BMA will continue to assess an insurer’s compliance with the Insurance Code based on the nature, scale and complexity of the insurer’s operations. The BMA does not prescribe the exact manner in which regulated insurers can demonstrate compliance with the Insurance Code and expects individual insurers to use their best judgment when determining what is proportional to their individual circumstances.

Privacy and Cyber Security Laws
PIPA regulates how any organization in Bermuda may use personal information. PIPA became fully operative on January 1, 2025 and applies to all of our Bermuda entities, including the Aspen Group, Aspen Bermuda and Peregrine. From this date, organizations in Bermuda are required to comply with a combination of principle-based and prescriptive rules for the use of personal information. Prescriptive rules for in scope organizations (i.e., those that use personal information, noting “use” is broadly defined) include a requirement to only use personal information where a legal condition applies, a requirement to appoint a data privacy officer, a requirement to provide all individuals with a privacy notice that must contain at a minimum certain required information and requirement to understand and comply with individual rights around access, rectification and erasure.
In addition, the Insurance Amendment Act of 2020 became operative in August 2020 and requires entities regulated by the BMA to provide notice to the BMA of certain cybersecurity events. As a result, the BMA’s Insurance Sector Operational Cyber Risk Management Code of Conduct (“Cyber Risk Code”), which includes a series of minimum and recommended cybersecurity standards, became effective on January 1, 2021. The Cyber Risk Code is designed to promote the stable and secure management of information technology systems of regulated entities and requires that all registrants implement their own technology risk programs, determine what their top risks are and develop an appropriate risk response. This requires all registrants to develop a cyber risk policy which is to be delivered pursuant to an operation cyber risk management program and appoint an appropriately qualified member of staff or outsourced resource to the role of Chief Information Security Officer. The role of the Chief Information Security Officer is to deliver the operational cyber risk management program. The Insurance (Group Supervision) Amendment Rules 2022, effective January 1, 2023, enhance the regime by imposing a requirement to report cyber events when an insurance group has knowledge, or reason to believe, that an event resulting in a significant adverse impact to the group’s operations, policyholders or clients has occurred within, at most, 72 hours and additionally within 14 days of the notification, the group must furnish the BMA with a report setting out known particulars of the case.
In November 2021, the board of directors of Aspen Bermuda approved a cyber risk policy. The board of directors of Aspen Bermuda must review and approve such policy on at least an annual basis, and reaffirmed its adoption of the cyber risk policy in November 2024. The BMA will assess a registrant’s compliance with the Cyber Risk Code in a proportionate manner relative to the nature, scale and complexity of its business. While it is acknowledged that some registrants will use a third party to provide technology services and that they may outsource their information technology resources (for example, to an insurance manager where applicable), when so outsourced, the overall responsibility for the outsourced functions will remain with the registrant’s board of directors. Failure to comply with the requirements of the Cyber Risk Code will be taken into account by the BMA in determining whether a registrant is conducting its business in a sound and prudent manner as prescribed by the Insurance Act and may result in the BMA exercising its powers of intervention and investigation.
Management of Climate Change Risks
On March 9, 2023, the BMA published the Climate Change Guidance Notes. The Climate Change Guidance Notes apply to the Aspen Group and Aspen Bermuda and outline the BMA’s expectations regarding management and reporting of climate change risks. The Climate Change Guidance Notes focus on corporate governance and risk management practices for climate risk in the context of environmental, social and governance risks of insurance business.
Although the Climate Change Guidance Notes focus on how climate change impacts risks that are transferred to insurers (i.e., ‘single materiality’), the BMA expects insurers to also specifically consider their own external impact on climate change (i.e., ‘double materiality’) as it may also revert back and affect in short, mid or long-term their own financial performance, reputation and operations and, by extension, the financial soundness of the sector as a whole.
The Climate Change Guidance Notes seek to take into account the diversity of insurers in the market. While it targets minimum standards the BMA expects insurers to embed into their operations, the BMA’s expectations continue to be based on the principle of proportionality. Therefore, the application to the Aspen Group and Aspen

Bermuda will be dependent on the nature of our operations and the scale, complexity and risk profile of our insurance business.
Additionally on September 27, 2023, the BMA published a Discussion Paper – Disclosure of Climate Change Risks for Commercial Insurers (“Climate Change Disclosures”) outlining the BMA’s proposal for insurers to publicly disclose their climate risk exposure, mitigation and monitoring activities, on an annual basis. Aligned to the Task Force on Climate-Related Disclosures (“TCFD”) framework, the proposed Climate Change Disclosures focus on four pillars: governance, strategy, risk management and metrics and targets and would require Aspen Group to comply within the financial reporting year ended December 31, 2024 and Aspen Bermuda within the year ended December 31, 2025.
Depending on future developments in this area, the BMA may seek to incorporate elements from the International Sustainability Standards Board’s (“ISSB”) first two IFRS Sustainability Disclosure Standards, IFRS S1 General Requirements for Disclosure of Sustainability-related Financial Information and IFRS S2 Climate-related Disclosures. The ISSB standards may be sought at the forthcoming consultation paper stage, noting that in 2024, ISSB will succeed the monitoring of companies’ progress on climate-related disclosures from TCFD.
U.K. and E.U. Insurance Regulation
General
The financial services industry in the United Kingdom is currently regulated by the U.K.’s Financial Conduct Authority (“FCA”) and the Prudential Regulation Authority (“PRA”) (collectively, the “U.K. Regulators”). Aspen UK is authorized by the PRA to effect and carry out (re)insurance contracts in the United Kingdom in classes of general (non-life) business and is regulated by both the PRA with respect to prudential matters and by the FCA with respect to the conduct of its business. AMAL is authorized by the PRA and regulated by the PRA with respect to prudential matters and the FCA with respect to the conduct of its business. AMAL and AUL are also subject to regulation and direction from Lloyd’s. For more information, see “—Lloyd’s Regulation” below.
The primary statutory objectives of the PRA in relation to its supervision of insurers and managing agents are: (1) to promote their safety and soundness; and (2) to contribute to the securing of an appropriate degree of protection for policyholders or those who may become policyholders. The PRA also has secondary objectives to facilitate: (i) effective competition in the markets for services provided by PRA-authorized firms, and (ii) subject to aligning with relevant international standards, the international competitiveness of the economy of the U.K. and its growth in the medium to long term. Further, the FCA has a general objective to secure an appropriate degree of protection for consumers, along with the further general objectives to protect and enhance the integrity of the U.K. financial system and to promote effective competition for the benefit of consumers, as well as a similar international competitiveness and growth objective. The U.K. Regulators have extensive powers to intervene in the affairs of insurance businesses and insurance mediation activities that they regulate and to monitor compliance with their objectives. Their enforcement tools include: (i) amending (including by imposing restrictions on) or withdrawing a firm’s authorization; (ii) prohibiting, restricting or suspending firms or individuals from carrying on or undertaking regulated activities; and (iii) publicly censuring and warning, fining or requiring compensation from firms and individuals who breach their rules.
U.K. authorized insurers and Lloyd’s managing agents must comply with the PRA’s requirements (as set out in the PRA Rulebook) and insurers, managing agents and insurance intermediaries must comply with the FCA’s requirements (as set out in the FCA Handbook), which include the PRA’s Fundamental Rules and the FCA’s Principles for Businesses. In particular, under both Fundamental Rule 7 and Principle 11, firms must deal with the U.K. Regulators in an open and cooperative way, and must disclose to the U.K. Regulators anything of which they would reasonably expect notice. Such notifications may include where the firm has reason to believe that it has materially failed to comply with any requirement or if a senior manager is involved in any prohibited activity. U.K. authorized insurers, managing agents and insurance intermediaries must also adhere to a wide range of U.K. insurance legislation. The most notable of such legislation is the FSMA, which includes the requirements for becoming authorized to conduct regulated insurance activities, regulated and prohibited activities of an insurance company and an insurance intermediary, the approval process for the acquisition or disposal of control of insurance companies and insurance intermediaries, rules on financial promotions, transfers of insurance portfolios and market abuse provisions. This is complemented by a range of statutory instruments on certain subjects, for example, the authorization or exemption process. Legislation based on Solvency U.K. is also relevant (as defined and described in more detail under “—U.K. Prudential Regime for Insurers—Reforms Post Brexit” below). In addition, U.K. companies carrying out insurance activities must comply with general legislation, such as the U.K. Companies Act 2006.
The FCA’s Insurance: Conduct of Business Sourcebook of the FCA Handbook (“ICOBS”) outlines high-level standards that apply to all non-investment insurance product sales such as that of Aspen UK and AMAL from an establishment in the United Kingdom and regulates the standard of day-to-day conduct of business. The overall aim of ICOBS is to ensure that customers within its scope are treated fairly, products and services provide fair price and fair value and to provide customers with clear, fair information when insurance policies are sold.
ICOBS applies to business with retail customers, which means it will not apply to “contracts of large risk” sold to commercial customers or other contracts of large risk where the risk is located outside the United Kingdom. Nor does it apply to activities connected to the distribution of group insurance policies or the extension of these policies to new members. ICOBS therefore applies to a broad range of “non-large risk” commercial business as well as to consumers.
The FCA’s “consumer duty” aims to have a material impact on how financial services companies including insurance companies, managing agents and insurance intermediaries interact with retail customers and set higher standards of care to retail customers over the lifecycle of their products. The rules build on existing product governance and pricing rules and require in-scope companies to define, monitor and evidence how the business models, actions and culture are delivering good customer outcomes in the four areas of products and services, price and value, consumer understanding and consumer support. The consumer duty applies to broadly the same types of customers as ICOBS, and non-large commercial customers as well as consumers.
The FCA has indicated that it will use its supervisory tools to compel the delivery of better outcomes for consumers. The U.K. general insurance market has already seen significant interventions in relation to specific products and business lines where the FCA believes retail customers are not receiving fair value and/or that commissions levels received by distributors cannot be justified by the services they provide.
Aspen UK, AMAL, and Aspen UK Syndicate Services Limited (“AUKSSL”) are subject to the FCA’s consumer duty rules. A number of activities were undertaken in order to ensure compliance with the consumer duty rules which included enhancements to governance, management information and reporting, product governance arrangements, delegated underwriting arrangements (including the binding authority agreements entered into with managing general agents) and the appointment of a board-level consumer duty champion for each of the regulated entities.
All persons who effectively run the insurance undertakings, managing agents and insurance intermediaries or have other key functions must at all times be fit and proper and notified to and/or approved by the PRA/FCA and Lloyd’s (where applicable). The U.K.’s framework for ensuring the standards of such persons is the Senior Managers and Certification Regime (“SM&CR”). The SM&CR consists of three parts: the Senior Managers Regime, the Certification Regime and the Conduct Rules. The application of SM&CR depends on the individual’s role and level of seniority in a business.
Change of Control
Under FSMA, the prior approval from the PRA and/or FCA is required before any person or entity, together with its associates, acquires “control” of or increases its control over a regulated company, or over the parent undertaking of a regulated company. In relation to Aspen UK and AMAL (which is an authorized insurer and managing agent respectively), in summary, a “controller” is defined for these purposes as a person who holds (either alone or in concert with others) 10% or more of the shares or voting power in the relevant regulated entity or its parent undertaking, or holds significant influence over the management of such regulated entity by virtue of their shareholding or voting power. Thereafter, the prior approval of the PRA and/or FCA is required if any person or entity (or two or more persons acting in concert) proposes to acquire shares or voting power in a regulated entity or the parent undertaking of a regulated entity, such that they cross one of the following shareholding or voting power thresholds: (i) 20% or more but less than 30%; (ii) 30% or more but less than 50%; or (iii) 50% or more. In relation to AUKSSL (which is an authorized insurance intermediary), the test for control is the same, however, there is only one relevant threshold of 20% or more.
Similar to PRA and/or FCA approval, an entity seeking to acquire “control” of or increase its control over AMAL is required to obtain Lloyd’s prior consent (and the same thresholds noted above apply in this context). Any entity seeking to acquire “control” of or increase its control over AUL is required to obtain Lloyd’s prior consent (again, the same thresholds noted above apply in this context).
Controllers must notify the PRA and/or FCA, and/or Lloyd’s (as applicable) in writing of a reduction or cessation of control before effecting the change, although regulatory approval is not required.
Brexit Transition Update
As a result of Brexit concluding on December 31, 2020, Aspen UK lost its ability to underwrite insurance business in all EEA member states via the freedom of services and freedom of establishment rights. However, AMAL continues to be able to access the EEA market through Lloyd’s Insurance Company. Lloyd’s Insurance Company commenced underwriting all non-life risks from non-U.K. EEA countries from January 1, 2019. Our business written through Lloyd’s Insurance Company is 100% reinsured by Syndicate 4711.
Aspen UK has been permitted to continue to collect premiums and pay claims in all E.U. jurisdictions where it had live risks and/or claims as at Brexit, other than Sweden. In Denmark, Spain and the Netherlands this was under transitional arrangements which expired in 2021, 2022 and 2023, respectively. Transitional arrangements in Ireland expire in 2035. Aspen UK has taken steps to ensure compliance with all post-Brexit local regulatory requirements; this includes action (including novation) to ensure that valid Swedish claims can be settled, and seeking to ensure in jurisdictions with time-limited transitional arrangements that all policies had expired or been novated, and claims where it is the lead insurer settled, prior to the expiry of such arrangements. One Spanish claim in litigation continues. Following the March 17, 2023 deadline in the Netherlands, however, we were subsequently made aware that the novation of one coverholder risk had not in fact completed before the deadline; this has been reported to DNB (the Dutch regulator). We were informed on July 28, 2023 that the matter had been referred to the DNB’s enforcement team, but as of November 6, 2024, the DNB have taken no further action. Cancellation and re-writing of the risk onto Lloyd’s Insurance Company with a March 17, 2023 effective date was completed to resolve the situation, and the DNB so informed. For more information, see “Risk Factors—Risks Related to Our Business—Regulatory Risks—The United Kingdom’s withdrawal from the European Union has had, and may continue to have, an adverse impact on our business, results of operations and financial condition.”
U.K. Prudential Regime for Insurers – Reforms Post Brexit
Aspen UK and AUL (by virtue of being a Lloyd’s corporate member) are required to meet economic risk-based solvency requirements that were originally set out by the E.U. directive covering the capital adequacy, risk management and regulatory reporting for insurers (the “Solvency II Directive”). The Solvency II Directive, together with European Commission delegated and implementing acts and guidance issued by the European Insurance and Occupational Pensions Authority, has been adopted by the PRA in the United Kingdom and sets out classification and eligibility requirements, including the features which capital must display in order to qualify as regulatory capital.
Despite the Brexit transitional period coming to an end, the European Union (Withdrawal) Act 2018, as amended, has retained all directly applicable direct E.U. legislation into domestic U.K. law (legislation which applied directly in the United Kingdom before 11:00 pm on December 31, 2020) and preserved the U.K. transposition of E.U. directives at that point, thus ensuring the continuing application of the regulatory framework brought about by the Solvency II Directive under the U.K.’s financial services regulatory regime (“Solvency U.K.”).
In June 2023, the Financial Services and Markets Act 2023 (“FSMA 2023”) received royal assent. FSMA 2023 provides a framework for the revocation of retained E.U. law in financial services (including Solvency U.K.) and its replacement with corresponding regulators’ rules (in the case of Solvency II, mainly in the PRA’s Rulebook). Since the transition period, the Solvency U.K. has been subject to a major review in its application in the United Kingdom, corresponding with a parallel review in the European Union (known as the 2020 review).
Following the release of His Majesty’s Treasury’s (“HM Treasury”) consultation paper in April 2022, it published its response in November 2022 which sets out the U.K. Government’s final reform package on the Solvency II framework in the United Kingdom. An additional PRA policy statement on “Review of Solvency II: Adapting to the UK insurance market” (PS2/24) also came out in February 2024 providing the PRA’s feedback to responses received to an earlier June consultation paper. Significant changes to be introduced by these reforms included the reduction in risk margin by 30% for non-life insurers and the proposal to remove branch capital requirements. The U.K. Government has also decided to introduce a new mobilization scheme for insurers which would create an optional stage in a prospective insurer’s entry to the market, including adjusted entry requirements such as a lower capital floor, lower expectations for key personnel and governance structures, and exemptions from certain reporting requirements. The U.K. Government has also decided to increase the thresholds for the size and complexity of insurers before Solvency U.K. applies to £25 million in annual gross written premiums and to £50 million in gross technical provisions.
In June 2023, HM Treasury published draft legislation focusing on changes to the risk margin and the PRA issued the first of two consultations (the second was published at the end of September 2023) covering reform proposals for insurers. The Insurance and Reinsurance Undertakings (Prudential Requirements) (Risk Margin) Regulations 2023 came into force on December 31, 2023 and modified the current risk margin calculation. The other reforms forming part of Solvency U.K. became effective on December 31, 2024 on the implementation of the PRA’s Policy Statement PS15/24 (Review of Solvency II: Restatement of assimilated law). The PRA has stated that these reforms and restatement of rules provide a new regulatory framework for maintaining the safety and soundness of insurance firms and protecting their policyholders, and that the PRA will continue to evolve its prudential regulatory framework for the insurance sector in 2025 and beyond.
Capital Requirements under the U.K. Prudential Regime
Aspen UK is required to maintain a minimum margin of solvency (known as “own funds”) equivalent to their Solvency Capital Requirements (“SCR”) at all times, the calculation of which depends on the type and amount of insurance business written as well as reserve, credit, market and operational risks. To cover similar risks, AUL is required to maintain funding equivalent to its Lloyd’s Economic Capital Assessment (ECA) which is valued by reference to the syndicates’ SCRs. The financial resources maintained in support of the SCR must be adequate, both as to amount and quality, to ensure that there is no significant risk that an entity’s liabilities cannot be met as they fall due. If the PRA with respect to Aspen UK or Lloyd’s with respect to Aspen Lloyd’s considers that there are insufficient capital resources, it can impose additional requirements in relation to the amount and quality of the resources it considers necessary. Any failure to comply with such requirements introduced by regulators can result in intervention by regulators or the imposition of sanctions, which could have an adverse effect on Aspen UK’s and/or Aspen Lloyd’s results and financial position.
The SCR is calculated by an approved internal capital model or by a standard formula prescribed by Solvency U.K. Aspen UK has received approval from the PRA, and AMAL has received approval from Lloyd’s, to use an agreed internal model to calculate their respective SCR (the “Internal Model”). Aspen UK and AMAL are required to ensure that the Internal Model operates properly on a continuous basis and that it continues to comply with the “Solvency Capital Requirements - Internal Models” provisions as set out in the PRA Rulebook and Solvency U.K., and, with respect to AMAL, within the Lloyd’s regulatory framework, including the principles for doing business at Lloyd’s. If Aspen UK fails to comply with these requirements, the PRA may revoke its approval for Aspen UK to use the Internal Model. In addition, failure to adequately capture areas of risk (including as may be identified in the Own Risk and Solvency Assessment (“ORSA”)) in the calculation of the SCR may result in the PRA applying a capital add-on to the SCR calculated by the Internal Model. Aspen UK must also maintain the ability to calculate its SCR using the Standard Formula as prescribed by Solvency U.K.
In addition, Aspen UK is required to submit quarterly and annual filings with the PRA including an annual Solvency and Financial Condition Report (“SFCR”), which must be posted on Aspen’s website. Aspen UK must submit an annual ORSA to the PRA and AMAL must submit an ORSA policy at an agent level to Lloyd’s and an

ORSA report (covering the syndicate under management) to Lloyd’s. The ORSA report is produced annually and provides a summary of all the activity and processes during the preceding year to assess and report on risks and ensure that our overall solvency needs are met at all times, and which will include a forward-looking assessment. It also explains the linkages between business strategy, business planning and capital and risk management processes. Further, Aspen UK and AMAL may need to perform an additional ORSA and submit the corresponding ORSA report to the PRA and/or Lloyd’s, following any significant change in its risk profile. In 2021, the PRA granted Aspen UK a waiver for five years absolving it from the requirement to produce certain regulatory returns at the U.K.-sub-group level due to Aspen Bermuda being subject to equivalent group supervision.
Material Outsourcing Requirements
Under U.K. insurance regulation, an outsourcing arrangement is material if it is of such importance that weakness, or failure, of the service provider would cast serious doubt upon the firm’s continuing satisfaction of the U.K. Regulators’ threshold conditions for authorization and their Fundamental Rules/Principles. The U.K. Regulators require insurers and managing agents to apply adequate governance and controls in respect of material outsourcing agreements.
The most prominent “material outsourcing” rules that apply to Aspen UK and AMAL are set out in the PRA’s supervisory statements, “Outsourcing and third party risk management” (SS2/21) and “Operational resilience: Impact tolerances for important business services” (SS1/21). Aspen UK and AMAL are also subject to a number of related rules that derive from Solvency U.K.
Pursuant to these rules, certain rights pertaining to Aspen UK and AMAL must be included in any material outsourcing agreements, including: (i) the right for Aspen UK and AMAL to receive information from the service provider about the performance of the services; (ii) the right for Aspen UK and AMAL to instruct the service provider in respect of these functions; and (iii) the right for Aspen UK and AMAL, their external auditors and the U.K. Regulators to audit the service provider. See “Material Contracts and Related Party Transactions.” Aspen UK and AMAL are also required to notify the U.K. Regulators of any new material outsourcing arrangement or material amendments to current material outsourcing agreements and obtain their “non-objection” in relation to them before they can be executed or be materially amended by the parties.
Aspen UK and AMAL must ensure that its board of directors and senior management set appropriate risk management policies, systems and controls in respect of Aspen UK and AMAL’s outsourcing and third-party arrangements and must ensure that they are properly carried out. In particular, these individuals should receive clear, consistent, robust and timely management information relating to each service provider’s performance which will enable them to effectively oversee these activities and provide challenge in relation to them. If a service provider does not adhere to predetermined performance standards, Aspen UK and AMAL must be able to implement effective remediation procedures or exit strategies.
Aspen UK and AMAL must also ensure that its systems and controls specifically identify and prioritize “important business services,” and consider and monitor whether it has dedicated appropriate resources to ensure that it has sufficient operational resilience in the event of any potential material disruption to the services provider (for example, by preparing and maintaining a business continuity or disaster recovery plan covering such circumstances).
Restrictions on Dividend Payments
The company law of England and Wales prohibits English companies, including Aspen UK, AMAL, AUL, AUKSSL and other subsidiaries of ours organized under the company law of England and Wales, from declaring dividends to their shareholders unless they have profits available for distribution. The determination of whether a company has profits available for distribution is based on its accumulated realized profits and other distributable reserves less its accumulated realized losses. While the U.K. insurance regulatory rules impose no general restrictions on a general insurer’s ability to declare a dividend, the PRA’s rules require each authorized insurance company within its jurisdiction to maintain its solvency margin at all times, and any action to declare or pay a dividend in breach of SCR without a PRA waiver may result in the firm’s shares being rendered ineligible for Tier 1 treatment. Accordingly, Aspen UK, Aspen Lloyd’s (acting through AMAL), AUL and AUKSSL may not pay a dividend if the payment of such dividend would result in their SCR coverage ratio falling below certain levels. In addition, any future changes regarding regulatory requirements, including those described above, may restrict the ability of Aspen UK, AMAL, AUL and AUKSSL to pay dividends in the future.
Environmental, Social and Governance
ESG continues to be an area of focus among our global regulatory authorities including, but not limited to, the PRA, FCA, Lloyd’s and the BMA. The regulators have indicated that ESG will remain a supervisory priority and firms are required to comply with existing and emerging ESG-related requirements. Existing environmental regulations such as the PRA’s supervisory statement SS3/19 “Enhancing banks’ and insurers’ approaches to managing the financial risks from climate change” require Aspen UK and AMAL to: (i) fully embed consideration of climate-related risks into its governance arrangements; incorporate climate-related financial risks into existing risk management practices; (ii) utilize scenario analysis to inform strategy setting, risk assessment and risk identification; and (iii) develop and maintain an appropriate approach to the disclosure of climate-related financial risks. In January 2025, the PRA issued a letter to CEOs concerning its 2025 priorities for insurance supervision, where it indicated that it is planning to consult on an update to SS3/19 to support firms’ progress in improving their management of climate-related financial risks. Aspen UK and AMAL are also required to allocate responsibility for managing climate-related risk to a senior manager under SM&CR. Similar climate-related regulations exist for Aspen Group and Aspen Bermuda under the BMA’s Climate Change Guidance Notes.
In October 2021, Lloyd’s published their guidance for managing agents (such as AMAL) on best practices for establishing an ESG strategy and framework. The guidance focuses on integrating ESG within business planning and operations, engagement with the value chain, and policies and conditions. This guidance was supplemented by additional guidance issued by Lloyd’s in July 2024.
On November 28, 2023, the FCA published Policy Statement 23/16 which set out its final rules and guidance on the sustainability disclosure requirements and investment labels regime. As part of this regime, the FCA introduced, among other things, a general ‘anti‑greenwashing’ rule, which is applicable to Aspen UK and AMAL, to clarify that sustainability-related claims must be clear, fair and not misleading. The general ‘anti-greenwashing’ rule came into force on May 31, 2024 and the FCA also published guidance (FG 24/3) on the expectations for FCA-authorized firms subject to the general ‘anti-greenwashing rule’ which took effect at the same time.
In September 2023, the PRA and FCA issued a joint consultation paper (CP18/23 and CP23/20) on diversity and inclusion applicable to Aspen UK and AMAL. On March 12, 2025, the PRA and FCA each issued a statement to confirm that, based on feedback received and in order to reduce regulatory burden on firms, they have decided not to publish new rules on diversity and inclusion and will not revisit this position until after the implementation of any new legislation in this area. However, the PRA and FCA have indicated that they will continue to support voluntary industry initiatives. The FCA also indicated that it continues to prioritize its work to tackle non-financial misconduct and will set out next steps by June 2025. For further information refer to “Risk Factors—Risks Related to Our Business—Strategic Risks—Increasing scrutiny and evolving expectations from investors, customers, regulators, policymakers and other stakeholders regarding environmental, social and governance matters may adversely affect our reputation or otherwise adversely impact our business and results of operations.”
Lloyd’s Regulation
General
The operations of Syndicate 4711 are subject to regulation and supervision of the PRA, FCA and the Council of Lloyd’s. AMAL is the managing agent for Syndicate 4711 and AUL is the sole corporate underwriting member of Syndicate 4711. The FCA and PRA both regulate insurers, insurance intermediaries and Lloyd’s. Lloyd’s establishes its own bylaws and regulations, including requirements made under those bylaws that all managing agents and members must comply with.

Solvency Requirements
Underwriting capacity of a member of Lloyd’s must be supported by providing a deposit (referred to as “Funds at Lloyd’s”) in the form of cash, securities or letters of credit in an amount determined in accordance with Lloyd’s requirements and the Solvency II regime. The amount of such deposit is calculated for each member through the completion of an annual capital adequacy exercise. Under these requirements, it must be demonstrated to Lloyd’s that each member has sufficient assets to meet its underwriting liabilities plus a required solvency margin.
Intervention Powers
The Council of Lloyd’s has wide discretionary powers to regulate members’ underwriting at Lloyd’s. It may, for instance, change the basis on which syndicate expenses are allocated or vary the Funds at Lloyd’s or the investment criteria applicable to the provision of Funds at Lloyd’s. Exercising any of these powers might affect the return on an investment of the corporate member in a given underwriting year. Further, the annual business plans of a syndicate are subject to the review and approval by Lloyd’s.
Each member of Lloyd’s is required to contribute a percentage of that member’s underwriting capacity for the relevant year of account to the Lloyd’s central fund (the “Central Fund”). If a member of Lloyd’s is unable to pay its debts to policyholders, the Council of Lloyd’s may exercise its discretion to pay the policyholder from Lloyd’s Central Fund. If Lloyd’s determines that the Central Fund needs to be increased, it has the power to assess premium levies on current Lloyd’s members. In addition, the Council of Lloyd’s has discretion to call or assess up to an additional 5% of a member’s underwriting capacity in any one year as a Central Fund contribution. Our syndicate capacity for the 2025 underwriting year is £1,300.0 million (2024 — £1,300.0 million).
Lloyd’s Insurance Company
Lloyd’s Insurance Company is authorized and regulated by the NBB and regulated by the FSMA. Lloyd’s Insurance Company is an authorized insurance company licensed to write non-life risks across the EEA and the United Kingdom and also maintains 19 branches across Europe. The Lloyd’s Insurance Company is able to underwrite non-life risks which are then 100% reinsured by Syndicate 4711. In this way, Syndicate 4711 is able to access the European market.
Principles for Doing Business at Lloyd’s (the “Principles”)
Replacing the Lloyd’s Minimum Standards (the previous regime which set out the Lloyd’s regulatory requirements for Lloyd’s managing agents), the Principles set out the fundamental responsibilities expected of all managing agents, including AMAL and is the basis against which Lloyd’s will review and categorize all syndicates and managing agents in terms of their capacity and performance.
Brexit and the U.K. GDPR
Following the United Kingdom’s departure from the European Union, commonly referred to as Brexit, the European Union General Data Protection Regulation’s (the “E.U. GDPR”) data protection obligations continue to apply to the U.K. in substantially unvaried form under the so-called “U.K. GDPR.” The U.K. GDPR exists alongside the U.K. Data Protection Act 2018 which implements certain derogations in the U.K. GDPR into U.K. law. Under the U.K. GDPR, companies not established in the U.K. but who process personal data (i.e., information which identifies or from which an individual is identifiable) in relation to the offering of goods or services to individuals in the United Kingdom, or to monitor their behavior will be subject to the U.K. GDPR and will be required to appoint a data protection representative in the U.K., provided certain exceptions are not met. Otherwise, the requirements of the U.K. GDPR are currently virtually identical to those of the E.U. GDPR and as such, may lead to similar compliance and operational costs. For information on E.U. GDPR and U.K. GDPR, refer also to “Risk Factors—Risks Related to Our Business—Other Operational Risks—Compliance with ever evolving national, federal, state, and international laws relating to the handling of information collected from or about individuals involves significant expenditure and resources, and any failure by us or our vendors to comply may result in significant liability, negative publicity and/or an erosion of trust, which could materially adversely affect our business, results of operations and financial condition.”

In addition, Brexit has implications for transfers of personal data between the U.K. and the EEA and vice versa. Transfers of personal data from the U.K. to the EEA and vice versa are unrestricted and do not require additional safeguards since the EEA has formally declared the U.K.’s data protection regime as “adequate” and similarly the U.K. has formally approved the adequacy of the E.U. As a result, transfers of personal data from the EEA to the U.K., and vice versa, remain unrestricted and do not require any additional safeguards. The duration of the current adequacy decision will expire on June 27, 2025, at which point the European Commission can decide whether to extend the adequacy decision for a further period up to a maximum of another four years.
E.U. / U.K. Cybersecurity and Privacy Laws and Regulations
The E.U. GDPR and U.K. GDPR (together referred to as the “GDPR”) impose comprehensive data privacy compliance obligations in relation to our collection, processing, sharing, disclosure, transfer and other use of personal data including a principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audits.
In addition, some of the personal data we process in respect to individual customers, policy holders or beneficiaries is special category or sensitive personal data under the GDPR, and subject to additional compliance obligations and to local law derogations. We may be subject to diverging requirements under E.U. member state laws and U.K. law, such as whether consent can be used as the legal basis for processing. As these laws develop, we may need to make operational changes to adapt to these diverging rules, which could increase our costs and adversely affect our business.
Failure to comply with the GDPR could result in penalties for noncompliance. Since we are potentially subject to the supervision of various E.U. Member State / U.K. data protection authorities under both the E.U. GDPR and the U.K. GDPR, it is not excluded that we are faced with enforcement action in various E.U. / U.K. jurisdictions. Penalties for certain breaches are up to the greater of EUR 20 million/GBP 17.5 million or 4% of our global annual turnover. In addition to fines, a breach of the GDPR may result in regulatory investigations, reputational damage, orders to cease/change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/or civil claims (including class actions).
The GDPR regulates cross-border transfers of personal data out of the EEA and the U.K. Case law from the Court of Justice of the European Union (“CJEU”) states that reliance on the standard contractual clauses – a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism – alone may not necessarily be sufficient in all circumstances, and that transfers must be assessed on a case-by-case basis and supported by a transfer impact assessment followed by the implementation of additional protection measures as appropriate. On October 7, 2022, President Biden signed an Executive Order on ‘Enhancing Safeguards for United States Intelligence Activities’ which introduced new redress mechanisms and binding safeguards to address the concerns raised by the CJEU in relation to data transfers from the EEA to the United States and which formed the basis of the new E.U.-U.S. Data Privacy Framework (“DPF”), as released on December 13, 2022. The European Commission adopted its adequacy decision in relation to the DPF on July 10, 2023, rendering the DPF effective as an E.U. GDPR transfer mechanism to U.S. entities self-certified under the DPF. On October 12, 2023, the U.K. Extension to the DPF came into effect (as approved by the U.K. Government) as a U.K. GDPR data transfer mechanism to U.S. entities self-certified under the U.K. Extension to the DPF. We currently rely on the E.U. standard contractual clauses and the U.K. Addendum to the EU standard contractual clauses and the U.K. International Data Transfer Agreement, as relevant, to transfer personal data outside the EEA and the U.K. with respect to both intragroup and third party transfers. We expect the existing legal complexity and uncertainty regarding international personal data transfers to continue. In particular, we expect the DPF adequacy decision to be challenged and international transfers to the United States and to other jurisdictions more generally to continue to be subject to enhanced scrutiny by E.U. regulators. As the regulatory guidance and enforcement landscape in relation to data transfers continue to develop, we could suffer additional costs, complaints and/or regulatory investigations or fines; we may have to stop using certain tools and vendors and make other operational changes; we may have to implement revised standard contractual clauses for existing intragroup, customer and vendor arrangements within required time frames; and/or it could otherwise affect the manner in which we provide our services, and could adversely affect our business, operations and financial condition.

On January 17, 2025, the E.U. Digital Operational Resilience Act (“DORA”) entered into effect. DORA applies to “financial entities” including: (i) insurance and reinsurance undertakings, and insurance intermediaries, reinsurance intermediaries and ancillary insurance intermediaries and (ii) ICT third-party service providers to financial entities. DORA imposes regulatory obligations to reinforce the digital operational resilience of entities operating in the financial services industry, and to adequately manage and remediate risks related to the engagement of ICT third-party service providers. In addition to financial entities, DORA only imposes direct regulatory obligations on ICT third-party service providers that are considered “critical” within the meaning of DORA. Non-critical ICT third-party service providers are only indirectly impacted by DORA, by virtue of the mandatory contractual terms that DORA requires financial entities to implement with ICT third-party service providers.
DORA does not provide for minimum or maximum monetary sanctions but empowers E.U. Member State competent authorities to enforce DORA and determine the appropriate sanction on the basis of the factors set out in DORA, including the gravity and duration of the infringement. Sanctions may be administrative or criminal in nature, and DORA also provides that individual members of the management body can be held personally liable for any non-compliance.
E.U. / U.K. AI Laws and Regulations
The E.U. has developed a standalone law to govern the offering and use of AI systems in the E.U. (the “AI Act”) which entered into force on August 1, 2024. The AI Act will apply in phases depending on the regulatory requirement in question from February 2025 to August 2027, when all provisions of the AI Act will apply. The AI Act imposes regulatory requirements onto AI system providers, importers, distributors, and deployers, in accordance with the level of risk involved with the AI system (“unacceptable”, “high”, “limited”, and “minimal” risk). General-purpose AI systems have also been made subject to a number of requirements – mostly akin to the requirements that apply to high-risk AI systems under the AI Act.
Non-compliance with the AI Act may be subject to regulatory fines of up to 7% of annual worldwide turnover or €35 million. In parallel, on October 10, 2024, the E.U. adopted the E.U. Product Liability Directive to regulate non-contractual and non-fault based liability for defective products, including digital products and AI facilitating consumer redress for defective AI and digital products.
The U.K. has not, to date, adopted a dedicated AI legislation instead looking to rely on a principles-based, sector-specific approach to AI regulation. However, in July 2024, it was announced in the King’s Speech that new AI regulation would in fact be introduced.
We are assessing the scope of application, impact, and risk of these AI and cyber developments in the E.U. and the U.K. on our business and will continue to assess this moving forward. Compliance with these new AI and cyber laws and regulations may require substantial amendments to our procedures and policies and the changes could adversely impact our business by increasing operational and compliance costs or impact business practices. Further, there is a risk that the amended policies and procedures will not be implemented correctly or that individuals within the business will not be fully compliant with the new procedures. If there are breaches of these measures, we could face significant litigation, government investigations, administrative and monetary sanctions as well as, reputational damage which may have a material adverse effect on our operations, financial condition and prospects.
U.S. Insurance Regulation
General
Our U.S. operations are subject to extensive governmental regulation and supervision by the states and jurisdictions in which insurance entities operating in the United States are domiciled, licensed and/or eligible to conduct business. AAIC is licensed to write insurance on an admitted basis in all 50 U.S. states, the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. Aspen Specialty is licensed in North Dakota and is eligible to write surplus lines policies in all 50 U.S. states, Puerto Rico and the District of Columbia.
Aspen UK and Syndicate 4711 are not licensed to write insurance on an admitted basis in any state in the United States, but are alien insurers eligible to write surplus lines business in all 50 U.S. states, the District of

Columbia, Puerto Rico and other U.S. jurisdictions based on their listing in the Quarterly Listing of Alien Insurers of the International Insurers Department (“IID”) of the National Association of Insurance Commissioners (“NAIC”), the organization that works to promote standardization of best practices and assists state insurance regulatory authorities and insurers in the United States by promulgating model insurance laws and regulations for adoption by the states. However, model insurance laws and regulations are only effective when adopted by the states. Pursuant to IID requirements, Aspen UK and Syndicate 4711 have established a U.S. surplus lines trust fund to secure obligations under U.S. surplus lines policies. As of December 31, 2024, Aspen UK’s and Syndicate 4711’s surplus lines trust fund was $150.2 million (December 31, 2023 — $126.6 million).
The insurance laws and regulations of our U.S. subsidiaries’ domiciliary states have the most significant impact on our U.S. operations as well as the lead state regulator of an insurance holding company system. AAIC is domiciled in Texas and Aspen Specialty is domiciled in North Dakota. AAIC and Aspen Specialty are part of the Apollo Global Management Group holding company system. The lead state insurance regulator for the Apollo Global Management Group holding company system is the Iowa Insurance Division.
Generally, U.S. states regulate insurance holding companies to assure the fairness of inter-affiliate transactions, the propriety of dividends paid to corporate parents and the benefits of any proposed change of control transaction. States also regulate insurer solvency, accounting matters and risk management, as well as a range of operational matters, including authorized lines of business, permitted investments, policy forms and premium rates for admitted companies, maximum single policy risks, adequacy of reserves for losses and unearned premiums and maintenance of in-state deposits for the benefit of policyholders. To monitor compliance, state insurance departments perform periodic market conduct examinations and financial fitness examinations and require the filing of annual and other reports relating to the financial condition of companies and other matters. Certain U.S. regulatory requirements are highlighted below.
Although the U.S. federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas can significantly affect the insurance business. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) established the Federal Insurance Office (the “FIO”) within the U.S. Department of the Treasury headed by a Director appointed by the Treasury Secretary. While currently not having a general supervisory or regulatory authority over the business of insurance, the Director of the FIO performs various functions with respect to insurance. The Director of the FIO has also submitted reports to the U.S. Congress on (i) modernization of U.S. insurance regulation (provided in December 2013) and (ii) the U.S. and global reinsurance market (provided in November 2013 and January 2015, respectively). Such reports could ultimately lead to changes in the regulation of insurers and reinsurers in the United States. In addition, AAIC is a certified surety company approved by the U.S. Department of the Treasury and is subject to federal regulations related to Treasury certified sureties.
State Insurance Holding Company Acts
All U.S. states have laws regulating insurance holding company systems. These laws require insurance companies, which are formed and chartered in the state (referred to as “domestic insurers”), to register with the state department of insurance (referred to as their “domestic state or regulator”) and file information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Insurance holding company regulations principally relate to (i) state insurance approval of the acquisition of domestic insurers, (ii) prior review or approval of certain transactions between the domestic insurer and its affiliates, and (iii) regulation of dividends made by the domestic insurer. All transactions within a holding company system affecting domestic insurers must be determined to be fair and reasonable.
As a result of the NAIC’s Solvency Modernization Effort, which dates back to 2008, in 2014, the NAIC adopted the Corporate Governance Annual Disclosure Model Act, which has been enacted by our lead state of Iowa, as well as our domestic states of Texas and North Dakota. The model law requires insurers to make an annual confidential filing regarding their corporate governance policies. In addition, the NAIC adopted the Risk Management and Own Risk and Solvency Assessment Model Act (“ORSA”), which also has been adopted by Iowa, Texas and North Dakota. ORSA requires insurers to maintain a risk management framework and conduct an internal risk and solvency assessment of the insurer’s material risks in normal and stressed environments. Many state insurance holding company laws, including those of Iowa, Texas and North Dakota, have also been amended to require insurers to file an annual confidential enterprise risk report with their lead state regulator, disclosing material risks within the entire holding company system that could pose an enterprise risk to the insurer.
Change of Control
The insurance holding company laws and regulations generally provide that no person, corporation, or other entity may acquire control of a domestic insurance company, or a controlling interest in any parent company of such insurance company, without the prior approval of the insurance company’s domestic state regulator. A person who acquires, directly or indirectly, 10% or more of the voting interests of an insurance company is presumptively considered to have acquired control of the insurer, although such presumption may be rebutted by a showing that control does not in fact exist. The domestic state regulator may also find that control exists in circumstances in which a person owns or controls less than 10% of voting interest. To obtain approval of any change in control, the proposed acquirer must file an application disclosing, among other information, its background, financial condition, the financial condition of its affiliates, the source and amount of funds by which it will affect the acquisition, the criteria used in determining the nature and amount of consideration to be paid for the acquisition, proposed changes in the management and operations of the insurance company and other related matters.
State Dividend Limitations
Under Texas and North Dakota law, respectively, AAIC and Aspen Specialty may only pay dividends out of earned surplus as distinguished from contributed surplus. In addition, under Texas and North Dakota law, an insurance company’s policyholder surplus after payment of a dividend must be reasonable in relation to its outstanding liabilities and adequate for its financial needs.
In addition, Texas and North Dakota law generally limit the ability of AAIC or Aspen Specialty to pay dividends above a specified level, without prior regulatory approval. Dividends or distributions in excess of specified level are deemed “extraordinary” and are subject to prior notice to and approval of the applicable state insurance regulator. The maximum amount of ordinary dividend that can be paid without prior regulatory approval is the greater of 10% of a company’s surplus as of December 31 of the preceding year, or the amount of net income from the preceding fiscal year.
Aspen U.S. Holdings, Inc. (“Aspen U.S. Holdings”) must also meet its own dividend eligibility requirements under Delaware corporate law in order to distribute any dividends received from AAIC. In particular, any dividend paid by Aspen U.S. Holdings must be declared out of surplus or net profits.
State Risk-Based Capital Regulations
U.S. insurers are subject to risk-based capital (“RBC”) guidelines that provide a method to measure the total adjusted capital (statutory capital and surplus plus other adjustments) taking into account the specific risk characteristics of the insurer’s investments and products. The risk-based capital requirement for property and casualty insurers measures: (i) underwriting risk, which is the risk of errors in pricing and reserves; (ii) asset risk, which is the risk of asset default for fixed assets and loss-in-market value for equity assets; (iii) credit risk, which is the risk of losses from unrecoverable reinsurance and the inability of insurers to collect agents’ balances and other receivables; and (iv) off-balance sheet risk, which is primarily the risk created by excessive growth. The capital requirements for each risk category are determined by applying specified factors to assets, premiums, reserves and other items, with higher factors for items with greater underlying risk and lower factors for items with less risk. The formula is used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized companies for the purpose of initiating corrective company action or regulatory action. Insurers having less statutory surplus than required by the RBC model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy. As of December 31, 2024, AAIC and Aspen Specialty exceeded the levels that would require company action or regulatory action.

Guaranty Fund Assessments and Residual Market Mechanisms
Most states require licensed insurance companies to participate in guaranty funds in order to provide funds for payment of losses for insurers which have become insolvent. Assessments are generally between 1% and 2% of annual premium written in the state. Some states also require licensed and admitted insurers to participate in various state residual market mechanisms whose goal is to provide affordability and availability of insurance to those clients who may not otherwise be able to obtain insurance, including, for example catastrophe insurance in high-risk areas. If losses exceed the funds, the pool is available to pay those losses. The pools have the ability to assess insurers to provide additional funds to the pool. The amounts of the assessment for each company are normally based upon the proportion of each insurer’s (and in some cases the insurer’s and its affiliates’) written premium for coverages similar to those provided by the pool, and are frequently uncapped.
Cybersecurity and Privacy Laws and Regulations
Federal and state laws and regulations require financial institutions, including insurers, to protect, among other things, the security and confidentiality of personally identifiable information and nonpublic personal information, to notify customers and other individuals about their policies and practices relating to their collection and disclosure of customer information and their practices relating to protecting the security and confidentiality of that information, and to notify regulators and consumers in the event of certain data breaches affecting personal information. Federal and state laws and regulations also regulate the ability of financial institutions to make telemarketing calls and to send unsolicited e-mail or fax messages to consumers and customers. The Gramm-Leach-Bliley Act (“GLBA”) requires financial institutions to implement administrative, technical, and physical safeguards to ensure the confidentiality, integrity, security, and proper disposal of nonpublic personal information, as well as limitations on the re-disclosure and re-use of such information.
In 2017, cybersecurity rules took effect for financial institutions, insurers and certain other companies supervised by the New York Department of Financial Services (the “NYDFS Cybersecurity Regulation”), such as AAIC, which is licensed in New York. The NYDFS Cybersecurity Regulation imposes significant regulatory requirements intended to protect the confidentiality, integrity and availability of information systems, and the information stored within, such as requirements regarding governance, incident planning, training, data management, system testing and regulator notification in the event of certain cybersecurity events. On November 1, 2023, NYDFS announced its adoption of the second amendment of the NYDFS Cybersecurity Regulation, which includes updated requirements related to: governance; controls to prevent unauthorized access to information systems, such as password controls and monitoring; risk and vulnerability assessment requirements; notification requirements; and cybersecurity training. We anticipate that the NYDFS will continue to examine the cybersecurity programs of financial institutions in the future and such examinations may result in additional expenditure of resources and regulatory scrutiny.
In 2017, the NAIC also adopted the Insurance Data Security Model Law (the “Cybersecurity Model Law”). The Cybersecurity Model Law requires insurers, insurance producers and other entities required to be licensed under state insurance laws to comply with certain requirements under state insurance laws, such as developing and maintaining a written information security program, overseeing the data security practices of third-party vendors, and providing notice of certain data breaches. As with all NAIC model laws, this Insurance Data Security Model Law must be adopted by a state before becoming law in such state. The Cybersecurity Model Law closely resembles the NYDFS Cybersecurity Regulation and as of February 1, 2025, a version of the Cybersecurity Model Law has been adopted by more than 25 U.S. states.
Several states have enacted broad comprehensive data privacy laws that require businesses in scope to disclose information about their privacy practices and give state residents rights to access, delete, and correct their personal information and to opt out of the use of their information for targeted advertising, profiling that results in the provision or denial of decisions including insurance services, and from having their personal information sold to third parties. Most of these laws broadly exempt entities covered by the GLBA or insurers more generally. However, in 2018, California enacted the California Consumer Privacy Act (“CCPA”), which came into effect on January 1, 2020, and broadly regulates the collection, processing and disclosure of the personal information of California residents, imposes limits on the “sale” of personal information and grants California residents certain rights to, among other things, access and delete data about them in certain circumstances. CCPA also established a private right of action, with potentially significant statutory damages, whereby businesses that fail to implement reasonable security measures to protect against breaches of personal information could be liable to affected consumers. The CCPA was expanded substantially on January 1, 2023, when the California Privacy Rights Act of 2020 (“CPRA”) amendments to the CCPA became fully operative. The amended CCPA, among other things, gives California residents the ability to limit use of certain sensitive personal information, further restricts the use of cross-contextual advertising, establishes restrictions on the retention of personal information, expands the types of data breaches subject to the CCPA’s private right of action, provides for increased penalties for CCPA violations concerning California residents under the age of 16, and establishes a new California Privacy Protection Agency to implement and enforce the new law. While there is currently an exception for personal information that is subject to the GLBA and the California Financial Information Privacy Act, the CCPA may impact certain of our business activities, such as employment, job applicants and business-to-business settings. Additionally, this exception does not apply to the private cause of action afforded to individuals for information security incidents.
Multiple states have followed California to legislate comprehensive privacy laws with data privacy rights. Multiple states have enacted similar legislation which will go into effect in the coming years. While these new laws generally include exemptions for GLBA-covered data or GLBA-regulated entities or their affiliates, they add layers of complexity to compliance in the U.S. market, and could increase our compliance costs and adversely affect our business.
The use of artificial intelligence (“AI”) in the insurance industry is increasingly the subject to state law, regulation, and guidance, as well as certain NAIC undertakings.
For example, Colorado has enacted an insurance AI law that prohibits insurers from using algorithms or predictive models that use external consumer and information data sources in any way that unfairly discriminates and regulations implementing this law for life insurers that require them to establish internal governance and risk management frameworks that address potential discriminatory effects. Similar guidance has been issued by other state insurance regulators, including NYDFS and insurance regulators in California and Connecticut. AI use in the insurance industry may be a focus for state legislators and regulators into the foreseeable future.
Issues surrounding the use of AI are also a focus for the NAIC. In 2020, the NAIC adopted the Artificial Intelligence (AI) Guiding Principles related to artificial intelligence, its use in the insurance sector, and its impact on consumer protection and privacy, marketplace dynamics and the state-based insurance regulatory framework. In December 2023, the NAIC adopted a model bulletin, The Use of Artificial Intelligence Systems in Insurance (the “AI Bulletin”), designed to foster uniformity among state insurance regulators regarding expectations for insurance carriers deploying AI. These initiatives have largely come from the NAIC Innovation, Cybersecurity, and Technology (H) Committee and various related working groups focused on the uses of AI in the insurance industry and the development of regulatory frameworks. States have started to adopt the AI Bulletin, which outlines how insurance regulators should govern the development, acquisition and use of AI technologies, as well as the types of information that regulators may request during an investigation or examination of an insurer in regard to AI systems.
We expect that issues related to the use of AI will continue to be an area of focus of the federal government, state legislators and insurance regulators, and the NAIC. We cannot predict what, if any, changes to laws and regulations may be enacted with regard to AI, or the impact any such legislation may have on our business practices, results of operations or financial condition.
Additionally, the NAIC and state insurance regulators have been focused on addressing unfair discrimination in the use of consumer data and technology, and some states have passed laws or introduced legislation targeting unfair discrimination practices. For example, in July 2021, Colorado adopted legislation that restricts the use of consumer data sources, algorithms, and predictive models that unfairly discriminate against an individual based on race, color, national or ethnic origin, religion, sex, sexual orientation, disability or transgender status and would provide the Colorado insurance commissioner with broad rule-making and enforcement authority. Pursuant to such legislation, in September 2023, the Colorado insurance commissioner adopted rules, focused solely on the life insurance industry, establishing expansive requirements for insurers using external consumer data and information sources to establish internal governance and risk management frameworks to ensure that such use does not result in unfairly discriminatory insurance practices. Also, in September 2023, Colorado released a draft artificial intelligence testing regulation for life insurance underwriting to complement the rules that were recently adopted. Several states have also issued guidance regarding the use of big data technology in compliance with anti-discrimination laws. Colorado also recently enacted a comprehensive AI law, Consumer Protections for Interactions with Artificial Intelligence, which will go into effect on February 1, 2026 and will apply to “high-risk AI systems” which include AI systems used in insurance and financial or lending services.
Operations of Aspen UK and Syndicate 4711
As stated above, Aspen UK and Syndicate 4711, are eligible to write surplus lines business as alien, non-admitted insurers in all 50 U.S. states, the District of Columbia and other U.S. jurisdictions. Because Aspen UK and Syndicate 4711 are not licensed under the laws of any U.S. state, U.S. solvency regulation tools otherwise applicable to admitted insurers do not generally apply to them. However, Aspen UK and Syndicate 4711 are subject to federal and state incidental regulations in areas such as those pertaining to federal and state reporting related to terrorism coverage and post-disaster emergency orders.
Credit for Reinsurance
Aspen UK and Aspen Bermuda also provide reinsurance to U.S. cedants. In general, a U.S. domiciled ceding company that obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction in which the ceding company is domiciled is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss reserves and loss expense reserves ceded to the reinsurer. Many jurisdictions also permit ceding companies to take credit on their statutory financial statements for reinsurance obtained from unlicensed or non-admitted reinsurers if certain prescribed security arrangements are made. Aspen UK and Aspen Bermuda have obtained approval of a multi-beneficiary trust arrangement that satisfies the credit for reinsurance requirements for their U.S. customers. Generally, the minimum trust fund amount is $20.0 million plus an amount equal to 100% of a reinsurer’s U.S. reinsurance liabilities collateralized under this arrangement. Aspen Bermuda has obtained approval to post reduced collateral with respect to obligations owed to cedants domiciled in Florida, New York and North Dakota (i.e., 50% versus 100%).
The Dodd-Frank Act authorized the U.S. Department of the Treasury and the Office of the U.S. Trade Representative to negotiate covered agreements governing certain matters relating to insurance with foreign jurisdictions, including reinsurance collateral, group supervision and exchange of information between supervisory authorities. Such covered agreements could pre-empt state insurance laws. Pursuant to this authority, in September 2017, the U.S. federal authorities and the European Union signed a covered agreement (the “E.U. Covered Agreement”) to address, among other things, group supervision and reinsurance collateral requirements and, in anticipation of Brexit, the United States and the United Kingdom signed a covered agreement in December 2018 consistent with the U.S. and E.U. agreement (the “U.K. Covered Agreement” and, together with the E.U. Covered Agreement, the “Covered Agreements”). The United States also released a “Statement of the United States on the Covered Agreement with the European Union” (the “Policy Statement”) providing the U.S.’s interpretation of certain provisions in the E.U. Covered Agreement. In terms of reinsurance, both Covered Agreements eliminate collateral and local presence requirements for alien reinsurers that satisfy certain criteria, including being domiciled in a “reciprocal jurisdiction.” In 2019, the NAIC adopted additional revisions to its Credit for Reinsurance Model Law and Model Regulation (together, the “2019 Amended Credit for Reinsurance Model Act”) to conform to the reinsurance collateral elimination requirements of the Covered Agreements. Texas and North Dakota adopted the 2019 Amended Credit for Reinsurance Model Act. The NAIC has approved Bermuda as a “reciprocal jurisdiction.” As of the date of this prospectus, Aspen Bermuda has been approved as a reciprocal jurisdiction reinsurer eligible for zero collateral in all 50 states.
Developing International Matters and Group Capital
In November 2019, the International Association of Insurance Supervisors (“IAIS”) adopted the Common Framework for the Supervision of Internationally Active Insurance Groups (“ComFrame”). ComFrame is applicable to entities that meet the IAIS’s criteria for internationally active insurance groups (“IAIGs”) and are designated as such. ComFrame establishes international standards for the designation of a group-wide supervisor for each IAIG and for the imposition of group supervision, group capital requirements, uniform standards for insurer corporate governance, enterprise risk management and other control functions and resolution planning applicable to an IAIG in addition to the current legal entity capital requirements imposed by relevant insurance laws and regulations. The NAIC has also promulgated amendments to the insurance holding company system model law that addresses supervision of IAIGs to allow state insurance regulators in the United States to be designated as group-wide supervisors for U.S.-based IAIGs or acknowledge another regulatory official acting as the group wide supervisor of an IAIG. In November 2019, the IAIS also adopted a revised version of the risk-based global insurance capital standard (“ICS”), which is the group capital component of ComFrame.
In December 2020, the NAIC adopted a group capital calculation (“GCC”) tool using an RBC aggregation methodology for all entities within an insurance holding company system group, including non-U.S. entities, and is seeking effective equivalency of such tool to the ICS for U.S.-based IAIGs. The NAIC has also adopted changes to the insurance holding company system model law to require, subject to certain exceptions, the ultimate controlling person of every insurer subject to the holding company registration requirement to file an annual GCC with its lead state regulator. The goal is to provide U.S. regulators with a method to aggregate the available capital and the minimum capital of each entity in a group in a way that applies to all groups regardless of their structure. The Policy Statement with respect to the U.S. participation under the Covered Agreements also provides that the United States expects that the GCC will satisfy the group capital assessment requirement under each of the Covered Agreements. The NAIC has stated that the calculation will be a regulatory tool and will not constitute a requirement or standard. It is not possible to predict what impact any such regulatory tool may have on our business.
On February 6, 2024, the Iowa Insurance Division identified Apollo as meeting the criteria as an IAIG and further identified Athene Holding Ltd. (“Athene Holding”) as the head of the IAIG, which is the uppermost entity to which obligations associated with being an IAIG designation attach. The Iowa Insurance Division also identified itself as the Group-Wide Supervisor for Apollo (in a distinct capacity from its role as supervisor for Athene Holding). The Iowa Insurance Division has been effectively serving in this role for a significant period of time; this identification is a formalization of Apollo and the Iowa Insurance Division’s existing relationships and processes. As a result of Apollo’s designation as an IAIG, we may be subject to a group capital calculation consistent with or comparable to international capital standards in that context. It is possible that the development of these international standards will have an impact on our capital position and capital structure in the future, and Apollo’s designation as an IAIG may result in additional operational, reporting, regulatory or similar requirements. We cannot predict with any degree of certainty the additional capital requirements, compliance costs or other burdens these requirements may impose on us.
Branch Regulations
General
Aspen UK and Aspen Bermuda are required to meet local capital requirements and make required local regulatory filings in connection with their respective branch office operations.
Change of Control
Similar to the types of regulation noted above with respect to U.S. and U.K. (see “—U.K. and E.U. Insurance Regulation—Change of Control” and “—U.S. Insurance Regulation—Change of Control”), persons acquiring shares at or above the thresholds noted above may need to notify or obtain approval from regulators of the branches of Aspen Bermuda and/or Aspen UK in Australia, Canada, Singapore and Switzerland.
Switzerland
In 2019, Aspen Bermuda established a branch in Zurich, Switzerland to write property and casualty reinsurance and specialty reinsurance with inception dates from January 1, 2020. A branch that writes only reinsurance is not currently subject to supervision under the Insurance Supervision Act (Switzerland) by the Financial Markets Supervisory Authority (“FINMA”).

Aspen UK established a property and casualty reinsurance branch in Zurich, Switzerland in 2007. In 2010, Aspen UK established an insurance branch in Zurich, Switzerland, which was regulated by FINMA pursuant to the Insurance Supervision Act (Switzerland). In 2017, Aspen UK discontinued writing insurance business via the insurance branch in Switzerland. In 2020, Aspen UK ceased writing reinsurance via the reinsurance branch in Switzerland, however, FINMA maintains supervision over the Aspen UK branch while the business is in run off.
Singapore
In February 2021, Aspen Bermuda received approval from the Monetary Authority of Singapore (“MAS”) and established a reinsurance branch in Singapore. The activities of this branch are regulated by the MAS pursuant to The Insurance Act of Singapore. Aspen Bermuda is also regulated by the Accounting and Corporate Regulatory Authority (“ACRA”) as a foreign company in Singapore.
Aspen UK has a reinsurance branch in Singapore that is regulated by the MAS and pursuant to The Insurance Act of Singapore and by ACRA as a foreign company in Singapore. Action was taken in 2021 to transition the business currently written through our Aspen UK Singapore branch to the Aspen Bermuda branch in Singapore and it is no longer binding new business.
AMAL set up a subsidiary company, Aspen Singapore Pte. Ltd. (“ASPL”), to access insurance business in Singapore and regulatory approval for ASPL to act as an intermediary was received from MAS in 2015. ASPL was incorporated by ACRA in 2015 as a local company regulated by the Companies Act of Singapore. ASPL went into run-off in September 2021, and was subsequently de-authorized on a voluntary basis with effect from August 31, 2023, in accordance with local regulatory requirements. An application to have ASPL struck off from the public company register was accepted by ACRA in September 2024; ASPL’s strike off and dissolution took effect on February 20, 2025.
Canada
Aspen UK established a Canadian branch in 2006 whose activities are regulated by the Office of the Superintendent of Financial Institutions (“OSFI”). OSFI is the federal regulatory authority that supervises Canadian and non-Canadian insurance companies operating in Canada pursuant to the Insurance Companies Act (Canada). In addition, the branch is subject to the laws and regulations of each of the provinces and territories in which it is licensed.
Australia
Aspen UK established an Australian branch in 2008 whose activities are regulated by the Australian Prudential Regulation Authority (“APRA”). Aspen UK is also registered by the Australian Securities and Investments Commission as a foreign company in Australia under the Corporations Act of Australia 2001. Aspen UK’s Australia branch ceased underwriting new or renewal business as at December 31, 2021; Aspen UK intends for it to enter formal run-off under APRA regulation in due course.
In 2021, the Company formed Aspen Australia Service Company Pty Ltd. (“AASC”), a coverholder which underwrote reinsurance business on behalf of Syndicate 4711 at Lloyd’s. AASC ceased writing new or renewal business in AASC effective as at October 31, 2022. AASC’s physical office in Australia closed as at March 31, 2023 and the Company is reviewing its strategy for the AASC legal entity.
For additional information on our branches, refer to “Note 21—Commitments and Contingent Liabilities” to our audited consolidated financial statements.
Other Regulated Firms
AUKSSL (previously APJ Services Limited) is authorized and regulated by the FCA. AUKSSL is subject to the Insurance Distribution Directive as adopted into U.K. law. In 2019, HM Treasury has announced its plans to repeal the Insurance Distribution Directive delegated regulations and for the requirements of the regulations to be included in the FCA’s Handbook. In response, the FCA issued a consultation paper (CP23/19) on the future regulatory framework for the Insurance Distribution Directive. On December 15, 2023, the final rules that transfer and replace retained E.U. law provisions from the Insurance Distribution Directive were published with an effective date of April 5, 2024. AUKSSL is subject to ongoing monitoring and annual reporting obligations. Accordingly, AUKSSL is required to submit annual reports to the FCA which provide information relating to their controllers and close links, client money and assets, accounts, market data, product sales data, remuneration data and reporting complaints. These reports are also applicable to Aspen UK and AMAL.
Jersey Regulation
In 2010, we purchased APJ Asset Protection, a Jersey registered insurance company (“APJ Jersey”). APJ Jersey was a Jersey registered company, which formerly held a Category B Insurer permit from the Jersey Financial Services Commission (“JFSC”). APJ Jersey ceased underwriting new and renewal business in April 2020 and was placed into run-off in June 2020. APJ Jersey’s last policy expired in May 2022, and its Category B insurer permit from the JFSC was voluntarily revoked as of October 14, 2022, with agreement by the JFSC, confirmation having been received earlier in 2022 from both the JFSC and the UK’s Financial Conduct Authority of no retroactive fees or further action in relation to potential issues with APJ Jersey’s operating model. APJ Jersey satisfactorily completed summary winding up procedures in accordance with Jersey law and was dissolved with effect from September 19, 2024.
Other Matters
In 2017, the European Commission opened an investigation into alleged anti-competitive practices in the aviation Insurance segment by Aspen UK and other carriers and brokers in the market, but subsequently confirmed in 2021 that it had discontinued its investigation. A similar investigation was opened by the Competition and Consumer Commission of Singapore (“CCCS”) in early 2021, and Aspen UK provided initial responses to the CCCS. No specific feedback or request for further information has been received since such time and it appears that the matter has been removed from the Singapore public register on enforcement actions and investigations. In addition, a similar investigation was commenced in 2017 by the Brazilian anti-trust regulator, CADE, and, in 2022, formal allegations of anti-competitive practices in this segment have been alleged against Aspen UK and others in the market, including both brokers and carriers. A formal defense has been lodged by Aspen UK, but has been rejected by CADE. Aspen UK has also filed expert evidence. We continue to engage with local and onshore counsel to address the questions raised by CADE and progress through the dispute resolution process.

CERTAIN TAX CONSIDERATIONS
United States Taxation
The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of the Company’s ordinary shares. Unless otherwise stated, this summary deals only with shareholders who are U.S. Persons (as defined below) who purchase ordinary shares. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities or currencies, tax-exempt organizations, U.S. expatriates, partnerships or other pass-through entities (or investors in such entities), persons whose functional currency is not the U.S. dollar, persons subject to any alternative minimum tax, accrual basis taxpayers subject to special tax accounting rules under Section 451(b) of the Code, persons who are 10% U.S. Shareholders (except as specifically addressed below), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government. Persons owning or considering making an investment in the ordinary shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of the partners will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. If you are a partner in a partnership owning our ordinary shares, you should consult your tax advisor.
For purposes of this discussion, the term “U.S. Person” means a beneficial owner of the ordinary shares that is (i) an individual citizen or resident of the United States, (ii) a corporation created in or organized under the laws of the United States, or organized under the laws of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.
Taxation of the Company
Aspen Holdings and its non-U.S. subsidiaries (other than AUL and Aspen UK) intend to manage their business so that they are not treated as engaged in a trade or business within the United States and thus not subject to U.S. federal income tax on their net income. However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the IRS will not contend successfully that one or more of these companies is engaged in a trade or business in the United States. If any of these companies is considered to be engaged in a trade or business in the United States during a taxable year, it generally will be subject to U.S. federal income tax (including an additional branch profits tax) on its net income that is treated as effectively connected with the conduct of a U.S. trade or business for such year (except to the extent an applicable income tax treaty provides otherwise), in which case its operating results could be materially adversely affected.

Non-U.S. corporations not engaged in a trade or business within the United States are nonetheless subject to United States income tax imposed by withholding on certain “fixed or determinable annual or periodical gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties.
The United States also imposes FET paid to non-U.S. insurers or reinsurers that are not eligible for the benefits of a U.S. income tax treaty that provides for an exemption from the FET with respect to risks (i) of a U.S. entity or individual, located wholly or partially within the United States and (ii) of a non-U.S. entity or individual engaged in a trade or business in the U.S., located within the United States. The rates of tax are 4% for property casualty insurance premiums and 1% for reinsurance premiums.
Taxation of Distributions
Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, cash distributions, if any, made with respect to ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Aspen Holdings (as computed using U.S. tax principles). To the extent such distributions exceed Aspen Holdings’ earnings and profits, they will be treated first as a return of the U.S. Person’s basis in their shares to the extent thereof, and then as gain from the sale of a capital asset. If, as expected, Aspen Holdings does not compute its earnings and profits under U.S. tax principles, all distributions generally will be treated as dividends for U.S. federal income tax purposes. Dividends paid by us to U.S. Persons who are corporations generally will not be eligible for a dividends received deduction. We believe dividends paid by us on our ordinary shares to non-corporate U.S. Persons should be eligible for reduced rates of taxation as “qualified dividend income” if, as is intended, our ordinary shares remain listed on the NYSE and provided certain requirements, including stock holding period requirements, are satisfied. Qualified dividend income is subject to tax at long-term capital gains rates rather than the higher rates applicable to ordinary income.
Dividends that exceed certain thresholds in relation to a U.S. Person’s tax basis in the ordinary shares could be characterized as “extraordinary dividends” under the Code. A non-corporate U.S. Person that receives an extraordinary dividend will be required to treat any losses on the sale of such shares as long-term capital losses to the extent of the extraordinary dividends such U.S. Person receives that are treated as qualified dividend income.
Classification of Aspen Holdings or Its Non-U.S. Subsidiaries as CFCs
Each 10% U.S. Shareholder of a non-U.S. corporation that is a CFC at any time during a taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s subpart F income and tested income (with various adjustments) with respect to any shares that such 10% U.S. Shareholder owns in such non-U.S. corporation (directly or indirectly through certain entities) on the last day in the non-U.S. corporation’s taxable year on which it is a CFC, even if the subpart F income or tested income is not distributed. A “10% U.S. Shareholder” generally is a U.S. person that owns (directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of Section 958(b) of the Code (i.e., “constructively”)) at least 10% of the total combined voting power or value of all classes of stock of a non-U.S. corporation. Subpart F income of a CFC generally includes “foreign personal holding company income” (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income), and tested income is generally any income of the CFC other than subpart F income and certain other categories of income. An entity treated as a non-U.S. corporation for U.S. federal income tax purposes is generally considered a CFC if 10% U.S. Shareholders own (directly, indirectly through non-U.S. entities or constructively), in the aggregate, more than 50% of the total combined voting power of all classes of stock of that non-U.S. corporation or more than 50% of the total value of all stock of that non-U.S. corporation. However, for purposes of taking into account insurance income, these 50% thresholds are generally reduced to 25%. Further, special rules apply for purposes of taking into account any RPII of a non-U.S. corporation, as described below.
Whether Aspen Holdings is a CFC for a taxable year will depend upon facts regarding our direct and indirect shareholders, about which we have limited information. Accordingly, no assurance can be provided that Aspen Holdings will not be a CFC. Further, regardless of whether Aspen Holdings is a CFC, most or all of our non-U.S.

subsidiaries are generally treated as CFCs because our U.S. subsidiaries generally are treated as constructively owning the stock of our non-U.S. subsidiaries. Accordingly, any 10% U.S. Shareholders of Aspen Holdings may be required to include in gross income for U.S. federal income tax purposes for each taxable year their pro rata shares of all or a portion of the subpart F and tested income generated by our non-U.S. companies (with various adjustments), regardless of whether any distributions are made to them. Any such 10% U.S. Shareholders should consult their own tax advisors regarding the application of these rules to them.
The RPII CFC Provisions
In general, if a non-U.S. corporation is a RPII CFC at any time during a taxable year, a U.S. RPII Shareholder must include in its gross income for U.S. federal income tax purposes its pro rata share of the non-U.S. corporation’s RPII with respect to any shares that such U.S. RPII Shareholder owns (directly or indirectly through certain entities) on the last day in the non-U.S. corporation’s taxable year, even if the RPII is not distributed. Further, a U.S. RPII Shareholder’s pro rata share of any RPII is determined as if all RPII for the taxable year were distributed proportionately only to U.S. RPII Shareholders on that date but generally may not exceed the U.S. RPII Shareholder’s pro rata share of the non-U.S. corporation’s earnings and profits for the taxable year. In addition, a U.S. RPII Shareholder is required to comply with certain reporting requirements, regardless of the number of shares owned by the U.S. RPII Shareholder.
For these purposes, a “RPII CFC” is any non-U.S. corporation if, on any day of its taxable year, U.S. RPII Shareholders collectively own (directly, indirectly through non-U.S. entities or constructively) 25% or more of the total combined voting power of all classes of stock of such corporation entitled to vote or 25% or more of the total value of the stock of such corporation. A “U.S. RPII Shareholder” is any U.S. person who owns (directly or indirectly through certain entities) any shares of the non-U.S. corporation. “RPII” is any “insurance income” (as described below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a U.S. RPII Shareholder or a “related person” (as defined below) to such U.S. RPII Shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a U.S. insurance company. Generally, the term “related person” for this purpose means someone who controls or is controlled by the U.S. RPII Shareholder or someone who is controlled by the same person or persons who control the U.S. RPII Shareholder. Control generally is measured by a greater than 50% ownership interest, applying certain constructive ownership principles. However, the RPII rules generally do not apply with respect to a non-U.S. corporation if either (i) at all times during its taxable year less than 20% of the total combined voting power of all classes of stock of the corporation entitled to vote and less than 20% of the total value of the corporation is owned (directly or indirectly) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by the corporation or who are related persons to any such person (the “ownership exception”), or (ii) the RPII (determined on a gross basis) of the corporation for the taxable year is less than 20% of its gross insurance income for the taxable year (the “de minimis exception”).
We believe that each of our non-U.S. Operating Subsidiaries and Peregrine is a RPII CFC. Nonetheless, we expect that each such company will qualify for one or both of the ownership exception and the de minimis exception in the current taxable year and for the foreseeable future. However, no assurances can be provided that any of our companies will satisfy either exception.
Computation of RPII
In order to determine how much RPII, if any, a non-U.S. insurance subsidiary (including for this purpose, Peregrine) has earned in each taxable year, our non-U.S. insurance subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through certain entities) shares of Aspen Holdings and are U.S. Persons. Aspen Holdings may not be able to determine whether any of the underlying direct or indirect insureds to which our non-U.S. insurance subsidiaries provide insurance or reinsurance are direct or indirect shareholders or related persons to such shareholders. Consequently, Aspen Holdings may not be able to determine accurately the gross amount of RPII earned by each of our non-U.S. insurance subsidiaries in a given taxable year. For any year in which the special RPII CFC inclusion rules apply, Aspen Holdings may also seek information from its shareholders as to whether beneficial owners of ordinary shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Aspen Holdings is unable to determine whether a beneficial owner of ordinary shares is a U.S. Person, Aspen Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known U.S. RPII Shareholders.
Basis Adjustments
A U.S. RPII Shareholder’s tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The U.S. RPII Shareholder may exclude from income the amount of any distributions by Aspen Holdings out of previously taxed RPII income. The U.S. RPII Shareholder’s tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.
Uncertainty as to Application of RPII Provisions
The RPII provisions have never been interpreted by the courts, and regulations interpreting the RPII provisions exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII provisions by the IRS, the courts or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain. Further, the applicability of the ownership and de minimis exceptions and the RPII rules more generally depends upon facts regarding our direct and indirect shareholders and insureds, about which we have limited information. Accordingly, no assurances can be provided that any of our companies will satisfy either exception. Moreover, to the extent the exceptions do not apply, we may be unable to correctly determine the amount of RPII that any U.S. RPII Shareholder is required to take into account. Any U.S. Person considering an investment in our ordinary shares should consult their tax advisors as to the effects of these uncertainties.
Tax-Exempt Shareholders
A tax-exempt U.S. Person generally will recognize unrelated business taxable income if it is required to include in gross income any of our insurance income under the CFC rules described above (including the RPII provisions). U.S. Persons that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a U.S. RPII Shareholder also must file IRS Form 5471 in the circumstances described below.
Dispositions of Ordinary Shares
Subject to the discussions below relating to the potential application of Section 1248 of the Code and the PFIC rules, U.S. Persons that hold ordinary shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of such shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, under current law any gain will be subject to tax at the rates applicable to long-term capital gain. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute “passive category income” for foreign tax credit limitation purposes.
Section 1248 of the Code provides that if a U.S. Person sells or exchanges stock in a non-U.S. corporation and such person owned, directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A U.S. Person who owns or owned, directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of Aspen Holdings may be subject to these rules if Aspen Holdings is or was treated as a CFC. As described above, our bye-laws may reduce the voting power of our ordinary shares in certain circumstances, although it is unclear if such reduction would be respected for purposes of Section 1248 of the Code.

A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Aspen Holdings will provide upon request the relevant information necessary to complete the Form.
Pursuant to the RPII provisions, Section 1248 of the Code also generally applies if a U.S. Person disposes of shares in a RPII CFC (determined without regard to the ownership or de minimis exceptions) that would be taxable as an insurance company under the Code if it were a U.S. corporation, in which case any gain from the disposition generally will be treated as a dividend to the extent of the U.S. Person’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. Person owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such U.S. Person will be required to comply with certain reporting requirements, regardless of the number of shares owned by the U.S. Person. Existing proposed regulations do not address whether Section 1248 of the Code would apply if a non-U.S. corporation is not an insurance company but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe that these rules should not apply to dispositions of ordinary shares because Aspen Holdings will not itself be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the RPII provisions in a contrary manner or that the U.S. Treasury Department will not adopt regulations that provide that these rules will apply to dispositions of ordinary shares. U.S. Persons should consult their tax advisors regarding the effects of these rules on a disposition of ordinary shares.
Tax on Net Investment Income
A U.S. Person that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax will be subject to a 3.8% tax on the lesser of (1) the U.S. Person’s “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of an individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Person’s net investment income will generally include its dividend income and its net gains from the disposition of ordinary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Unless a U.S. Person elects otherwise or holds ordinary shares in connection with certain trades or businesses, the CFC and PFIC provisions generally will not apply for purposes of determining a U.S. Person’s net investment income with respect to the ordinary shares.
Passive Foreign Investment Companies
In general, a non-U.S. corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” (the “75% test”) or (ii) 50% or more of its assets produce (or are held for the production of) passive income (the “50% test”). For these purposes, passive income generally includes interest, dividends, annuities and other investment income. However, the PFIC provisions contain a look-through rule under which a non-U.S. corporation that directly or indirectly owns at least 25% of the value of the stock of another corporation generally is treated, for purposes of determining whether it is a PFIC, as if it received directly its proportionate share of the income, and held its proportionate share of the assets, of the other corporation (the “look-through rule”). As a result, it is expected that the PFIC status of Aspen Holdings should generally depend on the application of the look-through rule to its subsidiaries and whether the income and assets of its subsidiaries will be characterized as passive or active for this purpose. In addition, pursuant to an insurance exception, (a) passive income does not include income that a QIC derives in the active conduct of an insurance business or income of a QDIC, and (b) passive assets do not include assets of a QIC available to satisfy liabilities of the QIC related to its insurance business, if the QIC is engaged in the active conduct of an insurance business, or assets of a QDIC.
Generally, a non-U.S. corporation will be a QIC for a taxable year if it would be taxable as an insurance company if it were a U.S. corporation and its applicable insurance liabilities constitute more than 25% of its total assets for a taxable year. Further, under the 2021 Proposed Regulations, a QIC is in the “active conduct” of an insurance business only if it satisfies either a “factual requirements test” or an “active conduct percentage test.” The factual requirements test requires that the officers and employees of the QIC carry out substantial managerial and operational activities on a regular and continuous basis with respect to its core functions (generally its underwriting activities, investment activities, contract and claims management activities and sales activities) and that they perform virtually all of the active decision-making functions relevant to underwriting functions. The active conduct percentage test generally requires that (i) the total costs incurred by the QIC with respect to its officers and employees for services rendered with respect to its core functions (other than investment activities) equal or exceed 50% of the total costs incurred by the QIC with respect to its officers and employees and any other person or entities for services rendered with respect to its core functions (other than investment activities) and (ii) to the extent the QIC outsources any part of its core functions to unrelated entities, officers and employees of the QIC with experience and relevant expertise must select and supervise the person that performs the outsourced functions, establish objectives for performance of the outsourced functions and prescribe rigorous guidelines relating to the outsourced functions which are routinely evaluated and updated. Under certain exceptions, however, a QIC that has no or only a nominal number of employees or that is a vehicle that has the effect of securitizing or collateralizing insurance risks underwritten by other insurance or reinsurance companies or is an insurance linked securities fund that invests in securitization vehicles generally is deemed not engaged in the active conduct of an insurance business. The officers and employees of certain related entities generally may be taken into account for these purposes, provided that the QIC exercises regular oversight and supervision over the services performed by the related entity’s officers and employees. The 2021 Proposed Regulations will not be effective unless and until adopted in final form, but taxpayers may rely on them for taxable years beginning after December 31, 2017 if they are consistently followed.
We believe that, based on the implementation of our current business plan and the application of the insurance exception, our non-U.S. insurance subsidiaries should be considered QICs engaged in the active conduct of an insurance business under one or both of the “factual requirements test” or the “active conduct percentage test,” our U.S. insurance subsidiaries should be considered QDICs and none of the income or assets of such insurance subsidiaries should be treated as passive. In addition, the income and assets attributable to our non-U.S. subsidiaries that are not insurance subsidiaries are minimal, relative to the income and assets attributable to our other subsidiaries. As a result, based on the application of the look-through rule, we believe that Aspen Holdings should not be characterized as a PFIC for the current year or the foreseeable future. However, because of legal uncertainties with respect to the interpretation of the PFIC rules and whether the 2021 Proposed Regulations will be adopted as final regulations in their current form, and factual uncertainties with respect to our planned operations, there is a risk that Aspen Holdings will be characterized as a PFIC in one or more years.
If Aspen Holdings is characterized as a PFIC for any year during which a U.S. Person holds ordinary shares of Aspen Holdings, it generally will continue to be treated as a PFIC for the years during which such U.S. Person holds such shares unless the U.S. Person has made a “qualified electing fund” election, described below.
If Aspen Holdings were characterized as a PFIC during a given year, each U.S. Person holding ordinary shares of Aspen Holdings generally would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their ordinary shares, unless such person is a 10% U.S. Shareholder subject to tax under the CFC rules or such person made a “qualified electing fund” election or “mark-to-market” election (which mark-to-market election would generally require the shareholder to include as ordinary income any appreciation in the value of its shares at the end of a taxable year and allow a shareholder to deduct any depreciation in the value of its shares (up to the amount of prior gain inclusions) at the close of the taxable year). If Aspen Holdings is considered a PFIC for any taxable year and the ordinary shares are treated as “marketable stock” in such year, then a U.S. Person may make a mark-to-market election with respect to its ordinary shares. The ordinary shares will be marketable if they are regularly traded on certain qualifying stock exchanges, including the NYSE. However, there can be no assurance that such election will be available. Additionally, because a mark-to-market election usually cannot be made for any lower-tier PFICs, a U.S. Person will generally continue to be subject to the special tax rules discussed above with respect to its indirect interest in any non-U.S. subsidiary of Aspen Holdings classified as a PFIC. As a result, it is possible that any mark-to-market election with respect to the ordinary shares will be of limited benefit. Further, it is uncertain whether Aspen Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make a “qualified electing fund” election. In addition, if Aspen Holdings were considered a PFIC, upon the death of any U.S. individual owning ordinary shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of the shares that might otherwise be available under U.S.

federal income tax laws. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to the taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was earned in equal portions and taxable at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership, and an interest charge for the failure to pay such taxes for prior periods. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such periods. In addition, a distribution paid by Aspen Holdings to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income if Aspen Holdings were considered a PFIC in the taxable year in which such dividend is paid or in the preceding taxable year. A U.S. Person that is a shareholder in a PFIC may also be subject to additional information reporting requirements, including the filing of an IRS Form 8621.
U.S. investors are urged to consult with their tax advisors and to consider making a “protective” QEF election with respect to the ordinary shares to preserve the possibility of making a retroactive QEF election. A U.S. Person that makes a QEF election with respect to a PFIC is currently taxable on its pro rata share of the ordinary earnings and net capital gain of such company during the years it is a PFIC (at ordinary income and capital gain rates, respectively), regardless of whether or not distributions were received. In addition, any of the PFIC’s losses for a taxable year will not be available to U.S. Persons and may not be carried back or forward in computing the PFIC’s ordinary earnings and net capital gain in other taxable years. A U.S. Person generally increases the basis of its PFIC shares, and the basis of any other property of the U.S. Person by reason of which such U.S. Person is considered to indirectly own PFIC shares, by amounts included in such U.S. Person’s gross income pursuant to the QEF election. Therefore, an electing U.S. Person will generally increase the basis of its ordinary shares by amounts included in the U.S. Person’s gross income pursuant to the QEF election. Distributions of income that had previously been taxed pursuant to the QEF election will result in a corresponding reduction of basis in the ordinary shares and will not be taxed again as a distribution to the U.S. Person. A U.S. Person holding ordinary shares will generally be required to file an IRS Form 8621 (which is a form that is required to be filed by holders of equity in a PFIC) for each tax year that it holds such shares and we are characterized as a PFIC, regardless of whether such U.S. Person has a QEF election in effect or receives an excess distribution.
If Aspen Holdings is a PFIC for any taxable year, a U.S. Person who holds ordinary shares would be treated as owning a proportionate amount of the shares of any PFICs in which Aspen Holdings directly, or in certain cases indirectly, owns an interest, and the PFIC rules described above generally would apply with respect to the U.S. Person’s indirect ownership of such PFICs.
Foreign Tax Credit
If U.S. Persons own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of shares that is treated as a dividend under Section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the “subpart F income,” RPII and dividends that are foreign source income will constitute “passive category income” for foreign tax credit limitation purposes. Additionally, tested income will constitute a separate basket for foreign tax credit purposes. There are also significant and complex limits on a U.S. Person’s ability to claim foreign tax credits, and recently issued U.S. Treasury Regulations that apply to foreign income taxes paid or accrued in taxable years beginning on or after December 28, 2021 restrict the availability of foreign tax credits based on the nature of the tax imposed by the foreign jurisdiction. Through subsequently issued guidance, the IRS suspended the application of these rules for periods beginning on or after December 28, 2021, and ending on or before December 31, 2023 (the “relief period”), and subsequently further extended such relief until the publication of a notice or other guidance suspending the relief period. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income. The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Persons should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or accrued.
Information Reporting and Backup Withholding
Information returns may be filed with the IRS in connection with distributions on ordinary shares and the proceeds from a sale or other disposition of ordinary shares unless the holder of such shares establishes an exemption from the information reporting rules. A holder of ordinary shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or other exempt recipient or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.
Under certain circumstances, U.S. Persons owning stock in a non-U.S. corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a U.S. RPII Shareholder, (ii) a 10% U.S. Shareholder of a non-U.S. corporation that is a CFC at any time during the taxable year and who owned the stock on the last day of that year on which it was a CFC and (iii) under certain circumstances, a U.S. Person who acquires stock in a non-U.S. corporation and as a result thereof owns 10% or more of the voting power or value of such non-U.S. corporation, whether or not such non-U.S. corporation is a CFC. Aspen Holdings will, upon request, provide to all U.S. Persons registered as shareholders of its shares the relevant information necessary to complete Form 5471 in the event Aspen Holdings determines this is necessary.
Certain U.S. Persons who are individuals may be required to report information relating to an interest in the ordinary shares on IRS Form 8938, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions).
U.S. Persons who own directly or indirectly more than 50% of the voting power or the total value of our shares should consider their possible obligation to file FinCEN Form 114, Report of Foreign Bank and Financial Accounts, with respect to our financial accounts. Additionally, such U.S. Persons should consider their possible obligations to annually report certain information with respect to the Form with their U.S. federal income tax returns. Certain U.S. Persons may be required to file an IRS Form 926 (Return of a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property, including cash, to Aspen Holdings.
U.S. Persons who fail to report the required information could be subject to substantial penalties, and, in such circumstances, the statute of limitations for assessment of tax could be suspended, in whole or part. U.S. Persons should consult their tax advisors regarding the potential application of these and any other applicable information reporting requirements, including the IRS Form 8621 filing requirements described above, that may apply to their purchase, ownership or disposition of ordinary shares.
Possible Changes in U.S. Tax Law
On August 16, 2022, the U.S. government enacted the IRA. The IRA contains a number of tax-related provisions, including a 15% minimum corporate income tax on certain large corporations as well as an excise tax on stock repurchases. The impact of the IRA on our financial position will depend on the facts and circumstances each year. Further, it is possible that other legislation that may be introduced and enacted by the current Congress or future Congresses, could have an adverse impact on us or holders of ordinary shares. Any such legislation could have a retroactive effect.
Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the “subpart F income,” “tested income” or RPII of a CFC, are subject to change, possibly on a retroactive basis. Certain of the regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.
Common Reporting Standard
The Common Reporting Standard (“CRS”) has been introduced as an initiative by the OECD and is imposed on members of the European Union by the European Directive on Administrative Co-operation. Similar to the legislation commonly known as the Foreign Account Tax Compliance Act introduced by the United States, the CRS requires financial institutions which are subject to the rules to report certain financial information in respect of account holders. The CRS became effective as of January 1, 2016 and E.U. member states generally began to exchange the required information pursuant to the CRS from the end of September 2017 onwards. We intend to operate in compliance with CRS.
Bermuda Taxation
Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by holders of our ordinary shares, other than shareholders ordinarily resident in Bermuda, if any. However, on December 27, 2023, Bermuda passed the CIT Act, which became fully operative with respect to the imposition of corporate income tax on January 1, 2025.
Under the CIT Act, Bermuda corporate income tax will be chargeable in respect of fiscal years beginning on or after January 1, 2025 and will apply only to Bermuda entities that are part of Bermuda Constituent Entity Groups. Where corporate income tax is chargeable to a Bermuda Constituent Entity Group, the amount of corporate income tax chargeable for a fiscal year shall be (1) 15% of the net taxable income of the Bermuda Constituent Entity Group less (2) tax credits applicable to the Bermuda Constituent Entity Group under Part 4 of the CIT Act, or as prescribed. Bermuda will continue to monitor further developments around the world as other jurisdictions address the OECD’s standards. The CIT Act includes the ETA and OTLC, which are intended to provide a fair and equitable transition into the new tax regime and have resulted in the recognition of a deferred tax asset of $158.9 million in respect of the ETA and $40.0 million in respect of an OTLC for the twelve months ended December 31, 2024.
Pursuant to the Payroll Tax Act 1995 and the Payroll Tax Rates Act 1995 of Bermuda (together, the “Payroll Tax Act”), an employer is required to pay payroll tax on remuneration paid to each employee, up to a maximum of $1 million (no tax liability accrues on sums above $1 million). Liability for payroll tax is calculated by reference to services provided wholly or mainly in Bermuda during four tax periods, being periods of three months commencing on the first day of April, July, October and January. The meaning of “employee” under the Payroll Tax Act includes deemed employees and covers a broad range of employment structures. Subject to certain express exclusions, “remuneration” is also very broadly defined, to capture any benefit of any kind paid to employees or deemed employees, whether in cash or otherwise. This includes, for example, any gain obtained by the exercise, assignment or release of any option awarded under any option plans. Payroll tax is levied on employers and employees separately, with different marginal rates; however, employers are liable to pay the full amount of payroll tax and are permitted to deduct and remit to the Bermuda Tax Commissioner the amount of the employee’s liability from their remuneration.

UNDERWRITING (CONFLICTS OF INTEREST)
We, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Jefferies LLC are the representatives of the underwriters.

Underwriters	Number of Ordinary Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Jefferies LLC
Apollo Global Securities, LLC
BMO Capital Markets Corp.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Citizens JMP Securities, LLC
Dowling & Partners Securities, LLC
Natixis Securities Americas LLC
Piper Sandler & Co.
Raymond James & Associates, Inc.
Academy Securities, Inc.
Siebert Williams Shank & Co., LLC
Total:	11,000,000
The underwriters are committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to purchase up to an additional 1,650,000 ordinary shares from the selling shareholders to cover sales by the underwriters of a greater number of ordinary shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any ordinary shares are purchased pursuant to this option to purchase additional ordinary shares, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.
The following table shows the per ordinary share and total underwriting discount to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

Paid by the Selling Shareholders	No Exercise	Full Exercise
Per Ordinary Share	$	$
Total	$	$
Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per ordinary share from the initial public offering price. After the initial offering of the ordinary shares, the representatives of the underwriters may change the offering price and the other selling terms. Sales of ordinary shares made outside of the United States may be made by affiliates of the underwriters. The offering of our ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers, directors and the Apollo Shareholders will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our ordinary shares or securities convertible into or exchangeable for our ordinary shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of any two of the representatives of the underwriters. These lock-up agreements contain important exceptions that govern their applicability, including, with respect to the Apollo Shareholders, (1) the pledge or related transfer of our ordinary shares as collateral or security pursuant to the Private Facility, including in connection with any foreclosure and transfer in connection therewith, (2) pledging, hypothecating, granting or making any related transfer of our ordinary shares to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the lock-up party and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the lock-up party and/or its affiliates (provided that any such third-party pledgee shall sign and deliver a lock‑up agreement to the representatives of the underwriters), and (3) pledging, hypothecating, granting or making any related transfer of our ordinary shares pursuant to a bona fide loan or pledge and/or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance of any of our ordinary shares or derivative securities owned by the lock-up party to a nationally or internationally recognized financial institution in connection with a loan to the lock-up party, (provided, however, that (i) any such financial institution shall sign and deliver a lock up agreement to the representatives of the underwriters and (ii) the lock-up party or Aspen, as the case may be, shall provide the representatives of the underwriters prior written notice informing them of any public filing, report or announcement made by or on behalf of the lock-up party or Aspen with respect thereto). See the section titled “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
Immediately prior to this offering, there has been no public market for our ordinary shares. The initial public offering price has been negotiated among us, the selling shareholders and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of our ordinary shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
The address of Goldman Sachs & Co. LLC is 200 West Street, New York, NY 10282. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013. The address of Jefferies LLC is 520 Madison Avenue, New York, NY 10022.
Our ordinary shares have been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “AHL.”
In connection with this offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ordinary shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ordinary shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our ordinary shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $10.7 million. We have agreed to reimburse the underwriters for certain of their expenses for an amount up to $50,000.
We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders under our Term Loan Credit Agreement, and an affiliate of Citigroup Global Markets Inc. is also administrative agent under such agreement. Additionally, affiliates of certain of the underwriters are lenders under our revolving credit facility. In addition, affiliates of Apollo Global Securities, LLC, an underwriter, also received certain fees relating to management consulting and advisory services provided under the IMAs and Management Consulting Agreement. See “Material Contracts and Related Party Transactions—Relationships and Related Party Transactions with Apollo or its Affiliates.”
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Conflict of Interest
Apollo Global Securities, LLC, an affiliate of Apollo, is an underwriter in this offering. Affiliates of Apollo beneficially own in excess of 10% of our issued and outstanding ordinary shares. In addition, the Apollo Shareholders are affiliates of Apollo and will receive in excess of 5% of the net proceeds of this offering. As a result, Apollo Global Securities, LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. Apollo Global Securities, LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no ordinary shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the ordinary shares may be offered to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
•in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the term “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the ordinary shares in, from or otherwise involving the United Kingdom.
In relation to the United Kingdom, no ordinary shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the Financial Conduct Authority in accordance with the U.K. Prospectus Regulation, except that the ordinary shares may be offered to the public in the United Kingdom at any time under the following exemptions under the U.K. Prospectus Regulation:
•to any legal entity which is a qualified investor as defined under the U.K. Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined under the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
•in any other circumstances falling within Article 1(4) of the U.K. Prospectus Regulation, provided that no such offer of the ordinary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the U.K. Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation.
In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the U.K. Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in

Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “U.K. Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.
Canada
The ordinary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The ordinary shares have not and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong); and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the ordinary shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the ordinary shares will be required, and is deemed by the acquisition of the ordinary shares, to confirm that he is aware of the restriction on offers of the ordinary shares described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been any offered any ordinary shares in circumstances that contravene any such restrictions.

Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, for the benefit of any resident of Japanese Person (as defined below) or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred en bloc without subdivision to a single investor.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Solely for the purposes of our obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS

Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Brazil
The offer and sale of our ordinary shares has not been, and will not be, registered (or exempted from registration) with the Brazilian Securities Commission (Comissão de Valores Mobiliários - CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under CVM Rule No. 400, of December 29, 2003, as amended, or under CVM Rule No. 476, of January 16, 2009, as amended. Any representation to the contrary is untruthful and unlawful. As a consequence, our ordinary shares cannot be offered and sold in Brazil or to any investor resident or domiciled in Brazil. Documents relating to the offering of our ordinary shares, as well as information contained therein, may not be supplied to the public in Brazil, nor used in connection with any public offer for subscription or sale of ordinary shares to the public in Brazil.

EXPENSES OF THE OFFERING
Set forth below is an itemization of the total expenses, excluding the underwriting discount, which are expected to be incurred in connection with the sale of ordinary shares in this offering. With the exception of the registration fee payable to the SEC, the NYSE listing fee and the FINRA filing fee, all amounts are estimates.

Expense	Amount
SEC registration fee	$60,038
NYSE listing fee	325,000
FINRA filing fee	59,323
Transfer agent’s fee	3,500
Printing expenses	325,000
Legal fees and expenses	5,505,000
Accounting fees and expenses	1,875,000
Miscellaneous fees and expenses	2,534,000
Total	$10,686,861

LEGAL MATTERS
The validity of our ordinary shares and certain other matters of Bermuda law will be passed upon for us by Walkers (Bermuda) Limited. Certain legal matters relating to this offering will be passed upon for us by Sidley Austin LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as counsel for the selling shareholders.
EXPERTS
The consolidated financial statements and related financial statement schedules I to V of the Company as of December 31, 2024 and for the year ended December 31, 2024, appearing in this prospectus and registration statement, have been audited by Ernst & Young Ltd., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements and related audit report are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The registered business address of Ernst & Young Ltd. is 3 Bermudiana Road, Hamilton HM 08, Bermuda.
The consolidated financial statements and related financial statement schedules I to V of the Company as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements and related audit report are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The registered business address of Ernst & Young LLP is 1 More London Place, London SE1 2AF.
WHERE PROSPECTIVE INVESTORS CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to our ordinary shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to the Company and our ordinary shares covered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates.
We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We maintain a website at https://www.aspen.co/. We will make the information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Aspen Insurance Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Aspen Insurance Holdings Limited (the Company) as of December 31, 2024, the related consolidated statement of operations and other comprehensive income (loss), consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows for the year ended December 31, 2024, and the related notes and financial statement schedules I to V (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
As described in Note 26, on March 30, 2025, Aspen Insurance Holdings Limited’s Board of Directors approved a share exchange for the Company’s ordinary shares, and all references to the number of shares and per share information in the consolidated financial statements have been adjusted to reflect the share exchange on a retroactive basis. We audited the adjustments that were applied to restate the number of shares and per share information reflected in the 2023 and 2022 consolidated financial statements. Our procedures included (a) agreeing the authorization for the share exchange to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the restated number of shares, and basic and diluted earnings per share. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2023 and 2022 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 and 2022 consolidated financial statements taken as a whole.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Incurred but not Reported Reserve Estimates, Gross and Net of Reinsurance
Description of the Matter
At December 31, 2024, the Company’s reserves for losses and loss adjustment expenses, net of reinsurance, was $3,950.6 million, of which a significant proportion is incurred but not reported reserves (‘IBNR’). As described in Notes 2(b) and 10 of the consolidated financial statements, losses and loss adjustment expenses represents management’s estimate of the ultimate costs of all reported and unreported losses incurred through the balance sheet date. There is significant uncertainty inherent in estimating the IBNR, gross and net of reinsurance. In particular, management’s estimate is sensitive to the actuarial methods selected and the significant assumptions applied, including the impact of catastrophe events and other large losses, reinsurance assumptions incorporated into net loss ratios, expected trends in claims severity and frequency, and expected duration of the respective claim’s development period.
Auditing management’s estimate for IBNR reserve estimates, gross and net of reinsurance, was complex and required the involvement of our actuarial specialists, due to the sensitivity of the estimate to the actuarial methods selected and the judgmental nature of the significant assumptions used in the valuation of the estimate, including the netting of IBNR for reinsurance.

How We Addressed the Matter in Our Audit
To assess the actuarial methodologies applied, with the assistance of our actuarial specialists, we compared management’s methods to those used in the industry for similar lines of business. To evaluate the significant assumptions used in the Company’s estimates, with the assistance of our actuarial specialists, our procedures included, among others, comparing the significant assumptions, such as incurred to ultimate loss ratios, and industry loss levels specifically for the catastrophe events and other large losses, expected trends in claims severity and frequency and expected duration of the respective claim’s development period, as well as reinsurance assumptions, to current industry benchmarks, compiled from information in the public domain, as well as those we have developed internally, from our experience with businesses in the same industry as the Company. Our procedures also included using the Company’s historical data to develop our own independent projections and a range of reserve estimates for selected classes of business. We compared our independent projections and range of reserve estimates to the Company’s recorded losses and loss adjustment expense reserves, both gross and net of reinsurance.

Valuation of Privately–Held Investments

Description of the Matter
At December 31, 2024, the fair value of the Company’s privately-held investments totaled $286.8 million. The fair values are based on discounted cash flow models as discussed in Note 6 to the consolidated financial statements. The discount and dividend or interest rates used by management in the cash flow models are significant unobservable inputs, which create greater subjectivity when determining the fair value of these investments.
Auditing the fair value of the privately-held investments was challenging, due to the judgmental nature of the inputs and assumptions used, including discount, dividend, interest rates and timing of cash flows, as these were not directly observable in the market.

How We Addressed the Matter in Our Audit
To test the fair value estimates, among other procedures, we involved our valuation specialists to independently determine a range of fair values for a sample of securities, which we compared to management’s estimates of fair value for the selected securities. In developing our independent estimates, we, together with our valuation specialists, compared management’s assumptions such as discount, dividend and interest rates, as well as timing of cashflows, to comparable publicly available market information, comparable instruments and other valuation techniques, if available. We also compared the fair value of the privately-held investments to independent third-party vendor pricing, where available.

/s/ Ernst & Young Ltd.
We have served as the Company's auditor since 2024.
Hamilton, Bermuda
March 19, 2025, except for Note 26, as to which the date is April 29, 2025

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Aspen Insurance Holdings Limited
Opinion on the Financial Statements
We have audited, before the effects of the adjustments to retrospectively apply the ordinary shares exchange as described in the second paragraph of Note 26, the consolidated balance sheets of Aspen Insurance Holdings Limited (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations and other comprehensive income (loss), changes in shareholders’ equity and cash flows for each of two years in the period ended December 31, 2023, and the related notes and financial statement schedules I to V (collectively referred to as the “consolidated financial statements”; the consolidated financial statements, before the effects of the adjustments discussed in Note 26, are not presented herein). In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the ordinary shares exchange, present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the ordinary shares exchange as described in the second paragraph of Note 26 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Ernst & Young Ltd.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We served as the Company's auditor from 2022 to 2024.
London, United Kingdom
April 1, 2024

ASPEN INSURANCE HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
As at December 31, 2024 and December 31, 2023
($ in millions)

	As at December 31, 2024	As at December 31, 2023
ASSETS
Fixed income securities, available for sale (amortized cost — 2024: $4,861.1 and 2023: $4,330.0 net of allowance for expected credit losses 2024: $1.0 and 2023: $2.9)	$4,692.2	$4,122.6
Fixed income securities, trading at fair value (amortized cost — 2024: $1,207.7 and 2023: $1,527.0) (1)	1,199.9	1,485.7
Short-term investments, available for sale (amortized cost — 2024: $261.9 and 2023: $93.6)	261.9	93.6
Short-term investments, trading at fair value (amortized cost — 2024: $1.0 and 2023: $2.1)	1.0	2.1
Catastrophe bonds, trading at fair value (amortized cost — 2024: $1.0 and 2023: $1.6)	1.0	1.6
Privately-held investments, available for sale (amortized cost — 2024: $24.0 and 2023: $14.7) (2)	24.2	14.9
Privately-held investments, trading at fair value (amortized cost — 2024: $288.0 and 2023: $494.9) (2)	286.8	475.0
Investments, equity method	7.3	7.6
Other investments, at fair value (3)	267.2	209.3
Total investments	6,741.5	6,412.4
Cash and cash equivalents (4)	914.2	1,028.1
Unpaid losses recoverable from reinsurers (net of allowance for expected credit losses of 2024: $27.5 and 2023: $3.7)	4,172.0	4,577.8
Ceded unearned premiums	901.7	733.5
Underwriting premiums receivables (net of allowance for expected credit losses of 2024: $24.6 and 2023: $21.0)	1,617.0	1,435.3
Deferred acquisition costs	322.1	296.2
Derivative assets	17.0	31.7
Right-of-use operating lease assets	53.5	61.6
Income taxes refundable	0.9	4.3
Deferred tax assets	397.9	312.6
Other assets	590.8	309.6
Intangible assets and goodwill	19.9	21.7
Total assets	$15,748.5	$15,224.8
LIABILITIES
Reserve for losses and loss adjustment expenses	$8,122.6	$7,810.6
Unearned premiums	2,645.8	2,426.3
Total insurance reserves	10,768.4	10,236.9
Reinsurance premiums	901.1	1,416.6
Income taxes payable	6.8	12.6
Deferred tax liabilities	1.1	1.6
Accrued expenses and other payables (5)	237.2	214.4
Payables for securities purchased	36.9	22.3
Operating lease liabilities	75.6	86.1
Derivative liabilities	49.5	25.8
Long-term debt	300.0	300.0
Total liabilities	$12,376.6	$12,316.3
Commitments and contingent liabilities (see Note 21)	$—	$—
SHAREHOLDERS’ EQUITY
Ordinary shares (6)	$0.1	$0.1
Preference shares	970.5	753.5
Additional paid-in capital (6)	761.7	761.7
Retained earnings	2,029.7	1,793.5
Accumulated other comprehensive (loss)	(390.1)	(400.3)
Total shareholders’ equity	3,371.9	2,908.5
Total liabilities and shareholders’ equity	$15,748.5	$15,224.8
________________
(1)Fixed income securities, available for sale includes related party investments totaling $14.0 million (2023 — $Nil). Fixed income securities, trading at fair value includes related party investments totaling $74.9 million (2023 — $129.8 million).
(2)Privately-held investments, trading at fair value include related party investments totaling $73.6 million (2023 — $112.4 million). Privately-held investments, available for sale include related party investments totaling $Nil (2023 — $14.9 million).
(3)Other investments includes related party investments in Funds Managed by Apollo of $78.6 million (2023 — $39.8 million).
(4)Cash and cash equivalents includes restricted cash of $181.9 million (2023 — $323.2 million) which are held in trusts.
(5)Includes amounts due to related parties of $4.0 million for investment management fees (2023 — $2.1 million), and $1.3 million for management consulting fees (2023 — $1.2 million).
(6)The results of the March 30, 2025 Ordinary Shares Exchange have been applied retroactively for all periods.

ASPEN INSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
For The Twelve Months Ended December 31, 2024, 2023 and 2022
($ in millions, except per share amounts)

	Twelve Months Ended December 31,
	2024	2023	2022
Revenues
Net earned premium	$2,889.7	$2,614.5	$2,688.7
Net investment income (1)	318.0	275.7	188.1
Realized and unrealized investment gains (2)	52.6	75.9	5.0
Other income	—	—	8.2
Total revenues	3,260.3	2,966.1	2,890.0
Expenses
Losses and loss adjustment expenses	1,717.8	1,553.0	1,680.0
Acquisition costs	420.2	380.2	431.8
General, administrative and corporate expenses (3)	533.1	503.6	494.2
Interest expense	62.1	55.2	43.7
Change in fair value of derivatives	21.1	(26.1)	80.5
Realized and unrealized investment losses	102.1	61.4	182.6
Net realized and unrealized foreign exchange (gains)/losses	(60.2)	36.2	(15.9)
Other expenses	—	—	20.1
Total expenses	2,796.2	2,563.5	2,917.0
Income/(loss) from operations before income taxes	464.1	402.6	(27.0)
Income tax benefit	22.0	132.1	78.1
Net income	$486.1	$534.7	$51.1

Other Comprehensive Income/(Loss):
Reclassification adjustment for net realized losses on investments included in net income	$59.4	$40.2	$55.5
Change in net unrealized (losses)/gains on available for sale securities held	(25.3)	86.0	(447.2)
Net change from current period hedged transactions	(6.5)	(14.0)	15.4
Change in foreign currency translation adjustment	(14.1)	14.4	(30.9)
Other comprehensive income/(loss), before income taxes	13.5	126.6	(407.2)
Income tax (expense)/benefit thereon:
Reclassification adjustment for net realized losses on investments included in net income	(11.5)	(6.6)	—
Change in net unrealized losses/(gains) on available for sale securities held	6.8	(14.0)	23.9
Net change from current period hedged transactions	1.4	—	—
Total income tax (expense)/benefit allocated to other comprehensive income/(loss)	(3.3)	(20.6)	23.9
Other comprehensive income/(loss), net of income taxes	10.2	106.0	(383.3)
Total comprehensive income/(loss) attributable to Aspen Insurance Holdings Limited	$496.3	$640.7	$(332.2)

Net income as reported	$486.1	$534.7	$51.1
Preference share dividends	(54.9)	(49.9)	(44.6)
Net income available to Aspen Insurance Holdings Limited’s ordinary shareholders	$431.2	$484.8	$6.5

Basic and diluted earnings per ordinary share (4)	$4.75	$5.34	$0.07
________________
(1)Net investment income includes related party net investment income of $15.2 million (2023 — $19.6 million, 2022 — $3.1 million) and related party investment management fees of $9.2 million (2023 — $9.4 million, 2022 — $4.9 million).
(2)Realized and unrealized investments gains includes gains of $2.5 million on related party investments (2023 — gains of $8.7 million, 2022 — loss of $0.4 million).
(3)General, administrative and corporate expenses includes related party management consulting fees of $5.0 million (2023 — $5.0 million; 2022 — $5.0 million).
(4)The results of the March 30, 2025 Ordinary Shares Exchange have been applied retroactively for all periods.

ASPEN INSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For The Twelve Months Ended December 31, 2024, 2023 and 2022
($ in millions)

	Twelve Months Ended December 31,
	2024	2023	2022
Ordinary shares (1)
Beginning of the year	$0.1	$0.1	$0.1
End of the year	0.1	0.1	0.1
Preference shares (2)
Beginning of the year	753.5	753.5	753.5
Preference shares issued	217.0	—	—
End of the year	970.5	753.5	753.5
Additional paid-in capital (1)
Beginning of the year	761.7	761.7	761.7
End of the year	761.7	761.7	761.7
Retained earnings
Beginning of the year	1,793.5	1,349.0	1,382.5
Net income for the year	486.1	534.7	51.1
Dividends on ordinary shares	(195.0)	(40.3)	(40.0)
Dividends on preference shares	(54.9)	(49.9)	(44.6)
End of the year	2,029.7	1,793.5	1,349.0
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments:
Beginning of the year	(172.5)	(186.9)	(156.0)
Change for the year, net of income taxes	(14.1)	14.4	(30.9)
End of the year	(186.6)	(172.5)	(186.9)
(Loss)/gain on derivatives:
Beginning of the year	(0.2)	13.8	(1.6)
Net change from current period hedged transactions, net of income taxes	(5.1)	(14.0)	15.4
End of the year	(5.3)	(0.2)	13.8
Unrealized (depreciation)/appreciation on available for sale investments:
Beginning of the year	(227.6)	(333.2)	34.6
Change for the year, net of income taxes	29.4	105.6	(367.8)
End of the year	(198.2)	(227.6)	(333.2)
Total accumulated other comprehensive (loss)	(390.1)	(400.3)	(506.3)

Total shareholders’ equity	$3,371.9	$2,908.5	$2,358.0
________________
(1)The results of the March 30, 2025 Ordinary Shares Exchange have been applied retroactively for all periods.
(2)Preference shares of $1,000.0 million, less issuance costs of $29.5 million (December 31, 2023 and 2022 — $775.0 million and $21.5 million).

ASPEN INSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Twelve Months Ended December 31, 2024, 2023 and 2022
($ in millions)

	Twelve Months Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income	$486.1	$534.7	$51.1
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	(1.0)	11.0	43.3
Impairment of lease assets	—	—	(6.7)
Amortization of right-of-use operating lease assets	9.9	10.7	10.1
Interest on operating lease liabilities	4.1	4.5	5.4
Realized and unrealized investment gains	(52.6)	(75.9)	(5.0)
Realized and unrealized investment losses	102.1	61.4	182.6
Deferred tax (benefit)	(88.6)	(197.7)	(104.6)
Net realized and unrealized investment foreign exchange losses/(gains)	11.2	(5.3)	15.9
Net change from current period hedged transactions	(6.5)	(14.0)	15.4
Unrealized losses/(gains) on investment funds in net investment income	6.1	17.9	(14.5)

Changes in:
Reserve for losses and loss adjustment expenses	312.0	99.7	99.1
Unearned premiums	219.5	(31.2)	345.2
Unpaid losses recoverable from reinsurers	405.8	319.9	(1,599.6)
Ceded unearned premiums	(168.2)	3.8	(141.2)
Deferred acquisition costs	(25.9)	22.8	(28.2)
Reinsurance premiums payable	(515.5)	(563.5)	1,404.4
Underwriting premiums receivable	(181.7)	47.1	(177.8)
Income tax payable and refundable	(3.0)	3.5	(1.3)
Accrued expenses and other payables	22.4	13.2	(87.0)
Derivative assets and derivative liabilities	38.4	15.4	(21.7)
Operating lease liabilities	(15.9)	(15.5)	(15.5)
Other (1)	(3.8)	62.2	(24.4)
Net cash provided by/(used in) operating activities	$554.9	$324.7	$(55.0)

ASPEN INSURANCE HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For The Twelve Months Ended December 31, 2024, 2023 and 2022
($ in millions)

	Twelve Months Ended December 31,
	2024	2023	2022
Cash flows from investing activities:
(Purchases) of fixed income securities — Available for sale	$(2,468.5)	$(1,554.8)	$(1,613.9)
(Purchases) of fixed income securities — Trading	(544.6)	(418.5)	(724.6)
Proceeds from sales and maturities of fixed income securities — Available for sale	1,872.7	1,326.7	2,212.5
Proceeds from sales and maturities of fixed income securities — Trading	850.1	474.0	293.6
Net proceeds from catastrophe bonds — Trading	0.5	1.5	0.5
(Purchases) of short-term investments — Available for sale	(334.7)	(265.9)	(55.9)
Proceeds from sale of short-term investments — Available for sale	167.0	231.0	13.6
(Purchases) of short-term investments — Trading	(5.7)	(15.1)	(7.0)
Proceeds from sale of short-term investments — Trading	6.7	19.5	2.6
(Purchases) of privately-held investments - Available for sale	(10.0)	(14.7)	—
(Purchases) of privately-held investments — Trading	(57.0)	(99.0)	(377.9)
Proceeds from sale of privately-held investments — Trading	195.4	136.9	147.4
Net change in receivable/(payable) for securities sold/(purchased)	16.8	19.9	(31.8)
(Purchases) of other investments	(32.5)	(9.3)	(62.5)
Net proceeds from sales of other investments	8.5	4.9	5.9
Net (purchases)/sales of fixed assets	(17.5)	(8.9)	3.0
Net (purchases) of investments, equity method	—	(0.4)	(2.0)
Net cash (used in) investing activities	$(352.8)	$(172.2)	$(196.5)

Cash flows from financing activities:
Repayment of short-term debt	$—	$(300.0)	$—
Proceeds from term loan facility	—	300.0	—
Redemption of preference shares (1)	(275.0)	—	—
Preference share issuance	217.0	—	—
Dividends paid on ordinary shares	(195.0)	(40.3)	(40.0)
Dividends paid on preference shares	(54.9)	(49.9)	(44.6)
Net cash (used in) financing activities	$(307.9)	$(90.2)	$(84.6)

Effect of exchange rate movements on cash and cash equivalents	(8.1)	6.6	(18.8)

(Decrease)/Increase in cash and cash equivalents	(113.9)	68.9	(354.9)
Cash and cash equivalents at beginning of period	1,028.1	959.2	1,314.1
Cash and cash equivalents at end of period (2)	$914.2	$1,028.1	$959.2

Supplemental disclosure of cash flow information:
Income taxes paid	$69.0	$60.9	$29.1
Interest paid on long-term debt	$20.5	$15.6	$14.3
________________
(1)On January 1, 2025, the Company redeemed all 11,000,000 shares of its issued and outstanding 5.950% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares. The redemption price was paid on January 2, 2025. To facilitate this redemption, the funds of $275.0 million were transferred to a third party transfer agent on December 30, 2024 and are included in other assets in the consolidated balance sheet. The cash flow has been included under financing activities above. For further details, refer to Note 26, “Subsequent Events”.
(2)Cash and cash equivalents includes restricted cash of $181.9 million (2023 — $323.2 million, 2022 — $232.1 million) which are held in trusts.

ASPEN INSURANCE HOLDINGS LIMITED
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS
For The Twelve Months Ended December 31, 2024, 2023 and 2022
($ in millions, except share and per share amounts)
1.History and Organization
History and Organization. Aspen Insurance Holdings Limited (“Aspen Holdings”) was incorporated as a Bermuda exempted company on May 23, 2002 as a holding company headquartered in Bermuda. We underwrite specialty insurance and reinsurance on a global basis through our Operating Subsidiaries (as defined below) based in Bermuda, the United States and the United Kingdom: Aspen Bermuda Limited (“Aspen Bermuda”), Aspen Specialty Insurance Company (“Aspen Specialty”), Aspen American Insurance Company (“AAIC”), Aspen Insurance UK Limited (“Aspen UK”) and Aspen Underwriting Limited (“AUL”) (as the sole corporate member of our Lloyd’s operations, Syndicate 4711, which is managed by Aspen Managing Agency Limited (“AMAL”) (together, “Aspen Lloyd’s”)), each referred to herein as an “Operating Subsidiary” and collectively referred to as the “Operating Subsidiaries”, as well as through branch operations in Canada, Singapore and Switzerland. We established Aspen Capital Management, Ltd. (“ACML”) and other related entities (collectively, “ACM”) to leverage our existing underwriting franchise, increase our operational flexibility and provide third-party investors direct access to our capital markets and underwriting expertise. References to the “Company,” the “Group,” “we,” “us” or “our” refer to Aspen Holdings or Aspen Holdings and its consolidated subsidiaries.
Since February 2019, the Company has been a wholly-owned subsidiary of Highlands Bermuda Holdco, Ltd. (“Parent”), which holds all of the Company’s ordinary shares. Parent, a Bermuda exempted company, is an affiliate of certain investment funds managed by affiliates of Apollo Global Management, Inc., a leading global investment manager (collectively with its subsidiaries, “Apollo”). The Company’s preference shares and depositary shares, as at the date of this prospectus, are listed on the New York Stock Exchange (“NYSE”) under the following symbols: AHL PRD, AHL PRE and AHL PRF.
2.Basis of Presentation and Significant Accounting Policies
The consolidated financial statements of Aspen Holdings are prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and are presented on a consolidated basis including the transactions of all operating subsidiaries in which the Company has a controlling financial interest and variable interest entities (“VIE”) in which the Company is considered to be the primary beneficiary. Transactions between Aspen Holdings and its subsidiaries are eliminated within the consolidated financial statements.
The consolidated financial statements have been prepared on a going concern basis.
(a)Use of Estimates
Assumptions and estimates made by management have a significant effect on the amounts reported within the consolidated financial statements. The most significant of these relate to losses and loss adjustment expenses, reinsurance recoverables, gross written premiums and commissions which have not been reported to the Company such as those relating to proportional treaty reinsurance contracts, unrecognized tax benefits, recoverability of deferred tax assets, the fair value of derivatives and the fair value of other and privately-held investments. All material assumptions and estimates are regularly reviewed and adjustments made as necessary but actual results could be significantly different from those expected when the assumptions or estimates were made.
(b)Accounting for Insurance and Reinsurance Operations
Premiums Earned. Premiums are generally recorded as written on the inception date of a policy. For proportional reinsurance treaty contracts, written premiums are generally recorded as the reinsured policies attach to the treaty. For multi-year insurance or reinsurance contracts, written premiums are recorded based on the contract terms. Premiums are recognized as revenues proportionately over the coverage period. Premiums earned are recorded in the consolidated statements of operations, net of the cost of purchased reinsurance. Premiums written which are not yet recognized as earned premium are recorded in the consolidated balance sheet as unearned premiums. Written and earned premiums and the related costs include estimates for premiums which have not been finally determined. These relate mainly to contractual provisions for the payment of adjustment or additional premiums, premiums payable under proportional treaties and delegated underwriting authorities, and reinstatement premiums.

Adjustment and additional premiums are premiums charged which relate to experience during the policy term. The proportion of adjustable premiums included in the premium estimates varies between business lines with the largest adjustment premiums being in property and casualty reinsurance, marine, aviation and energy insurance and the smallest in property and casualty insurance.
Premiums under proportional treaty contracts and delegated underwriting authorities are generally not reported to the Company until after the reinsurance coverage is in force. As a result, an estimate of these “pipeline” premiums is recorded. The Company estimates pipeline premiums based on projections of ultimate premium taking into account reported premiums and expected development patterns.
Reinstatement premiums on assumed excess of loss reinsurance contracts are provided based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of an excess of loss contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. The original premiums are recognized as revenue in full at the date of loss, with the reinstatement premiums recognized as revenue over the remaining cover term. Reinstatement premiums provide future insurance cover for the remainder of the initial policy term. An allowance for uncollectible premiums is established for possible non-payment of premium receivables, as deemed necessary.
Credit Losses on Underwriting Premiums Receivable. Underwriting premium receivable balances are reported net of an allowance for expected credit losses. The allowance, based on ongoing review and monitoring of amounts outstanding, historical loss data, including write-offs and other current economic factors, is charged to net income in the period the receivable is recorded and revised in subsequent periods to reflect changes in the Company’s estimate of expected credit losses. For most insurance policies, credit risk is partially mitigated by the Company’s ability to cancel the policy if the policyholder does not pay the premium whereby, upon default, policy liabilities would be written-down along with premium receivables.
Losses and Loss Adjustment Expenses. Losses represent the amount paid or expected to be paid to claimants in respect of events that have occurred on or before the balance sheet date. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses (“LAE”). The consolidated statements of operations records these losses net of reinsurance, meaning that gross losses and loss adjustment expenses incurred are reduced by the amounts recovered or expected to be recovered under reinsurance contracts.
Reinsurance. Written premiums, earned premiums, incurred claims, LAE and the acquisition costs all reflect the net effect of assumed and ceded reinsurance transactions. Assumed reinsurance refers to the Company’s acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance arises from contracts under which other insurance companies agree to share certain risks with the Company.
Reinsurance accounting is followed when there is risk transfer, which includes significant timing risk, underwriting risk, and where applicable, a reasonable possibility of significant loss.
Outward reinsurance premiums, which are paid when the Company purchases reinsurance or retrocessional coverage, are accounted for using the same accounting methodology as the Company uses for inwards premiums. Premiums payable under reinsurance contracts that operate on a “losses occurring during” basis are expensed over the period of coverage while those arising from “risks attaching during” policies are expensed over the earnings period of the underlying premiums written from the reinsured business. Adjustment premiums and reinstatement premiums in relation to outward reinsurance are accrued when it is determined that the ultimate losses will trigger a payment and recognized within premiums payable. Reinsurance and retrocession does not isolate the ceding company from its obligations to policyholders. In the event that a reinsurer or retrocessionaire fails to meet its obligations, the ceding company’s obligations remain.

Accounting for Retroactive Reinsurance Agreements. Retroactive reinsurance agreements are reinsurance agreements under which a reinsurer agrees to reimburse the Company as a result of past insurable events. For retroactive reinsurance purchased by the Company, the excess of the amounts ultimately collectible under the agreement over the consideration paid is recognized as a deferred gain liability which is amortized into income over the settlement period of the ceded reserves once the paid losses have exceeded the minimum retention. The amount of the deferral is recalculated each period based on actual loss payments and updated estimates of ultimate losses. If the consideration paid exceeds the ultimate losses collectible under the agreement, the net loss on the retroactive reinsurance agreement is recognized within income immediately.
Premiums payable for retroactive reinsurance coverage and meeting the conditions of reinsurance accounting are reported as reinsurance recoverables to the extent that those amounts do not exceed recorded liabilities relating to underlying reinsurance contracts. Premiums paid in excess of accounts receivable are charged to income.
Reserves. Insurance reserves are established for the total unpaid cost of claims and LAE in respect of events that have occurred by the balance sheet date, including the Company’s estimates of the total cost of claims incurred but not yet reported (“IBNR”). Claim reserves are reduced for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and LAE are reflected as assets.
For reported claims, reserves are established on a case-by-case basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. For IBNR claims, reserves are estimated using a number of established actuarial methods to establish a range of estimates from which a management best estimate is selected. Both case and IBNR reserve estimates consider variables such as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability, policy coverages and inflation.
As many of the coverages underwritten involve claims that may not be ultimately settled for many years after they are incurred, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. The Company regularly reviews its reserves, using a variety of statistical and actuarial techniques to analyze current claims costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior periods are adjusted as claim experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in the financial results of the period in which the adjustments are made.
The process of estimating required reserves does, by its very nature, involve considerable uncertainty. The level of uncertainty can be influenced by factors such as the existence of coverage with long duration payment patterns and changes in claims handling practices, as well as the factors noted above. Ultimate actual payments for claims and LAE could turn out to be significantly different from the Company’s estimates.
Credit Losses on Reinsurance Recoverables. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability with the reinsured business. The Company maintains credit risk if a reinsurer is unable to pay recoverables when they become due. To manage this risk, the Company evaluates the financial condition of its reinsurers and retrocessionaires, and monitors concentration of credit risk to minimize its exposure to significant losses from individual reinsurers. To further reduce credit exposure on reinsurance recoverables, the Company has received collateral, including letters of credit and trust accounts, from certain reinsurers. Following the adoption of ASC 326, an allowance is established for expected credit losses to be recognized over the life of the reinsurance recoverable. The allowance considers the current financial strength of the individual reinsurer and the amount of collateral held.
Acquisition Costs. The costs directly related to writing a (re)insurance policy are referred to as acquisition expenses and include commissions, premium taxes and profit commissions. With the exception of profit commissions, these expenses are incurred when a policy is issued, and only the costs directly related to the successful acquisition of new and renewal insurance and reinsurance contracts are deferred and amortized over the same period as the corresponding premiums are recorded as revenues. Profit commissions are estimated and accrued based on the related performance criteria evaluated at the balance sheet date, with subsequent changes to those estimates recognized when they occur. Commissions received related to reinsurance premiums ceded are netted against broker commissions in determining acquisition costs eligible for deferral.

On a regular basis a premium deficiency analysis is performed of the deferred acquisition costs in relation to the expected recognition of revenues, including anticipated investment income, and adjustments, if any, are reflected as period costs. Should the analysis indicate that the acquisition costs are unrecoverable, further analyses are performed to determine if a reserve is required to provide for losses which may exceed the related unearned premium.
General and Administrative Expenses. These costs represent the expenses incurred in running the business and include, but are not limited to compensation costs for employees, rental costs, IT development and professional and consultancy fees. General and administrative costs directly attributable to the successful acquisition of business are deferred and amortized over the same period as the corresponding premiums are recorded as revenues. When reporting the results for its business segments, the Company includes expenses which are directly attributable to the segment plus an allocation of central administrative costs.
Corporate Expenses. Corporate expenses are not allocated to the Company’s business segments as they typically do not fluctuate with the levels of premium written and are related to the Company’s operations which include group executive costs, group finance costs, group legal and actuarial costs and certain strategic and other costs.
(c)Accounting for Investments, Cash and Cash Equivalents
Fixed Income Securities. The fixed income securities portfolio comprises securities issued by governments and government agencies, corporate bonds, mortgage and other asset-backed securities and bank loans. Investments in fixed income securities are classified as available for sale or trading and are reported at estimated fair value in the consolidated balance sheet. Investment transactions are recorded on the trade date with balances pending settlement reflected in the consolidated balance sheet under receivables for securities sold and other payables for securities purchased, respectively. Fair values are based on quoted market prices and other data provided by third-party pricing services.
Short-term Investments. Short-term investments primarily comprise highly liquid debt securities with a maturity greater than three months but less than one year from the date of purchase and are held as part of the investment portfolio of the Company. Short-term investments are classified as either trading or available for sale and reported at estimated fair value.
Catastrophe Bonds. Investments in catastrophe bonds are classified as trading and are reported on the consolidated balance sheet at estimated fair value. The fair values are based on independent broker-dealer quotes.
Privately-held Investments. The Company’s privately-held investments primarily comprise commercial mortgage loans, middle market loans and other private debt, asset-backed securities and global corporate securities. These investments are classified as trading or available for sale and are reported on the consolidated balance sheet at estimated fair value. Privately-held investments are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are primarily determined using discounted cash flow models. Interest income is accrued on the principal amount of the loan based on its contractual interest rate subject to it being probable that we will receive interest on that particular underlying loan. Interest income, amortization of premiums and discounts, and prepayment fees are reported in net investment income on the consolidated statements of income.
Investments, Equity Method. These investments represent the Company’s investments in partially owned insurance and related companies that are recorded using the equity method of accounting. The carrying value of these investments are based on the Company’s proportionate share of GAAP equity.
Other Investments. Other investments represent the Company’s investments in investment funds that are reported at net asset value. For these investments, net asset value is used as a practical expedient for fair value.
Cash and Cash Equivalents. Cash and cash equivalents are reported at fair value. Cash and cash equivalents comprise cash on hand, deposits held on call with banks and other short-term highly liquid investments due to mature within three months from the date of purchase and which are subject to insignificant risk of change in fair value.

Gains and Losses. Realized gains or losses on the sale of investments are determined on the basis of the first in first out cost method and are recorded in revenue or expenses respectively. Unrealized gains and losses represent the difference between the cost, or the cost as adjusted by amortization of any difference between its cost and its redemption value (“amortized cost”), of the security and its fair value at the reporting date and are included within other comprehensive income for securities classified as available for sale and in realized and unrealized investment gains or losses in the consolidated statement of operations for securities classified as trading.
Credit Losses on Available for Sale Debt Securities. An allowance account for credit losses is recognized for available for sale debt securities based on a review of individual securities. Write-offs are recorded when amounts are deemed uncollectible, or Aspen intends to sell (or more likely than not will be required to sell) the debt security before recovery of the amortized cost basis. The amortized cost basis will be written down to the debt securities fair value through earnings. Credit losses are limited to the difference between the debt securities amortized cost basis and fair value (‘fair-value floor’). Any decline in the debt securities fair value below the amortized cost basis that is not a result of a credit loss is recorded through other comprehensive income, net of applicable taxes. The allowance for credit losses of a security may be increased or reversed upon a change in credit position with the change reflected in net income.
The credit loss models employ a discounted cash flow approach to evaluate whether a credit loss exists at the individual security level and are reviewed at each reporting period. This analysis excludes investments in U.S. Government / Agency bonds and U.S. Government Agency mortgage-backed securities due to being of ‘high credit quality’ based on the absence of risk. For any available for sale debt securities that were initially purchased with credit deterioration (PCD), the amortized cost basis shall be considered to be the purchase price, plus any allowance for credit losses. Estimated credit losses shall be discounted at the rate that equates the present value of the purchaser’s estimate of the security’s future cash flows with the purchase price of the asset.
Net Investment Income. Investment income includes amounts received and accrued in respect of periodic interest (“coupons”) payable to the Company by the issuer of fixed income securities, equity dividends and interest credited on cash and cash equivalents. It also includes amortization of premium and accretion of discount in respect of fixed income securities. Investment income also includes changes in fair value from investments in real estate funds. Investment management and custody fees are charged against net investment income reported in the consolidated statement of operations.
(d)Accounting for Derivative Financial Instruments
The Company enters into derivative instruments to manage certain market risks, such as forward exchange contracts used to reduce foreign currency risk relative to the U.S. dollar. The Company records derivative instruments at fair value on the Company’s consolidated balance sheet as either assets or liabilities, depending on their rights and obligations.
The accounting for the gain or loss due to the changes in the fair value of these instruments is dependent on whether the derivative qualifies as a hedge. If the derivative does not qualify as a hedge, the gains or losses are reported in the consolidated statement of operations when they occur and classified within Change in fair value of derivatives. If the derivative qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged. There are two primary types of hedging relationships that may be used for accounting purposes: fair value hedge and cash flow hedge. A fair value hedge is designed to offset changes in the fair value of an underlying asset or liability, and the gain or loss from the hedging instrument offsets the change in fair value of the underlying asset or liability. Under fair value hedge accounting, both the gain or loss from the underlying asset or liability and the gain or loss from the hedging instrument are recognized in earnings in the same period. In contrast, a cash flow hedge is designed to offset changes in cash flows of an underlying asset or liability. The gain or loss from the hedging instrument is initially recognized in other comprehensive income. As the contracts settle, the realized gain or loss is reclassified from other comprehensive income into the consolidated statement of operations.

The loss portfolio transfer contract includes a funds withheld arrangement that provides a variable interest expense based on Aspen’s investment performance. As a result, this funds withheld arrangement is considered an embedded derivative and accounted for as an option-based derivative. Since the economic characteristics and risks of an embedded derivative feature are not clearly and closely related to the economic characteristics and risks of the host contract, the embedded derivative is bifurcated and accounted for separately at fair value. The Company records subsequent changes in the embedded derivative fair value in the consolidated statement of operations.
(e)Accounting for Intangible Assets
Intangible assets are held in the consolidated balance sheet at cost less amortization and impairment. Amortization applies on a straight-line basis in respect of assets having a finite estimated useful economic life. Finite intangibles are assessed on an annual basis for impairment, or more frequently where circumstances indicate the carrying value may not be recoverable. For intangible assets considered to have an indefinite life, the Company performs a qualitative assessment annually to determine whether it is more likely than not that an intangible asset is impaired. Goodwill is assessed annually for impairment or more frequently if circumstances indicate an impairment may have occurred.
(f)Accounting for Office Properties and Equipment
Office properties and equipment are reported at cost less accumulated depreciation. These assets are depreciated on a straight-line basis over the estimated useful lives of the assets. Computer equipment is depreciated between three and five years, furniture and fittings are depreciated over four years and leasehold improvements are depreciated over the lesser of 15 years or the lease term.
IT development costs that are directly associated with the development of identifiable and unique software products and that are anticipated to generate economic benefits exceeding costs beyond one year, are recognized within office properties and equipment. Costs include external consultants’ fees, certain qualifying internal staff costs and other costs incurred to develop software programs. Software is depreciated over their estimated useful life, between three and five years, on a straight-line basis and is subject to impairment testing annually. Depreciation commences when the asset becomes operational. Other non-qualifying costs are expensed as incurred.
(g)Accounting for Leases
In the ordinary course of the business, the Company renews and enters into new leases for office real estate and other assets. At the lease inception date, the Company determines whether a contract contains a lease and recognizes operating lease Right-of-use assets and operating lease liabilities based on the present value of future minimum lease payments. As our leases do not provide an implicit interest rate, we use our incremental borrowing rate based on the information available at the commencement date to determine the present value of future payments. For all office real estate leases, rent incentives, including reduced-rent and rent-free periods and contractually agreed rent increases during the lease term, have been included when determining the present value of future cash flows.
Right-of-use operating lease assets are reported at cost less accumulated depreciation on the consolidated balance sheet and depreciated over the lease term. The Company does not record office property and equipment leases with an initial term of 12 months or less (short-term) in the Company's consolidated balance sheets. Such short-term leases are expensed through the consolidated statement of operations.
Right-of-use operating lease assets are tested for impairments whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying value of an asset is impaired, it is reduced to the recoverable amount by an immediate charge to the income statement. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use.

(h)Accounting for Foreign Currencies Translation
The functional currency of the Company and its subsidiaries is the U.S. Dollar, which is also the Company’s reporting currency. Transactions in currencies other than the functional currency are measured at the exchange rate prevailing at the date of the transaction.
Monetary assets and liabilities denominated in non-functional currencies are remeasured at the exchange rate prevailing at the balance sheet date and any resulting foreign exchange gains or losses are reflected in the consolidated statement of operations. Foreign exchange gains or losses related to available for sale investments denominated in non-functional currencies are included within other comprehensive income. Non-monetary assets and liabilities are remeasured to functional currency at historic exchange rates.
(i)Accounting for Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. When the Company does not believe that, on the basis of available information, it is more likely than not that deferred tax assets will be fully recovered, it recognizes a valuation allowance against its deferred tax assets to reduce the deferred tax assets to the amount more likely than not to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Furthermore, a tax benefit from a tax position may be recognized in the financial statements only if it is more-likely-than-not that the position is sustainable, based solely on its technical merits and consideration of the relevant tax authority’s widely understood administrative practices and precedents.
The Company applies a portfolio approach to release the income tax effects in accumulated other comprehensive income. Under this approach, the income tax effects upon the sale of an available for sale debt security, settlement of hedged transactions and upon foreign currency translation adjustments for each period, are determined under the intra-period tax allocation approach. Any tax effects remaining in accumulated other comprehensive income are only released when the entire portfolio is liquidated, sold or extinguished.
(j)Accounting for Preference Shares
The Company had at the balance sheet date in issue three classes of preference shares. The Company has no obligation to pay interest on these securities but they carry entitlements to dividends payable at the discretion of the Board of Directors. In the event of non-payment of dividends for six consecutive periods, holders of preference shares have director appointment rights. The preference shares are therefore accounted for as equity instruments and included within total shareholders’ equity.
(k)Accounting for Share-Based Payments and Long-Term Incentive Plans
The Company operates an employee long-term incentive plan, comprised of Performance Units and Exit Units, the terms and conditions of which are described in Note 17. The Company applies a fair-value based measurement method in calculating the compensation costs of Performance Units which are recognized on a straight-line basis over the vesting period.

Certain employees of the Company participate in a Management Equity Plan (“MEP”), comprising stock options to acquire non-voting shares in a related party affiliate of the Company, at no cost to the employee. The terms and conditions of the MEP are described in Note 17. The Company recognizes compensation costs for these awards with performance conditions if, and when, the Company concludes that it is probable that the performance condition(s) will be achieved, over the requisite service period. The Company reviews and evaluates these estimates regularly and will recognize any remaining unrecognized compensation expense as an estimate revision. The stock options vest upon a number of performance conditions; an exit or liquidity event occurring; a two-year cumulative operating income hurdle being achieved over the vesting period; and certain other contractual terms being achieved. The Company applies fair-value based measurement principles to determine grant date values for the stock options. The Company has made an entity-wide accounting election to account for award forfeitures as they occur.
(l)Accounting for Business Combinations
The Company accounts for a transaction as a business combination where the assets acquired and liabilities assumed following a transaction constitute a business. An acquired entity must have inputs and processes that make it capable of generating a return or economic benefit to be considered a business. If the assets acquired are not a business, the Company accounts the transaction as an asset acquisition. The Company recognizes and measures at fair value 100 percent of the assets and liabilities of any acquired business. Goodwill is recognized and measured as the difference between the consideration paid or payable less the fair value of assets acquired.
The Company accounts for the disposal of subsidiary undertakings when it ceases to control the subsidiary’s assets and liabilities or the group of assets. A gain or loss is recognized and measured as the difference between the fair value of consideration received or receivable and the value of assets, liabilities and equity components de-recognized, related to that subsidiary or group of assets when deconsolidated.
Costs that are directly related to a business combination transaction are expensed in the periods in which the costs are incurred and the services are received.
(m)Accounting Pronouncements
Accounting Pronouncements Adopted
In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures”. This update improves the disclosures about a public entity’s reportable segments and addresses requests from investors for additional, more detailed information about a reportable segment’s expenses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 for the annual reporting period beginning January 1, 2024. The adoption of ASU 2023-07 did not have a material impact on the Company’s reportable segment disclosures.
Accounting Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU No. 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”. This ASU requires disclosure, in the notes to the financial statements, of specified information about certain costs and expenses. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. As this guidance relates solely to financial statement disclosures, the adoption of ASU 2024-03 will have no impact upon the Company’s results of operations, financial condition, or liquidity.
Other accounting pronouncements were issued during the year ended December 31, 2024 which were either not applicable to the Company or did not impact the Company’s consolidated financial statements.

3.Segment Reporting
The Company manages its underwriting operations as two business segments: Aspen Re and Aspen Insurance. The Company has determined its reportable segments by taking into account the manner in which the Company’s chief operating decision maker (“CODM”) makes operating decisions and assesses operating performance. The Company’s CODM is the Group Executive Committee, which comprises global heads of key functions and other key business leads.
Profit or loss for each of the Company’s business segments is measured by underwriting income or loss. Underwriting profit is the excess of net earned premiums over the sum of losses and loss expenses, acquisition costs and general and administrative expenses. Underwriting income or loss provides a basis for the CODM to evaluate the segment’s underwriting performance.
Reinsurance Segment. The Reinsurance segment consists of property catastrophe reinsurance, other property reinsurance, casualty reinsurance and specialty reinsurance.
Insurance Segment.  The Insurance segment consists of first party insurance, specialty insurance, casualty and liability insurance, financial and professional lines insurance and other insurance. The other insurance business line includes Aspen Underwriting Limited’s participation as a corporate member in Carbon Syndicate 4747, and the Company’s digital follow capacity offered through Ki’s Lloyd’s platform.
Non-underwriting Disclosures. The Company provides additional disclosures for corporate and other (non-operating) income and expenses. Corporate and other income and expenses include: corporate expenses, non-operating expenses, net investment income, net realized and unrealized investment gains or losses, changes in fair value of derivatives, interest expenses, net realized and unrealized foreign exchange gains or losses, and income taxes. These income and expense items are not allocated to the Company’s business segments as they are not directly related to the Company’s business segment operations and is consistent with how the CODM measures the performance of the business segments. The Company does not allocate its assets by business segment as we evaluate underwriting results of each segment separately from the results of our investment portfolio.
The Company uses underwriting ratios as measures of performance. The loss ratio is the ratio of losses and loss adjustment expenses to net earned premiums. The acquisition cost ratio is the ratio of acquisition costs to net earned premiums. The general and administrative expense ratio is the ratio of general and administrative expenses to net earned premiums. The combined ratio is the sum of the loss ratio, the acquisition cost ratio and the general and administrative expense ratio.

The following tables provide a summary of gross and net written and earned premiums, underwriting income or loss, ratios and reserves for each of the Company’s business segments for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended December 31, 2024
	Reinsurance	Insurance	Total
	($ in millions)
Underwriting Revenues
Gross written premiums	$1,885.8	$2,723.5	$4,609.3
Net written premiums	1,275.7	1,666.9	2,942.6
Gross earned premiums	1,822.1	2,565.7	4,387.8
Net earned premiums	1,305.7	1,584.0	2,889.7
Underwriting Expenses
Losses and loss adjustment expenses	741.3	976.5	1,717.8
Acquisition costs	227.0	193.2	420.2
General and administrative expenses	141.7	264.2	405.9
Underwriting income	195.7	150.1	345.8
Corporate and other expenses (1)			(97.3)
Non-operating expenses (2)			(29.9)
Net investment income			318.0
Realized and unrealized investment gains			52.6
Realized and unrealized investment losses			(102.1)
Change in fair value of derivatives			(21.1)
Interest expense			(62.1)
Net realized and unrealized foreign exchange gains			60.2
Income before income taxes			464.1
Income tax benefit			22.0
Net income			$486.1

Net reserve for losses and loss adjustment expenses	$1,691.5	$2,259.1	$3,950.6
Ratios
Loss ratio	56.8%	61.6%	59.4%
Acquisition cost ratio	17.4	12.2	14.5
General and administrative expense ratio	10.9	16.7	14.0
Expense ratio	28.3	28.9	28.5
Combined ratio	85.1%	90.5%	87.9%
________________
(1)Corporate and other expenses includes other income/(expenses), which were previously presented separately.
(2)Non-operating expenses in the twelve months ended December 31, 2024 includes expenses in relation to consulting fees, non-recurring transformation program costs, and other non-recurring costs.

	Twelve Months Ended December 31, 2023
	Reinsurance	Insurance	Total
	($ in millions)
Underwriting Revenues
Gross written premiums	$1,521.0	$2,446.6	$3,967.6
Net written premiums	1,098.0	1,483.9	2,581.9
Gross earned premiums	1,562.0	2,444.8	4,006.8
Net earned premiums	1,154.5	1,460.0	2,614.5
Underwriting Expenses
Losses and loss adjustment expenses	611.1	941.9	1,553.0
Acquisition costs	208.6	171.6	380.2
General and administrative expenses	120.6	233.9	354.5
Underwriting income	214.2	112.6	326.8
Corporate and other expenses (1)			(114.0)
Non-operating expenses (2)			(35.1)
Net investment income			275.7
Realized and unrealized investment gains			75.9
Realized and unrealized investment losses			(61.4)
Change in fair value of derivatives			26.1
Interest expense			(55.2)
Net realized and unrealized foreign exchange (losses)			(36.2)
Income before income taxes			402.6
Income tax benefit			132.1
Net income			$534.7

Net reserve for losses and loss adjustment expenses	$1,373.1	$1,859.7	$3,232.8
Ratios
Loss ratio	52.9%	64.5%	59.4%
Acquisition cost ratio	18.1	11.8	14.5
General and administrative expense ratio	10.4	16.0	13.6
Expense ratio	28.5	27.8	28.1
Combined ratio	81.4%	92.3%	87.5%
________________
(1)Corporate and other expenses includes other income/(expenses), which were previously presented separately.
(2)Non-operating expenses in the twelve months ended December 31, 2023 includes expenses in relation to consulting fees, non-recurring transformation program costs, and other non-recurring costs.

	Twelve Months Ended December 31, 2022
	Reinsurance	Insurance	Total
	($ in millions)
Underwriting Revenues
Gross written premiums	$1,807.0	$2,531.7	$4,338.7
Net written premiums	1,426.4	1,469.6	2,896.0
Gross earned premiums	1,617.2	2,370.8	3,988.0
Net earned premiums	1,251.8	1,436.9	2,688.7
Underwriting Expenses
Losses and loss adjustment expenses	770.3	909.7	1,680.0
Acquisition costs	252.4	179.4	431.8
General and administrative expenses	142.5	244.0	386.5
Underwriting income	86.6	103.8	190.4
Corporate expenses			(71.7)
Non-operating expenses (1)			(36.0)
Net investment income			188.1
Realized and unrealized investment gains			5.0
Realized and unrealized investment losses			(182.6)
Change in fair value of derivatives			(80.5)
Interest expense			(43.7)
Net realized and unrealized foreign exchange gains			15.9
Other income			8.2
Other expenses			(20.1)
(Loss) before income taxes			(27.0)
Income tax benefit			78.1
Net income			$51.1

Net reserve for losses and loss adjustment expenses	$1,360.7	$1,452.5	$2,813.2
Ratios
Loss ratio	61.5%	63.3%	62.5%
Acquisition cost ratio	20.2	12.5	16.1
General and administrative expense ratio	11.4	17.0	14.4
Expense ratio	31.6	29.5	30.5
Combined ratio	93.1%	92.8%	93.0%
________________
(1)Non-operating expenses in the twelve months ended December 31, 2022 includes expenses in relation to consulting fees, non-recurring transformation activities, and other non-recurring costs.

Geographical Areas. The following summary presents the Company’s gross written premiums based on the location of the insured risk for the twelve months ended December 31, 2024, 2023 and 2022.

	Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2022
	($ in millions)
Australia/Asia	$177.8	$177.8	$257.5
Europe	208.1	179.4	194.5
United Kingdom & Ireland	614.8	532.5	485.8
United States & Canada (1)	2,947.0	2,472.0	2,715.7
Worldwide excluding the United States (2)	33.4	28.8	24.2
Worldwide including the United States (3)	435.0	417.2	541.7
Other (4)	193.2	159.9	119.3
Total	$4,609.3	$3,967.6	$4,338.7
________________
(1)“United States & Canada” comprises individual policies that insure risks specifically in the United States and/or Canada, but not elsewhere.
(2)“Worldwide excluding the United States” consists of individual policies that insure global risks with the specific exclusion of the United States.
(3)“Worldwide including the United States” consists of individual policies that insure global risks with the specific inclusion of the United States.
(4)“Other” comprises individual policies that insure risks in other countries including, but not limited to, countries in the Caribbean, South America and the Middle East.
4.Investments
Income Statement
Net Investment Income.  The following table summarizes net investment income for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2022
	($ in millions)
Fixed income securities — Available for sale	$161.5	$115.7	$95.6
Fixed income securities — Trading	88.2	98.9	57.0
Short-term investments — Available for sale	4.5	5.3	0.6
Short-term investments — Trading	0.1	0.3	0.1
Fixed term deposits (included in cash and cash equivalents)	45.3	39.9	6.6
Catastrophe bonds — Trading	—	0.2	0.3
Privately-held investments — Available for sale	1.2	0.1	—
Privately-held investments — Trading	34.9	44.7	24.3
Other investments, at fair value (1)	(6.2)	(17.8)	13.9
Total	329.5	287.3	198.4
Investment expenses	(11.5)	(11.6)	(10.3)
Net investment income	$318.0	$275.7	$188.1
________________
(1)Other investments primarily represent the Company’s investments in investment funds. The amount reported represents the change in fair value of the investments in the period.

The following table summarizes the net realized and unrealized investment gains and losses recorded in the consolidated statement of operations and the change in unrealized gains and losses on investments recorded in other comprehensive income for the twelve months ended December 31, 2024, 2023 and 2022:

	Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2022
	($ in millions)
Available for sale:
Fixed income securities — gross realized gains	$2.4	$1.6	$2.9
Fixed income securities — gross realized (losses)	(60.6)	(41.5)	(58.4)
Short-term investments — gross realized gains	0.8	0.6	1.0
Short-term investments — gross realized (losses)	(2.0)	(0.9)	(0.5)
Net change in expected credit gains/(losses)	1.9	4.8	(5.0)
Trading:
Fixed income securities — gross realized gains	1.2	1.0	0.2
Fixed income securities — gross realized (losses)	(10.0)	(3.5)	(1.8)
Fixed income securities — net unrealized gains/(losses)	26.8	65.9	(113.9)
Short-term investments — gross realized gains	—	0.1	—
Short-term investments — gross realized (losses)	(0.3)	(0.3)	—
Privately-held investments — gross realized gains	0.8	0.8	0.7
Privately-held investments — gross realized (losses)	(28.8)	—	(0.1)
Privately-held investments — net unrealized gains/(losses)	18.6	(15.2)	(2.5)
Catastrophe bonds — net unrealized gains	—	0.1	0.2
Investments, equity method:
Gross unrealized (losses)/gains in MVI	(0.2)	0.2	—
Gross unrealized gains/(losses) in Multi-Line Reinsurer	0.1	0.8	(0.4)
Gross realized (losses) in Digital Re	(0.2)	—	—
Total net realized and unrealized investment (losses)/gains recorded in the consolidated statement of operations	$(49.5)	$14.5	$(177.6)

Change in available for sale net unrealized gains/(losses):
Available for sale investments	$34.1	$126.2	$(391.7)
Income tax (expense)/benefit	(4.7)	(20.6)	23.9
Total change in net unrealized gains/(losses), net of taxes recorded in other comprehensive income	$29.4	$105.6	$(367.8)

Balance Sheet
Fixed Income Securities, Short-term Investments and Privately-held Investments — Available for Sale.  The following tables present the cost or amortized cost, gross unrealized gains and losses, and estimated fair market value of available for sale investments in fixed income securities, short-term investments and privately-held investments as at December 31, 2024 and December 31, 2023:

	As at December 31, 2024
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Market Value
	($ in millions)
Fixed income securities, available for sale
U.S. government	$1,504.8	$1.5	$(25.7)	$—	$1,480.6
U.S. agency	7.5	—	(0.3)	—	7.2
Municipal	84.2	—	(1.9)	—	82.3
Corporate	2,045.3	8.5	(66.4)	(1.0)	1,986.4
Non-U.S. government-backed corporate	132.9	0.8	(2.4)	—	131.3
Non-U.S. government	248.2	1.0	(2.4)	—	246.8
Asset-backed	232.4	2.2	(0.1)	—	234.5
Agency commercial mortgage-backed	5.0	—	(0.6)	—	4.4
Agency residential mortgage-backed	600.8	—	(82.1)	—	518.7
Total fixed income securities, available for sale	4,861.1	14.0	(181.9)	(1.0)	4,692.2
Short-term investments, available for sale	261.9	—	—	—	261.9
Privately-held investments, available for sale
Asset-backed securities	24.0	0.2	—	—	24.2
Total investments, available for sale	$5,147.0	$14.2	$(181.9)	$(1.0)	$4,978.3

	As at December 31, 2023
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Market Value
	($ in millions)
Fixed income securities, available for sale
U.S. government	$1,224.9	$4.4	$(26.7)	$—	$1,202.6
U.S. agency	7.5	—	(0.3)	—	7.2
Municipal	133.6	—	(5.0)	(0.5)	128.1
Corporate	2,051.1	12.1	(101.5)	(2.4)	1,959.3
Non-U.S. government-backed corporate	106.5	0.1	(5.9)	—	100.7
Non-U.S. government	279.9	0.6	(6.7)	—	273.8
Agency commercial mortgage-backed	6.6	—	(0.8)	—	5.8
Agency residential mortgage-backed	519.9	0.1	(74.9)	—	445.1
Total fixed income securities, available for sale	4,330.0	17.3	(221.8)	(2.9)	4,122.6
Short-term investments, available for sale	93.6	—	—	—	93.6
Privately-held investments, available for sale
Asset-backed securities	14.7	0.2	—	—	14.9
Total investments, available for sale	$4,438.3	$17.5	$(221.8)	$(2.9)	$4,231.1

Fixed Income Securities, Short-term Investments, Catastrophe Bonds and Privately-held Investments — Trading.  The following tables present the cost or amortized cost, gross unrealized gains and losses, and estimated fair market value of trading investments in fixed income securities, short-term investments, catastrophe bonds and privately-held investments as at December 31, 2024 and December 31, 2023:

	As at December 31, 2024
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
	($ in millions)
Fixed income securities, trading
U.S. government	$262.9	$0.6	$(2.2)	$261.3
Municipal	1.6	—	—	1.6
Corporate	155.5	0.5	(4.9)	151.1
High yield loans	101.7	0.9	(0.2)	102.4
Non-U.S. government-backed corporate	2.8	—	—	2.8
Non-U.S. government	24.4	0.1	(0.1)	24.4
Asset-backed	624.6	4.1	(3.5)	625.2
Agency mortgage-backed	34.2	—	(3.1)	31.1
Total fixed income securities, trading	1,207.7	6.2	(14.0)	1,199.9
Short-term investments, trading	1.0	—	—	1.0
Catastrophe bonds, trading	1.0	—	—	1.0
Privately-held investments, trading
Commercial mortgage loans	80.9	0.5	(1.7)	79.7
Middle market loans and other private debt	61.6	0.1	(0.7)	61.0
Asset-backed securities	126.7	0.9	—	127.6
Global corporate securities	18.8	—	(0.3)	18.5
Total privately-held investments, trading	288.0	1.5	(2.7)	286.8
Total investments, trading	$1,497.7	$7.7	$(16.7)	$1,488.7

	As at December 31, 2023
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
	($ in millions)
Fixed income securities, trading
U.S. government	$248.7	$0.5	$(3.7)	$245.5
Municipal	3.3	—	(0.2)	3.1
Corporate	178.8	0.7	(8.0)	171.5
High yield loans	90.8	1.3	—	92.1
Non-U.S. government-backed corporate	8.6	—	(0.3)	8.3
Non-U.S. government	35.8	0.1	(1.1)	34.8
Asset-backed	936.0	2.1	(29.9)	908.2
Agency mortgage-backed	25.0	—	(2.8)	22.2
Total fixed income securities, trading	1,527.0	4.7	(46.0)	1,485.7
Short-term investments, trading	2.1	—	—	2.1
Catastrophe bonds, trading	1.6	—	—	1.6
Privately-held investments, trading
Commercial mortgage loans	293.2	1.0	(19.3)	274.9
Middle market loans and other private debt	85.9	—	(1.1)	84.8
Asset-backed securities	83.1	0.4	(0.6)	82.9
Global corporate securities	14.7	—	(0.3)	14.4
Short-term investments	18.0	—	—	18.0
Total privately-held investments, trading	494.9	1.4	(21.3)	475.0
Total investments, trading	$2,025.6	$6.1	$(67.3)	$1,964.4
Catastrophe Bonds. The Company has invested in catastrophe bonds with a total value of $1.0 million as at December 31, 2024 (December 31, 2023 — $1.6 million). The bonds are either zero-coupon notes or receive quarterly interest payments based on variable interest rates with scheduled maturities in 2025. The redemption value of the bonds will adjust based on the occurrence or aggregate occurrence of a covered event, such as windstorms and earthquakes in the United States, Canada, the North Atlantic, South America, Europe, Japan or Australia.
Privately-held Investments. The Company has invested in privately-held investments, which primarily include commercial mortgage loans of $79.7 million and middle market loans and other private debt of $61.0 million as at December 31, 2024 (December 31, 2023 — commercial mortgage loans of $274.9 million; middle market loans and other private debt of $84.8 million). Privately-held investments also includes investments in asset-backed securities, global corporate securities, and other short term investments.
Commercial Mortgage Loans. The commercial mortgage loans are related to investments in properties including apartments, hotels, office and retail buildings, other commercial properties and industrial properties. The commercial mortgage loan portfolio is diversified by property type, geographic region and issuer to reduce risks. As part of our investment process, we evaluate factors such as size, property type, and security to determine that properties are performing at a consistent and acceptable level to secure the related debt.
Middle Market Loans and Other Private Debt. The middle market loans are investments in senior secured loan positions with full covenants, focused on the middle market in the U.S., Europe and the Caribbean. The other private debt consists of debt securities issued to private investment funds. The middle market loan and other private debt portfolio is diversified by industry type, geographic region and issuer to reduce risks. As part of our investment process, we evaluate factors such as size, industry and security to determine that loans are performing at a consistent and acceptable level to secure the related debt.

Asset-backed Securities. Asset-backed securities represent interests in underlying pools of diversified referenced assets that are collateralized and backed by future cash flows and these securities are performing.
Global Corporate Securities. The privately-held global corporate securities portfolio consists of debt securities issued by U.S. and foreign corporations.
Investments, Equity Method. In January 2015, the Company, along with seven other insurance companies, established a micro-insurance venture consortium and micro-insurance incubator (“MVI”) domiciled in Bermuda. The MVI is a social impact organization that provides micro-insurance products to assist global emerging consumers. In March 2021, the Company committed an additional $0.8 million equity contribution to MVI over a 2 year period and paid $0.4 million in the period ending December 31, 2022.
On January 1, 2017, the Company purchased through its wholly-owned subsidiary, Aspen U.S. Holdings, Inc. (“Aspen U.S. Holdings”), a 49% share of Digital Risk Resources, LLC (“Digital Re”), a U.S.-based enterprise engaged in the business of developing, marketing and servicing turnkey information security and privacy liability insurance products for a total consideration of $2.3 million. The investment is accounted for under the equity method and adjustments to the carrying value of this investment are made based on the Company’s share of capital, including share of income and expenses. During the year ended December 31, 2024, the Company sold its investment in Digital Re for no consideration.
On December 23, 2019, the Company committed $5.0 million as an equity investment in the holding company of a multi-line reinsurer. The strategy for the multi-line reinsurer is to combine a diversified reinsurance business, focused primarily on long-tailed lines of property and casualty business and, potentially to a lesser extent, life business, with a diversified investment strategy. During the period ending December 31, 2024, no capital was invested in the multi-line reinsurer (December 31, 2023 — $0.4 million) and the commitment has been fully funded.
The table below shows the Company’s investments in MVI, Multi-Line Reinsurer and Digital Re for the twelve months ended December 31, 2024 and 2023:

	MVI	Multi-Line Reinsurer	Digital Re	Total
	($ in millions)
Opening undistributed value of investment as at January 1, 2024	$1.0	$6.4	$0.2	$7.6
Unrealized (loss)/gain for the twelve months to December 31, 2024	(0.2)	0.1	—	(0.1)
Realized (loss) for the twelve months to December 31, 2024	—	—	(0.2)	(0.2)
Closing value of investment as at December 31, 2024	$0.8	$6.5	$—	$7.3

Opening undistributed value of investment as at January 1, 2023	$0.8	$5.2	$0.2	$6.2
Investment in the period	—	0.4	—	0.4
Unrealized gain for the twelve months to December 31, 2023	0.2	0.8	—	1.0
Closing value of investments at December 31, 2023	$1.0	$6.4	$0.2	$7.6
Other Investments. On December 20, 2017, the Company committed, and during 2018 invested, $100.0 million as a limited partner to a real estate fund. As at December 31, 2024, the current fair value of the fund is $111.7 million (2023 — $117.1 million).

During 2020, the Company committed $10.5 million as a limited partner to a related party managed lending fund. The partnership was established to provide direct lending to large corporate borrowers. On April 1, 2021, the Company committed an additional $2.8 million to the fund. As at December 31, 2024, the current fair value of the fund is $19.3 million (2023 — $15.9 million) and the unfunded commitment is $0.2 million (2023 — $1.1 million).
On April 1, 2021, the Company established pledge accounts with its custodian bank for the ability to obtain liquidity and funding services provided by a U.S. co-operative bank, which provides liquidity and funding to its insurance member institutions. As at December 31, 2024, the fair value of the Company’s member shares in the bank is $2.0 million (2023 — $1.7 million).
On September 30, 2021, the Company committed $20.0 million as a limited partner to a third-party managed real estate fund. The Partnership was established to make equity and equity related investments in multifamily and other commercial real estate properties located in the United States and its territories, with the goal of generating superior risk-adjusted returns. The partnership seeks to acquire commercial real estate assets including real estate assets (or interests therein) that may have management or operational problems and require improvements or lack sufficient capital, including mortgage loans and development or redevelopment properties. On April 1, 2022, the Company committed an additional $10.0 million to the fund. As at December 31, 2024, the current fair value of the fund is $36.2 million (2023 — $39.8 million) and the unfunded commitment is $0.9 million (2023 — $2.2 million).
On April 1, 2022, the Company committed $30.0 million as a limited partner to a related party managed real estate fund. The partnership was established to pursue investment opportunities to acquire, recapitalize, restructure and reposition real estate assets, portfolios and companies primarily in the United States. As at December 31, 2024, the current fair value of the fund is $19.3 million (2023 — $23.9 million) and the unfunded commitment is $3.7 million (2023 — $4.1 million).
On May 5, 2022, the Company committed $15.0 million as a limited partner to a third-party managed infrastructure fund. The partnership was established to make value added infrastructure investments in environmental services, transportation, communications and digital, energy/energy transition and other infrastructure sectors primarily in North America. As at December 31, 2024, the current fair value of the fund is $12.9 million (2023 — $10.8 million) and the unfunded commitment is $2.3 million (2023 — $4.0 million).
On August 31, 2023, the Company committed £7.0 million as a limited partner to a third-party managed debt fund. The fund focuses on three core sectors: health and social care, affordable housing, and social infrastructure. The fund invests across the U.K., focusing on areas of poverty and deprivation. The fund provides fixed-rate loans typically backed by property assets. Borrowers are established, socially impactful organizations, with a history of profitable revenue generation. As at December 31, 2024, the current fair value of the fund is $0.1 million (2023 — $0.1 million) and the unfunded commitment is £6.8 million (2023 — £6.9 million).
On September 30, 2023, the Company committed $55.0 million as a limited partner to a third-party managed energy fund. The fund invests in energy transition and climate solutions, accelerating growth and business transformation through flexible capital, enabling leading energy companies to build enterprises at scale that can deliver clean, reliable and affordable energy to help meet global needs. As at December 31, 2024 the Company has not funded the investment and the unfunded commitment is $55.0 million (2023 — $55.0 million).
On August 1, 2024, the Company committed and invested $25.0 million as a limited partner to a third-party managed liquidity fund. The fund seeks to maximize total return, by investing in a portfolio of investment grade debt securities, both fixed and floating rate. As at December 31, 2024, the current fair value of the fund is $25.7 million and the unfunded commitment is $Nil.
On October 31, 2024, the Company converted one of its commercial mortgage loan investments to an equity interest in a joint venture. As at December 31, 2024, the current carrying value of the investment is $40.0 million. As at December 31, 2023, the previous commercial mortgage loan investment was classified as privately-held investments, trading. This investment has no unfunded commitments.
As at December 31, 2024, the aggregate current fair value of the investment funds described above is $267.2 million (2023 — $209.3 million).

For further information on the investment funds, refer to Note 21(a) in these consolidated financial statements, “Commitments and Contingent Liabilities.”
Fixed Income Securities, Short-term Investments and Privately-held Investments — Available for Sale.  The scheduled maturity distribution of the Company’s available for sale securities as at December 31, 2024 and December 31, 2023 is set forth below. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	As at December 31, 2024
	Amortized Cost or Cost	Fair Market Value
	($ in millions)
Due one year or less	$834.1	$831.2
Due after one year through five years	2,386.5	2,353.2
Due after five years through ten years	1,060.7	1,008.7
Due after ten years	3.5	3.4
	4,284.8	4,196.5
Agency commercial mortgage-backed	5.0	4.4
Agency residential mortgage-backed	600.8	518.7
Asset-backed	256.4	258.7
Total investments, available for sale	$5,147.0	$4,978.3

	At December 31, 2023
	Amortized Cost or Cost	Fair Market Value
	($ in millions)
Due one year or less	$512.0	$505.8
Due after one year through five years	2,889.0	2,818.9
Due after five years through ten years	495.1	440.3
Due after ten years	15.7	15.2
	3,911.8	3,780.2
Agency commercial mortgage-backed	6.6	5.8
Agency residential mortgage-backed	519.9	445.1
Total investments, available for sale	$4,438.3	$4,231.1
Guaranteed Investments. As at December 31, 2024 and December 31, 2023, the Company held no investments which are guaranteed by mono-line insurers, excluding those with explicit government guarantees. The Company’s exposure to other third-party guaranteed debt is primarily to investments backed by non-U.S. government guaranteed issuers.

Gross Unrealized Losses, Available for Sale. The following tables summarize, by type of security, the aggregate fair value and gross unrealized loss by length of time the security has been in an unrealized loss position for the Company’s available for sale portfolio as at December 31, 2024 and December 31, 2023:

	December 31, 2024
	0-12 months		Over 12 months		Total
	Fair Market Value	Gross Unrealized Losses	Fair Market Value	Gross Unrealized Losses	Fair Market Value	Gross Unrealized Losses	Number of Securities
	($ in millions, except number of securities)
Fixed income securities, available for sale
U.S. government	$718.1	$(11.6)	$397.8	$(14.1)	$1,115.9	$(25.7)	137
U.S. agency	—	—	7.2	(0.3)	7.2	(0.3)	1
Municipal	33.6	(0.7)	45.4	(1.2)	79.0	(1.9)	47
Corporate	570.3	(6.8)	663.9	(59.6)	1,234.2	(66.4)	692
Non-U.S. government-backed corporate	5.8	—	91.1	(2.4)	96.9	(2.4)	12
Non-U.S. government	118.8	(0.9)	43.7	(1.5)	162.5	(2.4)	41
Asset-backed	17.2	(0.1)	—	—	17.2	(0.1)	14
Agency commercial mortgage-backed	—	—	4.5	(0.6)	4.5	(0.6)	1
Agency residential mortgage-backed	161.2	(2.2)	351.3	(79.9)	512.5	(82.1)	225
Total fixed income securities, available for sale	$1,625.0	$(22.3)	$1,604.9	$(159.6)	$3,229.9	$(181.9)	1,170

	December 31, 2023
	0-12 months		Over 12 months		Total
	Fair Market Value	Gross Unrealized Losses	Fair Market Value	Gross Unrealized Losses	Fair Market Value	Gross Unrealized Losses	Number of Securities
	($ in millions, except number of securities)
Fixed income securities, available for sale
U.S. government	$105.5	$(0.5)	$673.3	$(26.2)	$778.8	$(26.7)	74
U.S. agency	—	—	7.2	(0.3)	7.2	(0.3)	1
Municipal	11.1	(1.0)	117.0	(4.0)	128.1	(5.0)	54
Corporate	46.7	(0.4)	1,287.2	(101.1)	1,333.9	(101.5)	558
Non-U.S. government-backed corporate	0.2	—	95.5	(5.9)	95.7	(5.9)	12
Non-U.S. government	32.9	(0.2)	180.1	(6.5)	213.0	(6.7)	53
Agency commercial mortgage-backed	—	—	5.8	(0.8)	5.8	(0.8)	1
Agency residential mortgage-backed	0.1	—	435.9	(74.9)	436.0	(74.9)	197
Total fixed income securities, available for sale	$196.5	$(2.1)	$2,802.0	$(219.7)	$2,998.5	$(221.8)	950
At December 31, 2024, 1,170 available for sale securities were in an unrealized loss position of $181.9 million, of which $0.3 million was related to securities below investment grade or not rated. At December 31, 2023, 950 available for sale securities were in an unrealized loss position of $221.8 million, of which $1.2 million was related to securities below investment grade or not rated.

The unrealized losses of $181.9 million at December 31, 2024 were due to non-credit factors and are expected to be recovered as the related securities approach maturity. The Company does not intend to sell the securities in an unrealized loss position and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases.
5.Variable Interest Entities
As at December 31, 2024, the Company held an investment in one (December 31, 2023 — one) variable interest entity (“VIE”), namely Peregrine Reinsurance Ltd (“Peregrine”).
In November 2016, Peregrine, a subsidiary of the Company, was registered as a segregated accounts company under the Segregated Accounts Companies Act 2000, as amended. As at December 31, 2024, Peregrine had six segregated accounts which were funded by third-party investors, which are not consolidated, and two segregated accounts which are funded by Aspen and are consolidated within the financial statements.
The Company has determined that Peregrine has the characteristics of a VIE as addressed by the guidance in ASC 810, Consolidation. The six segregated accounts have not been consolidated as part of the Company’s consolidated financial statements because the Company is not the primary beneficiary of those accounts. The Company has, however, concluded that it is the primary beneficiary of the Peregrine general fund and, similar to prior reporting periods, the results of the Peregrine general fund are included in the Company’s consolidated financial statements.
6.Fair Value Measurements
The Company’s estimates of fair value for financial assets and liabilities are based on the framework established in the fair value accounting guidance included in ASC Topic 820, “Fair Value Measurements and Disclosures.” The framework prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or liability, into three levels.
The Company considers prices for actively traded securities to be derived based on quoted prices in an active market for identical assets, which are Level 1 inputs in the fair value hierarchy. The majority of these securities are valued using prices supplied by pricing services.
The Company considers prices for other securities that may not be as actively traded which are priced via pricing services, vendors and broker-dealers, or with reference to interest rates and yield curves, to be derived based on inputs that are observable for the asset, either directly or indirectly, which are Level 2 inputs in the fair value hierarchy. The majority of these securities are also valued using prices supplied by pricing services.
The Company considers securities, other financial instruments, privately-held investments and derivative insurance contracts subject to fair value measurement whose valuation is derived by internal valuation models to be based largely on unobservable inputs, which are Level 3 inputs in the fair value hierarchy.

The following tables present the level within the fair value hierarchy at which the Company’s financial assets and liabilities are measured on a recurring basis as at December 31, 2024 and December 31, 2023:

	As at December 31, 2024
	Level 1	Level 2	Level 3	Total
	($ in millions)
Fixed income securities, available for sale
U.S. government	$1,480.6	$—	$—	$1,480.6
U.S. agency	—	7.2	—	7.2
Municipal	—	82.3	—	82.3
Corporate	—	1,986.4	—	1,986.4
Non-U.S. government-backed corporate	—	131.3	—	131.3
Non-U.S. government	195.1	51.7	—	246.8
Asset-backed	—	234.5	—	234.5
Agency commercial mortgage-backed	—	4.4	—	4.4
Agency residential mortgage-backed	—	518.7	—	518.7
Total fixed income securities, available for sale	1,675.7	3,016.5	—	4,692.2
Short-term investments, available for sale	260.2	1.7	—	261.9
Privately-held investments, available for sale	—	—	24.2	24.2
Fixed income securities, trading
U.S. government	261.3	—	—	261.3
Municipal	—	1.6	—	1.6
Corporate	—	151.1	—	151.1
Non-U.S. government-backed corporate	—	2.8	—	2.8
High yield loans	—	102.4	—	102.4
Non-U.S. government	9.6	14.8	—	24.4
Asset-backed	—	625.2	—	625.2
Agency mortgage-backed	—	31.1	—	31.1
Total fixed income securities, trading	270.9	929.0	—	1,199.9
Short-term investments, trading	1.0	—	—	1.0
Catastrophe bonds, trading	—	1.0	—	1.0
Privately-held investments, trading	—	—	286.8	286.8
Other investments (1)	—	—	—	267.2
Other financial assets and liabilities
Derivative assets — foreign exchange contracts	—	17.0	—	17.0
Derivative liabilities — foreign exchange contracts	—	(45.9)	—	(45.9)
Derivative liabilities — loss portfolio transfer (2)	—	—	(3.6)	(3.6)
Total	$2,207.8	$3,919.3	$307.4	$6,701.7
________________
(1)Other investments represent our investments in investment funds operating strategies in real estate, infrastructure and lending and are measured at fair value using the net asset value per share practical expedient. As a result, the investments are not classified in the fair value hierarchy. The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets. The investment in the funds is subject to restrictions as detailed in Note 21(a), “Commitments and Contingent Liabilities.”

(2)The loss portfolio transfer contract includes a funds withheld arrangement that provides variable interest expense based on Aspen’s investment performance. As a result, the funds withheld arrangement is considered an embedded derivative and accounted for as an option-based derivative.

	At December 31, 2023
	Level 1	Level 2	Level 3	Total
	($ in millions)
Fixed income securities, available for sale
U.S. government	$1,202.6	$—	$—	$1,202.6
U.S. agency	—	7.2	—	7.2
Municipal	—	128.1	—	128.1
Corporate	—	1,959.3	—	1,959.3
Non-U.S. government-backed corporate	—	100.7	—	100.7
Non-U.S. government	200.4	73.4	—	273.8
Agency commercial mortgage-backed	—	5.8	—	5.8
Agency residential mortgage-backed	—	445.1	—	445.1
Total fixed income securities, available for sale	1,403.0	2,719.6	—	4,122.6
Short-term investments, available for sale	86.7	6.9	—	93.6
Privately-held investments, available for sale	—	—	14.9	14.9
Fixed income securities, trading
U.S. government	245.5	—	—	245.5
Municipal	—	3.1	—	3.1
Corporate	—	171.5	—	171.5
Non-U.S. government-backed corporate	—	8.3	—	8.3
High yield loans	—	92.1	—	92.1
Non-U.S. government	13.0	21.8	—	34.8
Asset-backed	—	908.2	—	908.2
Agency mortgage-backed	—	22.2	—	22.2
Total fixed income securities, trading	258.5	1,227.2	—	1,485.7
Short-term investments, trading	0.2	1.9	—	2.1
Catastrophe bonds, trading	—	1.6	—	1.6
Privately-held investments, trading	—	—	475.0	475.0
Other investments (1)	—	—	—	209.3
Other financial assets and liabilities
Derivative assets — foreign exchange contracts	—	31.7	—	31.7
Derivative liabilities — foreign exchange contracts	—	(9.3)	—	(9.3)
Derivative liabilities — loss portfolio transfer (2)	—	—	(16.5)	(16.5)
Total	$1,748.4	$3,979.6	$473.4	$6,410.7
________________
(1)Other investments represent our investments in investment funds operating strategies in real estate, infrastructure and lending and are measured at fair value using the net asset value per share practical expedient. As a result the investments are not classified in the fair value hierarchy. The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets. The investment in the funds is subject to restrictions as detailed in Note 21(a), “Commitments and Contingent Liabilities.”

(2)The loss portfolio transfer contract includes a funds withheld arrangement that provides variable interest expense based on Aspen’s investment performance. As a result, the funds withheld arrangement is considered an embedded derivative and accounted for as an option-based derivative.
Transfers of assets into or out of a particular level are recorded at their fair values as of the end of each reporting period consistent with the date of the determination of fair value. During the twelve months ended December 31, 2024, $Nil was transferred in or out of Level 3 (December 31, 2023 — $12.1 million was transferred out of Level 3 and $5.3 million transferred into Level 3).

The following table presents a reconciliation of the beginning and ending balances for all assets and liabilities measured at fair value on a recurring basis using Level 3 inputs for the twelve months ended December 31, 2024 and December 31, 2023:

Twelve Months Ended December 31, 2024	Balance at beginning of year	Purchases and issuances	Transfers in	Transfers (out)	Reclassifications	Settlements and sales	(Decrease)/increase in fair value included in net income (1) / OCI (2)	Balance at end of year	Change in unrealized gains (losses) relating to assets held at end of year (1) (2)
Assets
Privately-held investments, available for sale
Asset-backed securities	$14.9	$10.0	$—	$—	$—	$—	$(0.7)	$24.2	$0.2
Privately-held investments, trading
Commercial mortgage loans	$274.9	$0.5	$—	$—	$—	$(184.4)	$(11.3)	$79.7	$—
Middle market loans and other private debt	84.8	0.4	—	—	10.9	(35.5)	0.4	61.0	—
Asset-backed securities	82.9	56.1	—	—	—	(12.4)	1.0	127.6	1.1
Global corporate securities	14.4	4.4	—	—	—	(0.3)	—	18.5	—
Short-term investments	18.0	—	—	—	(10.9)	(7.1)	—	—	—
Total Level 3 assets	$489.9	$71.4	$—	$—	$—	$(239.7)	$(10.6)	$311.0	$1.3

Liabilities
Derivative liabilities — loss portfolio transfer	$(16.5)	$—	$—	$—	$—	$—	$12.9	$(3.6)	$12.9
Total Level 3 liabilities	$(16.5)	$—	$—	$—	$—	$—	$12.9	$(3.6)	$12.9

Twelve Months Ended December 31, 2023
Assets
Privately-held investments, available for sale
Asset-backed securities	$—	$14.7	$—	$—	$—	$—	$0.2	$14.9	$0.2
Privately-held investments, trading
Commercial mortgage loans	$312.1	$40.6	$—	$—	$—	$(61.5)	$(16.3)	$274.9	$(17.9)
Middle market loans and other private debt	106.9	18.3	—	—	—	(41.9)	1.5	84.8	0.5
Asset-backed securities	66.8	21.9	5.3	(5.5)	—	(7.6)	2.0	82.9	1.7
Global corporate securities	15.0	—	—	—	—	(0.4)	(0.2)	14.4	(0.2)
Equity securities	6.6	—	—	(6.6)	—	—	—	—	—
Short-term investments	25.6	18.2	—	—	—	(25.8)	—	18.0	—
Total Level 3 assets	$533.0	$113.7	$5.3	$(12.1)	$—	$(137.2)	$(12.8)	$489.9	$(15.7)

Liabilities
Derivative liabilities — loss portfolio transfer	$(31.7)	$—	$—	$—	$—	$—	$15.2	$(16.5)	$15.2
Total Level 3 liabilities	$(31.7)	$—	$—	$—	$—	$—	$15.2	$(16.5)	$15.2
________________
(1)(Decreases)/increases in the fair value of privately-held investments, trading are included in realized and unrealized investment losses in the consolidated statements of operations and other comprehensive (loss). Increases/(decreases) in the fair value of derivative liabilities - loss portfolio transfer are included within change in fair value of derivatives in the consolidated statements of operations and other comprehensive income/(loss).
(2)(Decreases)/increases in the fair value of privately-held investments, available for sale are included in other comprehensive income/(loss) (“OCI”).
Valuation of Fixed Income Securities.  The Company’s fixed income securities are classified as either available for sale or trading and are reported at fair value. As at December 31, 2024 and December 31, 2023, the Company’s fixed income securities were valued by pricing services or broker-dealers using standard market conventions. The market conventions utilize market quotations, market transactions in comparable instruments and various relationships between instruments including, but not limited to, yield to maturity, dollar prices and spread prices in determining value.
Independent Pricing Services. The underlying methodology used to determine the fair value of securities in the Company’s available for sale and trading portfolios is by the pricing services. Pricing services will gather observable pricing inputs from multiple external sources, including buy and sell-side contacts and broker-dealers, in order to develop their internal prices.
Pricing services provide pricing for less complex, liquid securities based on market quotations in active markets. Pricing services supply prices for a broad range of securities including those for actively traded securities, such as Treasury and other Government securities, in addition to those that trade less frequently or where valuation includes reference to credit spreads, pay down and pre-pay features and other observable inputs. These securities include Government agency, municipals, corporate and asset-backed securities.
For securities that may trade less frequently or do not trade on a listed exchange, these pricing services may use matrix pricing consisting of observable market inputs to estimate the fair value of a security. These observable market inputs include reported trades, benchmark yields, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic factors. Additionally, pricing services may use a valuation model such as an option adjusted spread model commonly used for estimating fair values of mortgage-backed and asset-backed securities. The Company does not derive dollar prices using an index as a pricing input for any individual security.
Broker-Dealers. The Company obtains quotes from broker-dealers who are active in the corresponding markets when prices are unavailable from independent pricing services or index providers. Generally, broker-dealers value securities through their trading desks based on observable market inputs. Their pricing methodologies include mapping securities based on trade data, bids or offers, observed spreads and performance of newly issued securities. They may also establish pricing through observing secondary trading of similar securities. Quotes from broker-dealers are non-binding.
The Company obtains prices for all of its fixed income investment securities via its third-party accounting service provider, and in the majority of cases receiving a number of quotes so as to obtain the most comprehensive information available to determine a security’s fair value. A single valuation is applied to each security based on the vendor hierarchy maintained by the Company’s third-party accounting service provider.
As at December 31, 2024, the Company obtained an average of 3.0 quotes per fixed income investment compared to 2.9 quotes at December 31, 2023.
The Company, in conjunction with its third-party accounting service provider, obtains an understanding of the methods, models and inputs used by the third-party pricing service and index providers to assess the ongoing appropriateness of vendors’ prices. The Company and its third-party accounting service provider also have controls in place to validate that amounts provided represent fair values. Processes to validate and review pricing include, but are not limited to:
•quantitative analysis (e.g., comparing the quarterly return for each managed portfolio to its target benchmark, with significant differences identified and investigated);

•comparison of market values obtained from pricing services and broker-dealers against alternative price sources for each security where further investigation is completed when significant differences exist for pricing of individual securities between pricing sources;
•initial and ongoing evaluation of methodologies used by outside parties to calculate fair value; and
•comparison of the fair value estimates to the Company’s knowledge of the current market.
Prices obtained from pricing services and broker-dealers are not adjusted by us; however, prices provided by a pricing service, or broker-dealer in certain instances may be challenged based on market or information available from internal sources, including those available to the Company’s third-party investment accounting service provider. Subsequent to any challenge, revisions made by the pricing service or broker-dealer to the quotes are supplied to the Company’s investment accounting service provider.
Management reviews the vendor hierarchy maintained by the Company’s third-party accounting service provider in order to determine which price source provides the most appropriate fair value (i.e., a price obtained from a pricing service with more seniority in the hierarchy will be used over a less senior one in all cases). The hierarchy level assigned to each security in the Company’s available for sale and trading portfolios is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The hierarchy of pricing services is determined using various qualitative and quantitative points arising from reviews of the vendors conducted by the Company’s third-party accounting service provider. Vendor reviews include annual due diligence meetings with index providers and pricing services vendors covering valuation methodology, operational walkthroughs and legal and compliance updates.
Fixed Income Securities. Fixed income securities are traded on the over-the-counter (“OTC”) market based on prices provided by one or more market makers in each security. Securities such as U.S. Government, U.S. Agency, Non-U.S. Government and investment grade corporate bonds have multiple market makers in addition to readily observable market value indicators such as expected credit spread, except for Treasury securities, over the yield curve. The Company uses a variety of pricing sources to value fixed income securities including those securities that have pay down/prepay features such as mortgage-backed securities and asset-backed securities in order to ensure fair and accurate pricing. The fair value estimates for the investment grade securities in the Company’s portfolio do not use significant unobservable inputs or modeling techniques.
U.S. Government and Agency Securities. U.S. government and agency securities consist primarily of bonds issued by the U.S. Treasury and corporate debt issued by agencies such as the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal Home Loan Bank. As the fair values of U.S. Treasury securities are based on unadjusted market prices in active markets, they are classified within Level 1. The fair values of U.S. government agency securities are priced using the spread above the risk-free yield curve. As the yields for the risk-free yield curve and the spreads for these securities are observable market inputs, the fair values of U.S. government agency securities are classified within Level 2.
Municipal Securities. The Company’s municipal portfolio consists of bonds issued by U.S. domiciled state and municipality entities. The fair value of these securities is determined using spreads obtained from broker-dealers, trade prices and the new issue market which are Level 2 inputs in the fair value hierarchy. Consequently, these securities are classified within Level 2.
Non-U.S. Government. The issuers for securities in this category are non-U.S. governments and their agents including, but not limited to, the U.K., Australia, Canada, France and Germany. The fair values of certain non-U.S. government bonds, primarily sourced from international indices, are based on unadjusted market prices in active markets and are therefore classified within Level 1. The remaining non-U.S. government bonds are classified within Level 2 as they are not actively traded. The fair values of the non-U.S. agency securities, again primarily sourced from international indices, are priced using the spread above the risk-free yield curve. As the yields for the risk-free yield curve and the spreads for these securities are observable market inputs, the fair values of non-U.S. agency securities are classified within Level 2. In addition, foreign government securities include a portion of the Emerging Market Debt (“EMD”) portfolio which is also classified within Level 2.

Corporate. Corporate securities consist primarily of short-term, medium-term and long-term debt issued by U.S. and foreign corporations covering a variety of industries and are generally priced by index providers and pricing vendors. Some issuers may participate in government programs which guarantee timely payment of principal and interest in the event of a default. The fair values of these securities are generally determined using the spread above the risk-free yield curve. Inputs used in the evaluation of these securities include credit data, interest rate data, market observations and sector news, broker-dealer quotes and trade volumes. In addition, corporate securities include a portion of the EMD portfolio. The Company classifies these securities within Level 2.
Mortgage-backed Securities. Residential and commercial mortgage-backed securities consist of bonds issued by the Government National Mortgage Association, the FNMA and the FHLMC. The fair values of these securities are determined through the use of a pricing model (including Option Adjusted Spread) which uses prepayment speeds and spreads to determine the appropriate average life of the mortgage-backed security. These spreads are generally obtained from broker-dealers, trade prices and the new issue market. As the significant inputs used to price mortgage-backed securities are observable market inputs, these securities are classified within Level 2.
Asset-backed Securities. Asset-backed securities are securities backed by notes or receivables against assets other than real estate. The underlying collateral for the Company’s asset-backed securities consists mainly of student loans, automobile loans and credit card receivables. These securities are primarily priced by index providers and pricing vendors. Inputs to the valuation process include broker-dealer quotes and other available trade information, prepayment speeds, interest rate data and credit spreads. The Company classifies these securities within Level 2.
Short-term Investments.  Short-term investments consist of highly liquid debt securities with a maturity greater than three months but less than one year from the date of purchase. Short-term investments are classified as either trading or available for sale according to the facts and circumstances of the investment held. Short-term investments are valued in a manner similar to the Company’s fixed maturity investments and are classified within Levels 1 and 2.
Privately-held Investments. Privately-held investments are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using discounted cash flow models. These models include inputs that are specific to each investment. The inputs used in the fair value measurements include dividend or interest rates and appropriate discount rates. The selection of an appropriate discount rate is judgmental and is the most significant unobservable input used in the valuation of these securities. A significant increase (decrease) in this input in isolation could result in significantly lower (higher) fair value measurement for privately-held investments. In order to assess the reasonableness of the inputs the Company uses in the discounted cash flow models, the Company maintains an understanding of current market conditions, issuer specific information that may impact future cash flows as well as collaboration with independent vendors for most securities to assess the reasonableness of the discount rate being used.
Commercial Mortgage Loans. Commercial mortgage loans consist of investments in properties including apartments, hotels, office and retail buildings, other commercial properties and industrial properties. The commercial mortgage loan portfolio is diversified by property type, geographic region and issuer to reduce risks. Commercial Mortgage Loans are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using discounted cash flow models and are classified as Level 3.
Middle Market Loans and Other Private Debt. The middle market loans consist of investments in senior secured loan positions with full covenants, focused on the middle market in both U.S., Europe and the Caribbean. The other private debt consists of debt securities issued to private investment funds. The middle market loan and other private debt portfolio is diversified by industry type, geographic region and issuer to reduce risks. Middle market loans and other private debt are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using discounted cash flow models and are classified as Level 3.
Asset-backed Securities. Asset-backed securities represent interests in underlying pools of diversified referenced assets that are collateralized and backed by future cash flows and these securities are performing. Asset-backed securities are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using discounted cash flow models and are classified as Level 3.
Global Corporate Securities. The global corporate securities portfolio consists of debt securities issued by U.S. and foreign corporations. The global corporate securities are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using discounted cash flow models and are classified as Level 3.
Short-term Investments — Privately-held. Short-term investments which are classified as privately-held consist of debt securities with a maturity greater than three months but less than one year from the debt of purchase. Short-term investments are initially valued at cost or transaction value which approximates fair value. In subsequent measurement periods, the fair values of these securities are determined using discounted cash flow models and are classified as Level 3.
The following table summarizes the quantitative inputs and assumptions used for financial assets categorized as Level 3 under the fair value hierarchy as at December 31, 2024:

At December 31, 2024	Fair Value Level 3	Valuation Techniques	Unobservable Inputs	Ranges			Weighted Average
	($ in millions)
Privately-held investments, available for sale
Asset-backed securities	$24.2	Discounted cash flow	Discount rate	5.5%	—	9.5%	7.1%
Privately-held investments, trading
Commercial mortgage loans	79.7	Discounted cash flow	Discount rate	3.8%	—	11.9%	5.7%
Middle market loans and other private debt	61.0	Discounted cash flow	Discount rate	7.2%	—	18.0%	9.8%
Asset-backed securities	127.6	Discounted cash flow	Discount rate	5.4%	—	8.3%	6.6%
Global corporate securities	14.1	Discounted cash flow	Discount rate	6.7%	—	6.7%	6.7%
Global corporate securities	4.4	Transaction value	n/a	n/a		n/a	n/a
Total	$311.0
Catastrophe Bonds.  Catastrophe bonds are variable rate fixed income instruments with redemption values adjusted based on the occurrence of a covered event, usually windstorms and earthquakes. Catastrophe bonds are classified as trading and reported at fair value. Catastrophe bonds are priced using an average of multiple broker-dealer quotes and as such, are classified as Level 2.
Foreign Exchange Contracts.  The foreign exchange contracts which the Company uses to mitigate currency risk are characterized as OTC due to their customized nature and the fact that they do not trade on a major exchange. These instruments trade in a very deep liquid market, providing substantial price transparency and accordingly are classified as Level 2.
Derivative Liabilities - Loss Portfolio Transfer. The LPT embedded derivative is valued using the Black-Scholes model. The two primary inputs of this model are expected claim settlement patterns and expected return of the investment portfolio above a fixed minimum rate over the specified time horizon. The expected claim settlement pattern is determined on an actuarial basis for the cohort of business within scope of the LPT and is consistent with the patterns used in the valuation of technical provisions. The expected return of the investment portfolio, above a fixed minimum rate, directly impacts on the LPT derivative valuation and is subject to changes in the market conditions. In order to assess the reasonableness of the inputs, the Company updates the expected claim settlement patterns on a regular basis while maintaining an understanding of the current market conditions. The LPT embedded derivative is classified as Level 3.
Other Investments. The Company’s other investments represent primarily our investments in investment funds operating strategies across real estate, infrastructure and direct lending. Adjustments to the fair values are made based on the net asset value of the investments. The net valuation criteria established by the manager of such investments are established in accordance with the governing documents and the asset manager’s valuation guidelines, which include: the discounted cash flows method and the performance multiple approach, which uses a multiple derived from market data of comparable companies or assets to produce operating performance metrics. Alternative valuation methodologies may be employed for investments with unusual characteristics. As the Company is measuring the fair value of these investments using the net asset value per share as a practical expedient, they have not been classified in the fair value hierarchy.
7.Reinsurance
The Company purchases retrocession and reinsurance to limit and diversify the Company’s risk exposure and to increase its own insurance and reinsurance underwriting capacity. These agreements provide for recovery of losses and loss adjustment expenses from reinsurers. The Company remains liable to the extent that reinsurers do not meet their obligations under these agreements. In line with its risk management objectives, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.
Balances pertaining to reinsurance transactions are reported “gross” on the consolidated balance sheet, meaning that reinsurance recoverable on unpaid losses and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets. For more information on reinsurance recoverables, refer to Note 22, “Concentrations of Credit Risk — Reinsurance recoverables” and Note 10, “Reserve for Losses and Loss Adjustment Expenses” of these consolidated financial statements.

The effect of assumed and ceded reinsurance on premiums written, premiums earned and losses and loss adjustment expenses for the twelve months ended December 31, 2024, 2023 and 2022 was as follows:

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions)
Premiums written:
Insurance	$2,723.5	$2,446.6	$2,531.7
Reinsurance	1,885.8	1,521.0	1,807.0
Ceded	(1,666.7)	(1,385.7)	(1,442.7)
Net written premiums	$2,942.6	$2,581.9	$2,896.0

Premiums earned:
Insurance	$2,565.7	$2,444.8	$2,370.8
Reinsurance	1,822.1	1,562.0	1,617.2
Ceded	(1,498.1)	(1,392.3)	(1,299.3)
Net earned premiums	$2,889.7	$2,614.5	$2,688.7

Losses and loss adjustment expenses:
Insurance	$1,759.1	$1,644.5	$1,574.2
Reinsurance	915.8	707.2	939.5
Ceded	(957.1)	(798.7)	(833.7)
Losses and loss adjustment expenses	$1,717.8	$1,553.0	$1,680.0
Current expected credit loss model (“CECL”). As at December 31, 2024, the Company’s allowance for expected credit losses was $27.5 million (2023 — $3.7 million). For the twelve months ended December 31, 2024 there was a $23.8 million increase in the CECL allowance on reinsurance recoverables (2023 — no change, 2022 — $0.4 million increase).
The Company is potentially exposed to concentrations of credit risk in respect of amounts recoverable from reinsurers, refer to Note 22, “Concentrations of Credit Risk — Reinsurance recoverables” of these consolidated financial statements for more detail.
8.Derivative Contracts
The following table summarizes information on the location and amounts of derivative fair values on the consolidated balance sheet as at December 31, 2024 and 2023:

		As at December 31, 2024		As at December 31, 2023
Derivatives Not Designated as Hedging Instruments Under ASC 815	Balance Sheet Location	Notional Amount	Fair Value	Notional Amount	Fair Value
		($ in millions)		($ in millions)
Foreign Exchange Contracts	Derivative assets	$550.0	$17.0	$1,262.1	$31.4
Foreign Exchange Contracts (1)	Derivative liabilities	$1,036.9	$(41.7)	$540.8	$(9.3)
Loss Portfolio Transfer Liability - Embedded Derivative (2)	Derivative liabilities	$—	$(3.6)	$—	$(16.5)
________________
(1)Fair value is net of $0.8 million of cash collateral (December 31, 2023 — $3.4 million).
(2)The LPT contains an embedded derivative within the contract in relation to the variable interest crediting rate.

		As at December 31, 2024		As at December 31, 2023
Derivatives Designated as Cash Flow Hedges Under ASC 815	Balance Sheet Location	Notional Amount	Fair Value	Notional Amount	Fair Value
		($ in millions)		($ in millions)
Foreign Exchange Contracts	Derivative assets	$—	$—	$76.9	$0.3
Foreign Exchange Contracts (1)	Derivative liabilities	$158.0	$(4.2)	$—	$—
________________
(1)Fair value is net of $2.0 million of cash collateral (December 31, 2023 — $Nil ).
The following table provides the unrealized and realized (losses)/gains recorded in the consolidated statements of operations and other comprehensive income for derivatives that are not designated or designated as hedging instruments under ASC 815 — “Derivatives and Hedging” for the twelve months ended December 31, 2024 and 2023:

		Amount of (Loss)/Gain Recognized on Derivatives
		For the Twelve Months Ended
	Location of (Loss)/Gain Recognized on Derivatives	December 31, 2024	December 31, 2023
Derivatives not designated as hedges		($ in millions)
Foreign Exchange Contracts	Change in Fair Value of Derivatives	$(34.0)	$10.9
Loss Portfolio Transfer Liability - Embedded Derivative	Change in Fair Value of Derivatives	$12.9	$15.2

Derivatives designated as cash flow hedges
Foreign Exchange Contracts	General, administrative and corporate expenses in consolidated statement of operations	$(0.9)	$(8.1)
Foreign Exchange Contracts	Net change gross of tax from current period hedged transactions in other comprehensive income	$(6.5)	$(14.0)
Foreign Exchange Contracts. The Company uses foreign exchange contracts to manage foreign currency risk associated with our operating expenses but also foreign exchange risk associated with net assets or liabilities in currencies other than the U.S. dollar. A foreign exchange contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign exchange contracts will not eliminate fluctuations in the value of the Company’s assets and liabilities denominated in foreign currencies but rather allow it to establish a rate of exchange for a future point in time.
As at December 31, 2024, the Company held foreign exchange contracts that were not designated as hedges under ASC 815 with an aggregate nominal amount of $1,586.9 million (2023 — $1,802.9 million). The foreign exchange contracts are recorded as derivative assets or derivative liabilities in the consolidated balance sheet with changes recorded as a change in fair value of derivatives in the consolidated statement of operations. For the twelve months ended December 31, 2024, the impact of foreign exchange contracts on net income was a loss of $34.0 million (December 31, 2023 — gain of $10.9 million).
As at December 31, 2024, the Company held foreign exchange contracts that were designated as cash flow hedges under ASC 815 with an aggregate notional amount of $158.0 million (2023 — $76.9 million). The foreign exchange contracts are recorded as derivative assets or derivative liabilities in the consolidated balance sheet with the changes in fair value recorded in other comprehensive income. For the twelve months ended December 31, 2024 the company recognized a loss of $6.5 million (December 31, 2023 — loss of $14.0 million) in other comprehensive income.

As the foreign exchange contracts settle, the realized gain or loss is reclassified from other comprehensive income into general, administrative and corporate expenses in the consolidated statement of operations. For the twelve months ended December 31, 2024, the amount recognized within general, administrative and corporate expenses for settled foreign exchange contracts was a realized loss of $0.9 million (December 31, 2023 — loss of $8.1 million). The Company estimates that $6.2 million of the existing losses as at December 31, 2024 is expected to be reclassified into earnings within the next 12 months.
Embedded derivative on loss portfolio contract. The loss portfolio transfer contract includes a funds withheld arrangement that provides returns to the reinsurer based on Aspen’s investment performance, guaranteeing a minimum of 1.75% return. Such funds withheld arrangements are examples of embedded derivatives and therefore this instrument is accounted for as an option-based derivative. For the twelve months ended December 31, 2024, the amount recognized as a change in fair value of derivatives in the consolidated statement of operations is a gain of $12.9 million (December 31, 2023 — gain of $15.2 million).
9.Deferred Acquisition Costs
The following table represents a reconciliation of beginning and ending deferred acquisition costs for the twelve months ended December 31, 2024 and 2023:

	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
	($ in millions)
Balance at the beginning of the period	$296.2	$319.0
Acquisition costs deferred	446.1	357.4
Amortization of deferred acquisition costs	(420.2)	(380.2)
Balance at the end of the period	$322.1	$296.2

10.Reserve for Losses and Loss Adjustment Expenses
The following table represents a reconciliation of beginning and ending consolidated reserve for losses and loss adjustment expenses for the twelve months ended December 31, 2024, 2023 and 2022:

	As at December 31,
	2024	2023	2022
	($ in millions)
Reserve for losses and LAE at the start of the year	$7,810.6	$7,710.9	$7,611.8
Less reinsurance recoverable	(4,577.8)	(4,897.7)	(3,298.1)
Net reserve for losses and LAE at the start of the year	3,232.8	2,813.2	4,313.7

Net loss and LAE expenses disposed (1)	—	—	(1,840.1)
Movement in net reserve for losses and LAE for claims incurred:
Current year	1,682.2	1,492.2	1,651.9
Prior years	35.6	60.8	28.1
Total incurred	1,717.8	1,553.0	1,680.0
Net Losses and LAE payments for claims incurred:
Current year	(200.2)	(161.1)	(192.7)
Prior years	(741.3)	(1,011.9)	(1,098.4)
Total paid	(941.5)	(1,173.0)	(1,291.1)

Foreign exchange (gains)/losses	(58.5)	39.6	(49.3)

Net reserve for losses and LAE at the end of the year	3,950.6	3,232.8	2,813.2
Plus reinsurance recoverable on unpaid losses at the end of the year	4,172.0	4,577.8	4,897.7
Reserve for losses and LAE at the end of the year	$8,122.6	$7,810.6	$7,710.9
________________
(1)Net loss and LAE expenses disposed of $1,840.1 million represent the net loss reserves as at May 20, 2022 (“Closing Date”) for losses in relation to 2019 and prior accident years, in addition to the $770.0 million of ceded reserves under the previous ADC agreement, recognizing a total recoverable of $2,610.1 million. These reserves were rolled forward from the initial effective date of September 30, 2021, at which time the net losses reserves were $3,120.0 million.
As at December 31, 2024, the total amount recoverable from Enstar under the LPT was $1,190.9 million (December 31, 2023 — $1,627.4 million) which includes claims paid and reserve development since the Closing Date.
For the twelve months ended December 31, 2024, there was an increase of $35.6 million in the Company’s estimate of the ultimate claims to be paid in respect of prior accident years compared to an increase of $60.8 million for the twelve months ended December 31, 2023.
The following tables show an analysis of incurred claims and allocated loss adjustment expenses, net of reinsurance and cumulative paid claims and allocated claim adjustment expenses, net of reinsurance for each of the years ended December 31, 2015 through 2024. Under the LPT agreement, the Company has reinsured net losses incurred on all accident years 2019 and prior. This has resulted in IBNR in the loss development triangles for 2019 and prior to be Nil. The loss development triangles are derived from all business written by the Company as although a limited number of contracts are written which have durations of greater than one year the contracts do not meet the definition of a long duration contract. All amounts included in the following tables related to transactions denominated in a foreign currency have been translated into U.S. Dollars using the exchange rates in effect at December 31, 2024.

The Company has chosen to disaggregate the business in its Insurance segment, for the purposes of these loss development triangles as: Property; Casualty; Marine, Aviation and Energy; and Financial and Professional insurance lines. The Company considers that this presentation of its Insurance lines loss development triangles more precisely reflects meaningful trending information. The Company presents its loss development triangles for the Reinsurance segment in line with the reportable reinsurance lines: Property Catastrophe and Other Property; Casualty; and Specialty.

	Property Insurance Lines
	Incurred Claims, IBNR and Loss Adjustment Expenses, Net of Reinsurance										As at December 31, 2024
											Total of IBNR Plus Expected Development on Reported Claims
	For the Years Ended December 31,											Cumulative Number of Reported Claims
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$236.0	$201.7	$196.5	$198.8	$199.4	$196.3	$192.3	$192.3	$192.3	$192.3	$—	11,558
2016		235.8	246.8	241.8	243.1	244.4	233.4	232.6	232.6	232.6	—	10,752
2017			292.5	255.6	248.8	250.1	272.1	180.4	180.4	180.4	—	9,711
2018				198.7	200.8	184.8	194.7	184.4	184.4	184.4	—	8,202
2019					124.3	128.3	102.2	189.0	189.0	189.0	—	6,863
2020						202.0	197.5	207.0	212.5	213.0	23.0	7,648
2021							206.3	201.0	194.6	191.1	9.2	6,770
2022								166.0	173.2	170.9	13.5	5,801
2023									150.8	130.1	44.3	4,056
2024										132.6	84.2	1,879
									Total	$1,816.4

	Property Insurance Lines
	Cumulative Paid Claims and Allocated Loss Adjustment Expenses, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$56.7	$140.2	$167.4	$176.4	$192.6	$191.3	$192.3	$192.3	$192.3	$192.3
2016		66.3	167.3	199.5	221.0	230.3	233.4	232.6	232.6	232.6
2017			95.5	186.4	219.0	239.7	233.6	180.4	180.4	180.4
2018				60.9	156.1	178.4	172.1	184.4	184.4	184.4
2019					48.5	89.9	97.7	189.0	189.0	189.0
2020						60.7	123.7	151.2	169.0	178.2
2021							58.4	119.2	150.6	162.9
2022								41.0	113.2	143.4
2023									29.8	65.2
2024										19.1
									Total	$1,547.5

		All outstanding liabilities for 2015 and subsequent years, net of reinsurance								$268.9
			All outstanding liabilities before 2015, net of reinsurance							—
		Liabilities for claims and claim adjustment expenses, net of reinsurance								$268.9

	Casualty Insurance Lines
	Incurred Claims, IBNR and Loss Adjustment Expenses, Net of Reinsurance										As at December 31, 2024
											Total of IBNR Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$199.8	$219.8	$182.3	$199.4	$232.0	$230.3	$255.6	$178.9	$178.9	$178.9	$—	4,843
2016		213.3	184.3	179.4	185.8	196.9	241.3	122.9	122.9	122.9	—	4,850
2017			177.9	171.4	175.1	192.5	213.3	60.2	60.2	60.2	—	5,536
2018				120.4	123.3	133.3	162.6	42.6	42.6	42.6	—	5,500
2019					122.9	145.2	152.0	48.1	48.1	48.1	—	5,217
2020						131.8	140.4	139.4	145.5	151.8	38.1	3,888
2021							171.9	186.9	196.1	194.6	81.7	3,679
2022								202.4	212.9	208.7	119.4	3,594
2023									223.1	233.8	156.0	3,105
2024										235.6	203.2	1,782
									Total	$1,477.2

	Casualty Insurance Lines
	Cumulative Paid Claims and Allocated Loss Adjustment Expenses, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$3.1	$16.6	$55.7	$91.0	$136.2	$165.0	$178.9	$178.9	$178.9	$178.9
2016		4.1	22.3	39.1	80.6	107.2	122.0	122.9	122.9	122.9
2017			3.5	22.5	51.8	94.8	88.1	60.2	60.2	60.2
2018				3.1	27.5	42.1	57.3	42.6	42.6	42.6
2019					6.2	17.2	63.7	48.1	48.1	48.1
2020						—	9.3	36.0	61.1	91.5
2021							3.1	23.3	53.5	91.3
2022								8.9	26.6	46.4
2023									5.5	3.3
2024										36.0
									Total	$721.2

		All outstanding liabilities for 2015 and subsequent years, net of reinsurance								$756.0
		All outstanding liabilities before 2015, net of reinsurance								—
		Liabilities for claims and claim adjustment expenses, net of reinsurance								$756.0

	Marine, Aviation and Energy Insurance Lines
	Incurred Claims, IBNR and Loss Adjustment Expenses, Net of Reinsurance										As at December 31, 2024
											Total of IBNR Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$294.2	$296.0	$278.7	$283.6	$307.2	$309.9	$317.2	$266.0	$266.0	$266.0	$—	4,079
2016		257.8	228.1	226.4	227.0	216.8	218.6	196.2	196.2	196.2	—	4,437
2017			208.5	199.5	206.0	213.6	224.9	135.3	135.3	135.3	—	6,080
2018				169.3	206.4	207.5	234.5	149.9	149.9	149.9	—	5,201
2019					144.6	152.2	122.7	107.0	107.0	107.0	—	3,699
2020						109.6	110.7	125.0	126.1	150.9	33.5	3,866
2021							92.2	95.1	94.7	96.5	11.9	4,787
2022								107.2	105.3	112.7	25.7	5,410
2023									116.6	110.3	20.8	3,997
2024										109.6	62.3	2,358
									Total	$1,434.4

	Marine, Aviation and Energy Insurance Lines
	Cumulative Paid Claims and Allocated Loss Adjustment Expenses, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$44.5	$122.2	$172.6	$192.2	$220.1	$255.8	$267.5	$266.0	$266.0	$266.0
2016		30.9	81.7	140.6	162.3	188.7	191.7	196.2	196.2	196.2
2017			40.0	97.1	139.7	167.7	149.3	135.3	135.3	135.3
2018				26.6	104.2	132.5	150.5	149.9	149.9	149.9
2019					33.3	72.1	89.3	107.0	107.0	107.0
2020						28.5	66.4	88.5	100.9	109.2
2021							23.5	52.2	64.4	70.4
2022								24.9	57.5	73.5
2023									27.8	73.2
2024										32.4
									Total	$1,213.1

		All outstanding liabilities for 2015 and subsequent years, net of reinsurance								$221.3
			All outstanding liabilities before 2015, net of reinsurance							—
		Liabilities for claims and claim adjustment expenses, net of reinsurance								$221.3

	Financial and Professional Insurance Lines
	Incurred Claims, IBNR and Loss Adjustment Expenses, Net of Reinsurance										As at December 31, 2024
											Total of IBNR Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$171.7	$173.0	$183.1	$187.0	$188.0	$183.0	$195.8	$144.4	$144.4	$144.4	$—	1,082
2016		188.1	209.1	213.5	199.6	182.8	184.3	133.0	133.0	133.0	—	1,244
2017			203.7	179.7	184.6	185.2	206.8	134.4	134.4	134.4	—	1,758
2018				153.6	169.3	150.7	159.7	109.7	109.7	109.7	—	4,645
2019					245.9	258.1	236.3	130.8	130.8	130.8	—	23,819
2020						345.2	345.5	336.2	349.8	352.2	73.7	106,042
2021							283.9	301.6	293.5	294.8	86.2	34,963
2022								314.1	299.8	268.6	121.3	3,356
2023									338.5	347.6	169.1	3,385
2024										423.2	292.3	3,756
									Total	$2,338.7

	Financial and Professional Insurance Lines
	Cumulative Paid Claims and Allocated Loss Adjustment Expenses, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$13.6	$43.2	$69.7	$88.7	$108.8	$137.7	$150.1	$144.4	$144.4	$144.4
2016		14.8	70.6	100.7	128.7	124.6	129.2	133.0	133.0	133.0
2017			27.0	50.9	82.7	115.8	133.5	134.4	134.4	134.4
2018				18.3	72.3	97.6	109.8	109.7	109.7	109.7
2019					26.8	86.2	120.4	130.8	130.8	130.8
2020						47.3	120.8	173.7	225.0	240.0
2021							43.1	90.0	131.1	161.9
2022								17.7	75.1	113.4
2023									21.3	100.6
2024										89.2
									Total	$1,357.4

		All outstanding liabilities for 2015 and subsequent years, net of reinsurance								$981.3
			All outstanding liabilities before 2015, net of reinsurance							—
		Liabilities for claims and claim adjustment expenses, net of reinsurance								$981.3

	Property Catastrophe and Other Property Reinsurance
	Incurred Claims, IBNR and Loss Adjustment Expenses, Net of Reinsurance										As at December 31, 2024
											Total of IBNR Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$206.7	$181.1	$171.5	$151.4	$166.8	$166.9	$173.0	$151.9	$151.9	$151.9	$—	1,045
2016		257.2	257.2	256.8	236.3	231.8	224.3	221.7	221.7	221.7	—	1,281
2017			544.8	524.9	508.1	496.9	568.9	431.8	431.8	431.8	—	1,940
2018				303.7	329.7	320.5	511.7	283.0	283.0	283.0	—	1,804
2019					209.9	225.0	316.3	157.5	157.5	157.5	—	1,399
2020						312.2	394.2	340.7	352.9	365.2	5.2	1,436
2021							637.7	461.2	479.8	472.5	4.9	1,518
2022								380.5	378.9	372.1	43.6	1,475
2023									223.6	215.0	40.4	1,104
2024										254.5	135.5	737
									Total	$2,925.2

	Property Catastrophe and Other Property Reinsurance
	Cumulative Paid Claims and Allocated Loss Adjustment Expenses, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$35.6	$92.4	$122.0	$135.0	$151.9	$154.2	$155.6	$151.9	$151.9	$151.9
2016		54.7	157.1	196.8	207.0	219.5	224.3	221.7	221.7	221.7
2017			122.6	353.3	410.7	434.1	407.3	431.8	431.8	431.8
2018				121.4	266.8	265.6	258.0	283.0	283.0	283.0
2019					28.0	134.1	158.8	157.5	157.5	157.5
2020						41.1	162.2	232.7	306.0	306.0
2021							74.6	229.2	351.5	414.8
2022								63.3	193.6	261.3
2023									43.9	103.8
2024										32.8
									Total	$2,364.6

		All outstanding liabilities for 2015 and subsequent years, net of reinsurance								$560.6
			All outstanding liabilities before 2015, net of reinsurance							—
		Liabilities for claims and claim adjustment expenses, net of reinsurance								$560.6

	Casualty Reinsurance
	Incurred Claims, IBNR and Loss Adjustment Expenses, Net of Reinsurance										As at December 31, 2024
											Total of IBNR Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$188.9	$195.2	$204.9	$207.6	$205.5	$201.9	$192.2	$115.2	$115.2	$115.2	$—	2,090
2016		226.6	238.7	238.3	248.4	255.8	246.6	135.2	135.2	135.2	—	2,268
2017			238.4	236.4	246.9	246.3	257.7	109.6	109.6	109.6	—	2,346
2018				223.7	252.6	260.6	251.2	91.7	91.7	91.7	—	2,262
2019					230.1	250.8	241.5	52.2	52.2	52.2	—	1,939
2020						250.2	231.2	195.8	178.2	187.2	42.4	1,563
2021							203.5	213.8	203.6	199.4	63.2	1,594
2022								246.6	247.8	246.0	138.5	1,650
2023									268.3	267.7	187.6	1,565
2024										286.9	260.0	848
									Total	$1,691.1

	Casualty Reinsurance
	Cumulative Paid Claims and Allocated Loss Adjustment Expenses, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$3.3	$17.4	$37.5	$64.4	$88.0	$106.8	$115.2	$115.2	$115.2	$115.2
2016		8.7	32.6	62.4	94.2	123.8	135.4	135.2	135.2	135.2
2017			8.7	29.9	58.1	96.0	109.5	109.6	109.6	109.6
2018				7.0	33.0	72.6	91.8	91.7	91.7	91.7
2019					9.1	36.0	52.0	52.2	52.2	52.2
2020						8.9	27.3	43.5	70.7	100.9
2021							7.7	36.8	63.3	96.4
2022								9.1	30.7	59.6
2023									8.2	35.0
2024										9.4
									Total	$805.2

		All outstanding liabilities for 2015 and subsequent years, net of reinsurance								$885.9
			All outstanding liabilities before 2015, net of reinsurance							—
		Liabilities for claims and claim adjustment expenses, net of reinsurance								$885.9

	Specialty Reinsurance
	Incurred Claims, IBNR and Loss Adjustment Expenses, Net of Reinsurance										As at December 31, 2024
											Total of IBNR Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$161.6	$164.5	$159.3	$154.0	$152.5	$148.1	$147.9	$129.2	$129.2	$129.2	$—	775
2016		233.9	234.7	232.7	225.9	221.0	208.8	185.8	185.8	185.8	—	943
2017			372.6	385.9	370.0	359.1	352.6	303.3	303.3	303.3	—	1,337
2018				389.3	388.9	387.4	412.0	322.3	322.3	322.3	—	1,428
2019					468.6	491.7	396.9	398.6	398.6	398.6	—	1,557
2020						411.2	598.7	372.9	377.1	369.5	15.1	1,519
2021							155.2	150.3	140.0	136.4	24.3	1,385
2022								192.6	191.6	196.2	98.9	1,458
2023									140.7	144.3	73.0	1,188
2024										153.5	125.6	803
									Total	$2,339.1

	Specialty Reinsurance
	Cumulative Paid Claims and Allocated Loss Adjustment Expenses, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	Unaudited Prior Years
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
	($ in millions)
2015	$17.2	$54.6	$101.6	$118.6	$127.1	$130.1	$129.9	$129.2	$129.2	$129.2
2016		57.9	148.8	162.7	180.5	190.6	192.0	185.8	185.8	185.8
2017			93.8	236.6	267.8	302.4	303.3	303.3	303.3	303.3
2018				26.5	277.9	310.6	322.1	322.3	322.3	322.3
2019					272.2	379.0	396.9	398.6	398.6	398.6
2020						212.5	269.2	289.6	310.1	333.0
2021							28.0	52.8	75.2	87.9
2022								25.3	52.6	74.3
2023									22.3	48.1
2024										14.0
									Total	$1,896.5

		All outstanding liabilities for 2015 and subsequent years, net of reinsurance								$442.6
			All outstanding liabilities before 2015, net of reinsurance							—
		Liabilities for claims and claim adjustment expenses, net of reinsurance								$442.6

Reconciliation of Incurred and Paid Claims Development to total Reserve for Losses and LAE

	As at December 31, 2024	As at December 31, 2023
	($ in millions)	($ in millions)
Net outstanding liabilities:
Insurance lines
- Property insurance lines	268.9	270.8
- Casualty insurance lines	756.0	636.5
- Marine, aviation and energy insurance lines	221.3	194.5
- Financial and professional insurance lines	981.3	837.6
Total insurance lines	$2,227.5	$1,939.4

Reinsurance lines
- Property catastrophe and other property reinsurance	560.6	562.3
- Casualty reinsurance	885.9	733.6
- Specialty reinsurance	442.6	394.3
Total reinsurance lines	$1,889.1	$1,690.2

Net loss and LAE	$4,116.6	$3,629.6

Reinsurance recoverable on unpaid losses:
Insurance lines	2,698.0	2,821.6
Reinsurance lines	1,474.0	1,756.2
Total reinsurance recoverable on unpaid losses	$4,172.0	$4,577.8

Deferred gain on retroactive contracts	61.2	27.3
Unallocated claims incurred	58.0	47.9
Other reinsurance balances recoverable (1)	(311.7)	(489.1)
Carbon syndicate reserves	26.5	16.7
Other	—	0.4
	$(166.0)	$(396.8)

Reserve for losses and LAE at the end of the year	$8,122.6	$7,810.6
________________
(1)Other reinsurance balances recoverable primarily include short term recoverables to be collected.
Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance (unaudited)

Years	1	2	3	4	5	6	7	8	9	10

Property insurance lines	29.0%	38.0%	13.7%	12.2%	3.3%	(5.8)%	—%	—%	—%	—%
Casualty insurance lines	4.1%	19.1%	32.2%	23.4%	3.5%	(3.6)%	2.1%	—%	—%	—%
Marine, aviation and energy insurance lines	23.1%	34.5%	19.6%	11.7%	2.6%	0.9%	1.7%	(0.2)%	—%	—%
Financial and professional insurance lines	14.0%	28.4%	19.6%	14.7%	4.7%	4.8%	2.9%	(1.3)%	—%	—%
Property catastrophe and other property reinsurance	21.5%	42.7%	16.2%	6.9%	3.2%	1.9%	(0.1)%	(0.8)%	—%	—%
Casualty reinsurance	6.1%	19.2%	21.6%	19.1%	11.8%	5.0%	1.8%	—%	—%	—%
Specialty reinsurance	26.7%	32.8%	12.7%	7.6%	3.1%	0.6%	(0.9)%	(0.2)%	—%	—%

11.Income Taxes
Aspen Holdings and Aspen Bermuda are incorporated under the laws of Bermuda. Under Bermuda law, the corporate tax rate is currently zero and, as a result, Aspen Holdings and Aspen Bermuda are not taxed on any Bermudian income or capital gains. On December 27, 2023, the Corporate Income Tax Act 2023 received Royal Assent in Bermuda, introducing a 15% corporate tax that applies to Bermuda businesses that are part of multinational enterprise groups. This new corporate tax takes effect for accounting periods beginning on or after January 1, 2025. We have adjusted our deferred tax to account for provisions within the Corporate Income Tax Act that allow for an equitable transition to the new regime including the Economic Transition Adjustments (“ETA”) and opening tax loss carryforward (“OTLC”).
The Company’s U.S. operating companies were subject to a U.S. federal income tax rate of 21%.
The Company’s U.K. operating companies were taxed at the effective U.K. corporate tax rate of 25.0%. The U.K. tax rate changed on April 1, 2023 from 19% to 25%.
Total income tax (benefit)/expense for the twelve months ended December 31, 2024, 2023 and 2022 was allocated as follows:

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions)
Income tax (benefit) allocated to net income	$(22.0)	$(132.1)	$(78.1)
Income tax expense/(benefit) allocated to other comprehensive income	3.3	20.6	(23.9)
Total income tax (benefit)	$(18.7)	$(111.5)	$(102.0)
Income/(loss) from operations before income taxes and income tax expense/(benefit) attributable to that income/(loss) for the twelve months ended December 31, 2024, 2023 and 2022 is provided in the tables below:

	Twelve Months Ended December 31, 2024
	Income before tax	Current tax expense	Deferred tax expense/(benefit)	Total income tax expense/(benefit)
	($ in millions)
Bermuda (1)	$85.3	$—	$1.3	$1.3
U.S. (2)	269.0	62.7	(4.4)	58.3
U.K. (3)	106.9	3.9	(85.3)	(81.4)
Other (4)	2.9	—	(0.2)	(0.2)
Total	$464.1	$66.6	$(88.6)	$(22.0)

	Twelve Months Ended December 31, 2023
	Income before tax	Current tax expense	Deferred tax (benefit)/expense	Total income tax (benefit)/expense
	($ in millions)
Bermuda	$148.8	$—	$(201.1)	$(201.1)
U.S.	236.3	52.4	3.0	55.4
U.K.	0.7	5.3	0.1	5.4
Other	16.8	7.9	0.3	8.2
Total	$402.6	$65.6	$(197.7)	$(132.1)

	Twelve Months Ended December 31, 2022
	(Loss)/Income before tax	Current tax expense	Deferred tax (benefit)	Total income tax (benefit)/expense
	($ in millions)
Bermuda	$(103.3)	$—	$—	$—
U.S	34.8	14.8	(102.9)	(88.1)
U.K.	62.4	7.0	—	7.0
Other	(20.9)	4.7	(1.7)	3.0
Total	$(27.0)	$26.5	$(104.6)	$(78.1)
________________
(1)We have recorded a deferred tax asset in Bermuda consisting of $158.9 million (2023 — $156.6 million) in respect of the ETA and $40.0 million (2023 — $44.5 million) in respect of an OTLC as a result of the newly enacted Corporate Income Tax Act 2023 in Bermuda. The ETA election allows for an adjustment equal to the difference between the fair market value and carrying value of assets and liabilities. The OTLC allows losses from year 2020 to 2024 to be carried forward. We expect this deferred tax asset to be utilized predominantly over a 10-year period. We expect to incur and pay increased taxes in Bermuda beginning in 2025.
(2)The U.S. current tax expense of $62.7 million (2023 — $52.4 million) includes $0.2 million (2023 — $0.9 million) of Base Erosion and Anti-abuse Tax.
(3)The U.K. deferred tax benefit of $85.3 million includes a change in the judgment of the brought-forward valuation allowance of $107.7 million.
(4)Current tax expense and deferred tax (benefit) in “Other” relates to the branches of Aspen UK and Aspen Bermuda Limited.
As noted above, the tax rate in Bermuda, the Company’s country of domicile, is currently zero. Application of the statutory income tax rate for operations in other jurisdictions produces a differential to the expected income tax (benefit)/expense as shown in the table below. The reconciliation between the income tax (benefit) and the amount that would result from applying the statutory rate for the Company for the twelve months ended December 31, 2024, 2023 and 2022 is provided in the table below:

	Twelve Months Ended December 31,
	2024	2023	2022
Income Tax Reconciliation	($ in millions)
Income tax benefit at statutory tax rate of zero percent	$—	$—	$—
Overseas statutory tax rates differential	88.1	56.3	16.8
Base erosion and anti-abuse tax (BEAT) expense	0.2	0.9	2.3
Prior year adjustments (1)	(5.9)	6.9	(2.9)
Introduction of Bermuda corporate income tax	2.2	(201.1)	—
Change in valuation allowance (2)	(106.6)	4.0	(98.9)
Impact of unrecognized tax benefits (3)	—	—	—
Australian non-resident withholding tax	—	—	1.5
Foreign exchange	0.6	(1.3)	(0.3)
Non-deductible expenses	0.3	2.5	2.4
Tax effect of OCI in income statement	—	—	6.7
Impact of changes in statutory tax rates	(0.9)	(0.3)	(5.7)
Total income tax (benefit)	$(22.0)	$(132.1)	$(78.1)
________________
(1)The submission dates for filing income tax returns for the Company’s U.S. and U.K. operating subsidiaries are after the submission date of these consolidated financial statements. Accordingly, the final tax liabilities may differ from the estimated income tax expense included in these consolidated financial statements and may result in prior year adjustments being reported. The prior period adjustments for the twelve months ended December 31, 2024 predominantly relate to the determination of the results of the U.K. operating subsidiaries and its branches. The prior period adjustments for the twelve months ended December 31, 2023 and 2022 predominantly relate to the determination of results in the U.K.
(2)The decrease in valuation allowance in 2024 related to a change in judgment about the recoverability of deferred tax assets in Aspen UK.
The decrease in valuation allowance in 2022 related to a change in judgment about the recoverability of deferred tax assets in the U.S. operating subsidiaries.
(3)In 2024, the Company did not have any unrecognized tax benefits.
Income tax returns that have been filed by the Company’s U.S. Operating Subsidiaries are subject to examination for 2021 and later tax years. The Company’s U.K. operating subsidiaries’ income tax returns are potentially subject to examination for 2023 and later tax years as these periods are considered “open” by the U.K. Tax Authority. The Company accrues interest and penalties related to an underpayment of income taxes, if applicable, as income tax expenses. The Company does not believe it will be subject to any penalties in any open tax years.

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and deferred tax liabilities are presented in the following table as at December 31, 2024 and 2023:

	As at December 31,
	2024	2023
	($ in millions)
Deferred tax assets:
Operating loss carryforwards	$181.1	$217.2
Capital loss carryforwards	17.8	9.7
Insurance reserves: Losses and loss adjustment expenses	111.2	104.1
Unrealized losses on investments	7.4	8.9
Accrued expenses	11.3	13.4
Foreign tax credit carryforwards	22.0	19.0
Insurance reserves: Unearned premiums	34.5	35.0
Intangible assets	82.7	82.9
Office properties and equipment	14.7	16.5
Operating lease liabilities	15.0	15.6
Other temporary differences	8.1	7.6
Total deferred tax assets	$505.8	$529.9
Less valuation allowance	(64.0)	(172.7)
Deferred tax assets, net of valuation allowance	$441.8	$357.2

Deferred tax liabilities:
Intangible assets	$(0.2)	$—
Deferred acquisition costs	(31.0)	(32.4)
Right-of-use operating lease assets	(10.4)	(10.4)
Insurance reserves: Losses and loss adjustment expenses	—	(0.1)
Other temporary differences	(3.4)	(3.3)
Total deferred tax (liabilities)	$(45.0)	$(46.2)

Net deferred tax assets	$396.8	$311.0
Deferred tax liabilities and assets represent the tax effect of carryforwards and temporary differences between the value of assets and liabilities for financial statement purposes and such values as measured by U.K., U.S., Bermuda and other tax laws and regulations.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences and carry forwards become deductible or creditable. Management considers the scheduled reversal of existing taxable temporary differences, carryback availability, projected future taxable income, and tax-planning strategies in making this assessment.
As at December 31, 2024, the Company has net operating losses carryforwards for U.S. federal income tax purposes of $324.8 million (2023 — $354.9 million), of which $247.2 million relates to the U.S. operating subsidiaries and $77.6 million to Aspen UK’s U.S. branch. The Company also has net operating losses carryforwards for U.K. corporate tax purposes of $249.5 million (2023 — $248.1 million), deferred syndicate losses of $29.3 million (2023 — $64.5 million profits), and losses in other jurisdictions of $86.1 million (2023 — $97.8 million losses).

The $324.8 million that are available to offset future U.S. federal taxable income will expire between 2032 and 2041. The amount of pre-merger net operating losses carryforwards that can be used each year is limited by section 382 to $6.5 million per year for Aspen UK’s U.S. branch, and $20.8 million per year for the next 15 years for the U.S. operating subsidiaries.
The net operating losses in the U.K. and other jurisdictions are available to offset future corporate income in those jurisdictions over an indefinite period.
For U.S. federal income tax purposes, the Company has capital loss carryforwards of $84.7 million, of which $51.6 million relates to the U.S. operating subsidiaries and $33.1 million to Aspen UK’s branch, expiring between 2026 and 2028.
For U.K. corporate tax purposes, the Company has foreign tax credit carryforwards of $22.0 million (2023 — $19.0 million) which are available to offset future U.K. corporate tax arising on the same foreign source of income over an indefinite period.
A valuation allowance of $22.9 million (2023 — $24.5 million) on U.S. deferred tax assets (which includes these loss carryforwards) has been recognized at December 31, 2024 relating to Aspen UK’s U.S. branch.
A valuation allowance of $26.1 million (2023 — $131.0 million) has been established against U.K. deferred tax assets.
The U.K., U.S. and other jurisdictions valuation allowance combined total is $64.0 million (2023 — $172.7 million).

12.Capital Structure
The following table provides a summary of the Company’s authorized and issued share capital as at December 31, 2024 and 2023:

	As at December 31, 2024		At December 31, 2023
	Number	$ in Thousands	Number	$ in Thousands
Authorized share capital:
Class A ordinary shares $0.001 per share (2023 — $0.001 per share)	750,000,000	$750	750,000,000	$750
Preference Shares $0.0015144558 per share	150,000,000	227	30,000,000	45
Total authorized share capital		$977		$795

Issued share capital:
Issued Class A ordinary shares $0.001 par value per share (2023 — $0.001 par value per share)	90,833,333	$91	90,833,333	$91
Issued 5.950% preference shares of $0.0015144558 par value per share each with a liquidation preference of $25 per preference share	11,000,000	17	11,000,000	17
Issued 5.625% preference shares of $0.0015144558 par value per share each with a liquidation preference of $25 per preference share	10,000,000	15	10,000,000	15
Issued 5.625% preference shares of $0.0015144558 par value per share represented by depositary shares, each with a liquidation preference of $25,000 per preference share (1)	10,000	—	10,000	—
Issued 7.000% preference shares of $0.0015144558 par value per share represented by depositary shares, each with a liquidation preference of $25,000 per preference share (2)	9,000	—	—	—
Total issued share capital		$123		$123
________________
(1)Each depositary share represents a 1/1000th interest in a share of the 5.625% preference shares.
(2)Each depositary share represents a 1/1000th interest in a share of the 7.000% preference shares.
(a)Ordinary Shares
Issued Ordinary Shares. The Company’s issued Class A ordinary shares of par value $0.001 at both December 31, 2024 and 2023 was 90,833,333. The Company did not issue any ordinary shares for the twelve months ended December 31, 2024.
(b)Preference Shares
Preference Shares Issuance. On May 2, 2013, the Company issued 11,000,000 5.950% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, with a liquidation preference of $25 per share (the “AHL PRC Shares”). Net proceeds were $270.6 million, consisting of $275.0 million of total liquidation preference less $4.4 million of issuance expenses. See further information below under “AHL PRC Shares Redemption.”

On September 20, 2016, the Company issued 10,000,000 shares of 5.625% Perpetual Non-Cumulative Preference Shares (the “AHL PRD Shares”). The 2016 Preference Shares have a liquidation preference of $25 per share. Net proceeds were $241.3 million, consisting of $250.0 million of total liquidation preference less $8.7 million of issuance expenses. The AHL PRD Shares are listed on the NYSE under the symbol “AHL PRD.”
On August 13, 2019, the Company issued 10,000,000 depositary shares, each of which represents 1/1000th interest in a share of the newly designated 5.625% Perpetual Non-Cumulative Preference Shares. The depositary shares have a liquidation preference of $25 per share. Net proceeds were $241.6 million, comprising $250.0 million of total liquidation preference less $8.4 million of issuance expenses. The depositary shares are listed on the NYSE under the symbol “AHL PRE.”
On November 26, 2024, the Company issued 9,000,000 depositary shares, each of which represents 1/1000th interest in a share of the newly designated 7.000% Perpetual Non-Cumulative Preference Shares. The depositary shares have a liquidation preference of $25 per share. Net proceeds were $217.0 million, comprising $225.0 million of total liquidation preference less $8.0 million of issuance expenses. The depositary shares are listed on the NYSE under the symbol “AHL PRF.”
AHL PRC Shares Redemption. On November 29, 2024, the Company issued a notice of redemption in connection with all of its issued and outstanding AHL PRC Shares. The redemption took place on January 1, 2025, to be paid on January 2, 2025, and was conducted pursuant to the terms of the certificate of designation, dated May 2, 2013, governing the AHL PRC Shares. Each holder of an AHL PRC Share received $25 per preference share, representing an aggregate amount of $275.0 million. Since the redemption date is also a dividend payment date, the redemption price does not include any declared and unpaid dividends.
13.Earnings Per Ordinary Share
In December 2023, the Company filed a registration statement with the SEC relating to a proposed Initial Public Offering of our ordinary shares. As a result of that filing, and in accordance with the accounting guidance of ASC Topic 260, “Earnings Per Share”, the Company has presented the following disclosure on earnings per ordinary share. This disclosure was new for the fiscal year ended December 31, 2023.
Basic and diluted earnings per ordinary share are calculated by dividing net income available to holders of Aspen Insurance Holdings Limited’s ordinary shares by the weighted average number of ordinary shares outstanding. The following table presents the computation of basic and diluted earnings per ordinary share for the twelve months ended December 31, 2024, 2023 and 2022.

	Twelve Months Ended December 31,
	2024	2023	2022
	($ in millions, except share and per share amounts)
Net income	$486.1	$534.7	$51.1
Less: Preference share dividends	(54.9)	(49.9)	(44.6)
Net income available to Aspen Insurance Holdings Limited’s ordinary shareholders	$431.2	$484.8	$6.5

Basic and diluted weighted average ordinary shares outstanding	90,833,333	90,833,333	90,833,333

Basic and diluted earnings per ordinary share	$4.75	$5.34	$0.07

14.Statutory Requirements and Dividends Restrictions
As a holding company, the Company relies on dividends and other distributions from its Operating Subsidiaries to provide cash flow to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to our preference and ordinary shareholders. The Company must comply with the provisions of the Bermuda Companies Act 1981, as amended, (the “Companies Act”) regulating the payment of dividends and distributions.
The ability of the Company’s Operating Subsidiaries to pay the Company dividends or other distributions is subject to the laws and regulations applicable to each jurisdiction, as well as the Operating Subsidiaries’ need to maintain capital requirements adequate to maintain their insurance and reinsurance operations and their financial strength ratings issued by independent rating agencies.
The company law of England and Wales prohibits Aspen UK, AMAL or AUL from declaring a dividend to its shareholders unless it has “profits available for distribution”. The determination of whether a company has profits available for distribution is based on its accumulated realized profits and other distributable reserves less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer’s ability to declare a dividend, the rules of the Prudential Regulation Authority (the “PRA”) require each insurance company within its jurisdiction to maintain its solvency margin at all times. Accordingly, Aspen UK, AMAL and AUL may not pay a dividend if the payment of such dividend would result in their SCR coverage ratio falling below certain levels. In addition, any future changes regarding regulatory requirements, including those described above, may restrict the ability of Aspen UK, AMAL and AUL to pay dividends in the future. As at December 31, 2024, Aspen UK had an accumulated balance of retained losses of approximately $690 million and AUL had an accumulated balance of retained losses of approximately $31 million. Aspen UK held a capital contribution reserve of $879.9 million as at December 31, 2024 which, under certain circumstances, could be distributable.
Aspen Bermuda must comply with the provisions of the Companies Act and the Insurance Act regulating the payment of dividends and distributions. Aspen Bermuda may not in any financial year pay dividends which would exceed 25% of its total statutory capital and surplus, as shown on its statutory balance sheet in relation to the previous financial year, unless it files with the BMA a solvency affidavit at least seven days in advance of payment. As at December 31, 2024, 25% of Aspen Bermuda’s statutory capital and surplus amounted to $322.9 million. Aspen Bermuda must also obtain the prior approval of the BMA before reducing its total statutory capital as set out in its previous year’s financial statements by 15% or more.
Aspen Specialty and AAIC are subject to North Dakota and Texas law, respectively. Under such law, the maximum ordinary dividend which can be paid by insurance companies without prior regulatory approval is subject to statutory restrictions. Ordinary dividends may only be paid out of earned surplus as distinguished from contributed surplus. The maximum amount of ordinary dividend that can be paid without prior regulatory approval is the greater of 10% of a company’s surplus as of December 31 of the preceding year, or the amount of net income from the preceding fiscal year.
Actual and required statutory capital and surplus for the principal Operating Subsidiaries of the Company, excluding its Lloyd’s syndicate, as at December 31, 2024 and December 31, 2023 were estimated as follows:

	As at December 31, 2024
	U.S.	Bermuda	U.K.
	($ in millions)
Required statutory capital and surplus	$565.7	$579.3	$277.3
Actual statutory capital and surplus	$1,164.9	$1,761.3	$651.0

	As at December 31, 2023
	U.S.	Bermuda	U.K.
	($ in millions)
Required statutory capital and surplus	$488.9	$601.1	$257.2
Actual statutory capital and surplus	$1,063.1	$1,685.2	$734.7
As the sole corporate member of our Lloyd’s Syndicate, AUL was required to hold capital at Lloyd’s of $964.6 million as at December 31, 2024, adjusting funding to meet this level on an annual basis in the following Q2 and not holding less than 90% of this amount at any time. As at December 31, 2024, AUL had capital at Lloyd’s of $1,016.7 million of which $465.2 million was provided as Funds at Lloyd’s by Aspen Bermuda.
The Bermuda Monetary Authority is the group supervisor of the Company. The laws and regulations of Bermuda require that the Company maintain a minimum amount of group statutory capital and surplus based on the enhanced capital requirement using the group standardized risk-based capital model of the Bermuda Monetary Authority. The Company is also subject to an early-warning level based on 120% of the enhanced capital requirement which may trigger additional reporting requirements or other enhanced oversight. The statutory capital requirements of the Company’s Operating Subsidiaries are set out above. To the extent that these requirements are met, the Company do not anticipate any dividend restrictions arising as a result of the Company’s enhanced capital requirement.
15.Dividends
In the twelve months ended December 31, 2024, the Company’s Board of Directors paid the following preference share dividends:

Calendar Quarter	Preference Share Category (1)			Quarterly Total	Declared	Paid
	5.950% PS	5.625% PS	5.625% DS
Q1 2024	$6,595,600	$3,516,000	$3,515,600	$13,627,200	03/01/24	04/01/24
Q2 2024	$6,669,300	$3,516,000	$3,515,600	$13,700,900	05/30/24	07/01/24
Q3 2024	$6,741,900	$3,516,000	$3,515,600	$13,773,500	08/30/24	10/01/24
Q4 2024	$6,815,600	$3,516,000	$3,515,600	$13,847,200	11/29/24	12/30/24
Total Paid	$26,822,400	$14,064,000	$14,062,400	$54,948,800
Per Share	$2.44	$1.41	$1,406.24
________________
(1)5.950% Preference Shares (AHL PRC) — Fixed to Floating Rate Perpetual Non-Cumulative Preference Shares.
5.625% Preference Shares (AHL PRD) — Perpetual Non-Cumulative Preference Shares.
5.625% Preference Shares (AHL PRE) are represented by depositary shares, each representing a 1/1000th interest in a share of the 5.625% Preference Shares. The dividend paid per depositary share is likewise 1/1000th of the declared dividend, equivalent to $1.40624 per depositary share.
In the twelve months ended December 31, 2024, the Company paid an ordinary shares dividend of $2.15 per share totalling $195.0 million to Highlands Bermuda Holdco, Ltd., the holder of all the Company’s ordinary shares.
16.Retirement Plans
The Company operates defined contribution retirement plans for the majority of its employees at varying rates of their salaries. Total contributions by the Company to the retirement plans were $16.9 million in the twelve months ended December 31, 2024 (2023 — $14.5 million, 2022 — $12.5 million).

17.Share-Based Payments and Long-Term Incentive Plan
In 2019, the Company implemented a new long-term incentive scheme, under which annual awards are split equally between Performance Units and Exit Units. Performance units vest after two years subject to the Company achieving certain thresholds of operating income over a two year period. Exit Units vest upon change of control (sale or IPO) and achieving predetermined multiplies of invested capital return targets. Both Performance Units and Exit Units are cash-based awards.
During 2024, the Company amended the long-term incentive scheme, whereby the Exit Units were replaced by annual cash-based Retention Awards on a prospective basis. The Retention Awards vest over a twelve-month period subject to the recipient continuing to remain an employee of Aspen.
The Company’s total share-based compensation/long-term incentive plan expense for the twelve months ended December 31, 2024 was $14.6 million (December 31, 2023 — $5.5 million), which is related to a charge of $9.8 million (December 31, 2023 — $5.5 million) in relation to Performance Units and $4.8 million in relation to Retention Units. The income tax effect of this is not considered to be material. As at December 31, 2024, the Company had recorded a payable of $20.0 million (December 31, 2023 — $7.6 million) related to the long-term incentive plan, which is included within accrued expenses and other payables in the consolidated balance sheet.
Management Equity Plan
During 2023, selected senior employees were granted Management Equity Plan (“MEP”) stock options to acquire non-voting shares at a management equity vehicle affiliated with the Company at no cost to the employee. The stock options vest at the later of (a) certification of the attainment of the underlying operating income goal and (b) the exit or liquidity event, with vesting subject to an exit or liquidity event occurring, a two-year cumulative operating income hurdle being achieved over the cumulative two years ending December 31, 2024, and certain other contractual terms being achieved. The weighted average exercise price of the options is $0.001 and the total number of options granted was 10,000. All of the options were granted in 2023, none vested in 2023 or 2024. During 2024, 900 options were forfeited, leaving an outstanding balance as of December 31, 2024 totalling 9,100.
As of December 31, 2024, no cost has been recognized in relation to the MEP awards as management has determined that it is improbable that the exit or liquidity event will occur. The fair value of the stock options was based on an estimate of the cumulative operating income for the two year period ended December 31, 2024, which included actual results for the year ended December 31, 2024, and an estimate of the exit value using market multiples. The total cost of MEP has been determined based on the estimated fair value as of the original grant date. In the event of an exit or liquidity event, and based upon the aforementioned performance conditions being met at a future date, the cost will be recognized. If management had determined that the performance conditions were probable of achievement as of December 31, 2024, the Company would have recognized an estimated $35.0 million of cumulative stock-based compensation expense as of that date and would have $Nil of unrecognized compensation expense. The fair value of these options as of December 31, 2024 totalled $41.3 million.
18.Intangible Assets and Goodwill
Aspen’s intangible assets relate to trademarks and licenses to trade in the U.S. and U.K. For the twelve months ended December 31, 2024 and December 31, 2023, the Company had intangible assets and goodwill totaling $19.9 million and $21.7 million, respectively.
The “Aspen” trademark, valued at $1.1 million, $16.7 million of insurance licenses and $2.1 million of goodwill are considered to have an indefinite life and are tested annually for impairment or when events or changes in circumstances indicate that these assets might be impaired.
During the year ended December 31, 2024, the Company sold its investment in Digital Re for no consideration. As a result, the associated goodwill of $1.8 million was fully written off.
For the year ended December 31, 2024, the Company performed its annual qualitative assessment and determined that it was more likely than not that the remaining intangible assets and goodwill are not impaired.

19.Operating Leases
As at December 31, 2024, the Company has recognized right-of-use operating lease assets of $53.5 million, net of impairment and operating lease liabilities of $75.6 million. Right-of-use operating lease assets comprise primarily of leased office real estate globally and other assets. For all office real estate leases, rent incentives, including reduced-rent and rent-free periods and contractually agreed rent increases during the lease term, have been included when determining the present value of future cash flows.
As part of the Company’s operating effectiveness and efficiency program, the Company has consolidated its office space. Where negotiations are either in advanced stages of discussion and it is probable that the sub-lease transactions will be completed, or the Company has agreed terms to sub-lease our office space, the Company has assessed the right-of-use lease assets for impairment. During the twelve months ended December 31, 2024, no impairment has been recognized on the right-of-use lease asset (2023 — $Nil).
The Company has no lease transactions between related parties.
Operating lease charge. The following table summarizes the operating lease charge for the twelve months ended December 31, 2024, 2023 and 2022:

	For the Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2022
	($ in millions)
Amortization charge on right-of-use operating leased assets	$9.9	$10.7	$10.1
Interest on operating lease liabilities	4.1	4.5	5.4
Operating lease charge	$14.0	$15.2	$15.5
Lease Liabilities. The following table summarizes the maturity of lease liabilities under non-cancellable leases as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
	($ in millions)
Operating leases — maturities
2024	$—	$15.4
2025	15.4	15.1
2026	14.6	14.3
2027	13.2	12.8
2028	13.0	12.7
2029	10.9	11.2
Later years	21.5	21.2
Total minimum lease payments	$88.6	$102.7
Less imputed interest	(13.0)	(16.6)
Total lease liabilities	$75.6	$86.1

Other lease information. The following table summarizes the cash flows on operating leases for the twelve months ended December 31, 2024, 2023 and 2022 and other supplemental information:

	For the Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2022
	($ in millions)
Cash paid for amounts included in the measurement of lease liabilities
- Operating cash outflow from operating leases	$(15.9)	$(15.5)	$(15.5)

Right-of-use assets obtained in exchange for lease obligations
- Operating leases	$2.1	$0.2	$1.9

Reduction to Right-of-use assets resulting from reductions to lease obligations
- Operating leases	$0.3	$0.1	$7.0

Weighted Averages
- Operating leases, remaining lease terms (years)	6.4	7.3	8.1
- Operating leases, average discount rate	5.1%	5.0%	5.0%
20.Related Party Transactions
Apollo’s indirect subsidiary, Apollo Asset Management Europe PC LLP (“AAME”), serves as the investment manager for the Company and certain of the Company’s subsidiaries, and Apollo’s indirect subsidiary, Apollo Management Holdings, L.P. (“AMH”), provides the Company with management consulting services and advisory services. With effect from January 1, 2025, the rights and obligations of AAME were novated to an affiliate of AAME, Apollo Asset Management Europe LLP.
Additionally, certain employees of Apollo and its affiliates serve on the Board.
A description of relationships and transactions that have existed or that the Company and certain of the Company’s subsidiaries has entered into with Apollo and its affiliates are described below.
Investment Management Relationships
AAME provides centralized asset management investment advisory and risk services for the portfolio of the Company’s investments and investments of such subsidiaries pursuant to the investment management agreements (“IMAs”) that have been entered into with AAME.
In addition, pursuant to the IMAs, AAME may engage sub-advisors or delegates to provide certain of the investment advisory and management services to the Company’s subsidiaries. Such sub-advisors may include affiliates of AAME.
Under each of the IMAs, AAME will be paid an annual investment management fee (the “Management Fee”) which will be based on a cost-plus structure. The “cost” is comprised of the direct and indirect fees, costs, expenses and other liabilities arising in or otherwise connected with the services provided under the IMAs. The “plus” component will be a mark-up in an amount of up to 25% determined based on an applicable transfer pricing study. The Management Fee will be subject to certain maximum threshold levels, including an annual fee cap of 15 bps of the total amount of investable assets. Affiliated sub-advisors, including Apollo Management International LLP, will also earn additional fees for sub-advisory services rendered.

During the year ended December 31, 2024, the Company recognized IMA fees of $9.2 million (2023 — $9.4 million; 2022 — $4.9 million), of which $4.0 million (2023 — $2.1 million) remains payable to AAME at year end.
Management Consulting Agreement
As previously disclosed, the Company entered into a Management Consulting Agreement, dated March 28, 2019 (the “Management Consulting Agreement”), with AMH. Pursuant to the Management Consulting Agreement, AMH will provide the Company management consulting and advisory services related to the business and affairs of the Company and its subsidiaries. The Company will pay AMH in consideration for its services under the Management Consulting Agreement, an annual management consulting fee equal to the greater of (i) 1% of the consolidated net income of the Company and its subsidiaries for the applicable fiscal year, or (ii) $5 million.
During the year ended December 31, 2024, the Company recognized Management Consulting fees of $5.0 million (2023 — $5.0 million; 2022 — $5.0 million), of which $1.3 million remains payable to AMH at year end (2023 — $1.2 million).
Related Party Investments
During the year, the Company bought or held the following securities or investments in Apollo:
As at December 31, 2024, the Company’s investment in Funds managed by Apollo had a fair value of $78.6 million (2023 — $39.8 million). During the twelve months ended December 31, 2024, the Company incurred income of $0.4 million (2023 — losses of $0.4 million; 2022 — income of $3.1 million) which is included in net investment income on the consolidated statement of operations and other comprehensive income. These investments are included in other investments on the consolidated balance sheet.
As at December 31, 2024, the Company’s investment in Notes issued by special purpose vehicles established and managed by subsidiaries of Apollo had a fair value of $66.6 million (2023 — $82.2 million). During the twelve months ended December 31, 2024, the Company recognized income of $5.5 million (2023 — income of $5.5 million; 2022 — losses of $0.4 million) which is included in the consolidated statement of operations and other comprehensive income. These investments are included in privately-held investments on the consolidated balance sheet.
As at December 31, 2024, the Company’s investments in Collateralized Loan Obligations issued by special purpose vehicles established and managed by subsidiaries of Apollo had a fair value of $88.9 million (2023 — $129.8 million). During the twelve months ended December 31, 2024, the Company recognized income on these investments of $11.3 million (2023 — income of $17.4 million; 2022 —$Nil) which is included in the consolidated statement of operations and other comprehensive income. Of these investments, $74.9 million are included in fixed income securities, trading, and $14.0 million are included in fixed income securities, available for sale on the consolidated balance sheet.
As at December 31, 2024, the Company’s investments in Middle Market Loans originated and managed by a subsidiary of Apollo had a fair value of $7.0 million (2023 — $45.1 million). During the twelve months ended December 31, 2024, the Company recognized income of $0.5 million (2023 — income of $5.8 million; 2022 — $Nil) which is included in the consolidated statement of operations and other comprehensive income. The Middle Market Loans are included in privately-held investments on the consolidated balance sheet.
Other Payables to Related Parties
As at year end December 31, 2024, the Company had an intercompany payable balance of $1.2 million (2023 — $1.2 million), due to its parent, Highlands Bermuda Holdco, Ltd.

21.Commitments and Contingent Liabilities
(a)Restricted assets
The Company’s subsidiaries are obliged by the terms of its contractual obligations to U.S. policyholders and by obligations to certain regulatory authorities to facilitate issue of letters of credit or maintain certain balances in trust funds for the benefit of policyholders.
The following table details the forms and values of the Company’s material restricted assets as at December 31, 2024 and 2023:

	As at December 31, 2024	At December 31, 2023
	($ in millions, except for percentages)
Regulatory trusts and deposits:
Affiliated transactions	$433.4	$660.8
Third party	2,713.5	2,714.4
Letters of credit / guarantees (1)	153.2	172.0
Total restricted assets (excluding illiquid assets)	$3,300.1	$3,547.2
Other investments — illiquid assets	267.2	209.3
Total restricted assets and illiquid assets	$3,567.3	$3,756.5

Total as percentage of cash and invested assets (2)	46.4%	50.2%
________________
(1)As at December 31, 2024, the Company had pledged funds of $153.2 million (December 31, 2023 — $172.0 million) as collateral for the secured letters of credit.
(2)Investable assets comprise total investments, cash and cash equivalents, accrued interest, receivables for securities sold and payables for securities purchased.
Investment Funds. We invest in investment funds which, as is typical for this type of investment, have lock-up periods. A lock-up period is the initial amount of time an investor is contractually required to remain invested before having the ability to redeem. As at December 31, 2024, the lock-up periods across these funds range from one quarter to several years. Thereafter these funds could also be redeemed on a pro-rata basis depending on the liquidity position of the fund. There are no assurances as to when the Company may be able to withdraw, in whole or in part, its redemption request from the fund.
Letters of Credit. The Company’s current arrangements with our bankers for the issue of letters of credit require us to provide collateral in the form of cash and investments for the full amount of all secured and undrawn letters of credit that are outstanding. We monitor the proportion of our otherwise liquid assets that are committed to trust funds or to the collateralization of letters of credit. As at December 31, 2024 and 2023, these funds amounted to approximately 46.4% of the $7.7 billion and approximately 50.2% of the $7.5 billion of investable assets held by the Company, respectively. We do not consider that this unduly restricts our liquidity at this time. For more information on our credit facilities and long-term debt arrangements, refer to Note 24, “Credit Facilities and Long-term Debt” of these consolidated financial statements.
Funds at Lloyd’s. AUL operates at Lloyd’s as the corporate member for Syndicate 4711. AUL also participates in underwriting activities of Carbon Syndicate 4747. Lloyd’s determines required regulatory capital by considering the underwriting activities that AUL participates in. Such capital, called Funds at Lloyd’s, consists of investable assets as at December 31, 2024 in the amount of $471.9 million (2023 — $517.4 million).
The amounts provided as Funds at Lloyd’s will be drawn upon and become a liability of the Company in the event of Syndicate 4711 declaring a loss at a level that cannot be funded from other resources, or if Syndicate 4711 requires funds to cover a short-term liquidity gap. The amount which the Company provides as Funds at Lloyd’s is not available for distribution to the Company for the payment of dividends. Aspen Managing Agency Limited, the managing agent to Syndicate 4711, is also required by Lloyd’s to maintain a minimum level of capital which as at December 31, 2024 was £0.4 million (December 31, 2023 — £0.5 million). This is not available for distribution by the Company for the payment of dividends.
U.S. Reinsurance Trust Fund. For its U.S. reinsurance activities, Aspen UK has established and must retain a multi-beneficiary U.S. trust fund for the benefit of its U.S. cedants so that they may take financial statement credit without the need to post cedant-specific security. The minimum trust fund amount is $20.0 million plus an amount equal to 100% of Aspen UK’s U.S. reinsurance liabilities, which were $648.8 million as at December 31, 2024 and $823.5 million as at December 31, 2023. As at December 31, 2024, the balance (including applicable letter of credit facilities) held in the trust was $1,001.5 million (2023 — $1,016.9 million).
Aspen Bermuda has also established and must retain a multi-beneficiary U.S. trust fund for the benefit of its U.S. cedants so that they may take financial statement credit without the need to post cedant-specific security. The minimum trust fund amount is $20.0 million plus an amount equal to 100% of Aspen Bermuda’s liabilities to its U.S. cedants which was $182.3 million and $320.6 million as at December 31, 2024 and 2023, respectively. As at December 31, 2024, the balance held in the U.S. trust fund and other Aspen Bermuda trusts was $334.0 million (2023 — $394.7 million).
U.S. Surplus Lines Trust Fund. Aspen UK and Syndicate 4711 have also established a U.S. surplus lines trust fund with a U.S. bank to secure liabilities under U.S. surplus lines policies. The balance held in trust as at December 31, 2024 was $150.2 million (2023 — $126.6 million).
U.S. Regulatory Deposits. As at December 31, 2024, Aspen Specialty had a total of $6.9 million (2023 — $6.8 million) on deposit with six U.S. states in order to satisfy state regulations for writing business in those states. AAIC had a further $6.5 million (2023 — $6.4 million) on deposit with twelve U.S. states.
Canadian Trust Fund. Aspen UK has established a Canadian trust fund with a Canadian bank to secure a Canadian insurance license. As at December 31, 2024, the balance held in trust was CAD$219.8 million ($162.7 million) (2023 — CAD$228.4 million).
Australian Trust Fund. Aspen UK has established an Australian trust fund with an Australian bank to secure policyholder liabilities and as a condition for maintaining an Australian insurance license. As at December 31, 2024, the balance held in trust was AUD$78.1 million ($54.1 million) (2023 — AUD$131.0 million).
Swiss Trust Fund. Aspen UK has established a Swiss trust fund with a Swiss bank to secure policyholder liabilities and as a condition for maintaining a Swiss insurance license. As at December 31, 2024, the balance held in trust was CHF4.8 million ($5.7 million) (2023 — CHF9.9 million).
Singapore Fund. Aspen UK and Aspen Bermuda have established segregated Singaporean bank accounts to secure policyholder liabilities and as a condition for maintaining a Singaporean insurance license and meet local solvency requirements. As at December 31, 2024, the total balance in the accounts was SGD$201.7 million ($157.3 million) (2023 — SGD$192.1 million).
(b)Contingent liabilities
In common with the rest of the insurance and reinsurance industry, the Company is also subject to litigation and arbitration in the ordinary course of business. The Company’s Operating Subsidiaries are regularly engaged in the investigation, conduct and defense of disputes, or potential disputes, resulting from questions of insurance or reinsurance coverage or claims activities. Pursuant to insurance and reinsurance arrangements, many of these disputes are resolved by arbitration or other forms of alternative dispute resolution. Such legal proceedings are considered in connection with estimating the Company’s Reserve for Losses and Loss Adjustment Expenses, as provided on the Company’s consolidated balance sheet.
In some jurisdictions, noticeably the U.S., a failure to deal with such disputes or potential disputes in an appropriate manner could result in an award of “bad faith” punitive damages against the Company’s Operating Subsidiaries. In accordance with ASC 450-20-50-3, for (a) reasonably possible losses for which no accrual is made because any of the conditions for accrual in ASC 450-20-25-2 are not met and (b) reasonably possible losses in excess of the amounts accrued pursuant to ASC 450-20-30-1, the Company will provide an estimate of the possible loss or range of possible loss or state that such an estimate cannot be made.
As at December 31, 2024, based on available information the probability of the ultimate resolution of pending or threatened litigation or arbitrations having a material effect on the Company’s financial condition, results of operations or liquidity is remote.
22.Concentrations of Credit Risk
The Company is potentially exposed to concentrations of credit risk in respect of amounts recoverable from reinsurers, investments and cash and cash equivalents, and insurance and reinsurance balances owed by the brokers with whom the Company transacts business.
The Company defines credit risk tolerances in line with the risk appetite set by our Board and they, together with the Group’s risk management function, monitor exposures to individual counterparties. Any exceptions are reported to senior management and the Risk Committee of the Board of Directors.
Reinsurance recoverables
At December 31, 2024, the total amount recoverable by the Company from reinsurers was $4,172.0 million (December 31, 2023 — $4,577.8 million). Of the Company’s reinsurance recoverable balance at December 31, 2024, 55.9% is collateralized by our reinsurers, 44.0% is recoverable from reinsurers rated A- or higher by major rating agencies and 0.1% is recoverable from reinsurers rated lower than A- by major rating agencies (December 31, 2023 — 56.8%, 42.9% and 0.3%, respectively). As at December 31, 2024, the Company’s largest uncollateralized exposures to individual reinsurers represent 15.4% (December 31, 2023 —15.9%), 11.5% (December 31, 2023 — 11.1%), and 8.8% (December 31, 2023 — 9.2%) of the uncollateralized reinsurance recoverables.
Under the current expected credit loss model (“CECL”), the Company recognized a provision against reinsurance recoverables of $27.5 million as at December 31, 2024 (December 31, 2023 — $3.7 million). For the twelve months ended December 31, 2024, there was a $23.8 million increase in the CECL allowance on reinsurance recoverables.
Underwriting premium receivables
The total underwriting premium receivable by the Company as at December 31, 2024 was $1,617.0 million (2023 — $1,435.3 million). As at December 31, 2024, $111.1 million of the total underwriting premium receivable balance has been due for settlement for more than one year. The Company assesses the recoverability of premium receivables through a review of policies and the concentration of receivables by broker. The Company has recognized an allowance for credit losses of $24.6 million as at December 31, 2024 (December 31, 2023 — $21.0 million) on underwriting premium receivables.
Investments and cash and cash equivalents
The Company’s investment policies include specific provisions that limit the allowable holdings of a single issue and issuer. As at December 31, 2024, there were no investments in any single issuer, other than the U.S. government and the Canadian government in excess of 2% of the aggregate investment portfolio.

23.Reclassifications from Accumulated Other Comprehensive Income
The following table sets out the components of the Company’s Accumulated Other Comprehensive Income (“AOCI”) that are reclassified into the consolidated statement of operations for the twelve months ended December 31, 2024, 2023 and 2022:

	Amount Reclassified from AOCI
Details about the AOCI Components	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022	Affected Line Item in the Consolidated Statement of Operations
	($ in millions)
Available for sale:
Realized (gains) on sale of securities	$(3.2)	$(2.2)	$(3.9)	Realized and unrealized investment gains
Realized losses on sale of securities	62.6	42.4	58.9	Realized and unrealized investment losses
	59.4	40.2	55.0	Income from operations before income tax
Tax on net realized losses of securities	(11.5)	(6.6)	—	Income tax (expense)/benefit
	$47.9	$33.6	$55.0	Net income
Realized derivatives:
Net realized losses/(gains) on settled derivatives	$0.9	$(8.1)	$15.4	General, administrative and corporate expenses
Tax on settled derivatives	(0.2)	—	—	Income tax (expense)/benefit
	$0.7	$(8.1)	$15.4	Net income
Total reclassifications from AOCI to the statement of operations, net of income tax	$48.6	$25.5	$70.4	Net income
24.Credit Facilities and Long-term Debt
In the normal course of its operations, the Company enters into agreements with financial institutions to obtain financing through secured and unsecured credit facilities. As at December 31, 2024, the Company had utilized or drawn on approximately $1.7 billion of capital under these facilities, with additional unutilized capacity available, notably approximately $774 million from the Credit Agreement (defined below) and our FHLBB (defined below) line of credit, with the significant facilities as follows:
Credit Facilities
On December 1, 2021, Aspen Holdings and certain of its direct or indirect subsidiaries (collectively, the “Borrowers”) entered into a Third Amended and Restated Credit Agreement, as further amended from time to time (the “Credit Agreement”) with various lenders and Barclays Bank plc, as administrative agent, which amends and restates the Amended and Restated Credit Agreement, dated as of June 12, 2013 and the Second Amended and Restated Credit Agreement, dated as of March 27, 2017, among Aspen Holdings, certain subsidiaries thereof, various lenders and Barclays Bank plc, as administrative agent. The Credit Agreement will be used by the Borrowers to finance the working capital needs of the Aspen Holdings and its subsidiaries, for letters of credit in connection with the insurance and reinsurance businesses of the Company and its subsidiaries and borrowings for other general corporate purposes. Initial availability under the Credit Agreement was $300.0 million and the Company has the right to request (subject to the terms and conditions of the Credit Agreement) an increase to the credit facility by up to $100.0 million. The Credit Agreement will expire on December 1, 2026.
As at December 31, 2024, there were no borrowings outstanding under the Credit Agreement. The fees and interest rates on the loans and the fees on the letters of credit payable by the Borrowers under the Credit Agreement are based upon the credit ratings for the Company’s long-term unsecured senior, non-credit enhanced debt rating of the Company, as determined by S&P and Moody’s. In addition, the fees for a letter of credit vary based upon whether the applicable Borrower has provided collateral (in the form of cash or qualifying debt securities) to secure its reimbursement obligations with respect to such letter of credit.
Under the Credit Agreement, the Company must not permit (a) consolidated tangible net worth as at the last day of each fiscal quarter of the Company to be less than the sum of (i) $2,019.6 million, (ii) 25% of consolidated net income during the period from January 1, 2021 to and including such last day of such fiscal quarter (if positive) and (iii) 25% of the aggregate net cash proceeds of all issuances by the Company of shares of its capital stock during the period from January 1, 2021 to and including such last day of such fiscal quarter, but excluding (x) any amount included in the Company’s accumulated other comprehensive income or loss related to unrealized gains or losses on available for sale securities and (y) during the period from January 1, 2022, any amount included in net unrealized investment gains or losses, related to unrealized gains or losses on trading securities, (b) the ratio of its total consolidated debt to the sum of such debt plus our consolidated tangible net worth to exceed 35% as at the last day of any fiscal quarter of the Company or (c) any material insurance subsidiary to have a financial strength rating of less than “B++” from A.M. Best. The Credit Agreement contains other customary affirmative and negative covenants, including (subject to various exceptions) restrictions on the ability of the Company and its subsidiaries to incur indebtedness, create or permit liens on their assets, engage in mergers or consolidations, dispose of assets, pay dividends or other distributions, purchase or redeem the Company’s equity securities, make investments and enter into transactions with affiliates. In addition, the Credit Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.
Other Credit Facilities.
(i)On February 7, 2019, Aspen European Holdings Limited (“Aspen European”) and Aspen Holdings (acting as guarantor of Aspen European) entered into a letter of credit facility for the purpose of obtaining a letter of credit in favor of Aspen UK for a sum not to exceed $100.0 million to provide approved regulatory capital for Aspen UK. A letter of credit was issued in favor of Aspen UK for a sum of $100.0 million. This facility was amended and restated with effect from February 7, 2023, pursuant to which the $100.0 million letter of credit was extended to February 11, 2027.
(ii)On October 31, 2024 AUL and Aspen Holdings (acting as guarantor of AUL), effected an amendment to a letter of credit facility agreement for the account of AUL, pursuant to which a syndicate of lenders issued several letters of credit in an aggregate amount of $430.0 million, for the benefit of Lloyd’s, to support AUL’s Funds at Lloyd’s requirements in connection with the 2025 year of account at Lloyd’s. This further amended the letter of credit facility agreement, dated November 3, 2020, entered into between AUL, Aspen Holdings (acting as guarantor of AUL) and various lenders, for the account of AUL, pursuant to which a lender provided a maximum aggregate amount of $235.0 million, to support AUL’s Funds at Lloyd’s requirements in connection with the 2021 year of account at Lloyd’s, as amended on May 7, 2021, November 1, 2021, May 6, 2022, October 27, 2022, October 24, 2023 and April 29, 2024 in connection with the 2021, 2022 and 2023 underwriting years of account at Lloyd’s, as applicable.
(iii)On October 31, 2024, AUL and Aspen Holdings (acting as guarantor of AUL) amended a Funds at Lloyd’s Facility Agreement dated November 25, 2020, as amended on December 2, 2021, December 1, 2022, and as further amended on November 29, 2023, for the account of AUL. This facility provides that a maximum aggregate amount of up to £60.0 million of acceptable securities may be deposited with, and for the benefit of, Lloyd’s on behalf of AUL to support AUL’s Funds at Lloyd’s requirements in connection with the 2025 year of account at Lloyd’s.
(iv)On October 31, 2024, AUL and Aspen Holdings (acting as guarantor of AUL) entered into a Funds at Lloyd’s Facility, for the account of AUL. This facility provides that a maximum aggregate amount of up to £25.0 million of acceptable securities may be deposited with, and for the benefit of, Lloyd’s on behalf of

AUL to support AUL’s Funds at Lloyd’s requirements in connection with the 2025 year of account at Lloyd’s.
(v)On April 1, 2021, the Company’s subsidiaries, AAIC and Aspen Specialty, each established a secured line of credit at Federal Home Loan Bank of Boston (“FHLBB”). Advances may be used to support general corporate purposes. The maximum amount available under these facilities will vary based on the borrower’s net admitted assets or reserve assets (total invested assets) and the lender’s underwriting criteria. Aspen Specialty’s maximum borrowing capacity available from FHLBB upon initial application is 15% of net admitted assets or approximately $262 million, and is subject to North Dakota approval. Under Texas state insurance law, without the prior consent of the Texas Department of Insurance, the amount of assets AAIC may pledge to secure debt obligations is limited to 10% of its reserve assets, resulting in a maximum borrowing capacity for AAIC under its FHLBB facility of approximately $212 million. Neither AAIC nor Aspen Specialty expects to draw on these facilities in the near future.
(vi)On November 5, 2024, Aspen Holdings effected an amendment to a letter of credit facility dated November 5, 2021 to extend the term for another 3 years. The letter of credit issued under this facility is the for the benefit of Aspen Bermuda, as beneficiary, and has been applied towards the eligible capital of Aspen Bermuda, and classified as ancillary Tier 3 capital of such entity, in accordance with applicable Bermuda laws and regulations. The total commitment under the facility is $100.0 million. A letter of credit in the full amount of the available commitment has been issued to Aspen Holdings under this facility.
(vii)On December 29, 2021, Aspen Holdings entered into a committed letter of credit facility agreement. The letter of credit issued under this facility is for the benefit of Aspen Bermuda, as beneficiary, and has been applied towards the eligible capital of Aspen Bermuda, and classified as ancillary Tier 3 capital of such entity, in accordance with applicable Bermuda laws and regulations. The total commitment under the facility is $75.0 million. A letter of credit in the full amount of the available commitment has been issued to Aspen Holdings under this facility. In December 2024, the term of the letter of credit was extended for another 3 years.
(viii)On November 15, and 20, 2023, Aspen Bermuda and Aspen UK each signed a Global Master Repurchase Agreement with two selected banks to enable bilateral repurchase agreement to be entered, with cash and US Government Bonds as eligible collateral for the margin transfer. Advances may be used to support general corporate purposes. As of December 31, 2024, no active repurchase agreement has been entered with either of the banks.
The above credit facilities include certain restrictive covenants customary for facilities of this type, including restrictions on indebtedness, consolidated tangible net worth, and minimum financial strength ratings, with such financial covenants largely consistent with these set forth in the Credit Agreement. In addition, the agreements include default covenants, which could require the Company to fully secure the outstanding amounts thereunder and/or result in the Company not being allowed to issue any new letters of credit.
At December 31, 2024, no conditions of default existed under these facilities.
Debt Facilities
On July 26, 2023, the Company entered into a $300.0 million term loan facility, as amended from time to time, at a borrowing rate of Term Secured Overnight Financing Rate (“SOFR”) plus an applicable margin, which will adjust depending on the form of the loan and long-term debt rating of Aspen Holdings, as determined by specified rating issuers from time to time. The Company drew down on the term loan on November 9, 2023 due November 9, 2026 (the “2026 Term Loan”) and the proceeds were used to settle the 2023 Senior Notes. Subject to applicable law, the 2026 Term Loan will be the senior unsecured obligations of Aspen Holdings and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The Company has recorded the long-term debt at amortized cost in the consolidated balance sheet. Interest incurred on the long-term debt is included within interest expense in the consolidated statement of operations. The interest expense for the twelve months ended December 31, 2024 was $20.5 million (December 31, 2023 — $3.0 million).

The following table summarizes our contractual obligations under long-term debt as at December 31, 2024.

	Payments Due By Period
Contractual Basis	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	($ in millions)
Long-term Debt Obligations	$—	$300.0	$—	$—	$300.0
25.Allowance for Expected Credit Losses
The following tables summarize the Company’s allowance for expected credit losses for the twelve months ended December 31, 2024 and December 31, 2023 in available for sale investments, reinsurance recoverables and receivables:

Available for Sale Investments	December 31,
	2024	2023
	($ in millions)
Balance at the beginning of the period	$2.9	$7.7
Additions to the allowance for credit losses on securities for which credit losses were not previously recognized	0.3	0.3
Decreases to the allowance for credit losses on securities that had an allowance in the prior period	(0.9)	(3.6)
Reductions to the allowance for securities sold	(1.3)	(1.5)
Balance at the end of the period	$1.0	$2.9

	December 31, 2024		December 31, 2023
	Reinsurance Recoverables	Receivables	Reinsurance Recoverables	Receivables
	($ in millions)		($ in millions)
Balance at the beginning of the year	$3.7	$21.0	$3.7	$25.0
Movement in the year	23.8	3.6	—	(4.0)
Balance at the end of the year	$27.5	$24.6	$3.7	$21.0
26.Subsequent Events
The Company has evaluated subsequent events through March 19, 2025, the date financial statements were issued, and through April 29, 2025, the date of these financial statements, as it relates to the exchange of its ordinary shares.
Ordinary Shares Exchange. On March 30, 2025, the Company’s Board of Directors approved the exchange of all of the Company’s previously issued and outstanding ordinary shares, par value $0.01 per share (“Previous Ordinary Shares”), owned by the Company’s Parent for 90,833,333 of Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”). In connection with the Ordinary Share Exchange, the Previous Ordinary Shares were cancelled. Authorized ordinary shares to continue to be 750,000,000, applicable to Class A Ordinary Shares. The Class A Ordinary Shares have the same voting and economic rights as the Previous Ordinary Shares other than par value. Share and per share information included in the accompanying consolidated financial statements and notes to the consolidated financial statements have been retroactively adjusted to reflect the Ordinary Shares Exchange for all periods presented. The following statements and notes have been amended:
•Consolidated Balance Sheets as at December 31, 2024 and December 31, 2023;
•Consolidated Statements of Operations and Other Comprehensive Income (Loss) for the twelve months ended December 31, 2024, 2023 and 2022;

•Consolidated Statements of Changes in Shareholders’ Equity for the twelve months ended December 31, 2024, 2023 and 2022; and
•Notes 12. Capital Structure, 13. Earnings Per Ordinary Shares, 15. Dividends, and 26. Subsequent Events to the consolidated financial statements.
On February 28, 2025, the Company’s Board of Directors declared the following dividends:

	Dividend	Payable on:	Record Date:
5.625% Preference Shares (AHL PRD)	$0.3516	April 1, 2025	March 15, 2025
5.625% Preference Shares, represented by depositary shares (AHL PRE)(1)	$351.56	April 1, 2025	March 15, 2025
7.000% Preference Shares, represented by depositary shares (AHL PRF) (2)	$612.50	April 1, 2025	March 31, 2025
________________
(1)The 5.625% Preference Shares are represented by depositary shares, each representing a 1/1000th interest in a share of the 5.625% Preference Shares. The dividend paid per depositary share is likewise 1/1000th of the declared dividend, equivalent to $0.3516 per depositary share.
(2)The 7.000% Preference Shares are represented by depositary shares, each representing a 1/1000th interest in a share of the 7.000% Preference Shares. The dividend paid per depositary share is likewise 1/1000th of the declared dividend, equivalent to $0.6125 per depositary share.
Preference Shares Redemption. On November 29, 2024, the Company issued a notice of redemption in connection with all of its issued and outstanding 5.950% Fixed-to-Floating Perpetual Non-Cumulative Preference Shares (the “AHL PRC Shares”) (NYSE: AHLPRC). The redemption took place on January 1, 2025, to be paid on January 2, 2025, and was conducted pursuant to the terms of the certificate of designation, dated May 2, 2013, governing the AHL PRC Shares. Each holder of an AHL PRC Share received $25 per preference share, representing an aggregate amount of $275.0 million. Since the redemption date is also a dividend payment date, the redemption price does not include any declared and unpaid dividend.
California Wildfires. The California Wildfires, commencing in January 2025, have led to a range of publicly available industry insured loss estimates in the range of $35 to $45 billion. Based solely on the Company’s modeled loss projections, industry loss estimates and exposure analysis as of the date of this prospectus, the Company’s preliminary assessment of pre-tax losses associated with the California Wildfires is expected to be between $50 and $75 million, net of outwards reinsurance and reinstatement premiums. The Company’s actual losses from the California Wildfires may differ materially from this preliminary estimate due to limitations in one or more of the models and because, as a recent large catastrophe event, this preliminary estimate is not based on actual terms and conditions of individual treaties and policies expected to be impacted, future loss information expected to follow from clients and brokers, further market intelligence, or any loss reports. The final settlement of claims associated with the California Wildfires is likely to take place over a considerable period of time.

ASPEN INSURANCE HOLDINGS LIMITED
SCHEDULE I - CONSOLIDATED SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES
For the Twelve Months Ended December 31, 2024
($ in millions)

Type of investment	Amortized Cost or Cost	Fair Value	Amount at which shown in the Balance Sheet
Fixed income securities
U.S. government	$1,767.7	$1,741.9	$1,741.9
U.S. agency	7.5	7.2	7.2
Municipal	85.8	83.9	83.9
Corporate	2,200.8	2,137.5	2,137.5
High Yield Loans	101.7	102.4	102.4
Non-U.S. government-backed corporate	135.7	134.1	134.1
Non-U.S. government	272.6	271.2	271.2
Asset-backed (1)	767.7	770.8	859.7
Agency commercial mortgage-backed	5.0	4.4	4.4
Agency residential mortgage-backed	635.0	549.8	549.8
Total fixed income securities	$5,979.5	$5,803.2	$5,892.1
Short term investments	$262.9	$262.9	$262.9
Catastrophe bonds	$1.0	$1.0	$1.0
Privately held investments (2)	$312.0	$237.4	$311.0
Investments, equity method		$7.3	$7.3
Other investments at fair value (3)		$188.6	$267.2
Total investments		$6,589.3	$6,741.5
________________
(1)Fixed income securities, asset-backed excludes related party investments totaling fair value of $88.9 million.
(2)Privately-held investments excludes related party investments totaling $73.6 million.
(3)Other investments excludes related party investments of $78.6 million in Funds managed by Apollo.

ASPEN INSURANCE HOLDINGS LIMITED
SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT
BALANCE SHEETS
As at December 31, 2024 and 2023

	As at December 31, 2024	As at December 31, 2023
	($ in millions)
ASSETS
Fixed income securities (trading)	$44.3	$43.2
Cash and cash equivalents	43.5	43.5
Investments in subsidiaries (1)	3,361.3	3,284.2
Intercompany funds due from affiliates	20.6	4.3
Right-of-use operating lease assets	1.0	1.5
Other receivables	275.0	—
Other assets	44.7	5.6
Total assets	$3,790.4	$3,382.3
LIABILITIES
Accrued expenses and other payables	$20.7	$27.8
Intercompany funds due to affiliates	96.9	144.7
Long-term debt	300.0	300.0
Operating lease liabilities	0.9	1.3
Total liabilities	$418.5	$473.8

SHAREHOLDERS’ EQUITY
Ordinary shares (2)	$0.1	$0.1
Preference shares	970.5	753.5
Additional paid in capital (2)	761.7	761.7
Retained earnings	2,029.7	1,793.5
Accumulated other comprehensive income, net of taxes:
Unrealized (loss) on investments	(198.2)	(227.6)
(Loss) on derivatives	(5.3)	(0.2)
Cumulative (losses) on foreign currency translation adjustments	(186.6)	(172.5)
Total accumulated other comprehensive (loss)	(390.1)	(400.3)
Total shareholders’ equity	3,371.9	2,908.5
Total liabilities and shareholders’ equity	$3,790.4	$3,382.3
________________
(1)The Company’s investment in subsidiaries is accounted for under the equity method and adjustments to the carrying value of these investments are made based on the Company’s share of capital, including share of income and expenses. Changes in the value were recognized in “equity in net earnings of subsidiaries and other investments, equity method” in the statement of operations.
(2)The results of the March 30, 2025 Ordinary Shares Exchange have been applied retroactively for all periods. Refer to Note 26 of the consolidated financial statements for further details.

ASPEN INSURANCE HOLDINGS LIMITED
SCHEDULE II  - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Twelve Months Ended December 31, 2024, 2023 and 2022

	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
	($ in millions)
Operating Activities:
Equity in net earnings of subsidiaries and other investments, equity method	$108.9	$304.7	$14.2
Dividend income	511.4	364.4	121.7
Net realized and unrealized investment gains/(losses)	0.5	1.1	(4.0)
Other income	4.3	3.2	1.0
Total revenues	625.1	673.4	132.9
Expenses:
General, administrative and corporate expenses	(109.5)	(121.3)	(62.7)
Interest expense	(21.1)	(15.6)	(14.3)
Other expense	(3.9)	(1.8)	(4.8)
Income from operations before income taxes	490.6	534.7	51.1
Income tax expense	(4.5)	—	—
Net income	486.1	534.7	51.1

Other comprehensive income/(loss), net of taxes:
Change in unrealized gains/(losses) on investments	29.4	105.6	(367.8)
Net change from current period hedged transactions	(5.1)	(14.0)	15.4
Change in foreign currency translation adjustment	(14.1)	14.4	(30.9)
Other comprehensive income/(loss), net of tax	10.2	106.0	(383.3)
Comprehensive Income /(loss)	$496.3	$640.7	$(332.2)

ASPEN INSURANCE HOLDINGS LIMITED
SCHEDULE II  - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)
STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2024, 2023 and 2022

	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
	($ in millions)
Cash flows from operating activities:
Net income (excluding equity in net earnings of subsidiaries)	$377.2	$230.0	$36.9
Adjustments:
Realized and unrealized investment (gains)/losses	(0.4)	(14.8)	19.7
Loss/(gain) on derivative contracts	—	14.0	(15.4)
Depreciation and amortization	0.7	0.5	0.5
Interest on operating lease liabilities	0.1	0.1	0.1
Change in other assets	(39.0)	0.3	2.1
Change in accrued expenses and other payables	(7.1)	5.5	(3.2)
Change in intercompany activities	(64.1)	(38.4)	41.1
Change in operating lease liabilities	(0.5)	(0.5)	(0.6)
Net cash provided by operating activities	$266.9	$196.7	$81.2

Cash flows from investing activities:
(Purchases) of fixed income securities, trading	$(11.3)	$(8.1)	$(10.0)
Proceeds from sales and maturities of fixed securities, trading	10.3	6.4	7.8
Investment in subsidiaries	42.0	(105.7)	5.0
Net cash provided by/(used in) investing activities	$41.0	$(107.4)	$2.8

Cash flows from financing activities:
Repayment of short-term debt	$—	$(300.0)	$—
Proceeds from term loan facility	—	300.0	—
Redemption of preference shares	(275.0)	—	—
Preference share issuance	217.0	—	—
Dividends paid on ordinary shares	(195.0)	(40.3)	(40.0)
Dividends paid on preference shares	(54.9)	(49.9)	(44.6)
Net cash (used in) financing activities	$(307.9)	$(90.2)	$(84.6)

(Decrease) in cash and cash equivalents	—	(0.9)	(0.6)
Cash and cash equivalents — beginning of period	43.5	44.4	45.0
Cash and cash equivalents — end of period	$43.5	$43.5	$44.4

ASPEN INSURANCE HOLDINGS LIMITED
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION
For the Twelve Months Ended December 31, 2024, 2023 and 2022
Supplementary Information
($ in millions)

Year Ended December 31, 2024	Deferred Policy Acquisition Costs	Net Reserves for Losses and LAE	Net Reserves for Unearned Premiums	Net Earned Premiums	Net Investment Income	Losses and LAE Expenses	Policy Acquisition Expenses	Net Written Premiums	General and Administrative Expenses
Reinsurance	$248.2	$1,691.5	$580.0	$1,305.7		$741.3	$227.0	$1,275.7	$141.7
Insurance	73.9	2,259.1	1,164.1	1,584.0		976.5	193.2	1,666.9	264.2
Total	$322.1	$3,950.6	$1,744.1	$2,889.7	$318.0	$1,717.8	$420.2	$2,942.6	$405.9

Year Ended December 31, 2023	Deferred Policy Acquisition Costs	Net Reserves for Losses and LAE	Net Reserves for Unearned Premiums	Net Earned Premiums	Net Investment Income	Losses and LAE Expenses	Policy Acquisition Expenses	Net Written Premiums	General and Administrative Expenses
Reinsurance	$201.5	$1,373.1	$644.5	$1,154.5		$611.1	$208.6	$1,098.0	$120.6
Insurance	94.7	1,859.7	1,048.3	1,460.0		941.9	171.6	1,483.9	233.9
Total	$296.2	$3,232.8	$1,692.8	$2,614.5	$275.7	$1,553.0	$380.2	$2,581.9	$354.5

Year Ended December 31, 2022	Deferred Policy Acquisition Costs	Net Reserves for Losses and LAE	Net Reserves for Unearned Premiums	Net Earned Premiums	Net Investment Income	Losses and LAE Expenses	Policy Acquisition Expenses	Net Written Premiums	General and Administrative Expenses
Reinsurance	$227.2	$1,360.7	$862.4	$1,251.8		$770.3	$252.4	$1,426.4	$142.5
Insurance	91.8	1,452.5	857.8	1,436.9		909.7	179.4	1,469.6	244.0
Total	$319.0	$2,813.2	$1,720.2	$2,688.7	$188.1	$1,680.0	$431.8	$2,896.0	$386.5

ASPEN INSURANCE HOLDINGS LIMITED
SCHEDULE IV - REINSURANCE
For the Twelve Months Ended December 31, 2024, 2023 and 2022
Premiums Written

	Direct	Assumed	Ceded	Net Amount
	($ in millions)
2024	$2,723.5	$1,885.8	$(1,666.7)	$2,942.6
2023	$2,446.6	$1,521.0	$(1,385.7)	$2,581.9
2022	$2,531.7	$1,807.0	$(1,442.7)	$2,896.0
Premiums Earned

	Gross Amount	Assumed From Other Companies	Ceded to Other Companies	Net Amount	Percentage of Amount Assumed to Net Amount
	($ in millions, except for percentages)
2024	$2,565.7	$1,822.1	$(1,498.1)	$2,889.7	63.1%
2023	$2,444.8	$1,562.0	$(1,392.3)	$2,614.5	59.7%
2022	$2,370.8	$1,617.2	$(1,299.3)	$2,688.7	60.1%

ASPEN INSURANCE HOLDINGS LIMITED
SCHEDULE V - VALUATION AND QUALIFYING ACCOUNTS
For the Twelve Months Ended December 31, 2024, 2023 and 2022
The following table shows the movement in the Company’s valuation and qualifying accounts during the twelve months ended December 31, 2024, 2023 and 2022:

	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Year
	($ in millions)
2024
Premiums receivable from underwriting activities	$21.0	$3.6	$—	$—	$24.6
Reinsurance	$—	$27.5	$—	$—	$27.5
2023
Premiums receivable from underwriting activities	$25.0	$(4.0)	$—	$—	$21.0
Reinsurance	$—	$—	$—	$—	$—
2022
Premiums receivable from underwriting activities	$30.2	$(5.2)	$—	$—	$25.0
Reinsurance	$—	$—	$—	$—	$—

11,000,000 Ordinary Shares
Aspen Insurance Holdings Limited

Lead Book-Running Managers

Goldman Sachs & Co. LLC	Citigroup	Jefferies
Book-Running Managers

Apollo Global Securities	BMO Capital Markets	Deutsche Bank Securities	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Citizens Capital Markets	Dowling & Partners Securities, LLC	Natixis	Piper Sandler	Raymond James
Co-Managers

Academy Securities	Siebert Williams Shank

Through and including          , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6. Indemnification of Directors and Officers
Section 98 of the Companies Act 1981, as amended (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
Bye-Law 145 of the bye-laws of Aspen Insurance Holdings Limited (“we,” “our,” “us” or the “Company”) provides, among other things, that, subject to certain provisos, our directors, officers, resident representative, member of a committee duly constituted under the bye-laws of the Company and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators (each, an “Indemnified Person”) shall be indemnified and held harmless out of the assets of the Company against all actions, costs, charges, liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties. The indemnity contained in Bye-Law 145 extends to any Indemnified Person of the Company acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided that the indemnity contained in Bye-Law 145 shall not extend to any matter which would render it void under the Companies Act.
Bye-Law 149 of the Company’s bye-laws provides that each shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company. Such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
The Companies Act provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer (including a director) exempt such officer or person from, or indemnify him or her in respect of, any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the company or any subsidiary thereof. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the Company and the officer, indemnifying such officer against any liability which would attach to him in respect of his fraud or dishonesty in relation to the company will be void.
Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose The Company has also entered into indemnification agreements with its directors and executive officers, a form of which is filed as an exhibit to this registration statement.
The underwriting agreement that the Company expects to enter into in connection with an offering of securities pursuant to this registration statement may include provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Company against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Recent Sales of Unregistered Securities
Not applicable.
Item 8. Exhibits and Financial Statement Schedules
(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1**	Certificate of Incorporation, Certificate of Incorporation on Change of Name and Memorandum of Association
3.2**	Altered Memorandum of Association
3.3**	Certificate of Deposit of Memorandum of Increase of Share Capital, dated April 9, 2024
3.4**	Third Amended and Restated Bye-laws
3.5**	Certificate of Designation of the Company’s 5.625% Perpetual Non-Cumulative Preference Shares, dated September 20, 2016
3.6**	Specimen Certificate for the Company’s 5.625% Perpetual Non-Cumulative Preference Shares
3.7**
Certificate of Designation for the Company’s 5.625% Perpetual Non-Cumulative Preference Shares represented by Depositary Shares, each such Depositary Share representing a 1/1000th interest in a 5.625% Perpetual Non-Cumulative Preference Share, dated August 13, 2019

3.8**	Specimen Share Certificate evidencing the 5.625% Perpetual Non-Cumulative Preference Shares represented by Depositary Shares
3.9**
Certificate of Designation for the Company’s 7.00% Perpetual Non-Cumulative Preference Shares represented by Depositary Shares, each such Depositary Share representing a 1/1000th interest in a 7.00% Perpetual Non-Cumulative Preference Share, dated November 26, 2024

3.10**	Form of Share Certificate for the Company’s 7.00% Perpetual Non-Cumulative Preference Shares
5.1	Opinion of Walkers (Bermuda) Limited, counsel to the Company
10.1**	Deposit Agreement dated as of August 13, 2019 among the Company, Computershare Inc. and Computershare Trust Company, N.A.
10.2**	Form of Depositary Receipt
10.3**	Deposit Agreement dated as of November 26, 2024 among the Company, Computershare Inc. and Computershare Trust Company, N.A.
10.4**	Form of Depositary Receipt
10.5**	Indenture, dated August 16, 2004, between the Company and Deutsche Bank Trust Company Americas, as trustee
10.6**	Agreement and Plan of Merger, dated as of August 27, 2018, by and among Aspen Insurance Holdings Limited, Highlands Holdings, Ltd, and Highlands Merger Sub, Ltd.
10.7†**	Service Agreement, dated February 19, 2019, by and among Mark Cloutier, Aspen Insurance Holdings Limited and Aspen Bermuda Limited
10.8**	Management Consulting Agreement, dated March 28, 2019, between Aspen Insurance Holdings Limited and Apollo Management Holdings, L.P.
10.9†	Aspen Insurance Holdings Limited 2025 Equity and Incentive Plan
10.10**	Third Amended and Restated Credit Agreement, dated as of December 1, 2021, among the Company, various subsidiaries therefor, various lenders and Barclays Bank plc, as administrative agent
10.11**
First Amendment to Third Amended and Restated Credit Agreement, dated as of January 6, 2023, among the Company, various subsidiaries therefor, various lenders and Barclays Bank, plc, as administrative agent

10.12**
Second Amendment to Third Amended and Restated Credit Agreement, dated as of June 29, 2023, among the Company, various subsidiaries therefor, various lenders and Barclays Bank plc, as administrative agent

10.13**	Amended and Restated Outsourcing Agreement, dated March 31, 2023, between Aspen Insurance UK Services Limited, Aspen Insurance U.S. Services, Inc., Aspen Bermuda Limited and Genpact (UK) Limited

10.14**	First Amendment to the Outsourcing Agreement, dated December 20, 2023, between Aspen Insurance UK Services Limited, Aspen Insurance U.S. Services Inc., Aspen Bermuda Limited and Genpact (UK) Limited
10.15**	Outsourcing Agreement, dated as of November 5, 2024, between Aspen Insurance UK Services Limited, Aspen Insurance U.S. Services Inc., Aspen Bermuda Limited and Cognizant Worldwide Limited
10.16+**	Amended and Restated Reinsurance Agreement, dated January 10, 2022, among the Company, various subsidiaries therefor, and Cavello Bay Reinsurance Limited
10.17+**	Master Services Agreement: ITO Services, dated May 27, 2022, between Aspen Insurance UK Services Limited and Mindtree Limited
10.18**
Term Loan Credit Agreement, dated as of July 26, 2023, among Aspen Insurance Holdings Limited, the several lenders from time to time parties thereto, Citibank N.A. as administrative agent, and other parties thereto

10.19**
First Amendment to the Term Loan Credit Agreement, dated as of December 18, 2023, among Aspen Insurance Holdings Limited, several banks and Citibank, N.A. as administrative agent that are parties hereto

10.20**	Form of Indemnification Agreement
10.21**	Investment Management Agreement, dated as of April 16, 2019, by and between Aspen American Insurance Company and Apollo Asset Management Europe PC LLP
10.22**	Deed of Novation, dated as of January 24, 2025, by and among Aspen American Insurance Company, Apollo Asset Management Europe PC LLP and Apollo Asset Management Europe LLP
10.23**	Form of Amended and Restated Investment Management Agreement
21.1**	List of subsidiaries of the Company
23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP
23.2	Consent of Independent Registered Public Accounting Firm – Ernst & Young Ltd.
23.3	Consent of Walkers (Bermuda) Limited (included in the opinion filed as Exhibit 5.1)
24.1**	Power of Attorney, dated December 20, 2023
24.2**	Power of Attorney, dated March 20, 2025
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
104	Cover Page Interactive Data File
107	Filing Fees Table
________________
*To be filed by amendment.
**Previously filed.
+Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.
†Identifies management contract or compensatory plan or arrangement.
(b) Financial Statement Schedules
All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in our consolidated financial statements and notes thereto.

Item 9. Undertakings
(a)The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on this 29th day of April, 2025.

ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/Mark Cloutier
Name: Mark Cloutier
Title: Director, Executive Chair and Group Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Mark Cloutier	Director, Executive Chair and Group Chief Executive Officer (Principal Executive Officer)	April 29, 2025
Mark Cloutier

/s/Mark Pickering	Group Chief Financial Officer (Principal Financial Officer)	April 29, 2025
Mark Pickering

/s/Marc MacGillivray	Chief Accounting Officer (Principal Accounting Officer)	April 29, 2025
Marc MacGillivray

*	Director	April 29, 2025
David Altmaier

*	Director	April 29, 2025
Albert J. Beer

*	Director and Group President	April 29, 2025
Christian Dunleavy

*	Director	April 29, 2025
Theresa Froehlich

*	Director	April 29, 2025
Alexander Humphreys

*	Director	April 29, 2025
Michael Lagler

*	Director	April 29, 2025
Richard Lightowler

*	Director	April 29, 2025
Gernot Lohr

*	Director	April 29, 2025
Tammy L. Richardson-Augustus

*	Director	April 29, 2025
Michael Saffer

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 5 to the registration statement on Form F-1 pursuant to a Power of Attorney executed on behalf of the above-indicated directors of the registrant and previously filed on behalf of the registrant.

* By	/s/David Amaro
David Amaro
Attorney-in-fact
AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Aspen Insurance Holdings Limited, has signed this registration statement on April 29, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President for and on behalf of Cogency Global Inc.